    As filed with the Securities and Exchange Commission on April 27, 2001

                                                      REGISTRATION NO. 333-59328

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    -------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                    -------
                        SEAGATE TECHNOLOGY INTERNATIONAL
            (Exact name of Registrant as specified in its charter)

              CAYMAN ISLANDS                            3572
    (State or other jurisdiction of         (Primary Standard Industrial
     incorporation or organization)         Classification Code Number)

                                     -------
                            7000 ANG MO KIO AVENUE #5
                                SINGAPORE 569877
                                  (65) 483-3888
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's principal executive offices)
                                     -------
                              CT CORPORATION SYSTEM
                          111 EIGHTH AVENUE, 13TH FLOOR
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8400
    (Name, Address, including Zip Code, and Telephone Number, including Area
                           Code, of Agent for Service)
                                      ----


              CAYMAN ISLANDS                    98-0182115
    (State or other jurisdiction of          (I.R.S. Employer
     incorporation or organization)       Identification Number)

                                     -------
                            7000 ANG MO KIO AVENUE #5
                                SINGAPORE 569877
                                  (65) 483-3888
          (Address, including Zip Code, and Telephone Number, including
             Area Code, of Registrant's principal executive offices)
                                     -------
                              CT CORPORATION SYSTEM
                          111 EIGHTH AVENUE, 13TH FLOOR
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8400
       (Name, Address, including Zip Code, and Telephone Number, including
                        Area Code, of Agent for Service)
                                      ----

                                WITH A COPY TO:

             WILLIAM L. HUDSON, ESQ.           WILLIAM H. HINMAN, JR., ESQ.
      SENIOR VICE PRESIDENT, GENERAL COUNSEL    SIMPSON THACHER & BARTLETT
                920 DISC DRIVE                     3330 HILLVIEW AVENUE
                P.O. BOX 66360                  PALO ALTO, CALIFORNIA 94304
           SCOTTS VALLEY, CALIFORNIA 95067            (650) 251-5000
                (831) 438-6550

                                    -------
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
                                    -------
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    -------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


                                                                     PROPOSED
                    TITLE OF                                          MAXIMUM                PROPOSED
                  SECURITIES TO                     AMOUNT TO     OFFERING PRICE              MAXIMUM                AMOUNT OF
                  BE REGISTERED                   BE REGISTERED      PER NOTE      AGGREGATE OFFERING PRICE (2)   REGISTRATION FEE
12 1/2% Senior Subordinated Notes due 2007       $210,000,000         100%        $210,000,000                   $52,500(3)
Guarantees of 12 1/2% Senior Subordinated Notes  $210,000,000         100%        $210,000,000                         (4)
due 2007 (1)



--------------------------------------------------------------------------------
(1)   See inside facing page for additional registrant guarantors.
(2)   Estimated solely for the purpose of calculating the registration fee.
(3)   A registration fee of $52,500 was paid with the initial filing.
(4) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the Guarantees is payable.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

                         TABLE OF REGISTRANT GUARANTORS







                                                                                  PRIMARY      ADDRESS, INCLUDING ZIP CODE,
                                          STATE OR OTHER                         STANDARD         AND TELEPHONE NUMBER,
                                          JURISDICTION OF   I.R.S. EMPLOYER     INDUSTRIAL       INCLUDING AREA CODE, OF
        EXACT NAME OF REGISTRANT         INCORPORATION OR    IDENTIFICATION   CLASSIFICATION      REGISTRANT GUARANTOR'S
 GUARANTOR AS SPECIFIED IN ITS CHARTER     ORGANIZATION          NUMBER         CODE NUMBER    PRINCIPAL EXECUTIVE OFFICES
--------------------------------------- ------------------ ----------------- ---------------- -----------------------------
New SAC                                   Cayman Islands      98-0230396          3572        c/o Maples & Calder
                                                                                              P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Quinta Corporation(1)                       California        77-0426766          3572        920 Disc Drive
                                                                                              P.O. Box 66360
                                                                                              Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Seagate Technology(1)                        Delaware         77-0551570          3572        920 Disc Drive
(US) Holdings, Inc.                                                                           P.O. Box 66360
                                                                                              Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Seagate Technology LLC(1)                    Delaware         77-0545899          3572        920 Disc Drive
                                                                                              P.O. Box 66360
                                                                                              Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Seagate Removable Storage                    Delaware         77-0551572          3572        920 Disc Drive
Solutions (US) Holdings,                                                                      P.O. Box 66360
Inc.(1)                                                                                       Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Seagate Removable Storage                    Delaware         77-0545900          3572        1650 Sunflower Avenue
Solutions LLC(1)                                                                              Costa Mesa, CA 92626
                                                                                              (714) 641-1230

Seagate RSS LLC(1)                           Delaware         77-0545902          7363        1650 Sunflower Avenue
                                                                                              Costa Mesa, CA 92626
                                                                                              (714) 641-1230

Seagate US LLC(1)                            Delaware         77-0545987          7363        920 Disc Drive
                                                                                              P.O. Box 66360
                                                                                              Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Redwood Acquisition                          Delaware         52-2134904          3572        920 Disc Drive
Corporation(1)                                                                                P.O. Box 66360
                                                                                              Scotts Valley,
                                                                                              California, 95067
                                                                                              (831) 438-6550

Crystal Decisions, Inc.(2)                   Delaware         77-0537234          7372        895 Emerson St.
                                                                                              Palo Alto, CA 94301
                                                                                              (650) 473-3132

XIOtech Corporation(3)                       Minnesota        41-1821093          3572        6455 Flying Cloud
                                                                                              Drive
                                                                                              Eden Prairie, MN
                                                                                              55344-3305
                                                                                              (952) 983-3000

                                                                                  PRIMARY      ADDRESS, INCLUDING ZIP CODE,
                                          STATE OR OTHER                         STANDARD          AND TELEPHONE NUMBER,
                                          JURISDICTION OF   I.R.S. EMPLOYER     INDUSTRIAL        INCLUDING AREA CODE, OF
        EXACT NAME OF REGISTRANT         INCORPORATION OR    IDENTIFICATION   CLASSIFICATION      REGISTRANT GUARANTOR'S
 GUARANTOR AS SPECIFIED IN ITS CHARTER     ORGANIZATION          NUMBER         CODE NUMBER     PRINCIPAL EXECUTIVE OFFICES
--------------------------------------- ------------------ ----------------- ---------------- ------------------------------
XIOtech (Canada) Ltd.                     New Brunswick,         N/A              3572        c/o Stewart McKelvey
                                              Canada                                          Stirling Scales
                                                                                              44 Chipman Hill,
                                                                                              10th Floor
                                                                                              P.O. Box 7289, Stn. "A"
                                                                                              Saint John, N.B.
                                                                                              E2L456,
                                                                                              Canada
                                                                                              (506) 632-8312

Crystal Decisions, Corp                   New Brunswick,         N/A              7372        840 Cambie Street
                                              Canada                                          Vancouver, BC V6B 4J2
                                                                                              Canada
                                                                                              (604) 681-3435

Seagate Technology Holdings               Cayman Islands      98-0232277          3572        c/o Maples & Calder
                                                                                              P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology HDD                    Cayman Islands         N/A              3572        c/o Maples & Calder
Holdings                                                                                      P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology China                  Cayman Islands      98-0182119          3572        c/o Maples & Calder
Holding Company                                                                               P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology Asia                   Cayman Islands      98-0336209          3572        c/o Maples & Calder
Holdings                                                                                      P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology (Ireland)              Cayman Islands         N/A              3572        c/o Maples & Calder
                                                                                              P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

                                                                                  PRIMARY      ADDRESS, INCLUDING ZIP CODE,
                                          STATE OR OTHER                         STANDARD          AND TELEPHONE NUMBER,
                                          JURISDICTION OF   I.R.S. EMPLOYER     INDUSTRIAL        INCLUDING AREA CODE, OF
        EXACT NAME OF REGISTRANT         INCORPORATION OR    IDENTIFICATION   CLASSIFICATION      REGISTRANT GUARANTOR'S
 GUARANTOR AS SPECIFIED IN ITS CHARTER     ORGANIZATION          NUMBER         CODE NUMBER     PRINCIPAL EXECUTIVE OFFICES
--------------------------------------- ------------------ ----------------- ---------------- ------------------------------
Seagate Technology Media                  Cayman Islands         N/A              3695        c/o Maples & Calder
    (Ireland)                                                                                 P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology Far East               Cayman Islands         N/A              3572        c/o Maples & Calder
Holdings                                                                                      P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology                        Cayman Islands         N/A              3572        c/o Maples & Calder
(Philippines)                                                                                 P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology SAN                    Cayman Islands         N/A              3572        c/o Maples & Calder
Holdings                                                                                      P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Removable Storage                 Cayman Islands         N/A              3572        c/o Maples & Calder
Solutions Holdings                                                                            P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Removable Storage                 Cayman Islands      98-0229623          3572        c/o Maples & Calder
Solutions International                                                                       P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

                                                                                  PRIMARY      ADDRESS, INCLUDING ZIP CODE,
                                          STATE OR OTHER                         STANDARD          AND TELEPHONE NUMBER,
                                          JURISDICTION OF   I.R.S. EMPLOYER     INDUSTRIAL        INCLUDING AREA CODE, OF
        EXACT NAME OF REGISTRANT         INCORPORATION OR    IDENTIFICATION   CLASSIFICATION      REGISTRANT GUARANTOR'S
 GUARANTOR AS SPECIFIED IN ITS CHARTER     ORGANIZATION          NUMBER         CODE NUMBER     PRINCIPAL EXECUTIVE OFFICES
--------------------------------------- ------------------ ----------------- ---------------- ------------------------------
Seagate Software (Cayman)                 Cayman Islands      77-0397623          7371        c/o Maples & Calder
Holdings                                                                                      P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Seagate Technology                        Cayman Islands         N/A              3572        c/o Maples & Calder
(Malaysia) Holding Company                                                                    P.O. Box 309GT
                                                                                              Ugland House
                                                                                              South Church Street
                                                                                              George Town,
                                                                                              Grand Cayman
                                                                                              Cayman Islands
                                                                                              (345) 949-8066

Nippon Seagate Inc.                            Japan             N/A              3572        Tennoz Parkside
                                                                                              Building 3F, 2-5-8,
                                                                                              Higashi-Shinagawa,
                                                                                              Shinagawa-ku, Tokyo
                                                                                              140-022, Japan
                                                                                              (81)354622900

Nippon Seagate Software KK                     Japan             N/A              7372        Bridgestone Bldg.,
                                                                                              3rd Fl.,
                                                                                              2-13-12 Hirakawa-cho,
                                                                                              Chiyoda-Ku, Tokyo,
                                                                                              102-0093 Japan
                                                                                              (81)352263601

Seagate Technology-Reynosa,                   Mexico             N/A              3572        Blvd. Montebello #737
S. de R.L. de C.V.                                                                            Esq. Blvd. Chapultepec,
                                                                                              Parque Industrial
                                                                                              Colonial, Cd. Reynosa,
                                                                                              Tamps. 88780, Mexico
                                                                                              (52)89211200

Seagate Distribution (UK)                    Scotland            N/A              5045        1 Brewster Place,
Limited                                                                                       Riverside Business
                                                                                              Park, Oldhall West,
                                                                                              Irvine KA11 5DE,
                                                                                              Scotland
                                                                                              (44)1294277766

Seagate Singapore                            Singapore           N/A              5045        Seagate AMK Bldg.,
Distribution Pte. Ltd.                                                                        7000 Ang Mo Kio
                                                                                              Avenue 5,
                                                                                              Singapore 569877
                                                                                              (65)4833888

Crystal Decisions (Singapore)                Singapore           N/A              7372        14 Science Park Dr.,
Pte Ltd                                                                                       #03-02 The Maxwell,
                                                                                              Singapore Science Park
                                                                                              118226
                                                                                              Singapore
                                                                                              (65)7770533

                                                                                  PRIMARY      ADDRESS, INCLUDING ZIP CODE,
                                          STATE OR OTHER                         STANDARD          AND TELEPHONE NUMBER,
                                          JURISDICTION OF   I.R.S. EMPLOYER     INDUSTRIAL        INCLUDING AREA CODE, OF
        EXACT NAME OF REGISTRANT         INCORPORATION OR    IDENTIFICATION   CLASSIFICATION      REGISTRANT GUARANTOR'S
 GUARANTOR AS SPECIFIED IN ITS CHARTER     ORGANIZATION          NUMBER         CODE NUMBER     PRINCIPAL EXECUTIVE OFFICES
--------------------------------------- ------------------ ----------------- ---------------- ------------------------------
Seagate Technology                           Thailand         98-0182120          3572        No. 1627 Moo 7
(Thailand) Limited                                                                            Teparuk Road, Tambol
                                                                                              Teparuk, Amphur
                                                                                              Muang,
                                                                                              Samutprakarn 10270
                                                                                              Thailand
                                                                                              (66)27152999

Seagate Technology                          England and          N/A              3572        Seagate House, Globe
(Marlow) Limited                               Wales                                          Park, Fieldhouse Lane,
                                                                                              Marlow Bucks SL7
                                                                                              1LW, United Kingdom
                                                                                              (44)1628890366

Crystal Decisions (UK)                      England and       77-0465436          7372        The Broadwalk #54 The
Limited                                        Wales                                          Broadway Ealing
                                                                                              England W5 5JN
                                                                                              (44)1815662330

----------
(1) The agent for service of process for this registrant is its corporate secretary, who is currently William L. Hudson. The address and telephone number for the agent is 920 Disc Drive, P.O. Box 66360, Scotts Valley, California 95067, (831) 438-6550.

(2) The agent for service of process for this registrant is its corporate secretary, who is currently Susan P. Wolfe. The address and telephone number for the agent is 895 Emerson Street, Palo Alto, California 94301,
      (650) 473-3132.

(3) The agent for service of process for this registrant is its corporate secretary, who is currently John P. Guider. The address and telephone number for the agent is 6455 Flying Cloud Drive, Eden Prairie, Minnesota 55344, (952) 983-3000.



For all other registrants listed above, the agent for service of process is CT Corporation System, as specified on the front cover of this amended registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 27, 2001

PROSPECTUS


$210,000,000



SEAGATE TECHNOLOGY INTERNATIONAL

OFFER TO EXCHANGE ALL OUTSTANDING 12 1/2% SENIOR SUBORDINATED NOTES DUE 2007 FOR 12 1/2% SENIOR SUBORDINATED NOTES DUE 2007, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER


 o We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.


 o You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.


 o  The exchange offer expires at 5:00 p.m., New York City time, on      ,
    2001, unless extended. We do not currently intend to extend the expiration date.


 o The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.


 o  We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES


 o The exchange notes are being offered in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with the placement of the outstanding notes.


 o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.


RESALES OF EXCHANGE NOTES


 o The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. By making that acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days after the date of the prospectus. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

If you are an affiliate of Seagate Technology International or any of the guarantors of the outstanding notes or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is          , 2001.

                               TABLE OF CONTENTS




                                                    PAGE
                                                   -----
Prospectus Summary ...............................    1
Risk Factors .....................................   17
Use of Proceeds ..................................   36
Capitalization ...................................   37
The Transactions .................................   38
Unaudited Pro Forma Consolidated
   Condensed Statements of Income of
   New SAC .......................................   42
Selected Historical Consolidated Financial
   Information of New SAC ........................   50
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ....................................   54
Industry .........................................  120
Business .........................................  123
Management .......................................  139
Security Ownership of Certain Beneficial
   Owners and Management .........................  154
Certain Relationships and Related
   Transactions ..................................  157
Description of the Senior Credit Facilities ......  163
The Exchange Offer ...............................  167
Description of the Notes .........................  177
Certain Income Tax Considerations ................  231
Exchange and Registration Rights
   Agreement .....................................  232
Book-Entry; Delivery and Form ....................  235
Plan of Distribution .............................  238
Legal Matters ....................................  239
Experts ..........................................  239
Where You Can Find More Information ..............  241
Index to Financial Statements ....................  F-1

                              ------------------
                              SHORTHAND REFERENCES


     Throughout this prospectus, we use the following terms for ease of reference, unless it is otherwise noted or evident from the context:

     o The "Issuer" refers to Seagate Technology International, a Cayman Islands limited liability company, as the issuer of the notes.

     o Suez Acquisition Company refers to Suez Acquisition Company (Cayman) Limited before the transactions that closed on November 22, 2000 described in this prospectus and to New SAC after these transactions. Prior to November 22, 2000, Suez Acquisition Company entered into a stock purchase agreement to purchase substantially all the operating assets of Seagate Technology, Inc.

     o "We," "us" and "our" refer to New SAC, a Cayman Islands limited liability company, and its subsidiaries after giving effect to the transactions that closed on November 22, 2000 described in this prospectus, or, where the context otherwise requires, to Seagate Technology, Inc. and its subsidiaries, prior to the closing of the transactions on November 22, 2000 described in this prospectus. Before the closing of these transactions, Suez Acquisition Company assigned all its rights and obligations under the stock purchase agreement referred to above to New SAC, a shell company formed in connection with the transactions. After the closing, New SAC became the indirect parent company of the Issuer and of various other former subsidiaries of Seagate Technology, Inc.

     o "Seagate Technology" refers to Seagate Technology, Inc., a Delaware corporation, and, where applicable, to Seagate Technology, Inc. and its subsidiaries, prior to giving effect to the transactions that closed on November 22, 2000 described in this prospectus.

     o "Crystal Decisions" refers to Crystal Decisions, Inc., a Delaware corporation and an indirect subsidiary of New SAC, and, where applicable, to its predecessor, Seagate Software Information Management Group Holdings, Inc.


     o "Seagate Software Holdings" refers to Seagate Software Holdings, Inc., a Delaware corporation.

                              ------------------
                          FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business," regarding our financial condition, strategy, the industry in which we compete, restructuring activities and other statements regarding other future events or prospects, are forward-looking statements. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, regarding, among other things:

     o our substantial leverage, the restrictive covenants in our debt instruments and other risks related to our ability to comply with our debt obligations;

     o competition within our industry and, in particular, the related effects of declining average sales prices of rigid disc drives and short product life cycles;

     o changes in the demand for systems in which our products are components;

     o declining demand for information technology;

     o our ability to achieve a competitive time to market with new products;

     o the uncertainty of the realization of cost savings from restructuring plans and other cost savings initiatives;

     o potential loss of material licensed technology;

     o the difficulty in predicting quarterly demand for our products;

     o technological changes and other trends in the information storage industry, in general, and the rigid disc drive industry, in particular;

     o our dependence on obtaining a future supply of product components;

     o the effects of high fixed costs associated with our vertical integration strategy;

     o our dependence on key customers;

     o risks associated with our international operations and the risks related to the Issuer and some of our other subsidiaries having been incorporated in jurisdictions outside the United States;

     o control by the sponsor group, whose interests may differ from yours;

     o risks associated with future acquisitions;

     o risks of intellectual property litigation and our dependence on intellectual property;

     o adverse results of other litigation;

     o our dependence on key personnel;

     o system failures; and

     o the execution and success of our business strategies.

     Except as required by the U.S. federal securities laws, we are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

                              ------------------

                        INDUSTRY AND MARKET SHARE DATA

     In this prospectus, we refer to information regarding the information storage industry and the rigid disc drive, tape drive, software and other sectors of the information storage industry. Unless otherwise indicated, all information in this prospectus was obtained from Dataquest Incorporated, a division of The Gartner Group, Inc. The Gartner Group, founded in 1979, is a research group focusing on the computer hardware, software, communications and related information technology industries. Although most of the industry information was obtained from market statistics reports periodically published by Dataquest, some of the information was prepared by Dataquest specifically for inclusion in this prospectus. Although we believe this information is generally reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. Silver Lake Partners, which owns approximately 35% of the outstanding ordinary shares of New SAC, owns, together with Integral Capital Partners, whose partners are also principals of Silver Lake Partners, convertible securities which would represent, upon conversion, approximately 17.8% of the voting capital stock of The Gartner Group on a fully diluted basis. In addition, a member of the board of directors of The Gartner Group, Glenn D. Hutchins, is a member of the board of directors of New SAC.


     In addition, some of the market share and other information in this prospectus does not contemplate or otherwise give effect to the recent acquisition of Quantum Corporation's disc drive operations by Maxtor Corporation. Maxtor and Quantum are two of our principal competitors. According to Dataquest, following this acquisition, Maxtor will become the largest manufacturer of rigid disc drives in terms of the units of rigid disc drives shipped.
                              ------------------
               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES


     The Issuer and several of the note guarantors, including New SAC, are organized under the laws of the Cayman Islands and many other note guarantors are organized in various other jurisdictions outside the United States. Some of the directors and officers and a substantial portion of the assets of these companies are located outside the United States. Although the Issuer and the note guarantors which are organized outside the United States have agreed to accept service of process in the United States by their agent designated for that purpose, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws. The Issuer and the note guarantors organized outside of the United States have designated CT Corporation as their agent for service of process in any action brought against any of them under the U.S. federal securities and other laws, with respect to the outstanding notes and the exchange notes, the guarantees of the outstanding notes and the exchange notes and the indenture under which the outstanding notes, the exchange notes and these guarantees were issued.


     We have been advised by our Cayman Islands legal counsel, Walkers, that there is doubt with respect to Cayman Islands law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in the Cayman Islands against the Issuer or a note guarantor and (b) whether an action could be brought in the Cayman Islands against the Issuer or a note guarantor in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In addition, we have been advised by our counsel in the jurisdictions of organization of the note guarantors other than the Cayman Islands that there is similar doubt with respect to the laws of these other jurisdictions. In addition, other laws of these jurisdictions, such as those limiting a party's enforcement rights on the grounds of public policy of that jurisdiction, and the fact that a treaty may not exist between the United States and the governments of these jurisdictions regarding the enforcement of civil liabilities, may also restrict the ability to enforce the note guarantors' obligations under their guarantees.
                              ------------------
                                   TRADEMARKS


     The "S" logo, "Seagate," "Seagate Technology," "Barracuda" and "Cheetah," among others, are our registered trademarks.

                              PROSPECTUS SUMMARY

     This summary highlights some of the information described in detail in other parts of this prospectus. It does not contain all of the information that may be important to you in making a decision to exchange the outstanding notes for the exchange notes. Unless otherwise stated, references to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes.


OUR COMPANY

     We are a leading designer, manufacturer and marketer of products for storage, retrieval and management of electronic data. Businesses, other organizations and individuals use rigid disc drives as the primary medium for storing electronic information in computer systems ranging from desktop computers to data centers delivering information over corporate networks and the Internet. We produce a broad range of rigid disc drive products and are a leader in both the enterprise (primarily Internet servers, mainframes and workstations) and desktop (personal computers, or PCs), sectors of the rigid disc drive industry. We also design, manufacture and market tape drives and intelligent storage solutions and are a leading provider of business intelligence software. We sell our rigid disc drives primarily to major original equipment manufacturers, or OEMs, and also market to distributors under our globally recognized brand name. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers in most geographic areas of the world.


THE TRANSACTIONS

     The private offering of the outstanding notes was part of a series of transactions, which closed on November 22, 2000. They consisted of the following:

    o the contribution by a group of private equity investment firms, which we refer to as the sponsor group, of approximately $875 million in cash to Suez Acquisition Company in exchange for ordinary and preferred shares of Suez Acquisition Company;

    o the purchase by Suez Acquisition Company of substantially all of the operating assets of Seagate Technology, which comprised Seagate Technology's rigid disc drive, tape drive, software and intelligent storage solutions businesses, a portion of the cash on the balance sheet of Seagate Technology, and other assets of Seagate Technology and the assumption by Suez Acquisition Company of substantially all of the liabilities of Seagate Technology;

    o the acquisition by VERITAS Software Corporation of the assets of Seagate Technology that Suez Acquisition Company did not purchase through a merger of Seagate Technology and a subsidiary of VERITAS and the payment by VERITAS to the shareholders of Seagate Technology of cash and VERITAS common stock as merger consideration for their shares of Seagate Technology common stock and options to purchase these shares;

    o the assignment by Suez Acquisition Company of all its rights and obligations under its agreement to purchase substantially all the operating assets of Seagate Technology to New SAC, a shell company formed in connection with these transactions;

    o the exchange by a group of officers of Seagate Technology, which we refer to as the management group, of a portion of their Seagate Technology common stock and options to purchase Seagate Technology common stock, valued at approximately $184 million, into deferred compensation and ordinary and preferred shares of New SAC, which we refer to as the management rollover, and contribution of approximately $41 million in cash in exchange for ordinary and preferred shares of New SAC;

    o the financing of the purchase of the assets described above by New SAC and the payment of fees and expenses related to the transactions; and

    o the redemption by Seagate Technology of its then existing senior notes, which constituted substantially all of its outstanding debt.

     These events are collectively referred to in this prospectus as the "transactions."


RECENT DEVELOPMENTS

     On April 26, 2001, we announced our preliminary, unaudited consolidated results for the quarter ended March 31, 2001. For the quarter, our revenue was $1.574 billion and our net income $24 million. Combined revenue for the immediately preceding quarter was $1.718 billion. For the quarter ended March 31, 2000, Seagate Technology reported revenue of $1.573 billion and net income of $136 million.


                             ---------------------

                          PRINCIPAL EXECUTIVE OFFICES

     The address of the Issuer's principal executive office is 7000 Ang Mo Kio Avenue #5, Singapore 569877 and its telephone number is (65) 483-3888. The address of New SAC's principal executive office is c/o Maples & Calder, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and the telephone number there is (345) 949-8066.

                             ---------------------

     CHART OF OUR CORPORATE STRUCTURE

     The following diagram provides a summary illustration of our corporate structure following the closing of the transactions.

[GRAPHIC OMITTED]

[Corporate Structure Chart--text and graphics]

                  At the top of the page is the title in bold "Chart of Our Corporate Structure." Immediately below that is the sentence "The following diagram provides a summary illustration of our corporate structure following the closing of the transactions."

                  Below this title and sentence is a diagram with a number of boxes representing New SAC, its sponsor and management groups and its subsidiaries. The boxes that contain restricted subsidiaries are shaded dark grey, the boxes that contain designated subsidiaries are shaded light grey and the boxes that contain unrestricted subsidiaries are white. The boxes for New SAC itself, its sponsor group and its management group have parallel diagonal lines running through them.

                  At the top of the diagram are two boxes side by side. The left box says "Sponsor Group" and the right box says "Management Group." Coming down from these two boxes are lines that connect them with a box immediately below them that says "New SAC." Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." A line coming down from the New SAC box leads directly to three other boxes below that are parallel with one another. The first of these three boxes, which is on the far left of the page, says "Seagate Technology Holdings" and is shaded dark grey. Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." The second box, which is in the center of the three boxes, says "Seagate Removable Storage Solutions Holdings" and is light grey. Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." The third box, which is on the far right of the page, says "Seagate Technology Investment Holdings LLC" and is white. Next to this box are the words "Non-Guarantor" and "Owns existing unrestricted entities."

                  At the left of the page, a line coming down from the Seagate Technology Holdings box connects directly to two other boxes below. The first, which is on the left, says "Seagate Technology HDD Holdings" and is shaded dark grey. Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." The second says "Seagate Technology SAN Holdings" and is shaded light grey. Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor."

                  Directly below the Seagate Technology SAN Holdings box is another light grey box that says "XIOtech Corporation." Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." Directly below that box is another light grey box that says "XIOtech (Canada) Ltd." Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor."

                  Directly below the Seagate Technology HDD Holdings box is a dark grey box that says "Seagate Technology (US) Holdings, Inc." Next to this box are the words "Borrower under the senior credit facilities," "Guarantor of senior credit facilities" and "Note Guarantor." Directly below that is another dark grey box that says "U.S. rigid disc drive operating subsidiaries." Underneath this box are the words "Guarantors of senior credit facilities" and "Note Guarantors." Between the Seagate Technology (US) Holdings, Inc. box and the U.S. rigid disc drive operating subsidiaries box is a line that leads to a dark grey box parallel to the U.S. rigid disc drive operating subsidiaries box. This box is entitled "Non-U.S. rigid disc drive operating subsidiaries." Underneath this box is the word "Non-Guarantors."

                  Between the Seagate Technology HDD Holdings box and the Seagate Technology (US) Holdings, Inc. box is a line that extends out to the right to another dark grey box. This box says "Seagate Technology International." Next to this box are the words "Borrower under the senior credit facilities," "Guarantor of senior credit facilities" and "Issuer of the Notes." Below the Seagate Technology International box are two other dark grey boxes that are connected to it by a line. The box on the left says "Non-U.S. rigid disc drive operating subsidiaries." Underneath this box are the words "Guarantors of senior credit facilities" and "Note Guarantors." The box on the right also says "Non-U.S. rigid disc drive operating subsidiaries." Underneath this box is the word "Non-Guarantors."

                  In the center of the page, under the Seagate Removable Storage Solutions Holdings box are the following four light grey boxes that are connected to the Seagate Removable Storage Solutions Holdings box with lines. Directly below the Seagate Removable Storage Solutions Holdings box are a box on the left that says "Seagate Removable Storage Solutions International" and a box on the right that says "Seagate Removable Storage Solutions (US) Holdings, Inc." Next to each of these boxes are the words "Guarantor of senior credit facilities" and "Note Guarantor." Directly below the Seagate Removable Storage Solutions International box is a box that says "Seagate RSS (M) Sdn. Bhd. (Malaysia)." Next to this box is the word "Non-Guarantor." Directly below the Seagate Removable Storage Solutions (US) Holdings, Inc. box is a box that says "U.S. tape drive operating subsidiaries." Underneath this box are the words "Guarantors of senior credit facilities" and "Note Guarantors."

                  At the right of the page, in between the Seagate Removable Storage Solutions Holdings box and the Seagate Technology Investment Holdings LLC box is a line extending down to a light grey box that says "Seagate Software (Cayman) Holdings." Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." Directly below the Seagate Software (Cayman) Holdings box is a light grey box that says "Crystal Decisions, Inc." Next to this box are the words "Guarantor of senior credit facilities" and "Note Guarantor." Below the Crystal Decisions, Inc. box are two more light grey boxes that are connected to the Crystal Decisions, Inc. box with lines. The box on the left says "Non-U.S. Crystal Decisions operating subsidiaries." Underneath this box are the words "Guarantor of senior credit facilities" and "Note Guarantors." The box on the right also says "Non-U.S. Crystal Decisions operating subsidiaries." Underneath this box is the word "Non-Guarantors."

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On November 22, 2000, we completed the private offering of the outstanding notes.


     The Issuer and the guarantors entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which the Issuer and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and the Issuer agreed to complete the exchange offer within 300 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:


    o the exchange notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer;


    o the exchange notes are not entitled to registration rights which are applicable to the outstanding notes under the exchange and registration rights agreement; and


    o the exchange notes will not provide for liquidated damages upon the failure of the Issuer to fulfill its obligations to file and cause to be effective a registration statement.


The Exchange Offer..........   The Issuer is offering to exchange up to
                               $210,000,000 aggregate principal amount of outstanding notes for up to $210,000,000 aggregate principal amount of exchange notes.
                               Outstanding notes may be exchanged only in integral multiples of $1,000.


Resale......................   Based on an interpretation by the staff of the
                               Securities and Exchange Commission contained in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Issuer or the guarantors, within the meaning of Rule 405 under the Securities Act of
                               1933) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                               Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                               Any holder of outstanding notes who:

                                    o is an affiliate of the Issuer or the
                                      guarantors;
                                    o does not acquire exchange notes in the
                                      ordinary course of its business; or
                                     tenders in the exchange offer with the
                                     intention to participate, or for the
                                     purpose of participating, in a
                                     distribution of exchange notes

                               cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption from them, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the exchange notes.


Expiration Date; Withdrawal of
 Tender.....................   The exchange offer will expire at 5:00 p.m.,
                               New York City time, on      , 2001, or such later
                               date and time to which the Issuer extends it, which we refer to as the "expiration date." The
                               Issuer does not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.


Certain Conditions to the Exchange
 Offer......................   The exchange offer is subject to customary
                               conditions, which the Issuer may waive. Please read the section captioned "The Exchange Offer --
                               Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.


Procedures for Tendering Outstanding
 Notes......................   If you wish to accept the exchange offer, you
                               must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                               Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
                               By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                    o any exchange notes that you receive will
                                      be acquired in the ordinary course of your business;

                                    o you have no arrangement or understanding
                                      with any person or entity to participate in a distribution of the exchange notes;

                                    o if you are a broker-dealer that will
                                      receive exchange notes for your own
                                      account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                                    o you are not an "affiliate," as defined in
                                      Rule 405 of the Securities Act of 1933 of the Issuer, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.


Special Procedures for Beneficial
 Owners.....................   If you are a beneficial owner of outstanding
                               notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.


Guaranteed Delivery
 Procedures..................  If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."


Effect on Holders of Outstanding
 Notes......................   As a result of the making of, and upon
                               acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                               To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.


Consequences of Failure to
 Exchange...................   All untendered outstanding notes will continue
                               to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register the outstanding notes under the Securities Act of 1933.


Income Tax Considerations...   The exchange of outstanding notes for exchange
                               notes in the exchange offer will not be a taxable event for United States federal income tax purposes.


Use of Proceeds.............   We will not receive any cash proceeds from the
                               issuance of exchange notes pursuant to the exchange offer.


Exchange Agent..............   The Bank of New York is the exchange agent for
                               the exchange offer. The address and telephone number of the exchange agent are listed under "The Exchange Offer -- Exchange Agent" of this prospectus.

                    SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete description of the notes, please refer to the section of this prospectus entitled "Description of the Notes."


Issuer......................   Seagate Technology International.

Notes Offered...............   $210,000,000 aggregate principal amount of
                               12 1/2% Senior Subordinated Notes due 2007.

Maturity....................   November 15, 2007.

Interest....................   Annual rate: 12 1/2%
                               Payment frequency: every six months on May 15 and November 15.

First Payment...............   The first payment under the outstanding notes
                               is due May 15, 2001. The first payment under the exchange notes will be due November 15, 2001.

Optional Redemption.........   After November 15, 2004, the Issuer may redeem
                               some or all of the notes at the redemption prices listed in the section entitled "Description of the Notes -- Optional Redemption." Prior to that date, the Issuer may not redeem the notes, except as described in the following paragraphs.

                               At any time prior to November 15, 2003, the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 112.5% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages thereon, if any, so long as (a) at least 65% of the aggregate amount of the notes remain outstanding after each redemption and (b) any redemption by the Issuer is made within 90 days of the equity offering. See "Description of the Notes -- Optional Redemption."

                               The Issuer may redeem all but not part of the notes if there are specified changes in tax law, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption. See "Description of the Notes -- Redemption for Changes in Withholding Taxes."

Change of Control...........   Upon the occurrence of a change of control of
                               us, the Issuer, or various of our subsidiaries,
                               (1) the Issuer will have the option, at any time before November 15, 2004, to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus the applicable premium, as defined in the indenture, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption and (2) if the Issuer has not exercised its right to redeem all of the notes, you will have the right to require the Issuer to purchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase. See
                               "Description of the Notes -- Change of Control."



Note Guarantees.............   The notes are fully and unconditionally
                               guaranteed on an unsecured, senior subordinated basis, jointly and severally, by us and each of our existing or subsequently acquired or organized direct or indirect subsidiaries, other than the Issuer, any unrestricted subsidiary and any subsidiary that does not provide a guarantee under the senior credit facilities. This includes our subsidiaries that have been, or will be, formed in Australia, Barbados, China, Denmark,
                               France, Germany, Hong Kong, Indonesia, Italy,
                               Malaysia, the Netherlands, Sweden, Switzerland,
                               Taiwan and the U.S. Virgin Islands. We refer to these subsidiaries as the non-guarantors.

                               The note guarantees are subordinated to the guarantees of senior debt issued by the note guarantors under the senior credit facilities. See "Description of the Notes -- Note Guarantees."


Security and Ranking........   The notes are unsecured and:

                               o junior in right of payment to all of the
                                 existing and future senior debt of the Issuer, including borrowings under the senior credit facilities;

                               o rank equally in right of payment with any of
                                 the Issuer's future senior subordinated debt;

                               o rank senior in right of payment to any of the
                                 Issuer's future subordinated debt;

                               o are effectively junior to any secured debt of
                                 us and our subsidiaries to the extent of the value of the assets securing the debt; and

                               o are effectively junior in right of payment to
                                 all liabilities, including trade payables, and preferred stock of each subsidiary of ours that is not a note guarantor.

                               Similarly, the note guarantees of each note guarantor are unsecured and:

                               o are junior in right of payment to all of the
                                 note guarantors' existing and future senior debt, including their guarantees of the Issuer's borrowings under the senior credit facilities;

                               o rank equally in right of payment with any of
                                 the note guarantor's future senior subordinated debt;

                               o rank senior in right of payment to any of the
                                 note guarantor's future subordinated debt; and

                               o are effectively junior to any secured debt of
                                 us and our subsidiaries to the extent of the value of the assets securing the debt.

                               See "Description of the Notes -- Ranking."

                               The indenture governing the notes permits us to incur a significant amount of additional senior debt.

Certain Covenants...........   The indenture, among other things, restricts
                               our ability and the ability of our restricted subsidiaries, including the Issuer, to:

                               o incur additional debt;

                               o issue redeemable equity interests and preferred
                                 equity interests;

                               o pay dividends or make other distributions;

                               o repurchase equity interests;

                               o make other restricted payments including,
                                 without limitation, investments;

                               o create liens;

                               o redeem debt that is junior in right of payment
                                 to the notes;

                               o sell or otherwise dispose of assets, including
                                 capital stock of subsidiaries;

                               o conduct rigid disc drive operations through
                                 designated subsidiaries;

                               o amend deferred compensation plans;

                               o enter into mergers or consolidations; and

                               o enter into transactions with affiliates.

                               These covenants are subject to a number of important exceptions and qualifications. See "Description of the Notes -- Certain Covenants" and "-- Merger and Consolidation."

Unrestricted Subsidiaries...   Seagate Technology Investment Holdings LLC is
                               what we refer to as an unrestricted subsidiary.
                               An unrestricted subsidiary is neither:

                               o a guarantor of the notes; nor

                               o subject to the restrictive covenants of the
                                 indenture.

                               We can sell the assets or capital stock of an unrestricted subsidiary without restriction and can dividend or distribute the proceeds of these sales on the terms and subject to the conditions in the indenture. We can also sell several of the investments owned by Seagate Technology Investment Holdings LLC, each of which we refer to as an existing unrestricted entity, without restriction and dividend or distribute these investments or the proceeds of the sales of these investments on the terms and subject to the conditions in the indenture. Under circumstances specified in the indenture, we can designate other subsidiaries as unrestricted subsidiaries.

Restricted Subsidiaries and
 Designated Subsidiaries....   All of our other subsidiaries are what we refer
                               to as restricted subsidiaries. Restricted subsidiaries are subject to the restrictive covenants in the indenture. Three of these restricted subsidiaries, Seagate Removable
                               Storage Solutions Holdings, through which we operate our tape drive business, Seagate Software
                               (Cayman) Holdings, through which we operate our software business, and Seagate Technology SAN
                               Holdings, through which we operate our
                               intelligent storage solutions business, and their subsidiaries are also what we refer to as designated subsidiaries.

                               Designated subsidiaries are subject to the same restrictive covenants that govern the restricted subsidiaries, but:

                               o a designated subsidiary may be released from
                                 its guarantee, to the extent it was issued, if we effect specified sales of its capital stock, including in an initial public offering; and

                               o we may dividend the capital stock of these
                                 designated subsidiaries or the proceeds of secondary sales of their capital stock on the terms and subject to the conditions specified in the indenture.

                               We will not be able to designate other
                               subsidiaries as designated subsidiaries.

Absence of a Public Market for the
 Exchange Notes.............   The exchange notes generally will be freely
                               transferable, but will be new securities for which there will not initially be a market.
                               Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system. In connection with the offering of the outstanding notes, the initial purchasers, Chase
                               Securities, Inc., Goldman, Sachs & Co. and
                               Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated, advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes, may be discontinued without notice. See "Transfer
                               Restrictions" and "Plan of Distribution."

       SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEW SAC

     We list in the table below summary historical consolidated financial information of Seagate Technology as of the end of and for each of the last three fiscal years ended June 30, 2000 and for the six months ended December 31, 1999 and the period from July 1, 2000 to November 22, 2000 and summary historical consolidated financial information for New SAC as of the end of and for the period from November 23, 2000 to December 29, 2000. The operations of New SAC are substantially identical to the operations of Seagate Technology before the transactions and New SAC had no significant operations from the date of its incorporation on August 10, 2000 to the consummation of the transactions on November 22, 2000. We have derived the historical consolidated financial information of Seagate Technology below as of the end of and for fiscal years 1998, 1999 and 2000 and for the period for July 1, 2000 through November 22, 2000 and the historical consolidated financial information of New SAC as of the end of and for the period from November 23, 2000 through December 29, 2000 from the audited consolidated financial statements and the related notes of New SAC and its predecessor, Seagate Technology, included elsewhere in this prospectus. We have derived the summary financial information for the six months ended December 31, 1999 from the unaudited interim consolidated condensed financial statements and the related notes of Seagate Technology included elsewhere in this prospectus, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the periods from July 1, 2000 through November 22, 2000 and from November 23, 2000 to December 29, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period.

     You should read the summary financial information below in conjunction with "Selected Historical Consolidated Financial Information of New SAC," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New SAC" and the consolidated financial statements and related notes of New SAC and its predecessor, Seagate Technology, included elsewhere in this prospectus.


                                                                SEAGATE TECHNOLOGY                         NEW SAC
                                           ------------------------------------------------------------ -------------
                                                                            SIX MONTHS    JULY 1, 2000   NOVEMBER 23,
                                                  FISCAL YEAR (a)              ENDED           TO          2000 TO
                                           ------------------------------  DECEMBER 31,   NOVEMBER 22,   DECEMBER 29,
                                              1998    1999 (b)     2000        1999           2000           2000
                                           --------- ---------- --------- -------------- -------------- -------------
                                                                         (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue ..................................  $6,819     $6,802    $6,448       $3,327        $  2,449       $1,017
Cost of sales ............................   5,788      5,176     5,056        2,665           2,130         896
Product development ......................     627        655       725          359             442          73
Marketing and administrative .............     502        534       515          243             490         101
Amortization of goodwill and other
 intangibles .............................      40         39        51           17              26           5
In-process research and
 development (c) .........................     223          2       105           --              --          59
Restructuring (d) ........................     347         60       207          135              20          --
Unusual items (e) ........................     (22)        78       350          325              --          --
                                            ------     ------    ------       ------        --------       ------
Total operating expense ..................   7,505      6,544     7,009        3,744           3,108       1,134
                                            ------     ------    ------       ------        --------       ------
Income (loss) from operations ............    (686)       258      (561)        (417)           (659)       (117)
Other income (expense):
 Interest income .........................      98        102       101           42              58           3
 Interest expense ........................     (51)       (48)      (52)         (26)            (24)        (10)
 Other non-operating income
 (expense) (f) ...........................     (65)     1,561     1,121          414          (1,015)           (8)
                                            ------     ------    ------       ------        --------       --------
Income (loss) before income taxes ........    (704)     1,873       609           13          (1,640)       (132)
Benefit (provision) for income taxes .....     174       (697)     (299)         (70)             76         (21)
                                            ------     ------    ------       ------        --------       -------
Net income (loss) ........................  $ (530)    $1,176    $  310       $  (57)       $ (1,564)      $(153)
                                            ======     ======    ======       ======        ========       =======

                                                                   SEAGATE TECHNOLOGY                          NEW SAC
                                             -------------------------------------------------------------- -------------
                                                                                SIX MONTHS    JULY 1, 2000   NOVEMBER 23,
                                                     FISCAL YEAR (a)               ENDED           TO          2000 TO
                                             --------------------------------  DECEMBER 31,   NOVEMBER 22,   DECEMBER 29,
                                                1998    1999 (b)      2000         1999           2000           2000
                                             --------- ---------- ----------- -------------- -------------- -------------
                                                                   (IN MILLIONS, EXCEPT FOR RATIOS)
OTHER FINANCIAL DATA:
EBITDA (j) .................................   $529    $1,104       $831      $392           $282             $  53
Depreciation and amortization ..............    664       696        693       351            271                69
Capital expenditures, net ..................    709       603        580       279            272                34
Working capital (g) ........................    414       150         17                                        (95)
Cash interest expense ......................     52        52         52        26             26                --
Ratio of EBITDA to cash interest
 expense ...................................   10.2 x    21.2 x     16.0 x    15.1 x         10.8 x              --
Ratio of total debt to EBITDA ..............   1.33 x    0.64 x     0.85 x                                     17.1 x
Ratio of net debt to EBITDA (h) ............   0.07 x    0.28 x    (0.21) x                                     3.2 x
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents (i) ..............  $ 666    $  396      $ 875                                      $ 732
Short-term investments .....................  1,161     1,227      1,140                                        118
Total assets ...............................  5,645     7,072      7,167                                      3,509
Total debt (including current portion of
 long-term debt) ...........................    705       704        704                                        904
Total shareholders' equity .................  2,937     3,563      3,847                                        759


----------
(a) Seagate Technology reported financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30 of that year. Accordingly, fiscal year 1998 ended on July 3, 1998, fiscal year 1999 ended on July 2, 1999, and fiscal year 2000 ended on June 30, 2000. Fiscal years 1999 and 2000 were 52 weeks, and fiscal year 1998 was 53 weeks. All references to years represent fiscal years unless otherwise noted.

(b) On May 28, 1999, Seagate Technology contributed all of the operations and assets of its Network & Storage Management Group, or NSMG, to VERITAS Software Corporation in exchange for the issuance to its subsidiary, Seagate Software Holdings, of shares of VERITAS common stock representing approximately 42% of the outstanding shares of VERITAS at that time and the assumption by VERITAS of some of the liabilities associated with the operations of NSMG. We refer to the above transaction as the NSMG contribution. As a result of the NSMG contribution, we recognized a gain of $1.808 billion offset by compensation charges of $124 million and transaction costs of $12 million for a net gain of $1.670 billion. We also incurred a charge in fiscal year 1999 of approximately $85 million in connection with the write-off of in-process research and development by VERITAS which was included in other income (expense) as activity related to equity interest in VERITAS. The NSMG contribution led to a permanent reduction in gross margins for Seagate Technology since the NSMG business provided higher gross margins than the rigid disc drive business.

(c) These amounts represent portions of the purchase price of prior acquisitions that were attributed to in-process research and development projects of the acquired companies. The allocated amount is written off in the period the acquisition closes because we cannot be sure that the technologies under development will achieve technological feasibility. We recorded charges related to the write-off of in-process research and development: (1) in fiscal year 1998, which principally consisted of $214 million in connection with the acquisition of Quinta Corporation and of $7 million in connection with the acquisition of Eastman Software; (2) in fiscal year 1999, of $2 million in connection with the acquisition of a minority interest in Seagate Software Holdings; (3) in fiscal year 2000, of $105 million in connection with the acquisition of XIOtech; and (4) for the period from November 23, 2000 through December 29, 2000, of $59 million in connection with the transactions that closed on November 22, 2000 described in this prospectus. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Prior Acquisitions" for more information.

                                               (footnotes continue on next page)

(d) Restructuring charges are the result of board approved restructuring plans we have implemented to align our global work force and manufacturing capacity with existing and anticipated future market requirements. These charges are described in more detail in footnotes to the audited consolidated financial statements of New SAC and its predecessor included elsewhere in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New SAC -- Restructuring Activities."

(e) Unusual items include: (1) in fiscal year 1998, a $22 million reversal of expense recognized in fiscal year 1997 but paid in a lesser amount in fiscal year 1998 relating to a settlement of litigation; (2) in fiscal year 1999, a charge of $78 million of cash compensation expense related to the acquisition of Quinta; (3) in fiscal year 2000, $286 million of compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings and $64 million related to the settlement of litigation; and (4) in the six months ended December 31, 1999, $286 million of compensation expense related to the reorganization of Seagate Software Holdings and $39 million related to the settlement of litigation.

(f) Other non-operating income (expense) includes (1) in fiscal year 1998, mark-to-market losses on foreign exchange hedging contracts offset by gains on the sale of certain investments in equity securities; (2) in fiscal year 1999, the net gain on our contribution of NSMG to VERITAS offset by activity related to our investment in VERITAS; (3) in fiscal year 2000, the gains on sales and exchanges of certain investments in equity securities and activity related to our investment in VERITAS; (4) in the six months ended December 31, 1999, the activity related to our investment in VERITAS offset by a gain on the sale of VERITAS and SanDisk stock;
           (5) in the period from July 1, 2000 through November 22, 2000, the activity related to our investment in VERITAS, losses recognized on our Lernout & Hauspie Speech Products N.V. or LHSP investment and the loss on the sale of Seagate Technology's operating assets to New SAC offset by gains on sales of SanDisk and Veeco stock.

(g) Working capital represents total current assets, excluding cash, cash equivalents and short-term investments, less total current liabilities, excluding short-term borrowings and current maturities of long-term debt.

(h)        Net debt is total debt less cash and cash equivalents.

(i) On the closing of the transactions, New SAC received, as part of the assets it purchased from Seagate Technology, $765 million of cash, subject to upward adjustment, that was on the balance sheet of Seagate Technology. We used approximately $149 million of this amount as a source of cash in connection with the closing of the transactions. For more information regarding these adjustments, see "The Transactions."

(j) EBITDA represents income (loss) before income taxes, interest income (expense), and depreciation and amortization and excludes the impact of certain non-recurring events summarized below. We have included certain information concerning EBITDA because management believes EBITDA is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA should not be considered, however, in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA, as calculated above, differs from the definition of EBITDA and the related definition of Consolidated Coverage Ratio described under the caption "Description of the Notes -- Certain Definitions." We have calculated EBITDA for the periods presented as follows:


                                               (footnotes continue on next page)

                                                                      SEAGATE TECHNOLOGY                          NEW SAC
                                                -------------------------------------------------------------- -------------
                                                                                   SIX MONTHS       JULY 1      NOVEMBER 23,
                                                          FISCAL YEAR                 ENDED           TO          2000 TO
                                                --------------------------------  DECEMBER 31,   NOVEMBER 22,   DECEMBER 29,
                                                   1998        1999       2000        1999           2000           2000
                                                ---------- ----------- --------- -------------- -------------- -------------
                                                                               (IN MILLIONS)
Income (loss) before income taxes (1) .........   $ (704)   $  1,873    $  609       $   13        $ (1,640)      $(132)
Interest income ...............................      (98)       (102)     (101)         (42)            (58)           (3)
Interest expense ..............................       51          48        52           26              24          10
Depreciation and amortization .................      664         696       693          351             271          69
Non-recurring items:
 Non-cash items:
  Gain on contribution of NSMG to
   VERITAS, net ...............................       --      (1,670)       --           --              --          --
  Activity related to equity interest in
   VERITAS (2) ................................       --         119       326          183              99          --
  Gain on exchange of certain
   investments in equity securities,
   net (3) ....................................       --          --      (231)          --              --          --
  In-process research and
   development ................................      223           2       105           --              --          59
  Loss on LHSP investment .....................       --          --        --           --             138          --
  Loss on sale of operating assets to
   New SAC ....................................       --          --        --           --             889          --
  Restructuring ...............................      203          35       109           76               7          --
  Unusual items (4) ...........................       --          --       286          286             584          --
  Other, net (5) ..............................       68          --        29           --             (11)         --
 Cash items:
  Gain on sale of VERITAS stock ...............       --          --      (537)        (537)             --          --
  Gain on sale of SanDisk stock ...............       --          --      (679)         (62)           (102)         --
  Gain on sale of Veeco stock .................       --          --        --           --             (20)         --
  Transaction related costs ...................       --          --         _           --              88          --
  Restructuring ...............................      144          25        98           59              13          --
  Unusual items (4) ...........................      (22)         78        64           39              --          40
  Other, net (5) ..............................       --          --         8           --              --          10
                                                  ------    --------    ------       ------        --------       -------
 EBITDA .......................................   $  529    $  1,104    $  831       $  392        $    282       $  53
                                                  ======    ========    ======       ======        ========       =======

----------

   (1) Income (loss) before income taxes includes: (1) in fiscal year 1999, $1.670 billion net gain related to the NSMG contribution to VERITAS; (2) in fiscal year 2000, gains on the sale of portions of our investments in VERITAS and SanDisk and gains on the exchange of certain investments in equity securities of $537 million, $679 million, and $231 million, respectively; (3) in the six months ended December 31, 1999, combined gains on the sale of portions of our investments in VERITAS and SanDisk of $537 million, and $62 million respectively; and (4) in the period from July 1, 2000 to November 22, 2000, gains on the sale of portions of our investment in SanDisk and Veeco of $102 million and $20 million, respectively, offset by losses on our investment in LHSP of $138 million and the sale of our operating assets to New SAC of $889 million. The equity investments in VERITAS and SanDisk were not acquired by New SAC under the stock purchase agreement.

   (2) Activity related to equity interest in VERITAS includes Seagate Technology's share of the net income or loss of VERITAS, adjusted to reflect the difference between the amortization of the intangible assets by Seagate Technology and VERITAS. The net income or loss of VERITAS was included in the results of Seagate Technology on a one quarter lag basis. In fiscal year 1999, Seagate Technology recorded $34 million of amortization expense related to its equity interest in VERITAS and a charge of $85 million in connection with the write-off of in-process research and development by VERITAS. In fiscal year 2000, Seagate Technology recorded $356 million of amortization expense related to its equity interest in VERITAS, which was partially offset by our $30 million share of the net income of VERITAS for the same period. For the six months ended December 31, 1999, Seagate Technology recorded $190 million of amortization expense related to Seagate Technology's equity investment in VERITAS, and Seagate Technology's $7 million share of the net loss of VERITAS for the same period. For the period from July 1, 2000 through November 22, 2000, Seagate Technology recorded $129 million of amortization expense related to its equity investment in VERITAS, which was partially offset by its $30 million share of the net income of VERITAS for the same period. The equity investment in VERITAS was not acquired by New SAC under the stock purchase agreement.

                                               (footnotes continue on next page)

   (3) Represents gain recognized by Seagate Technology in fiscal year 2000 comprised of (1) the exchange of all the shares of stock of Dragon Systems for shares of stock of LHSP in connection with the merger of Dragon Systems and LHSP; (2) the exchange of all the shares of stock of CVC for shares of stock of Veeco in connection with the merger of CVC and Veeco; and (3) the exchange of shares of stock of iCompression for shares of stock of GlobeSpan. The shares of stock in LHSP and Veeco were not acquired by New SAC.

   (4) Represents (1) in fiscal year 1998, a $22 million cash reversal of expense recognized in fiscal year 1997 but paid in a lesser amount in fiscal year 1998 relating to a settlement of litigation; (2) in fiscal year 1999, $78 million of cash compensation expense related to the acquisition of Quinta; (3) in fiscal year 2000, $286 million of non-cash compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings and $64 million of cash expense related to the settlement of litigation; (4) for the six months ended December 31, 1999, $39 million of cash expense related to the settlement of litigation, $286 million of non-cash compensation expense and payroll related taxes related to the reorganization of Seagate Software Holdings; (5) for the period from July 1, 2000 through November 22, 2000, $584 million non-cash compensation expense related to the acceleration of options in Seagate Technology in connection with the transactions; and (6) for the period from November 23, 2000 through December 29, 2000, $40 million for consulting and advisory fees paid to certain sponsors in connection with the transactions.

   (5) Other, net (1) in fiscal year 1998, includes mark-to-market losses on foreign exchange hedging contracts of $76 million offset by gains on the sale of certain investments in equity securities of $8 million; (2) in fiscal year 2000, includes non-cash compensation charges for termination of certain employees of $29 million and costs related to the transactions of $8 million; (3) in the period from July 1, 2000 through November 22, 2000, includes mark-to-market gain on equity securities of $27 million offset by losses on our investment in Gadzoox of $8 million and loss on sale of marketable securities of $8 million.

                                 RISK FACTORS

     You should carefully consider the risk factors described below, together with the other information in this prospectus, before deciding to participate in the exchange offer.


RISKS RELATING TO THE NOTES


FAILURE TO EXCHANGE -- THERE MAY BE ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES.


     If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933. You should refer to "Prospectus Summary -- Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.


     The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.


SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES AND OPERATE OUR BUSINESS.


     We are highly leveraged and have significant debt service obligations. As of December 29, 2000, we had total debt of approximately $904 million, excluding unused commitments, and total shareholders' equity of $759 million. For fiscal year 2000 and the combined results for the six months ended December 29, 2000, our interest expense was $52 million and $34 million, respectively. For fiscal year 2000 and the six months ended December 29, 2000, our ratio of earnings to fixed charges would have been 2.8 to 1 and 5.0 to 1, respectively on a pro forma basis. We may incur additional debt from time to time to finance strategic acquisitions, investments and alliances, capital expenditures or for other purposes, subject to the restrictions contained in the senior credit facilities and in the indenture.


     Our substantial debt could have important consequences to you, including the following:


   o we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements;


   o our interest expense could increase if interest rates in general increase because a substantial portion of our debt bears interest at floating rates;


   o our substantial leverage increases our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;


   o our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the information storage industry;


   o our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements;

   o our level of debt may prevent us from raising the funds necessary to repurchase all of the notes tendered to the Issuer upon the occurrence of a change of control, which would constitute an event of default under the notes; and

   o our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

See "Description of the Notes -- Certain Covenants" and "-- Default" and "Description of the Senior Credit Facilities."

ABILITY TO SERVICE DEBT -- SERVICING OUR DEBT REQUIRES A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     We expect to obtain the cash to make payments on the notes and the senior credit facilities and to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements from our operations. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under the senior credit facilities, in each case, in amounts sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our debt, which could include the notes, or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to the senior credit facilities and the indenture, may restrict us from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Additional Discussion -- Relevant to All of New SAC, Seagate Technology Holdings, Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Crystal Decisions -- Liquidity and Capital Resources," "Description of the Notes -- Certain Covenants" and "Description of the Senior Credit Facilities."

ADDITIONAL BORROWING CAPACITY -- DESPITE OUR SUBSTANTIAL LEVERAGE, WE WILL BE ABLE TO INCUR MORE DEBT, WHICH MAY INTENSIFY THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE, INCLUDING OUR ABILITY TO SERVICE OUR DEBT.

     The senior credit facilities and the indenture permit us, subject to the conditions described under "Description of the Senior Credit Facilities" and "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness," to incur a significant amount of additional debt. In addition, we may incur additional debt under our $200 million revolving credit facility, of which approximately $144 million was available as of December 29, 2000. See "Description of the Senior Credit Facilities." If we incur additional debt above the levels in effect upon the closing of the transactions, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

STRUCTURAL SUBORDINATION -- THE ISSUER DEPENDS ON THE RECEIPT OF DIVIDENDS OR OTHER INTERCOMPANY TRANSFERS FROM ITS SUBSIDIARIES AND THE OTHER SUBSIDIARIES OF NEW SAC TO PAY THE PRINCIPAL OF AND INTEREST ON THE NOTES. CLAIMS OF CREDITORS OF THESE COMPANIES MAY HAVE PRIORITY OVER YOUR CLAIMS WITH RESPECT TO THE ASSETS AND EARNINGS OF THESE COMPANIES.

     The Issuer conducts a substantial portion of its operations through its subsidiaries. The Issuer therefore is dependent upon dividends or other intercompany transfers of funds from these companies and other of our subsidiaries in order to pay the principal of and interest on the notes and to meet its other obligations. Generally, creditors of these companies will have claims to the assets and earnings of these companies that are superior to the claims of creditors of the Issuer, except to the extent the claims of the Issuer's creditors are guaranteed by these entities.

     Although the note guarantees provide the holders of the notes with a direct claim against the assets of the note guarantors, enforcement of the note guarantees against any note guarantor may be challenged in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the note guarantor and could be subject to the defenses available to guarantors generally. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the note guarantors, including trade payables and contingent liabilities, and preferred stock of the note guarantors. In any event, the notes will be effectively subordinated to all liabilities of the non-guarantors. In addition, the designated subsidiaries which initially were note guarantors may be released from their note guarantees and cease to be note guarantors under the conditions specified in the indenture.

     Accordingly, in the event of the Issuer's dissolution, bankruptcy, liquidation or reorganization, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of its subsidiaries and our other subsidiaries. The note guarantees are unsecured obligations of the note guarantors that are subordinated to all senior debt of the note guarantors.

     Although the indenture limits the ability of subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations have a number of significant qualifications and exceptions. See "Description of the Notes -- Certain Covenants -- Limitations on Restrictions on Distributions from Restricted Subsidiaries." In addition, we have been advised by our counsel in the jurisdictions of incorporation of the non-U.S. note guarantors that the ability of the Issuer's and note guarantors' subsidiaries to pay dividends and make other distributions and payments to them may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of the subsidiaries.

RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS -- RESTRICTIONS IMPOSED BY THE INDENTURE AND THE AGREEMENT GOVERNING THE SENIOR CREDIT FACILITIES LIMIT OUR ABILITY TO FINANCE FUTURE OPERATIONS OR CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR INTEREST.

     The indenture imposes, and the terms of any future debt may impose, operating and other restrictions on us and our restricted subsidiaries, including the Issuer. These restrictions affect, and in many respects limit or prohibit, among other things, the Issuer's, the other restricted subsidiaries' and our ability to:

    o incur additional debt;

    o issue redeemable equity interests and preferred equity interests;

    o pay dividends or make distributions;

    o repurchase equity interests;

    o make other restricted payments including, without limitation, investments;

    o create liens;

    o redeem debt that is junior in right of payment to the notes;

    o sell or otherwise dispose of assets, including capital stock of subsidiaries;

    o enter into mergers or consolidations; and

    o enter into transactions with affiliates.

In addition, the senior credit facilities include other and more restrictive covenants and prohibit us from prepaying our other debt, including the notes, while debt under the senior credit facilities is outstanding. The agreement governing the senior credit facilities also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

     The restrictions contained in the indenture and the agreement governing the senior credit facilities could:

    o limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

    o adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing the senior credit facilities. If a default occurs, the lenders under the senior credit facilities may elect to:

    o declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

    o prevent us from making interest payments on the notes,

any of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior credit facilities also have the right to proceed against the collateral, including our available cash, granted to them to secure the debt. If the debt under the senior credit facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and our other debt, including the notes. See "Description of the Notes -- Ranking," "-- Certain Covenants" and "Description of the Senior Credit Facilities."

CONTRACTUAL SUBORDINATION -- IF A BANKRUPTCY, LIQUIDATION OR DISSOLUTION OF THE ISSUER OR ANY NOTE GUARANTOR OCCURS, THE ASSETS OF THE ISSUER OR NOTE GUARANTOR WILL NOT BE AVAILABLE TO PAY OBLIGATIONS TO YOU UNDER THE NOTES UNTIL THE ISSUER OR NOTE GUARANTOR HAS MADE ALL PAYMENTS ON ITS SENIOR DEBT.

     The notes are general, unsecured obligations of the Issuer that are junior to the prior payment in full of all of the Issuer's existing and future senior debt. The note guarantees are general, unsecured obligations of the note guarantors that are junior in right of payment to all of the existing and future senior debt of the note guarantors.

     The indenture permits us and our subsidiaries, including the Issuer, to borrow certain additional debt, which may be senior debt, if we meet specified conditions. However, it does not permit the Issuer or any note guarantor to incur or otherwise become liable for any debt that is junior in right of payment to any senior debt and senior in any respect in right of payment to the notes and the note guarantees. See "Description of the Notes -- Ranking."

     Neither the Issuer nor the note guarantors may pay principal, premium, if any, interest or other amounts on account of the notes or a note guarantee in the event of a payment default or some other defaults in respect of senior debt, including debt under the senior credit facilities, unless the senior debt has been paid in full or the default has been cured or waived. In addition, in the event of some other defaults with respect to the senior debt, the Issuer and the note guarantor may not be permitted to pay any amount on account of the notes or the note guarantees for a designated period of time. Because of the subordination provisions of the notes and the note guarantees, if a bankruptcy, liquidation or dissolution of the Issuer or any note guarantor occurs, the assets of the Issuer or the note guarantors will not be available to pay obligations under the notes or the note guarantors until the Issuer or the note guarantors have made all payments on their senior debt. If any of these events were to occur, we cannot assure you that sufficient assets would remain after all these payments have been made to make any payments on the notes, including payments of interest when due.

UNSECURED OBLIGATIONS -- BECAUSE THE NOTES ARE NOT SECURED, OUR ASSETS MAY BE INSUFFICIENT TO PAY AMOUNTS DUE ON YOUR NOTES.

     In addition to being contractually subordinated to all existing and future senior debt, the notes and the note guarantees are unsecured obligations of the Issuer and the note guarantors, as applicable, whereas debt outstanding under the senior credit facilities is secured. This debt is secured by the following:

    o substantially all of the real and personal property that is located in the Cayman Islands, the Netherlands (with the exception of intellectual property), Northern Ireland, Scotland, Singapore and the United States and that is owned by the Issuer and each of our other existing subsidiaries that guarantee the senior credit facility;

    o some real property located in Thailand;

    o some personal property located in the United Kingdom; and

    o a pledge of all the capital stock held by us and each of our subsidiaries that is organized under, or that holds the capital stock of an entity organized under, the laws of the Cayman Islands, the Netherlands, Northern Ireland, Scotland, Singapore and the United States and some other subsidiaries.

In addition, borrowings under the senior credit facilities are secured by:

    o substantially all of the real and personal property of any newly formed subsidiary of us if the newly formed subsidiary accounts for 10% or more of our total assets or consolidated EBITDA; and

    o all the capital stock of subsidiaries of us owned directly by that newly formed subsidiary.

As of December 29, 2000, on a consolidated basis, we had $703 million of secured debt, excluding unused commitments. In addition, we may incur other senior debt, which may be substantial in amount, and which may, in some circumstances, be secured.

     Because the notes and the note guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations were to occur:

    o a bankruptcy, liquidation, reorganization or other winding-up involving the Issuer, us or any of our subsidiaries;

    o a default in payment under the senior credit facilities or other secured debt; or

    o an acceleration of any debt under the senior credit facilities or other secured debt.

If any of these events were to occur, the secured lenders could foreclose on the pledged stock of the Issuer and our other subsidiaries and on the assets of the Issuer and the note guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the note guarantees. Furthermore, under the note guarantees, if all shares of any note guarantor are sold to persons under an enforcement of the pledge of shares in the note guarantor for the benefit of the lenders under the senior credit facilities, then the applicable note guarantor will be released from its note guarantee automatically and immediately upon the sale. Additionally, the note guarantee of a designated subsidiary will be released upon some sales of that designated subsidiary's common stock. See "Description of the Senior Credit Facilities."

INABILITY TO REPURCHASE NOTES PRIOR TO MATURITY -- BECAUSE THE SENIOR CREDIT FACILITIES PROHIBIT THE ISSUER FROM REPURCHASING THE NOTES, A DEFAULT UNDER THE INDENTURE MAY BE TRIGGERED IF YOU EXERCISE YOUR RIGHT TO REQUIRE THE ISSUER TO REPURCHASE THE NOTES IN THE EVENT THE ISSUER OR ANY OF ITS DIRECT OR INDIRECT PARENT COMPANIES EXPERIENCE A CHANGE OF CONTROL OR WE OR ANY OF OUR RESTRICTED SUBSIDIARIES, INCLUDING THE ISSUER, MAKE ASSET SALES THAT DO NOT MEET SPECIFIED CONDITIONS.

     The senior credit facilities prohibit, and other future senior debt may prohibit, the Issuer from repurchasing any notes, even though the indenture requires the Issuer to offer to repurchase some or all of the notes if specified events occur. Specifically, if we and our restricted subsidiaries, including the Issuer, make specified asset sales or if a change of control of the Issuer or any of its direct or indirect parent companies occurs when the Issuer is prohibited under the senior credit facilities or agreements for other future senior debt from repurchasing notes, the Issuer could ask the lenders under the senior credit facilities, or that future senior debt, for permission to repurchase the notes or we could attempt to refinance the borrowings that contain these prohibitions. If the Issuer does not obtain the consent to repay the borrowings or is unable to refinance the borrowings, it would be unable to repurchase the notes. The Issuer's failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute a default under the senior credit facilities and may constitute an event of default under other, future senior debt. Under these circumstances, the subordination provisions in the indenture would restrict payments to you before these other obligations are satisfied. See "Description of the Notes -- Ranking," "-- Change of Control" and "-- Certain Covenants" and "Description of the Senior Credit Facilities."

     In addition, the change of control provisions, which are contained in the indenture, will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving any of the direct or indirect parent companies of the Issuer. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under "Description of the Notes -- Change of Control," the indenture does not contain provisions that permit the holders of the notes to require the Issuer to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

U.S. FRAUDULENT TRANSFER OR CONVEYANCE CONSIDERATIONS -- UNDER U.S. FEDERAL AND STATE FRAUDULENT TRANSFER OR CONVEYANCE STATUTES, A COURT COULD VOID THE OBLIGATIONS OF THE ISSUER AND THE NOTE GUARANTORS OR TAKE OTHER ACTIONS DETRIMENTAL TO HOLDERS OF THE NOTES.

     Under U.S. federal or state fraudulent transfer or conveyance laws, a court could take actions detrimental to you if it found that, at the time the notes or the note guarantees were issued:

   (1) the Issuer or the note guarantor issued the notes or the note guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

   (2) (a) the Issuer or the note guarantor received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes or the note guarantees; and

      (b) the Issuer or the note guarantor:

          o was insolvent or rendered insolvent by issuing the notes or the note guarantees;

          o was engaged, or about to engage, in a business or transaction for which the assets remaining with the Issuer or the note guarantor would constitute unreasonably small capital to carry on the Issuer's or the note guarantor's business; or

          o intended to incur, believed that it would incur or did incur, debt beyond the Issuer's or the note guarantor's ability to pay.

     If a court made this finding, it could:

     o void all or part of the Issuer's or the note guarantor's obligations to the holders of the notes and direct the repayment of any amounts thereunder to the Issuer's and the note guarantors' other creditors;

     o subordinate the Issuer's or the note guarantor's obligations to the holders of the notes to the Issuer's or the note guarantors' other debt; or

     o take other actions detrimental to the holders of the notes.

     In that event, we cannot assure you that the Issuer could pay amounts due on the notes. Under fraudulent transfer statutes, it is not certain whether a court would determine that the Issuer or the note guarantor was insolvent on the date that the notes and note guarantees were issued. However, the Issuer or the note guarantor generally would be considered insolvent at the time it incurred the notes or the note guarantees if:

     o the fair saleable value of the Issuer's or the note guarantor's assets, as applicable, was less than the amount required to pay the Issuer's total existing debts and liabilities, including contingent liabilities, or those of the note guarantor, as applicable, as they become absolute and mature; or

     o the Issuer or the note guarantor incurred debts beyond its ability to pay as these debts mature.

We cannot predict:

     o what standard a court would apply in order to determine whether the Issuer or any of the note guarantors were insolvent as of the date the Issuer or the note guarantors issued the notes or the note guarantees, or that regardless of the method of valuation, a court would determine that the Issuer or the note guarantors were insolvent on that date; or

     o whether a court would determine that the payments constituted fraudulent transfers or conveyances on other grounds.

     To the extent a court voids a note guarantee as a fraudulent transfer or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any claim against the note guarantor. If a court were to take this action, the note guarantor's assets would be applied to the note guarantor's liabilities and preferred stock claims. We cannot assure you that a note guarantor's assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of any of the note guarantees.


     In rendering their opinions in connection with the transactions, our counsel and counsel to the initial purchasers of the notes did not express any opinion as to the applicability of U.S. federal bankruptcy or state fraudulent transfer and conveyance laws.

     Based upon financial and other information available to us, we believe that the Issuer and the note guarantors issued the notes and the note guarantees for proper purposes and in good faith and that, at the time the notes and the note guarantees are issued, the Issuer and the note guarantors:

     o were not insolvent or rendered insolvent by the issuance;

     o had sufficient capital to run their businesses; and

     o were able to pay their debts as they mature or become due.

In reaching these conclusions, we have relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, if the notes or the note guarantees were to be subject to any of these kinds of claims, a court may not adopt the assumptions and methodologies that we have chosen or concur with our conclusion as to our solvency and the solvency of our subsidiaries.

     Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Issuer or the note guarantors within 90 days after any payment by the Issuer with respect to the notes or by the note guarantors under their note guarantees, or if the Issuer or the note guarantors anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment. In the event there are any additional note guarantors in the future, the foregoing would also apply to their guarantees.

ORIGINAL ISSUE DISCOUNT -- IN THE EVENT OF BANKRUPTCY, CLAIMS OF HOLDERS OF NOTES MAY BE REDUCED BY THE AMOUNT OF UNAMORTIZED ORIGINAL ISSUE DISCOUNT.

     The outstanding notes were issued at a discount from their principal amount. Consequently, if a bankruptcy case is commenced by or against us under the U.S. bankruptcy code after the issuance of the notes, the claim of a holder of the notes may be limited to an amount equal to the sum of (1) the initial public offering price of the notes and (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. bankruptcy code. Any original issue discount that had not been amortized as of the date of the commencement of this bankruptcy filing would constitute "unmatured interest."

NON-U.S. FRAUDULENT PREFERENCES AND BANKRUPTCY LAWS -- UNDER NON-U.S. FRAUDULENT PREFERENCE AND BANKRUPTCY LAWS, A COURT COULD VOID THE OBLIGATIONS OF THE ISSUER AND THE NOTE GUARANTORS OR TAKE OTHER ACTIONS DETRIMENTAL TO HOLDERS OF THE NOTES.

     Under applicable provisions of the Cayman Islands Companies Law (2000 Revision), if at any time, a winding-up of the Issuer or the note guarantors incorporated in the Cayman Islands were to begin in circumstances in which the issuance of the notes or the issuance of the note guarantees, or any related security, would be deemed to be a fraudulent preference within the meaning of the Companies Law, then the notes and these note guarantees could be voided or claims in respect of the notes could be subordinated to all our other claims. In addition, under Cayman Islands law, similar provisions to those outlined under "-- U.S. Fraudulent Transfer or Conveyance Considerations" above may also apply to the notes and these note guarantees. Furthermore, a disposition of the Issuer's or note guarantors' property at an undervalue with an intention to defraud other creditors is voidable at the instance of the creditor prejudiced by that disposition. The payment of interest and principal by the Issuer under the notes or the payment of amounts by the note guarantors under the note guarantees could be voided and required to be returned to the person making those payments or to a fund for the benefit of the Issuer's creditors or the note guarantors' creditors. In addition, the procedural and substantive provisions of Cayman Islands insolvency laws generally are more favorable to secured creditors than comparable provisions of U.S. laws and afford debtors only limited protection from creditors. In addition, under Cayman Islands insolvency law, the liabilities in the event of a winding-up will be paid only after repayment of some kinds of debts which are entitled to priority under Cayman Islands law. These debts include:

    o amounts owed in respect of rates, taxes, assessments or impositions;

    o amounts owed to depositors;

    o amounts owed to employees, subject to certain limits; and

    o liquidation expenses.

We have been advised by our local counsel in the jurisdictions of incorporation of the note guarantors other than the Cayman Islands that broadly similar issues with respect to fraudulent or unfair preference and bankruptcy laws exist in these jurisdictions.

NO PRIOR MARKET FOR THE NOTES -- THERE IS NO PRIOR MARKET FOR THE NOTES. IF ONE DEVELOPS, IT MAY NOT BE LIQUID.

     The exchange notes will generally be permitted to be resold or otherwise transferred by each holder without requirements of further registration subject to the restrictions described under "Exchange and Registration Rights Agreement" and "Transfer Restrictions." However, the exchange notes will constitute a new issue of securities with no established trading market. If any of the notes are traded after their initial issuance or the completion of the exchange offer, they may trade at a discount from their initial offering price, depending upon:

    o prevailing interest rates;

    o the market for similar securities; and

    o other factors, including general economic conditions and our financial condition, performance and prospects.

     We do not intend to list the outstanding notes or exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. In addition, the market for non-investment grade debt has been historically subject to disruptions that have caused volatility in their prices independent of the operating and financial performance of the Issuers of these securities. It is possible that the market for the outstanding notes and the exchange notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the outstanding notes or exchange notes may also occur independent of our operating and financial performance. The exchange offer will not be conditioned upon any minimum or maximum aggregate principal amount of notes being tendered for exchange. We cannot assure you that any liquid market for the exchange notes will develop. In addition, notwithstanding that the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue without notice any market making with respect to the exchange notes, at any time in their sole discretion.


RISKS RELATED TO OUR BUSINESS

COMPETITION -- OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS EXPERIENCED SIGNIFICANT PRICE EROSION.

     Even during periods when demand is stable, the rigid disc drive industry is intensely competitive and vendors experience price erosion over the life of a product. Historically our competitors have offered new or existing products at lower prices as part of a strategy to gain or retain market share and customers. We expect these practices to occur again in the future. We also expect that price erosion in the rigid disc drive industry will continue for the foreseeable future. Because we may need to reduce our prices to retain our market share, the competition could adversely affect our results of operations. We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, including other independent rigid disc drive manufacturers and large integrated manufacturers, such as:




INTEGRATED                                           INDEPENDENT
---------------------------------------------------- ----------------------------
       Fujitsu Limited                               Maxtor Corporation
       International Business Machines Corporation   Western Digital Corporation
       NEC Corporation
       Samsung Electronics Co. Ltd.
       Toshiba Corporation

     The term "independent" in this context refers to manufacturers that primarily produce rigid disc drives as a stand-alone product, and the term "integrated" refers to manufacturers that produce complete computer or other systems which contain rigid disc drives or other information storage products. Integrated manufacturers are formidable competitors because they have the ability to determine pricing for complete systems without regard to the margins on individual components. Because components other than rigid disc drives generally contribute a greater portion of the operating margin on a complete computer system than do rigid disc drives, integrated manufacturers do not necessarily need to realize a profit on the rigid disc drives included in a computer system and, as a result, may be willing to sell rigid disc drives to third parties at very low margins. Many integrated manufacturers are also formidable competitors because they have more substantial resources and greater access to customers than we do. We face risks that integrated manufacturers will enter into agreements with our customers to supply those customers' rigid disc drive requirements as part of more expansive agreements. In addition, Maxtor's recent acquisition of Quantum's disc drive operations makes Maxtor the largest manufacturer of rigid disc drives in terms of the number of rigid disc drives shipped, according to Dataquest, and may make it a more formidable competitor.

     We also face indirect competition from present and potential customers, including several of the computer manufacturers listed above, that evaluate whether to manufacture their own rigid disc drives and other information storage products or purchase them from outside sources. If our customers decide to manufacture their own rigid disc drives or other information storage products, it could have a material adverse effect on our business, results of operations and financial condition.

     We also compete with manufacturers of products that use alternative data storage and retrieval technologies. Products using alternative technologies, such as semiconductor memory, could become a significant source of competition. Semiconductor memory is much faster than rigid disc drives, but currently is volatile in that it is subject to loss of data in the event of power failure and much more costly. Flash EE prom, a nonvolatile semiconductor memory, is currently much more costly and, while it has higher read performance than rigid disc drives, it has lower write performance. Flash EE prom could become competitive in the near future for applications requiring less storage capacity than is required in traditional markets for our products, such as that for less than 200 megabytes.

INDUSTRY DEMAND -- SLOWDOWN IN DEMAND FOR COMPUTER SYSTEMS MAY CAUSE A DECLINE IN DEMAND FOR OUR PRODUCTS.


     Our rigid disc drives and tape drives are components in computer systems and collectively accounted for approximately 97% of our consolidated revenue for both fiscal year 2000 and the six months ended December 29, 2000 and approximately 94% and 86% of our consolidated gross profit for fiscal year 2000 and the six months ended December 29, 2000. The demand for our products, therefore, depends to a significant degree upon demand for computer systems, which has been volatile. In the past, unexpected slowdowns in demand for computer systems have generally caused sharp declines in demand for rigid disc drive and tape drive products. As a result of recent demand slowdowns experienced by a number of computer systems suppliers, short-term demand for rigid disc drive and tape drive products has declined. Causes of the declines in demand for our products in the past have included the announcement or introduction of major operating system or semiconductor improvements, such as Windows 95 or the Pentium II semiconductor chip. We believe these announcements and introductions caused consumers to defer their purchases and made existing inventory obsolete.


     In addition, in our industry, the supply of rigid disc drives and tape drives periodically exceeds demand. When this happens, the oversupply of available products causes us to have higher than anticipated inventory levels and we experience intense price competition from other rigid disc drive and/or tape drive manufacturers.

SHORT PRODUCT LIFE CYCLES -- SHORT PRODUCT LIFE CYCLES MAKE IT DIFFICULT TO RECOVER THE COST OF DEVELOPMENT AND FORCE US TO CONTINUALLY QUALIFY NEW PRODUCTS WITH OUR CUSTOMERS.

     Over the last several years, the rate of increase of areal density, or the storage capacity per rigid disc drive, has grown at a much more rapid pace than it had previously. Higher areal densities mean that fewer read/write heads and rigid discs are required to achieve a given rigid disc drive storage capacity. In addition, advances in computer hardware and software have led to the demand for successive generations of storage products with increased storage capacity and/or improved performance and reliability. Product life cycles have shortened because increases in areal density and advances in computer hardware and software have allowed the introduction of a new generation of rigid disc drives that is more efficient and cost effective than the previous one. Shorter product cycles make it more difficult to recover the cost of product development because those costs must be recovered over increasingly shorter periods of time during the life cycles of products. We expect this trend to continue and cannot assure you that we will be able to recover the cost of product development in the future.

     Short product life cycles also require us to engage regularly in new product qualification of next generation products with our customers. In order for our products to be considered by our customers for qualification, we must be among the leaders in time-to-market with those new products. Once a product is accepted for qualification testing, any failure or delay in the qualification process can result in our losing sales to that customer until the next generation of products is introduced. The effect of missing a product qualification opportunity is magnified by the limited number of high volume computer manufacturers, most of which continue to increase their share of the personal computer market. These risks are magnified because we expect cost improvements and competitive pressures to result in declining sales and declining gross margins on our current generation products. We cannot assure you that we will be among the leaders in time to market with new products, or that we will be able to successfully qualify new products with our customers in the future.


IMPORTANCE OF TIME TO MARKET -- OUR OPERATING RESULTS DEPEND ON OUR BEING AMONG THE FIRST-TO-MARKET AND ACHIEVING SUFFICIENT PRODUCTION VOLUME WITH OUR NEW PRODUCTS.

     To achieve consistent success with our original equipment manufacturer, or OEM, customers, we must be an early provider of next generation rigid disc drives featuring leading, high quality technology. If we fail to:

     o consistently maintain or improve our time-to-market performance with our new products;

     o produce these products in sufficient volume;

     o qualify these products with key customers on a timely basis by meeting our customers' performance and quality specifications; or

     o achieve acceptable manufacturing yields and costs with these products,

then our market share would be adversely affected, which would harm our operating results. In addition, if delivery of our products is delayed, our OEM customers may use our competitors' products to meet their production requirements. If delivery of those OEMs' computer systems into which our products are integrated is delayed, consumers and businesses may purchase comparable products from the OEMs' competitors.

     Moreover, we face the related risk that consumers and businesses may wait to make their purchases if they want to buy a product that has been shipped or announced but not yet released. If this were to occur, we may be unable to sell our existing inventory of products which may have become less efficient and cost effective compared to new products. As a result, even if we are among the first-to-market with a given product, subsequent introductions or announcements by our competitors of next generation products could cause us to lose revenue and not achieve a positive return on our investment in existing products and inventory.


IMPORTANCE OF REDUCING OPERATING COSTS -- IF WE DO NOT REDUCE OUR OPERATING EXPENSES, WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY.

     Our strategy involves, to a substantial degree, increasing revenue while at the same time reducing operating expenses. In furtherance of this strategy, we are engaged in ongoing, company-wide manufacturing efficiency activities to increase productivity and reduce costs. These activities include closures and transfers of facilities, significant personnel reductions and efforts to increase automation. We cannot assure you that we will be able to implement our plans without delay or that, when implemented, our efforts will result in the increased profitability, cost savings or other benefits management expects. Moreover, the reduction of personnel and closure of facilities may adversely affect our ability to manufacture our products in required volumes to meet customer demand and may result in other disruptions that affect our products and customer service. In addition, the transfer of manufacturing capacity of a product to a different facility frequently requires qualification of the new facility by some of our OEM customers. We cannot assure you that these activities and transfers will be implemented on a cost-effective basis without delays or disruption in our production and without adversely affecting our results of operations.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE -- IF WE DO NOT DEVELOP PRODUCTS IN TIME TO KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED.


     Our customers have demanded new generations of rigid disc drive products as advances in computer hardware and software have created the need for improved storage products with features such as increased storage capacity or improved performance and reliability. We and our competitors have developed improved products, and we will need to continue to do so in the future. As a result, the life cycles of our products have been shortened and we have been required to constantly develop and introduce new cost-effective products within time to market windows that become progressively shorter. We had product development expenses of $655 million and $725 million for fiscal years 1999 and 2000, respectively. Excluding product development allocated compensation expense related to the transactions, we would have had combined product development expenses of $391 million for the six months ended December 29, 2000. We cannot assure you that we will be able to successfully complete the design or introduction of new products in a timely manner, manufacture new products in sufficient volumes with acceptable manufacturing yields, or successfully market these new products, or that these products will perform to specifications on a long-term basis.

     When we develop new products with higher capacity and more advanced technology, our operating results may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other rigid disc drive manufacturers.

CHANGES IN INFORMATION STORAGE PRODUCTS -- FUTURE CHANGES IN THE NATURE OF INFORMATION STORAGE PRODUCTS MAY REDUCE DEMAND FOR TRADITIONAL RIGID DISC DRIVE PRODUCTS.

     We expect that in the future new personal computing devices and products will be developed, some of which, such as Internet appliances, may not contain a rigid disc drive. While we are investing development resources in designing information storage products for new applications, it is too early to assess the impact of these new applications on future demand for rigid disc drive products. We cannot assure you that we will be successful in developing other information storage products.

     In addition, there are currently no widely accepted standards in various technical areas that may be important to the future of our business, including the developing sector of intelligent storage solutions. We participate in working groups of the Storage Networking Industry Association to develop industry standards for storage area network solutions. We cannot assure you, however, that the standards we support will prevail or be widely adopted, or that our products will be compatible with any standards that are ultimately adopted.

HIGH FIXED COSTS -- OUR VERTICAL INTEGRATION STRATEGY ENTAILS A HIGH LEVEL OF FIXED COSTS.

     Our vertical integration strategy entails a high level of fixed costs and requires a high volume of production and sales to be successful. During periods of decreased production, these high fixed costs have had, and could in the future have, a material adverse effect on our operating results and financial condition. In addition, a strategy of vertical integration has in the past and could in the future delay our ability to introduce products containing market-leading technology, because we may not have developed the technology and source of components for our products and do not have access to external sources of supply without incurring substantial costs.

DEPENDENCE ON SUPPLY OF COMPONENTS -- IF WE EXPERIENCE SHORTAGES OR DELAYS IN THE RECEIPT OF CRITICAL COMPONENTS FOR OUR PRODUCTS, WE MAY SUFFER LOWER OPERATING MARGINS, PRODUCTION DELAYS AND OTHER MATERIAL ADVERSE EFFECTS.

     The cost, quality and availability of some components for rigid disc drives and other information storage products are critical to the successful manufacture of these products. Particularly important components include read/write heads, recording media, application specific integrated circuits, or ASICs, spindle motors, printed circuit boards and resistors. We rely on sole suppliers and a limited number of suppliers for some of these components, such as the read/write heads and recording media which we do not manufacture, ASICs, spindle motors and printed circuit boards. In the past, we have experienced increased costs and production delays when we were unable to obtain sufficient quantities of some components and have been forced to pay higher prices for some components that were in short supply in the industry in general. For example, in the fourth quarter of fiscal year 2000 and in the first half of fiscal year 2001, we and other rigid disc drive manufacturers experienced shortages and delays in the receipt of ASICs, a critical component in the manufacture of rigid disc drives. We believe these shortages and delays were caused by several reasons, including a recent consolidation among the manufacturers of these components and the use of ASIC manufacturing capacity to produce semiconductor chips for other applications, including wireless communications devices. If there is further consolidation among ASIC manufacturers or if any other factors should cause us to experience renewed shortages or delays in the receipt of ASICs in the future, our financial condition and results of operations could be materially adversely affected. In particular, shortages of ASICs may require us to allocate the ASICs we are able to obtain between products or customers, which would have the effect of reducing our shipment volumes. Also, increased costs of ASICs would increase our cost of sales and, if we are unable to achieve corresponding increases in prices for our products, reduce our profit margins. In addition, Maxtor's recent acquisition of Quantum's disc drive operations may enable Maxtor to obtain a proportionately greater supply of critical components from third party manufacturers than we may be able to obtain because of the increased size and negotiating leverage of Maxtor, which could adversely affect our ability to source a sufficient amount of these components for our operations.

     If there is a shortage or delay in supplying us with critical components, then:

    o it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;

    o we might have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

    o we would likely have to allocate the components we receive among some of our products and ship less of other products, which would reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers, which either did not experience these shortages or delays or which made different allocations; and

    o we might be late in shipping products, causing potential customers to make purchases with our competitors and, thus, causing our revenue and operating margin to decline.

We cannot assure you that we will be able to obtain critical components in a timely and economic manner, or at all.

DEPENDENCE ON KEY CUSTOMERS -- WE MAY BE ADVERSELY AFFECTED BY THE LOSS OF, OR REDUCED, DELAYED OR CANCELED PURCHASES BY, ONE OR MORE OF OUR LARGER CUSTOMERS.


     For fiscal year 2000 and the combined results for the six months ended December 29, 2000, our top 10 customers accounted for approximately 63% and 67% of our disc drive revenue. Compaq, our largest customer, accounted for approximately 17% of our disc drive revenue in both fiscal year 2000 and the six months ended December 29, 2000 and EMC Corporation accounted for approximately 14% of our disc drive revenue for the six months ended December 29, 2000. If any of our key customers were to significantly reduce its purchases from us, our results of operations would be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require that we pass a lengthy and rigorous qualification process at the customer's cost. Accordingly, it may be difficult for us to attract new major customers.


     Typically, our OEM purchase agreements permit OEMs to cancel orders and reschedule delivery dates without significant penalties. In the past, orders from many of our OEMs were canceled and delivery schedules were delayed as a result of changes in the requirements of the OEM's customers. These order cancellations and delays in delivery schedules have had a material adverse effect on our results of operations in the past and may again in the future. Our OEMs and foreign distributors typically furnish us with non-binding indications of their near-term requirements, with product deliveries based on weekly confirmations. Shipments to domestic distributors are on a consignment basis, whereby our inventory held by these distributors is still owned by us and our revenue recognition is delayed until the product is actually used by the distributor to fill an end-user order. If actual orders from foreign distributors and OEMs decrease from their non-binding forecasts, or actual orders placed by end-users with our domestic distributors are not in line with expectations, these variances could have a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- OUR INTERNATIONAL OPERATIONS SUBJECT US TO SOCIAL, POLITICAL AND ECONOMIC RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

     We have significant operations in foreign countries, including manufacturing facilities, sales personnel and customer support operations. For fiscal year 2000 and the combined results for the six months ended December 29, 2000, approximately 34% and 35% of our revenue was from sales to customers located in Europe and approximately 24% and 22% was from sales to customers located in Asia. We have manufacturing facilities in China, Indonesia, Malaysia, Mexico, Northern Ireland, Singapore and Thailand, in addition to those in the United States. A substantial portion of our desktop drive assembly occurs in our facility in China.

     Our offshore operations are subject to risks inherent in doing business in foreign countries, including the following:

     o fluctuations in currency exchange rates, which resulted, in fiscal year 1998, in a $76 million charge to income from marking our hedge positions to market;

     o longer payment cycles for sales in foreign countries;

     o difficulties in staffing and managing international manufacturing operations;

     o seasonal reductions in business activity in the summer months in Europe and other countries;

     o increases in tariffs and duties, price controls, restrictions on foreign currencies and trade barriers imposed by foreign countries;

     o political unrest, particularly in areas in which we have manufacturing facilities;

     o local legal and regulatory requirements;

     o increased costs of transportation and shipping;

     o the credit risk of local customers and distributors;

     o potential difficulties in protecting intellectual property;

     o the risk of nationalization of private enterprises by foreign governments; and

     o potential adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

     Prices for our products are denominated predominately in U.S. dollars, even when sold to customers which are located outside the United States. Currency instability in Asian and other geographic markets may make our products more expensive than products sold by other manufacturers that are priced in the local currency. Therefore, foreign customers may reduce purchases of our products. Disruption in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including those in Asia, have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries. Disruptions in financial markets and the deterioration of the underlying economic conditions may affect our future operating results due to:

     o the impact of currency fluctuations on the relative price of our products, because the increased strength of the dollar increases the effective price to local customers of a product, the price of which is denominated in dollars;

     o customers' reduced access to working capital to fund purchases of our products due to:

       -- higher interest rates;

       -- reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its bank's financial condition; or

       -- the inability to access other financing.

Many of the costs associated with our operations located outside the United States are denominated in local currencies. The increased strength of local currencies against the dollar in countries where we have foreign operations would result in higher effective operating costs and, potentially, reduced earnings. Currently we do not hedge our foreign exchange risk. We cannot assure you that fluctuations in foreign exchange rates will not have a negative effect on our operations and profitability.


     In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise to transfer cash among our subsidiaries, including transfers of cash to the Issuer to pay interest and principal on the notes, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things. In addition, the governments of many countries, including China, Malaysia, Singapore and Thailand, in which we have significant operating assets, have exercised and continue to exercise significant influence over many aspects of their domestic economies and international trade. We cannot assure you that the governments of these countries will not take actions that will materially affect our business and our ability to pay interest on and the principal of the notes and, if necessary, the note guarantees.


     We cannot assure you that we will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified, the result of which may be to prevent us from transferring sufficient cash to the Issuer to service and repay its debt.


DIFFICULTY IN PREDICTING QUARTERLY DEMAND -- IF WE FAIL TO PREDICT DEMAND ACCURATELY FOR OUR PRODUCTS IN ANY QUARTER, WE MAY NOT BE ABLE TO RECAPTURE THE COST OF CAPITAL INVESTMENTS.


     The rigid disc drive industry operates on quarterly purchasing cycles, with much of the order flow in any given quarter coming at the end of that quarter. Our manufacturing process requires us to make significant product-specific capital investments in each quarter for that quarter's production. Because we typically receive the bulk of our orders late in a quarter, after we have made our capital investments, there is a risk that our orders will not be sufficient to allow us to recapture the costs of our investment before that investment has become obsolete. We cannot assure you that we will be able to accurately predict demand in the future. Other factors that may negatively impact our ability to recapture the cost of capital investments in any given quarter include:


     o our inability to reduce our fixed costs to match sales in any quarter because of our vertical manufacturing strategy, which means that we make more capital investments than we would if we were not vertically integrated;


     o the timing of orders from and shipment of products to major customers, such as Compaq;


     o our product mix, and the related margins of the various products;


     o accelerated reduction in the price of our rigid disc drives due to an oversupply of rigid disc drives in the market;


     o manufacturing delays or interruptions, particularly at our major manufacturing facilities in China, Indonesia, Malaysia, Singapore and Thailand;


     o variations in the cost of components for our products;


     o limited access to components that we obtain from a single or a limited number of suppliers; and


     o the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of these products to foreign consumers.

IT MAY NOT BE POSSIBLE TO SUE THE ISSUER AND THE NON-U.S. NOTE GUARANTORS -- BECAUSE THE ISSUER AND SOME OF THE NOTE GUARANTORS ARE ORGANIZED IN JURISDICTIONS OUTSIDE THE UNITED STATES, YOU MAY NOT BE ABLE TO SERVE PROCESS ON THEM OR THEIR OFFICERS AND DIRECTORS, REALIZE UPON JUDGMENTS AGAINST THEIR ASSETS OR BRING SUIT AGAINST THEM IN JURISDICTIONS OUTSIDE THE UNITED STATES.

     The Issuer and several of the note guarantors are incorporated under the laws of the Cayman Islands and many other note guarantors are organized in various other jurisdictions outside the United States. Some of the directors and officers and a substantial portion of the assets of these companies are located outside the United States. Although the Issuer and the note guarantors which are organized outside the United States have agreed to accept service of process in the United States by their agent designated for that purpose, it may be difficult for investors in the notes to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws.

     We have been advised by our Cayman Islands legal counsel, Walkers, that there is doubt with respect to Cayman Islands law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in the Cayman Islands against the Issuer or the note guarantors and (b) whether an action could be brought in the Cayman Islands against the Issuer or a note guarantor in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In addition, we have been advised by our counsel in the jurisdictions of organization of the note guarantors other than the Cayman Islands that there are similar doubts with respect to the laws of these other jurisdictions. In addition, other laws of these jurisdictions, such as those limiting a party's enforcement rights on the grounds of public policy of that jurisdiction, and the fact that a treaty may not exist between the United States and the governments of these jurisdictions regarding the enforcement of civil liabilities, may also restrict the ability to enforce the note guarantors' obligations under their guarantees.

CONTROL BY THE SPONSOR GROUP -- WE ARE CONTROLLED BY THE SPONSOR GROUP, AND THEIR INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

     Affiliates of Silver Lake Partners, Texas Pacific Group, August Capital and Chase Capital Partners and investment funds affiliated with Goldman, Sachs & Co. own approximately 35%, 23%, 12%, 7%, and 2%, respectively, of our outstanding ordinary shares, and we, in turn, indirectly own 100% of the outstanding share capital of the Issuer. If members of the sponsor group who hold ordinary shares with voting rights vote together, the sponsor group will have the power to control all matters submitted to our shareholders, elect our directors and exercise control over our business, policies and affairs. We have entered into a shareholders agreement with the members of the sponsor group which requires the approval of their designated members of our board of directors before we will be allowed to take specified actions. Accordingly, our ability to engage in some transactions requiring the approval of our board of directors will be limited without the consent of specified members of the sponsor group. The interests of the members of the sponsor group may differ from each other and from yours. For more information regarding the shareholders agreement, see "Certain Relationships and Related Transactions -- Shareholders Agreement."

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS -- WE MAY NOT BE ABLE TO IDENTIFY SUITABLE ALLIANCE, ACQUISITION OR INVESTMENT OPPORTUNITIES, OR SUCCESSFULLY ACQUIRE AND INTEGRATE COMPANIES THAT PROVIDE COMPLEMENTARY PRODUCTS OR TECHNOLOGIES.

     Our growth strategy involves pursuing strategic alliances with, and making acquisitions of or investments in, other companies that are complementary to our business. There is substantial competition for attractive strategic alliance, acquisition and investment candidates. We cannot assure you that we will be able to partner with, acquire or invest in suitable candidates, or integrate acquired technologies or operations successfully into our existing technologies and operations. Our ability to finance potential acquisitions will be limited by our high degree of leverage and the covenants contained in the senior credit facilities and the indenture.

     If we are successful in acquiring other companies, these acquisitions may have an adverse effect on our operating results, particularly while the operations of an acquired business are being integrated. It is also likely that integration of acquired companies would lead to the loss of key employees from those companies or the loss of customers of these companies. In addition, the integration of any acquired companies would require substantial attention from our senior management, which may limit the amount of time available to be devoted to our day-to-day operations or to the execution of our strategy. In addition, the expansion of our business involves the risk that we might not manage our growth effectively, that we would incur additional debt to finance these acquisitions or investments and that we would incur substantial charges relating to the write-off of in-process research and development, similar to that which we incurred in connection with several of our prior acquisitions. Each of these items could have a material adverse effect on our financial position and results of operations.


POTENTIAL LOSS OF MATERIAL LICENSED TECHNOLOGY -- THE CLOSING OF THE TRANSACTIONS TRIGGERED CHANGE OF CONTROL OR ANTI-ASSIGNMENT PROVISIONS IN SOME OF OUR MATERIAL LICENSE AGREEMENTS WHICH MAY RESULT IN A LOSS OF OUR RIGHT TO USE MATERIAL LICENSED TECHNOLOGY.


     We license technology from third parties that is integral to the production of our products. A number of these licenses contain change of control or anti-assignment provisions which provide that the licenses would terminate on the closing of the transactions. A number of the licenses that may be so terminated are material to our business, including the agreements with other companies in the rigid disc drive industry. Our inability to renegotiate these terminated agreements or obtain new licenses from these parties could result in delays in product development or prevent us from selling our products until equivalent substitute technology can be identified, licensed and/or integrated or until we are able to substantially engineer our products to avoid infringing the rights of these counterparties. We might not be able to renegotiate these agreements, obtain the necessary licenses in a timely manner, on acceptable terms, or at all or be able to engineer our products successfully. The loss of these material licenses could have a material adverse effect on our business.


RISK OF INTELLECTUAL PROPERTY LITIGATION -- OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.


     We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued, and we may not be aware of currently filed patent applications that relate to our products or technology. If patents later issue on these applications, we may be liable for infringement. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our business. Moreover, software patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. If we were to discover that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

DEPENDENCE ON INTELLECTUAL PROPERTY -- IF OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION WERE COPIED OR INDEPENDENTLY DEVELOPED BY COMPETITORS, OUR OPERATING RESULTS WOULD BE NEGATIVELY AFFECTED.

     Our success depends to a significant degree upon our ability to protect and preserve the proprietary aspects of our technology. However, we may be unable to prevent third parties from using our technology without our authorization or independently developing technology that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

     Although we have numerous U.S. and foreign patents and numerous pending patents that relate to our technology, we cannot assure you that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged by third parties. Moreover, our competitors may already have applied for patents that, once issued, will prevail over our patent rights or otherwise limit our ability to sell our products in the United States or abroad. Our competitors also may attempt to design around our patents or copy or otherwise obtain and use our proprietary technology. With respect to our pending patent applications, we may not be successful in securing patents for these claims. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover.

     We have entered into confidentiality agreements with our employers and non-disclosure agreements with customers, suppliers and potential strategic partners, among others. If any party to these agreements were to violate their agreement with us and disclose our proprietary technology to a third party, we may be unable to prevent the third party from using this information. Because a significant portion of our proprietary technology consists of specialized knowledge and technical expertise developed by our employees, we have a program in place designed to ensure that our employees communicate any developments or discoveries they make to other employees. However, employees may choose to leave our company before transferring their knowledge and expertise to our other employees. Violations by others of our confidentiality or non-disclosure agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline. Our trade secrets may otherwise become known or independently developed by others, and trade secret laws provide no remedy against independent development or discovery.

     We have registered and applied for some service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. We cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to use our trademarks and impede our marketing efforts in those jurisdictions.

ENVIRONMENTAL MATTERS -- WE COULD INCUR SUBSTANTIAL COSTS, INCLUDING CLEANUP COSTS, FINES AND CIVIL OR CRIMINAL SANCTIONS, AS A RESULT OF VIOLATIONS OF OR LIABILITIES UNDER ENVIRONMENTAL LAWS.

     Our operations are subject to laws and regulations relating to the protection of the environment, including those governing discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations. In addition, we have been named as a potentially responsible party at a number of superfund sites.

While we are not currently aware of any contaminated or superfund sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of these costs are difficult to predict. Liability under some environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. In other words, one liable party could be held liable for all costs at a site. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.


DEPENDENCE ON KEY PERSONNEL -- THE LOSS OF SOME KEY EXECUTIVE OFFICERS AND EMPLOYEES COULD NEGATIVELY IMPACT OUR BUSINESS PROSPECTS.


     Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales, and product development personnel. The loss of one or more of our key personnel would have a material adverse effect on our business, operating results and financial condition. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled management, marketing, sales and product development personnel. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining them in the future.


SYSTEM FAILURES -- SYSTEM FAILURES CAUSED BY EVENTS BEYOND OUR CONTROL COULD ADVERSELY AFFECT COMPUTER EQUIPMENT AND ELECTRONIC DATA ON WHICH OUR OPERATIONS DEPEND.


     Our operations are dependent on our ability to protect our computer equipment and the information stored in our databases from damage by, among others, earthquake, fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. A significant part of our operations are based in an area of California that has experienced earthquakes and is considered seismically active. Additionally, California is currently experiencing power outages and the threat of increased energy costs due to a shortage in the supply of power within the state. We cannot be sure that any measures we take will be sufficient to prevent system failures caused by power losses, natural disasters or other events beyond our control. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition.


RISKS OF LEGAL PROCEEDINGS -- OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY CLAIMS AND LAWSUITS AGAINST US.


     We are subject to a number of claims and lawsuits, the outcomes of which are, at this time, difficult to predict. Even if we are successful in defending these claims and lawsuits, they are costly to manage, investigate and pursue. In fiscal year 2000 and through the six months ended December 29, 2000, we recorded $73 million in litigation settlement costs. In the future, our future operating earnings may also be adversely affected if we receive an adverse judgment in or settle these claims and lawsuits.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes.


     The net proceeds from the issuance of the outstanding notes were approximately $190 million after deducting the initial purchasers' discount and expenses related to the offering. We applied the proceeds from the issuance of the outstanding notes, together with the cash contributions from the sponsor group, the management rollover and borrowings under the senior credit facilities, to fund the payment of the purchase price under the stock purchase agreement, and to pay related fees and expenses of the transactions as described under "The Transactions."

                                 CAPITALIZATION


     The table below lists our cash, cash equivalents and short term investments and capitalization as of December 29, 2000. You should read this table in conjunction with "The Transactions," and "Selected Historical Consolidated Financial Information of New SAC."


     In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will be freely tradable, will not bear legends restricting their transfer and will not be subject to payments described in "Description of the Notes -- Principal, Maturity and Interest" and in "Exchange and Registration Rights Agreement." The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.



                                                                              AS OF
                                                                        DECEMBER 29, 2000
                                                                             NEW SAC
                                                                       ------------------
                                                                          (IN MILLIONS)
     Cash, cash equivalents and short term investments (a) .........         $  850
                                                                             ======
     Total debt (including current portion of long-term debt):
       Senior credit facilities:
        Revolving credit facility (b) ..............................         $   --
        Term loan A facility (c) ...................................            200
        Term loan B facility (c) ...................................            500
       Senior subordinated notes (d) ...............................            201
       Capitalized lease obligations ...............................              3
                                                                             ------
     Total debt ....................................................            904
                                                                             ------
     Shareholders' Equity:
       Paid-in capital .............................................            938
       Accumulated deficit .........................................           (179)
                                                                             ------
     Total shareholders' equity ....................................            759
                                                                             ------
        Total capitalization .......................................         $1,663
                                                                             ======

----------
(a) On the closing of the transactions, New SAC received, as part of the assets it purchased from Seagate Technology, $765 million of cash, subject to upward adjustment, that was on the balance sheet of Seagate Technology. We used approximately $149 million of this amount as a source of cash in connection with the closing of the transactions. For more information regarding these adjustments, see "The Transactions."

(b) The senior credit facilities contain a five year, senior secured $200 million revolving credit facility, with a sublimit of $100 million for letters of credit. We did not borrow under this facility on the closing of the transactions. We had approximately $56 million of letters of credit outstanding on the closing of the transactions which reduced availability to approximately $144 million. For more information regarding the revolving credit facility, see "Description of the Senior Credit Facilities."

(c) The senior credit facilities contain a five year, senior secured $200 million term loan A facility and a six year, senior secured $500 million term loan B facility. We borrowed the entire amount of these facilities on the closing of the transactions. For more information regarding these facilities, see "Description of the Senior Credit Facilities."

(d) The senior subordinated notes were issued at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million.

                                THE TRANSACTIONS

     We summarize below the principal terms of the stock purchase agreement and other agreements that relate to the transactions. For further information regarding the terms and provisions of these agreements please refer to the agreements themselves which we have filed as exhibits to the registration statement of which this prospectus is a part.


OVERVIEW

     The private offering of the outstanding notes was part of a series of simultaneous transactions, which consisted of the following:

    o the purchase by Suez Acquisition Company under the stock purchase agreement of substantially all of the operating assets of Seagate Technology, which comprised its rigid disc drive, tape drive, software, and intelligent storage solutions businesses, and a portion of the cash on the balance sheet of Seagate Technology, and some other assets of Seagate Technology; the assumption by Suez Acquisition Company of substantially all of the liabilities of Seagate Technology; and the assignment by Suez Acquisition Company of all its rights and obligations under the stock purchase agreement to us;

    o the acquisition by VERITAS, under a merger agreement dated March 29, 2000 among VERITAS, Seagate Technology and Victory Merger Sub., Inc., a wholly owned subsidiary of VERITAS, of the assets of Seagate Technology that we did not purchase through a merger of Seagate Technology and a subsidiary of VERITAS and the payment by VERITAS to the shareholders of Seagate Technology of cash and VERITAS common stock as merger consideration for their shares of Seagate Technology common stock and options to purchase these shares;

    o the cash contributions from the sponsor group in exchange for our ordinary and preferred shares;

    o the cash contributions from the management group in exchange for our ordinary and preferred shares;

    o the exchange by the management group of a portion of their Seagate Technology common stock and options to purchase Seagate Technology common stock for deferred compensation and our ordinary and preferred shares;

    o the issuance of the notes;

    o the entering into by the Issuer and certain of our other subsidiaries of the senior credit facilities and borrowings under them;

    o the redemption by the Issuer of its existing senior notes, which constituted substantially all of its outstanding debt; and

    o the payment of fees and expenses in connection with the above transactions, including the fees and expenses of the lenders under the senior credit facilities, the initial purchasers, the trustee and our lawyers, accountants and printing company.

     On the close of the transactions, the sponsor group beneficially owned approximately 79% and the management group beneficially owned approximately 21% of our outstanding ordinary shares.

     On March 29, 2000, the Issuer, Seagate Software Holdings, a subsidiary of Seagate Technology, and Suez Acquisition Company, entered into a stock purchase agreement. Suez Acquisition Company was a limited liability company organized under the laws of the Cayman Islands. It was formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated by that agreement. On November 22, 2000, Suez Acquisition Company assigned all of its rights and obligations under the stock purchase agreement to us.

     Under the stock purchase agreement, we agreed to purchase substantially all of the operating assets of Seagate Technology, which comprised the rigid disc drive, tape drive, software and intelligent storage solutions businesses of Seagate Technology, and some other assets of Seagate Technology and to assume substantially all of the liabilities of Seagate Technology. The acquired assets consisted of the following:

    o the capital stock of all of Seagate Technology's subsidiaries comprising its rigid disc drive business;

    o the capital stock of all of Seagate Technology's subsidiaries comprising its tape drive business;

    o the capital stock of substantially all of Seagate Technology's subsidiaries comprising its software business, which consisted of the majority of the outstanding capital stock of Crystal Decisions and the capital stock of other indirect subsidiaries of Seagate Technology;

    o the capital stock of Seagate Technology's subsidiaries comprising its intelligent storage solutions business;

    o $765 million of cash on the balance sheet of Seagate Technology, subject to upward adjustment. We used approximately $149 million of this amount as a source of cash on the closing of the transactions. As of December 29, 2000 we had $850 million of cash, cash equivalents and short-term investments on our balance sheet; and

    o the capital stock of Seagate Technology Investments, a subsidiary of Seagate Technology, which owns investments in several privately owned companies, including CacheVision and Iolon, Inc.

The portion of the capital stock of Crystal Decisions that we did not purchase consists of the shares of Crystal Decisions common stock that are outstanding as a result of the exercise of options to purchase these shares under the 1999 and 2000 stock option plans of Crystal Decisions. The outstanding unexercised options granted under these plans continue to remain outstanding. For more information, see "Management -- Employment and Other Agreements -- Option Plans -- 1999 Stock Option Plan and 2000 Stock Option Plan of Crystal Decisions."

     We purchased the assets under the stock purchase agreement for a purchase price of $1.840 billion in cash, including transaction costs of $25 million. On the closing of the transactions, we deposited $50 million of the purchase price into an escrow account to be held by VERITAS, which will be released by VERITAS to the former shareholders of Seagate Technology in accordance with a stipulation of settlement, as described under "Business -- Legal Proceedings -- Securities Class Actions." In addition, we may owe VERITAS additional amounts related to the transactions under the indemnification agreement dated as of March 29, 2000 among Suez Acquisition Company, Seagate Technology and VERITAS.


  MANAGEMENT GROUP

     The management group consisted of approximately 200 officers of Seagate Technology, including members of its senior management team. Under rollover agreements that we entered into with each of the members of the management group by the closing of the transactions, a group of officers of Seagate Technology, which we refer to as the management group, exchanged, or rolled, a portion of their Seagate Technology common stock and options to purchase Seagate Technology common stock, valued at approximately $184 million, into deferred compensation and our ordinary and preferred shares, which we refer to as the management rollover, and contributed approximately $41 million in cash in exchange for our ordinary and preferred shares. On the closing of the transactions, the management group beneficially owned approximately 21% of our outstanding ordinary shares. The value of the rolled securities was exchanged on the closing of the transactions for deferred compensation, representing approximately 97% of the value of the rolled securities, our preferred shares, representing approximately 3% of the value of the rolled securities, and our ordinary shares, representing the portion of the total ordinary shares equal to the value of the rolled securities divided by the sum of the cash contributions by the sponsor group plus the value of the rolled securities.

     The portion of the management rollover consisting of the deferred compensation was credited into deferred compensation accounts established and maintained by Seagate Technology HDD Holdings, Seagate Technology SAN Holdings and Seagate Removable Storage Solutions Holdings. For a description of the vesting, payment and other provisions of the deferred compensation plans, see "Management -- Employment and Other Agreements -- Rollover Agreements and Deferred Compensation Plans."


  SPONSOR GROUP

     Silver Lake Partners organized and lead a group of investors that, together with the management group, owns New SAC. Specifically, affiliates of Silver Lake Partners, Texas Pacific Group, August Capital and Chase Equity Associates and investment funds affiliated with Goldman, Sachs & Co., which we refer to as the sponsor group, made cash contributions to us on the closing of the transactions in exchange for our ordinary and preferred shares. The sponsor group contributed $875 million in cash and received, in exchange, approximately 79% of our outstanding ordinary shares on the closing of the transactions. We indirectly own 100% of the outstanding ordinary shares of the Issuer.


MERGER AGREEMENT

     On March 29, 2000, Seagate Technology, VERITAS and Victory Merger Sub, Inc., a wholly owned subsidiary of VERITAS, entered into a merger agreement. Under the merger agreement, Seagate Technology, which at that time owned only the assets of Seagate Technology not purchased by us under the stock purchase agreement, became a wholly owned subsidiary of VERITAS. As a result of the merger, VERITAS indirectly acquired the following assets:

    o 128.1 million shares of common stock of VERITAS, which were held by Seagate Software Holdings and which were received in connection with the sale of Seagate Technology's Network and Storage Management Group to VERITAS in fiscal year 1999, which we describe under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Transactions with VERITAS and Other Events;"

    o the capital stock of Seagate Software Holdings provided that the capital stock of Crystal Decisions and the capital stock of any other indirect subsidiaries of Seagate Software Holdings were sold to us before the capital stock of Seagate Software Holdings was acquired by VERITAS;

    o cash on the balance sheet of Seagate Technology in excess of the required cash balance of $765 million as adjusted, which was purchased by us;

    o Seagate Technology's investments in Gadzoox Networks, Inc. and LHSP, to the extent they were owned by Seagate Technology at the closing of the transactions; and

    o rights to the value of specified tax refunds claimed and credits used by VERITAS which are attributable to Seagate Technology.


REDEMPTION OF EXISTING SENIOR NOTES

     Under the stock purchase agreement, Seagate Technology agreed to call the four series of its outstanding debt and to redeem these existing senior notes at the closing of the transactions. The existing senior notes consisted of the following:

    o $200 million principal amount of 7.125% senior notes due March 1, 2004;

    o $200 million principal amount of 7.37% senior notes due March 1, 2007;


    o $100 million principal amount of 7.875% senior debentures due March 1, 2017; and


    o $200 million principal amount of 7.45% senior debentures due March 1, 2037.


Seagate Technology redeemed these existing senior notes under the optional call provisions of the indenture under which they were issued. The giving of an irrevocable notice of redemption and the deposit of funds sufficient to redeem the existing senior notes was a condition to the issuance of the outstanding notes.


OTHER AGREEMENTS AND PLANS


     In connection with the transactions, we entered into the following agreements and benefit and compensation plans, at or following the closing of the transactions:


    o a shareholders agreement with the sponsor group;


    o a management shareholders agreement with the management group;


    o an indemnification agreement with VERITAS and Seagate Technology;


    o employment agreements and management retention agreements with our senior management team;


    o the rollover agreements and the related deferred compensation plans, as described above;


    o the New SAC 2000 and New SAC 2001 restricted stock plans, under which New SAC granted restricted stock awards; and


    o an assumption of indemnification and insurance obligations of Seagate Technology regarding our directors and officers.


     In addition, we have adopted stock option plans at Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings and, although no options have yet been issued, we expect options to be issued under these plans in the future. We also expect to adopt a stock option plan at Seagate Technology SAN Holdings in fiscal 2001. We describe the principal terms of these agreements and plans under "Management -- Employment and Other Agreements" and "Certain Relationships and Related Transactions."

   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME OF NEW SAC


     The following unaudited pro forma consolidated condensed financial information of New SAC has been prepared based on the consolidated financial statements of New SAC from November 23, 2000 through December 29, 2000 and the historical consolidated financial statements of Seagate Technology, predecessor to New SAC, included elsewhere in this prospectus, adjusted to give pro forma effect to the transactions that closed on November 22, 2000, the acquisition of XIOtech on January 28, 2000, and the reorganization of Seagate Software Holdings on October 20, 1999, the latter two of which are referred to as the prior pro forma events. The unaudited pro forma consolidated condensed statements of operations of New SAC for the six months ended December 29, 2000 and the year ended June 30, 2000 give effect to the transactions that closed on November 22, 2000 and the prior pro forma events as if they had occurred at July 1, 1999. For a description of the transactions that closed on November 22, 2000, see "The Transactions." For a description of the acquisition of XIOtech and the reorganization of Seagate Software Holdings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Prior Acquisitions -- Acquisition of XIOtech Corporation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Transactions with VERITAS and Other Events -- Seagate Software Holdings Reorganization."


     The unaudited pro forma adjustments, which are based upon available information and upon assumptions that management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated condensed financial information is for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the transactions and prior pro forma events occurred as of the dates indicated, nor does the unaudited pro forma consolidated condensed financial information purport to project our results for any future period. In particular, the unaudited pro forma consolidated condensed statements of operations do not reflect certain future charges and uses of cash that we may incur which are described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Transactions."



     You should read the unaudited pro forma consolidated condensed financial information in conjunction with the "Selected Historical Consolidated Financial Information of New SAC," the audited consolidated financial statements of New SAC and its predecessor, Seagate Technology, as of the end of and for the period from November 23, 2000 through December 29, 2000 and for the period from July 1, 2000 through November 22, 2000 and as of the end of and for the three year period ended June 30, 2000, together with the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New SAC" and the other financial information included elsewhere in this prospectus.



     The purchase by Suez Acquisition Company under the stock purchase agreement was accounted for using the purchase method of accounting. The purchase price under the stock purchase agreement was allocated to the assets acquired and liabilities assumed, based on their respective fair values. The purchase accounting adjustments reflect the fair values of the assets that were acquired and liabilities assumed were based upon independent appraisals. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma consolidated condensed financial information.


     The acquisition of XIOtech was accounted for using the purchase method of accounting. The total purchase price for XIOtech was allocated to the assets acquired and liabilities assumed, based on their respective fair values. The operating results for XIOtech for the period prior to the acquisition are not included in the pro forma financial statements as the results are immaterial.


     The reorganization of Seagate Software Holdings was accounted for using the purchase method of accounting. The total purchase price for the reorganization of Seagate Software Holdings was allocated to the assets acquired and liabilities assumed, based on their respective fair values.

   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME OF NEW SAC
                        FOR THE YEAR ENDED JUNE 30, 2000
                          (IN MILLIONS, EXCEPT RATIOS)




                                                           ADJUSTMENTS
                                                            FOR PRIOR
                                                         ORGANIZATIONAL
                                                           ACTIVITIES      PRO FORMA
                                              SEAGATE      BY SEAGATE       SEAGATE
                                            TECHNOLOGY     TECHNOLOGY     TECHNOLOGY
                                           ------------ ---------------- ------------
Revenue ..................................    $6,448                         6,448
Cost of sales ............................     5,056              5 (a)      5,061
Product development ......................       725                           725
Marketing and administrative .............       515                           515
Amortization of goodwill and other
 intangible ..............................        51             20 (a)         71
In-process research and development ......       105           (105)(b)
Restructuring ............................       207                           207
Unusual items ............................       350           (286)(c)         64
                                              ------           ----          -----
 Total operating expenses ................     7,009           (366)         6,643
                                              ------           ----          -----
 Income (loss) from operations ...........      (561)           366           (195)
Interest income ..........................       101                           101
Interest expense .........................       (52)                          (52)
Activity related to equity interest in
 VERITAS .................................      (326)                         (326)
Gain on sale of SanDisk stock ............       679                           679
Gain on sale of VERITAS stock ............       537                           537
Other, net ...............................       231                           231
 Other income (expense), net .............     1,170             --          1,170
                                              ------           ----          -----
 Income (loss) before income taxes .......       609            366            975
Benefit (provision) for income taxes .....      (299)           (43)(d)       (342)
                                              ------           ----          -----
 Net income ..............................    $  310       $    323        $   633
                                              ======       ========        =======
Ratio of earnings to fixed charges .......




                                                                                NEW
                                                                            ACCOUNTING
                                                                             BASIS IN
                                                                              ASSETS
                                                              FINANCINGS        AND
                                                                 AND        LIABILITIES
                                                              REDEMPTION       AS A
                                                MERGER       OF EXISTING     RESULT OF    PRO FORMA
                                                 WITH           SENIOR       THE STOCK       NEW
                                                VERITAS         NOTES        PURCHASE        SAC
                                           ---------------- ------------- -------------- ----------
Revenue ..................................                                                 $6,448
Cost of sales ............................          (1)(e)                        10 (v)    4,754
                                                                                (316)(w)
Product development ......................                                       (38)(w)      687
Marketing and administrative .............          (6)(g)          9 (o)        (20)(w)      502
                                                                                   4 (y)
Amortization of goodwill and other
 intangible ..............................         (16)(e)         (16)(e)       (31)(v)       24
In-process research and development ......                                                     --
Restructuring ............................                                                    207
Unusual items ............................                                                     64
                                                                                           ------
 Total operating expenses ................         (23)             9           (391)       6,238
                                                   ---             --           ----       ------
 Income (loss) from operations ...........          23            ( 9)           391          210
Interest income ..........................                        (66)(p)                      35
Interest expense .........................                        (41)(q)                    (100)
                                                                   (7)(r)
Activity related to equity interest in
 VERITAS .................................         326 (e)                                     --
Gain on sale of SanDisk stock ............        (679)(j)                                     --
Gain on sale of VERITAS stock ............        (537)(j)                                     --
Other, net ...............................        (199)(k)                                     32
 Other income (expense), net .............      (1,089)          (114)            --          (33)
                                                ------           ----           ----       ------
 Income (loss) before income taxes .......      (1,066)          (123)           391          177
Benefit (provision) for income taxes .....         423 (n)        (81)(t)                      --
                                                ------           ----                      ------
 Net income ..............................    $   (643)       $  (204)      $    391       $  177
                                              ========        =======       ========       ======
Ratio of earnings to fixed charges .......                                                    2.8x

   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME OF NEW SAC
                   FOR THE SIX MONTHS ENDED DECEMBER 29, 2000

                          (IN MILLIONS, EXCEPT RATIOS)




                                    SEAGATE
                                TECHNOLOGY FOR
                                  THE PERIOD                       FINANCINGS
                                     FROM                             AND
                                 JULY 1, 2000                      REDEMPTION
                                    THROUGH          MERGER       OF EXISTING
                                 NOVEMBER 22,         WITH           SENIOR
                                     2000           VERITAS          NOTES
                               ---------------- --------------- ---------------
Revenue ......................     $  2,449
Cost of sales ................        2,130              (1)(e)
                                                       (270)(f)
Product development ..........          442            (124)(f)
Marketing and
 administrative ..............          490              (4)(g)           4(o)
                                                        (88)(h)
                                                       (190)(f)
Amortization of goodwill
 and other intangibles .......           26              (5)(e)
Restructuring ................           20
Unusual items ................           --
                                   --------
 Total Operating
  Expenses ...................        3,108            (682)              4
                                   --------            ----               -
 Income (Loss) from
  Operations .................         (659)            682                (4)
Interest income ..............           58                             (42)(p)
Interest expense .............          (24)                            (21)(q)
                                                                         (3)(r)
Activity related to equity
 interest in VERITAS .........          (99)             99(e)
Gain on sale of SanDisk
 stock .......................          102            (102)(j)
Gain on sale of Veeco
 stock .......................           20             (20)(j)
Loss on LHSP investment.......         (138)            138 (i)
Loss on sale of operating
 assets to New SAC ...........         (889)                            889 (s)
Other, net ...................          (11)              8 (l)
                                                          8 (m)
                                                       ----
 Other Income
  (Expense), net .............         (981)            131             823
                                   --------            ----             -----
 Income (loss) before
  income taxes ...............       (1,640)            813             819
Benefit (provision) for
 income taxes ................           76             143 (n)        (246)(u)
                                   --------            ----            ------
 Net Income (Loss) ...........     $ (1,564)       $    956(n)     $    573
                                   ========        ========        ==========
Ratio of earnings to fixed
 charges (dd) ................



                                     NEW             NEW
                                  ACCOUNTING         SAC
                                   BASIS IN        FOR THE
                                  ASSETS AND       PERIOD                        ADJUSTMENTS
                                 LIABILITIES    NOVEMBER 23,     PRO FORMA        FOR NON-
                                 AS A RESULT        2000          NEW SAC         RECURRING         PRO
                                    OF THE         THROUGH        PRIOR TO         CHARGES         FORMA
                                    STOCK       DECEMBER 29,   NON-RECURRING     RELATED TO         NEW
                                   PURCHASE         2000        ADJUSTMENTS     TRANSACTIONS        SAC
                               --------------- -------------- --------------- ---------------- ------------
Revenue ......................                     1,017          3,466                           $3,466
Cost of sales ................           2 (v)       896          2,527                           2,527
                                       (99)(w)
                                      (131)(x)
Product development ..........         (17)(w)        73            374                             374
Marketing and
 administrative ..............          (7)(w)       101            308               (40)(aa)      268
                                         2 (y)
Amortization of goodwill
 and other intangibles .......         (11)(v)         5             15                              15
Restructuring ................                                       20                              20
Unusual items ................                        59             59               (59)(bb)       --
                                                   -----          -----               ---         ------
 Total Operating
  Expenses ...................        (261)        1,134          3,303               (99)        3,204
                                      ----         -----          -----               ---         ------
 Income (Loss) from
  Operations .................         261          (117)           163                99           262
Interest income ..............                         3             19                              19
Interest expense .............                       (10)           (58)                            (58)
Activity related to equity
 interest in VERITAS .........                                                                       --
Gain on sale of SanDisk
 stock .......................                                                                       --
Gain on sale of Veeco
 stock .......................                                                                       --
Loss on LHSP investment.......                                                                       --
Loss on sale of operating
 assets to New SAC ...........                                                                       --
Other, net ...................                          (8)            (3)                           (3)
 Other Income
  (Expense), net .............          --           (15)           (42)               --           (42)
                                      ----         -------        -------             ---         -------
 Income (loss) before
  income taxes ...............         261          (132)           121                99           220
Benefit (provision) for
 income taxes ................         (42)(z)       (21)           (90)               38 (cc)      (52)
                                      ----         -------        -------             ---         -------
 Net Income (Loss) ...........    $    219         $(153)         $ (31)         $    137         $ 168
                                  ========         =======        =======        ========         =======
Ratio of earnings to fixed
 charges (dd) ................                                                                      4.8x


                                                 (footnotes appear on next page)

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                         STATEMENT OF INCOME OF NEW SAC


(a) To record amortization of developed technology of $5 million and amortization of $20 million for intangibles related to the acquisition of the minority interests of Seagate Software Holdings and the XIOtech acquisition for the period prior to the date of the acquisitions.

(b) To write off in-process research and development recognized for the XIOtech acquisition in January 2000.

(c) To eliminate the compensation expense and related payroll taxes recorded in the reorganization of Seagate Software Holdings in October 1999. Such compensation expense represented the value of Seagate Technology common stock exchanged for Seagate Software Holdings common stock and held by employees for less than six months.

(d) To eliminate the tax effects of the events referred to in notes (a) through (c) above.

(e)        To eliminate activity relating to the equity investment in VERITAS.
           The VERITAS investment was not acquired by New SAC.

(f) To eliminate the compensation expense recorded as a result of the acceleration of Seagate Technology stock options in connection with the transactions.


(g) To eliminate amortization of deferred compensation related to the Seagate Technology restricted stock plan. Shares issued under the restricted stock plan were exchanged for merger consideration.


(h)        To eliminate transaction related costs.


(i) To eliminate loss on investments in LHSP that were not acquired by New SAC.


(j) To eliminate the gains upon the sale of a portion of Seagate Technology's equity investments in VERITAS, Veeco, and SanDisk that were not acquired by New SAC.

(k) To eliminate the gain upon the exchange of all of the shares of stock of Dragon Systems for shares of stock of LHSP and the gain on the exchange of all of the shares of CVC, for shares of Veeco in connection with the merger of CVC and Veeco. The shares of stock in LHSP and Veeco were not acquired by New SAC in the transactions.

(l) To eliminate the other than temporary loss recorded by Seagate Technology on its investment in Gadzoox that was not acquired by New SAC in the transaction.

(m) To eliminate the loss on sale of marketable securities that were sold in anticipation of the transactions.

(n) To eliminate the tax effects of the events referred to in notes (e) through (m) above.

(o) To record amortization associated with unvested restricted ordinary and preferred shares issued under the deferred compensation plan. The compensation of $23 million is amortized over the vesting period, 30 months, at approximately $9 million per year.



                                               (footnotes continue on next page)

(p) On the closing of the transactions, New SAC acquired $765 million of cash, subject to upward adjustment. Approximately $149 million of this amount was used as a source of cash in connection with the transactions. Interest income was reduced to reflect the average rate of return earned by Seagate Technology on its cash equivalents, and short-term investments applied to the pro forma cash balance of New SAC on the closing of the transactions.


(q) To record interest expense that New SAC will incur as a result of entering into the senior credit facilities and issuing the Notes, and the elimination of historical interest expense related to existing senior notes, which were redeemed as part of the transactions.




                                                                                            SIX
                                                                             YEAR          MONTHS
                                                               ASSUMED       ENDED         ENDED
                                                PRINCIPAL     INTEREST     JUNE 30,     DECEMBER 29,
                                                  AMOUNT        RATE         2000           2000
                                               -----------   ----------   ----------   -------------
                                                                   (IN MILLIONS)
   Senior Credit Facilities:
     Term loan A facility (*) ..............       $500          9.2  %     $ 47           $24
     Term loan B facility (*) ..............        200          9.7  %       20            10
     Revolving credit facility (*) .........         --            --         --            --
   Senior Subordinated Notes (*) ...........        210         12.5  %       26            13
   Amortization of $9 million discount on
     Senior Subordinated Notes over a 7
     year life .............................                                   1            --
   Less: historical interest expense on
     existing Senior Notes of Seagate
     Technology:
     March 1, 2004 .........................        200         7.125%       (15)             (7)
     March 1, 2007 .........................        200          7.37%       (15)             (7)
     March 1, 2017 .........................        100         7.875%          (8)           (4)
     March 1, 2037 .........................        200          7.45%       (15)             (8)
                                                                            ------         ------
   Net adjustments..........................                                $ 41           $21
                                                                            ======         =====

  (*) We have assumed that we will use the LIBOR options for the term loan A facility and the term loan B facility which is LIBOR plus 2.50%, and LIBOR plus 3.00%, respectively. We have assumed a rate of 6.7% for LIBOR. The effect of an 0.1250% increase or decrease in interest rates would increase or decrease total Interest expense by approximately $1 million, and $0.5 million for the year ended June 30, 2000, and the six months ended December 29, 2000, respectively.


(r) To record amortization of debt issuance costs, not including the $9 million discount on the face value of the Notes, of $37 million over the weighted average life of the Senior Credit Facilities and the Notes.


(s) To eliminate the loss on the sale of Seagate Technology's operating assets to New SAC. This amount included $95 million representing the premium paid on the redemption of Seagate Technology's existing senior notes, fees related to a hedging contract entered into by Seagate Technology to mitigate interest rate exposure on the redemption of the debt and interest of $3 million.



                                               (footnotes continue on next page)

(t)        Eliminate tax effect of transaction.

(u)        Tax effects of adjustments (o) through (s) above.

(v) To record for the amortization of intangibles acquired at the closing of the transactions based upon the purchase accounting used to record the transaction.


      We accounted for the transactions as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: (1) the rigid disc drive business (HDD, which is now Seagate Technology Holdings), which includes the storage area networks business (SAN, which is now Seagate Technology SAN Holdings), (2) the removable storage solutions business (RSS, which is now Seagate Removable Storage Solutions Holdings), (3) the software business (Crystal Decisions), and (4) an investment holding company (STI). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.


      The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation of the in-process research and development. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that we are unable to successfully complete a certain research and development project. We are primarily responsible for estimating the fair value of the purchased research and development in all business combinations accounted for under the purchase method.


      The table below summarizes the allocation of net purchase price by business. Amounts for HDD include SAN.




                                                                           ESTIMATED FAIR VALUE
                                                    -------------------------------------------------------------------
                                                                               (IN MILLIONS)
                                                    -------------------------------------------------------------------
                                         USEFUL
                                          LIFE        TOTAL                                          CRYSTAL
             DESCRIPTION                IN YEARS     NEW SAC       HDD         SAN        RSS       DECISIONS      STI
------------------------------------   ----------   ---------   ---------   --------   ---------   -----------   ------
   Net current assets (1)(4)                         $  939      $  873      $  27       $32          $ 9         $25
   Long-term investments (2)                             42          --         --        --           --          42
   Other long-lived assets                               42          42         --        --           --          --
   Property, plant & equipment (3)     Up to 30         778         764          2         9            5          --
   Identified intangibles:
     Trade names (5)                    10               47          47          1        --           --          --
     Developed technologies (5)        3-7               76          50          5        11           15          --
     Assembled workforces (5)          1-3               53          43          1         3            7          --
     Other                               5                1           1          1        --           --          --
                                                     ------      ------      -----       ----         ---         ---
     Total identified intangibles                       177         141          8        14           22          --
   Long-term deferred taxes (4)                         (75)        (70)        --          (3)          (2)       --
   Long term liabilities                               (122)       (122)       (10)       --           --          --
                                                     ------      ------      -----       -----        -----       ---
   Net assets                                         1,781       1,628         27        52           34          67
   In-process research &
     development (5)                                     59          52         25        --            7          --
                                                     ------      ------      -----       -----        -----       ---
      NET PURCHASE PRICE                             $1,840      $1,680      $  52       $52          $41         $67
                                                     ======      ======      =====       =====        =====       ===


    (1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a profit margin for activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

          Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.


                                               (footnotes continue on next page)

    (2) The value of individual long-term equity investments was based upon quoted market prices, where available, and when such market prices were not available an independent appraisal was performed to estimate the fair values of the individual investments.

    (3) We obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquired comparable property. Machinery and equipment were assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued based upon discussions with knowledgeable personnel.

    (4) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, long-term investments, and acquired intangible assets over their related tax basis. We have $350 million of federal and state deferred tax assets for which a full valuation allowance has been established.

    (5) We obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

        Trade names--The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

        Developed technologies--The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasiblility, after considering risks relating to: (1) the characteristics and applications of the technology, (2) existing and future markets, and (3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

        Assembled workforces--The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

        In-process research & development--The value of in-process research & development was based on an evaluation of all devolopmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board, or FASB, Statement No. 2, "Accounting for Research and Development Costs" and FASB Statement No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed."

        The amount was determined by: (1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects, (2) projecting the cash flows and costs to complete the underlying technologies and resultant products and (3) discounting these cash flows to their net present value.

        Estimates of future revenues and expenses used to determine the value of in-process research and development was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reached technological feasibility and they had no alternative future use.

        At the valuation date, HDD's developmental projects focused on increasing capacity, reducing size and power consumption, improving performance and reliability, and reducing production costs. They were grouped into three categories. Those included in category one had completed conceptualization and there was substantial progress in coding, building, simulating, and testing the technologies functionality and performance. For those included in category two, subsystem requirements had been identified, design plans had been completed, and substantial progress had been made in coding and/or building the technologies. Those included in category three had completed design plans and system requirements. Based upon an analysis of efforts to date, developmental projects in these three categories were 70%, 50%, and 30% complete, respectively, and were scheduled for completion throughout the period ended in fiscal 2003 at an additional estimated cost of $107 million.

                                               (footnotes continue on next page)

        At the valuation date, SAN was in the process of developing two next generation versions of existing technologies, which, based on an effort to date, were 50% and 75% complete. Activities necessary to convert this in-process research and development into commercially viable technologies include the writing and testing of code diagnostic software design development testing and system integration. SAN expects resultant products will be successfully developed in fiscal 2002 at an additional estimated cost of $1 million.


        At the valuation date, the software business was in the process of developing three next generation versions of existing technologies which, based on total man hours and absolute time, were 70% to 85% complete. Activities necessary to covert this in-process research and development into commercially viable products include completion of all planning, designing, prototyping, verifying and testing to establish the products can meet their design specifications. This business expects resultant products will be successfully developed in fiscal 2002 at an additional estimated cost of $28 million.

(w) To record reduction in depreciation as the new accounting basis in the property, plant and equipment and leasehold improvements is lower than the historical basis of Seagate Technology.


(x) To eliminate the write up of inventories to fair value for inventories acquired at the close of the transactions.


(y) To reflect that portion of the annual fee of $4 million to be paid to members of the sponsor group to render management, consulting and financial services to New SAC.

(z)  To record tax effects on adjustments (v) through (y) above.


(aa) To eliminate management consulting and advisory fees paid to certain sponsors at the close of the transactions.


(bb) To eliminate the write-off of in-process research and development acquired in connection with the transactions.


(cc) To record tax effects on adjustments (aa) through (bb) above.


(dd) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NEW SAC

     We list in the table below selected historical consolidated financial information of Seagate Technology as of the end of and for each of the last five fiscal years ended June 30, 2000, for the six month period ended December 31, 1999 and for the period from July 1, 2000 to November 22, 2000 and of New SAC as of the end of and for the period from November 23, 2000 to December 29, 2000. The operations of New SAC are substantially identical to the operations of Seagate Technology before the transactions and we consider Seagate Technology to be our predecessor. We have derived the historical financial information of Seagate Technology below as of the end of and for fiscal years 1996 and 1997 from audited consolidated financial statements and related notes of Seagate Technology, which are not included in this prospectus. We have derived the historical financial information of Seagate Technology below as of the end of and for fiscal years 1998, 1999 and 2000 and for the period from July 1, 2000 through November 22, 2000 and the historical financial information of New SAC below as of the end of and for the period from November 23, 2000 through December 29, 2000 from the audited consolidated financial statements and related notes of New SAC and its predecessor, Seagate Technology, included elsewhere in this prospectus. We have derived the historical financial information for the six months ended December 31, 1999 from the unaudited interim consolidated condensed financial statements and related notes of Seagate Technology included elsewhere in this prospectus, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results of New SAC from the date of its inception, August 10, 2000, through the date of the transactions, November 22, 2000, were not material and have thus not been included here. Operating results for the periods from July 1, 2000 to November 22, 2000 and from November 23, 2000 to December 29, 2000, are not necessarily indicative of results that may be expected for the entire year or any future period. You should read the selected historical consolidated financial information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--New SAC" and the consolidated financial statements and related notes of New SAC included elsewhere in this prospectus.



                                                            SEAGATE TECHNOLOGY
                                          ------------------------------------------------------
                                                             FISCAL YEAR (a)
                                          ------------------------------------------------------
                                             1996        1997        1998    1999 (b)     2000
                                          ---------- ------------ --------- ---------- ---------
                                                     (IN MILLIONS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenue .................................   $8,588    $  8,940     $6,819     $6,802    $6,448
Cost of sales ...........................    7,007       6,918      5,788      5,176     5,056
Product development .....................      420         459        627        655       725
Marketing and administrative ............      486         493        502        534       515
Amortization of goodwill and other
 intangibles ............................       47          50         40         39        51
In-process research and
 development (c) ........................       99           3        223          2       105
Restructuring (d) .......................      242            (7)     347         60       207
Unusual items (e) .......................       --         166        (22)        78       350
                                            ------    ----------   ------     ------    ------
Income (loss) from operations ...........      287         858       (686)       258      (561)
Other income (expense):
 Interest income ........................       94          92         98        102       101
 Interest expense .......................      (56)        (35)       (51)       (48)      (52)
 Other non-operating income
  (expense) (f) .........................        6         (24)       (65)     1,561     1,121
                                            ------    ----------   ------     ------    ------
Income (loss) before income taxes........      331         891       (704)     1,873       609
Benefit (provision) for income
 taxes ..................................     (118)       (233)       174       (697)     (299)
                                            ------    ----------   ------     ------    ------
Net income (loss) .......................   $  213    $    658     $ (530)    $1,176    $  310
                                            ======    ==========   ======     ======    ======
OTHER FINANCIAL DATA:
EBITDA (i) ..............................   $1,051    $  1,603     $  529     $1,104    $  831
Depreciation and amortization ...........      417         607        664        696       693
Capital expenditures, net ...............      907         941        709        603       580
Working capital (g) .....................      790         433        414        150        17
Cash interest expense ...................       64          27         52         52        52
Ratio of earnings to fixed
 charges (h) ............................      6.9x       26.5x                 40.0x     12.7x
Net cash provided by (used in)
 operating activities ...................      572       1,880        500      1,200        73
Net cash provided by (used in)
 investing activities ...................     (885)     (1,532)      (848)      (706)      993
Net cash provided by (used in)
 financing activities ...................      (43)        193        (39)      (761)     (585)
BALANCE SHEET DATA (AT END OF
 PERIOD):
Cash and cash equivalents ...............   $  504    $  1,047     $  666     $  396    $  875
Short-term investments ..................      670       1,236      1,161      1,227     1,140
Total assets ............................    5,240       6,723      5,645      7,072     7,167
Total debt (including current portion
 of long-term debt) .....................      801         703        705        704       704
Total shareholders' equity ..............    2,466       3,476      2,937      3,563     3,847



                                               SEAGATE TECHNOLOGY                         NEW SAC
                                          -----------------------------                -------------
                                            SIX MONTHS    JULY 1, 2000   NOVEMBER 23,
                                               ENDED           TO          2000 TO
                                           DECEMBER 31,   NOVEMBER 22,   DECEMBER 29,
                                               1999           2000           2000
                                          -------------- -------------- -------------
                                               (IN MILLIONS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenue .................................     $3,327        $  2,449       $1,017
Cost of sales ...........................      2,665           2,130         896
Product development .....................        359             442          73
Marketing and administrative ............        243             490         101
Amortization of goodwill and other
 intangibles ............................         17              26           5
In-process research and
 development (c) ........................         --              --          59
Restructuring (d) .......................        135              20          --
Unusual items (e) .......................        325              --          --
                                              ------        --------       ------
Income (loss) from operations ...........       (417)           (659)       (117)
Other income (expense):
 Interest income ........................         42              58           3
 Interest expense .......................        (26)            (24)        (10)
 Other non-operating income
  (expense) (f) .........................        414          (1,015)           (8)
                                              ------        --------       --------
Income (loss) before income taxes........         13          (1,640)       (132)
Benefit (provision) for income
 taxes ..................................        (70)             76         (21)
                                              ------        --------       -------
Net income (loss) .......................     $  (57)       $ (1,564)      $(153)
                                              ======        ========       =======
OTHER FINANCIAL DATA:
EBITDA (i) ..............................     $  392        $    282       $  53
Depreciation and amortization ...........        351             271          69
Capital expenditures, net ...............        279             272          34
Working capital (g) .....................                                    (95)
Cash interest expense ...................         26              26          --
Ratio of earnings to fixed
 charges (h) ............................        1.5x
Net cash provided by (used in)
 operating activities ...................         33             105         (89)
Net cash provided by (used in)
 investing activities ...................        767            (404)       (953)
Net cash provided by (used in)
 financing activities ...................       (710)           (576)      1,774
BALANCE SHEET DATA (AT END OF
 PERIOD):
Cash and cash equivalents ...............                                  $ 732
Short-term investments ..................                                    118
Total assets ............................                                  3,509
Total debt (including current portion
 of long-term debt) .....................                                    904
Total shareholders' equity ..............                                    759


                                                (footnotes appear on next page)

----------
(a) Seagate Technology reported financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30 of that year. Accordingly, fiscal year 1996 ended on June 28, 1996, fiscal year 1997 ended on June 27, 1997, fiscal year 1998 ended on July 3, 1998, fiscal year 1999 ended on July 2, 1999, and fiscal year 2000 ended on June 30, 2000. Fiscal years 1996, 1997, 1999 and 2000 were 52 weeks, and fiscal year 1998 was 53 weeks. All references to years represent fiscal years unless otherwise noted.

(b) On May 28, 1999, Seagate Technology contributed all of the operations and assets of its Network & Storage Management Group, or NSMG, to VERITAS Software Corporation in exchange for the issuance to its subsidiary, Seagate Software Holdings of shares of VERITAS common stock representing approximately 42% of the outstanding shares of VERITAS at that time and the assumption by VERITAS of some of the liabilities associated with the operations of NSMG. We refer to the above transaction as the NSMG contribution. As a result of the NSMG contribution, Seagate Technology recognized a gain of $1.806 billion offset by compensation charges of $124 million and transaction costs of $12 million for a net gain of $1.670 billion. Seagate Technology also incurred a charge in fiscal year 1999 of approximately $85 million in connection with the write-off of in-process research and development by VERITAS which was included in other income (expense) as activity related to equity interest in VERITAS. The NSMG contribution led to a permanent reduction in gross margins for Seagate Technology since the NSMG business produced higher gross margins than the rigid disc drive business.

(c) These amounts represent portions of the purchase price of prior acquisitions that were attributed to in-process research and development projects of the acquired companies. The allocated amount is written off in the period the acquisition closes because we cannot assure you that the technologies under development will achieve technological feasibility. Seagate Technology recorded charges related to the write-off of in-process research and development (1) in fiscal year 1996, of $99 million in connection with the acquisition of certain software companies; (2) in fiscal year 1997, of $3 million in connection with the acquisition of certain software companies; (3) in fiscal year 1998, these amounts principally consisted of $214 million in connection with the acquisition of Quinta Corporation and $7 million in connection with the acquisition of Eastman Software; (4) in fiscal year 1999, of $2 million in connection with the acquisition of a minority interest in Seagate Software Holdings; and (5) in fiscal year 2000, of $105 million in connection with the acquisition of XIOtech. New SAC recorded an in-process research and development charge of $59 million for the period from November 23, 2000 to December 29, 2000 in connection with the transactions. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- All Entities -- Prior Acquisitions" for more information.

(d) Restructuring charges are the result of board approved restructuring plans we have implemented to align our global work force and manufacturing capacity with existing and anticipated future market requirements. These charges are described in more detail in footnotes to the audited consolidated financial statements of New SAC and its predecessor included elsewhere in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New SAC -- Restructuring Activities."

(e) Unusual items include: (1) in fiscal year 1997, compensation expense of $13 million realized in connection with certain acquisitions and expenses of $153 million in connection with the settlement of litigation; (2) in fiscal year 1998, a $22 million reversal of expense recognized in fiscal year 1997 but paid in a lesser amount in fiscal year 1998 relating to the settlement of litigation; (3) in fiscal year 1999, a charge of $78 million of cash compensation expense related to the acquisition of Quinta; (4) in fiscal year 2000 $64 million of expense related to the settlement of litigation, and $286 million of compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings; and (5) for the six months ended December 31, 1999, $39 million related to the settlement of litigation and $286 million of compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings.

(f) Other non-operating income (expense) includes (1) in fiscal year 1998, mark-to-market losses on foreign exchange hedging contracts offset by gains on the sale of certain investments in equity securities; (2) in fiscal year 1999, the net gain on our contribution of NSMG to VERITAS offset by activity related to our investment in VERITAS; (3) in fiscal year 2000, the gains on sales and exchanges of certain investments in equity securities and activity related to our investment in VERITAS; (4) in the six months ended December 31, 1999, the activity


                                               (footnotes continue on next page)
           related to our investment in VERITAS offset by a gain on the sale of VERITAS and SanDisk stock; (5) for the period from July 1, 2000 through November 22, 2000, the activity related to our investment in VERITAS, losses recognized on our LHSP investment and the loss on the sale of Seagate Technology's operating assets to New SAC offset by gains on sales of SanDisk and Veeco Stock; and (6) for the period from November 23, 2000 through December 29, 2000, compensation charges of $10 million for bonuses paid in connection with the acquisition of XIOtech offset by foreign currency gains of $2 million.

(g) Working capital represents total current assets, excluding cash, cash equivalents and short-term investments, less total current liabilities, excluding short term borrowings and current maturities of long-term debt.

(h) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense. For fiscal year 1998, the period from July 1, 2000 through November 22, 2000, and the period from November 23, 2000 through December 29, 2000 earnings were insufficient to cover fixed charges by $653 million, $1.616 billion, and $122 million, respectively.

(i) EBITDA represents income (loss) before income taxes, interest income (expense), and depreciation and amortization and excludes the impact of certain non-recurring events summarized below. We have included certain information concerning EBITDA because management believes EBITDA is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA should not be considered, however, in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA, as calculated above, differs from the definition of EBITDA and the related definition of Consolidated Coverage Ratio described under "Description of the Notes -- Certain Definitions." We have calculated EBITDA for the periods presented as follows:



                                                                 SEAGATE TECHNOLOGY
                                              --------------------------------------------------------
                                                                    FISCAL YEAR
                                              --------------------------------------------------------
                                                 1996        1997        1998        1999       2000
                                              ---------- ------------ ---------- ----------- ---------
                                                                   (IN MILLIONS)
  Income (loss) before income taxes (1) .....   $  331      $ 891       $ (704)   $   1,873   $   609
  Interest income ...........................      (94)       (92)         (98)        (102)     (101)
  Interest expense ..........................       56         35           51           48        52
  Depreciation and amortization .............      417        607          664          696       693
  Non-recurring items
    Non-cash items:
     Gain on contribution of NSMG to
      VERITAS, net ..........................       --         --           --       (1,670)       --
     Activity related to equity interest
      in VERITAS (2) ........................       --         --           --          119       326
     Gain on exchange of certain
      investments
      in equity securities, net (3) .........       --         --           --           --      (231)
     In-process research and
      development ...........................       99          3          223            2       105
     Loss on LHSP investment ................       --         --           --           --        --
     Loss on sale of operating assets to
      New SAC ...............................       --         --           --           --        --
     Restructuring ..........................       --         --          203           35       109
     Unusual items (4) ......................       --         13           --           --       286
     Other, net (5) .........................       --         --           68           --        29
    Cash items:
     Gain on sale of VERITAS stock ..........       --         --           --           --      (537)
     Gain on sale of SanDisk stock ..........       --         --           --           --      (679)
     Gain on sale of Veeco stock ............       --         --           --           --        --
     Transaction related costs ..............       --         --           --           --        --
     Restructuring ..........................      242           (7)       144           25        98
     Unusual items (4) ......................       --        153          (22)          78        64
     Other, net (5) .........................       --         --           --           --         8
                                                ------      -------     ------    ---------   -------
    EBITDA ..................................   $1,051      $1,603      $  529    $   1,104   $   831
                                                ======      =======     ======    =========   =======




                                                   SEAGATE TECHNOLOGY         NEW SAC
                                              ------------------------------------------
                                                SIX MONTHS       JULY 1      NOVEMBER 23,
                                                   ENDED           TO          2000 TO
                                               DECEMBER 31,   NOVEMBER 22,   DECEMBER 29,
                                                   1999           2000           2000
                                              -------------- -------------- -------------
                                                             (IN MILLIONS)
  Income (loss) before income taxes (1) .....    $    13        $ (1,640)      $(132)
  Interest income ...........................        (42)            (58)           (3)
  Interest expense ..........................         26              24          10
  Depreciation and amortization .............        351             271          69
  Non-recurring items
    Non-cash items:
     Gain on contribution of NSMG to
      VERITAS, net ..........................         --              --          --
     Activity related to equity interest
      in VERITAS (2) ........................        183              99          --
     Gain on exchange of certain
      investments
      in equity securities, net (3) .........         --              --          --
     In-process research and
      development ...........................         --              --          59
     Loss on LHSP investment ................         --             138          --
     Loss on sale of operating assets to
      New SAC ...............................         --             889          --
     Restructuring ..........................         76               7          --
     Unusual items (4) ......................        286             584          --
     Other, net (5) .........................         --             (11)         --
    Cash items:
     Gain on sale of VERITAS stock ..........       (537)             --          --
     Gain on sale of SanDisk stock ..........        (62)           (102)         --
     Gain on sale of Veeco stock ............         --             (20)         --
     Transaction related costs ..............         --              88          --
     Restructuring ..........................         59              13          --
     Unusual items (4) ......................         39              --          40
     Other, net (5) .........................         --              --          10
                                                 -------        --------       -------
    EBITDA ..................................    $   392        $    282       $  53
                                                 =======        ========       =======


     ------------
   (1) Income (loss) before income taxes includes the following activity in certain investments in equity securities (1) in fiscal year 1999, $1.670 billion of net gain related to the contribution of NSMG to VERITAS; (2) in fiscal year 2000, gains on the sale of portions of our investments in VERITAS and SanDisk and gains on the exchange of certain investments in equity securities of $537 million, $679 million and $231 million,


                                           (footnotes continue on the next page)
         respectively; (3) in the six months ended December 31, 1999, gains on the sale of portions of our investments in VERITAS and SanDisk of $537 million, and $62 million, respectively; and (4) in the period from July 1, 2000 to November 22, 2000, gains on the sale of portions of our investment in SanDisk and Veeco of $102 million and $20 million, respectively, offset by losses on our investment in LHSP of $138 million and the sale of operating assets to New SAC of $889 million. The equity investments in VERITAS and SanDisk were not acquired by New SAC under the stock purchase agreement.
   (2) Activity related to equity interest in VERITAS includes Seagate Technology's share of the net income or loss of VERITAS, adjusted to reflect the difference between the amortization of the intangible assets by Seagate Technology and VERITAS. The net income or loss of VERITAS is included in the results of Seagate Technology on a one quarter lag basis. In fiscal year 1999, Seagate Technology recorded
         $34 million of amortization expense related to its equity interest in VERITAS and a charge of $85 million in connection with the write-off of in-process research and development by VERITAS. In fiscal year
         2000, Seagate Technology recorded $356 million of amortization expense related to its equity interest in VERITAS, which was partially offset by its $30 million share of the net income of VERITAS for the same period. For the six months ended December 31, 1999, Seagate Technology recorded $190 million of amortization expense related to its equity interest in VERITAS, and Seagate Technology's $7 million share of the net loss of VERITAS for the same period. For the period from July 1, 2000 to November 22, 2000, Seagate Technology recorded $129 million of amortization expense related to its equity investment in VERITAS, which was partially offset by its $30 million, share of the net income of VERITAS for the same period. The equity investment in VERITAS was not acquired by New SAC under the stock purchase agreement.
   (3) Represents gain recognized by Seagate Technology in fiscal year 2000 comprised of (1) the exchange of all the shares of stock of Dragon Systems for shares of stock of LHSP in connection with the merger of Dragon Systems and LHSP, (2) the exchange of all the shares of stock of CVC for shares of stock of Veeco in connection with the merger of CVC and Veeco and (3) the exchange of shares of stock of iCompression Inc. for shares of stock of GlobeSpan, Inc. The investments in LHSP and Veeco were not acquired by New SAC.
   (4) Represents (1) in fiscal year 1997, $13 million of non-cash compensation charges related to the acquisition of certain software companies and cash expense of $153 million relating to the settlement of certain litigation; (2) in fiscal year 1998, a $22 million cash reversal of expense accrued in a prior period, but paid in a lesser amount in fiscal year 1998 relating to a settlement of litigation; (3) in fiscal year 1999, $78 million of cash compensation expense related to the acquisition of Quinta; (4) in fiscal year 2000, $64 million of cash expense related to the settlement of litigation, and $286 million of non-cash compensation expense and payroll taxes related to the reorganization of Seagate Software Holdings; (5) for the six months ended December 31, 1999, $39 million of cash expense related to the settlement of litigation and $286 million of non-cash compensation expense and payroll related taxes related to the reorganization of Seagate Software Holdings; (6) for the period from July 1, 2000 through November 22, 2000, $584 million of non-cash compensation expense related to the acceleration of options in Seagate Technology in connection with the transactions; and (7) for the period from November 23, 2000 through December 29, 2000 consulting and advisory fees paid to certain sponsors in connection with the transactions.
   (5) Other, net (1) in fiscal year 1998, includes mark-to-market losses on foreign exchange hedging contracts of $76 million offset by gains on the sale of certain investments in equity securities of $8 million;
         (2) in fiscal year 2000, principally includes non cash compensation charges for termination of certain employees of $29 million, and costs related to the transactions of $8 million; (3) for the period from July 1, 2000 through November 22, 2000, includes mark-to-market gain on equity securities of $27 million offset by losses on our investment in Gadzoox of $8 million and loss on sale of marketable securities of $8 million; and (4) in the period from November 23, 2000 through December 29, 2000, a $10 million compensation payment relating to a previous acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations for the fiscal years ended July 3, 1998, July 2, 1999 and June 30, 2000 and for the six months ended December 31, 1999 for Seagate Technology, and of the combined results in the period from July 1, 2000 through December 29, 2000 for Seagate Technology and New SAC. Through November 22, 2000, we operated as Seagate Technology. Since November 23, 2000, we have been operating as New SAC.The operations of New SAC are substantially identical to what the operations of Seagate Technology were before November 22, 2000, and thus we have presented the results of Seagate Technology and New SAC on a combined basis for the six months ended December 29, 2000.

     The following also includes a discussion of the financial condition and results of operations for the fiscal years ended July 3, 1998, July 2, 1999 and June 30, 2000 and for the six months ended December 31, 1999 and December 29, 2000 for three former business units of Seagate Technology that are now subsidiaries of New SAC, Seagate Technology Holdings, Seagate Technology SAN Holdings and Seagate Removable Storage Solutions Holdings, each of which intends to issue options in the future, and one subsidiary of New SAC, Crystal Decisions, that already has options outstanding. Each of these subsidiaries is a guarantor of the notes. Certain discussions below are pertinent to all four of these subsidiaries as well as us, including "--All Entities --The Transactions," "--All Entities -- Allocation of Net Purchase Price," "--All Entities -- Prior Acquisitions," "--All Entities -- Transactions with VERITAS and Other Events," "-- All Entities -- Other Events" and "-- Additional Discussion -- Relevant to All of New SAC, Seagate Technology Holdings, Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Crystal Decisions."

     You should read this discussion in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. See "Risk Factors," "Selected Historical Consolidated Financial Information of New SAC" and "Business -- Business Strategy." Except as noted, references to any fiscal year mean to the twelve month period ending on the Friday closest to June 30 of that year.


                                  ALL ENTITIES


THE TRANSACTIONS

     On November 22, 2000, Seagate Technology, Seagate Software Holdings, a subsidiary of Seagate Technology, and Suez Acquisition Company completed a stock purchase agreement, and Seagate Technology and VERITAS Software Corporation completed an agreement and plan of merger and reorganization. Suez Acquisition Company was a limited liability company organized under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related acquistions. Suez Acquisition Company assigned all of its rights and obligations under the stock purchase agreement to us.

     Under the stock purchase agreement, Suez Acquisition Company agreed to purchase for $1.840 billion in cash, including transaction costs of $25 million, all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's disc drive, tape drive and software businesses and operations and certain cash balances, but excluding the approximately 128 million shares of VERITAS common stock held by Seagate Software Holdings and Seagate Technology's equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V., or LHSP. In addition, under the stock purchase agreement, Suez Acquisition Company agreed to assume substantially all of the operating liabilities of Seagate Technology and its consolidated subsidiaries. In addition, Suez Acquisition Company acquired Seagate Technology Investments, Inc., a subsidiary of Seagate Technology which holds strategic investments in various companies.

     Immediately following the consummation of these transactions, VERITAS acquired the remainder of Seagate Technology and a wholly-owned subsidiary of VERITAS merged with and into Seagate Technology, with Seagate Technology becoming a wholly-owned subsidiary of VERITAS. We refer to this transaction as the VERITAS merger. VERITAS did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business. In the VERITAS merger, the Seagate Technology stockholders received merger consideration consisting of VERITAS stock and cash.

     An indemnification agreement provided that we are required to indemnify VERITAS and its affiliates for any liability for taxes of Seagate Technology, Crystal Decisions and the subsidiaries of Seagate Technology we acquired, in excess of an amount deposited into an escrow account by VERITAS. VERITAS deposited $150 million in an escrow account, which may be withdrawn by us to satisfy these tax liabilities. See "Certain Relationships and Related Transactions -- Indemnification Agreement."

     We refer to the transactions relating to the stock purchase agreement, the agreement and plan of merger and the VERITAS merger as the "transactions".

     At the closing of the transactions, the board of directors of New SAC adopted the New SAC 2000 Restricted Share Plan. The 2000 Restricted Share Plan allows for grants of ordinary and preferred share awards to key employees, directors and consultants. We have authorized 1,843,000 ordinary shares and 48,500 preferred shares to be granted under this plan.

     On February 2, 2001, the board of directors of New SAC approved the 2001 Restricted Share Plan. Unlike the 2000 Restricted Share Plan, the 2001 Restricted Share Plan only provides for the grant of restricted ordinary shares and does not provide for the grant of restricted preferred shares.

     In addition, members of the management group of Seagate Technology entered into rollover agreements in connection with the transactions. Under these agreements, members of the management group agreed not to receive merger consideration for a portion of their shares of Seagate Technology common stock and options to purchase shares of Seagate Technology common stock, valued at approximately $184 million. In exchange for the management rollover, the members of the management group received deferred compensation and ordinary and preferred shares of New SAC. The unvested ordinary and preferred shares vest as follows:

    o one-third of the shares will vest on the first anniversary of the closing of the transactions;

    o  one-third will vest proportionately each month over the next 18 months;
       and

    o the final one-third will vest on the date which is 30 months after the closing of the transactions.

     Of the total value of the management rollover, approximately $179 million of the management rollover has been credited to the management group's accounts in respect of the restricted stock awards. With respect to the restricted ordinary and preferred shares received in connection with the rollover agreements, we will recognize compensation expense of approximately $23 million over the next 30 months as these shares vest.

     In connection with the management rollover, members of the management group also received interests in deferred compensation plans adopted at Seagate Technology Holdings, Seagate SAN Holdings and Seagate Removable Storage Solutions Holdings, depending on which subsidiary employed the individual. Under the terms of the deferred compensation plans, the employee vests in certain deferred compensation at the same rate as vesting in the ordinary and preferred shares. However, such vesting can be accelerated at any time at the election of the subsidiary. Payments, if any, under these deferred compensation plans are contingent upon the occurrence of future events. As a result, compensation expense recognition will be deferred until these future events occur. For a description of the deferred compensation plans, see "Management -- Rollover Agreements and Deferred Compensation Plans."

     Following the closing of the transactions, the board of directors of Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings adopted stock option plans for the grant of options to employees for the purchase of ordinary shares. These plans provide for grants of non-qualified and incentive stock options to key employees, directors, and consultants of the subsidiaries and their affiliates. The board of directors of Seagate Technology SAN Holdings is also expected to adopt a stock option plan in fiscal year 2001. When options are granted under any of these plans, these subsidiaries, like Crystal Decisions, will constitute non-wholly owned subsidiaries of New SAC. We have included the results of operations of these subsidiaries in this management's discussion by entity.

ALLOCATION OF NET PURCHASE PRICE

     We accounted for the transactions as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: (1) the rigid disc drive business (HDD, which is now Seagate Technology Holdings), which includes the storage area networks business (SAN, which is now Seagate Technology SAN Holdings), (2) the removable storage solutions business (RSS, which is now Seagate Removable Storage Solutions Holdings), (3) the software business (Crystal Decisions), and (4) an investment holding company (STI). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.

     The table below summarizes the allocation of net purchase price by business. Amounts for HDD include SAN.




                                                                        ESTIMATED FAIR VALUE
                                                 -------------------------------------------------------------------
                                                                            (IN MILLIONS)
                                                 -------------------------------------------------------------------
                                      USEFUL
                                       LIFE        TOTAL                                          CRYSTAL
           DESCRIPTION               IN YEARS     NEW SAC       HDD         SAN        RSS       DECISIONS      STI
---------------------------------   ----------   ---------   ---------   --------   ---------   -----------   ------
Net current assets (1)(4)                         $  939      $  873      $  27       $32          $ 9         $25
Long-term investments (2)                             42          --         --        --           --          42
Other long-lived assets                               42          42         --        --           --          --
Property, plant & equipment (3)     Up to 30         778         764          2         9            5          --
Identified intangibles:
 Trade names (5)                     10               47          47          1        --           --          --
 Developed technologies (5)         3-7               76          50          5        11           15          --
 Assembled workforces (5)           1-3               53          43          1         3            7          --
 Other                                5                1           1          1        --           --          --
                                                  ------      ------      -----       ----         ---         ---
 Total identified intangibles                        177         141          8        14           22          --
Long-term deferred taxes (4)                         (75)        (70)        --          (3)          (2)       --
Long term liabilities                               (122)       (122)       (10)       --           --          --
                                                  ------      ------      -----       -----        -----       ---
Net assets                                         1,781       1,628         27        52           34          67
In-process research &
 development (5)                                      59          52         25        --            7          --
                                                  ------      ------      -----       -----        -----       ---
   NET PURCHASE PRICE                             $1,840      $1,680      $  52       $52          $41         $67
                                                  ======      ======      =====       =====        =====       ===


(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a profit margin for activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

      Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.

(2) The value of individual long-term equity investments was based upon quoted market prices, where available, and when such market prices were not available an independent appraisal was performed to estimate the fair values of the individual investments.

(3) We obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquired comparable property. Machinery and equipment were assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued based upon discussions with knowledgeable personnel.

                                               (footnotes continue on next page)

(4) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, long-term investments, and acquired intangible assets over their related tax basis. We have $338 million of federal and state deferred tax assets for which a full valuation allowance has been established.

(5) We obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

    Trade names--The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

    Developed technologies--The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasiblility, after considering risks relating to: (1) the characteristics and applications of the technology, (2) existing and future markets, and
    (3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

    Assembled workforces--The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

    In-process research & development--The value of in-process research & development was based on an evaluation of all devolopmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board, or FASB, Statement No. 2, "Accounting for Research and Development Costs" and FASB Statement No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed."

    The amount was determined by: (1) obtaining management estimates of future revenues and operating profits associated with exisiting developmental projects, (2) projecting the cash flows and costs to completion of the underlying technologies and resultant products, and (3) discounting these cash flows to their net present value.


    Estimates of future revenues and expenses used to determine the value of in-process research and development were consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.


    At the valuation date, HDD's developmental projects focused on increasing capacity, reducing size and power consumption, improving performance and reliability, and reducing production costs. These projects were grouped into three categories. Those included in category one had completed conceptualization and there was substantial progress in coding, builiding, simulating and testing the technologies functionality and performance. For those included in category two, subsystem requirements had been identified, design plans had been completed, and substantial progress had been made in coding and/or building the technologies. Those included in category three had completed design plans and system requirements. Based upon an analysis of efforts to date, developmental projects in these three categories were 70%, 50%, and 30% complete, respectively, and were scheduled for completion throughout the period ending in fiscal 2003 at an additional estimated cost of $107 million.

    At the valuation date, SAN was in the process of developing two next generation versions of existing technologies, which, based on efforts to date, were 50% and 75% complete. Activities necessary to convert this in-process research & development into commercially viable technologies include the writing and testing of code diagnostic software, design development testing and system integration. Seagate Technology SAN Holdings expects resultant products will be successfully developed in fiscal 2002 at an additional estimated cost of $1 million.

    At the valuation date, Crystal Decisions was in the process of developing three next generation versions of existing technologies which, based on total man hours and absolute time, were 70% to 85% complete. Activities necessary to covert this in-process research and development into commercially viable products include completion of all planning, designing, prototyping, verifying and testing to establish the products can meet their design specifications. Crystal Decisions expects resultant products will be successfully developed in fiscal 2002 at an additional cost of $28 million.

PRIOR ACQUISITIONS

     We have entered into a number of business combinations during the three most recent fiscal years, including the acquisitions of Quinta Corporation and Eastman Storage Software Management Group in fiscal year 1998 and XIOtech in fiscal year 2000. In connection with these and other transactions, we have recognized significant write-offs of in-process research and development. We are primarily responsible for estimating the fair value of the purchased research and development in all transactions accounted for under the purchase method. We summarize below these significant acquisitions.



                                    DATE OF
ACQUISITION                       ACQUISITION    APPLICATIONS
-----------------------------   --------------   -----------------------------------------------------
   Quinta Corporation           August 1997      Optically assisted Winchester technology to multiply
                                                 the areal density of rigid disc drives

   Eastman Software Storage     June 1998        Storage management product for Microsoft
    Management Group                             Corporation's Windows NT platform

   XIOtech Corporation          January 2000     Virtual storage and storage area network solutions

 ACQUISITION OF QUINTA CORPORATION

     We acquired Quinta Corporation in August 1997. Quinta's research and development efforts revolve around optically assisted Winchester technology. Optically assisted Winchester combines traditional magnetic recording technology with Winchester rigid disc drives and optical recording capabilities; optical recording technology enables greater data storage capacity. By integrating advanced optical features with a sophisticated tracking and delivery system within the read/write head design, we expected optically assisted Winchester to multiply the areal density of rigid disc drives. Since the acquisition, we have redirected our efforts so that we are focused less on the development of a specific product and more on the advancement of optical technology in general. As such, the spending elements associated with the development of optical technology are embedded in the research and development budgets of our product design centers and component technology organizations. At the present time, we have no immediate plans to release a storage device which makes specific use of Quinta's optically assisted Winchester technology. The delay in releasing an optically assisted Winchester storage device is not expected to materially affect our future earnings.

     In fiscal year 1998, we incurred a one-time write-off of in-process research and development of $214 million and in fiscal year 1999, we recognized $78 million for compensation expense related to the acquisition of Quinta.

 ACQUISITION OF EASTMAN SOFTWARE STORAGE MANAGEMENT GROUP

     We acquired Eastman Software Storage Management Group in June 1998, through our subsidiary Seagate Software Holdings. Eastman develops a storage management product for Microsoft's Windows NT platform and its two primary products are OPEN/stor for Windows NT and AvailHSM for NetWare. Eastman was included in the contribution of the Network & Storage Management Group, or NSMG, to VERITAS in May 1999, which we describe below. In fiscal year 1998, Seagate Software Holdings incurred a one-time write-off of in-process research and development of $7 million related to the acquisition of Eastman.

 ACQUISITION OF XIOTECH CORPORATION

     We acquired XIOtech, a provider of virtual storage and storage area network solutions, in exchange for 8,031,804 shares of our common stock issued from treasury shares and options with a combined fair value of $359 million in January 2000. We accounted for this acquisition as a purchase and, accordingly, the results of operations of XIOtech have been included in our consolidated financial statements from the date of the acquisition. The purchase price has been allocated based on the estimated fair market value of net tangible and intangible assets acquired and in-process research and development costs. As a result of the acquisition, we incurred a one-time write-off of in-process research and development of $105 million in fiscal year 2000. Amortization of goodwill and other intangibles was $20 million in fiscal year 2000, including $4 million for developed technology contained in cost of sales. Since its acquisition, XIOtech's revenue and expenses have not been material to our consolidated revenue and expenses.


TRANSACTIONS WITH VERITAS AND OTHER EVENTS

 CONTRIBUTION OF NSMG TO VERITAS

     On May 28, 1999, Seagate Technology and its subsidiaries, Seagate Software Holdings and NSMG, closed and consummated an agreement and plan of reorganization, dated as of October 5, 1998, with VERITAS and VERITAS Operating Corporation, which we refer to as the software acquisition agreement. That agreement provided for the contribution by Seagate Technology, Seagate Software Holdings and other subsidiaries to VERITAS of the outstanding stock of NSMG and other subsidiaries of Seagate Software Holdings and the assets used primarily in the network and storage management business of Seagate Software Holdings, in exchange for the issuance of VERITAS common stock to Seagate Software Holdings and the offer by VERITAS to grant options to purchase VERITAS common stock to some Seagate Software Holdings' employees who became employees of VERITAS or its subsidiaries. As part of this transaction, VERITAS assumed certain liabilities of the NSMG business. The transaction was structured to qualify as a tax-free exchange. We accounted for the contribution of the NSMG business to VERITAS as a non-cash, stock for stock exchange using the fair value of the assets and liabilities exchanged. After the transaction, Seagate Software Holdings owned approximately 42% of the outstanding shares, or 155,583,468 shares, of VERITAS.

     Because Seagate Technology still owned a portion of the NSMG business through its ownership of VERITAS, Seagate Technology did not recognize 100% of the gain on the exchange. The gain recorded was equal to the difference between 58% of the fair value of the VERITAS common stock received and 58% of Seagate Technology's basis in the NSMG assets and liabilities exchanged. Seagate Technology accounted for its ongoing investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Technology's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS was allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $85 million write-off in fiscal year 1999 included in activity related to equity interest in VERITAS in the accompanying statement of operations. Intangible assets, including goodwill, had a four year amortization schedule.

     Seagate Technology has included in its financial results its share of the net income or loss of VERITAS, excluding certain NSMG purchase accounting related amounts recorded by VERITAS, but including Seagate Technology's amortization of the difference between its recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS has been included in the results of Seagate Technology on a one quarter lag basis. Thus, the results of VERITAS for the period from May 29, 1999 to June 30, 1999, the period subsequent to the contribution of NSMG to VERITAS, and for the period from July 1, 1999 through March 31, 2000 were included in Seagate Technology's results for the fiscal year ended June 30, 2000. We eliminate from VERITAS' income
(loss) the effect of VERITAS' accounting for the NSMG business contribution, including VERITAS' amortization expenses related to intangible assets. Excluding amortization of intangibles of $356 million, the total equity income recorded by Seagate Technology related to VERITAS in fiscal year 2000 was $30 million.

 SEAGATE SOFTWARE HOLDINGS EXCHANGE OFFER

     In a transaction separate from but related to the contribution of the NSMG business to VERITAS, on June 9, 1999, Seagate Technology exchanged 5,275,772 shares of its common stock for 3,267,255 of the outstanding shares of Seagate Software Holdings common stock owned by employees, directors and consultants of Seagate Software Holdings. The fair value of the Seagate Software Holdings shares acquired less the original purchase price paid by the employees was recorded as compensation expense for those shares outstanding and vested less than six months. The purchase of Seagate Software Holdings shares outstanding and vested more than six months was accounted for as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged was allocated to all of the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. In connection with the acquisition, Seagate Software Holdings recorded the acquisition of the minority interest and we recorded compensation expense amounting to approximately $124 million and wrote off purchased research and development amounting to $2 million in the fourth quarter of fiscal year 1999. Associated intangible assets and goodwill are being amortized to operations over four years.

 SEAGATE SOFTWARE HOLDINGS REORGANIZATION

     On October 20, 1999, Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, was merged with and into Seagate Software Holdings. Seagate Software Holdings' assets consisted of the assets of the information management group of Seagate Software Holdings and an investment in VERITAS common stock that VERITAS acquired under the merger agreement. The merger was effected on October 20, 1999. As a result of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology. In connection with the reorganization, Seagate Software Holdings also formed a wholly owned subsidiary, which we refer to as Crystal Decisions. Seagate Software Holdings transferred the assets and operations of its information management group into Crystal Decisions, which is now the operating entity for this business. In connection with the merger, Seagate Software Holdings stockholders and optionees received payment in the form of 3.23 shares of Seagate Technology common stock for each share of Seagate Software Holdings common stock less any amounts due for the payment of the exercise price for the options. All outstanding Seagate Software Holdings stock options were accelerated immediately prior to the merger. Seagate Software Holdings accounted for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software Holdings common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology common stock issued was $19 million and was recorded as purchase price and allocated to the assets and liabilities received. During the quarter ended December 31, 1999, we recorded compensation expense of $284 million, plus $2 million in payroll taxes, related to the purchase of the minority interest in Seagate Software Holdings.


 OTHER EVENTS

     In fiscal year 1998, we recorded a non-cash charge of $76 million on a mark-to-market of the value of foreign exchange hedging contracts.

     On November 22, 1999 and March 6, 2000, Seagate Software Holdings sold 18,523,502 and 9,000,000 shares of VERITAS common stock, adjusted for 3 for 2 stock splits, for proceeds of $397 million and $437 million, respectively, net of underwriting discounts and commissions. Seagate Software Holdings acquired those shares in connection with the contribution of the NSMG business to VERITAS in May 1999. The sale of shares of VERITAS common stock by Seagate Software Holdings in the six months ended December 31, 1999 resulted in pre-tax gains of $537 million.

     In fiscal year 2000, several marketable equity securities held by us, including securities issued by SanDisk Corporation, Gadzoox Networks, Inc., Veeco Instruments, Inc. and LHSP, were marked to market resulting in a $95 million unrealized gain, net of taxes. We record unrealized gains and losses on the mark to market of investments as a component of accumulated other comprehensive income and make appropriate adjustments to the value of these assets. The investments were subject to changes in valuation based upon the market price of their common stock.

     In fiscal year 2000, we sold 10,675,000 shares of SanDisk common stock, adjusted for a 2 for 1 stock split on February 23, 2000, for proceeds of $681 million, net of underwriting discounts and commissions. The sale of shares of SanDisk common stock in fiscal year 2000 resulted in a pre-tax gain of $679 million.

     In fiscal year 2000, we recognized gains of $231 million on the exchange of certain investments in equity securities. Specifically, the gain related to
(1) the exchange of shares of stock of Dragon

Systems for shares of stock of LHSP in connection with the merger of Dragon Systems and LHSP and (2) the exchange of shares of stock of CVC, Inc. for shares of stock of Veeco Instruments, Inc. in connection with the merger of CVC and Veeco. The shares of stock in LHSP, Gadzoox and Veeco were not acquired by us under the stock purchase agreement. In addition, we recognized a charge of $64 million related to the settlement of litigation.

     In the six months ended December 29, 2000, on a combined basis, we recognized gains on the sales of investments in SanDisk common stock and Veeco of $102 million and $20 million, respectively.


                                    NEW SAC


BASIS OF PRESENTATION

     Because we acquired all the operating assets of Seagate Technology as of November 22, 2000, Seagate Technology is our predecessor. Accordingly, references to "we", "our" or "us" for events, transactions or regarding financial information during these periods are references to our predecessor, Seagate Technology. For comparative purposes, the financial information presented combines the operations of Seagate Technology from July 1 to November 22, 2000 with our operations as New SAC from November 23, 2000 to December 29, 2000. Although we were incorporated on August 10, 2000, prior to November 23, 2000 our operations were not significant. Financial information for the fiscal years ended 1998, 1999 and 2000 and for the six-month period ended December 31, 1999 is the historical financial information of Seagate Technology.


OVERVIEW


     We are a leading designer, manufacturer and marketer of products for storage, retrieval and management of electronic data. Businesses, other organizations and individuals use rigid disc drives as the primary medium for storing electronic information in computer systems ranging from desktop computers to data centers delivering information over corporate networks and the Internet. We produce a broad range of rigid disc drive products and are a leader in both the enterprise (primarily Internet servers, mainframes and workstations) and desktop (personal computers or PCs) sectors of the rigid disc drive industry. According to Dataquest, our shares of unit shipments for the enterprise and desktop sectors of the rigid disc drive industry, for the calendar year 2000, were 44.3% and 22.5%, respectively. We also design, manufacture and market tape drives and intelligent storage solutions and are a leading provider of business intelligence software. Our advanced research and development capabilities, combined with our vertically integrated manufacturing facilities, enable us to be a leader in bringing high quality, next generation information storage products to market. For the six months ended December 29, 2000, we had combined revenue of approximately $3.46 billion and combined EBITDA of approximately $272 million. During that period, our rigid disc drive operations accounted for 94% of our combined revenue and 83% of our combined gross profit, and our software operations accounted for 2% of our combined revenue and 12% of our combined gross profit.


     We sell our rigid disc drives primarily to major original equipment manufacturers, or OEMs, and also market to distributors under our globally recognized brand name. For the twelve months ended December 29, 2000, approximately 67% of our combined rigid disc drive revenue was from sales to OEMs, including customers such as Compaq, Dell, EMC, Hewlett Packard, IBM and Sun Microsystems. We have longstanding relationships with many of these OEM customers, such as Compaq, our largest customer, which we have served for approximately 18 years. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers in most geographic areas of the world. For the twelve months ended December 29, 2000, approximately 42% of our combined revenue was from customers located in North America, approximately 33% was from customers located in Europe and approximately 25% was from customers located in Asia. Substantially all of our revenue is denominated in U.S. dollars.

     We have three operating segments, rigid disc drives, tape drives and software. However, only the rigid disc drive and software businesses were reportable segments under the Statement of

Financial Accounting Standards, or SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." For fiscal year 2000, revenue from rigid disc drive operations was $6.013 billion, revenue from software operations was $127 million and revenue from other operations was $308 million; gross profit from rigid disc drive operations was $1.238 billion, gross profit from software operations was $82 million and gross profit from other operations was $72 million. For the six months ended December 29, 2000, combined revenue from rigid disc drive operations was $3.248 billion, combined revenue from software operations was $77 million and combined revenue from other operations was $141 million; combined gross profit from rigid disc drive operations was $364 million, combined gross profit from software operations was $54 million and combined gross profit from other operations was $52 million. For more information regarding these segments and related information, see Note 9 to the audited consolidated financial statements of New SAC and its predecessor included elsewhere in this prospectus.



RESTRUCTURING ACTIVITIES


 FISCAL YEAR 1998 RESTRUCTURING ACTIVITIES


     In fiscal year 1998, we recorded restructuring charges of $347 million. These charges were the result of exiting production of rigid disc drives with a form factor of less than 3.5 inches for mobile products; discontinuing older generation rigid disc drive products; closing and selling the Clonmel, Ireland manufacturing facility; closing and subleasing the San Jose and Moorpark, California design center facilities; aborting production expansion projects in Cork, Ireland; and divesting our new manufacturing facility in The Philippines, which was nearing completion. The restructuring charges consisted of the following: employee related costs for severance of $56 million; facilities costs for facilities we were no longer using for current activities, which included lease termination expenses and residual payments on leases for facilities of $24 million for facilities in California and Asia and the write-off or write-down of owned and leased facilities located in California, The Philippines and Ireland of $54 million; the write-off or write-down of $137 million for excess manufacturing, assembly and test equipment and tooling formerly used primarily in California, Singapore, Thailand and Ireland; the write-off of intangibles and other assets, including $9 million for capital equipment deposits and $2.5 million for goodwill associated with permanently impaired equipment; contract cancellations comprised of $43 million for costs incurred to cancel outstanding purchase commitments existing prior to the restructuring plan; and other costs consisting of the repayment of various grants to the Industrial Development Agency of Ireland of $7 million and a contingency of $14 million for adjustments to estimates used when the restructuring charge was recorded. These restructuring changes resulted in cash charges except for those related to the write-off or write-down of assets.


 FISCAL YEAR 1999 RESTRUCTURING ACTIVITIES


     In fiscal year 1999, we recorded restructuring charges of $72 million and reversed $12 million of restructuring accruals recorded in fiscal year 1998, resulting in a net restructuring charge of $60 million, of which $35 million was a non-cash charge. The $12 million reversal was a result of abandoning our plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. The $72 million restructuring charge was a result of steps we took to further improve the efficiency of our operations. These actions included the following: closure of our microchip manufacturing facility in Scotland; discontinuance of our read/write head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating those operations from Singapore, Scotland and Costa Mesa, California to Mexico; and closure of our recording media substrate facility in Mexico. In connection with the restructuring, we reduced our work force by approximately 1,250 employees. Our implementation of the restructuring plan was substantially completed as of March 31, 2000.

 FISCAL YEAR 2000 RESTRUCTURING ACTIVITIES

     In fiscal year 2000, we recorded restructuring charges totaling $218 million and reversed $11 million of our restructuring accruals comprised of $2 million of restructuring reserves recorded in the same period, $5 million of restructuring reserves recorded in fiscal year 1999 and $4 million of restructuring reserves recorded in fiscal year 1998, resulting in a net restructuring charge of $207 million. These charges were a result of a restructuring plan established to align our global work force and manufacturing capacity with existing and anticipated future market requirements. These actions included work force reductions, reductions of excess capacity including closure of surplus manufacturing facilities or portions of facilities which did not reduce manufacturing capacity due to efficiency gains, write-offs of excess equipment and consolidation of operations in our recording media operations, rigid disc drive assembly and testing facilities, printed circuit board assembly manufacturing, recording head operations, software operations, customer service operations, sales and marketing activities, and research and development activities. The restructuring charges were comprised of the following: $81 million for the write-off of excess manufacturing, assembly and test equipment formerly used in Singapore, Thailand and Northern California; $90 million for employee termination costs; $29 million for the write-off of owned facilities located in Singapore; $11 million in lease termination expenses and residual payments on leases; $5 million in renovation costs to restore facilities in Singapore and Northern California to their pre-lease condition; and $2 million in contract cancellations associated with one of the Singapore facilities. These restructuring charges resulted in cash charges except for those related to write-off of assets and the Singapore contract cancellations. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of the facilities. Under the fiscal year 2000 restructuring plan, we planned to reduce our work force by approximately 24,000 employees. Approximately 22,000 of the 24,000 employees had been terminated as of December 29, 2000. We estimate that if we had completed the fiscal year 2000 restructuring activities by the end of fiscal year 2000, annual salary and depreciation expense would have been reduced by approximately $151 million and $48 million, respectively. The implementation of our fiscal year 2000 restructuring plan was substantially complete by December 29, 2000.


 FISCAL YEAR 2001 RESTRUCTURING ACTIVITIES

     As part of the transactions, New SAC assumed all the restructuring liabilities previously recorded by Seagate Technology, including $41 million related to restructuring activities announced in fiscal 2000 and $3 million related to restructuring activities announced in fiscal 2001. During the period from July 1, 2000 to November 22, 2000, Seagate Technology recorded restructuring charges totaling $20 million. Of the $20 million, $11 million was a result of a restructuring plan established to continue the alignment of Seagate Technology's global workforce and manufacturing capacity with existing and anticipated future market requirements, specifically in its recording head operations in Thailand. The remaining $9 million consisted of a $3 million employee termination benefit adjustment to the original estimate related to the fiscal 2000 restructuring plan and $6 million in additional restructuring charges for adjustments to original estimates to the fiscal 1998 restructuring plan. The fiscal 2001 restructuring plan includes workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations. The restructuring charges were comprised of $3 million for employee termination costs; $6 million for the write-off of owned facilities located in Thailand; $1 million for the write-off of excess manufacturing, assembly and test equipment; and $1 million in other expenses. Prior to these restructuring activities, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities.

     In connection with the fiscal 2001 restructuring plan, we plan to reduce our workforce by approximately 2,000 employees, primarily in manufacturing. Approximately 100 of the 2,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2001 restructuring plan, we estimate that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $7 million and $2 million, respectively. However, we expect that reduction in annual salary expense will be substantially offset by increases of headcount in other recording head operations facilities.


     In March 2001, we announced $54 million of additional restructuring activities at our Perai and Ipoh, Malaysia disc drive plants and our Oklahoma City customer service facility. Total restructuring charges included additional severance of $23 million, lease termination expenses and residual payments on leases of $17 million, equipment costs of $12 million and other costs of $2 million. We expect these restructuring activities to be complete by the first half of fiscal 2002. We may implement additional actions pursuant to our restructuring plans, particularly in light of current economic conditions, and, if such additional actions are implemented, we anticipate that additional charges would be taken related to these actions.


RESULTS OF OPERATIONS OF NEW SAC


     We list in the table below the consolidated statements of operations data as a percentage of revenue for Seagate Technology for fiscal years 1998, 1999 and 2000 and the six months ended December 31, 1999 and our combined consolidated statements of operations data as a percentage of revenue for the six months ended December 29, 2000. Our operations as New SAC are substantially identical to those of Seagate Technology prior to the transactions, we have combined the results of Seagate Technology from July 1, 2000 to November 22, 2000, and our results as New SAC from November 23, 2000 to December 29, 2000, in the table and the discussions below for easier comparison with the results of Seagate Technology for the six months ended December 31, 1999. We therefore refer to the results of operations for the six months ended December 29, 2000 as "combined" in the discussion below.





                                                                                                    COMBINED RESULTS OF
                                                                                                        NEW SAC AND
                                                               SEAGATE TECHNOLOGY                   SEAGATE TECHNOLOGY
                                               --------------------------------------------------- --------------------
                                                         FISCAL YEAR
                                               -------------------------------
                                                                                 SIX MONTHS ENDED    SIX MONTHS ENDED
                                                   1998      1999      2000     DECEMBER 31, 1999    DECEMBER 29, 2000
                                               ----------- -------- ---------- ------------------- --------------------
Revenue ......................................     100%    100%       100%             100%                 100%
Cost of sales ................................     85       76         78              80                    88
Gross margin .................................     15       24         22              20                    12
Product development ..........................      9       10         11              11                    15
Marketing and administrative .................      7        8          8               7                    17
Amortization of goodwill and other
 intangibles .................................      1       --          1              --                    --
In-process research and
 development .................................      3       --          2              --                     2
Restructuring ................................      5        1          3               4                    --
Unusual items ................................     --        1          5              10                    --
Income (loss) from operations ................    (10)       4         (8)            (12)                  (22)
Other income (expense), net ..................     --       23         18              12                   (29)
Income (loss) before income taxes ............    (10)      27         10              --                   (51)
Benefit (provision) for income taxes .........      2      (10)        (4)             (2)                    2
Net income (loss) ............................     (8)%     17 %        5%             (2)%                 (49)%

 SIX MONTHS ENDED DECEMBER 29, 2000 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
    1999

     REVENUE. Combined revenue for the six months ended December 29, 2000 was $3.466 billion, an increase of 4% when compared with revenue of $3.327 billion for the six months ended December 31, 1999. The increase in revenue was primarily due to $0.9 billion related to higher unit sales volumes offset by $0.8 billion related to price erosion. We expect that price erosion in the data storage industry will continue for the foreseeable future. Industry competition and continuing price erosion could adversely affect our results of operations in any given quarter, and such adverse effects often cannot be anticipated until late in any given quarter. Furthermore, we believe that our results of operations could be adversely affected by the declining demand for information technology products in both the personal storage and enterprise sectors of the market, which our principal customers have addressed in recent public statements. Based on these statements we expect that short-term demand for rigid disc drive and tape drive products will be reduced.


     GROSS MARGIN. Combined gross margin as a percentage of revenue for the six months ended December 29, 2000 was 12%, as compared with gross margin as a percentage of revenue of 20% for the six months ended December 31, 1999. Combined gross margin was impacted negatively in the six months ended December 29, 2000 by charges related to the transactions. These charges were primarily $131 million for the sale of inventories written-up to fair value pursuant to purchase accounting rules and a compensation charge of $270 million related to the acceleration of stock options. These two charges reduced the combined gross margin as a percentage of combined revenue by 12% for the six months ended December 29, 2000. Excluding items related to the closing of the transactions, our combined gross margin as a percentage of revenue for the six months ended December 29, 2000 was 24% as compared with gross margin as a percentage of revenue of 20% for the six months ended December 31, 1999. This increase in gross margin as a percentage of revenue from December 31, 1999 was primarily due to ongoing cost savings as a result of our restructuring activities and our program to implement operational efficiencies. These efficiencies include implementation of advanced manufacturing processes resulting in lower average unit costs per disc drive produced.


     PRODUCT DEVELOPMENT EXPENSES. Combined product development expenses for the six months ended December 29, 2000 were $515 million, an increase of 43% when compared with product development expenses of $359 million for the six months ended December 31, 1999. The increase in product development expenses from the six months ended December 31, 1999 was primarily due to $124 million in compensation expense related to the acceleration of stock options, $10 million in salaries and related costs, $3 million in occupancy costs, $8 million in depreciation expense, $2 million in information technology expense. The acceleration of stock options was in connection with the closing of the transactions. As a percentage of combined revenues, combined product development expenses increased to 15% in the six months ended December 29, 2000 from 11% for the six months ended December 31, 1999. Excluding those items related to the closing of the transactions, our combined product development expenses would have represented 11% of combined revenue for both periods.

     MARKETING AND ADMINISTRATIVE EXPENSES. Combined marketing and administrative expenses for the six months ended December 29, 2000 were $591 million, an increase of 143% when compared with $243 million of marketing and administrative expenses for the six months ended December 31, 1999. The increase in marketing and administrative expenses from the six months ended December 31, 1999 was primarily due to increases of $191 million in compensation expense related to the acceleration of stock options, $124 million in transaction related costs, $39 million in salaries and related costs, $21 million in outside services, $7 million in equipment costs, $2 million in marketing and administrative expenses related to our information management group software products and services, $4 million in legal expenses, $4 million in information technology expenses and $1 million in accruals for profit sharing and management bonuses. These increases were partially offset by decreases of $26 million in depreciation expense, $14 million in the provision for bad debts and $13 million in occupancy costs. The $191 million in compensation expense and the

$124 million in transaction related costs were in connection with the closing of the transactions. As a percentage of combined revenues, combined marketing and administrative expenses increased to 10% for the six months ended December 29, 2000 from 7% for the six months ended December 31, 1999. Excluding those items related to the closing of the transactions, our combined marketing and administrative expenses would have represented 8% of combined revenue for the six months ended December 29, 2000 compared with 7% of revenue for the six months ended December 31, 1999.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Combined amortization of goodwill and other intangibles for the six months ended December 29, 2000 was $31 million, an increase of 82% when compared with amortization of goodwill and other intangibles of $17 million for the six months ended December 31, 1999. The increase in amortization from the six months ended December 31, 1999 was primarily due to additional amortization related to goodwill and other intangibles arising from the acquisition of XIOtech Corporation in January 2000 partially offset by reduced amortization of Seagate Technology's investment in VERITAS that was acquired by VERITAS in the merger in November 2000. We expect amortization of intangibles as a result of the transactions to be $47 million annually.

     UNUSUAL ITEMS. The $59 million charge to unusual items during the six months ended December 29, 2000 represents the write-off of in-process research and development acquired in connection with the transactions.

     NET OTHER INCOME (EXPENSE). Combined net other income decreased by $1.426 billion to combined net other expense of $996 million for the six months ended December 29, 2000 when compared with net other income of $430 million for the six months ended December 31, 1999. The decrease in net other income from December 31, 1999, was primarily due to gains on sales of certain investments in equity securities, previously held by Seagate Technology, of $599 million and net losses of $32 million on certain equity investments, previously held by Seagate Technology, in the six months ended December 29, 2000, as well as the $889 million loss on the sale of Seagate Technology's operating assets to us offset by a decrease of $84 million in the charge for activity related to Seagate Technology's former equity interest in VERITAS.

     INCOME TAXES. New SAC. We recorded a $21 million provision for income taxes for the period from November 23, 2000 to December 29, 2000. The $21 million provision for income taxes differs from the benefit from income taxes that would be derived by applying the federal statutory rate to the loss before income taxes primarily due to the net effect of nondeductible charges related to the acquisition of the operating assets of Seagate Technology and the income generated from our manufacturing plants located in Singapore, Thailand, China and Malaysia that operate under tax holidays and, accordingly, are not subject to tax. As a result of the transactions and the ensuing corporate structure, we are now a foreign parent corporation with various foreign and U.S. subsidiaries. Certain of our U.S. subsidiaries are expected to incur domestic operating losses in fiscal 2001 and they will no longer file their federal income tax returns on a consolidated basis with our U.S. disc drive operations. We do not expect to realize a tax benefit for these domestic operating losses in fiscal 2001. We also expect that a substantial portion of our anticipated income from operations for fiscal 2001 will be generated by our Far East manufacturing plants located in Singapore, Thailand, China and Malaysia that currently operate under tax holidays. Excluding items relating to the closing of the transactions, we anticipate that our projected pro forma effective tax rate on income from operations for the period beginning November 23, 2000 through June 29, 2001 will approximate 20%.

     In connection with the purchase of the operating assets of Seagate Technology, we recorded a valuation allowance for deferred tax assets of $338 million. The $338 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess of tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which we expect to receive tax deductions in our federal and state returns in future periods. We also recorded $38 million of deferred tax liabilities as a result of the excess of the fair market value of inventory, long-term investments, and acquired intangible assets over their related tax basis. Our realization of the tax benefits for the federal and state deferred tax assets subject to the valuation allowance will depend primarily on our ability to generate sufficient taxable income in the United States in future periods, the timing and amount of which are uncertain. We anticipate that the tax benefits of the deferred tax assets when realized will first result in an increased adjustment to the amount of unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense.


     Seagate Technology. Seagate Technology recorded a benefit from income taxes of $76 million for the period from July 1, 2000 to November 22, 2000. The recorded benefit from income taxes differs from the benefit from income taxes that would be derived by applying the federal statutory rate to the loss before income taxes primarily due to losses recorded in connection with the sale by Seagate Technology of the operating assets located in the Far East that were not deductible for U.S. tax purposes and the write-off of deferred tax assets that could not be recognized in the federal and state tax returns of Seagate Technology for the taxable year ended November 22, 2000. Excluding those items relating to the closing of the transactions, various nonrecurring restructuring charges, activity related to Seagate Technology's equity interest in VERITAS and sales of SanDisk and Veeco stock, the pro forma effective tax rate used to record the benefit for income taxes for the period from July 1, 2000 to November 22, 2000 would have been 28%.


     Seagate Technology recorded a provision for income taxes of $70 million for the six months ended December 31, 1999. The effective tax rate used to record the provision for income taxes differs from the U.S. statutory rate primarily due to the net effect of gains from the sales of VERITAS and SanDisk common stock and activity related to Seagate Technology's equity interest in VERITAS, and the nondeductible charges associated with the October 1999 acquisition of the minority interest in Crystal Decisions.

 FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JULY 2, 1999

     REVENUE. Revenue in fiscal year 2000 was $6.448 billion, 5% lower than revenue in fiscal year 1999, which was $6.802 billion. The decrease in revenue from the prior year was due primarily to a continuing decline in the average unit sales prices of our products as a result of intensely competitive market conditions and a shift in mix away from our higher priced products. The decrease in average unit sales price and effect of mix on revenue was partially offset by a higher level of unit shipments, an increase of 28% as compared to fiscal year 1999. Our overall average unit sales price on our rigid disc drive products was $160, $148, $140 and $140 for the four quarters of fiscal year 2000, respectively. Average price erosion from fiscal year 1999 to fiscal year 2000 was approximately 23%.


     GROSS MARGIN. Gross margin as a percentage of revenues decreased to 22% in fiscal year 2000 from 24% in fiscal year 1999. The largest contributing factor to the decrease in gross margin in fiscal year 2000 was the contribution of NSMG to VERITAS on May 28, 1999. Excluding NSMG, our gross margin as a percentage of revenue would have been 22% for fiscal year 1999. In addition, the decrease in gross margin as a percentage of revenue from the prior year was a result of price erosion due to intense price competition. This decrease was offset by cost savings as a result of our restructuring activities and our program to implement operational efficiencies. These efficiencies include implementation of advanced manufacturing processes resulting in lower average unit costs per rigid disc drive produced.


     PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased by 11% to $725 million in fiscal year 2000, compared with $655 million in fiscal year 1999, primarily due to increases of $70 million in salaries and related costs, $27 million in depreciation and $2 million in research and development. These expenses were partially offset by a decrease of $33 million in product development expenses related to the NSMG business.

     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and administrative expenses decreased by 4% to $515 million in fiscal year 2000, compared with $534 million in fiscal year 1999, primarily due to decreases of $96 million in marketing and administrative expenses related to the NSMG business and $23 million in advertising and promotion expenses. These decreases were partially offset by increases of $36 million in salaries and related costs, $30 million in outside services, $23 million in the provision for bad debts and $8 million in marketing and administrative expenses related to our information management group business software products and services.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles increased by 31% to $51 million in fiscal year 2000, compared with $39 million in fiscal year 1999, primarily due to additional amortization of $15 million related to goodwill and intangibles arising from the acquisition of XIOtech, partially offset by $3 million in write-offs, in fiscal year 1999, of certain intangible assets related to past acquisitions of companies, whose value had become permanently impaired.

     RESTRUCTURING CHARGES. In fiscal year 2000, we recorded restructuring charges totaling $218 million and reversed $11 million of our restructuring accruals comprised of $2 million of restructuring reserves recorded in the same period, $5 million of restructuring reserves recorded in fiscal year 1999 and $4 million of restructuring reserves recorded in fiscal year 1998, resulting in a net restructuring charge of $207 million.

     UNUSUAL ITEMS. The $350 million charge to unusual items in fiscal year 2000 consisted of a $286 million compensation charge related to the reorganization of Seagate Software Holdings and a $64 million charge related to various legal settlements.

     NET OTHER INCOME. Net other income in fiscal year 2000 decreased by 28% to $1.170 billion in fiscal year 2000, compared with $1.615 billion in fiscal year 1999. The decrease in net other income was primarily due to a one-time gain of $1.670 billion in fiscal year 1999 on the contribution of our NSMG business to VERITAS and an increase of $207 million in activity related to our equity interest in VERITAS. The decrease was partially offset by gains on the sale of portions of our investments in VERITAS and SanDisk of $537 million and $679 million, respectively, in fiscal year 2000. Additionally, we realized gains totaling $231 million in the fourth quarter of fiscal year 2000 on the exchange of our investments in the equity securities of Dragon Systems for those of LHSP, on the exchange of our investments in the equity securities of CVC for those of Veeco Instruments and on the exchange of our investments in the equity securities of iCompression for those of GlobeSpan.

     INCOME TAXES. We recorded a $299 million provision for income taxes at an effective rate of 49% in fiscal year 2000 compared with a $697 million provision for income taxes at an effective rate of 37% in fiscal year 1999. The reduction in the provision for income taxes was primarily due to the loss from operations in fiscal year 2000 and a reduction in fiscal year 2000 in the level of recorded net gains attributable to SanDisk, VERITAS and other equity securities. Excluding the tax effects of net non-deductible charges associated with the acquisition of the minority interest in Crystal Decisions, the acquisition of XIOtech, the net gain from the sales of SanDisk and VERITAS common stock and activity related to our equity investment in VERITAS, certain non-recurring restructuring costs and the effects of our settlement of litigation with Rodime PLC, the pro forma effective tax rate used to record the provision for income taxes for the fiscal year ended June 30, 2000 was 28%.

     We provided income taxes at the U.S. statutory rate of 35% on substantially all of our current year foreign earnings in fiscal year 2000 compared with approximately 55% of such earnings in fiscal year 1999 due to dividends received by us from our foreign subsidiaries. A substantial portion of our Asia Pacific manufacturing operations at plant locations in China, Malaysia, Singapore and Thailand operate under various tax holidays which expire in whole or in part during fiscal 2001 through 2010. The tax holidays had no impact on net income in fiscal year 2000. The net impact of these tax holidays was to increase net income by approximately $35 million in fiscal 1999.

     During fiscal year 2000, we settled a number of the disputed tax matters reflected in the statutory notices of deficiencies dated June 27, 1997 and June 12, 1998 that were received from the

Internal Revenue Service relative to our taxable years 1991 through 1993 and Conner Peripherals, Inc.'s taxable years 1991 and 1992, respectively. We believe that we have meritorious defenses against the remaining asserted deficiencies and that the likely outcome of a re-determination of these asserted deficiencies by the U.S. Tax Court will not result in an additional provision for income taxes.


 FISCAL YEAR ENDED JULY 2, 1999 COMPARED TO FISCAL YEAR ENDED JULY 3, 1998

     REVENUE. Revenue for fiscal year 1999 was $6.802 billion, approximately the same as revenue in fiscal year 1998, which was $6.819 billion. A 9% increase in unit shipments, combined with a shift in mix to our higher priced products, was offset by a continuing decline in the average unit sales prices of our products as a result of intensely competitive market conditions. Revenue decreased to $1.643 billion in the fourth quarter of 1999 from $1.805 billion in the third quarter of 1999 as a result of price erosion. Our overall average unit sales price on our rigid disc drive products was $194, $194, $196 and $177 for the four quarters of fiscal year 1999, respectively, and $219, $206, $208, and $229 for the four quarters of fiscal year 1998, respectively. Average price erosion across all products from fiscal year 1998 to fiscal year 1999 was 9%.


     GROSS MARGIN. Gross margin as a percentage of revenue was 24% for fiscal year 1999, compared with 15% for fiscal year 1998. The increase in gross margin as a percentage of revenue was primarily due to cost savings as a result of our restructuring activities and an intensive program of cost reduction resulting in lower average unit costs per rigid disc drive produced. Excluding the gross margin of our Seagate Software, Inc. subsidiary, the products of which generally have higher gross margins, our gross margins would have been 22% and 11% in fiscal year 1999 and fiscal year 1998, respectively.


     PRODUCT DEVELOPMENT EXPENSES. Product development expenses were $655 million for fiscal year 1999, compared with $627 million for fiscal year 1998, an increase of $28 million, or 4%. The increase in product development expenses was primarily due to increases of $29 million in salaries and related costs and $19 million in depreciation partially offset by a $19 million accrual in fiscal year 1998 for payments to former shareholders of Quinta Corporation for achieving certain product development milestones.


     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and administrative expenses were $534 million for fiscal year 1999, compared with $502 million for fiscal year 1998, an increase of $32 million, or 6%. The increase in marketing and administrative expenses was primarily due to increases of $28 million related to our software products and services, including $13 million related to Crystal Decisions (formerly Seagate Software Information Management Group Holdings, Inc.), $17 million in salaries and related costs, $8 million in legal expenses, $7 million in profit sharing accruals and $6 million in depreciation. These expenses were partially offset by decreases of $27 million in occupancy costs and $13 million in advertising and promotion expenses. The decrease of $27 million in occupancy costs from fiscal year 1998 was primarily due to the closure of certain of our facilities under our January 1998 restructuring activities.


     IN-PROCESS RESEARCH AND DEVELOPMENT. We recorded a $223 million charge for the write-off of in-process research and development in fiscal year 1998, $214 million of which was primarily a result of the August 1997 acquisition of Quinta Corporation and $7 million of which was a result of the June 1998 acquisition of Eastman Software.

     RESTRUCTURING CHARGES. We recorded restructuring charges of $72 million in fiscal year 1999, and reversed $12 million of restructuring accruals recorded in fiscal year 1998, resulting in a net restructuring charge of $60 million. We recorded restructuring charges of $347 million in fiscal year 1998.

     UNUSUAL ITEMS. We recorded a $78 million charge to unusual items in fiscal year 1999 in connection with an amendment to the purchase agreement for the acquisition of Quinta Corporation. The $22 million in income in unusual items in 1998 represents a $22 million reduction of the $153 million charge recorded in 1997 to settle a lawsuit against us by Amstrad PLC.

     NET OTHER INCOME. Net other income for fiscal year 1999 was $1.615 billion, compared with $18 million of net other expense for fiscal year 1998, an increase of $1.633 billion. The increase in net other income was primarily due to the net gain of $1.670 billion on the contribution of our NSMG business to VERITAS partially offset by the charge related to our equity investment in VERITAS of $119 million in the fourth quarter of fiscal year 1999. The net gain of $1.670 billion consisted of a gain of $1.806 billion net of compensation expense of $124 million and merger-related expenses of $12 million. In addition, the increase in net other income was due to $76 million of expenses related to mark-to-market adjustments in fiscal year 1998 on certain of our foreign currency forward exchange contracts for the Thai baht and the Malaysian ringgit that did not recur in fiscal year 1999.

     INCOME TAXES. We recorded a $697 million provision for income taxes at an effective rate of 37% in fiscal year 1999, compared with a $174 million benefit for income taxes at an effective rate of 25% in fiscal year 1998. The change in income taxes was primarily due to income from operations in fiscal year 1999 and to income taxes paid on the pre-tax gain of $1.670 billion recorded on the contribution of our NSMG business to VERITAS. Excluding the effects of the VERITAS transaction, the non-deductible charges from the Quinta acquisition and certain non-recurring restructuring costs, the effective tax rate was approximately 28% in fiscal year 1999.

     We provided income taxes at the U.S. statutory rate in fiscal year 1999 on approximately 55% of our foreign earnings, compared with approximately all of our foreign earnings in fiscal year 1998. A substantial portion of our Asia Pacific manufacturing operations at plants located in China, Malaysia, Singapore and Thailand operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. The net impact of these tax holidays was to increase net income by approximately $35 million in fiscal year 1999. The tax holidays had no impact on the net loss in 1998.

     We received a statutory notice of deficiency dated June 27, 1997 from the Internal Revenue Service relative to taxable years 1991 through 1993 assessing potential deficiencies approximating $39 million plus interest and approximately $6 million of penalties. We petitioned the United States Tax Court on September 24, 1997 for a re-determination of the deficiencies. We believe that the likely outcome of this matter will not have a material adverse effect on its financial position or results of operations.

     We received a statutory notice of deficiency dated June 12, 1998 from the Internal Revenue Service relative to Conner's taxable years 1991 and 1992 assessing potential deficiencies approximating $11 million plus interest. We petitioned the United States Tax Court on September 10, 1998 for a re-determination of the deficiencies. We believe that the likely outcome of this matter will not have a material adverse effect on our financial position or results of operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK. Our exposure to market risk for changes in interest rate risk relates primarily to our investment portfolio and long-term debt obligations. We do not use derivative financial instruments in our investment portfolio. We place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. We are averse to principal loss and seek to ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk.

     We have both fixed-rate and floating-rate based long-term debt obligations. Our debt obligations were primarily incurred for general corporate purposes, including capital expenditures and working capital needs. Also, we incurred debt to finance our purchase of Seagate Technology's operating assets.


     We use swap agreements to exchange our floating interest rate portfolios for fixed interest rates. In December 2000, we entered into a fixed rate interest rate swap agreement with a notional amount of $245 million and an interest rate of 5.43% for a term of 3 years. The maturity date of the swap matches principal serial maturities on the underlying debt.

     The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for our investment portfolio and debt obligations as of December 29, 2000. All investments mature in three years or less, except for some investments that may mature in more than three years but whose weighted average maturity is three years or less.




                                   2001
                                ----------
ASSETS
Cash equivalents
 Fixed rate                      $    620
   Average interest rate             6.63%
Short-term investments
 Fixed rate                            43
   Average interest rate             6.74%
 Variable rate                         75
  Average interest rate              6.92%
Total investment securities           738
   Average interest rate             6.67%
LONG-TERM DEBT
 Fixed rate                            --
   Average interest rate               --
 Floating rate
   Tranche A (LIBOR + 250 bp)           2
                                     8.22%
   Tranche B (LIBOR + 300 bp)           3
                                     8.72%
   Swap (3 month LIBOR)               245
                                     5.43%



                                                                                                        FAIR VALUE
                                   2002       2003       2004       2005     THEREAFTER     TOTAL    DECEMBER 29, 2000
                                ---------- ---------- ---------- ---------- ------------ ---------- ------------------
                                                                     (IN MILLIONS)
ASSETS
Cash equivalents
 Fixed rate                      $     --   $     --   $     --   $     --   $      --    $    620         $ 618
   Average interest rate               --         --         --         --          --        6.63%           --
Short-term investments
 Fixed rate                            --         --         --         --          --          43            43
   Average interest rate               --         --         --         --          --        6.74%
 Variable rate                         --         --         --         --          --          75            75
  Average interest rate                --         --         --         --          --        6.92%
Total investment securities            --         --         --         --          --         738           736
   Average interest rate               --         --         --         --          --        6.67%
LONG-TERM DEBT
 Fixed rate                            --         --         --         --         210         210           201
   Average interest rate               --         --         --         --       12.50%      12.50%
 Floating rate
   Tranche A (LIBOR + 250 bp)          18         35         45         55          45         200           200
                                     8.22%      8.22%      8.22%      8.22%       8.22%       8.22%
   Tranche B (LIBOR + 300 bp)           5          5          5          5         477         500           500
                                     8.72%      8.72%      8.72%      8.72%       8.72%       8.72%
   Swap (3 month LIBOR)               245        245
                                     5.43%      5.43%

     FOREIGN CURRENCY RISK. We transact business in various foreign countries. Our primary foreign currency cash flows are in emerging market countries in Asia and in European countries. During fiscal year 1998, we employed a foreign currency hedging program using foreign currency forward exchange contracts and purchased currency options to hedge local currency payment obligations for payroll, inventory, other operating expenditures and fixed asset purchases in Malaysia, Northern Ireland, Singapore and Thailand. Under this program, increases or decreases in our local currency operating expenses and other cash outflows, as measured in U.S. dollars, partially offset realized gains and losses on the hedging instruments. The goal of this hedging program was to economically guarantee or lock in the exchange rates on our foreign currency cash outflows rather than to eliminate the possibility of short-term earnings volatility. Because of uncertainty in the southeast Asian foreign currency markets, beginning in the second quarter of fiscal year 1998, we suspended purchasing foreign currency forward exchange and option contracts for the Malaysian ringgit, Singapore dollar and Thai baht. At July 3, 1998, we had effectively closed out all of our foreign currency forward exchange contracts by purchasing offsetting contracts. We do not use foreign currency forward exchange contracts or purchased currency options for trading purposes.

     Under our former foreign currency hedging program, gains and losses related to qualified hedges of firm commitments and anticipated transactions were deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurred. All other foreign currency hedge contracts were marked-to-market and unrealized gains and losses were included in current period net income. Because not all economic hedges qualified as accounting hedges, certain unrealized gains and losses were recognized in income in advance of the actual foreign currency cash flows. This mismatch of accounting gains and losses and foreign currency cash flows was especially pronounced during the first and second quarters of fiscal year 1998 as a result of the declines in value of the Malaysian ringgit and Thai baht, relative to the U.S. dollar. This mismatch resulted in a pre-tax charge of $76 million for fiscal year 1998.

                          SEAGATE TECHNOLOGY HOLDINGS

     For the purposes of this section only, "we," "us" and "our" refer to Seagate Technology Holdings (formerly HDD, an operating business of Seagate Technology) and its subsidiaries, including Seagate Technology SAN Holdings, which is discussed in the next section of this management's discussion and analysis. Seagate Technology Holdings is a subsidiary of New SAC and a guarantor of the notes.


SELECTED HISTORICAL CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL INFORMATION OF SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR, HDD, AN OPERATING BUSINESS OF SEAGATE TECHNOLOGY

     We list in the table below selected historical condensed consolidated and condensed combined financial information of the hard disc drive business, which we refer to as HDD, an operating business of Seagate Technology, as of the end of and for each of the last five fiscal years through June 30, 2000, for the six months ended December 31, 1999 and for the period from July 1, 2000 to November 22, 2000 and for Seagate Technology Holdings as of the end of and for the period from November 23, 2000 to December 29, 2000. The operations of Seagate Technology Holdings are substantially identical to the operations of HDD before the transactions and HDD is considered to be our predecessor. We have derived the historical financial information of HDD below as of the end of and for the fiscal years 1996 and 1997 from unaudited financial statements and related notes, which are not included in this prospectus. We have derived the historical financial information of HDD below as of the end of and for fiscal years 1998, 1999, and 2000 from the audited financial statements and the related notes of HDD included elsewhere in this prospectus. We have derived the historical financial information for the six months ended December 31, 1999, for the period from July 1, 2000 to November 22, 2000 and as of the end of and for the period from November 23, 2000 to December 29, 2000 from the unaudited interim consolidated condensed financial statements of Seagate Technology Holdings and its predecessor, HDD, included elsewhere in this prospectus, which in our opinion include all adjustments, consisting of only normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the periods from July 1, 2000 to November 22, 2000 and from November 23, 2000 to December 29, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period. You should read the selected historical consolidated financial information below in conjunction with the discussion below and the financial statements and related notes of Seagate Technology Holdings and its predecessor, HDD, included elsewhere in this prospectus.



                                                                   HDD
                                          ------------------------------------------------------
                                                             FISCAL YEARS(A)
                                          ------------------------------------------------------
                                           JUNE 28,   JUNE 27,   JULY 3,    JULY 2,    JUNE 30,
                                             1996       1997       1998       1999       2000
                                          ---------- ---------- --------- ----------- ----------
                                                              (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue .................................  $ 8,158    $ 8,468    $6,245     $ 6,152    $ 6,058
Net income (loss) .......................      377        905      (531)        214        366
BALANCE SHEET DATA:
Total assets ............................    5,036      6,572     5,438       5,122      5,818
Long-term debt
 (including current portion) ............      801        703       705         703        704
Ratio of earnings to fixed charges ......      7.7x      26.9x       --         6.5x      13.4x
Deficiency of earnings to fixed
 charges ................................                        $  708



                                                                                SEAGATE
                                                                               TECHNOLOGY
                                                        HDD                     HOLDINGS
                                          ------------------------------- ---------------------
                                            SIX MONTHS
                                              ENDED      JULY 1, 2000 TO   NOVEMBER 23, 2000 TO
                                           DECEMBER 31,    NOVEMBER 22,        DECEMBER 29,
                                               1999            2000                2000
                                          ------------- ----------------- ---------------------
                                                              (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue .................................    $3,117          $2,302              $   969
Net income (loss) .......................       (57)           (405)                (141)
BALANCE SHEET DATA:
Total assets ............................                                          3,300
Long-term debt
 (including current portion) ............                                            903
Ratio of earnings to fixed charges ......        --              --                   --
Deficiency of earnings to fixed
 charges ................................    $   52          $  601              $   126


----------

(a) HDD has prepared financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30 of that year. Accordingly, fiscal year 1996 ended on June 28, 1996, fiscal year 1997 ended on June 27, 1997, fiscal year 1998 ended on July 3, 1998, fiscal year 1999 ended on July 2, 1999, and fiscal year 2000 ended on June 30, 2000. Fiscal years 1996, 1997, 1999 and 2000 were 52 weeks, and fiscal year 1998 was 53 weeks.

The following includes a discussion of unusual activities that occurred in the periods presented above for comparability purposes:


 FISCAL YEAR 1998

     Fiscal year 1998 includes a $347 million restructuring charge, a $216 million write-off of in-process research and development costs, a $76 million charge for mark-to-market adjustments on certain of HDD's foreign currency forward exchange contracts and a $22 million reduction in the charge recorded in 1997 as a result of the adverse judgment in the Amstrad PLC litigation.


 FISCAL YEAR 1999

     Fiscal year 1999 includes a $78 million charge arising out of an amendment to the purchase agreement for the August 1997 acquisition of Quinta and a $59 million net restructuring charge.


 FISCAL YEAR 2000

     Fiscal year 2000 includes a $206 million net restructuring charge, a $105 million write-off of in-process research and development incurred in connection with the acquisition of XIOtech, a $64 million charge for various legal settlements, a $43 million compensation charge for the reorganization of Seagate Software Holdings, and a $28 million charge related to employee separations.


BASIS OF PRESENTATION

     Because we acquired all the operating assets of the hard disc drive business, an operating business of Seagate Technology that we refer to as HDD, as of November 22, 2000, HDD is our predecessor. Accordingly, references to "we", "our" or "us" for events, transactions or regarding financial information during these periods are references to our predecessor, HDD. For comparative purposes, the financial information presented combines the operations of HDD from July 1, 2000 to November 22, 2000 with our operations as Seagate Technology Holdings from November 23, 2000 to December 29, 2000. Although we were incorporated on August 10, 2000, prior to November 23, 2000 our operations were not significant. Financial information for the fiscal years ended 1998, 1999 and 2000 and for the six months ended December 31, 1999 is the historical financial information of HDD.


ALLOCATION OF PURCHASE PRICE TO US PURSUANT TO THE APPLICATION OF PUSH DOWN ACCOUNTING

     The transactions described in this prospectus constituted a purchase business transaction of Seagate Technology. Under purchase accounting rules, the net purchase price under this transaction has been allocated to the assets and liabilities of Seagate Technology and its subsidiaries, including us, based on their estimated fair values at the date of the transaction. However, the estimated fair values of identifiable tangible and intangible assets and liabilities of Seagate Technology and its subsidiaries at the date of the transactions were greater than the amount paid, resulting in negative goodwill. The negative goodwill has been allocated to the long-lived tangible and intangible assets, including our assets, on the basis of relative fair values. The fair values of tangible and intangible assets, including in-process research and development, have been determined based upon independent appraisals.

     The accounting for the purchase transaction has been "pushed down" to our financial statements. Our December 29, 2000 condensed consolidated financial statements reflect the new basis in our assets and liabilities at that date in accordance with the pushed down purchase accounting adjustments, followed by the results of operations and financial position for the period from November 23, 2000 to December 29, 2000.

     As a result of the transactions and the push down accounting, our results of operations following the transactions, particularly the depreciation and amortization charges, are not necessarily comparable to our results of operations prior to the transactions.

     The actual allocation of the amounts may differ from those reflected below after finalization of the purchase price allocation and post closing transactions.


The following describes the impact of push down accounting on our results:


  Amortization and depreciation -- As a result of purchase price accounting and the allocation of negative goodwill to the fair value of our long-lived tangible assets, our capital assets were reduced by approximately $800 million as compared with the historical balances prior to the transaction. Consequently, our ongoing depreciation expense will be lower than our historical expense prior to the transactions. The combined results for the six months ended December 29, 2000 benefitted by one month of reduced depreciation and is approximately $15 million less than what it would have been had the push down adjustments not been made. In addition, we recorded additional combined amortization expense of approximately $16 million during the six months ended December 29, 2000 resulting from the recording of incremental fair value of intangibles in the push down adjustments.


  In-process research and development -- We wrote off in-process research and development of $52 million as an expense during the period from November 23, 2000 through December 29, 2000.


RESULTS OF OPERATIONS


     We list in the table below the consolidated statements of operations data as a percentage of revenue for HDD for fiscal years 1998, 1999 and 2000 and the six months ended December 31, 1999 and the combined consolidated statements of operations data for Seagate Technology Holdings and HDD as a percentage of revenue for the six months ended December 29, 2000. As our operations as Seagate Technology Holdings are substantially identical to those of HDD prior to the transactions, we have combined the results of HDD from July 1, 2000 to November 22, 2000 and our results as Seagate Technology Holdings from November 23, 2000 to December 29, 2000 in the table and the discussions below for easier comparison with the results of HDD for the six months ended December 31, 1999. We therefore refer to the results of operations for the six months ended December 29, 2000 as "combined" in the discussion below.




                                                                                                                COMBINED
                                                                                                               RESULTS OF
                                                                                                           SEAGATE TECHNOLOGY
                                                                              HDD                           HOLDINGS AND HDD
                                                       -------------------------------------------------- -------------------
                                                                 FISCAL YEAR
                                                       -------------------------------  SIX MONTHS ENDED    SIX MONTHS ENDED
                                                           1998      1999      2000     DECEMBER 31, 1999  DECEMBER 29, 2000
                                                       ----------- -------- ---------- ------------------ -------------------
Revenue ..............................................     100%       100%    100%            100%                100%
Cost of Sales ........................................     88          80      80             81                   89
                                                           ---        ---     -----           ---                 ---
Gross Margin .........................................     12          20      20             19                   11
Product development ..................................      9          10      11             11                   14
Marketing and administrative .........................      5           5       7              6                   16
Amortization of goodwill and other intangibles .......     --          --      --             --                    1
In-process research and development ..................      3          --       2             --                   --
Restructuring ........................................      6           1       3              4                    1
Unusual items ........................................     --           1       2              3                    2
                                                           ---        ---     -----           ---                 ---
Income (loss) from operations ........................     (11)         3        (5)            (5)               (23)
Other income (expense), net ..........................     --           1      15              2                   --
                                                           ---        ---     -----           ----                ---
Income (loss) before income taxes ....................     (11)         4      10               (3)               (23)
Benefit (provision) for income taxes .................      3           1        (4)           1                   --
                                                           ---        ---     ------          ----                ---
Net income (loss) ....................................       (8)%       3%      6%              (2)%              (23)%
                                                           ====       ===     =====           ====                ===

 SIX MONTHS ENDED DECEMBER 29, 2000 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
    1999

     REVENUE. Combined revenue for the six months ended December 29, 2000 of Seagate Technology Holdings and its predecessor was $3.271 billion, an increase of 5% as compared with $3.117 billion for the six months ended December 31, 1999. The increase in combined revenue was primarily due to $900 million related to higher unit sales volume offset by $800 million related to price erosion. We expect that price erosion in the data storage industry will continue for the foreseeable future. Industry competition and continuing price erosion could adversely affect our results of operations in any given quarter and such adverse effects often cannot be anticipated until late in any given quarter. Furthermore, we believe that our results of operations could be adversely affected by the declining demand for information technology products in both the personal storage and enterprise sectors of the market, which our principal customers have addressed in recent public statements. Based on these statements we expect that short-term demand for rigid disc drive products will be reduced.

     GROSS MARGINS. Combined gross margin as a percentage of revenue for the six months ended December 29, 2000 was 11%, as compared with gross margins as a percentage of revenues of 19% for the six months ended December 31, 1999. Combined gross margin was impacted negatively in the six months ended December 29, 2000 by charges related to the transactions. These charges were primarily $131 million for the sale of inventories written-up to fair value pursuant to purchase accounting rules and a compensation charge of $281 million related to the acceleration of stock options. These two charges reduced the combined gross margin as a percentage of combined revenue by 13% for the six months ended December 29, 2000. Excluding those items related to the closing of the transactions, our combined gross margin as a percentage of revenue for the six months ended December 29, 2000 was 24%, as compared with 19% for the six months ended December 31, 1999. The increase in combined gross margin as a percentage of revenue from all comparable periods was primarily due to ongoing cost savings as a result of our restructuring activities and program to implement operational efficiencies. These efficiencies include implementation of advanced manufacturing processes resulting in lower average unit costs per disc drive produced.

     PRODUCT DEVELOPMENT EXPENSES. Combined product development expenses for the six months ended December 29, 2000 were $476 million, an increase of 45% when compared with the $328 million for the six months ended December 31, 1999. Excluding those items related to the closing of the transactions, our product development expenses as a percentage of revenue were for the six months ended December 29, 2000 was 15%, as compared with 11% for the six months ended December 31, 1999. Including those items related to the closing of the transactions, the increase in combined product development expenses for the six months ended December 29, 2000 as compared to the six months ended December 31, 1999 was primarily due to $113 million in compensation expense related to the acceleration of stock options, $16 million in salaries and related costs, $7 million in occupancy costs, $6 million in depreciation expense, $2 million in information technology expense and $2 million in accruals for profit sharing and management bonuses. The acceleration of stock options was in connection with the closing of the transactions.

     MARKETING AND ADMINISTRATIVE EXPENSES. Combined marketing and administrative expenses for the six months ended December 29, 2000 were $528 million, an increase of 182% when compared with $187 million for the six months ended December 31, 1999. Excluding those items related to the closing of the transactions, our marketing and administrative expenses represented 7% of combined revenue for the six months ended December 29, 2000 compared with 6% for the six months ended December 31, 1999. Including those items related to the closing of the transactions, the increase in combined marketing and administrative expenses from the six months ended December 31, 1999 was primarily due to increases of $191 million in compensation expense related to the acceleration of stock options, $124 million in transaction related costs, $39 million in salaries and related costs, $21 million in outside services, $7 million in equipment costs, $4 million in legal expenses, $4 million in information technology expenses and $1 million in accruals for profit sharing and management bonuses. These increases were partially offset by decreases of $26 million in depreciation expense, $14 million in the provision for bad debts and $13 million in occupancy costs. The $191 million in compensation expense and the $124 million in transaction related costs were in connection with the closing of the transactions.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles for the six months ended December 29, 2000 was $25 million, an increase of $16 million when compared with the six months ended December 31, 1999. The increase in amortization was primarily due to additional amortization related to goodwill and other intangibles arising from the acquisition of XIOtech in January 2000.

     RESTRUCTURING CHARGES. Fiscal year 2001 restructuring. As a result of the transactions, we assumed all restructuring liabilities previously recorded by HDD, including $41 million related to restructuring activities announced in fiscal 2000 and $3 million related to restructuring activities announced in fiscal 2001. During the period from July 1, 2000 to November 22, 2000, HDD recorded restructuring charges totaling $20 million. Of the $20 million, $11 million was a result of a restructuring plan established to continue the alignment of HDD's global workforce and manufacturing capacity with existing and anticipated future market requirements, specifically in its recording head operations in Thailand. The remaining $9 million consisted of a $3 million employee termination benefit adjustment to original estimate related to the fiscal 2000 restructuring plan and $6 million in additional restructuring charges for adjustments to original estimates to the fiscal 1998 restructuring plan. The fiscal 2001 restructuring plan includes workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations. In connection with the fiscal 2001 restructuring plan, we plan to reduce our workforce by approximately 2,000 employees, primarily in manufacturing. Approximately 100 of the 2,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2001 restructuring plan, we estimate that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $7 million and $2 million, respectively. However, the reduction in annual salary expense will be substantially offset by increases of headcount in certain other recording head operations facilities. We expect the fiscal 2001 restructuring plan will be substantially complete by September 30, 2001. We may implement additional actions pursuant to the fiscal 2001 restructuring plan, particularly, in light of current economic conditions, and, if such additional actions are implemented, we anticipate that additional charges would be taken related to these actions.

     In March 2001, we announced $54 million of additional restructuring activities at our Perai and Ipoh, Malaysia disc drive plants and our Oklahoma City customer service facility. Total restructuring charges included additional severance of $23 million, facilities costs of $17 million, equipment costs of $12 million and other costs of $2 million. We expect these restructuring activities to be complete by the first half of fiscal 2002. We may implement additional actions pursuant to our restructuring plans, and, if such additional actions are implemented, we anticipate that additional charges would be taken related to these actions.

     Fiscal year 2000 restructuring. In connection with the fiscal 2000 restructuring plan, an adjustment of $3 million was recorded in the quarter ended September 29, 2000 as a result of an increase in the estimated number of employees to be terminated. We now plan to reduce our workforce by approximately 24,000 employees primarily in manufacturing. Approximately 22,000 of the 24,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2000 restructuring plan, we estimate that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $40 million, respectively. The fiscal 2000 restructuring plan was substantially complete as of December 29, 2000. In connection with the restructuring plan implemented in fiscal 1998, HDD revised its original lease termination cost estimates on certain of its facilities and recorded an additional $6 million in restructuring charges.

     The restructuring activities undertaken in the six months ended December 29, 2000 are a continuation of a broader plan to further consolidate worldwide operations. These activities are designed to further integrate our manufacturing processes and should give rise to significant reductions in worldwide facilities and headcount.

     UNUSUAL ITEMS. The $50 million charge to unusual items during the six months ended December 29, 2000 represents the write-off of in-process research and development acquired in connection with the transactions

     NET OTHER INCOME (EXPENSE). Combined net other income decreased by $86 million to combined net other expense of $9 million for the six months ended December 29, 2000, when compared with net other income of $77 million for the six months ended December 31, 1999. The decrease in combined net other income was primarily due to gains on sales of certain investments in equity securities, previously held by HDD, of $62 million in the six months ended December 31, 1999 and net losses of $16 million on certain equity investments, previously held by HDD, in the six months ended December 29, 2000.



     INCOME TAXES. Seagate Technology Holdings. We recorded a $20 million provision for income taxes for the period November 23, 2000 to December 29, 2000. The $20 million provision for income taxes differs from the benefit from income taxes that would be derived by applying the federal statutory rate to the loss before income taxes primarily due to the net effect of nondeductible charges related to the acquisition of the operating assets of Seagate Technology in the recording of a valuation allowance for deferred tax assets and the income generated from our manufacturing plants located in Singapore, Thailand, China and Malaysia that operate under tax holidays and, accordingly, are not subject to tax. As a result of the transactions and the ensuing corporate structure, we are now a foreign holding company with various foreign and U.S. subsidiaries. Certain of our U.S. subsidiaries are expected to incur domestic operating losses in fiscal 2001 and they will no longer file their federal income tax returns on a consolidated basis. We do not expect to realize a tax benefit for these domestic operating losses in fiscal 2001. We also expect that a substantial portion of our anticipated income from operations for fiscal 2001 will be generated by our Far East manufacturing plants located in Singapore, Thailand, China and Malaysia that currently operate under tax holidays. Excluding items relating to the closing of the transactions, we anticipate that our projected pro forma effective tax rate on income from operations for the period beginning November 23, 2000 through June 29, 2001 will approximate 20%.

     In connection with the purchase of the operating assets of Seagate Technology, we recorded a $316 million valuation allowance for deferred tax assets. The $316 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess of tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which we expect to receive tax deductions in our federal and state returns in future periods. We also recorded $36 million of deferred tax liabilities as a result of the excess of the fair market value of inventory, long-term investments and acquired intangible assets over their related tax bases. Our realization of the tax benefits for the federal and state deferred tax assets subject to the valuation allowance will depend primarily on our ability to generate sufficient taxable income in the United States in future periods, the timing and amount of which are uncertain. We anticipate that the tax benefits of the deferred tax assets when realized, will first result in an increased adjustment to the amount of unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense.


     HDD. HDD recorded a benefit from income taxes of $206 million for the period from July 1, 2000 to November 22, 2000. The recorded benefit from income taxes in each period differs from the benefit from income taxes that would be derived by applying the federal statutory rate to the loss before income taxes primarily due to certain losses recorded in connection with the sale by HDD of the operating assets located in the Far East that were not deductible for U.S. tax purposes.


     HDD recorded a benefit for income taxes of $23 million for the six months ended December 31, 1999. The effective tax rate used to record the benefit for income taxes differed from the U.S. statutory rate primarily due to the nondeductible charges associated with the October 1999 acquisition of the minority interest in Crystal Decisions and other acquisition related items.

 FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JULY 2, 1999

     REVENUE. Revenue in fiscal year 2000 was $6.058 billion, 2% lower than revenue in fiscal year 1999 of $6.152 billion. The decrease in revenue from the prior year was due primarily to a continuing decline in the average unit sales prices of our products as a result of intensely competitive market conditions and a shift in mix away from our higher priced products. The decrease in average unit sales price and effect of mix on revenue was partially offset by a higher level of unit shipments, an increase of 28% as compared to 1999. HDD overall average unit sales prices on disc drive products was $160, $148, $140 and $140 for the four quarters of fiscal 2000, respectively. Average price erosion from fiscal year 1999 to fiscal year 2000 was approximately 23%. We expect that price erosion in the data storage industry will continue for the foreseeable future. This competition and continuing price erosion may adversely affect our results of operations in any given quarter and such an adverse effect often cannot be anticipated until late in any given quarter.

     GROSS MARGIN. Gross margin was 20% of revenue in fiscal year 2000 and 20% of revenue in fiscal year 1999. In fiscal year 2000, gross margin as a percentage of revenue was negatively affected as a result of price erosion due to intense price competition, as discussed in the paragraph above. However, this was offset by cost savings as a result of our restructuring activities and our program to implement operational efficiencies. These efficiencies include implementation of advanced manufacturing processes resulting in lower average unit costs per disc drive produced.

     PRODUCT DEVELOPMENT EXPENSES. Product development expenses were $663 million in fiscal year 2000, an increase of 17% compared with fiscal year 1999 product development expenses of $566 million. This increase was primarily due to increases of $66 million in salaries and related costs, $33 million in depreciation and $2 million in occupancy costs. These expenses were partially offset by decreases of $4 million in equipment expense and $3 million in recruitment and relocation costs.

     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and administrative expenses were $409 million in fiscal year 2000 or an increase of $92 million or 29%, compared with fiscal year 1999 marketing and administrative expenses of $317 million. This increase was primarily due to increases of $36 million in salaries and related costs, $30 million in outside services and $23 million in the provision for bad debts.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles was $33 million for fiscal year 2000 as compared to $20 million for fiscal year 1999, representing an increase of $13 million or 65%. This increase was primarily due to additional amortization of $15 million related to goodwill and intangibles arising from the acquisition of XIOtech partially offset by $1.5 million in write-offs in fiscal year 1999 of certain intangible assets related to past acquisitions of companies whose value had become permanently impaired.

     On January 28, 2000, Seagate Technology acquired XIOtech for 8,031,804 shares of Seagate Technology common stock, issued from treasury shares and options, with a combined fair value of $359 million. This acquisition was accounted for as a purchase. The results of operations of XIOtech have been included in the combined financial statements from the date of acquisition under the push down accounting rules. The purchase price was allocated based on the estimated fair value of net tangible and intangible assets acquired as well as in-process research and development costs. As a result of the acquisition, we incurred a one-time write-off of in-process research and development of $105 million. Goodwill and other intangibles arising from the acquisition are being amortized on a straight-line basis over periods ranging from four months to seven years. Amortization of goodwill and other intangibles was $20 million in fiscal year 2000, including $4 million for developed technology included in cost of sales. XIOtech's revenue and expenses were immaterial to HDD's combined revenue and expenses.

     RESTRUCTURING CHARGES. In fiscal year 2000, we recorded restructuring charges of $216 million, net of $2 million of reversals of amounts recorded in the same period, $5 million of restructuring accruals recorded in fiscal 1999 and $3 million of restructuring accruals recorded in fiscal 1998, resulting in a net restructuring charge of $206 million. The $206 million restructuring charge was a result of a restructuring plan established to align our global workforce and manufacturing capacity with existing and anticipated future market requirements and necessitated by our improved productivity and operating efficiencies. These actions include workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations in our recording media operations, disc drive assembly and test facilities, printed circuit board assembly manufacturing, recording head operations, software operations, customer service operations, sales and marketing activities and research and development activities. In connection with the fiscal 2000 restructuring plan, we plan to reduce our workforce by approximately 23,000 employees primarily in manufacturing. Approximately 18,300 of the 23,000 employees had been terminated as of June 30, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the restructuring charges recorded during the year ended June 30, 2000 related to the fiscal 2000 restructuring plan, we estimate that after the completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $40 million, respectively. We anticipate that the implementation of the fiscal 2000 restructuring plan will be substantially complete by December 29, 2000. In connection with the restructuring plan implemented in fiscal 1999, HDD's planned workforce reduction had been completed as of March 31, 2000 and the other restructuring activities were substantially complete as of March 31, 2000.


     UNUSUAL ITEMS. The $107 million charge to unusual items in fiscal year 2000 consisted of a $43 million compensation charge related to HDD employees who held Seagate Software Holdings stock in connection with the reorganization of Seagate Software Holdings and a $64 million charge related to various legal settlements.


     NET OTHER INCOME. Net other income in fiscal year 2000 was $926 million, an increase of $862 million compared with $64 million for fiscal year 1999. The increase was primarily due to a gain on the sale of portions of our investment in SanDisk of $679 million in fiscal 2000 as well as gains on the exchange of certain investments in equity securities of $199 million in fiscal year 2000.



     INCOME TAXES. We recorded a provision for income taxes of $275 million for the fiscal year ended June 30, 2000 compared to a provision for income taxes of $61 million for the fiscal year ended July 2, 1999. The effective tax rate used to record the provision for income taxes for the fiscal year ended June 30, 2000 differed from the U.S. federal statutory rate primarily due to in-process research and development expenses that were not deductible for tax purposes, partially offset by the benefit related to research and development tax credits. The effective tax rate used to record the provision for income taxes for the fiscal year ended July 2, 1999 differed from the U.S. federal statutory rate primarily due to the tax benefit from permanently reinvested earnings in certain foreign subsidiaries, partially offset by in-process research and development expenses that were not deductible for tax purposes.



     We provided income taxes at the U.S. federal statutory rate of 35% on substantially all of our current year foreign earnings for the fiscal year ended June 30, 2000 compared to approximately 55% of such earnings for the fiscal year ended July 2, 1999. A substantial portion of our Asia Pacific manufacturing operations at plant locations in China, Singapore, Malaysia and Thailand operate under various tax holidays, which expire in whole or in part during fiscal years 2001 through 2010. The tax holidays had no impact on net income in the fiscal year ended June 30, 2000. The net impact of these tax holidays was to increase net income by approximately $34 million in fiscal year ended July 2, 1999. Cumulative undistributed earnings of our Asia Pacific subsidiaries for which no income taxes have been provided aggregated approximately $1.631 billion at June 30, 2000. These earnings are considered under the laws of relevant jurisdictions to be permanently invested in non-U.S. operations. Additional federal and state taxes of approximately $584 million would have to be provided if these earnings were repatriated to the United States in the fiscal year ended June 30, 2000.

 FISCAL YEAR ENDED JULY 2, 1999 COMPARED TO FISCAL YEAR ENDED JULY 3, 1998

     REVENUE. Revenue in fiscal year 1999 was $6.152 billion, as compared to $6.245 billion for fiscal year 1998, representing a decrease of $93 million or 1%. A higher level of unit shipments, an increase of 9% as compared to fiscal 1998, combined with a shift in mix to higher priced products was offset by a continuing decline in the average unit sales prices of our products as a result of intensely competitive market conditions. Our overall average unit sales price on disc drive products was $194, $194, $196 and $177 for the four quarters of fiscal year 1999, respectively. Average price erosion from fiscal year 1998 to fiscal year 1999 was 9%.

     GROSS MARGIN. Gross margin as a percentage of revenue was 20% in fiscal year 1999, as compared with 12% in fiscal year 1998. The increase in gross margin as a percentage of revenue in fiscal year 1999 was primarily due to cost savings as a result of our restructuring activities and an intensive program of cost reduction resulting in lower average unit costs per disc produced.

     PRODUCT DEVELOPMENT EXPENSES. Product development expenses in fiscal year 1999 were $566 million, an increase of $11 million or 2%, as compared with product development expenses of $555 million in fiscal year 1998. This increase was primarily due to increases of $18 milion in salaries and related costs and $12 million in depreciation. These increases were partially offset by a $19 million accrual in fiscal year 1998 for payments to former shareholders of Quinta for achievement of certain product development milestones.

     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and administrative expenses were $317 million in fiscal year 1999, an increase of $9 million or 3%, compared with marketing and administrative expenses of $308 million in fiscal year 1998. This increase was primarily due to increases of $15 million in salaries and related costs, $8 million in legal settlement expenses, $6 million in profit sharing accruals and $5 million in depreciation. These expenses were partially offset by decreases of $17 million in occupancy costs and $8 million in advertising and promotion expenses.

     IN-PROCESS RESEARCH AND DEVELOPMENT. The $216 million charge for the write-off of in-process research and development in fiscal year 1998 was a result of the August 1997 acquisition of Quinta.

     RESTRUCTURING CHARGES. In fiscal year 1999, we recorded restructuring charges of $71 million and reversed $12 million of restructuring accruals recorded in fiscal year 1998, resulting in a net restructuring charge of $59 million. The $12 million reversal was a result of abandoning our plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. The $71 million restructuring charge was a result of steps we are taking to further improve the efficiency of our operations. These actions included closure of our microchip manufacturing facility in Scotland; discontinuance of our recording head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating such operations in Singapore and Scotland to Mexico; and closure of our recording media substrate facility in Mexico. In connection with this restructuring, our workforce was reduced by approximately 1,250 employees. Our implementation of the restructuring plan was substantially complete as of March 31, 2000.


     UNUSUAL ITEMS. The $78 million charge to unusual items in fiscal year 1999 was in connection with an amendment to the purchase agreement for the August 1997 acquisition of Quinta. The $22 million in income in unusual items in 1998 represents a $22 million reduction of the $153 million charge recorded in 1997 to settle a lawsuit against Seagate Technology by Amstrad PLC.


     NET OTHER INCOME (EXPENSE). Net other income was $64 million in fiscal year 1999 as compared to net other expense of $19 million in fiscal year 1998, an increase of $83 million. The increase in net other income was primarily due to $76 million of expenses related to mark-to-market adjustments in fiscal year 1998 on certain of our foreign currency forward exchange contracts for the Thai baht and the Malaysian ringgit.


     INCOME TAXES. We recorded a provision for income taxes of $61 million for the fiscal year ended July 2, 1999 compared to a benefit for income taxes of $191 million for the fiscal year ended

July 3, 1998. The effective tax rate used to record the provision for income taxes for the fiscal year ended July 2, 1999 differed from the U.S. federal statutory rate primarily due to the tax benefit from permanently reinvested earnings of certain foreign subsidiaries, partially offset by in-process research and development expenses that were not deductible for tax purposes. The effective tax rate used to record the benefit for income taxes for the fiscal year ended July 3, 1998 differed from the U.S. federal statutory rate primarily due to in-process research and development expenses that were not deductible for tax purposes.



     We provided income taxes at the U.S. federal statutory rate of 35% on approximately 55% of our current year foreign earnings for the fiscal year ended July 2, 1999 compared to substantially all of such earnings for the fiscal year ended July 3, 1998. A substantial portion of our Asia Pacific manufacturing operations at plant locations in China, Singapore, Malaysia and Thailand operate under various tax holidays, which expire in whole or in part during fiscal years 2001 through 2010. The net impact of these tax holidays was to increase net income by approximately $34 million in the fiscal year ended July 2, 1999. The tax holidays had no impact on the net loss in the fiscal year ended July 3, 1998.



 OTHER


     We record unrealized gains and losses on the mark-to-market of our investments as a component of accumulated other comprehensive income. As of June 30, 2000 and July 2, 1999, total accumulated other comprehensive income
(loss) was $86 million and $(7) million, respectively. During fiscal year 2000, several marketable equity securities held by us, including SanDisk Corporation, Gadzoox, Veeco, and LHSP, were included in this mark-to-market calculation resulting in a $95 million unrealized gain, net of taxes. No similar amounts were recorded in fiscal year 1999. In July 2000, we sold our remaining investment in SanDisk for net proceeds of approximately $105 million. In November 2000, the remaining investments were contributed to VERITAS in connection with the transactions and thus no future effects of changes in valuation will occur related to these investments.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     INTEREST RATE RISK. Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and long-term debt obligations. We do not use derivative financial instruments in our investment portfolio. We place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. We are averse to principal loss and ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk.


     We mitigate default risk by investing in only high credit quality securities and by positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.


     We have both fixed-rate and floating-rate based long-term debt obligations. We primarily enter into debt obligations to support general corporate purposes, including capital expenditures and working capital needs. Also, we incurred debt to finance our purchase of HDD's operating assets. We use derivative financial instruments to hedge our floating-rate long-term debt obligations as required by the senior credit facility.


     The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for our investment portfolio and debt obligations as of December 29, 2000. All investments mature, in three years or less, except for certain types of investments that may mature in more than three years but whose weighted average maturity is three years or less.

                                                                                                                   FAIR VALUE
                                                                                                                  DECEMBER 29,
                                     2001       2002       2003       2004       2005     THEREAFTER     TOTAL        2000
                                  ---------- ---------- ---------- ---------- ---------- ------------ ---------- -------------
                                                                         (IN MILLIONS)
ASSETS
Cash equivalents
 Fixed rate .....................  $   620    $    --    $    --    $    --    $    --     $     --    $   620        $618
 Average interest rate ..........     6.63%        --         --         --         --           --       6.63%
Short-term investments
 Fixed rate .....................       43         --         --         --         --           --         43          43
 Average interest rate ..........     6.74%        --         --         --         --           --       6.74%
Variable rate ...................       75         --         --         --         --           --         75          75
 Average interest rate ..........     6.92%        --         --         --         --           --       6.92%
Total investment securities .....      738         --         --         --         --           --        738         736
 Average interest rate ..........     6.67%        --         --         --         --           --       6.67%
LONG-TERM DEBT
Fixed rate ......................       --         --         --         --         --          210        210         201
 Average interest rate ..........       --         --         --         --         --        12.50%     12.50%
Floating rate
 Tranche A (LIBOR + 250 bp) .....        2         18         35         45         55           45        200         200
                                      8.22%      8.22%      8.22%      8.22%      8.22%        8.22%      8.22%
 Tranche B (LIBOR + 300 bp) .....        3          5          5          5          5          477        500         500
                                      8.72%      8.72%      8.72%      8.72%      8.72%        8.72%      8.72%
 Swap (3 month LIBOR) ...........      245        245        245
                                      5.43%      5.43%      5.43%

     FOREIGN CURRENCY RISK. We transact business in various foreign countries. Our primary foreign currency cash flows are in emerging market countries in Asia and in European countries. During fiscal year 1998, we employed a foreign currency hedging program using foreign currency forward exchange contracts and purchased currency options to hedge local currency payment obligations for payroll, inventory, other operating expenditures and fixed asset purchases in Malaysia, Northern Ireland, Singapore and Thailand. Under this program, increases or decreases in our local currency operating expenses and other cash outflows, as measured in U.S. dollars, partially offset realized gains and losses on the hedging instruments. The goal of this hedging program was to economically guarantee or lock in the exchange rates on our foreign currency cash outflows rather than to eliminate the possibility of short-term earnings volatility. Because of uncertainty in the southeast Asian foreign currency markets, beginning in the second quarter of fiscal year 1998, we suspended purchasing foreign currency forward exchange and option contracts for the Malaysian ringgit, Singapore dollar and Thai baht. At July 3, 1998, we had effectively closed out all of our foreign currency forward exchange contracts by purchasing offsetting contracts. We do not use foreign currency forward contracts or purchased currency options for trading purposes.


     Under our former foreign currency hedging program, gains and losses related to qualified hedges of firm commitments and anticipated transactions were deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurred. All other foreign currency hedge contracts were marked to market and unrealized gains and losses were included in current period net income. Because not all economic hedges qualified as accounting hedges, certain unrealized gains and losses were recognized in income in advance of the actual foreign currency cash flows. This mismatch of accounting gains and losses and foreign currency cash flows was especially pronounced during the first and second quarters of fiscal year 1998 as a result of the declines in value of the Malaysian ringgit and Thai baht, relative to the U.S. dollar. This mismatch resulted in a pre-tax charge of $76 million for fiscal year 1998.

                        SEAGATE TECHNOLOGY SAN HOLDINGS

     For the purposes of this section only, "we," "us" and "our" refer to Seagate Technology SAN Holdings (the successor to XIOtech Corporation) and its subsidiaries. Seagate Technology SAN Holdings is an indirect subsidiary of New SAC, a direct subsidiary of Seagate Technology Holdings and a guarantor of the notes.


SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SEAGATE TECHNOLOGY SAN HOLDING AND ITS PREDECESSORS, SAN AND XIOTECH CORPORATION

     We list in the table below selected historical consolidated financial information of XIOtech Corporation (XIOtech), prior to its acquisition by Seagate Technology as of the end of and for the period from its inception (October 5, 1995) to December 31, 1995, as of the end of and for each of the four years in the period ended December 31, 1999, and as of the end of and for the six month period ended December 31, 1999 and for the period from January 1, 1999 to January 28, 2000. We also list in the table below selected historical consolidated financial information of XIOtech, subsequent to its acquisition by Seagate Technology (prior to the Transactions) as of the end of and for the period from January 29, 2000 to June 30, 2000 and for the period from July 1, 2000 to November 22, 2000 and for Seagate Technology SAN Holdings as of the end of and for the period from November 23, 2000 to December 29, 2000. We consider XIOtech, prior to its acquisition by Seagate Technology, to be the pre-predecessor, and we consider XIOtech, subsequent to its acquisition by Seagate Technology but before the transactions to be the predecessor. We have derived the historical financial information below as of the end of and for the period from October 5, 1995 (date of inception) to December 31, 1995 and for the fiscal year 1996 from audited financial statements and related notes which are not included in this prospectus. We have derived the historical financial information below as of the end of and for the fiscal years 1997, 1998, and 1999, and as of June 30, 2000 and for the periods from January 1, 2000 to January 28, 2000 and January 29, 2000 to June 30, 2000 from the audited financial statements and the related notes of XIOtech included elsewhere in this prospectus. We have derived the historical financial information as of the end of and for the six months ended December 31, 1999, and for the periods from July 1, 2000 to November 22, 2000 and as of the end of and for the period from November 23, 2000 to December 29, 2000 from the unaudited interim consolidated condensed financial statements of Seagate Technology SAN Holdings and its predecessors, included elsewhere in this prospectus, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the periods from July 1, 2000 to November 22, 2000 and from November 23, 2000 to December 29, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period. You should read the selected historical consolidated financial information below in conjunction with the discussion below and the financial statements and related notes of Seagate Technology SAN Holdings and its predecessors, included elsewhere in this prospectus.

                                                                     PRE-PREDECESSOR
                             -----------------------------------------------------------------------------------------------
                                 PERIOD FROM
                                  INCEPTION                   FISCAL YEAR ENDED DECEMBER 31,
                              OCTOBER 5, 1995 -    ----------------------------------------------------    JANUARY 1, 2000 -
                              DECEMBER 31, 1995        1996          1997          1998         1999       JANUARY 28, 2000
                             -------------------   -----------   -----------   -----------   ----------   ------------------
                                                                     (IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Revenue ..................   $     --              $             $              $  1,542      $ 10,727          $  430
                                                   --            --
Net loss .................            (66)            (1,302)       (3,100)       (5,750)       (5,217)           (880)
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets .............            834                323         3,942         8,888        16,860
Long term obligations
 and redeemable
 preferred stock .........             --                 --         6,947        18,100        30,106

                               (Table continued)





                                                                                                          SEAGATE
                                                                                                       TECHNOLOGY SAN
                                  PREDECESSOR          PRE-PREDECESSOR           PREDECESSOR              HOLDINGS
                             ---------------------   -------------------   ----------------------   ---------------------
                               JANUARY 29, 2000 -      SIX MONTH ENDED        JULY 1, 2000 -        NOVEMBER 23, 2000 -
                              JUNE 30, 2000(A)(B)     DECEMBER 31, 1999     NOVEMBER 22, 2000(A)     DECEMBER 29, 2000(C)
                             ---------------------   -------------------   ----------------------   ---------------------
                                                                    (IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Revenue ..................        $   12,739              $  6,675               $  20,588                $  11,183
Net Loss .................          (126,895)               (2,649)                (32,613)                 (28,092)
BALANCE SHEET DATA
 (AT END OF PERIOD):
Total assets .............           260,838                16,860                                           62,244
Long term obligations
 and redeemable
 preferred stock .........                --                30,106                                           25,403

----------
(a) Prior to Seagate Technology's acquisition of XIOtech on January 28, 2000, XIOtech had reported financial results on a fiscal year ending on December 31 of that year. Beginning on January 28, 2000, XIOtech, as a result of the acquisition by Seagate Technology became a wholly owned subsidiary of Seagate Technology and changed its fiscal year to a 52 or 53 week year ending on the Friday closest to June 30 of that year.

(b) Results include write-off of in-process research and development that represents a portion of the purchase price of XIOtech by Seagate Technology. The allocated amount was written off in the period the acquisition closed because we could not be assured that the technologies under development would achieve technological feasibility. We recorded charges related to the write-off of in-process research and development in the period from January 29, 2000 to June 30, 2000 of $104,844.

(c) Results include write-off of in-process research and development that represents a portion of the purchase price of XIOtech by Seagate Technology SAN Holdings. The allocated amount was written off in the period the acquisition closed because we could not be assured that the technologies under development would achieve technological feasibility. We recorded charges related to the write-off of in-process research and development in the period from November 23, 2000 to December 29, 2000 of $25,027.


OVERVIEW

     Seagate Technology SAN Holdings is wholly owned, on an outstanding shares basis, by Seagate Technology Holdings. Seagate Technology Holdings is itself a wholly owned subsidiary, on an outstanding shares basis, of New SAC. The operating results discussed below for the period from November 23, 2000 to December 29, 2000 represent the results of Seagate Technology SAN Holdings after its acquisition of XIOtech as a result of the transactions. The results of Seagate Technology SAN Holdings prior to November 23, 2000 were not material. Operating results presented below for the periods from January 28, 2000 to November 22, 2000 represent the results of XIOtech while it was a wholly owned subsidiary of Seagate Technology. XIOtech is considered the predecessor company during this period. Operating results for periods prior to January 28, 2000 represent the results of XIOtech as an independent privately held company prior to its acquisition by Seagate Technology. XIOtech is considered the pre-predecessor company prior to January 28, 2000.

     Prior to Seagate Technology's acquisition of XIOtech on January 28, 2000, XIOtech had reported its financial results on a calendar year basis ending on December 31 each year. Beginning on January 28, 2000, XIOtech, changed its fiscal year end to conform with Seagate Technology's fiscal year end of 52 or 53 weeks per year ending on the Friday closest to June 30.

     We began shipping product in the second half of calendar year 1998. Prior to that time, we were a development stage company. The overall growth in revenue and operating activities since the initial introduction of product relates to the acceptance of the initial storage area network product into the market place, the development and strengthening of the sales and distribution capabilities and a broadening and success of the new product offering. A direct sales force services domestic distribution of our products while an increasing network of distributors provides sales coverage internationally. In connection with our growth, our employee base has grown from approximately 50 in 1998 to approximately 350 as of December 29, 2000.


BUSINESS COMBINATIONS


 ACQUISITION BY SEAGATE TECHNOLOGY

     Prior to January 28, 2000, XIOtech operated as a privately held independent company. On January 28, 2000, XIOtech was acquired by Seagate Technology for 8,031,774 shares of Seagate Technology common stock issued from treasury shares and options with an aggregate total value of $359 million. This acquisition was accounted for as a purchase by Seagate Technology and, accordingly, the financial position, results of operations and cash flows of XIOtech for periods from January 28, 2000 through November 22, 2000 reflect a step-up in the basis of the assets and liabilities of XIOtech to reflect the purchase price paid by Seagate Technology. The purchase price was allocated to the assets and liabilities of XIOtech based on the estimated fair market value of net tangible and intangible assets acquired and in-process research and development costs. As a result of the acquisition by Seagate Technology, XIOtech recorded a one-time write-off of $105 million related to in-process research and development costs. The purchased intangible assets were amortized on a straight-line basis over their estimated useful lives ranging from four months to seven years.


 ACQUISITION BY SEAGATE TECHNOLOGY SAN HOLDINGS AND NEW SAC

     From January 28, 2000 until November 22, 2000, XIOtech operated as wholly owned subsidiary of Seagate Technology. On November 22, 2000, as a result of the stock purchase agreement, XIOtech was acquired by Seagate Technology SAN Holdings in a series of transactions involving the acquisition of all the operating assets and liabilities of Seagate Technology by New SAC. Seagate Technology SAN Holdings is a subsidiary of Seagate Technology Holdings. Seagate Technology Holdings itself is a subsidiary of New SAC. Seagate Technology SAN Holdings had no operations prior to its acquisition of XIOtech.

     The acquisition of the operating assets and liabilities of Seagate Technology by New SAC was accounted for as a purchase by New SAC. Accordingly, the financial position, results of operations and cash flows of Seagate Technology SAN Holdings for the period subsequent to November 22, 2000, reflect a new basis in accounting based on the purchase price paid by New SAC and the allocation of the purchase price to the fair values of all the assets and liabilities acquired, including those relating to the hard disc drive business the storage area networks business, the removable storage systems business, the software business, and the investment company business. However, the estimated fair values of identifiable tangible and intangible assets and liabilities acquired from Seagate Technology at the date of the transaction were greater than the amount paid, resulting in negative goodwill. The negative goodwill was allocated to long-lived assets on the basis of relative fair value and reduced the recorded amounts, including the amounts recorded for the long-lived assets of XIOtech acquired by Seagate Technology SAN Holdings, by 46 percent. The fair values of tangible and intangible assets, including in-process research and development, were determined based upon independent appraisals. As a result of the acquisition by New SAC, Seagate Technology SAN Holdings recorded a one-time write-off of $25 million related to in-process research and development costs. The purchased intangible assets are being amortized on a straight-line basis over their estimated useful lives ranging from one to five years.


BASIS OF PRESENTATION

     As described above, prior to January 28, 2000, XIOtech operated as an independent privately held company, and for the period from January 29, 2000 to November 22, 2000, XIOtech was a wholly owned subsidiary of Seagate Technology. Accordingly, references to "we", "our", or "us" for events, transactions or regarding financial information during these periods are references to our predecessor, XIOtech. The accounting basis in the assets and liabilities was adjusted on January 29, 2000 as a result of the acquisition of XIOtech by Seagate Technology, and adjusted again on November 22, 2000 as a result of the acquisition of XIOtech by Seagate Technology SAN Holdings. Accordingly, the historical operating results of Seagate Technology SAN Holdings and its predecessor, XIOtech, are not necessarily comparable because of the different accounting basis in assets and liabilities, particularly amounts relating to depreciation and amortization charges.


RESULTS OF OPERATIONS

     We list in the table below our consolidated or combined statements of operations as a percentage of revenue for the six-months ended December 31, 1999, December 29, 2000, June 30, 1999 and June 30, 2000 and the years ended 1997, 1998 and 1999. For comparative purposes, the operating results for the six months ended June 30, 2000 represent the operating results of XIOtech for the period from January 1, 2000 to January 28, 2000 prior to its acquisition by Seagate Technology, combined with the operating results of XIOtech for the period from January 29, 2000 to June 30, 2000 after its acquisition by Seagate Technology. The operating results for the six months ended June 30, 1999 and December 31, 1999 and the fiscal years ended December 31, 1997, 1998, and 1999, represent the historical operating results of XIOtech as an independent privately held company prior to its acquisition by Seagate Technology. The operating results for the six months ended December 31, 2000 represent the operating results of XIOtech as a subsidiary of Seagate Technology for the period from July 1, 2000 to November 22, 2000 combined with the operating results of Seagate Technology SAN Holdings for the period from November 23, 2000 to December 29, 2000.



                                                             SIX MONTHS     SIX MONTHS      SIX MONTHS       SIX MONTHS
                                                                ENDED          ENDED           ENDED           ENDED
                                       FISCAL YEAR             JUNE 30       JUNE 29,      DECEMBER 31,     DECEMBER 29,
                                 ------------------------   ------------   ------------   --------------   -------------
                                     1998         1999          1999           2000            1999             2000
                                 -----------   ----------   ------------   ------------   --------------   -------------
Revenue                               100%         100%          100%            100%           100%             100%
Cost of Sales                         121           56            65              67             51               48
                                      ---          ---           ---             ---            ---              ---
Gross margin                          (21)          44            35              33             49               52
Product development                   132           20            24              13             17               13
Marketing and administrative          236           76            77             120             74              110
Amortization of goodwill and
 intangible assets                     --           --            --             128             --               43
In-process research and
 development                           --           --            --             796             --               79
                                      ---          ---           ---             ---            ---              ---
(Loss) from operations               (389)         (52)          (66)         (1,024)           (42)            (193)
                                     ----          ---           ---          ------            ---             ----
Interest Income                        16            3             3               1              3                1
                                     ----          ---           ---          ------            ---             ----
Loss before income taxes             (373)         (49)          (63)         (1,023)           (39)            (192)
Benefit for income taxes               --           --            --              53             --               29
                                     ----          ---           ---          ------            ---             ----
Net Loss                             (373)%        (49)%         (63)%          (970)%          (39)%           (163)%
                                     ====          ===           ===          ======            ===             ====

     The 1997 percentages are not reflected above as there were no revenues in 1997.


 SIX MONTHS ENDED DECEMBER 29, 2000 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
 1999

     REVENUE. Our revenue is derived primarily from the sale of storage area network systems. Total revenue for the six months ended December 29, 2000 was $32 million, an increase of 376% compared to $7 million for the six months ended December 31, 1999. The increase in revenue is a result of higher unit shipments resulting from an expansion in our customer base and the growing acceptance of our products in the domestic and international markets we serve. The expansion of our customer base is a result of growth in our domestic sales force and the development of an international distribution network. Nevertheless, we believe these positive factors will be offset by current economic conditions.

     GROSS MARGIN. Gross margin as a percentage of revenue was 52% for the six months ended December 29, 2000 compared to 49% for the six months ended December 31, 1999. This increase was primarily a result of improved operational cost efficiencies gained by higher unit shipments, offset by the sale of inventories on hand at November 22, 2000 that were written-up to estimated fair value as a result of purchase accounting. The write-up to our inventories as a result of purchase accounting approximated $2.4 million, of which approximately $2.1 million was sold in the period ended December 29, 2000. The remainder is expected to be sold in the quarter ended March 30, 2001. Gross margin for the six months ended December 29, 2000 was also negatively impacted by the amortization of intangibles in the amount of $3.6 million. These charges had the effect of reducing our gross margin by 18% in the six months ended December 29, 2000.

     PRODUCT DEVELOPMENT. Product development expenses for the six months ended December 29, 2000 was $4.0 million, an increase of 264% from $1.1 million for the six months ended December 31, 1999. These expenses represented 13% of revenue for the six months ended December 29, 2000 compared with 17% for the six months ended December 31, 1999. The increase in expenses from the same period in the prior year was primarily related to increased engineering headcount, facility costs and other allocable costs, primarily benefits and recruiting costs, as we pursued our growth strategy and emphasized product design and development, increased salaries and compensation for existing engineers, and increased prototyping expenses for the design and testing for new products. We expect that research and development costs will increase in absolute dollars in future periods as we develop new products, engage in other product development initiatives and increase the number of our product development personnel.

     MARKETING AND ADMINISTRATIVE. Marketing and administrative expenses for the six months ended December 29, 2000 were $34.9 million, an increase of 598% when compared to marketing and administrative expenses of $5.0 million for the six months ended December 31, 1999. These expenses represented 110% of revenue for the six months ended December 29, 2000, compared with 74% for the six months ended December 31, 1999. The increase in marketing and administrative expenses from the same period in the prior year was primarily due to hiring of additional personnel and a resulting increase in salaries and related facility and other allocable expenses to support our overall growth.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles was $13.8 million in the six months ended December 29, 2000. This amortization of goodwill and intangible assets is the result of the acquisition of XIOtech by Seagate Technology in January 2000 and the acquisition of XIOtech by Seagate Technology SAN Holdings in November 2000. As a result of the negative goodwill allocation we expect that the amortization of intangibles of Seagate Technology SAN Holdings will negatively impact gross margin by approximately $1.4 million annually through November 2004. There was no amortization of goodwill and intangibles for the six months ended December 31, 1999.

     IN-PROCESS RESEARCH AND DEVELOPMENT. We recorded a $25.0 million charge for the write-off of in-process research and development in the six months ended December 29, 2000 based on the results of an independent valuation performed as of the date that XIOtech was purchased by Seagate Technology SAN Holdings in November 2000.

     INTEREST INCOME. Interest income for the six months ended December 29, 2000 was $0.3 million, an increase of 50% when compared to $0.2 million for the six months ended December 31, 1999. This increase reflects higher average invested cash balances in the period ended December 29, 2000.

     INCOME TAXES. The federal tax allocation agreement XIOtech had entered into with Seagate Technology was terminated on November 22, 2000 and we will no longer file federal income tax returns on a consolidated basis with Seagate Technology or U.S. affiliates of New SAC. We will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. Therefore, the U.S. affiliates of New SAC will not benefit from nor will they reimburse us pursuant to the tax allocation agreement for federal tax losses we sustain subsequent to consummation of the transactions. In prior periods, we have received substantial cash payments for our tax losses utilized by Seagate Technology that we have used to reduce our obligation due to New SAC or its predecessor under the revolving loan agreement. As a result of the termination of the tax allocation agreement we may not be able to convert any future tax losses into cash.

     We recorded a benefit for income taxes of $9.0 million for the six months ended December 29, 2000 compared to no provision for income taxes for the six months ended December 31, 1999. The benefit for income taxes was recorded to recognize the benefit of federal tax losses utilized by Seagate Technology in its consolidated federal income tax returns for the period ended November 22, 2000, and state tax losses for combined state income tax filings for the six months ended December 29, 2000, pursuant to the tax allocation agreement. The effective tax rate used to record the benefit for income taxes for the period ended December 29, 2000 differed from the statutory rate primarily due to amortization of goodwill that was not deductible for tax purposes and the recording of a valuation allowance related to deferred tax assets that are more likely than not unrealizable subsequent to the SAC transactions. At December 29, 2000, our net deferred tax assets have been fully offset by a valuation allowance. The expected benefit for income taxes for the six months ended December 31, 1999 derived by applying the federal statutory rate to the net loss of $2.6 million was fully offset by a valuation allowance for deferred tax assets because we were not filing our tax returns on a consolidated or combined basis with Seagate Technology.


SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1999

     REVENUE. Total revenue for the six months ended June 30, 2000 was $13.2 million, an increase of 222% compared to $4.1 million for the six months ended June 30, 1999. The increase in revenue is the result of higher unit shipments reflecting increased market presence, sales force growth and an expanded international distribution system.

     GROSS MARGIN. Gross margin as a percentage of revenue was 33% for the six months ended June 30, 2000 compared to 35% for the six months ended June 30, 1999. This increase was primarily due to a higher level of unit shipments as stated above combined with increased operational efficiencies offset by amortization of intangibles in the six months ended June 30, 2000 of $3.5 million. This amortization had the effect of reducing gross margin by 26.3% in the six months ended June 30, 2000.

     PRODUCT DEVELOPMENT. Product development expenses for the six months ended June 30, 2000 were $1.7 million, an increase of 70% from $1.0 million for the six months ended June 30, 1999. These expenses represented 13% of revenue for the six months ended June 30, 2000 compared with 24% for the six months ended June 30, 1999. The decrease as a percentage of revenue primarily relates to a more than threefold increase in revenue growth, a result of increased market presence, sales force growth and an expanded distribution system.

     MARKETING AND ADMINISTRATIVE. Marketing and administrative expenses for the six months ended June 30, 2000 were $15.8 million, an increase of 410% from $3.1 million for the six months ended June 30, 1999. These expenses represented 120% of revenue for the six months ended June 30, 2000 compared with 77% for the six months ended June 30, 1999. This increase consisted primarily of salaries and related compensation expenses. The increase reflects the growth of the sales force and distribution network in support of our sales growth objectives.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles was $16.9 million in the six months ended June 30, 2000. There was no amortization of goodwill and intangibles for the six months ended June 30, 1999. The amortization of goodwill and intangibles in 2000 is the result of the acquisition of XIOtech by Seagate Technology in January 2000.

     IN-PROCESS RESEARCH AND DEVELOPMENT. We recorded a charge of $104.8 million for the write-off of in-process research and development in the six months ended June 30, 2000 based on the results of an independent valuation performed as of the date that XIOtech was purchased by Seagate Technology in January 2000.

     INTEREST INCOME. Interest income for the six months ended June 30, 2000 was $0.2 million, an increase of $0.1 million when compared to the six months ended June 30, 1999. This increase in interest income reflects higher average invested cash balances as a result of additional cash invested in our business by Seagate in January 2000.

     INCOME TAXES. We recorded a benefit for income taxes of $7.0 million for the six months ended June 30, 2000 compared to no provision for income taxes for the six months ended June 30, 1999. The benefit for income taxes was recorded to recognize the benefit of tax losses utilized by Seagate Technology in its consolidated federal and certain combined and consolidated state income tax returns for the year ended June 30, 2000 pursuant to the tax allocation agreement. We became a member of Seagate Technology's consolidated or combined tax return group upon our acquisition by Seagate Technology on January 28, 2000. The effective tax rate used to record the benefit for income taxes for the period ended June 30, 2000 differed from the statutory rate due primarily to amortization of goodwill and the write-off of in-process research and development in the period that were not deductible for tax purposes. The expected benefit for income taxes for the six months ended June 30, 1999 derived by applying the federal statutory rate to the net loss of $2.6 million was fully offset by a valuation allowance for deferred tax assets because we were not filing our tax returns on a consolidated or combined basis with Seagate Technology.


 FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998

     REVENUE. Total revenue for the fiscal year ended December 31, 1999 was $10.7 million compared to $1.5 million for the fiscal year ended December 31, 1998, an increase of 613%. Our first product shipments occurred in the second half of 1998 and we emerged from the development stage. Revenue grew due to increased market penetration and presence, sales force growth and an expanded distribution system.

     GROSS MARGIN. Gross margin as a percentage of revenue was 44% for the fiscal year ended December 31, 1999 compared to a negative gross margin of 21% for the fiscal year ended December 31, 1998. The product first became available for sale in the second half of 1998. In 1999, the product was available for sale for the entire twelve months generating a more efficient utilization of resources resulting in an improved gross margin.

     PRODUCT DEVELOPMENT. Product development expenses for the fiscal year ended December 31, 1999 were $2.1 million, an increase of 5% from $2.0 million for the fiscal year ended December 31, 1998. These expenses represented 20% of revenue for the fiscal year ended December 31, 1999, compared to 132% for the prior year. The difference in the relationship to revenue was a result of higher revenue dollars in 1999 and less emphasis placed on product development and more on selling as we completed developing the first generation product during the first half of the year and focused on selling during the second half of the year.

     MARKETING AND ADMINISTRATIVE. Marketing and administrative expenses for the fiscal year ended December 31, 1999 were $8.1 million, an increase of 125% from $3.6 million for the fiscal year ended December 31, 1998. These expenses represented 76% of revenue for the year ended December 31, 1999 compared with 236% for the prior year. These expenses consist primarily of salaries and related compensation expenses and facilities costs. The increase reflects the growth of our support systems, sales force and distribution network in support of our sales growth objectives.

     INTEREST INCOME. Interest income was $300,000 for the fiscal year ended December 31, 1999, an increase of 20% from $250,000 for the fiscal year ended December 31, 1998. This income reflects earnings on the investment of cash received from venture capital financing. The increase reflects a larger average invested cash balance in 1999 versus 1998.

     INCOME TAXES. We did not record a provision for income taxes for the fiscal years ended December 31, 1999 and December 31, 1998 due to net operating losses. At December 31, 1999 and December 31, 1998, our net deferred tax assets were fully offset by a valuation allowance.

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
   1997


     REVENUE. Prior to 1998, our product was in its development stage and unavailable for sale. Total revenue for the fiscal year ended December 31, 1998 was $1.5 million.


     GROSS MARGIN. Gross margin of negative 21% for the fiscal year ended December 31, 1998 is reflective of the first sales for the company, for which manufacturing efficiencies had not been reached.



     PRODUCT DEVELOPMENT. Product development expenses for the fiscal year ended December 31, 1998 were $2.0 million, a decrease of $0.1 million, or 7%, over the fiscal year ended December 31, 1997. These expenses consist primarily of salaries and related compensation expenses and prototyping expenses related to the design and testing of our products. The decrease in product development expenses from December 31, 1997 to December 31, 1998 reflects initial product development and testing during our early years.



     MARKETING AND ADMINISTRATIVE. Marketing and administrative expenses for the fiscal year ended December 31, 1998 were $3.6 million, an increase of $2.6 million, or 260%, over the fiscal year ended December 31, 1997. These expenses consisted primarily of salaries and related compensation expenses and facilities costs. The increase reflects the growth of support systems and the initial start up of the sales force and distribution network.


     INTEREST INCOME. Interest income of $0.2 million for the fiscal year ended December 31, 1998 was relatively consistent with interest income for the fiscal year ended December 31, 1997. This income reflects earnings on the investment of cash received from venture capital financing.


     INCOME TAXES. We did not record a provision for income taxes for the fiscal years ended December 31, 1998 and December 31, 1997 due to net operating losses. At December 31, 1998 and December 31, 1997, our net deferred tax assets were fully offset by a valuation allowance.


 OTHER


     Storage Computer Corporation has filed suit alleging that one of our products infringes its patent. See "Legal Proceedings -- Securities Class Actions."

                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

     For the purposes of this section only, "we," "us" and "our" refer to Seagate Removable Storage Solutions Holdings (formerly RSS) and its subsidiaries. Seagate Removable Storage Solutions Holdings is a subsidiary of New SAC and a guarantor of the notes.


SELECTED HISTORICAL CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL INFORMATION OF SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR, RSS, AN OPERATING BUSINESS OF SEAGATE TECHNOLOGY

     We list in the table below selected historical condensed consolidated and condensed combined financial information of the removable storage solutions business, which we refer to as RSS, an operating business of Seagate Technology, as of the end of and for each of the last five fiscal years through June 30, 2000, for the six months ended December 31, 1999 and for the period from July 1, 2000 to November 22, 2000 and for Seagate Removable Storage Solutions Holdings as of the end of and for the period from November 23, 2000 to December 29, 2000. The operations of Seagate Removable Storage Solutions Holdings are substantially identical to the operations of RSS before the transactions, and RSS is considered to be our predecessor. We have derived the historical financial information of RSS below as of the end of and for the fiscal years 1996 and 1997 from unaudited financial statements and related notes, which are not included in this prospectus. We have derived the historical financial information of RSS below as of the end of and for fiscal years 1998, 1999 and 2000 from the audited financial statements and the related notes of RSS included elsewhere in this prospectus. We have derived the historical financial information for the six months ended December 31, 1999, for the period from July 1, 2000 to November 22, 2000 and as of the end of and for the period from November 23, 2000 to December 29, 2000 from the unaudited interim condensed consolidated financial statements of Seagate Removable Storage Solutions Holdings and its predecessor, RSS, included elsewhere in this prospectus, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the periods from July 1, 2000 to November 22, 2000 and from November 23, 2000 to December 29, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period. You should read the selected historical consolidated financial information below in conjunction with the discussion below and the financial statements and related notes of Seagate Removable Storage Solutions Holdings and its predecessor, RSS, included elsewhere in this prospectus.



                                                             RSS
                          --------------------------------------------------------------------------
                                                FISCAL YEAR (A)
                          -----------------------------------------------------------   SIX MONTHS
                                                                                           ENDED
                                                                                       DECEMBER 31,
                              1996        1997        1998        1999        2000         1999
                          ----------- ----------- ----------- ----------- ----------- --------------
                                                                                (IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Revenue .................  $ 405,954   $397,213    $286,086    $314,006    $262,814      $152,071
Income (loss) from
 operations .............    (10,211)     6,081       2,162      25,932      12,095        14,189
BALANCE SHEET DATA:
Total assets ............    140,332     96,720      83,578      78,334      65,638
Long term
 obligations
 (including current
 portion of
 long-term debt) ........         --        405          --          --         333



                                          SEAGATE REMOVABLE
                                          STORAGE SOLUTIONS
                               RSS            HOLDINGS
                          -------------- ------------------
                           JULY 1, 2000   NOVEMBER 23, 2000
                                TO               TO
                           NOVEMBER 22,     DECEMBER 29,
                               2000             2000
                          -------------- ------------------
                                 (IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Revenue .................   $   89,987        $ 28,371
Income (loss) from
 operations .............      (23,441)         (5,873)
BALANCE SHEET DATA:
Total assets ............                       87,528
Long term
 obligations
 (including current
 portion of
 long-term debt) ........                          667


----------
(a) RSS has prepared financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30 of that year. Accordingly, fiscal year 1996 ended on June 28, 1996, fiscal year 1997 ended on June 27, 1997, fiscal year 1998 ended on July 3, 1998, fiscal year 1999 ended on July 2, 1999, and fiscal year 2000 ended on June 30, 2000. Fiscal years 1996, 1997, 1999 and 2000 were 52 weeks, and fiscal year 1998 was 53 weeks.

BASIS OF PRESENTATION

     Because we acquired all the operating assets of the removable storage solutions business, an operating business of Seagate Technology that we refer to as RSS, as of November 22, 2000, RSS is our predecessor. Accordingly, references to "we", "our" or "us" for events, transactions or regarding financial information during these periods are references to our predecessor, RSS. For comparative purposes, the financial information presented combines the operations of RSS from July 1, 2000 to November 22, 2000 with our operations as Seagate Technology Holdings from November 23, 2000 to December 29, 2000. Although we were incorporated on August 10, 2000, prior to November 23, 2000 our operations were not significant. Financial information for the fiscal years ended 1998, 1999 and 2000 and for the six months ended December 31, 1999 is the historical financial information of RSS.


ALLOCATION OF PURCHASE PRICE TO US PURSUANT TO THE APPLICATION OF PUSH DOWN ACCOUNTING

     The transactions described in this prospectus constituted a purchase business transaction of Seagate Technology. Under purchase accounting rules, the net purchase price under this transaction has been allocated to the assets and liabilities of Seagate Technology and its subsidiaries, including us, based on their estimated fair values at the date of the transaction. However, the estimated fair values of identifiable tangible and intangible assets and liabilities of Seagate Technology and its subsidiaries at the date of the transactions were greater than the amount paid, resulting in negative goodwill. The negative goodwill has been allocated to the long-lived tangible and intangible assets, including our assets, on the basis of relative fair values. The fair values of tangible and intangible assets have been determined based upon independent appraisals.

     The accounting for the purchase transaction has been pushed down to our financial statements. Our December 29, 2000 condensed consolidated financial statements reflect the new basis in our assets and liabilities at that date in accordance with the pushed down purchase accounting adjustments, followed by the results of operations and financial position for the period from November 23, 2000 to December 29, 2000.

     As a result of the transactions and the push down accounting, our results of operations following the transactions, particularly the depreciation and amortization charges, are not necessarily comparable to the results of operations prior to the transactions.

     The actual allocation of the amounts may differ from those reflected below after finalization of the purchase price allocation and post closing transactions.

     The following describes the impact of push down accounting on our results:


     AMORTIZATION AND DEPRECIATION. As a result of the allocation of negative goodwill to our long-lived tangible assets, our capital assets were reduced by $8.1 million. Consequently, depreciation expense for the combined results in the six months ended December 29, 2000 is approximately $245,000 less than what it would have been had the push down adjustments not been made. In addition, we recorded additional combined amortization expense of approximately $400,000 during the six months ended December 29, 2000 resulting from the recording of incremental fair value of intangibles in the push down adjustments.


RESULTS OF OPERATIONS

     We list in the table below the consolidated statements of operations data as a percentage of revenue for RSS for fiscal years 1998, 1999 and 2000 and the six months ended December 31, 1999 and the combined consolidated statements of operations data as a percentage of revenue for Seagate Removable Storage Solutions Holdings for the six months ended December 29, 2000. In the six months ended December 29, 2000, we operated as RSS, an operating business of Seagate Technology, and from November 23, 2000 to December 29, 2000, we operated as Seagate Removable Storage Solutions Holdings, a stand alone company. As our operations as Seagate Removable Storage Solutions Holdings are substantially identical to those of RSS prior to the transactions, we have combined the results of RSS from July 1, 2000 to November 22, 2000 and the results of Seagate Removable Storage Solutions Holdings from November 23, 2000 to December 29, 2000 in the table and the discussions below for easier comparison with the results of RSS for the six months ended December 31, 1999. We therefore refer to the results of operations for the six months ended December 29, 2000 as "combined" in the discussion below.




                                                                                           COMBINED RESULTS
                                                                                         OF SEAGATE REMOVABLE
                                                                                          STORAGE SOLUTIONS
                                                           RSS                             HOLDINGS AND RSS
                                    -------------------------------------------------   ---------------------
                                                                         SIX MONTHS           SIX MONTHS
                                              FISCAL YEAR                   ENDED               ENDED
                                    --------------------------------    DECEMBER 31,         DECEMBER 29,
                                      1998        1999        2000          1999                 2000
                                    --------   ---------   ---------   --------------   ---------------------
Revenue .........................      100%      100%        100%          100%                  100%
Cost of revenue .................       80        72          74            71                    89
                                       ---       -----       -----         -----                 ---
Gross margin ....................       20        28          26            29                    11
Product development .............        9        11          14            12                    21
Marketing and administrative.....        9         7           7             8                    13
Amortization of goodwill &
 other intangibles ..............        1         1          --            --                    --
Restructuring ...................       --        --          --            --                     1
                                       ---       -----       -----         -----                 ---
Income (loss) from
 operations .....................        1         9           5             9                   (24)
Other income (expense), net......       --        --           1            --                     1
                                       ---       -----       -----         -----                 ---
Income (loss) before income
 taxes ..........................        1         9           6             9                   (23)
Benefit (provision) for income
 taxes ..........................        0        (3)         (2)           (3)                    8
                                       ---       -----       -----         -----                 ---
Net income (loss) ...............        1%        6%          4%            6%                  (15)%
                                       ===       =====       =====         =====                 ===


 SIX MONTHS ENDED DECEMBER 29, 2000 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
 1999

     REVENUE. Combined revenue decreased by 22% from $152.1 million for the six months ended December 31, 1999 to $118.4 million for the six months ended December 29, 2000. Tape drive shipments decreased by 34% from approximately 487,000 units for the six months ended December 31, 1999 to 319,000 units for the six months ended December 29, 2000.

     The reduction in tape drive shipments in the six months ended December 29, 2000 compared to the six months ended December 31, 1999 is attributed to reduced shipments of our Scorpion DAT tape drives to our major customers. This trend is combined with a movement away from the use of low end tape drive products for backing up data on desk top computers which resulted in a decrease in shipments of our Travan tape drives of approximately 70%. We believe our reduced shipments resulted from a migration by users in the desktop PC market to alternative technologies such as CD ROM or DVD type products.

     During the six months ended December 31, 1999, the sales force was reorganized so as to combine tape and disc personnel. The effects of this change were felt throughout the remainder of the fiscal year ended June 30, 2000 and into the period ended December 29, 2000 as tape products received less emphasis by the sales force, compounding the downturn in demand already noted above and further depressing revenue. A sales vice president and several key regional sales personnel have now been dedicated to us. Management believes that these actions will result in a more focused sales force and provide opportunities for improving our revenue. Nevertheless these positive factors may be offset by current economic conditions.


     GROSS MARGIN. Combined gross margin decreased by $32 million to $12.6 million for the six months ended December 29, 2000 from $44.6 million for the comparable period in 1999. Gross margin as a percent of revenue decreased from 29% for the six months ended December 31, 1999 to 11% for the six months ended December 29, 2000. The December 29, 2000 period includes one-time charges of $2.7 million for compensation expense related to the acceleration of options to purchase Seagate Technology stock in connection with the transactions and $7.9 million revaluation of higher inventory values related to purchase accounting for the transactions. Excluding these one-time charges, the gross margin for the December 29, 2000 period would have been $23.5 million and 20%. The balance of the decrease in gross margin of approximately $20.1 million is primarily a result of the lower unit volumes, a higher proportion of revenue from lower margin OEM customers versus higher margin sales through the distribution channel, lower repair costs in the six months ended December 31, 1999, the level of fixed costs remaining in the business and significant startup expenses incurred during the six months ended December 29, 2000 associated with the launch of the linear tape open, or LTO product.

     PRODUCT DEVELOPMENT EXPENSES. Combined product development expenses increased by 40% to $25.0 million for the six months ended December 29, 2000 from $17.8 million for the comparable period in 1999. The increase was due to a one-time charge for compensation expense related to the acceleration of options to purchase Seagate Technology stock related to the transactions. Without the one-time charge there would have been a decrease of 8% from the year earlier period as spending on LTO product development dropped off as the product transitioned into manufacturing.

     MARKETING AND ADMINISTRATIVE EXPENSES. Combined marketing and administrative expenses increased by 34% to $15.8 million for the six months ended December 29, 2000 from $11.8 million for the six months ended December 31, 1999. The increase was primarily due to the one-time charge for compensation expense recorded for the acceleration of vesting of options to purchase Seagate Technology stock in connection with the transactions. Without the one-time charge, expenses for the six months ended December 29, 2000 would have been lower by 2% or $11.6 million. The decrease in other spending was from lower advertising expenses, and the reorganization of the sales force resulting in reduced overall headcount, in the six months ended December 29, 2000.

     RESTRUCTURING CHARGES. During the six months ended December 29, 2000, we recorded restructuring charges of $0.8 million compared to $0.4 million for the six months ended December 31, 1999. Restructuring charges recorded in the six months ended December 29, 2000 were primarily severance payments to employees terminated due to management actions taken to reduce headcount and lower expenses in the Costa Mesa tape drive operation and in the Santa Maria tape head operation. Restructuring charges recorded in the six months ended December 31, 1999 were primarily for severance payments related to the sales force reorganization discussed in marketing and administrative expenses above.

     NET OTHER INCOME. Net other income for the six months ended December 29, 2000 increased by $0.8 million compared with the six months ended December 31, 1999. The increase in net other income was primarily due to the net gain of $0.9 million in foreign exchange transaction gains.


INCOME TAXES

     The federal tax allocation agreement between Seagate Removable Storage Solutions LLC and Seagate Technology was terminated on November 22, 2000, and we will no longer file federal income tax returns on a consolidated basis with Seagate Technology or U.S. affiliates of New SAC. We will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. Therefore, the U.S. affiliates of New SAC will not benefit from nor will they reimburse us pursuant to the tax allocation agreement for federal tax losses we sustain subsequent to consummation of the transactions. In prior periods, we recorded substantial intercompany receivables for our tax losses utilized by Seagate Technology that have been netted against the Seagate Technology's business equity interest in Seagate Removable Storage Solutions LLC. As a result of the termination of the tax allocation agreement, we may not be able to convert any future tax losses into cash.

     We recorded a benefit for income taxes of $9.5 million for the six months ended December 29, 2000 compared to a provision for income taxes of $4.9 million for the six months ended December 31, 1999. The benefit for income taxes was recorded to recognize the benefit of federal tax losses utilized by Seagate Technology in its consolidated federal income tax return for the period ended November 22, 2000, and state tax losses for combined state income tax filings for the six months ended December 29, 2000, pursuant to the tax allocation agreement. The effective tax rate used to record the benefit for income taxes for the six months ended December 29, 2000 differed from the U.S. federal statutory rate primarily due to the recording of a valuation allowance related to deferred tax assets that are more likely than not unrealizable subsequent to the transactions. At December 29, 2000, our net deferred tax assets were fully offset by a valuation allowance due to the termination of the federal tax allocation agreement with Seagate Technology and uncertainties regarding our ability to forecast future taxable income. The effective tax rate used to record the provision for income taxes for the six months ended December 31, 1999 differed from the U.S. federal statutory rate primarily due to the tax benefit from research and development tax credits.

     We provided income taxes at the U.S. federal statutory rate of 35% on approximately 72% of our current year foreign earnings for the six months ended December 29, 2000 compared to substantially all of such earnings for the six months ended December 31, 1999. A substantial portion of our Asia Pacific manufacturing operations at plant locations in Singapore and Malaysia operate under various tax holidays, which expire in whole or in part during fiscal years 2001 through 2010. The net impact of these tax holidays was to increase net income by approximately $0.3 million in the six months ended December 29, 2000. The tax holidays had no impact on net income in the six months ended December 31, 1999.


 FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JULY 2, 1999

     REVENUE. Revenue in fiscal year 2000 was $262.8 million, 16% lower than revenue of $314.0 million in fiscal year 1999. The decrease in revenue from the prior year was due primarily to a reduction in tape drive shipments and overall lower average selling prices. Tape drive unit shipments in fiscal 2000 were approximately 816,000 compared to 912,000 in fiscal 1999.

     The reduction in tape drive shipments in fiscal 2000 is attributable to lower server shipments by our major customers resulting in a decrease in shipments of our Scorpion DAT tape drives. This trend, combined with a movement away from the use of low end tape drive products for backing up data on desk top computers, resulted in a decrease in shipments of our Travan tape drives. We believe that in the desk top PC market users began migrating to alternative technologies such as CD ROM or DVD type products.

     During the six months ended December 31, 1999 the sales force was reorganized so as to combine tape and disc personnel. The effects of this change were felt throughout the remainder of the fiscal year ended June 30, 2000, compounding the downturn in demand already noted above and further depressing results. Management believes that actions enacted since the fiscal year ended June 30, 2000 will result in a more effective and cost efficient sales operation.

     GROSS MARGIN. Gross margin as a percentage of revenue was 26% for fiscal year 2000 compared with 28% for fiscal year 1999. The decrease in gross margin as a percentage of revenue was primarily due to the lower overall average unit selling prices, combined with the lower volume shipments, leaving fixed costs to be spread over fewer units in fiscal year 2000 compared with fiscal year 1999.

     PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased 4% to $37.4 million for the fiscal year 2000 from $36.1 million for fiscal year 1999. The increase was primarily due to a need for more engineering resources and prototype materials required to complete the development work on the LTO project. Average engineering headcount increased approximately 15% from fiscal year 1999 to fiscal year 2000. In addition, approximately $0.6 million was paid to an outside engineering firm to develop firmware code to allow high-speed Fibre-Channel interface capability for the LTO product.

     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and Administrative expenses decreased by 19% to $18.6 million for fiscal year 2000 from $22.9 million for fiscal year 1999. The decrease was due to significant reductions in advertising and other discretionary spending over the period, in an effort to offset the increase in required engineering spending on the LTO development and the decrease in revenue and gross profit. Approximately $4.1 million of the decrease was due to a one-time reversal of excess advertising expense accruals. During the second fiscal quarter of 2000, the RSS sales force was combined with the hard disc drive division sales force and a reduction in headcount of approximately 40 salespersons from the combined sales force resulted. A corresponding reduction in RSS selling expense was realized over the balance of fiscal year 2000 from this reorganization.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles decreased in fiscal year 2000 by $2.3 million, or 73%, compared with fiscal year 1999, primarily due to the write-off of $1 million of remaining intangibles related to the acquisition of Santa Marin Tape Heads business in 1995.

     RESTRUCTURING CHARGES. In fiscal year 2000, we recorded restructuring charges totaling $0.6 million, primarily for severance payments related to the reorganization of the sales force into a combined tape and disc sales force resulting in a net reduction of approximately 40 salespersons.

     NET OTHER INCOME. Net other income in fiscal year 2000 increased by approximately $1.6 million compared with fiscal year 1999. Other income (expense) is comprised primarily of royalty income, foreign exchange gains or losses and expenses incurred by the partnership between IBM, Hewlett Packard and RSS, which we refer to as TPCs, related to the mutual development, promotion and compliance verification of the jointly owned LTO format. Net other income in fiscal year 2000 consisted of $0.8 million income from Travan royalty payments, $0.1 million of interest income offset by $1.2 million of TPC expenses and foreign exchange gains of $1.9 million, a net of $1.6 million of other income for the period. Other income/expense in fiscal 1999 consisted of $0.8 million of Travan royalty income and $0.1 million of interest income which was offset by approximately $0.3 million of TPC expenses and foreign exchange losses of $0.6 million which netted to zero in fiscal 1999.

     INCOME TAXES. We recorded a provision for income taxes of $4.4 million for the fiscal year ended June 30, 2000 compared to a provision for income taxes of $9.6 million for the fiscal year ended July 2, 1999. The effective tax rate used to record the benefit for income taxes for the fiscal year ended June 30, 2000 differed from the U.S. federal statutory rate primarily due to the tax benefit realized from research and development tax credits. The effective tax rate used to record the provision for income taxes for the fiscal year ended July 2, 1999 differed from the U.S. federal statutory rate, primarily due to the tax benefit from research and development tax credits and permanently reinvested earnings in certain foreign subsidiaries, partially offset by amortization of goodwill that is not deductible for tax purposes.

     We provided income taxes at the U.S. federal statutory rate of 35% on substantially all of our current year foreign earnings for the fiscal year ended June 30, 2000 compared to approximately 68% of such earnings for the fiscal year ended July 2, 1999. A substantial portion of our Asia Pacific manufacturing operations at plant locations in Singapore and Malaysia operate under various tax holidays, which expire in whole or in part during fiscal 2001 through 2010. The tax holidays had no impact on net income in the fiscal year ended June 30, 2000. The net impact of these tax holidays was to increase net income approximately $.7 million in the fiscal year ended July 2, 1999.


FISCAL YEAR ENDED JULY 2, 1999 COMPARED TO FISCAL YEAR ENDED JULY 3, 1998

     REVENUE. Revenue for fiscal year 1999 was $314.0 million compared to $286.1 million in fiscal 1998, an increase of 9.8% from 1998 to 1999. The increase in revenue from the prior year was due primarily to an increase in tape drive shipments to two major OEM customers. Unit shipments increased from 809,000 in fiscal 1998 to 912,000 in fiscal 1999, an increase of 13% from 1998 to 1999. Part of the increase in tape drive revenue in fiscal 1999 was offset by a decrease in tape head revenue from fiscal 1998 to 1999 of $9.9 million.

     GROSS MARGIN. Gross margin as a percentage of revenue was 28% for fiscal year 1999 compared with 20% for fiscal 1998. The increase in gross margin as a percentage of revenue was primarily due to the increased volume of tape drive shipments in fiscal 1999 resulting in lower average unit costs, lower repair expenses in fiscal 1999, and a mix shift of $9.9 million in tape heads with no gross margin to tape drives at an average gross margin of 23%.


     PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased 44% to $36.1 million for fiscal year 1999 from $25.0 million for the comparable period in 1998. Increased spending was primarily due to adding additional resources in the tape drive engineering organization required for continued development work on the LTO program and to complete development work on the DDS4 drive. Engineering spending in the tape head organization increased from $2.2 million in fiscal year 1998 to $4.4 million in fiscal year 1999 due to increased efforts to develop an LTO head. Average engineering headcount increased 28% from fiscal year 1998 to 1999.


     MARKETING AND ADMINISTRATIVE EXPENSES. Marketing and administrative expenses decreased by 15% to $23.0 million for fiscal year 1999 from $27.2 million for fiscal year 1998. The decrease was due to significant reductions in advertising and other discretionary spending over the period in an effort to offset the increase in required engineering spending on the LTO development.


     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles increased from $2.2 million in fiscal year 1998 to $3.2 million in fiscal year 1999, an increase of $1.0 million compared with fiscal year 1998. The increase was primarily due to a decision late in fiscal year 1999 to write-off the remaining $1 million balance of intangible assets still on the books from the Conner acquisition of the tape drive business in 1996.


     RESTRUCTURING CHARGES. In fiscal year 1999 and 1998, we recorded restructuring charges of $0.7 million and $0.7 million, respectively, primarily for severance payments to employees terminated due to management actions taken to reduce headcount and lower expenses in the Costa Mesa tape drive operation and in the Santa Maria tape head operation.


     NET OTHER INCOME. Net other income in fiscal year 1999 decreased by $0.9 million compared with fiscal year 1998. Other income (expense) is comprised primarily of royalty income, foreign exchange gains or losses and expenses incurred by the partnership between IBM, Hewlett Packard and Seagate (known as the TPCs) related to the mutual development, promotion and compliance verification of the jointly owned LTO format. Other income (expense) in fiscal 1999 consisted of $0.8 million of Travan royalty income and $0.1 million of interest income which was offset by approximately $0.4 million of TPC expenses and foreign exchange losses of $0.6 million which netted to zero. Other income (expense) in fiscal 1998 consisted primarily of approximately $0.8 million of royalty payments from a Travan license agreement.


     INCOME TAXES. We recorded a provision for income taxes of $9.6 million for the fiscal year ended July 2, 1999, compared to a provision for income taxes of $1.6 million for the fiscal year ended July 3, 1998. The effective tax rate used to record the benefit for income taxes for the fiscal year ended July 2, 1999 differed from the U.S. federal statutory rate primarily due to the tax benefit realized from research and development tax credits and permanently reinvested earnings of certain foreign subsidiaries, partially offset by amortization of goodwill that is not deductible for tax purposes. The effective tax rate used to record the provision for income taxes for the fiscal year ended July 3, 1998 differed from the U.S. federal statutory rate primarily due to the tax benefit from research and development tax credits, partially offset by amortization of goodwill that is not deductible for tax purposes.


     We provided income taxes at the U.S. federal statutory rate of 35% on approximately 68% of our current year foreign earnings for the fiscal year ended July 2, 1999, compared to substantially all of such earnings for the fiscal year ended July 3, 1998. A substantial portion of our Asia Pacific manufacturing operations at plant locations in Singapore and Malaysia operate under various tax holidays, which expire in whole or in part during fiscal 2001 through 2010. The net impact of these tax holidays was to increase net income by approximately $0.7 million in the fiscal year ended July 2, 1999. The tax holidays had no impact on net income in the fiscal year ended July 3, 1998.

                               CRYSTAL DECISIONS


     For the purposes of this section only, "we," "us" and "our" refer to Crystal Decisions (formerly Seagate Software Information Management Group Holdings, Inc.) and its subsidiaries. Crystal Decisions is a subsidiary of New SAC and a guarantor of the notes.


SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)


     We list in the table below selected historical, consolidated and combined financial information of Crystal Decisions as of the end of and for each of the last five fiscal years ended June 30, 2000, for the six months ended December 31, 1999, and as of the end of and for the six months ended December 29, 2000. We have derived the historical financial information of Crystal Decisions below as of the end of and for the fiscal years 1996 and 1997 from unaudited financial statements and related notes of Crystal Decisions, which are not included in this prospectus. We have derived the historical financial information of Crystal Decisions as of the end of and for the fiscal years 1998, 1999, and 2000 from the audited financial statements and the related notes of Crystal Decisions included elsewhere in this prospectus. We have derived the historical financial information for the six months ended December 31, 1999 and as of the end of and for the six month period ended December 29, 2000 from the unaudited interim consolidated condensed financial statements of Crystal Decisions included elsewhere in this prospectus, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended December 29, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period. The selected historical consolidated financial information below should be read in conjunction with the discussion below and the financial statements and related notes of Crystal Decisions included elsewhere in this prospectus.




                                                       FISCAL YEAR                             SIX MONTHS      SIX MONTHS
                             ----------------------------------------------------------------     ENDED          ENDED
                                                                                               DECEMBER 31,   DECEMBER 29,
                                 1996         1997         1998      1999 (1)      2000 (2)        1999           2000
                             ------------ ------------ ----------- ------------ ------------- -------------- -------------
                                                                      (IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Revenue ....................  $  23,843    $  74,534    $115,952    $ 141,757    $  126,518     $   58,175     $  77,048
(Loss) from operations .....    (36,152)     (20,207)     (4,993)     (98,957)     (276,237)      (265,484)      (14,113)
BALANCE SHEET DATA:
Total assets ...............     64,344       53,854      63,569       79,820        71,280         83,189        92,737


----------
(1) The net loss for fiscal 1999 includes unusual items of approximately $87,000 described below in "-- The June 1999 Seagate Technology Exchange Offer."

(2) The net loss for fiscal 2000 includes unusual items of approximately $243,000 described below in "-- The October 1999 Seagate Technology Exchange of Shares."

OVERVIEW

     We develop, market and support an integrated product line of end user enterprise software products, which enable business users, developers and information technology professionals to access, analyze, report on and distribute enterprise information. We believe our products meet an extensive range of data-based business needs commonly described as enterprise reporting, enterprise business intelligence, enterprise portals, developer reporting tools, analytic application development and packaged analytic applications. Our primary market is North America where our products are sold through a direct sales force and indirect sales channels, such as distributors and OEM relationships. Outside North America, our products are sold through a direct sales force, distributors and OEMs.


     As of November 22, 2000, we became a majority owned subsidiary of Seagate Software (Cayman) Holdings, which is a wholly owned subsidiary of New SAC. Prior to November 22, 2000, we were a majority owned subsidiary of Seagate Software Holdings, a Delaware corporation and wholly owned subsidiary of Seagate Technology. The outstanding minority interests in our capital stock amounted to approximately 12.8% and 10.5% on a fully diluted basis as of December 29, 2000 and June 30, 2000, respectively. The minority interests consisted of our common stock and options to purchase our common stock issued pursuant to our 1999 and 2000 Stock Option Plans to certain employees and directors of us, our subsidiaries and our affiliated companies.


     On November 22, 2000, New SAC, through Seagate Software (Cayman) Holdings, acquired 75,001,000 shares of our common stock under the terms of a stock purchase agreement. As a result of the transaction, Seagate Software (Cayman) Holdings held 99.6% of our actual outstanding capital stock as of December 29, 2000. This transaction resulted in a change in control of us. Seagate Software (Cayman) Holdings did not purchase shares of our common stock that are outstanding as a result of the exercise of options to purchase these shares under our 1999 and 2000 Stock Option Plans. Our minority stockholders continue to hold their interests in common stock. In addition, the outstanding unexercised options granted under our 1999 and 2000 Stock Option Plans continue to remain outstanding.

     Under SEC rules and regulations, because more than 95% of our capital stock was acquired and a change of ownership occurred, we have restated all our assets and liabilities as of November 22, 2000 on a push down accounting basis in the accompanying financial statements, presented as of December 29, 2000. Accordingly, results of operations prior to November 22, 2000 and the comparative information presented do not reflect these adjustments.

     A majority of our assets, along with various other assets of Seagate Technology, are now pledged as a guarantee for debt issued to finance the transactions described in this prospectus.

     The federal tax allocation agreement we had with Seagate Technology was terminated on November 22, 2000, and we will no longer file federal income tax returns on a consolidated basis with Seagate Technology.


     We rely on a revolving loan with Seagate Technology LLC, which is a wholly owned subsidiary of New SAC, to fund a portion of our operating cash needs. The revolving loan agreement continued in effect subsequent to the closing of the transactions on November 22, 2000 and expires on July 4, 2001.



PRIOR ORGANIZATIONAL EVENTS

     In August 1999, we were formed to acquire Seagate Software Holdings' information management business. On November 16, 1999, Seagate Software Holdings contributed the information management business to us in exchange for 75,000,000 shares of common stock. Prior to November 16, 1999, Seagate Software Holdings entered into two separate share exchange transactions with Seagate Technology. The first transaction, the June 1999 Seagate Technology Exchange Offer, relates to an offer Seagate Technology made to the optionees and stockholders of Seagate Software Holdings to exchange shares of Seagate Software Holdings common stock for shares of Seagate Technology common stock. The June 1999 Seagate Technology Exchange Offer was made at the time of the contribution of the NSMG business to VERITAS. The second exchange transaction, the October 1999 Seagate Technology Exchange of Shares, was the result of a reorganization of Seagate Software Holdings. This reorganization resulted in Seagate Software Holdings becoming a wholly owned subsidiary of Seagate Technology and the minority stockholders of Seagate Software Holdings receiving Seagate Technology common stock for their Seagate Software Holdings common stock and options. Each of the June and October exchanges resulted in Seagate Software Holdings recording compensation expense for stock options and shares held less than six months and purchase accounting where shares were held by minority stockholders longer than six months. A portion of the amount of excess purchase price and compensation expense was allocated to us, as explained below.


THE JUNE 1999 SEAGATE TECHNOLOGY EXCHANGE OFFER

     On May 28, 1999, Seagate Software Holdings contributed its NSMG business and related assets and liabilities to VERITAS in exchange for shares of VERITAS common stock. In a separate but related transaction on June 9, 1999, Seagate Technology exchanged 5,275,772 shares of Seagate Technology common stock for 3,267,255 shares of Seagate Software Holdings common stock owned by employees, directors and consultants of Seagate Software Holdings and its parent and subsidiaries. The exchange ratio was determined based on the estimated value of Seagate Software Holdings common stock divided by the fair market value of Seagate Technology common stock.

     The estimated value of Seagate Software Holdings common stock exchanged into Seagate Technology common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of the information management business of Seagate Software Holdings as determined by the Seagate Software Holding's Board of Directors, plus the assumed proceeds from the exercise of all outstanding Seagate Software Holdings stock options, divided by the number of fully converted shares of Seagate Software Holdings. The Board of Directors of Seagate Software Holdings consulted with financial advisors and considered a number of factors in determining the estimated fair value of the information management business, including historical and projected revenues, earnings and cash flows, as well as other factors.

     Seagate Software Holdings recorded the acquisition of its common stock by Seagate Technology as an acquisition of the minority interest by Seagate Technology. Seagate Software Holdings accounted for the exchange of shares of its common stock outstanding and vested more than six months as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged of $51.8 million was allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. For those shares outstanding and vested less than six months, the fair value of the shares purchased less the original purchase price paid by the employees was recorded as compensation expense, as this constitutes an early settlement of an award of stock or grant of an option. Compensation expense associated with the issuance of Seagate Technology shares amounted to approximately $102.5 million, plus $630,000 of employer portion of payroll taxes.

     Related to the June 1999 Seagate Technology Exchange Offer, Seagate Software Holdings recorded additional compensation expense of $8.6 million for the purchase of unvested stock options held by various continuing employees. This amount was not considered a capital contribution from Seagate Technology. In addition, Seagate Software Holdings recorded compensation expense amounting to $12.7 million for accelerated vesting on certain stock options for its former chief executive officer and several other employees, each of whom became employees of VERITAS.

     Our consolidated and combined statement of operations for fiscal 1999 includes an allocation of compensation expense arising from the June 1999 Seagate Technology Exchange Offer attributable to us. Compensation expense was allocated to us on the basis of employees specifically identified with our business who participated in the exchange and for those employees of Seagate Software Holdings and Seagate Technology who performed services for us, on the basis of time estimates.

Accordingly, we recorded $77.5 million of the $102.5 million of total compensation expense as a capital contribution from Seagate Technology. In addition, both the $630,000 relating to the employer portion of payroll taxes and the $8.6 million compensation expense for the purchase of unvested stock options relate to certain of our continuing employees and therefore both amounts were reflected as expenses for fiscal 1999. We did not allocate any of the $12.7 million compensation expense that arose from the accelerated vesting on certain stock options for employees who became employees of VERITAS because the compensation expense was not attributable to our employees.

     Our consolidated and combined financial statements for fiscal 1999 also include an allocation of $5.4 million of the $51.8 million purchase price allocation described above. The allocation to us was based on the fair value of our assets relative to Seagate Software Holdings. We consulted with financial advisors and considered a number of factors in determining our estimated fair value, including historical and projected revenues, earnings and cash flows, as well as other factors.

     The allocation of the purchase price to our intangible assets as of June 9, 1999 was as follows:



            Developed technologies ......................     $  686,000
            Trademark ...................................        158,000
            Assembled workforce .........................        207,000
            In-process research and development .........        109,000
            Goodwill ....................................      4,700,000
            Deferred tax liability ......................       (412,000)
                                                              ----------
            Total purchase price allocated ..............     $5,448,000
                                                              ==========

  METHODOLOGY

     The excess purchase price attributable to us was allocated to intangible and tangible assets based on their fair market values for our company on a stand-alone basis in accordance with the provisions of APB Opinion Nos. 16 and 17.

     Our tangible net assets principally include cash, intercompany loan receivables and payables, accounts receivable, other current assets and capital assets. Liabilities principally include accounts payable, accrued employee compensation and other accrued liabilities.

     To estimate the value of the developed technologies, we discounted the expected future cash flows attributable to all existing technology, taking into account risks related to the characteristics and applications of the technology, existing and future markets and assessments of the life cycle stage of the technology.

     We estimated the value of trademarks by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

     We estimated the value of the assembled workforce as the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee.

     We charged the value allocated to projects identified as in-process technology for the minority interest acquired to expense. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and had no future alternative uses. We expect that the acquired in-process research and development will be successfully developed, but we cannot assure that commercial viability of these products will be achieved.

     The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. We estimated the value of our purchased in-process technology as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. We then discounted these cash flows back to their net present value. The projected net cash flows from such projects were based on our estimates of revenues and operating profits related to such projects.


     Goodwill is calculated as the residual difference between the estimated amount of excess purchase price allocated to us and the values assigned to identifiable tangible and intangible assets and liabilities.


THE OCTOBER 1999 SEAGATE TECHNOLOGY EXCHANGE OF SHARES


     On October 20, 1999, the minority stockholders of Seagate Software Holdings approved the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, with and into Seagate Software Holdings. Seagate Software Holdings assets consisted of the assets of the information management business and its investment in the common stock of VERITAS. The merger was effected on October 20, 1999. Upon the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology. All outstanding options to purchase Seagate Software Holdings common stock were accelerated immediately prior to the merger. In connection with the merger, Seagate Software Holdings minority stockholders and optionees received payment in the form of 3.23 shares of Seagate Technology's common stock per share of Seagate Software Holdings common stock, less any amounts due for the payment of the exercise price of unexercised options. Seagate Technology issued 9,124,046 shares of its common stock from treasury shares to optionees and minority stockholders of Seagate Software Holdings in connection with the merger.


     Seagate Technology accounted for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software Holdings common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued was $19.4 million and was recorded as purchase price and allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. Seagate Technology accounted for the exchange of shares of its common stock for stock options in Seagate Software Holdings held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. Seagate Technology recorded compensation expense of $283.6 million, plus $2.1 million of the employer's portion of payroll taxes, related to the purchase of the minority interest in Seagate Software Holdings.


     Our consolidated and combined statement of operations for fiscal 2000 includes an allocation of compensation expense arising from the October 1999 Seagate Technology exchange of shares attributable to us. Compensation expense was allocated to us on the basis of employees specifically identified with our business and for those employees that performed services for us on the basis of time estimates. Accordingly, we recorded $239.6 million of the $283.6 million compensation expense related to the October 1999 Seagate Technology Exchange of Shares as a capital contribution from Seagate Technology. In addition, the $2.1 million of payroll taxes paid in relation to our employees was recorded as an expense for fiscal 2000.


     In addition, $877,000 of legal and accounting costs were incurred by us in connection with our recapitalization and reorganization.


     Our consolidated and combined financial statements for fiscal 2000 also include an allocation of $1.2 million of the $19.4 million purchase price allocation described above. The allocation was based on the fair value of our assets relative to the fair value of Seagate Software Holdings. We consulted with financial advisors and considered a number of factors in determining our estimated fair value, including historical and projected revenues, earnings and cash flows, as well as other factors.

     The allocation of the purchase price to our intangible assets as at October 20, 1999 was as follows:



            Developed technologies ......................    $  156,000
            Trademark ...................................        36,000
            Assembled workforce .........................        47,000
            In-process research and development .........        25,000
            Goodwill ....................................     1,071,000
            Deferred tax liability ......................       (94,000)
                                                             ----------
            Total purchase price allocated ..............    $1,241,000
                                                             ==========

     The excess purchase price attributable to us was allocated to intangible and tangible assets based on their fair market values in the same manner described above for the June 1999 Seagate Technology Exchange Offer.


REVENUE RECOGNITION

     We derive most of our revenues from the sale of licenses for our software products. We also generate revenues from services that support our products such as technical support, training, consulting and maintenance.

     We recognize revenues in accordance with Statement of Position, or SOP, 97-2, "Software Revenue Recognition," as amended by SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2" and by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." These amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence, or VSOE, of fair value for the various elements in a multiple element arrangement. We adopted the provisions of SOP 97-2 and SOP 98-4 as of the beginning of fiscal year 1999 and adopted SOP 98-9 as of the beginning of fiscal year 2000.

     SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on VSOE. Fair value is established for each element based on its individual sales prices consistent with our pricing strategy. Our pricing strategy is established by our pricing group, consisting of representatives from our marketing, sales, finance and product development departments.

     We typically can establish VSOE for all elements of our multi-element arrangements, and accordingly, revenues are allocated to the individual elements on the basis of VSOE. During the second quarter of fiscal year 2001, we adopted a new sales model that limits the sale of certain software license products sold on an individual basis and, as a result, are not able to establish sufficient VSOE for these license products. As a result, when these products are included in bundled arrangements with technical support and maintenance services, we now apply the residual method of accounting as specified in SOP 98-9 such that the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with SOP 97-2 and the difference between the total arrangement fee and the amount deferred for the undelivered elements is accounted for as revenue related to the delivered elements. The impact on revenues of applying the residual method of accounting for the six months ended December 29, 2000 was not material. Although not typical, some OEM arrangements contain end-user maintenance elements for which VSOE has not been established as sufficient evidence of consistent pricing and renewal rates have not been present. In such arrangements, we have recognized the arrangement fee ratably over the maintenance period in accordance with the provisions set forth in SOP 97-2.

     We generally recognize licensing revenues, whether sold directly or through resellers, upon product delivery, provided persuasive evidence of an arrangement exists, fees are fixed or determinable and the resulting receivable is deemed collectible by management. In instances where payments are subject to extended payment terms, we do not recognize revenues until the date payments become due. When an acceptance period is specified in an arrangement, we recognize revenues upon the earlier of customer acceptance or the expiration of the acceptance period.

     Our policy is not to recognize revenues on sales to distributors or resellers if resale contingencies exist. Some of the factors that we consider in determining the existence of resale contingencies include payment terms, collectibility and our history with the distributor or reseller. We recognize revenues when these contingencies are resolved and the criteria for revenue recognition in SOP 97-2 are met.

     We recognize revenues for sales to distributors and resellers with rights of returns when the criteria for recognizing revenues, as outlined in SFAS 48, are met. However, we make estimates of future returns and reduce the revenues and related receivables accordingly by the amount of our estimates.

     Where rights of return exist and the criteria of SFAS 48 are not met, we do not recognize revenues until such time as all of the criteria are met. We consider factors including historical experience, nature of the product, fixed or determinable fees, arms length contract terms, the level of inventory in the distribution channels and the ability to reasonably estimate returns.

     We recognize revenues from technical support and maintenance ratably over the term of the arrangement, generally one year. We recognize revenues from training and consulting as the services are performed.

     Where our software arrangements require us to provide consulting services for significant production, modification or customization of software, or where these services are essential to the functionality of the software, we recognize revenues in accordance with the provisions of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." In these arrangements, we recognize both the licensing revenues and consulting services revenues on the percentage of completion method based on cost inputs.


ALLOCATION OF PURCHASE PRICE TO US PURSUANT TO THE APPLICATION OF PUSH DOWN ACCOUNTING

     The transactions described in this prospectus constituted a purchase business transaction of Seagate Technology and resulted in a change in control of us. Under purchase accounting rules, the net purchase price under this transaction has been allocated to the assets and liabilities of Seagate Technology and its subsidiaries, including us, based on their estimated fair values at the date of the transaction. However, the estimated fair values of identifiable tangible and intangible assets and liabilities of Seagate Technology and subsidiaries at the date of the transactions were greater than the amount paid, resulting in negative goodwill. The negative goodwill has been allocated to the long-lived tangible and intangible assets, including our assets, on the basis of relative fair values. The fair values of tangible and intangible assets, including in-process research and development, have been determined based upon independent appraisals.

     The accounting for the purchase transaction has been pushed down to our financial statements. Our December 29, 2000 consolidated and combined condensed financial statements reflect our historical results of operations and financial position up to the date of the transaction, November 22, 2000, and the restatement of assets and liabilities at that date to reflect the pushed down purchase accounting adjustments, followed by our results of operations and financial position for the period from November 23, 2000 to December 29, 2000, reflecting the effects of restated balances from the date of the transactions.

     As a result of the transactions and the push down accounting, our results of operations following the transactions, particularly the depreciation and amortization charges, are not necessarily comparable to our results of operations prior to the transactions.

     The actual allocation of the amounts may differ from those reflected below after finalization of the purchase price allocation and post closing transactions.

The following describes the impact of push down accounting on our results:

 Revenue -- Deferred revenue was revalued at the transaction date and reduced by $1.3 million. Consequently, revenues were lower by $300,000 during the six months ended December 29, 2000 than the amount that would have been recorded had the push down adjustments not been made.

 Amortization and depreciation -- As a result of the allocation of negative goodwill to our long-lived tangible assets, our capital assets were reduced by $4.3 million. Consequently, depreciation expense for the six months ended December 29, 2000 is approximately $224,000 less than what it would have been had the push down adjustments not been made. In addition, we recorded additional amortization expense of approximately $473,000 during the six months ended December 29, 2000 resulting from the recording of incremental fair value of intangibles in the push down adjustments.

 In-process research and development -- We wrote off in-process research and development of $7.1 million as an expense during the six months ended December 29, 2000.


RESULTS OF OPERATIONS

     We list in the table below our consolidated statements of operations data as a percentage of revenues for the fiscal years 1998, 1999 and 2000, the six months ended December 31, 1999 and the six months ended December 29, 2000. In the six months ended December 29, 2000, we operated until November 22, 2000 as an indirect subsidiary of Seagate Technology and after November 22, 2000 as an indirect subsidiary of New SAC. In the table and the discussion below, we have combined our operations from July 1, 2000 to November 22, 2000 under Seagate Technology and our operations from November 23, 2000 to December 29, 2000 under New SAC for easier comparison with the results for the six months ended December 31, 1999.

                                                                                  SIX MONTHS       SIX MONTHS
                                                        FISCAL YEAR                  ENDED           ENDED
                                               ------------------------------    DECEMBER 29,     DECEMBER 31,
                                                 1998       1999       2000          1999             2000
Revenues:                                      --------   --------   --------   --------------   -------------
 Licensing revenues ........................       70%        65%        59%           54%             63%
 Maintenance, support and services
   revenues ................................       30         35         41            46              37
                                                   --         --         --            --              --
   Total revenues ..........................      100        100        100           100             100
                                                  ===        ===        ===           ===             ===
Cost of revenues:
 Cost of licensing revenues ................        3          3          3             3               3
 Cost of maintenance, support and
   services revenues .......................       23         25         31            36              26
 Amortization of developed technologies.....        5          3         --            --               1
 Write-off of developed technologies .......       --          3         --            --              --
                                                  ---        ---        ---           ---             ---
   Total cost of revenues ..................       31         34         34            39              30
Gross profit margin ........................       69         66         66            61              70
                                                  ---        ---        ---           ---             ---
Operating expenses:
 Sales and marketing .......................       44         46         52            56              45
 Research and development ..................       14         15         20            22              18
 General and administrative ................       13         10         17            17              12
 Amortization of goodwill and other
   intangibles .............................        3          3          2             3               1
 Write-off of in-process research and
   development .............................       --         --         --            --               9
 Unusual items .............................       --         61        192           417               2
 Restructuring costs .......................       --         --          1             2               1
                                                  ---        ---        ---           ---             ---
   Total operating expenses ................       74%       135%       284%          517%             88%
                                                  ===        ===        ===           ===             ===

SIX MONTHS ENDED DECEMBER 29, 2000 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
   1999


REVENUES

     Total revenues increased by 32% from $58.2 million for the six months ended December 31, 1999 to $77.0 million for the six months ended December 29, 2000. The increase in total revenues was primarily attributable to increased productivity of our sales force, which resulted in increases in licensing revenues and maintenance, support and services revenues.

     We adopted a new sales model during the six months ended December 29, 2000, which has resulted in our applying the residual method of accounting for certain multi-element arrangements as specified in SOP 98-9. The impact of applying the residual method of accounting was not material for the six months ended December 29, 2000.

     During the six months ended December 29, 2000 and December 31, 1999, revenues from a third-party customer, Ingram Micro, Inc., accounted for more than 10% of our consolidated revenues for a total of $16.5 million and $11.0 million, respectively.

     LICENSING REVENUES. Licensing revenues consist of license fees for our products. Licensing revenues increased 55% from $31.4 million for the six months ended December 31, 1999 to $48.5 million for the six months ended December 29, 2000. The increase in licensing revenues was primarily attributable to increased productivity of our sales force and an overall increase in our direct sales force, resulting in an increase in our customer base, as well as additional sales to our existing customers. The increase in licensing revenues compared to the prior period is also a result of increased sales of an upgraded and enhanced version of Crystal Reports, one of our products released in February 2000.

     MAINTENANCE, SUPPORT AND SERVICES REVENUES. Our maintenance, support and services revenues were comprised of revenues from technical support, training activities, consulting services and maintenance related to licenses of our products. Maintenance, support and services revenues increased by 6% from $26.8 million for the six months ended December 31, 1999 to $28.5 million for the six months ended December 29, 2000. The increase in maintenance, support and services revenues was attributable to our higher cumulative installed customer base, which resulted in increased sales of maintenance agreements and training and consulting services.

     Licensing revenues as a percentage of total revenues, which increased from 53% for the six months ended December 31, 1999 to 63% for the six months ended December 29, 2000, grew in comparison to maintenance, support, and services revenues as a percentage of total revenues, which decreased from 46% for the six months ended December 31, 1999 to 37% for the six months ended December 29, 2000, primarily due to the acquisition of new customers with related licensing revenues and related deferral of post contract services.

     Revenues by geographic location were as follows:





                              SIX MONTHS       SIX MONTHS
                                 ENDED            ENDED
                              DECEMBER 31,     DECEMBER 29,
                                  1999             2000
                             --------------   -------------
                                     (IN THOUSANDS)
  United States ..........      $ 37,262         $ 53,959
  Europe .................        14,065           14,170
  Other ..................         6,848            8,919
                                --------         --------
  Total revenues .........      $ 58,175         $ 77,048
                                ========         ========

     Revenues from sales in Europe and other regions outside of the United States represented 36% and 30% of total revenues for the six months ended December 31, 1999 and December 29, 2000, respectively. Sales in Europe and other regions outside of the United States declined as a percentage of total revenues because sales productivity increased more significantly in the United States for the six months ended December 29, 2000 compared to Europe and other regions outside of the United States. To date, seasonal reductions in business activity in the summer months in Europe and certain other regions have not had a material impact on our operating results.

     A majority of our revenues are denominated in U.S. dollars, the currency in which we report our operating results. We also collect a portion of our revenues in currencies other than U.S. dollars such as Canadian Dollars, German Marks, British Pounds Sterling, French Francs, Australian Dollars and Japanese Yen. We expect a portion of our revenues to be denominated and collected in the Euro in the future. For the six months ended December 29, 2000, approximately 4% of our revenues were denominated and collected in currencies that will, in the future, be denominated and collected in the Euro. To date, the foreign exchange gains and losses on transactions and revenues reported by our foreign subsidiaries have not been significant nor have any costs related to the Euro conversion. In addition, since most of our foreign operations conduct business in their local currency, our earnings are not significantly impacted by fluctuations in exchange rates. Translation adjustments from consolidation of such foreign operations are presented within comprehensive income.

COST OF REVENUES

     Cost of revenues increased by 1% from $22.5 million, or 39% of total revenues, for the six months ended December 31, 1999 to $22.7 million, or 29% of total revenues, for the six months ended December 29, 2000. The slight absolute dollar increase in cost of revenues is attributable to an increase in the amortization of developed technologies as a result of push down accounting. Excluding the effect of the increase in amortization of developed technologies, the cost of revenues was relatively unchanged. Our gross margins, as a percentage of revenue, have increased from 61% for the six months ended December 31, 1999 to 70% for the six months ended December 29, 2000. The increase in our gross margins is largely attributable to a corporate-wide initiative to manage costs, while supporting revenue growth. For the six months ended December 29, 2000, our revenues increased 32% compared to the six months ended December 31, 1999 while our number of employees grew by approximately 10%.

     COST OF LICENSING REVENUES. Cost of licensing revenues consists primarily of materials, packaging and distribution of software, related fulfillment personnel and third party royalties. Cost of licensing revenues increased by 36% from $1.6 million, or 5% of licensing revenues, for the six months ended December 31, 1999 to $2.2 million, or 5% of licensing revenues, for the six months ended December 29, 2000. The absolute dollar increase in cost of licensing revenues is due primarily to the increased volume of shipments during the applicable periods. We expect cost of licensing revenues to increase in absolute dollars and as a percentage of revenues in future periods, and to vary as a percentage of revenues from licensing revenues because of costs incurred with new product releases, increased order fulfillment costs, costs related to new packaging of our products and printing costs associated with revised documentation materials.

     COST OF MAINTENANCE, SUPPORT AND SERVICES REVENUES. Cost of maintenance, support and services revenues consists of personnel and related overhead costs for technical support, training, consulting, maintenance services and the cost of materials delivered with enhancement releases. Cost of maintenance, support and services revenues decreased by 4% from $20.8 million, or 78% of maintenance, support and services revenues for the six months ended December 31, 1999 to $20.0 million, or 70% of maintenance, support and services revenues, for the six months ended December 29, 2000. The decline in cost of maintenance, support and services revenues as a percentage of maintenance, support and services revenues is primarily attributable to an increased use of company personnel rather than sub-contracted consultants to perform our services. Cost of maintenance, support and services revenues may vary between periods because of the mix of services we provide and the extent to which we use outside consultants to assist us.

     AMORTIZATION OF DEVELOPED TECHNOLOGIES. Amortization of developed technologies increased by $418,000 from $93,000, or less than 1% of revenues, for the six months ended December 31, 1999 to $511,000, or 1% of revenues, for the six months ended December 29, 2000. The increase in amortization of developed technologies is attributable to the push down of the net fair value of our intangibles assets of $29.4 million acquired by New SAC on November 22, 2000, which included $15.2 million related to developed technology. Since November 22, 2000 developed technology is being amortized over its estimated remaining useful life of three years.


OPERATING EXPENSES

     SALES AND MARKETING. Sales and marketing expenses include salaries, commissions and bonuses earned by sales and marketing personnel, advertising and product promotional activities and related facilities and other costs. Sales and marketing expenses increased 7% from $32.4 million, or 56% of total revenues for the six months ended December 31, 1999 to $34.8 million, or 45% of total revenues, for the six months ended December 29, 2000. The absolute dollar increase in sales and marketing expenses was primarily due to the expansion of our sales force. The decrease as a percentage of revenues was primarily attributable to the increase in productivity of our sales force and the resultant increase in revenues. In addition, there was an approximately $104,000 reduction in depreciation included in sales and marketing related to the allocation and push down of negative goodwill to the fair values of our tangible long-lived assets and intangible assets acquired by New SAC effective November 22, 2000. We expect the reduction in depreciation expense included in sales and marketing expenses to continue for the average remaining useful lives of tangible long-lived assets acquired of 1 to 2 years. We expect this reduction to be offset over time by depreciation expense on future capital additions. In addition, we expect sales and marketing expenses to increase in absolute dollars and to vary as a percentage of revenues as we continue to increase our direct sales force and promote our products and services.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 7% from $12.8 million, or 22% of total revenues, for the six months ended December 31, 1999 to $13.8 million, or 18% of total revenues, for the six months ended December 29, 2000. In addition, there was an approximately $66,000 reduction in depreciation included in research and development expenses related to the allocation and push down of negative goodwill to the fair values of our tangible long-lived assets acquired by New SAC effective November 22, 2000. We expect the reduction in depreciation expense included in research and development expenses to continue for the average remaining useful lives of tangible long-lived assets acquired of 1 to 2 years. We expect this reduction to be offset over time by depreciation expense on future capital additions. The increases in research and development expenses in absolute dollars were primarily due to increases in personnel and related expenses. We expect research and development expenses to continue to increase in absolute dollars as we continue to invest in our products.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs for finance, legal, human resources, information systems and other administrative costs. General and administrative expenses decreased 5% from $10.0 million, or 17% of total revenues for the six months ended December 31, 1999 to $9.5 million, or 12% of total revenues for the six months ended December 29, 2000. The decrease was primarily attributable to a decline in bad debt expense because of a reduced accounts receivable balance and significantly improved days sales outstanding. This decline is partially offset by increases in personnel and other costs related to meeting our public reporting requirements. We expect general and administration expenses to vary in absolute dollars and as a percentage of revenues as we continue to develop.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles decreased 58% from $2.0 million, or 3% of total revenues, for the six months ended December 31, 1999 to $844,000, or 1% of total revenues, for the six months ended December 29, 2000. The decrease in amortization of goodwill and other intangibles was attributable to intangible assets that were fully amortized by the end of the six month period ended December 31, 1999.

     WRITE-OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT. Write-off of in-process research and development was $7.1 million, or 9% of total revenues, for the six months ended December 29,

2000. As part of the push down of the purchase price allocation of the transactions, the net fair value of in-process research and development, as determined by an independent valuation, was $7.1 million.

     As the basis for identifying the in-process research and development, our developmental projects were evaluated in the context of FASB Interpretation 4 and paragraph 11 of FASB Statement No. 2 and FASB Statement No. 86. This write-off of in-process research and development during the six months ended December 29, 2000 was necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses.

     At the valuation date, we were in the process of developing three next generation versions of existing technologies which were estimated to be about 85%, 70%, and 75% complete based on total man-hours and absolute time. We expect these three projects to be completed in fiscal 2002, at an estimated cost of $20 million. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. We expect that the acquired in-process research and development will be successfully developed, but we cannot ensure that commercial viability of these products will be achieved.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned on commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to these projects.

     UNUSUAL ITEMS. Unusual items for the six months ended December 29, 2000 of approximately $1.9 million, or 2% of total revenues, consisted of the push down of compensation expense attributable to our employees arising from the acceleration and net exercise of Seagate Technology options held by our employees on November 22, 2000. Unusual items for the six months ended December 31, 1999 of $242.6 million, or 417% of total revenues, consisted of the compensation expense and associated expenses attributable to our employees related to the October 1999 Seagate Technology Exchange of Shares.

     RESTRUCTURING COSTS. Restructuring costs were $573,000, representing 1% of total revenues, for the six months ended December 29, 2000. The charges relate to the closure of eight offices in Europe and are part of a restructuring plan announced in September 2000 to consolidate the European sales organization into fewer office locations. The charges primarily comprised costs related to the termination of office leases and other related office closure costs, as well as severance and benefits due to nine sales and marketing employees who were terminated in September 2000. At December 29, 2000, $375,000 was included in accrued expenses and is expected to be paid by the end of fiscal 2001. Management believes that this restructuring is not significant and it will not have a material impact on our future revenues, operating costs or operating results.

     Restructuring costs were $1.3 million, representing 2% of total revenues, for the six months ended December 31, 1999. The charges resulted from a company-wide restructuring plan announced in October 1999 to realign resources to better manage and control our business. The charges were comprised of severance and benefits paid to approximately 125 employees from various locations and departments, including direct sales force personnel, who were terminated on October 23, 1999. The decline in our direct sales force as part of this restructuring contributed to the decline in revenues during fiscal 2000 compared to fiscal 1999. The restructuring charges were paid during fiscal 2000 and no amounts were outstanding as of June 30, 2000. We believe there are no further restructuring liabilities related to this plan. In addition, we believe that the future benefit of this plan, while not quantifiable, is a more focused and productive company. Any benefits in the form of cost reductions because of reduced salaries were realized by the end of fiscal 2000 and are not expected to continue.

INTEREST AND OTHER INCOME (EXPENSE), NET

     Interest and other income (expense), net consists of interest income, interest expense and net foreign currency exchange gains or losses. Interest and other income (expense), net, increased from expense of $1.3 million for the six months ended December 31, 1999 to income of $1.1 million for the six months ended December 29, 2000. Interest and other income (expense), net fluctuates on a year-to-year basis depending on fluctuations in Seagate Technology LLC's in-house portfolio rate, LIBOR, our net outstanding loan balance with Seagate Technology and, for the net foreign currency gains or losses, changes in foreign currency exchange rates. Interest is computed on the outstanding loan balance from Seagate Technology on a monthly basis at LIBOR plus 2% per annum. The outstanding loan balance fluctuates depending on working capital required to fund operations, offset by or in addition to amounts due or receivable from Seagate Technology under a tax allocation agreement we have with Seagate Technology. Interest income and expense fluctuate from year to year because of fluctuations in the net outstanding loan balance during the year. The net foreign currency exchange gain or loss represents the impact of foreign currency fluctuations on the translation of foreign currency transactions into U.S. dollars and varies depending upon currency exchange rates.

INCOME TAXES

     The federal tax allocation agreement Crystal Decisions had with Seagate Technology was terminated on November 22, 2000, and the Company will no longer file federal income tax returns on a consolidated basis with Seagate Technology. The Company will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. Therefore, Seagate Technology will not benefit from nor will it reimburse the Company pursuant to the tax allocation agreement for federal tax losses the Company sustains subsequent to consummation of the transactions. In prior periods, the Company has received substantial cash payments from its tax losses utilized by Seagate Technology, which it has used to reduce its obligations to Seagate Technology under the revolving loan agreement. As a result of the termination of the tax allocation agreement with Seagate Technology, the Company may not be able to convert any future tax losses into cash.

     The income tax benefit recorded by the Company for the six months ended December 29, 2000 of $2.5 million includes $4.0 million of tax benefit recorded pursuant to the tax allocation agreement through November 22, 2000 offset by other income tax expenses. The effective tax rate used to record the income tax benefit for the six months ended December 29, 2000 differs from the U.S. federal statutory rate primarily due to an increase in the valuation allowance for U.S. deferred tax assets arising subsequent to the termination of the tax allocation agreement on November 22, 2000 and push-down accounting charges that are nondeductible in foreign jurisdictions. The effective tax rate used to record the income tax benefit for the six months ended December 31, 1999 was less than the U.S. federal statutory rate primarily due to nondeductible expenses incurred in foreign jurisdictions in connection with the October 1999 recapitalization and reorganization of Crystal Decisions, including the October 1999 Seagate Exchange of Shares.


 FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JULY 2, 1999 AND
  FISCAL YEAR ENDED JULY 3, 1998

REVENUES

     Total revenues decreased 11% to $126.5 million in fiscal 2000 from $141.8 million in fiscal 1999 and increased 22% in fiscal 1999 from $116.0 million in fiscal 1998. In each year presented, a majority of our revenues were derived from license fees for our products. The decline in revenues in fiscal 2000 was due to a decline in licensing revenues. We also derive revenues from technical support, training activities, consulting services and maintenance related to the licensing of our products. The increase in revenues in fiscal 1999 as compared to fiscal 1998 was a result of increases in licensing revenues and maintenance, support and services revenues.

     In fiscal 2000, fiscal 1999 and fiscal 1998, revenues from a third-party customer, Ingram, accounted for more than 10% of consolidated revenues for a total of $25.3 million, $18.3 million and $16.8 million, respectively.

     As a percentage of total revenues, our sales returns and allowances decreased to 1% in fiscal 2000 from 1.5% in fiscal 1999 and 2% in fiscal 1998. The decrease is primarily attributable to decreased distributor returns reflecting the maturity of our products.

     LICENSING REVENUES. Licensing revenues decreased 19% to $74.2 million, or 59% of revenues, in fiscal 2000 from $92.0 million, or 65% of revenues, in fiscal 1999 and increased 13% in fiscal 1999 from $81.2 million, or 70% of revenues, in fiscal 1998. The decline in fiscal 2000 was primarily attributable to significant voluntary and involuntary turnover of our direct sales force in the first half of the year. The time spent hiring and training new sales personnel resulted in lower productivity of the sales force in fiscal 2000 than prior years. This resulted in a decline in license sales of our direct sales dependent products, such as Seagate Info and Seagate Holos. We rebuilt our direct sales force throughout the year to near fiscal 1999 levels and intend to continue to invest in this area in fiscal 2001. The absolute dollar increase in fiscal 1999 license revenues was due primarily to increased sales of Crystal Reports and Seagate Info and an expansion of our direct and indirect sales channels. Our direct sales include corporate licensing and other direct sales to users while our indirect sales include distribution and OEM sales.

     MAINTENANCE, SUPPORT AND SERVICES REVENUES. Maintenance, support and services revenues increased 5% to $52.3 million in fiscal 2000 from $49.7 million in fiscal 1999 and increased 43% in fiscal 1999 from $34.7 million in fiscal 1998. As a percentage of total revenues, maintenance, support and services revenues increased to 41% of total revenues in fiscal 2000 from 35% in fiscal 1999 and 30% of total revenues in fiscal 1998. The year-over-year increases in maintenance, support and services revenues were attributable to the higher cumulative installed customer base, which resulted in increased sales of maintenance agreements and training and consulting services. We expect revenues from maintenance, support and services to continue to grow as our installed base of customers expands.

     Revenues by geographic location were as follows:




                                              FISCAL YEAR
                               ------------------------------------------
                                   1998           1999           2000
                               ------------   ------------   ------------
                                             (IN THOUSANDS)
   Revenues by geography:
     United States .........    $  78,932      $  86,945      $  83,080
     Europe ................       25,760         38,625         28,570
     Other .................       11,260         16,187         14,868
                                ---------      ---------      ---------
                                $ 115,952      $ 141,757      $ 126,518
                                =========      =========      =========

     Revenues from sales in Europe and other regions outside of the United States represented 34%, 39% and 32% of total revenues for the fiscal years ended 2000, 1999 and 1998, respectively. Combined revenues from sales in Europe and other regions outside of the United States declined in total by 21% to $43.4 million in fiscal 2000 from $54.8 million in fiscal 1999 because the turnover in our direct sales force was greater in Europe than in the United States. Revenues from sales in Europe and other regions outside of the United States increased by 48% in fiscal 1999 from $37.0 million in fiscal 1998 because of the expansion of our direct and indirect sales channels in Europe and other regions outside of the United States during fiscal 1999. To date, seasonal reductions in business activity in the summer months in Europe and certain other regions have not had a material impact on our operating results.


COST OF REVENUES

     Cost of revenues decreased 10% to $44.0 million in fiscal 2000 from $48.7 million in fiscal 1999 and increased 36% in fiscal 1999 from $35.8 million in fiscal 1998. As a percentage of total revenues, cost of revenues was 34% in fiscal 2000, 34% in fiscal 1999 and 31% in fiscal 1998. The absolute dollar decrease in cost of revenues in fiscal 2000 was a result of a $9.0 million decline in amortization and write-off of developed technologies, offset by increased salaries and benefit


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

expenses related to increased technical support and professional services personnel. The increase in cost of revenues in fiscal 1999 compared to fiscal 1998 was a result of increases in technical support and consulting personnel to support revenues growth, and an increase in amortization and write-off of developed technologies in fiscal 1999. Our gross margins, as a percentage of total revenues, decreased from 69% for fiscal 1998 to 66% of total revenues for both fiscal 1999 and fiscal 2000 in response to increases in maintenance, support and service revenues which generally have lower margins than licensing revenues.

     COST OF LICENSING REVENUES. The cost of licensing revenues decreased 3% to $4.1 million in fiscal 2000 from $4.2 million in fiscal 1999, but increased 31% in fiscal 1999 from $3.2 million in fiscal 1998. As a percentage of licensing revenues, cost of licensing revenues increased to 6% in fiscal 2000 from 5% in fiscal 1999 and 4% in fiscal 1998. The increased cost of licensing revenues as a percentage of licensing revenues in fiscal 2000 was due in part to a write-down of obsolete product materials. The increase in cost of licensing revenues in absolute dollars in fiscal 1999 as compared to fiscal 1998 was due primarily to the increased volume of shipments during the year.

     COST OF MAINTENANCE, SUPPORT AND SERVICES REVENUES. The cost of maintenance, support and services revenues increased 13% to $39.7 million in fiscal 2000 from $35.2 million in fiscal 1999 and increased 33% in fiscal 1999 from $26.4 million in fiscal 1998. The increases in both periods were primarily due to expansion of our professional services workforce to support the growth in training and consulting revenues and an increased number of technical support representatives. As a percentage of maintenance, support and services revenues, cost of maintenance, support and services revenues were 76% in fiscal 2000, 71% in fiscal 1999 and 76% in fiscal 1998. The percentage increase in fiscal 2000 was due to increases in maintenance, support and services personnel and related salaries and benefits. The percentage decrease in fiscal 1999 compared to fiscal 1998 was due to increased maintenance, support and services revenues in fiscal 1999.

     AMORTIZATION AND WRITE-OFF OF DEVELOPED TECHNOLOGIES. Amortization and write-off of developed technologies decreased 98% to $198,000 in fiscal 2000 from $9.2 million in fiscal 1999, but increased 51% in fiscal 1999 from $6.1 million in fiscal 1998. As a percentage of total revenues, amortization and write-off of developed technologies were zero in fiscal 2000, 6% in fiscal 1999 and 5% in fiscal 1998. The decrease in the amortization and write-off of developed technologies in fiscal 2000 was primarily attributable to intangible assets that were fully amortized during fiscal 1999 and a $4.7 million write-off of various developed technologies that occurred during fiscal 1999. The increase in the amortization and write-off of developed technologies in fiscal 1999 compared to fiscal 1998 was primarily due to the $4.7 million write-off of certain developed technologies.


OPERATING EXPENSES

     SALES AND MARKETING. Sales and marketing expenses increased 1% to $66.1 million in fiscal 2000 from $65.5 million in fiscal 1999 and increased 29% in fiscal 1999 from $50.7 million in fiscal 1998. As a percent of total revenues, sales and marketing expenses increased to 52% in fiscal 2000 from 46% in fiscal 1999 and 44% in fiscal 1998. The increases in sales and marketing expenses were primarily due to the rebuilding and expansion of our sales force and increases in marketing and promotion, including a free offer product campaign for Crystal Analysis and Seagate Info that was launched in late fiscal 1999 and continued throughout fiscal 2000. During the free offer product campaign, we provided former and potential customers, unconditionally, with a limited number of licenses for each promotional product free of charge, with no related purchase obligations or rights for additional products. As this campaign was strictly a marketing strategy and was not directly or indirectly connected with revenues or products and services to be provided to those receiving the free products, we expensed the cost of the program as incurred. Additionally, in fiscal 1999 these expenses included allocations from Seagate Technology for the proportional cost of television and newspaper advertisements. The increase in sales and marketing expenses as a percentage of revenues in fiscal 2000 was a result of the decline in productivity of the direct sales force due to the turnover of the direct sales force. We expect sales and marketing expenses to increase in fiscal 2001 as we continue to expand our sales force.


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     RESEARCH AND DEVELOPMENT. Research and development expenses increased 17%
to $24.9 million in fiscal 2000 from $21.2 million in fiscal 1999 and increased 31% in fiscal 1999 from $16.2 million in fiscal 1998. As a percentage of total revenues, research and development expenses increased to 20% in fiscal 2000 from 15% in fiscal 1999 and 14% in fiscal 1998. The increases in research and development expenses were primarily due to increases in personnel and related expenses and occupancy costs for fiscal 2000 and fiscal 1999, partially offset by reductions in localization and equipment expenses during fiscal 2000.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 51% to $20.9 million in fiscal 2000 from $13.8 million in fiscal 1999 and decreased 8% in fiscal 1999 from $15.1 million in fiscal 1998. As a percent of total revenues, general and administrative expenses increased to 17% in fiscal 2000 from 10% in fiscal 1999 and decreased in fiscal 1999 from 13% in fiscal 1998. The increase in general and administrative expenses in fiscal 2000 was primarily attributable to increases in personnel costs, increased legal and accounting expenses associated with increased public reporting requirements during fiscal 2000 and an increase in bad debt expenses. The decrease in fiscal 1999 as compared to fiscal 1998 was primarily due to a provision for a legal action against us in fiscal 1998, partially offset by lower salaries and benefits and overhead costs in fiscal 1998 compared to fiscal 1999.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles decreased 36% to $3.0 million in fiscal 2000 from $4.8 million in fiscal 1999 and increased 51% in fiscal 1999 from $3.2 million in fiscal 1998. As a percentage of total revenues, amortization of goodwill and other intangibles decreased to 2% in fiscal 2000 from 3% in each of fiscal 1999 and fiscal 1998. The decrease in amortization of goodwill and other intangibles in fiscal 2000 was attributable to intangible assets that were fully amortized in fiscal 1999. The absolute dollar increase in fiscal 1999 compared to fiscal 1998 was primarily due to a write-off of the carrying value of intangibles of $1.5 million in fiscal 1999 due to asset values that had become impaired.

     UNUSUAL ITEMS. Unusual items represented the compensation expense and associated expenses attributable to our employees related to the June 1999 Seagate Technology Exchange Offer and the October 1999 Seagate Technology Exchange of Shares. Unusual items amounted to $242.6 million in fiscal 2000 and $86.7 million in fiscal 1999. There were no unusual items in fiscal 1998. As a percent of total revenues, unusual items increased to 192% in fiscal 2000 from 61% in fiscal 1999.

     Unusual items in fiscal 2000 were a result of the October 1999 Seagate Technology Exchange of Shares. In connection with the merger of Seagate Daylight Merger Corp. with and into Seagate Software Holdings, Seagate Software Holdings' minority stockholders and optionees received payment in the form of
3.23 shares of Seagate Technology common stock per share of Seagate Software Holdings common stock, less any amounts due for the payment of the exercise price of unexercised options. Seagate Technology accounted for the exchange of shares of its common stock for stock options in Seagate Software Holdings held by employees and stock held by employees and vested less than six months as the settlement of an earlier stock award. Seagate Technology recorded compensation expense of $283.6 million, plus $2.1 million of employer portion of payroll taxes related to the purchase of a minority interest in Seagate Software Holdings. Of the $283.6 million of compensation expense, $239.6 million of compensation expense was allocated to us on the basis of employees specifically identified with our business and employees that performed services for us on the basis of time estimates. In addition, the $2.1 million of the employer portion of payroll taxes paid related to our employees and therefore we recorded it as an expense. We also incurred legal and accounting costs of $877,000 with respect to this transaction.

     Unusual items in fiscal 1999 were a result of the June 1999 Seagate Technology Exchange Offer. Seagate Technology exchanged shares of its common stock for shares of Seagate Software Holdings common stock owned by employees, directors and consultants of Seagate Software Holdings and its parent and subsidiaries. For those shares outstanding and vested less than six months, Seagate Software Holdings recorded compensation expense of $102.5 million, which was


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

equal to the fair value of the shares purchased less the original purchase price paid by the employees, plus $630,000 of employer portion of payroll taxes. Of the $102.5 million of compensation expense, Seagate Software Holdings allocated $77.5 million of compensation expense to us on the basis of employees specifically identified with our business and employees that performed services for us on the basis of time estimates. In addition, the $630,000 of employer portion of payroll taxes paid, related to our employees and therefore we recorded it as an expense. We also expensed the $8.6 million of compensation expense for the purchase of unvested stock options related to certain of our continuing employees.

     We established new non-compensatory stock option plans in fiscal 2000 for participation by our employees, directors and consultants. We did not record any compensation expense under these plans in fiscal 2000.

     RESTRUCTURING COSTS. Restructuring charges were $1.3 million in fiscal 2000, representing 1% of total revenues. The charges resulted from a company-wide restructuring plan announced in October 1999 to realign resources to better manage and control our business. The charges were comprised of severance and benefits paid to approximately 125 employees from various locations and departments, including direct sales force personnel, who were terminated on October 23, 1999. The decline in our direct sales force as part of this restructuring contributed to the decline in revenues during fiscal 2000 compared to fiscal 1999. The restructuring charges were paid during fiscal 2000 and no amounts were outstanding as of June 30, 2000. Any benefits in the form of cost reductions because of reduced salary costs have been realized during the year and are not expected to continue.

INTEREST AND OTHER INCOME (EXPENSE), NET

     Interest and other income (expense), net consists of interest income, interest expense and net foreign currency exchange gain. Interest and other income (expense), net decreased 64% to $20,000 in fiscal 2000 from $56,000 in fiscal 1999 and decreased 90% in fiscal 1999 from $534,000 in fiscal 1998. Interest and other income (expense), net fluctuates on a year-to year basis depending on fluctuations in Seagate Technology's in-house portfolio yield, LIBOR, our net outstanding loan balance with Seagate Technology and foreign currency exchange rates. Interest is computed on the outstanding loan balance from Seagate Technology on a monthly basis at LIBOR plus 2% per annum. The outstanding loan balance fluctuates depending on working capital required to fund operations, offset by or in addition to amounts due or receivable from Seagate Technology under a tax allocation agreement we have with Seagate Technology. Interest income and expense fluctuate from year to year because of fluctuations in the net outstanding loan balance during the year. The net foreign currency exchange gain or loss represents the impact of foreign currency fluctuations on the translation of foreign currency transactions into U.S. dollars and varies depending upon currency exchange rates.


INCOME TAXES

     We recorded a $55.1 million benefit from income taxes at an effective rate of 20% in fiscal year 2000 compared with a $2.5 million benefit from income taxes at an effective rate of 3% in fiscal year 1999, and with an $8.8 million provision for income taxes at an effective rate of 197% in fiscal year 1998. The effective rate used to record the benefit from income taxes in fiscal year 2000 was less than the U.S. federal statutory tax rate primarily due to non-deductible compensation expense for certain employees related to the October 1999 Seagate Technology Exchange of Shares and foreign tax rates that were in excess of the U.S. federal statutory tax rate. The effective rate used to record the benefit from income taxes in fiscal year 1999 was less than the U.S. federal statutory tax rate primarily due to non-deductible compensation expense for certain employees associated with the June 1999 Seagate Technology Exchange Offer and increases in the valuation allowance for deferred tax assets. The effective rate used to record the provision for income taxes in fiscal year 1998 was greater than the U.S. federal statutory tax rate, primarily due to increases in the valuation allowance for deferred tax assets and due to foreign tax rates that were in excess of the U.S. federal statutory tax rate.


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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk related to changes in interest rates and foreign currency exchange rates.

     INTEREST RATE RISK. As of December 29, 2000 our cash balances were mostly held by our foreign operations. The remainder of our cash balances are centrally managed by New SAC. If cash from operations is not sufficient to fund working capital and operating activities, Seagate Technology LLC provides financing to us through a revolving loan agreement. The revolving loan agreement provides for maximum outstanding borrowings of up to $60.0 million and was renewed on July 4, 2000. As of December 29, 2000 and June 30, 2000, the revolving loan balance was a net receivable from Seagate Technology and its affiliates of $31.3 million and $25.7 million, respectively. Beginning in fiscal 2001, we earned interest income on a monthly basis on net receivable balances outstanding at a rate calculated to be Seagate Technology LLC's in-house portfolio yield (an average of 7.67% for the six months ended December 29, 2000) and were charged interest expense on a monthly basis on net amounts payable at LIBOR plus 2% (8.63% for the six months ended December 29, 2000). During fiscal 2000, we paid or earned interest at LIBOR plus 2% per annum on net outstanding balances payable or receivable. The average rate of interest was 7.85% for the year ended June 30, 2000. Our interest income or expense, therefore, will fluctuate depending on fluctuations in Seagate Technology LLC's in-house portfolio yield, LIBOR and fluctuations in the amounts borrowed from Seagate Technology to fund working capital and operating activities. Net interest income of $830,000 and net interest expense of $1,089,000 were incurred on the net receivable/loan balance for the six months ended December 29, 2000 and six months ended December 31, 1999, respectively.

     FOREIGN CURRENCY RISK. A majority of our sales are in the United States and therefore are recorded in U.S. dollars, the currency in which we report our operating results. We conduct a portion of our business in currencies other than the U.S. dollar. The functional currency of most of our foreign operations is the local currency. In such cases, assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenues and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses. For those foreign operations whose functional currency is the U.S. dollar, financial results are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period. Historically, we have generated revenues and incurred a significant proportion of our expenses in Canadian Dollars, Deutsche Marks, British Pounds Sterling, French Francs, Australian Dollars and Japanese Yen and we expect to generate a portion of our revenues and expenses in the Euro in the future. Certain European Union member states have fixed the value of their respective national currencies to the Euro, and our results of operations are affected by the U.S. dollar to Euro exchange rate. Since the adoption of the Euro in January 1999, the overall trend for the Euro has been a devaluation compared to the U.S. dollar. During the six months ended December 29, 2000, approximately 4% of our revenues were denominated in currencies for which a fixed value to the Euro has been established. Historically, none of our foreign operations have significant transactions in the Euro; however, we anticipate implementing Euro-based transactions before July 2001. To date, the foreign exchange gains and losses on transactions and revenues reported by our foreign subsidiaries have not been significant. In addition, since most of our foreign operations conduct business in their local currency, our earnings are not significantly impacted by fluctuations in exchange rates. Translation adjustments from consolidation of such foreign operations are presented within comprehensive income. However, we cannot provide any assurance that foreign currency denominated transactions will continue to be insignificant as revenues from the foreign operations increase or if there are significant exchange rate fluctuations. We cannot predict the effect of exchange rate fluctuations upon our future operating results. For the six months ended December 29, 2000, we did not engage in a foreign currency hedging program to reduce any exposure we may have had. For the six months ended December 29, 2000, a combined variation of 10% of the exchange rates of the main currencies in


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

which we conduct business, the Canadian Dollar, the Australian Dollar, the Euro, the British Pound Sterling and the Japanese Yen, would have generated a combined 1% variation of our revenues, offset by a 5% combined variation of expenses.

             ADDITIONAL DISCUSSION -- RELEVANT TO ALL OF NEW SAC,
         SEAGATE TECHNOLOGY HOLDINGS, SEAGATE TECHNOLOGY SAN HOLDINGS,
       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND CRYSTAL DECISIONS


EFFECT OF ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. We adopted SFAS 133, 137 and 138 on July 1, 2000. This adoption had no impact on our consolidated and combined results of operations, financial position and cash flows.

     In December 1999, the Securities and Exchange Commission issued SAB 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101, will become effective for us for the fiscal year ending June 2001, was effective for years beginning after December 15, 1999. SAB 101 is not expected to have a significant effect on our consolidated results of operations, financial position, or cash flows.

     In March 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25," or FIN 44. FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequences of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 did not have a material impact on our results of operations, financial position, or cash flows.


LIQUIDITY AND CAPITAL RESOURCES

     Following the closing of the transactions, our principal liquidity requirements are to service our debt and meet our working capital, research and development and capital expenditure needs. As a result of the transactions that closed on November 22, 2000, we are significantly leveraged. As of December 29, 2000, we had outstanding $904 million in aggregate debt, excluding unused commitments, with approximately $144 million of additional borrowing capacity available under the senior credit facilities and total shareholders' equity of $759 million. For fiscal year 2000 and the six months ended December 29, 2000, our ratio of earnings to fixed charges, would have been 2.8 to 1 and 5.0 to 1, respectively on a pro forma basis. As a result, our liquidity requirements have significantly increased, primarily due to increased debt service obligations. For fiscal year 2000 and the six months ended December 29, 2000, our interest expense on a combined basis was $52 million and $34 million, respectively. We believe that cash flow from operating activities, together with our existing cash and borrowings available under the senior credit facilities, will be sufficient to fund our currently anticipated capital, debt service and working capital and research and development requirements for at least the next two fiscal years. Following this period, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. In addition, as part of our strategy, we intend to selectively pursue strategic alliances, acquisitions and investments that are complementary to our business. Any material future acquisitions, alliances or investments will likely require additional capital.


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


     In connection with the transactions, Seagate Technology redeemed its senior notes and senior debentures, with interest rates ranging from 7.125% to 7.875%, and $700 million aggregate principal amount and Seagate Technology International, a limited liability company organized under the laws of the Cayman Islands, and one of our wholly-owned subsidiaries, issued $210 million principal amount 12.5% senior subordinated notes due 2007 in a private offering and borrowed $200 million and $500 million under term loans that mature from March 31, 2001 to September 30, 2006. The proceeds from the sale of the notes and term loans, together with bank borrowings and equity contributions were used to fund the payment of the purchase price under the stock purchase agreement and to pay related fees and expenses.



     At November 22, 2000, Seagate Technology's cash and cash equivalents totaled $2.144 billion. This balance was acquired by VERITAS in the merger transaction. At June 30, 2000, Seagate Technology's cash and cash equivalents totaled $875 million. The increase of $1.269 billion between June 30, 2000 and November 22, 2000 was primarily a result of $1.016 billion in cash received from maturities and sales of short-term investments in excess of purchases of short-term investments, $918 million for the sale of Seagate Technology's operating assets to New SAC and $105 million provided by operating activities. This increase was partially offset by $812 million for repayment of long-term debt. New SAC was incorporated on August 10, 2000, but operating activities did not commence until November 23, 2000. At December 29, 2000, our cash, cash equivalents and short-term investments totaled $850 million. The issuance of long-term debt, net of issuance costs, of $860 million and short-term investments acquired, of $118 million was partially offset by cash paid for Seagate Technology's operating assets, net of cash acquired, of $918 million and $89 million of cash used in operating activities.


     Until required for other purposes, our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase.


     As of December 29, 2000, we had committed lines of credit of $200 million that can be used for standby letters of credit or bankers' guarantees. At December 29, 2000, $56 million of these lines of credit were utilized.



     In fiscal 2001, we invested approximately $238 million in property and equipment through November 22, 2000, and we invested $43 million through December 29, 2000. We anticipate investments of approximately $300 million in property and equipment for the remainder of fiscal 2001. We plan to finance these investments from existing cash balances and cash flows from operations. The combined $281 million year-to-date investment comprised: $143 million for manufacturing facilities and equipment related to our subassembly and disc drive final assembly and test facilities in the United States, Asia Pacific and the United Kingdom; $66 million for our manufacturing facilities and equipment for the recording head operations in the United States, Northern Ireland, Thailand and Malaysia; $33 million to upgrade the capabilities of our thin-film media operations in the United States, Singapore and Northern Ireland; and $39 million for other purposes.



     We expect to incur debt attributable to two sale/leaseback transactions which we expect to enter into by the end of fiscal year 2001 for our Longmont, Colorado and Shakopee, Minnesota research and development facilities. We expect that the debt attributable to these sale/leaseback transactions will be up to $120 million.


     We believe that our cash balances together with cash flows from operations and our borrowing capacity will be sufficient to meet our working capital needs for the foreseeable future.


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

                                    INDUSTRY


     The amount of data stored and accessed electronically has been growing due to several factors which we believe will continue in the future. These factors principally include the expansion of the Internet, the increased volume of shared information made possible by the growth of high speed broadband communications, the development of sophisticated software applications to generate and manage increasing volumes of data and the development of new consumer applications incorporating high quality audio and video data, which require a substantially greater amount of storage capacity than text data. Rigid disc drives are the primary devices used for storing, managing and protecting electronic data. Storing, managing and protecting electronic data has become increasingly important to most businesses and large organizations and, we believe, will continue to be important to them in the future. According to Dataquest, the total storage capacity of all rigid disc drives shipped has grown by more than 114.8% on a compound basis each year between 1996 and 2000 and the annual total storage capacity of all rigid disc drives to be shipped is expected to grow at a compound annual rate of approximately 113.9% between 2001 and 2005.

   o THE INTERNET. The Internet has had a substantial impact on businesses worldwide. Its expansion has created access to new information at accelerated rates. Numerous companies have installed sophisticated websites, corporate intranets and e-mail systems as critical parts of their information technology systems, all of which require substantial storage capacity. In the emerging field of e-commerce, we expect that the volume of data of various kinds that will be distributed over the Internet among businesses' networked computer systems will grow rapidly to handle interactive, simultaneous exchanges of information among businesses and their customers and suppliers.

   o BROADBAND COMMUNICATIONS. The proliferation of high-speed, worldwide communications networks has substantially increased the amount of electronic information which is delivered and stored. New Internet-based businesses, such as application service providers and web hosting services, have emerged to deliver high performance applications over the Internet using broadband communications. Broadband connectivity will also facilitate the proliferation of highly data intensive applications, including video conferencing. High-speed communications enhances the need for high performance information storage.

   o SOPHISTICATED SOFTWARE APPLICATIONS. Many businesses and other applications have implemented sophisticated software, such as enterprise resource planning, e-mail, intranets and supply chain management tools, that are used on a daily basis to manage their operations. These applications generate substantial amounts of data, including text, video and voice data.

   o NEW CONSUMER APPLICATIONS. New types of data, such as graphic images and high-fidelity audio and video, are being converted into digital format that create a need for greater storage capacity. Emerging consumer devices, such as MP3 players, digital video recorders and next-generation television set top boxes, retrieve audio and video data through an Internet connection and store the data locally on the device for playback. These devices and other emerging applications, such as video conferencing, voice recognition and natural language processing, are highly data intensive.

     We primarily compete in the rigid disc drive sector of the information storage industry and also participate in the tape drive, intelligent storage solutions, consumer information storage devices through our recently formed joint venture with CacheVision and business intelligence software sectors. We provide a summary of each below.

     RIGID DISC DRIVES. Rigid disc drives comprise the largest sector of the information storage industry and are the leading medium for storing electronic data. Compared to other storage media, rigid disc drives offer a combination of high performance, as measured by storage/retrieval access times and data transfer rates, reliability and cost-per-megabyte of storage. Frequent improvements and incremental innovation in rigid disc drive technology have contributed to widespread use of rigid disc drives compared to alternative data storage devices such as semiconductor-based memory, tape storage and optical storage. Rigid disc drives are integrated in various products in the following three main markets:


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   o ENTERPRISE. The enterprise market includes Internet and e-commerce servers, mainframes, workstations, network file and enterprise/department servers and RAIDs, each of which use rigid disc drives as their primary storage medium. RAIDs are devices that combine multiple small rigid disc drives into an array that results in performance equal to or exceeding a single high performance rigid disc drive. Applications that run on enterprise systems are characterized by compute-intensive and data-intensive solutions, such as network management, large database management systems, scientific applications and small to medium-sized business applications such as materials requirement planning, payroll, general ledger systems and related management reports. Enterprise systems typically require rigid disc drive storage capacities of 18 gigabytes and greater per drive, average seek times of 8 milliseconds or less and rotation speeds of 7,200 rpm to 15,000 rpm. Due to the leading edge characteristics required by end-users of enterprise systems, manufacturers of these systems compete on the basis of performance and price. The enterprise market is characterized by higher value-added products than those that prevail in the desktop market. Dataquest estimates that total unit shipments of enterprise class rigid disc drives will grow at a compound annual rate of 5.4%, from 22.2 million in 1999 to 30.5 million in 2005.

   o DESKTOP COMPUTERS. The desktop market includes all desktop or deskside PCs, which are used in a number of environments, ranging from homes to small and large businesses. The PC is in the process of evolving from a traditional computing device into a computing and communications appliance. Desktop rigid disc drives are the primary storage devices in substantially all desktop PCs and, we expect, will be increasingly used in non-PC environments, such as new consumer audio and video applications. Dataquest estimates that total unit shipments of desktop class rigid disc drives will grow at a compound annual rate of 15.4%, from 130.2 million in 1999 to 307.9 million in 2005.

   o MOBILE COMPUTING. The mobile computing market includes portable notebook and laptop PCs, hand-held computers and personal digital assistants, which may use 1.0 inch, 1.8 inch or 2.5 inch rigid disc drives, and require rigid disc drives with low power consumption and high durability. Dataquest estimates that total unit shipments of rigid disc drives in this market will grow at a compound annual rate of 17.9%, from 22 million in 1999 to 59.2 million in 2006. Although we no longer manufacture products for the mobile computing market, we will continue our research and development in this area and may reenter the market at a future date.

     The rigid disc drive market is characterized by frequent technological change and resulting short product life cycles, increasing manufacturing efficiencies for a given product over time, price erosion, capital intensive manufacturing processes and consolidation among manufacturers. In response to customer demand and innovation by manufacturers, rigid disc drives have been subject to frequent technological change. Product cycles have been as short as six months, with most of the innovation centering around increasing areal density through refinements in key components, such as read/write heads and recording media. Areal density is a measure of storage capacity per square inch on the recording surface of a disc and represents the number of bits of information on a linear inch of the recording track, specified in bits per inch, multiplied by the number of recording tracks on a radial inch of the disc. Areal densities have increased dramatically to offer higher performance, more cost-effective rigid disc drives. At the same time, greater manufacturing efficiencies and cost improvements and competition within the rigid disc drive industry have caused the average selling prices of rigid disc drives to decrease.

     In response to customer demand for high quality, high volume and low cost rigid disc drives as subsystems for their computer and data communications equipment, manufacturers of rigid disc drives have had to develop large, in some cases global, production facilities with highly developed technological capability and internal controls. As a result, these manufacturing processes are capital intensive. Due to the factors discussed above, the industry has undergone consolidation. According to Dataquest, there were 58 rigid disc drive manufacturers in 1988 and only 10 that shipped significant product volumes in 2000. At the same time, unit shipment volume increased from 15.8 million rigid disc drives in 1988 to 199.6 million rigid disc drives in 2000.


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     TAPE DRIVES. Tape drives use removable tape cartridges that store and protect large volumes of data inexpensively and reliably. Tape drives take longer to retrieve data than rigid disc drives and, therefore, are generally used to store less frequently used data. Tape drives are used in both enterprise and desktop computer systems needing dedicated backup storage that combines high capacity, portability, low cost and reliability. The tape drive sector is mature and is characterized by increasing competition from alternative and next generation technologies. An example of a next generation technology is linear tape-open, an open tape architecture for midrange and enterprise-class servers.


     INTELLIGENT STORAGE SOLUTIONS. The growth of e-commerce data and the need for complex storage solutions have spurred the evolution of new storage and data management technologies. These new solutions combine high performance storage products, comprised principally of rigid disc drives, with sophisticated software and communications technologies. We expect that the market for these solutions will grow rapidly and will result in greater opportunities for the sale of rigid disc drives. Intelligent storage solutions include the following:


   o STORAGE AREA NETWORKS. Increasingly, businesses require large volumes of information stored on networks to be transferred at high speeds either for use with high performance software applications or for back-up purposes. To achieve this higher performance, businesses are offloading some network traffic to dedicated storage area networks, or SANs. SANs are a networking architecture that allows data to move efficiently and reliably between multiple storage devices and servers through a local area network. SANs connect a network of servers to a network of storage devices, reducing bottlenecks and increasing users' access to stored data. SANs require new generations of data communications equipment and data storage devices, which principally use rigid disc drives, to service the high data availability needs of enterprises. Dataquest estimates that the sales of external storage units used in SANs will grow at a compound annual rate of 136% from $370 million in 1998 to $27.1 billion in 2003.


   o NETWORK ATTACHED STORAGE. We believe that there is a trend away from the use of server attached storage to network attached storage, or NAS. In a server attached storage device, network information is primarily stored on rigid disc drives attached to general purpose servers. NAS is a storage architecture featuring an intelligent device that combines an array of rigid disc drives with some basic server functions which are specialized for storing and serving data files. NAS devices reduce demands on servers and are often a lower-cost alternative to buying general purpose servers or adding rigid disc drives to existing servers. Dataquest estimates that sales of NAS devices will grow at a compound annual rate of 65% from $591 million in 1999 to $7.3 billion in 2004.


     CONSUMER INFORMATION STORAGE DEVICES. High performance computing and communications functions and, increasingly, rigid disc drives are being incorporated into consumer appliances such as video games, digital video recorders and advanced television set-top boxes. In addition, faster connections to the Internet and increased broadband capacity have stimulated consumers to download greater amounts of text, video and audio data. These trends have expanded the market for rigid disc drives for use in new consumer and entertainment appliances. These trends have also created the potential for new consumer storage devices, such as a media tank, which enables consumers to store data downloaded from the Internet or other sources in a centralized location.


     BUSINESS INTELLIGENCE SOFTWARE. Business intelligence software provides users with the ability to access and analyze information, which is typically contained in a data warehouse, by using technologies such as enterprise reporting, on-line analytical processing, statistical analysis, forecasting and data searching.


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                                    BUSINESS


OUR COMPANY

     We are a leading designer, manufacturer and marketer of products for storage, retrieval and management of electronic data on computer and data communications systems. Businesses, other organizations and individuals use rigid disc drives as the primary medium for storing electronic information in computer systems ranging from desktop computers to data centers delivering information over corporate networks and the Internet. We produce a broad range of rigid disc drive products and are a leader in both the enterprise (primarily Internet servers, mainframes and workstations) and desktop (personal computers, or PCs) sectors of the rigid disc drive industry. According to Dataquest, our shares of unit shipments for the enterprise and desktop sectors of the rigid disc drive industry, for calendar 2000, were 44.3% and 22.5%, respectively. We also design, manufacture and market tape drives and intelligent storage solutions and are a leading provider of business intelligence software. Our advanced research and development capabilities, combined with our vertically integrated manufacturing facilities, enable us to be a leader in bringing high quality, next generation information storage products to market. For the six months ended December 29, 2000, we generated combined revenue of approximately $3.46 billion and combined EBITDA of approximately $492 million. Our rigid disc drive operations accounted for 94% of our combined revenue and 76% of our combined gross profit for the six months ended December 29, 2000.

     We sell our rigid disc drives primarily to major OEMs, and also market to distributors under our globally recognized brand name. For the twelve months ended December 29, 2000, approximately 67% of our rigid disc drive revenue was from sales to OEMs, including customers such as Compaq, Dell, EMC, Hewlett Packard, International Business Machines and Sun Microsystems. We have longstanding relationships with many of these OEM customers, such as Compaq, our largest customer, which we have served for approximately 18 years. We also have key relationships with major distributors, who sell our rigid disc drive products to small OEMs, dealers, system integrators and retailers in most geographic areas of the world. For the twelve months ended December 29, 2000, approximately 42% of our revenue was from customers located in North America, approximately 33% was from customers located in Europe and approximately 25% was from customers located in Asia. Substantially all of our revenue is denominated in U.S. dollars.


COMPETITIVE STRENGTHS

     According to Dataquest, we were the world's largest manufacturer of rigid disc drives during calendar 2000, with a market share of 21.5% of all rigid disc drive units shipped during that period. We expect to remain one of the largest manufacturers of rigid disc drives for the foreseeable future. We believe our leadership position is largely the result of our ability to deliver high quality product performance and reliability at low cost. We believe that the following competitive strengths enable us to consistently meet the needs of our customers.

     TECHNOLOGICAL LEADERSHIP. We believe that we invest substantially more in research and development than any of our independent competitors. Our size and market leadership enable us to make these investments over a broad product portfolio and to make timely improvements in product and component design, manufacturing techniques and efficiency. We have a long history of investing in future technologies, introducing innovative products to the market and increasing the capacity and performance of our products. For example, since 1989, we have been first to market with 5,400-rpm technology (our Elite families), 7,200-rpm technology (our Barracuda families) and 10,000-rpm technology (our Cheetah families). In June 2000, we became the first drive maker to introduce and ship 15,000-rpm technology with our 18GB Cheetah X15 drives.

     LOW COST PRODUCER. We believe that our ability to manufacture high volumes of rigid disc drives with rapid integration of design changes, together with the size and scale of our vertically integrated operations, give us important cost advantages over most of our competitors. In four of the last five calendar years, we believe that we have maintained the highest gross profit margin of any


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manufacturer which produces rigid disc drives as a stand alone product rather than as a product integrated in complete computer or other systems. We are engaged, and expect in the future to engage, in cost reduction programs, primarily involving manufacturing facility reductions, work force reductions and increased use of automation and other manufacturing efficiencies.

     CONTROL OVER CRITICAL COMPONENTS. We internally design and/or manufacture several of the critical components of rigid disc drives that are essential to increasing performance and storage capacity. For example, we internally design and manufacture at least 80% of the read/write heads and recording media that we require in any given quarter and assemble almost all of our printed circuit boards. This vertical integration enables us to accelerate our time to market with new products and to offer greater value to our customers by reducing costs, controlling quality and ensuring availability of these components. We believe that we are the only vertically integrated independent manufacturer with research and design capability.

     BROAD PRODUCT OFFERING. We produce a broad range of enterprise and desktop rigid disc drive products. Our broad product range contributes to our market leadership and enables us to leverage our research and development efforts, global distribution channels and manufacturing capacity. We design and develop our product lines to meet the precise and changing requirements of our customers. We also build upon our disc drive expertise to deliver new products in high growth areas such as intelligent storage solutions and consumer storage devices, which use rigid disc drives as their primary storage medium.

     LONGSTANDING CUSTOMER RELATIONSHIPS. Our rigid disc drives are essential components of the personal computers, workstations, mainframe computers and Internet storage access and networking products manufactured by our customers. Our customers include many of the leading computer OEMs and distributors that sell our products in most geographic areas of the world. We have longstanding relationships with nearly all of the leading OEM customers for enterprise products and, according to Dataquest, during calendar year 2000 we had a 44.3% market share of unit shipments of enterprise rigid disc drives. In addition, we have longstanding relationships with most of the leading OEM customers for desktop products. We collaborate with many of our OEM customers in developing new and advanced storage solutions for their next generation products.

     EXPERIENCED MANAGEMENT TEAM. Our seven most senior executive officers have an average of 18 years of experience in the information storage industry. Our management team has successfully implemented manufacturing efficiency plans resulting in increased unit production per employee and has facilitated the acquisition and integration of complementary businesses, technologies and strategic component manufacturers. These executive officers, together with other officers, beneficially own approximately 21% of our outstanding ordinary shares on a fully diluted basis.


BUSINESS STRATEGY

     To maintain our position as a leading manufacturer of rigid disc drives and to meet the growing unit volume and efficiency requirements of our customers, we intend to pursue the following business strategies.

     LEAD TECHNOLOGICAL INNOVATION. We intend to continue investing in technology, reducing costs and accelerating our time to market with new products to strengthen our market position. Through our commitment to research and development, we plan to continue to be an innovator in the design of new rigid disc drive and component technologies. Additionally, we intend to continue to leverage our vertically integrated operations to accelerate advancements in technology and to reduce manufacturing costs. For example, we introduced the low-cost U-Series rigid disc drive product family, which targets the market for desktop PCs costing less than $1,000. As evidence of our ability to lead technological innovation during calendar year 2000, we were the market share leader in the desktop and enterprise storage sectors of the rigid disc drive industry, according to Dataquest.

     CAPITALIZE ON EMERGING INFORMATION STORAGE DEMAND. We believe that the growth of electronic data will create the need for higher volumes of information storage products with greater


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storage and other capabilities. We intend to leverage our leadership in the rigid disc drive industry to provide intelligent storage solutions for a wide range of commercial and consumer applications. We expect the demand for intelligent storage solutions, such as NAS and SAN devices, which use rigid disc drives as their primary storage medium, will increase as the need for greater network storage capacity expands. We believe that the increase in demand for these products will provide us with additional opportunities for rigid disc drive sales and will offer us greater opportunities for product differentiation and increased profit. We will also continue to target potential rigid disc drive customers in growth industries, such as consumer and entertainment appliances, Internet access and networking. We have shipped rigid disc drives for consumer electronic products, such as our U-Series drives which provide the storage capacity to enable users to pause, rewind and replay live television programming.

     EXPAND RELATIONSHIPS WITH CUSTOMERS. We intend to increase the strength and broaden the scope of our customer relationships by expanding our design and engineering services. Our goal is to leverage our design and engineering capabilities, together with our vertical integration, to become an integrated part of our customers' supply chains. To implement this strategy, we intend to continue to collaborate with our major customers at the design and development stage of next generation products and to seek to add value to their end-user applications. In addition, we have located just-in-time inventory centers near many of our largest customers' production facilities and have placed design engineers on-site with several of our largest OEM customers.

     INCREASE MANUFACTURING EFFICIENCY AND FLEXIBILITY. We expect that our ongoing manufacturing and efficiency programs will significantly reduce our physical plant and head count expenses while increasing productivity. Restructuring activities in fiscal years 1998 through 2000 included closures of some facilities, personnel reductions and deployment of more efficient manufacturing processes. From the beginning of fiscal year 1999 to the end of fiscal year 2000, we reduced the number of our manufacturing employees by approximately 6,000, or 35%, while increasing our unit shipments of rigid disc drives by 28% in fiscal year 2000 compared to fiscal year 1999. For fiscal year 2001, we plan to reduce our workforce by approximately 2,000 employees, primarily in manufacturing, and also plan capacity reductions, including closures of facilities or portions of facilities. Our objective is to implement greater integration of our manufacturing processes to allow us to manufacture any of our rigid disc drive models at any of our manufacturing facilities. We believe that these ongoing efficiency activities and the scale of our global operations will permit us to maintain our position as a low cost, high quality manufacturer.

     CONTINUE TO PURSUE ALLIANCES, ACQUISITIONS AND INVESTMENTS. We will continue to evaluate and selectively pursue strategic alliances, acquisitions and investments that are complementary to our business. We will continue to seek opportunities that provide us with enhanced technological expertise, new markets for rigid disc drive sales, a stronger product portfolio, increased market share, next generation products and a diversification of risk. For example, in July 2000, we and Thomson Multimedia, one of the world's largest manufacturers of consumer electronic products, formed CacheVision, a joint venture, to target the growing market for consumer and entertainment appliances with integrated storage devices.


OVERVIEW OF RIGID DISC DRIVE TECHNOLOGY

     Rigid disc drives are used in a broad range of computer systems to manage, store and protect digital information.

     All rigid disc drives incorporate the same basic technology although individual products vary. One or more rigid discs are attached to a spindle assembly powered by a spindle motor that rotates the discs at a high constant speed around a hub. The discs, or recording media, are the components on which data is stored and from which it is retrieved. Each disc typically consists of a substrate of finely machined aluminum or glass with a magnetic layer of a thin-film metallic material. Read/write heads, mounted on an arm assembly similar in concept to that of a record player, fly extremely close to each disc surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating discs. The read/write heads are mounted vertically on an e-block assembly. The e-block and the recording media are mounted inside a metal casing, called the base casting. Upon instructions


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from the drive's electronic circuitry, a head positioning mechanism, or actuator, guides the heads to the selected track of a disc where the data is recorded or retrieved. Application specific integrated circuits, or ASICs, and ancillary electronic control chips are collectively mounted on printed circuit boards. The disc drive communicates with the host computer through an internal controller, or interface. Rigid disc drive manufacturers typically use one or more of several industry standard interfaces, such as advanced technology architecture, or ATA, and fiber channel.


     Rigid disc drive performance is commonly assessed by five key characteristics:


    o storage capacity, commonly expressed in megabytes, gigabytes or terabytes, which is the amount of data that can be stored on the disc;


    o spindle rotation speed, commonly expressed in revolutions per minute, which has an effect on speed of access to data;


    o interface transfer rate, commonly expressed in megabytes per second, which is the rate at which data moves between the rigid disc drive and the computer controller;


    o average seek time, commonly expressed in milliseconds, which is the time needed to position the heads over a selected track on the disc surface; and


    o media data transfer rate, commonly expressed in megabytes per second, which is the rate at which data is transferred to and from the disc.


     Areal density is a measure of storage capacity per square inch on the recording surface of a disc. Current areal densities are sufficient to meet the requirements of most applications today. We expect, however, the long-term demand for increased drive capacities to increase at an accelerating rate, as audio and visual data require many multiples of the storage capacity of simple text. We have pursued, and expect to continue to pursue, a range of technologies to increase areal densities across the entire range of our products to increase drive capacities and to allow the elimination of components at a stated capacity as areal density increases, thus reducing costs.


PRODUCTS


  RIGID DISC DRIVES


     We offer a broad range of rigid disc drive products for both the enterprise and desktop sectors of the rigid disc drive industry. We offer more than one product within each product family and differentiate products on the basis of price/performance and form factor, or the dimensions of the rigid disc drive. Because of rapid advancements in rigid disc drive technology, product life cycles have been as short as six months. To address this issue, we introduce new products and enhancements to our product families as we develop new technology. We list in the table below our main rigid disc drive products.


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                     ENTERPRISE RIGID DISC DRIVE PRODUCTS
--------------------------------------------------------------------------------


                    FISCAL QUARTER         STORAGE
PRODUCT NAME          INTRODUCED          CAPACITY        ROTATION SPEED       INTERFACE
----------------   ----------------   ----------------   ----------------   --------------
Barracuda 18LP     3rd Qtr. 1999      18.0 gigabytes        7,200 rpm        fiber channel
Barracuda 36       4th Qtr. 1999      36.0 gigabytes        7,200 rpm        fiber channel
Barracuda 50       4th Qtr. 1999      50.0 gigabytes        7,200 rpm        fiber channel
Barracuda 18XL     2nd Qtr. 2000      18.0 gigabytes        7,200 rpm        fiber channel
Cheetah 18LP       4th Qtr. 1999      18.0 gigabytes       10,000 rpm        fiber channel
Cheetah 36         1st Qtr. 2000      36.0 gigabytes       10,000 rpm        fiber channel
Cheetah 18XL       4th Qtr. 2000      18.0 gigabytes       10,000 rpm        fiber channel
Cheetah 36LP       3rd Qtr. 2000      36.0 gigabytes       10,000 rpm        fiber channel
Cheetah X15        4th Qtr. 2000      18.0 gigabytes       15,000 rpm        fiber channel
Cheetah 73         3rd Qtr. 2000      73.0 gigabytes       10,000 rpm        fiber channel


                       DESKTOP RIGID DISC DRIVE PRODUCTS
--------------------------------------------------------------------------------

                        FISCAL QUARTER                 STORAGE
PRODUCT NAME              INTRODUCED                   CAPACITY                ROTATION SPEED   INTERFACE
---------------------- ---------------- ------------------------------------- ---------------- ----------
U-8 Series              2nd Qtr. 2000   4.3, 8.4, 13.0 and 17.2 gigabytes        5,400 rpm         ATA
U-10 Series             3rd Qtr. 2000   10.1, 15.2 and 20.3 gigabytes            5,400 rpm         ATA
U-5 Series              1st Qtr. 2001   15.0, 20.0, 30.0 and 40.0 gigabytes      5,400 rpm         ATA
Barracuda ATA:
 Barracuda ATA 28040    1st Qtr. 2000              28.0 gigabytes                7,200 rpm         ATA
 Barracuda ATA 20430    1st Qtr. 2000              20.4 gigabytes                7,200 rpm         ATA
 Barracuda ATA 13620    1st Qtr. 2000              13.6 gigabytes                7,200 rpm         ATA
 Barracuda ATA 10220    1st Qtr. 2000              10.2 gigabytes                7,200 rpm         ATA
 Barracuda ATA 6810     1st Qtr. 2000               6.8 gigabytes                7,200 rpm         ATA
---------------------- ---------------- ------------------------------------- ---------------- ----------

     BARRACUDA FAMILY. Commercial uses for Barracuda rigid disc drives include high-performance desktop PCs and workstations, mainframes and supercomputers, network file servers and digital audio and video image processing.

     CHEETAH FAMILY. Commercial uses for Cheetah rigid disc drives include Internet and e-commerce servers, data mining and data warehousing, mainframes and supercomputers, department/enterprise servers and workstations, transaction processing, professional video and graphics and medical imaging.

     U-SERIES FAMILY. Commercial uses for the U-series rigid disc drives include entry-level desktop PCs running popular office applications, entry-level PCs for government and education environments and desktop PCs connected to a mainframe server. Consumer uses for the U-Series family include entry-level PCs, home PCs purchased as second or third systems and discounted PCs sold in conjunction with an Internet service provider or other service provider. The U-Series family of rigid disc drives are also used in new market uses, including television set-top boxes, printers, copiers and arcade and other dedicated gaming uses.


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

     BARRACUDA ATA FAMILY. Commercial and consumer uses for the Barracuda ATA family include desktop PCs used in businesses and consumer PCs used for gaming, other entertainment applications, digital photo and video editing, viewing and capturing television images and advanced spreadsheet modeling and graphics.

 TAPE DRIVES

     Tape drives use removable tape cartridges that store and protect large volumes of data inexpensively and reliably. Tape drives take longer to retrieve data than rigid disc drives and, therefore, are generally used to store less frequently used data. We produce a broad range of tape drive products for a wide range of enterprise and desktop systems. In addition, we, Hewlett-Packard and IBM created linear tape-open technology, an open tape architecture that we expect will meet the growing storage demands of midrange to enterprise-class servers with up to 200 gigabytes of data storage capacity per cartridge. For fiscal year 2000 and the six months ended December 29, 2000, tape drive revenue was $263 million and $118 million, respectively. For fiscal year 2000 and the six months ended December 29, 2000, tape drive gross profit was $70 million and $13 million, respectively.

 BUSINESS INTELLIGENCE SOFTWARE

     Crystal Decisions, one of our majority-owned subsidiaries, develops and markets software products and provides related services enabling business users and information technology professionals to store, access and manage enterprise information. Crystal Decisions' product family is designed as an integrated platform that enables access, analysis, interpretation and distribution of data to allow its customers to make business decisions. The products are used for creating, implementing and deploying enterprise information solutions in an application, on a desktop or across an organization. Crystal Decisions products are designed to work in the most current e-business architectures and for flexible deployment using the Internet. Our business intelligence software products include Seagate Info, Crystal Reports, Crystal Analysis and Seagate Holos. For fiscal year 2000 and the combined six months ended December 29, 2000, software revenue was $127 million and $77 million. For fiscal year 2000 and the six months ended December 29, 2000, software gross profit was $83 million and $54 million.


 INTERNET, E-COMMERCE AND NEXT GENERATION STORAGE PRODUCTS

     As an extension of our core rigid disc drive business, to address Internet and e-commerce opportunities and to anticipate next generation storage products, we have taken the following steps:

   o INTELLIGENT STORAGE SOLUTIONS GROUP. In fiscal year 1999, we formed our Intelligent Storage Solutions Group, which focuses on developing products for new network devices, the Internet, high-performance servers and other information-centric computing applications. These solutions combine hardware, software and services to provide new products for our existing OEM and strategic distributor customers and address the needs of emerging markets for storage and storage-related applications. We expect the demand for intelligent storage solutions, such as SAN and NAS, to grow as the need for greater network storage capacity increases. As a result, we are expanding our presence in these sectors. In January 2000, we acquired XIOtech, a provider of virtual storage and storage area network solutions, to strengthen our capabilities in intelligent storage solutions. XIOtech is focused on designing solutions for information appliances, application-based servers and storage services to benefit users by delivering a greater range of online services, high networked-computing performance and a reduced information technology cost structure. Our intelligent storage operations did not contribute materially to our consolidated revenue or EBITDA in fiscal year 2000 and the six months ended December 29, 2000.

   o CACHEVISION. In July 2000, we formed CacheVision as a joint venture with Thomson Multimedia, one of the world's largest manufacturers of consumer electronics. Following the formation of CacheVision and the contribution by us and Thomson multimedia of $6 million, we and Thomson multimedia agreed to contribute to CacheVision an additional $9.25 million each


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

     in three consecutive payments and, if necessary, make optional additional capital contributions. We expect our total capital contributions to CacheVision to be approximately $20 million. As of February 28, 2001, we had invested $9 million in the joint venture, for a 50% equity interest, without giving effect to the issuance of options to employees. We expect that CacheVision will combine our product development expertise and Thomson multiMedia's technological expertise and marketing presence to develop cost-efficient, time-to-market integrated systems to be incorporated into consumer and entertainment appliances for home consumer electronics, for which we believe there is a growing market. Specifically, we expect CacheVision will design, develop and customize consumer electronics systems that will combine technologies, such as rigid disc drives, compression hardware and software, analog to digital conversion and interface connectivity, to enable CacheVision's OEM customers to deliver what we believe will be tested, reliable and optimal consumer solutions to the market more quickly. We expect to sell rigid disc drive products to CacheVision as an OEM customer.

   o SEAGATE TECHNOLOGY INVESTMENTS HOLDINGS. Through our Seagate Technology Investments Holdings subsidiary, we promote the development of next generation storage technologies. Seagate Technology Investments Holdings acts as a venture fund by providing seed capital and early round financing to software, services and hardware companies creating and developing complementary technologies in storage-intensive applications. For example, in July 2000, we and our subsidiary, Quinta, made minority equity investments in Iolon, a private venture-financed company, by contributing some of our optical technology for use in telecommunications switching applications. As of February 28, 2001, Seagate Technology Investments Holdings has made total investments of approximately $45 million in 9 companies, including CacheVision.


MARKETING AND CUSTOMERS

     We sell our rigid disc and tape drive products primarily to OEMs and distributors. OEM customers incorporate our rigid disc drives into computer systems for resale. Distributors typically sell our rigid disc drives to small OEMs, dealers, system integrators and other resellers. Shipments to OEMs were approximately 65%, 67% and 70% of our rigid disc drive revenue in fiscal years 1999 and 2000 and the six months ended December 29, 2000, respectively. Shipments to distributors were approximately 35%, 33% and 30% of our rigid disc drive revenue in fiscal years 1999 and 2000 and the six months ended December 29, 2000, respectively. Sales to Compaq accounted for approximately 17% of our revenue in each of the two fiscal years 1999 and 2000 and in the six months ended December 29, 2000, and sales to EMC Corporation accounted for approximately 14% of our revenue for the six months ended December 29, 2000. No other customer accounted for 10% or more of revenue in fiscal years 1999 or 2000 or the six months ended December 29, 2000.

     OEM customers typically enter into purchase agreements with us. These agreements provide for pricing, volume discounts, order lead times, product support obligations and other terms and conditions. The term of these agreements is usually 12 to 24 months, although product support obligations generally extend substantially beyond this period. These master agreements typically do not commit the customer to buy any minium quantity of products. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead time, customers may cancel or defer most purchase orders without significant penalty. Anticipated orders from many of our customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs.

     In the third quarter of fiscal year 1999, we launched our distribution partnership program, under which we selected five key distributors, predominately in North America, with which we intended to jointly develop marketing programs targeted at value-added resellers, other resellers and systems integrators. Shipments to these key distributors are on a consignment basis whereby our inventory held by these distributors is still owned by us and our revenue recognition is delayed until the product is used by the distributor to fill an end-user order.

     Our distributors outside North America generally enter into non-exclusive agreements for the redistribution of our products. They typically furnish us with a non-binding indication of their near-term requirements and product deliveries are generally scheduled based on a weekly confirmation by the distributor of its requirements for that week. The agreements typically provide the distributors with price protection with respect to their inventory of our rigid disc drives at the time of a reduction by us in our selling price for the rigid disc drives and also provide limited rights to return the product.

     In June 2000, together with Hitachi, IBM, LG Electronics, Lucent Technologies, Nortel Networks and Solectron, we invested in and founded e2open.com, an e-marketplace initiative where members can trade components and manage their supply chains online. We and the other founders of e2open.com are obligated to make capital contributions of up to $12.5 million in exchange for additional units of e2open.com. Through e2open.com, we are exploring alternative methods of marketing through electronic marketing.


SERVICE AND WARRANTY

     We warrant our rigid disc drive and tape drive products against defects in design, material and workmanship generally for one to five years depending upon the capacity category of the rigid disc drive or tape drive. Our higher capacity products are warranted for longer periods. Our products are refurbished or repaired at our facilities located in Oklahoma, Malaysia, Mexico and Singapore.


SALES OFFICES

     We maintain sales offices throughout the United States and in Australia, China, England, France, Germany, Ireland, Japan, Singapore, Spain, Sweden and Taiwan. Foreign sales are subject to foreign exchange controls and other restrictions, including, in the case of some countries, approval by the Office of Export Administration of the U.S. Department of Commerce and other United States governmental agencies.


BACKLOG

     Our order backlog as of June 30, 2000 was approximately $1.2 billion. A significant portion of our shipments are made through just-in-time inventory locations. Under this arrangement, our customers consume products as needed, without committing to purchase specified volumes of product from us. Because our backlog includes only those orders for which a delivery schedule has been specified by the customer, we believe that the amount of our backlog for orders of our products may be misleadingly low.


MANUFACTURING

     Our business objectives require us to establish manufacturing capacity in anticipation of market demand. The key elements of our manufacturing strategy are as follows:

   o high-volume and low-cost assembly and testing;

   o vertical integration through the design and/or manufacturing of some of the critical components for our products to allow us to maintain control as much as possible over the cost, quality and availability of these components; and

   o the establishment and maintenance of key vendor relationships.

Succeeding in the highly competitive rigid disc drive industry requires that we manufacture significant volumes of high-quality rigid disc drives at low per unit costs. To accomplish this, we must rapidly achieve high manufacturing efficiency and obtain uninterrupted access to high-quality components in required volumes at competitive prices.

     Manufacturing of our rigid disc drives is a complex process, requiring a "clean room" environment, the assembly of precision components within narrow tolerances and extensive testing to ensure reliability. The first step in the manufacture of a rigid disc drive is the assembly of the actuator arm, read/write heads, discs and spindle motor in a housing to form the head-disc assembly. The production of the head-disc assembly involves a combination of manual and semi-automated processes. After the head-disc assembly is produced, a pattern is magnetically recorded on the disc surfaces. Printed circuit boards are then mated to the head-disc assembly and the completed unit is tested prior to packaging and shipment. Final assembly and test operations of our rigid disc drives occur primarily at facilities located in China, Malaysia, Singapore and, in the United States, in Minnesota and Oklahoma. We perform subassembly and component manufacturing operations at our facilities in Indonesia, Malaysia, Mexico, Northern Ireland, Singapore, Thailand and, in the United States, in California and Minnesota. In addition, third parties manufacture and assemble components for us in various Asian countries, including China, Japan, Korea, Malaysia, The Philippines, Singapore, Taiwan and Thailand, and in Europe and the United States.

     The cost, quality and availability of some components for rigid disc drives and other information storage products are critical to the successful manufacture of these products. Particularly important components include read/write heads, recording media, ASICs, spindle motors, printed circuit boards, and resistors. Our design capabilities and vertical integration have allowed us to design, assemble and/or manufacture some of these components, namely read/write heads, recording media, printed circuit boards, spindle motors and ASICs, as we describe below.

   o READ/WRITE HEADS. We perform all primary stages of design and manufacture of read/write heads at our facilities. Although the percentage of our requirements for read/write heads that we produce internally varies from quarter to quarter, in each quarter we purchase up to 20% of our read/write heads from third party suppliers to afford us access to the widest possible technology. We plan to continue to manufacture at least 80% of our read/write head requirements for each quarter.

   o RECORDING MEDIA. We purchase aluminum substrate blanks for recording media production from third parties, mainly in Japan. These blanks are machined, plated and polished to produce finished substrates at our plant in Northern Ireland. Although the percentage of our requirements for recording media that we produce internally varies from quarter to quarter, in each quarter we purchase up to 20% of our recording media requirements from third party suppliers in Asia and the United States. We plan to continue to manufacture at least 80% of our recording media requirements for each quarter.

   o PRINTED CIRCUIT BOARDS. We assemble substantially all of the printed circuit boards we use to manufacture rigid disc drives. Printed circuit boards are the boards that contain the electronic circuitry and ASICs that provide the electronic controls of the rigid disc drive and on which the head-disc assembly is mounted. We assemble printed circuit boards at our facilities in Indonesia, Malaysia and Singapore.

   o SPINDLE MOTORS. We design all of our spindle motors and purchase them principally from outside vendors in Asia.

   o ASICS. We participate in the design of many of the ASICs used for motor and actuator control used in our rigid disc drive products, such as interface controllers, read/write channels and pre-amplifiers. We do not manufacture any ASICs but, rather, buy them from third party suppliers.

     We purchase the components for our products that we do not manufacture internally from outside suppliers. Some of these components, such as the read/write heads and recording media which we do not manufacture, ASICs, spindle motors and printed circuit boards, we purchase from either sole suppliers or a limited number of suppliers. In the past, we have experienced increased costs and production delays when we were unable to obtain sufficient quantities of some components and have been forced to pay higher prices for some components that were in short supply in the industry in general. For example, in the fourth quarter of fiscal year 2000 and in the first quarter of fiscal year 2001, we and other rigid disc drive manufacturers experienced shortages and delays in the receipt of ASICs, a critical component in the manufacture of rigid disc drives which we believe was caused by a consolidation among the manufacturers of these components and the use of ASIC manufacturing capacity to produce semiconductor chips for other applications, including wireless communications devices. Based on current information, we believe that this shortage has abated and further believe that the shortage of ASICs in the fourth quarter of fiscal year 2000 and in the first quarter of 2001 did not have a material adverse effect on our financial condition or results of operations. However, if there is further consolidation among ASIC manufacturers or any other factors should cause us to experience renewed shortages or delays in the receipt of ASICs in the future, our financial condition and results of operations, as well as those of our competitors, could be materially adversely affected. In addition, Maxtor's recent acquisition of Quantum's disc drive operations may enable Maxtor to obtain a proportionately greater supply of critical components from third-party manufacturers than we may be able to because of the increased size and negotiating leverage of Maxtor, which could adversely affect our ability to source a sufficient number of these components for our operations. See "Risk Factors -- Risks Related to Our Business -- Dependence on Supply of Components."

     Because of the significant fixed costs associated with the manufacture of our products and components and the competition and the price erosion in our industry, we must continue to produce and sell our rigid disc drives in significant volume, continue to lower manufacturing costs, carefully monitor inventory levels and increase the availability and sourcing of product components. During the past three years, we have undertaken extensive efforts to centralize and rationalize our manufacturing operations, including the closure of facilities and reductions in our work force. In the future, we plan to continue to evaluate the availability and sourcing of components and our manufacturing processes as well as the desirability of transferring volume production of rigid disc drives and related components between facilities, including transferring production overseas to countries where labor costs and other manufacturing costs are significantly lower than in the United States, principally China, Indonesia, Malaysia, Singapore and Thailand. In addition, from time to time, we support our vendors' production efforts by making advances or loans to them to finance capital expenditures relating to the manufacture of components to be sold to us.


COMPETITION

     The rigid disc drive industry is intensely competitive, with manufacturers competing for a limited number of major customers. The principal competitive factors in the rigid disc drive market are product quality and reliability, form factor, storage capacity, price per unit, price per megabyte, production volume capability and responsiveness to customer preferences and demands. We believe that our products are generally competitive as to these factors. We summarize below our principal competitors, the effect of competition on price erosion for our products and product life cycles and technology.


 PRINCIPAL COMPETITORS

     We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, some of which have greater financial and other resources than us. These competitors include the other independent rigid disc drive manufacturers and large integrated manufacturers, such as:




INTEGRATED                                           INDEPENDENT
---------------------------------------------------- ----------------------------
       Fujitsu Limited                               Maxtor Corporation
       International Business Machines Corporation   Western Digital Corporation
       NEC Corporation
       Samsung Electronics Co. Ltd.
       Toshiba Corporation

     The term "independent" in this context refers to manufacturers that primarily produce rigid disc drives as a stand-alone product, and the term "integrated" refers to manufacturers that produce complete computer or other systems which contain rigid disc drives or other information storage products. Integrated manufacturers are formidable competitors because they have the ability to determine pricing for complete systems without regard to the margins on individual components. Because components other than rigid disc drives generally contribute a greater portion of the operating margin on a complete computer system than do rigid disc drives, integrated manufacturers do not necessarily need to realize a profit on the rigid disc drives included in a computer system and, as a result, may be willing to sell rigid disc drives to third parties at very low margins. Many integrated manufacturers are also formidable competitors because they have more substantial resources and greater access to customers than we do. We also face indirect competition from present and potential customers, including several of the computer manufacturers listed above, that evaluate whether to manufacture their own rigid disc drives and other information storage products or purchase them from outside sources. These manufacturers also sell rigid disc drives to third parties, which results in direct competition with us. In addition, Maxtor's recent acquisition of Quantum's disc drive operations makes Maxtor the largest manufacturer of rigid disc drives in terms of the units of rigid disc drives shipped, according to Dataquest, and may make it a more formidable competitor.

     We also compete with manufacturers of products that use alternative data storage and retrieval technologies. Products using alternative technologies could be a significant source of competition. For example, high-speed semiconductor memory could compete with our products in the future. Semiconductor memory is much faster than rigid disc drives, but currently is volatile, or subject to loss of data in the event of power failure, and much more costly. Flash EE prom, a nonvolatile semiconductor memory, is currently much more costly and, while it has higher read performance than rigid disc drives, it has lower write performance. Flash EE prom could become competitive in the near future for applications requiring less storage capacity, such as that for less than 200 megabytes, than is required in traditional markets for our products. The introduction of products using alternative technologies could be a significant source of competition.


 PRICE EROSION

     Even during periods when demand is stable, the rigid disc drive industry is intensely competitive and vendors experience price erosion over the life of a product. Historically, our competitors have offered new or existing products at lower prices as part of a strategy to gain or retain market share and customers. We expect these practices to occur again in the future. We also expect that price erosion in the rigid disc drive industry will continue for the foreseeable future. To remain competitive, we believe it will be necessary to continue to reduce our prices. Our establishment of production facilities in China, Malaysia, Singapore and Thailand have been directed toward achieving cost reductions.


 PRODUCT LIFE CYCLES AND CHANGING TECHNOLOGY

     Competition and changing customer preference and demand in the rigid disc drive industry have also shortened product life cycles and caused an acceleration in the development and introduction of new technology. We believe that our future success will depend upon our ability to develop, manufacture and market products of high quality and reliability which meet changing user needs and which successfully anticipate or respond to changes in technology and standards on a cost-effective and timely basis.


RESEARCH AND DEVELOPMENT

     We believe that our success depends on our ability to develop products that meet changing user needs and to anticipate and respond to changes in technology on a cost-effective and timely basis. Accordingly, we are committed to developing new component technologies and new products and to continually evaluating alternative technologies. During fiscal years 1999 and 2000 we spent $655 million and $725 million on product development. Including product development allocated compensation expense related to the transactions, we had combined product development expenses of $504 million for the six months ended December 29, 2000. We develop new rigid disc drive products and the processes to produce them at four locations: Longmont, Colorado; Oklahoma City, Oklahoma; Shakopee, Minnesota; and Singapore.

     Our goal is to bring new products to market through predictable and repeatable methodologies. In addition, we believe that vertical integration in strategic technologies is a key competitive advantage to maintaining a leadership position in the information storage industry. As a result, we also conduct component research and development. Our major emphasis is on obtaining higher capacity, reduced size and power consumption, improved performance and reliability and reduced cost. This research and development is conducted in four main areas: read/write heads, recording media, spindle motors and ASICs.

     We have established the following dedicated research groups:

   o SEAGATE RESEARCH. Seagate Research concentrates on extending the limits of magnetic and optical recording and exploring alternative data storage technologies.

   o ADVANCED CONCEPTS GROUP. The Advanced Concepts Group focuses our disc drive and component research efforts into three areas that specialize in developing and staging advanced technologies for future data storage products. The three areas are recording subsystems including read/write heads and recording media, market specific product technology, and technology geared towards new business opportunities. The primary mission of the Advanced Concepts Group is to ensure timely availability of mature component and subsystem technologies for our product development teams and allow us to leverage and coordinate those technologies across products.

   o ADVANCED MANUFACTURING GROUP. The Advanced Manufacturing Group concentrates on best-in-class operational performance. This group focuses the efforts of the process development groups within our company on one process capable of building all of our rigid disc drives on any of our rigid disc drive assembly lines. In addition, the group focuses on benchmarking best-in-class performance, evaluation of new materials and state of the art process control systems. We believe that our future success is linked to our ability to reduce supply lines, respond to demand changes, and ultimately provide the highest quality products to our customers.


PATENTS AND LICENSES

     We have approximately 1,495 U.S. patents and 648 patents issued in various foreign jurisdictions, as well as approximately 1,161 U.S. and 1,146 foreign patent applications pending. Due to the rapid technological change that characterizes the information storage industry, we believe that the improvement of existing products, reliance upon trade secret law, the protection of unpatented proprietary know-how and development of new products are generally more important than patent protection in establishing and maintaining a competitive advantage. Nevertheless, we believe that patents are valuable to our business and intend to continue our efforts to obtain patents, where available, in connection with our research and development program.

     The information storage industry is characterized by significant litigation relating to patent and other intellectual property rights. Because of rapid technological development in the information storage industry, some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. From time to time, we receive claims that our products infringe patents of third parties. Although we have been able to resolve some such claims or potential claims by obtaining licenses or rights under the patents in question without a material adverse affect on us, other such claims have resulted in adverse decisions or settlements. In addition, other claims are pending which if resolved unfavorably to us could have a material adverse effect on our business. See "-- Legal Proceedings." The costs of engaging in intellectual property litigation may be substantial regardless of the validity of the claim or the outcome. We have patent cross-licenses with a number of companies in the computer industry. Additionally, we have agreements in principle with other major rigid disc drive companies. Some of our license agreements have change of control or anti-assignment provisions which provide that the licenses would terminate upon closing of the transactions. As of March 31, 2001, no licenses were terminated due to the transactions. We intend to enter into replacement licenses, although we cannot assure you that we will be able to do so. See "Risk Factors -- Potential Loss of Material Licensed Technology."


EMPLOYEES

     As of March 31, 2001, we employed approximately 56,000 persons worldwide. As of March 31, 2001, approximately 44,000 of our employees were located in our Asia Pacific operations. In addition, we make use of supplemental employees, principally in manufacturing, who are hired on an as-needed basis. We believe that our future success will depend in part on our ability to attract and retain qualified employees at all levels. We believe that our employee relations are good.


FACILITIES

     We have executive offices in Scotts Valley, California. Our principal manufacturing facilities are located in Malaysia, Northern Ireland, China, Singapore, Thailand and, in the United States, in California, Minnesota and Oklahoma. A portion of our facilities are occupied under leases which expire at various times through 2015. The following is a summary of square footage owned or leased by us as of December 29, 2000 for the categories listed in the columns below.



                                                                             MANUFACTURING
                                                               PRODUCT            AND
                                          ADMINISTRATIVE     DEVELOPMENT       WAREHOUSE          TOTAL
                                         ----------------   -------------   --------------   ---------------
NORTH AMERICA
 California
   Central California ................          12,800            1,030           16,768            30,598
   Northern California ...............         387,319          284,521          228,136           899,976
   Southern California ...............          33,700               --          347,890           381,590
 Colorado ............................          11,608          333,774               --           345,382
 Minnesota ...........................         142,340          414,644          773,675         1,330,659
 Oklahoma ............................          87,082          110,097          240,841           438,020
 Northeastern states .................           8,881              226               --             9,107
 Southeastern states .................          26,773               --               --            26,773
 Other U.S. states ...................          13,797           65,584           11,427            90,808
 Canada and Mexico ...................         114,963           59,879          417,126           591,968
                                               -------          -------          -------         ---------
    Total North America ..............         839,263        1,269,755        2,035,863         4,144,881
                                               =======        =========        =========         =========
EUROPE
 England .............................          28,602           18,444            3,972            51,018
 Ireland .............................           1,200               --               --             1,200
 Northern Ireland ....................          68,200            4,900          494,900           568,000
 Netherlands .........................          28,955               --           92,234           121,189
 Scotland ............................              --               --           42,824            42,824
 Other European countries ............          44,578               --               --            44,578
                                               -------        ---------        ---------         ---------
    Total Europe .....................         171,535           23,344          633,930           828,809
                                               -------        ---------        ---------         ---------
ASIA
 China ...............................          25,972               --          197,476           223,448
 Malaysia ............................         183,486               --        1,257,796         1,441,282
 Singapore ...........................         273,317           35,519        1,126,769         1,435,605
 Thailand ............................         145,888               --        1,059,174         1,205,062
 Other Pacific Rim countries .........          47,495               --           48,047            95,542
                                               -------        ---------        ---------         ---------
    Total Asia .......................         676,158           35,519        3,689,262         4,400,939
                                               -------        ---------        ---------         ---------
    Total ............................       1,686,956        1,328,618        6,359,055         9,374,629*
                                             =========        =========        =========         =========

----------
(*) Includes 7,273,780 square feet owned by us and 5,037,364 square feet leased by us but excludes 2,936,515 square feet of property that is unoccupied, subleased or under construction.


ENVIRONMENTAL MATTERS

     Our operations are subject to comprehensive U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

     We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits. We incur operating and capital costs on an ongoing basis to comply with environmental laws. We spent approximately $8 million and $18 million on these matters in fiscal years 1999 and 2000, respectively, and expect to spend similar amounts in fiscal year 2001. However, additional operating costs and capital expenditures could be incurred if additional or more stringent requirements relevant to our operations are imposed.

     Some environmental laws, such as the U.S. federal superfund law and similar state statutes, can impose liability for the entire cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. We have been identified as a potentially responsible party at a number of superfund sites. Generally, where there are multiple potentially responsible parties, liability has been apportioned based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. We cannot assure you that this will be the method of apportioning liability with respect to any particular site. While our ultimate costs in connection with these sites is difficult to predict, based on our current estimates of cleanup costs and our expected allocation of these costs, we do not expect costs in connection with these superfund sites to be material.

     Many of our current and former sites have a history of commercial and industrial operations, including the use of hazardous substances. Groundwater and soil contamination resulting from historical operations has been identified at some of our current and former facilities. For example, at our former Omaha, Nebraska facility, under a consent order with the U.S. Environmental Protection Agency, we are addressing soil and groundwater contaminated with chlorinated solvents, which extends off-site beneath several neighboring commercial and industrial properties.


LEGAL PROCEEDINGS


 SECURITIES CLASS ACTIONS

     Following our announcement of the transactions, a number of our stockholders filed lawsuits against us, the individual members of our board of directors, some of our executive officers, VERITAS and Silver Lake. The complaints filed in Delaware were consolidated into one action on April 18, 2000. On May 22, 2000, the Delaware Chancery Court certified the Delaware action as a class action. The Delaware plaintiffs filed an amended complaint and moved for a preliminary injunction on September 11, 2000. In California, three complaints were filed in Santa Clara County Superior Court and two complaints were filed in Santa Cruz County Superior Court. The complaints in both jurisdictions all essentially allege that the members of our board of directors breached their fiduciary duties to our shareholders by entering into the transactions. The complaints also allege that the directors and executive officers have conflicting financial interests and did not secure the highest possible price for our shares. All the complaints were styled as class actions, and sought to enjoin the transactions and secure damages from all defendants. Between March 30 and October 27, 2000, one of the California complaints was voluntarily dismissed and the others were coordinated in Santa Clara County. On October 13, 2000, a Memorandum of Understanding, or MOU, was signed regarding settlement with all defendants on behalf of the shareholder class. The shareholders approved the transactions on November 21, 2000 and the transactions closed on November 22, 2000. After the transactions closed in November 2000, three of the remaining California actions were dismissed with prejudice.

     A final stipulation of settlement was executed in early January 2001. The Delaware Chancery Court approved the settlement and entered an order of judgment on April 12, 2001. If no appeal is filed within 30 days, the judgment will be final. The primary elements of the stipulation of settlement are the following:

   o We and the investor group agreed to increase the cash purchase price under the stock purchase agreement by $50 million. This amount:

     - was funded by the investor group on the closing of the transactions into an escrow account held by VERITAS, pending its distribution to our shareholders, if specified conditions are satisfied as discussed below;

     - will be paid to our shareholders as additional consideration if the order of judgment by the Delaware Chancery Court is not appealed and becomes final and the Delaware lawsuit and the California lawsuits are dismissed with prejudice; and

     - plus interest, will be returned to us in the event that VERITAS determines, in its reasonable judgment, that the conditions to the release of the amount have become incapable of being satisfied.

   o We paid into an escrow account $15.25 million in attorneys' fees awarded to plaintiffs' counsel by the Delaware Chancery Court. That amount will be paid from escrow to plaintiffs' counsel when the judgment is final.

   o The merger agreement was amended to (1) reduce the maximum amount that may be required to be held in escrow to cover our potential tax liabilities from $300 million to $150 million, and (2) change some provisions regarding VERITAS' payment of the consideration for the merger.


 INTELLECTUAL PROPERTY LITIGATION

     Papst Licensing, GmbH -- Papst has given us notice that it believes various of our former Conner Peripherals, Inc. rigid disc drives infringe several of its patents covering the use of spindle motors in rigid disc drives. We believe that the accused former Conner disc drives do not infringe any valid and/or enforceable claims of the Papst patents. We believe that subsequent to the merger with Conner, our earlier paid-up license under Papst's patents extinguished any ongoing liability. We also believe we enjoy the benefit of licenses granted by Papst to motor vendors of Conner. After closing of the transactions, Papst indicated that it could not consent to the assignment of the 1993 Papst-Seagate license to the new entity until it receives further information about the new business structure and that any of our drives would be assumed to be unlicensed. We are providing Papst with additional information regarding the new business structure.

     Convolve, Inc. -- On July 13, 2000, Convolve, Inc., and Massachusetts Institute of Technology filed a lawsuit, captioned Convolve, Inc. and Massachusetts Institute of Technology v. Compaq Computer Corp. and Seagate Technology, Inc. against Compaq Computer Corporation and Seagate Technology in the U.S. District Court for the Southern District of New York. It alleged patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve's Input Shaping (Registered Trademark) and Quick and QuietTM technology. The plaintiffs claim their technology is incorporated in our sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and punitive damages. We answered the complaint on August 2, 2000 and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that we own any intellectual property based on the information that we disclosed to Convolve. Plaintiffs' motion for expedited discovery was denied by the court. The court ordered plaintiffs to identify their trade secrets to defendants before discovery can begin. Convolve served a trade secrets disclosure on August 4, 2000, and Seagate Technology has challenged that disclosure as not containing any trade secrets. The court will appoint a Special Master to review the trade secret issues, and the parties have presented candidates to the court. We believe this matter is without merit and intend to defend it vigorously.

     Storage Computer Corporation -- On March 22, 2001, Storage Computer Corporation filed suit in the U.S. District Court for the Northern District of Texas, Civil Action No. 3-01CV0555-M, entitled Storage Computer Corporation v. XIOtech Corporation and Seagate Technology, Inc. The complaint alleges that XIOtech's MAGNITUDETM product infringes U.S. Patent No. 5,893,919 and that Seagate Technology induces infringement of the patent by promoting and marketing XIOtech's MAGNITUDETM product, particularly through a hyperlink on Seagate Technology's internet website to XIOtech's internet website. The plaintiff alleges willful infringement and seeks unspecified damages and an injunction. We have engaged counsel and are evaluating the claims.


 LABOR LITIGATION


     White -- On March 15, 2000 Royston White filed a breach of contract action against Seagate Technology in Oklahoma State Court. The complaint is styled as a class action, and White, as the sole named defendant, alleges that some 600 former employees have been damaged through breach of separation and release agreements entered into in connection with a work force reduction. Discovery is ongoing and a trial date has not yet been set. We have filed a summary judgment motion, although the court has not set a hearing date yet. We believe we have substantive defenses and will pursue such defenses vigorously.


 OTHER MATTERS


     We are involved in a number of other judicial and administrative proceedings incidental to our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.

                                  MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and members of our board of directors and their ages and positions are as follows:



NAME                           AGE                       POSITION
David J. Roux ............... 44    Chairman of the Board of Directors and Director
Stephen J. Luczo ............ 44    Chief Executive Officer and Director
William D. Watkins .......... 48    President, Chief Operating Officer and Director
Charles C. Pope ............. 46    Executive Vice President, Finance and Chief
                                    Financial Officer
William L. Hudson ........... 48    Senior Vice President, General Counsel and
                                    Corporate Secretary
Donald L. Waite ............. 68    Executive Vice President and Chief Administrative
                                    Officer
Jeremy Tennenbaum ........... 46    Executive Vice President, Business and Corporate
                                    Development
David Bonderman ............. 58    Director
James G. Coulter ............ 41    Director
James A. Davidson ........... 41    Director
Glenn H. Hutchins ........... 45    Director
David F. Marquardt .......... 52    Director
John W. Thompson ............ 51    Director

     Mr. Roux became the Chairman of our board of directors on the closing of the transactions. Mr. Roux is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From February 1998 to November 1998, he served as the Chief Executive Officer and President of Liberate Technologies, a software platform provider. From September 1994 until December 1998, Mr. Roux held various management positions with Oracle Corporation, a software provider for information management, most recently as Executive Vice President of Corporate Development. Before joining Oracle, Mr. Roux served as Senior Vice President of Marketing and Business Development at Central Point Software, a software provider, from April 1992 to July 1994. Mr. Roux currently serves as Chairman of the board of directors of Liberate Technologies and is also a member of the boards of directors of SubmitOrder.com, Inc. and Xoriant Corporation.

     Mr. Luczo became a member of our board of directors on the closing of the transactions. Mr. Luczo joined us in October 1993 as Senior Vice President of Corporate Development. In March 1995, he was appointed Executive Vice President of Corporate Development and Chief Operating Officer of Seagate Software Holdings. In July 1997, he was appointed Chairman of the board of directors of Seagate Software Holdings. In September 1997, Mr. Luczo was promoted to President and Chief Operating Officer of Seagate Technology and, in July 1998, he was promoted to Chief Executive Officer. Mr. Luczo resigned from the office of President of Seagate Technology, and Mr. Watkins was elected to that office in May 2000. Prior to joining us, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bears, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. He serves as a member of the boards of directors of VERITAS Software Corporation and e2open.com.

     Mr. Watkins became a member of our board of directors on the closing of the transactions. Mr. Watkins, our President, Chief Operating Officer and Director, joined us as Executive Vice President of our Recording Media Group in February 1996 with our merger with Conner Peripherals Inc. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations and, in August 1998, he was appointed to the position of Chief Operating Officer, with responsibility for our disc drive manufacturing, recording media and recording head operations. Prior to joining us, he was President and General Manager of the Disc Division at Conner

Peripherals Inc., an information storage solutions company, from January 1990 until December 1992. In January 1993, Mr. Watkins was promoted to Senior Vice President of Manufacturing Operations at Conner Peripherals Inc. Mr. Watkins is a member of the boards of directors of Iolon, Inc., CacheVision, Inc. and Candescent Technologies Corporation.

     Mr. Pope, our Executive Vice President of Finance since April 1999 and our Chief Financial Officer since February 1998, joined us as Director of Budgets and Analysis in 1985 with our acquisition of Grenex, Inc. From January 1997 to April 1999, Mr. Pope was our Senior Vice President of Finance. He has held a variety of positions in his 14-year executive experience with us, including as Director of Finance of the Thailand operations, Vice President of Finance of the Asia Pacific operations, Vice President of Finance and Treasurer of Seagate Technology, Vice President and General Manager of Seagate Magnetics and, most recently, Senior Vice President of Finance of the Storage Products Group.


     Mr. Waite, our Executive Vice President and Chief Administrative Officer since 1998, joined us as our Vice President and Chief Financial Officer in 1983. He was promoted to Senior Vice President in 1984. Prior to joining us, Mr. Waite was Chief Financial Officer of Measurex Corporation and Memorex Corporation. After beginning his professional career with Arthur Andersen, Mr. Waite spent 12 years with Bell & Howell and, most recently, held the position of Vice President and Chief Financial Officer. Mr. Waite is a member of the board of directors of California Micro Devices Corporation.


     Mr. Tennenbaum, our Executive Vice President of Business and Corporate Development, joined us in January 2001. Prior to joining us, Mr. Tennenbaum worked as vice president of Wellington Management Company for nine years. Prior to Wellington, Mr. Tennenbaum worked as a new business specialist in corporate finance at Salomon Brothers.

     Mr. Hudson, our Senior Vice President, General Counsel and Corporate Secretary, joined us in January 2000. Prior to joining us, Mr. Hudson was a partner of the law firm Gibson Dunn & Crutcher, LLP from August 1997 to December 1999 and, from October 1984 to July 1997, he was a partner of the law firm Brobeck, Phleger & Harrison, LLP.

     Mr. Bonderman became a member of our board of directors on the closing of the transactions. Mr. Bonderman is a principal of Texas Pacific Group, a private investment firm he co-founded in 1993. Prior to forming Texas Pacific Group, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Robert M. Bass Group, now doing business as Keystone Inc., a private investment firm, from 1983 to August 1992. Mr. Bonderman is a member of the boards of directors of Bell & Howell Company, Continental Airlines, Inc., Co-Star Realty Information Group, Denbury Resources Inc., Ducati Motorcycles S.p.A., J. Crew Group, Inc., Korea First Bank, Magellan Health Services, Inc., ON Semiconductor Corporation, Oxford Health Plans, Inc., Paradyne Networks, Inc., Ryanair plc, Washington Mutual, Inc. and a number of private companies.

     Mr. Coulter became a member of our board of directors on the closing of the transactions. Mr. Coulter is a principal of the Texas Pacific Group, a private investment firm he co-funded in 1993. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focuses on public market and private minority investments. Mr. Coulter is a member of the boards of directors of Genesis Health Ventures, Inc., GlobeSpan, Inc., J. Crew Group, Inc., Northwest Airlines Inc., Oxford Health Plans, Inc., Zhone Technologies, Inc. and a number of private companies.

     Mr. Davidson became a member of our board of directors on the closing of the transactions. Mr. Davidson is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From June 1990 to January 1999, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. He is also a member of the boards of directors of Cabletron Systems, Inc. and a number of private companies.

     Mr. Hutchins became a member of our board of directors on the closing of the transactions. Mr. Hutchins is a founder and managing member of Silver Lake Partners, a private equity firm founded in January 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P., where he focused on its private equity investing. Mr. Hutchins is a member of the boards of directors of Gartner Group, Inc., Datek Online Holdings, Island ECN and CARE, Inc.

     Mr. Marquardt became a member of our board of directors on the closing of the transactions. Mr. Marquardt was a co-founder of August Capital, a California based venture capital firm, in 1995. Prior to August Capital, Mr. Marquardt was a partner of Technology Venture Investors, a venture capital firm which he co-founded in 1980. Mr. Marquardt is a member of the boards of directors of Microsoft Corporation, Netopia, Inc., Tumbleweed Communications Corp. and a number of private companies.

     Mr. Thompson became a member of our board of directors on the closing of the transactions. Mr. Thompson is Chairman of the Board of Directors, President and Chief Executive Officer of Symantec Corporation, an Internet security technology provider. Before joining Symantac in April 1999, Mr. Thompson held various executive and management positions with International Business Machines Corporation, an information technology provider, since 1971. Mr. Thompson is a member of the boards of directors of NiSource, Inc., Parago, Inc. and United Parcel Service Inc.

     Our rigid disc drive business is also managed, in addition to the executive officers listed above, by the following officers:

    o Brian S. Dexheimer, Executive Vice President, Worldwide Sales, Marketing, Product Line Management and Customer Service Operations;


    o Townsend H. Porter, Jr., Executive Vice President, Product Technology Development and Chief Technology Officer; and


    o David Wickersham, Executive Vice President, Global Disc Drive
      Operations.

     Officers are elected annually by the board of directors and serve at the discretion of the board of directors. Except as described under "Certain Relationships and Related Transactions -- Shareholders Agreement," there are no arrangements or understandings between any member of our board of directors or executive officer or any other person under which that person was elected or appointed to his position.


BOARD OF DIRECTORS COMPENSATION

     All members of our board of directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and its committees but will receive no other compensation or fees for their service. These provisions are subject to change by our board of directors.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors, and each of the boards of directors of Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings, has a compensation committee, an audit committee and an executive committee. The composition, function and duties for these committees are as follows:

     COMPENSATION COMMITTEE

     The compensation committee for each of these three companies is to consist of at least three members of the board of directors, of which one is a non-management member designated by Silver Lake Partners and one is a non-management member designated by Texas Pacific Group. The chief executive officer of the company is to participate in the committee as an ex officio member. The compensation committee is responsible for:

    o reviewing the company's policies and procedures on attracting, retaining, developing and motivating personnel for senior management positions;


    o developing, approving and recommending to the board of directors the compensation plans for the company's directors, chief executive officer and senior management members; and


    o approving and authorizing awards under the company's long-term incentive plans.


     AUDIT COMMITTEE


     The audit committee of each of these three companies is to consist of at least three non-management members of the board of directors, of which one is designated by Silver Lake Partners and one is designated by Texas Pacific Group. According to the audit committee charter, all members of the audit committees are to be financially literate and independent of the management of the company. Furthermore, they are to be appointed and removed by the non-management members of the board of directors. An audit committee member is considered to be independent if the member does not have a relationship that may interfere with exercising his or her independence from the management of the company. The audit committee is responsible for:


    o reviewing the company's financial statements with the management and the independent auditors;


    o selecting and confirming the independence of the company's independent auditors;


    o meeting with the independent auditors to review the auditors' audit results, reports and recommendations;


    o monitoring the company's policies and procedures for the review of expenses and perquisites of selected members of senior management;


    o performing reviews, investigations or oversight responsibilities required by the board of directors, such as investment policies, and budgetary measures;


    o addressing conflicts of interest and unethical, questionable or illegal activities by the company's employees; and


    o periodically reviewing legal matters with the company's general counsel.



     EXECUTIVE COMMITTEE


     The executive committee of each of these three companies is to consist of at least four members of the board of directors, of which one is to be a non-management member designated by Silver Lake Partners and one is to be a non-management member designated by Texas Pacific Group. The chief executive officer of the company will serve as the chairman of the committee until a new chairman is selected. The compensation committee is responsible for:


    o reviewing and managing the company's business and affairs, including the issuance of the company's capital stock, provided that the committee may not authorize transactions that are not in the company's ordinary course of business and involve consideration of more than $25 million;


    o reviewing and monitoring the company's corporate governance issues; and


    o reviewing the company's strategic planning process, proposed acquisitions, investments, organization and management succession.

COMPENSATION OF EXECUTIVE OFFICERS


     SUMMARY COMPENSATION TABLE


     We list in the following table information regarding the compensation of our Chief Executive Officer and President, the former Chief Executive Officer of Seagate Technology and the four most highly compensated executive officers of New SAC and its subsidiaries, to whom we refer, together with the current and former chief executive officers, as the named officers, whose compensation each exceeded $100,000 in the fiscal year ended June 30, 2000. This table does not include any options or restricted shares granted after the end of fiscal year 2000 including those granted in connection with and following the transactions that closed on November 22, 2000.



                                                           ANNUAL COMPENSATION
                                      --------------------------------------------------------------
                                                                                        OTHER
                                       FISCAL                                           ANNUAL
NAME AND PRINCIPAL POSITION             YEAR      SALARY           BONUS             COMPENSATION
------------------------------------- -------- ----------- --------------------- -------------------
Stephen J. Luczo (2) ................ 2000      $907,814       $  1,100,000 (6)      $   20,584
 Chief Executive Officer and          1999      $834,434       $    850,000 (7)      $  247,344(8)
 President of Seagate                 1998      $618,272                 --          $   19,804
 Technology and Chairman
 of the Board of Directors of
 Crystal Decisions
Alan F. Shugart (3) ................. 2000      $750,000                 --          $  387,000(9)
 Former Chairman of the               1999      $750,000                 --          $  597,275(9)
 Board of Directors and               1998      $750,000                 --          $   13,919
 Former Chief Executive
 Officer of Seagate
 Technology
William D. Watkins (4) .............. 2000      $676,938       $    850,000 (6)      $   15,085
 President and Chief                  1999      $605,787       $    575,000 (7)      $   61,505
 Operating Officer                    1998      $500,011                 --          $   13,922
Bernardo A. Carballo (5) ............ 2000      $575,016       $    400,000 (6)      $   23,272
 Former Executive Vice President,
 Worldwide Sales,                     1999      $560,592       $    295,000 (7)      $  259,665(10)
 Marketing, Product Line              1998      $500,011                 --          $   67,735
 Management and Customer
 Service Operations
Donald L. Waite ..................... 2000      $500,011       $    400,000 (6)      $    9,090
 Executive Vice President and         1999      $500,011       $    300,000 (7)      $  233,001(11)
 Chief Administrative Officer         1998      $500,011       $                     $   12,121
Townsend H. Porter, Jr. ............. 2000      $500,011       $    350,000 (6)      $   35,204(12)
 Executive Vice President,            1999      $415,390       $    250,000 (7)              --
 Product, Technology                  1998      $396,138                 --                  --
 Development and Chief
 Technical Officer



                                                   LONG-TERM COMPENSATION AWARDS
                                      --------------------------------------------------------
                                                                  SECURITIES UNDERLYING
                                                                     OPTIONS GRANTED
                                                                         (#) (1)
                                                            ----------------------------------
                                            RESTRICTED                     SEAGATE
                                              STOCK            SEAGATE    SOFTWARE    CRYSTAL
NAME AND PRINCIPAL POSITION                   AWARDS         TECHNOLOGY   HOLDINGS   DECISIONS
------------------------------------- --------------------- ------------ ---------- ----------
Stephen J. Luczo (2) ................               --              --               275,000
 Chief Executive Officer and                        --       1,100,000         --
 President of Seagate                     $  2,974,150(13)     450,000    150,000         --
 Technology and Chairman
 of the Board of Directors of
 Crystal Decisions
Alan F. Shugart (3) .................               --              --         --         --
 Former Chairman of the                             --              --         --         --
 Board of Directors and                             --         290,000     70,000         --
 Former Chief Executive
 Officer of Seagate
 Technology
William D. Watkins (4) ..............               --              --         --         --
 President and Chief                      $  1,079,600(14)     480,000         --         --
 Operating Officer                                  --         225,000         --         --
Bernardo A. Carballo (5) ............               --              --         --         --
 Former Executive Vice President,
 Worldwide Sales,                                   --         260,000         --         --
 Marketing, Product Line                            --         140,000         --         --
 Management and Customer
 Service Operations
Donald L. Waite .....................               --              --                50,000
 Executive Vice President and                       --         260,000         --         --
 Chief Administrative Officer                       --         120,000         --         --
Townsend H. Porter, Jr. .............               --              --         --         --
 Executive Vice President,                          --         260,000         --         --
 Product, Technology                                --         195,000         --         --
 Development and Chief
 Technical Officer

----------
 (1) The stock options listed in the table above include (a) options to purchase Seagate Technology common stock, a portion of which was exchanged by Messrs. Luczo, Watkins, Waite and Porter under the rollover agreement relating to the management rollover and a portion of which were exchanged for cash and VERITAS common stock in connection with the merger, and (b) options to purchase Seagate Software Holdings and Crystal Decisions common stock. The options to purchase Crystal Decisions common stock and shares of Crystal Decisions common stock that have been granted prior to the closing of the transactions remained outstanding following the closing of the transactions. For more information, see "-- Employment and Other Agreements -- Option Plans -- 1999 Stock Option Plan and 2000 Stock Option Plan of Crystal Decisions." For more information regarding the rollover agreement, see "The Transactions -- Overview -- Management Group."
 (2) Mr. Luczo was President of Seagate Technology until May 2000.


                                               (footnotes continue on next page)

 (3) In connection with Mr. Shugart's departure as our Chief Executive Officer on July 19, 1998, we entered into a separation agreement and release with Mr. Shugart, under which he agreed to provide us with consulting services during the three-year period ending July 19, 2001. In consideration for these services, we agreed to pay Mr. Shugart $750,000 per year during the same three-year period.

 (4) Mr. Watkins became President of Seagate Technology in May 2000.

 (5) Mr. Carballo resigned as Executive Vice President effective July 31, 2000.


 (6) These payments under Seagate Technology's performance-based executive compensation plan were earned in fiscal year 2000 and paid in fiscal year 2001.

 (7) These payments under Seagate Technology's performance-based executive compensation plan were earned in fiscal year 1999 and paid in fiscal year 2000.

 (8) Includes deferred payments of $216,672 under Seagate Technology's performance-based executive compensation plan earned in fiscal year 1999.

 (9) Represents deferred payments under Seagate Technology's performance-based executive compensation plan earned in fiscal year 1999 and paid in fiscal year 2000.

(10) Includes deferred payments of $245,650 under Seagate Technology's performance-based executive compensation plan earned in fiscal year 1999.


(11) Includes deferred payments of $214,075 under Seagate Technology's performance-based executive compensation plan earned in fiscal year 1999.


(12) Includes a travel allowance of $22,391 and car allowance/benefit of $12,813.

(13) Under Seagate Technology's executive stock plan, in September 1997, Seagate Technology granted rights to purchase 85,000 shares of Seagate Technology common stock at an exercise price of $0.01 per share to Mr. Luczo. Mr. Luczo exercised these rights in November 1997. The amount shown in the table represents the dollar value, net of the consideration paid, of the award of restricted stock, calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded. As of September 29, 2000, Mr. Luczo held 238,000 unvested shares of Seagate Technology common stock having a value of $16,422,000 based upon the fair market value of the common stock on September 29, 2000 of $69.00 per share. These shares were either vested on the closing of the transactions contemplated by the merger agreement and exchanged for the related merger consideration or were rolled into the deferred compensation account that was established for Mr. Luczo.

(14) Under Seagate Technology's executive stock plan, Seagate Technology granted rights to purchase 40,000 shares of its common stock at an exercise price of $0.01 per share to Mr. Watkins in August 1998. Mr. Watkins exercised these rights in November 1998. The amount shown in the table represents the dollar value, net of the consideration paid, of the award of restricted stock, calculated by multiplying the closing market price of Seagate Technology's common stock on the date of grant by the number of shares awarded. As of September 29, 2000, Mr. Watkins held 183,724 unvested shares of stock having a value of $12,676,956 based upon the fair market value of the common stock on September 29, 2000 of $69.00 per share. These shares were either vested on the closing of the transactions contemplated by the merger agreement and exchanged for the related merger consideration or were rolled into the deferred compensation account that was established for Mr. Watkins.

OPTION GRANTS IN FISCAL YEAR 2000

     No stock options to purchase Seagate Technology's common stock were granted in fiscal year 2000. The following table provides information concerning each grant of options to purchase Crystal Decisions' common stock made during fiscal year 2000 to the named officers:



                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------

                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                            AT
                             NUMBER OF                                            ASSUMED ANNUAL RATES OF
                            SECURITIES    % OF TOTAL                                       STOCK
                            UNDERLYING      OPTIONS                               PRICE APPRECIATION FOR
                              OPTIONS     GRANTED TO    EXERCISE OR                   OPTION TERM (1)
                              GRANTED    EMPLOYEES IN   BASE PRICE   EXPIRATION  -------------------------
NAME                          (#) (2)     FISCAL YEAR   ($/SH) (3)      DATE          5%          10%
-------------------------- ------------ -------------- ------------ ------------ ----------- -------------
Stephen J. Luczo .........   100,000         1.0524       $ 4.00    11/18/2009    $251,558    $  637,497
                             175,000         1.8417       $ 4.00    11/18/2009    $440,226    $1,115,620
Donald L. Waite ..........    50,000          .5262       $ 4.00    11/18/2009    $125,779    $  318,748

(1) Potential realizable value was based on the assumption that the common stock of Crystal Decisions appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten year option term, without giving effect to the transactions. These amounts were calculated based on the requirements promulgated by the SEC and do not reflect the estimate of future price growth.

(2) Represents options to purchase shares of Crystal Decisions common stock granted in fiscal year 2000. Options representing 25% of the shares issuable upon the exercise of all options granted on any date in fiscal year 2000 vest on the first anniversary of the date of grant. Options to purchase the remaining 75% of shares vest over the next three years according to a monthly schedule providing for the vesting of options.

(3) There is no public trading market for shares of Crystal Decisions common stock. On each date of grant, the board of directors of Crystal Decisions determined the fair market value of a share of Crystal Decisions common stock to be no greater than $4 per share.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     We list in the table below information regarding the exercise of options to purchase Seagate Technology common stock and options to purchase Crystal Decisions common stock in fiscal year 2000 by the named officers listed in the table above, under "-- Compensation of Executive Officers -- Summary Compensation Table," and the value of options held by these individuals at the end of the fiscal year ended June 30, 2000.


                                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                                 OPTIONS AT JUNE 30, 2000           JUNE 30, 2000 (2)
                                                              ------------------------------- ------------------------------
                                     SHARES
                                   ACQUIRED ON      VALUE
                                  EXERCISE (#)   REALIZED (1)
                                     SEAGATE       SEAGATE      EXERCISABLE/    EXERCISABLE/    EXERCISABLE/   EXERCISABLE/
                                   TECHNOLOGY/   TECHNOLOGY/   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE
                                     CRYSTAL       CRYSTAL        SEAGATE         CRYSTAL         SEAGATE         CRYSTAL
NAME                                DECISIONS     DECISIONS      TECHNOLOGY      DECISIONS       TECHNOLOGY      DECISIONS
-------------------------------- -------------- ------------- --------------- --------------- --------------- --------------
Stephen J. Luczo ...............          0/    $        0/       672,500/             0/      $20,226,406/         $0/
                                     145,211    $12,538,278      1,125,000        275,000      $ 35,163,281         $ 0
Alan F. Shugart ................    375,000/    $6,666,250/        95,000/             0/      $ 3,076,250/         $0/
                                           0    $         0         95,000              0      $  1,955,625         $ 0
William D. Watkins .............          0/    $        0/       436,884/             0/      $11,898,029/         $0/
                                       5,000    $   454,079        480,000              0      $ 15,107,344         $ 0
Bernardo A. Carballo ...........     30,000/    $  555,938/       489,500/             0/      $18,216,781/         $0/
                                       5,000    $   454,079        300,000              0      $  9,716,719         $ 0
Donald L. Waite ................          0/    $        0/       290,000/             0/      $ 7,769,219/         $0/
                                           0    $         0        300,000         50,000      $  9,716,719         $ 0
Townsend H. Porter Jr. .........          0/    $        0/       220,000/             0/      $ 5,491,563/         $0/
                                      12,250    $ 1,080,494        320,000              0      $ 10,312,500         $ 0

----------
(1) Market value of Seagate Technology common stock or Crystal Decisions's common stock, as the case may be, on the exercise date minus the exercise price.

(2) Market value of Seagate Technology common stock or Crystal Decisions's common stock, as the case may be, at June 30, 2000, which in the case of Seagate Technology was $55.00, minus the exercise price. No public market exists for the common stock of Crystal Decisions. The fair market value of Crystal Decisions common stock on June 30, 2000 as determined by the Crystal Decisions board of directors, was $4.00 per share.


EMPLOYMENT AND OTHER AGREEMENTS

     EMPLOYMENT AGREEMENTS

     In connection with the transactions, we and each of Messrs. Luczo, Watkins, Pope, Porter, Waite and other senior executives of Seagate Technology entered into an employment agreement on February 2, 2001. Each of the employment agreements has a three-year term, subject to automatic, successive one year renewals after that first term.

     We and each of these officers have agreed that, under the employment agreements, the officers have the respective titles and positions as follows:

   o Mr. Luczo serves as (1) Chief Executive Officer of New SAC, Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings and
     (2) Chief Executive Officer, President and Chief Operating Officer of Seagate Software (Cayman) Holdings;

   o Mr. Pope serves as Executive Vice President of Finance and Chief Financial Officer of New SAC, Seagate Technology Holdings, Seagate Removable Storage Solutions Holdings and Seagate Software (Cayman) Holdings;

   o Mr. Watkins serves as President and Chief Operating Officer of New SAC and Seagate Technology Holdings;

   o Mr. Porter serves as Executive Vice President of Product Technology Development and Chief Technical Officer of Seagate Technology LLC; and

   o Mr. Waite serves as (1) Executive Vice President and Chief Technology Officer of New SAC, Seagate Technology Holdings and Seagate Software (Cayman) Holdings and (2) President and Chief Operating Officer of Seagate Removable Storage Solutions Holdings.

     We list below a chart showing these executives' initial base salaries and maximum possible bonuses if specified target performance goals are met under these employment agreements.




EXECUTIVE                           BASE SALARY        TARGET BONUS
--------------------------------   -------------   --------------------
   Stephen J. Luczo ............   $1,000,000      125% of Base Salary
   William D. Watkins ..........   $  850,000      125% of Base Salary
   Charles C. Pope .............   $  550,000      100% of Base Salary
   Townsend H. Porter ..........   $  500,000      100% of Base Salary
   Donald L. Waite .............   $  500,000      100% of Base Salary

     An executive may elect to defer the payment of all or a portion of his bonus. The executives also will be entitled to participate in employee benefits programs comparable, in the aggregate, to those employee benefit programs made available to senior executives of Seagate Technology immediately prior to the closing of the transactions. These programs will include health, life and disability insurance and retirement and fringe benefits.

     Under the employment agreements, in the event an executive's employment is terminated by us without cause or by the executive with good reason, as each term is defined in the employment agreements, the executive will receive, subject to compliance with the restrictive covenants described below, the following:

   o continued payment of base salary and target bonus and

   o continued participation in their employer's health, dental and life insurance programs,

for one to two years and, in the case of Mr. Luczo, two to three years following the termination of employment, depending on when the termination occurs.

     In addition, under the management retention agreements, which are summarized below, if the executive's employment is terminated by their employer without cause or by the executive with good reason within two years following the closing of the transactions, the executive will be entitled to the additional severance benefits under these management retention agreements.

     Under the employment agreements, the executives will be subject to customary confidentiality and nondisclosure covenants and noncompete and nonsolicitation covenants during the term of employment and for the period in which the executive would receive severance in the event that the executive's employment is terminated.

     MANAGEMENT RETENTION AGREEMENTS

     Between November 2, 1998 and December 1, 1999, Seagate Technology entered into management retention agreements with Messrs. Luczo, Watkins, Pope, Porter, Waite and a number of other key executive officers. The management retention agreements provide that Seagate Technology may terminate the executive's employment at any time with or without cause. The management retention agreements also provide that, if within 24 months following a change of control, as defined in the management retention agreements, an executive's employment is:

   o involuntarily terminated by Seagate Technology other than for cause, as defined in the management retention agreements;

   o voluntarily terminated by the employee for good reason, as defined in the management retention agreements;

   o terminated due to the executive's disability or death, as defined in the management retention agreements,

then the executive would be entitled to receive the following severance benefits:

   o a cash payment equal to between 150% and 300% of the executive's annual compensation, with annual compensation defined to be the sum of the executive's annual salary at the highest rate in effect during the immediately preceding 12 months and the highest annual bonus awarded during the past three fiscal years;

   o acceleration of vesting of the unvested portion of the executive's outstanding stock options;

   o acceleration of vesting of a percentage of the executive's restricted Seagate Technology common stock, which is determined by dividing the number of months that have elapsed from the restricted stock grant date to the date of employment termination by the number of months between the grant date and the date when all restricted shares would otherwise have vested based on the executive's continued employment with Seagate Technology;

   o continued coverage in Seagate Technology's health, dental and life insurance coverage at Seagate Technology's expense for the executive, and the executive's dependents if the dependents were covered immediately prior to the executive's termination, until either three years, in the case of Messrs. Luczo and Watkins, or two years, in the case of other executives, from the date of termination or the date that the executive and his dependents became covered under another employer's group health, dental or life insurance plans that provide comparable coverage and benefits;

   o a bonus payment equal to a pro rata share, based on the number of days elapsed during the fiscal year in which termination occurs, of the executive's targeted bonus under Seagate Technology's executive bonus plan for the fiscal year in which termination occurs; and

   o at the executive's option, the executive may purchase the automobile owned by Seagate Technology in his possession at the vehicle's wholesale Kelly Blue Book value.

     The management retention agreements also provide that if, on the effective date of a change of control, a successor to Seagate Technology fails to assume any stock option or restricted stock held by the executive, all of the unvested portion of any stock option issued by Seagate Technology or an affiliate to the executive will automatically become fully vested and all of the executive's unvested restricted shares will vest pro rata as of the change of control.

     In addition, some management retention agreements require Seagate Technology to pay the excise tax, as well as the federal, state and excise tax on Seagate Technology's payment for the excise tax, on any benefit received under the management retention agreements if that benefit were to qualify as a "parachute payment" within the meaning of section 280G and would be subject to the excise tax imposed by Section 4999, in each case, of the Internal Revenue Code of 1986.

     In consideration of the payments to be made by Seagate Technology under the management retention agreements, each executive agreed to customary non-compete and non-solicitation agreements.

     At the closing of the transactions, we assumed all obligations and liabilities under the management retention agreements. In consideration of these assumptions, Messrs. Luczo, Watkins, Pope, Porter, Waite and several other executives of Seagate Technology agreed to the following modifications of their management retention agreements:

   o the closing of the transactions will be deemed to be a change of control, as defined in these agreements, for purposes of the management retention agreements, provided, that no further transactions will constitute a change of control;

   o the transactions will not constitute a termination of employment for purposes of the management retention agreements;

   o modification of the definition of good reason; and

   o the provisions relating to the accelerated vesting of restricted shares of New SAC and options to purchase these shares will apply only to restricted shares of New SAC and options to purchase these shares granted to Messrs. Luczo, Watkins, Pope, Porter and Waite in substitution for restricted shares of Seagate Technology and unvested stock options to acquire Seagate Technology common stock in connection with the management rollover, as described below.


  ROLLOVER AGREEMENTS AND DEFERRED COMPENSATION PLANS

     By the closing of the transactions, we and each of the members of the management group entered into a rollover agreement. Under these rollover agreements, members of the management group with titles of senior vice president or higher agreed to defer, or roll, at least 50%, and other members of the management group agreed to defer, or roll, at least 25%, of their shares of Seagate Technology common stock and options to purchase these shares into
(1) deferred compensation that was credited to deferred compensation accounts established and maintained by either Seagate Technology HDD Holdings or Seagate Technology SAN Holdings and (2) our ordinary and preferred shares.

     The value of the rolled securities was approximately $184 million. The rolled securities were exchanged on the closing of the transactions for deferred compensation, representing approximately 97.4% of the value of the rolled securities, our preferred shares, representing approximately 2.6% of the value of the rolled securities, and our ordinary shares, representing the portion of the total ordinary shares that will be outstanding equal to the value of the rolled securities divided by the sum of the cash contributions by the sponsor group plus the value of the rolled securities. In addition, members of the management group contributed approximately $41 million in cash in exchange for our ordinary and preferred shares.

     The companies establishing the deferred compensation accounts established and maintain them as separate book entry accounts. The value of each deferred compensation account may decrease if the fair market value of our ordinary and preferred shares decreases.

     The deferred compensation accounts will vest as follows:

    o According to each plan's vesting schedule:

     -- one-third of the account will vest on the first anniversary of the closing of the transactions;

     -- one-third will vest proportionately each month over the next 18 months;
        and

     -- the final one-third will vest on the date that is 30 months after that first anniversary of the closing of the transactions.


   o The companies establishing the deferred compensation plans may accelerate the vesting of all or a portion of a deferred compensation account at any time.

   o The unvested portion of a deferred compensation account will vest on the participant's termination of employment. But, if the employment is terminated for cause or the participant resigns without good reason, as these terms are defined in the deferred compensation plans, then any unvested portion will be forfeited.

     If a change of control of the subsidiary sponsoring a deferred compensation plan occurs, and the successor (which, in the case of a sale or disposition of assets, means the acquiror of the assets) assumes the obligations under the deferred compensation plan, then:

   o the deferred compensation account of each participant will be recalculated to equal the lesser of (A) the deferral amount less the distribution made to the participant and (B) the fair market value of Suez Acquisition Company immediately prior to the change of control multiplied by the deferral percentage;

   o the deferred compensation account of each participant will be paid if and when such account vests in accordance with the vesting provision of the deferred compensation plan; and

   o the payment of each deferred compensation account will be made in cash.

     In the event a change of control occurs whereby (A) a sale or distribution of all of the assets of the subsidiary to any person or entity (other than us or any of our subsidiaries or any plan or trust established by any of the foregoing) occurs or (B) a person or group (other than us or any of our subsidiaries or any plan or trust established by any of the foregoing) becomes the beneficial owner of 100% of the capital stock of the subsidiary sponsoring the plan, the payments under the deferred compensation plan will only be subject to the subordination provisions of the deferred compensation plan to the extent the plan sponsor is subject to the prior obligations.

     In the event of a sale of substantially all of our assets or a liquidation of us, all outstanding account balances will become fully vested, and following the distributions to the sponsor group and a payment to the participant pursuant to these distributions as provided in the deferred compensation plan, the plan will terminate and all remaining balances in each participant's deferred compensation account will be forfeited without consideration.

     The subsidiaries sponsoring the deferred compensation plans will make distributions to the participants, when vested, only when the sponsor group receives distributions or returns on their initial cash contributions to us in proportion to these distributions. These companies may make the distributions, at their option, in cash or the same securities or other property distributed to the sponsor group, with a fair market value equal to the amount of the account distributed. Until a change of control of the company sponsoring the plan, if any of these companies has insufficient assets to make the distributions, it may demand that we loan or contribute all or a portion of the amount needed to it, limited by its net worth. If a change of control occurs, then the participants will be entitled to either a payment in cash or securities, subject to restrictions in agreements governing the financing of us or the subsidiary in question.

     Regardless of the above provisions, our and our subsidiaries' obligations under the deferred compensation plans to make any distribution or other payment to the participants are expressly subordinated in right of payment to the prior payment in full in cash of (1) all obligations under the senior credit facilities, whether as primary obligor or as a guarantor, and (2) all obligations under the notes and the indenture, whether as primary obligor or as a guarantor. Until the payment in full of the amounts listed in clauses
(1) and (2) above and the termination of the commitments under the senior credit facilities, we and our subsidiaries may not make any payments under these deferred compensation plans unless permitted by the terms of the senior credit facilities and the indenture.


  NEW SAC 2000 RESTRICTED SHARE PLAN

     At the closing of the transactions, our board of directors adopted our 2000 restricted share plan. The plan provides for the grant of restricted ordinary and preferred shares as incentive compensation. We will not make grants under the plan after the tenth anniversary of the effective date of the plan, which may be adjusted for customary anti-dilutive effects. Grant recipients under the plan will be required to become a party to the management shareholders' agreement and will be subject to other customary terms specified in the plan. The compensation committee of our board of directors will administer the plan. During the period determined by the compensation committee up to ten years from the date of a grant, participants will not be permitted to sell, transfer or otherwise dispose of restricted shares awarded under the plan, except as modified by the compensation committee in the event of a change in control. Plan participants will have, regarding the shares granted under the plan, all of the rights of a shareholder, including the right to vote the shares and receive dividends and other distributions including during the restricted period referred to above. If a participant's employment terminates for any reason during that restricted period, the participant will be required to forfeit the restricted shares subject to modification by the compensation committee.

     As of the closing of the transactions, under the rollover agreements, we granted Messrs. Luczo, Watkins, Pope, Porter, Waite and some of our other officers and senior employees, our ordinary shares. According to the restricted stock agreements, these shares will vest as follows:

   o one-third of the shares will vest on the first anniversary of the closing of the transactions;

   o one-third will vest proportionately each month over the next 18 months;
     and

   o the final one-third will vest on the date which is 30 months after the closing of the transactions.


  NEW SAC 2001 RESTRICTED SHARE PLAN

     On February 2, 2001, our board of directors approved the 2001 restricted share plan. Unlike the 2000 restricted share plan, the 2001 restricted share plan only provides for the grant of restricted ordinary shares and does not provide for the grant of restricted preferred shares. Moreover, according to the restricted share agreements that accompany the 2001 restricted share plan, shares granted under the plan will become transferable according to the following vesting schedule:

   o 1/4 of the shares will vest on the first anniversary of the date of grant; and

   o 1/48 of the shares will vest each month after the first anniversary of the date of grant.

     Generally, if a senior manager who is participating in the plan terminates his employment during the restricted period, the senior manager will forfeit his unvested shares. That participant, however, would not forfeit his unvested shares if:

   o he terminates his employment for good reason;

   o he is terminated without cause; or

   o his employment is terminated because we sell or dispose of the entity that employs him.

     Under any of these three circumstances, the senior manager's unvested shares will vest and will become free of transfer restrictions. The restricted share agreement for senior managers describes what the terms "good reason" and "cause" mean when these terms are used in the agreement.

     With regard to other employees participating in the plan, if the employee participant terminates his employment during the restricted period, he will forfeit his unvested shares. The employee participant, however, will not forfeit his unvested shares if he is terminated without cause within two years following a change in control; instead, his unvested shares will vest and will become free of transfer restrictions. The restricted share agreement for the employee participants describes what the term "cause" means, and the restricted share plan describes what the term "change in control" means as those terms are applied to the employee participants.

     Other than as discussed above, the provisions of the 2001 restricted share plan are identical to those of the 2000 restricted share plan.

     DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

     Under the stock purchase agreement, we agreed to the following:

   o to fulfill the indemnification obligations of Seagate Technology and all of its subsidiaries acquired by us to their respective directors and officers under Seagate Technology's charter documents and any indemnification agreements between Seagate Technology or any of these subsidiaries and their respective directors and officers;

   o to include exculpation and indemnification clauses in its charter documents that are at least as favorable to the covered persons as the indemnification and exculpation clauses in Seagate Technology's certificate of incorporation and bylaws in effect on the date of the stock purchase agreement; and

   o to use our best efforts to maintain the directors' and officers' liability insurance policies currently maintained by Seagate Technology for six years following the closing of the stock purchase, provided that we will not be required to spend more than 150% of the annual premium currently paid for the policy to maintain it during that six year period.

     Under the merger agreement, VERITAS agreed to the following:

   o to fulfill and honor in all respects the obligations of Seagate
     Technology under any indemnification agreements between Seagate Technology and any of it directors and officers in effect prior to the date of the merger agreement, but only to the extent that the obligations under the indemnification agreements relate to approval and adoption of the merger;

   o for a period of six years after the merger, VERITAS will cause Seagate Technology to maintain the indemnification obligations, and the exculpation, expense advancement and elimination of liability provisions, contained in Seagate Technology's certificate of incorporation and bylaws immediately prior to the merger to the extent that the provisions apply to the adoption and approval of the merger;

   o for six years after the merger, VERITAS will not permit Seagate
     Technology to amend, repeal or otherwise modify these provisions in a manner that adversely affects the rights of any directors, officers, employees or agents of Seagate Technology, except as otherwise required by applicable law; and

   o VERITAS will use its commercially reasonable efforts to maintain in effect, for a period of six years following the merger, a policy of directors' and officers' liability insurance for the benefit of the directors and officers of Seagate Technology who are currently covered under Seagate Technology's directors' and officers' liability insurance on terms that are comparable to those of Seagate Technology's current directors' and officers' insurance coverage.


  OPTION PLANS


  1999 Stock Option Plan and 2000 Stock Option Plan of Crystal Decisions

     Following the closing of the transactions, the Crystal Decisions 1999 stock option plan and 2000 stock option plan continued and options granted under them and shares that were issued following the exercise of options granted under them remained outstanding.

     Each of the plans provides for grants of incentive stock options to employees, including officers and employee directors, and nonstatutory stock options to employees and consultants, including nonemployee directors of Crystal Decisions and its parent and subsidiary companies.

     The term of the options granted under these plans is listed in the individual option agreements that Crystal Decisions enters into with the recipient of the grant. Under each of the plans, the term of an incentive stock option may not exceed ten years and, in the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all classes of stock of Crystal Decisions at the time of grant, the term of an option may not exceed five years. The plans have these additional provisions regarding the terms of the grants:

   o Under the 1999 plan, options granted under the 1999 plan are granted at fair market value and vest over 48 months, with one-fourth vesting upon completion of one year from the date of the initial grant and the remaining options vesting at the rate of 1/48th per month after that.

   o Under the 2000 plan, options granted under the 2000 plan are granted at fair market value and become fully vested and exercisable immediately prior to a merger or asset sale, excluding the transactions, or on the date upon which an initial public offering is declared effective by the SEC.

In addition, in the event of a merger or the sale of substantially all of Crystal Decisions' assets, any option that is not assumed or substituted for by a successor entity will fully vest, and then, if not exercised during the specified notice period, will terminate upon the expiration of such period.

     The compensation committee of the board of directors of Crystal Decisions administers the plans and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability of the option.

     The 1999 plan will terminate in November 2009, unless the board of directors of Crystal Decisions terminates it sooner. The maximum number of shares that may be issued subject to grants of options under this plan is 22.5 million shares. As of June 30, 2000, Crystal Decisions had issued 1,050 shares of common stock upon the exercise of options granted under the 1999 plan and had 8,626,879 options to purchase shares of Crystal Decisions common stock outstanding.

     The 2000 Plan will terminate in June 2010, unless the board of directors of Crystal Decisions terminates it sooner. The maximum number of shares that may be issued subject to grants of options under this plan is 200,000 shares. As of June 30, 2000, Crystal Decisions had granted 161,450 options to purchase shares of Crystal Decisions common stock. However, no shares had been issued upon the exercise of options under the 2000 plan. Crystal Decisions has adopted versions of the 1999 plan for its U.K. and Canadian participants. The U.K. version differs from the 1999 plan in that it covers a more limited group of eligible optionees and in some other respects.

     We own all of the outstanding share capital of Seagate Software (Cayman) Holdings, which owns approximately 99.6% of the outstanding share capital of Crystal Decisions.

  Other Stock Option Plans

     On February 2, 2001, the boards of directors of Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings adopted stock option plans for the grant of options to purchase their ordinary shares.

     These plans provide for grants of non-qualified and incentive stock options to key employees, directors and consultants of these subsidiaries and their affiliates. These plans are administered by the board of directors of each subsidiary or any committee or sub-committee designated to administer it. The boards or committees that administer the plans will determine the participants and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability of them. Options granted under these plans will be subject to the management shareholders agreement, which is summarized under "Certain Relationships and Related Transactions -- Management Shareholders Agreement."

     The boards or committees that administer the plans determine the price of the options granted under the plans at the time of grant. The board or committees also establish the vesting schedules for the options, provided that the boards or committees may not set a vesting schedule that is more restrictive than 20% per year.


     If a transaction occurs that would have a dilutive effect on the value of the options granted under the plans, the boards or committees that will administer the plans will have, in their sole discretion, the right to make a substitution or adjustment, as they deem to be equitable, regarding the number or kind of shares or other securities issued or reserved for issuance pursuant to the plans or pursuant to outstanding options, the option price and/or any other affected terms of the options.


     In the event of a change in control, the boards or committees administering the plans, may, in their sole discretion, take action, as they deems necessary or desirable regarding any option, including the following:


   o acceleration of the vesting of an option;


   o the payment of a cash amount in exchange for the cancellation of an option equal to the product of (a) the excess, if any, of the fair market value per share at the time over the option price multiplied by (b) the number of shares then subject to the option; and


   o requiring the assumption of the outstanding options by the successor activity or the issuance of substitute options or other equity based awards that will substantially preserve the value, rights and benefits of any affected options previously granted.


If the option is not assumed, substituted, cashed-out or otherwise continued following the change in control, the plans provide that the option will become immediately vested and exercisable immediately prior to the change in control.


     The board of directors of Seagate Technology SAN Holdings is also expected to adopt a stock option plan in fiscal 2001.


     The indenture limits the maximum number of shares of common stock that may be issued pursuant to exercises of options under the stock option plan of:


   o Seagate Technology Holdings to 20% of its total outstanding shares of common stock on a fully-diluted basis;


   o Seagate Removable Storage Solutions Holdings to 25% of its total outstanding shares of common stock on a fully-diluted basis; and


   o Seagate Technology SAN Holdings to 20% of its total outstanding shares of common stock on a fully-diluted basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     As of December 29, 2000, New SAC indirectly owned all of the outstanding share capital of the Issuer and all of the outstanding share capital of the subsidiary guarantors, with the exception of less than 1% of the shares of Crystal Decisions that are held by employees and were purchased under the 1999 and 2000 Crystal Decisions Stock Option Plans.


     We provide below information concerning the beneficial ownership of the outstanding ordinary and preferred shares of us by the following:


   o each person known to us is the beneficial owner of 5% or more of our outstanding ordinary or preferred shares;


   o each of our executive officers and members of our board of directors who owns our outstanding ordinary or preferred shares; and


   o the officers and members of our board of directors as a group.


     The number and percentage of our shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the regulations, a person is considered to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also considered to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these regulations, more than one person may be considered a beneficial owner of the same securities and a person may be considered to be a beneficial owner of securities as to which he has no economic interest.




                                                  NUMBER OF         PERCENTAGE OF          NUMBER OF         PERCENTAGE OF
    NAME AND ADDRESS OF BENEFICIAL OWNER     ORDINARY SHARES (a)   ORDINARY SHARES   PREFERRED SHARES (a)   PREFERRED SHARES
------------------------------------------- --------------------- ----------------- ---------------------- -----------------
5% HOLDERS:                                 (In millions)                           (In millions)
Affiliates of Silver Lake
 Partners, L.P. (b) ....................... 3.82                         34.7%      3.82                          41.5%
 c/o Silver Lake Partners, L.P.
 2725 Sand Hill Road
 Menlo Park, California  94025
                                            2.52                         22.9%      2.52                          27.4%
TPG SAC Advisors Corp. ....................
 c/o Texas Pacific Group
 301 Commerce Street -- Suite 3300
 Fort Worth, Texas 76102 ..................
                                            1.3                          11.8%      1.3                           14.1%
August Capital III, L.P. ..................
 2480 Sand Hill Road -- Suite 101
 Menlo Park, California  94025
                                            0.75                          6.8%      0.75                           8.1%
Chase Equity Associates, L.P. (c) .........
 50 California Street -- Suite 2940
 San Francisco, California 94111

Affiliates of The Goldman Sachs
                                            0.25                          2.3%      0.25                           2.7%
 Group, Inc. (d) ..........................
 85 Broad Street
 New York, New York  10004
EXECUTIVE OFFICERS AND MEMBERS OF THE
 BOARD OF DIRECTORS:
Stephen J. Luczo (e) ...................... 0.41                          3.8%        *                              *
William D. Watkins (e) .................... 0.14                          1.2%        *                              *
Charles C. Pope (e) .......................   *                             *         *                              *
Townsend H. Porter, Jr. (e) ...............   *                             *         *                              *
Donald L. Waite (e) .......................   *                             *         *                              *

* Represents less than 1%.

                             (table continues and footnotes appear on next page)

        NAME AND ADDRESS OF                NUMBER OF          PERCENTAGE OF           NUMBER OF          PERCENTAGE OF
          BENEFICIAL OWNER            ORDINARY SHARES (a)    ORDINARY SHARES    PREFERRED SHARES (b)    PREFERRED SHARES
-----------------------------------  ---------------------  -----------------  ----------------------  -----------------
                                         (IN MILLIONS)                              (IN MILLIONS)
William L. Hudson (e) .............              *                    *        *                        *
David Bonderman (f) ...............             --                   --                 --             --
James G. Coulter (f) ..............             --                   --                 --             --
James A. Davidson (g) .............             --                   --                 --             --
Glenn H. Hutchins (g) .............             --                   --                 --             --
David F. Marquardt (h) ............             --                   --                 --             --
David J. Roux (g) .................             --                   --                 --             --
John W. Thompson (e) ..............              *                    *                  *              *
ALL OFFICERS AND MEMBERS OF THE
 BOARD OF DIRECTORS AS A GROUP
 (13 PERSONS): ....................            0.98                 8.9%                 *                     *

----------
 *  Represents less than 1%

(a) Each member of the sponsor group and each member of the management group owns ordinary shares, par value $0.0001 per share, with voting rights and preferred shares, liquidation preference $0.0001 per share, of us and some members of the sponsor group own ordinary shares, par value $0.0001 per share, without voting rights. The voting ordinary shares are the only class of our outstanding share capital that have voting rights. Under our organizational documents, the non-voting ordinary shares are convertible at any time, at the option of their holders, into voting ordinary shares. In addition, we have made and may in the future make grants of ordinary shares under New SAC's 2001 restricted share plan. Moreover, each of Seagate Technology Holdings, Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Crystal Decisions may in the future grant its employees options to purchase its ordinary shares under new or existing share option plans. Crystal Decisions currently has options outstanding under its 1999 and 2000 Stock Option Plans. For more information, see "Management -- Employment and Other Agreements -- New SAC 2001 Restricted Share Plan" and "-- Option Plans."

(b) The affiliates of Silver Lake Partners, L.P. that own our ordinary and preferred shares are Silver Lake Partners Caymans, L.P., Silver Lake Investors Caymans, L.P. and Silver Lake Investors Technology Caymans, L.P. In addition, the affiliates of Integral Capital Partners own directly our ordinary and preferred shares and own indirectly, through their investment in these investment funds of Silver Lake Partners, L.P. our ordinary and preferred shares, which together represent more than a 5% interest in our ordinary shares.

(c) Chase Capital Partners is the sole general partner of Chase Equity Associates, L.P.

(d) The affiliates of The Goldman Sachs Group, Inc. that own our ordinary and preferred shares are GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P., which we refer to collectively as the Goldman funds. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., Inc. may be deemed to own beneficially and indirectly the ordinary and preferred shares that the Goldman funds will own. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., Inc. are the general partner, managing general partner or investment manager of the Goldman funds and an investment committee of Goldman, Sachs & Co., Inc. have voting and dispositive authority over the ordinary and preferred shares to be owned by the Goldman funds. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., Inc. each disclaim beneficial ownership of these ordinary and preferred shares that are owned by the Goldman funds to the extent attributable to partnership interests in them held by persons other than The Goldman Sachs Group, Inc. and its affiliates.

(e) The business address of each of these individuals is our address at 920 Disc Drive, Scotts Valley, California 95067-0360.

                                               (footnotes continue on next page)

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

(f) Messrs. Bonderman and Coulter are shareholders of TPG SAC Advisors Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which own our ordinary and preferred shares. Messrs. Bonderman and Coulter are also shareholders of each of TPG Advisors III, Inc. and T3 Advisors, Inc., each of which control the investment funds which are the limited partners of SAC Investments, L.P. In addition, David Bonderman, James G. Coulter, Justin T. Chang, John W. Marren and William S. Price are principals of Texas Pacific Group and are shareholders of TPG SAC Advisors Corp. As a result of the above, each of these individuals may be deemed to share beneficial ownership of the shares owned by SAC Investments, L.P. Each of them disclaims this beneficial ownership. The business address of each of the individuals is c/o TPG SAC Advisors Corp at the address listed in the table.

(g) Messrs. Davidson, Hutchins and Roux are (1) Managing Directors of Silver Lake (Offshore) AIV GP Ltd., which is the sole general partner of Silver Lake Technology Associates Caymans, L.P., which is the sole general partner of each of Silver Lake Technology Associates Caymans, L.P., Silver Lake Investors Caymans, L.P. and Silver Lake Technology Investors Caymans, L.P., which we refer to as the Silver Lake funds, which own our ordinary and preferred shares and (2) limited partners of Silver Lake Technology Associates Caymans, L.P. Messrs. Hutchins and Roux are also limited partners of Silver Lake Technology Associates Caymans, L.P. In addition, each of Messrs. Davidson, Hutchins and Roux are founders and partners of Silver Lake Partners, L.P., an affiliate of each of the Silver Lake funds. As a result of the above, Messrs Davidon, Hutchins and Roux may be deemed to share beneficial ownership of the shares to be owned by the Silver Lake funds. Each of them disclaims this beneficial ownership. The business address of each of these individuals is c/o Silver Lake Partners, L.P. at the address listed in the table.

(h) Mr. Marquardt is an Investment Member of August Capital Management, L.L.C., which is the sole general partner of August Capital III, L.P. As a result, he may be deemed to share beneficial ownership of August Capital III, L.P.'s ownership of our ordinary and preferred shares. He disclaims this beneficial ownership. The business address of Mr. Marquardt is c/o August Capital Management, L.L.C. at the address listed in the table.


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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


SHAREHOLDERS AGREEMENT

     As of November 22, 2000, the date of the closing of the transactions, we entered into a shareholders agreement with the sponsor group. The shareholders agreement provides for our corporate governance following the closing of the transactions, preemptive rights, transfer restrictions and registration rights relating to our shares and related matters. We summarize the principal terms of the shareholders agreement below.


  CORPORATE GOVERNANCE

     The board of directors consists of nine members. Under the shareholders agreement, these members are designated as follows:

   o Silver Lake Partners have the right to designate three members, who initially are James A. Davidson, Glenn H. Hutchins and David J. Roux;

   o Texas Pacific Group has the right to designate two members, who initially are David Bonderman and James G. Coulter;

   o an executive officer of New SAC reasonably acceptable to a majority of the board of directors, who initially is William D. Watkins;

   o one member is designated by, but cannot be a partner, controlling person or employee of, Silver Lake Partners, subject to approval by Texas Pacific Group and is reasonably acceptable to a majority of the board of directors, who initially is John Thompson;

   o one member is the chief executive officer of New SAC, who is Stephen J. Luczo; and

   o the final member, David F. Marquardt, was chosen by the above directors.


     The shareholders agreement provides that the consent of seven members of our board of directors is required to be able to take the following actions:

   o voluntarily commence a bankruptcy proceeding;

   o merge or consolidate with any other entity if either the book value of the assets of that entity would exceed $100 million or the fair market value of the consideration to be paid would exceed $100 million;

   o sell or transfer, directly or indirectly, any assets, in one or a series of related transactions, if either the book value of the assets would exceed $100 million or the fair market value of the consideration to be received would exceed $100 million;

   o enter into any contract or become obligated to engage in any transaction or series of related transactions with Silver Lake Partners, Texas Pacific Group, August Capital or any of their affiliates involving more than $1 million in any calendar year, provided that any of these contracts or transactions will be required to be on an arm's length basis regardless of its size;

   o authorize, issue or sell any share capital, options, warrants or rights to acquire our share capital, other than issuances of share capital to members of management and options to purchase share capital issued with the approval of our board of directors;

   o pay dividends on or redeem any shares of our share capital or any warrants, options or rights to purchase these shares or other of our equity securities, other than purchases from employees pursuant to employee benefit plans or arrangements; and

   o amend, modify or repeal any provisions of our memorandum and articles of association.

     The consent of eight members of the board of directors is also required to increase or decrease the number of members of the board of directors. In addition, the consent of seven members of the


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

board of directors is required for the exercise of the drag-along rights described below. Also, consent of at least five directors, with no management directors participating, is required to terminate our chief executive officer or appoint a replacement for that position.

     PREEMPTIVE RIGHTS

     The sponsor group members have preemptive rights allowing them to acquire for cash, in proportion to their respective shareholdings, additional securities proposed to be issued and sold by us, excluding shares issued upon exercise of outstanding options granted under employee benefit plans or similar arrangements. If a shareholder fails to exercise its preemptive rights, we have the right to close the sale of these additional securities.

     TRANSFER RESTRICTIONS; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

     No party to the shareholders agreement is permitted to sell, transfer or otherwise dispose of any of our shares, until the earlier of November 22, 2003 or 180 days after an initial public offering, without the prior consent of both Silver Lake Partners and Texas Pacific Group, except for customary exceptions for transfers to affiliates, heirs, beneficiaries, spouses and lineal descendants, among others. After the third anniversary of the closing of the transactions, each member of the sponsor group will have a right of first offer to acquire any shares proposed to be sold or otherwise transferred by another member of the sponsor group and any third party buyer will be subject to approval of the board of directors, excluding those members affiliated with the transferring shareholder. Each member of the sponsor group and member of the management group has customary tag-along rights, which are the rights to include its shares, on the same terms and conditions, in any sale by a member of the sponsor group to a third party, on a proportional basis based on relative ownership levels at that time.

     In addition, after the earlier of November 22, 2003 or 180 days after an initial public offering, if any shareholder or shareholders representing a majority of our then outstanding ordinary shares receives an offer from a third party to purchase a majority of the outstanding shares, then the shareholder or shareholders will have the right to cause the other shareholders to join the sale, on the same terms and conditions. Similarly, the majority shareholder or shareholders have similar rights to cause the other shareholders to vote in favor of mergers, consolidations or similar business combinations.

     REGISTRATION RIGHTS

     Subject to specified limitations, we agreed in the shareholders agreement to include our shares owned by the members of the sponsor group, on a proportional basis, in any public offering, other than the initial public offering of our shares, through piggyback registration rights and to undertake a registered offering of shares upon demand by any member of the sponsor group through their demand registration rights. Under the shareholders agreement, at any time after the earlier of the 180th day following the initial public offering or the fourth anniversary of the closing of the transactions, members of the sponsor group holding at least 20% of our outstanding shares will have three demand registration rights and members of the sponsor group holding at least 10% of our outstanding shares will have one demand registration right. The sponsor group will have unlimited piggyback registration rights in any public offering other than the initial public offering. We have agreed to pay all registration expenses relating to these registrations. We will agree to indemnify the sellers of securities pursuant to any registration described above.

     TERMINATION

     The shareholders agreement will terminate when 50% or more of our shares have been sold or distributed to the public or are actively traded on a national securities exchange.


MANAGEMENT SHAREHOLDERS AGREEMENT

     On the closing of the transactions, we entered into a management shareholders agreement with members of the management group. After the closing of the transactions, other senior officers and employees of New SAC who were granted shares or options to purchase shares, were required to join the management shareholders agreement. We refer to the members of the management group and these other persons as management shareholders.


  TRANSFER RESTRICTIONS

     Under the management shareholders agreement, each management shareholder agreed, subject to customary exceptions, not to transfer any of our shares acquired in connection with the transactions prior to the earliest of:

    o the sale of at least 15% of the outstanding ordinary shares in an initial public offering or pursuant to a public offering which results in gross proceeds to us of at least $250 million, which we refer to as a qualified public offering;

    o a change of control, as defined in the management shareholders agreement; and

    o the fifth anniversary of the closing of the transactions regarding several specified management shareholders and the second anniversary of the closing of the transactions regarding other management shareholders, which we refer to collectively as the lapse date.


  TAG-ALONG RIGHTS

     Prior to a qualified public offering, management shareholders will have the tag-along rights that are provided in the shareholders agreement, which we describe under "-- Shareholders Agreement -- Transfer Restrictions; Tag-Along Rights; Drag-Along Rights," but only regarding their unrestricted and vested ordinary shares.


  DRAG-ALONG RIGHTS

     If any member of the sponsor group holding, in the aggregate, at least a majority of our outstanding ordinary shares receives an offer from a third party to purchase at least a majority of the outstanding ordinary shares, management shareholders will be required to transfer a percentage of their preferred and vested ordinary shares equal to that being sold by that member of the sponsor group.


  RIGHT OF FIRST REFUSAL

     If, following the earlier of a qualified public offering, change of control and the appropriate anniversary of the closing of the transactions, but prior to an initial public offering, a management shareholder receives an offer from a third party to purchase any of his unrestricted and vested ordinary or preferred shares, we will have the right of first refusal to purchase all of these shares on substantially the same terms and conditions as the initial offer from the third party.


  CALL RIGHTS

     If the employment of a management shareholder terminates for any reason prior to the lapse date, we will have the option, for 60 days, to purchase any ordinary or preferred shares held by that individual.

     If we do not exercise our option within the 60 day period, then the members of the sponsor group and the management shareholders who are our senior managers will have that same call right. If more than one member of the sponsor group or management shareholder seeks to exercise its call rights, then each will be allowed to purchase the shares of the terminated employee according to its or his proportionate ownership of the ordinary or preferred shares at that time. The purchase price of any purchase under these call rights provisions will be as follows:

    o in the case of a termination for cause, as defined in the management shareholders agreement, the purchase price will be the lower of (1) the fair market value of the shares, as defined in the management shareholders agreement, and (2) the original cost at which the shares were acquired or their liquidation preference, as applicable;

    o in the case of a termination without cause or for good reason of a member of the management group which becomes a management shareholder the purchase price will be the higher of (1) the fair market value of the shares and (2) the original cost at which the shares were acquired or their liquidation preference, as applicable; and

    o in the case of a termination for any other reason other than as described above, the purchase price will be the fair market value of the shares.


  PIGGYBACK REGISTRATION RIGHTS

     Each management shareholder will have the piggyback registration rights contained in the shareholders agreement, as summarized under "-- Shareholders Agreement -- Registration Rights." In addition, after both an initial public offering of ordinary shares and the sale by the sponsor group to third parties of 15% or more of its ordinary shares, management shareholders will have the demand registration rights as provided in the shareholders agreement as summarized under "-- Shareholders Agreement -- Registration Rights."


  OTHER MATTERS

     The management shareholders agreement will terminate when at least 50% of the number of our issued and outstanding ordinary shares have been sold or distributed to the public or are actively traded on a national securities exchange or interdealer quotation system, provided that piggyback rights will survive the termination of the agreement until all shares held by the management shareholders are registered, sold or eligible for transfer to the public.


MONITORING, CONSULTING AND FINANCIAL SERVICE FEES

     On the closing of the transactions, we paid the sponsor group a consulting and financial advisory fee of $40 million. In addition, we agreed to pay an annual fee of $2 million to Silver Lake, Texas Pacific Group and August Capital in exchange for the monitoring, management, business strategy, consulting and financial services that they provide. Silver Lake, Texas Pacific Group and August Capital will share the $2 million annual fee among themselves in the manner provided in the shareholders agreement. Silver Lake owns approximately 35% of our outstanding ordinary shares. Texas Pacific Group owns approximately 23% of our outstanding ordinary shares. August Capital owns approximately 12% of our outstanding ordinary shares.


SPECIAL DIRECTOR COMPENSATION

     In connection with the closing of the transactions contemplated by the stock purchase agreement and the merger agreement, the board of directors of Seagate Technology paid $100,000 to each of Lawrence Perlman and Gary B. Filler, the co-chairmen of the Seagate Technology board of directors at the time of the approval of the stock purchase agreement and the merger agreement, as compensation for their additional supervisory efforts in connection with these agreements. In addition, Seagate Technology's board of directors agreed to pay an additional $75,000 to each of Messrs. Perlman and Filler, payable in three $25,000 monthly installments commencing in October 2000, for ongoing supervisory efforts in connection with the closing of the transactions. Messrs. Perlman and Filler each also received a payment of $2,000 per week during the pendency of the stock purchase and the merger.

     In addition, we issued 1,000 ordinary shares to one of our directors, John Thompson, under the New SAC 2001 restricted share plan.

OTHER RELATED MATTERS

     Shortly after the transactions, in November 2000, we made interest-free payments on behalf of a number of our employees for state and federal taxes payable by them in connection with the early exercise of options. All relevant employees have since reimbursed us for these advances. In particular, payments were made on behalf of Stephen J. Luczo in the amount of $1,672,327, William D. Watkins in the amount of $452,265, Charles C. Pope in the amount of $467,892, William L. Hudson in the amount of $108,048, Brian S. Dexheimer in the amount of $291,541, Townsend H. Porter in the amount of $338,323, Donald L. Waite in the amount of $359,402 and David A. Wickersham in the amount of $200,908. Each of these individuals repaid us at some point between December 19, 2000 and January 5, 2001.

     In addition, in connection with the transactions that closed on November 22, 2000, we entered into transactions relating to the following agreements and benefit and compensation plans:

    o employment agreements and management retention agreements with our senior management team;

    o rollover agreements and related deferred compensation plans;

    o grants to some employees under the New SAC 2000 and New SAC 2001 restricted stock plans;

    o grants under stock option plans of Crystal Decisions; and

    o an assumption of indemnification and insurance obligations of Seagate Technology regarding our directors and officers.

In addition, we have adopted stock option plans at Seagate Technology Holdings and Seagate Removable Storage Solutions Holdings and we expect options to be issued under these plans in the future. We also expect to adopt a stock option plan at Seagate Technology SAN Holdings during fiscal 2001. We describe the principal terms of these agreements and plans under "The Transactions" and "Management -- Employment and Other Agreements."


INDEMNIFICATION AGREEMENT

     In connection with the stock purchase agreement and the merger agreement, on March 29, 2000, we entered into an indemnification agreement with Seagate Technology and VERITAS. Under the indemnification agreement, we and our subsidiaries have jointly and severally agreed to indemnify Seagate Technology and VERITAS and their affiliates from and against losses, claims, damages, fines, expenses and other costs, including reasonable attorneys' fees and disbursements, relating to:

   o all liabilities, other than designated liabilities, which are described below, and liabilities relating to taxes, for which we have agreed to indemnify Seagate Technology and VERITAS and their affiliates arising out of the ownership, operations or conduct by Seagate Technology and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their businesses, properties, assets or liabilities on or prior to the closing of the transactions;

   o all liabilities, other than designated liabilities, arising out of the ownership, operations or conduct by us or any of our subsidiaries of our businesses, properties, assets or liabilities after the closing of the transactions;

   o the enforcement by Seagate Technology and VERITAS and their affiliates of their rights under the indemnification agreement;

   o any breach by us of our agreements contained in the indemnification agreement, the stock purchase agreement or other agreements relating to the indemnification agreement or the stock purchase agreement to which we are a party;


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

   o all liabilities for taxes of Seagate Technology and the portion of Seagate Software Holdings that was not sold to VERITAS relating to periods ending on the closing of the transactions; and


   o all liabilities for taxes, whenever arising, of the subsidiaries sold to us or attributable to the assets of Seagate Technology transferred to these subsidiaries.


     The term designated liabilities refers to liabilities that we will not assume in connection with the stock purchase. These liabilities include:


   o all liabilities relating to the shares of common stock of VERITAS owned by Seagate Software Holdings, and the shares of Gadzoox Networks and LHSP owned by Seagate Technology;


   o all liabilities arising from the closing of the transactions contemplated by the merger agreement and the other transactions under the merger agreement;


   o all obligations of Seagate Technology to VERITAS regarding the software business that Seagate Technology sold to VERITAS in May 1999 in exchange for shares of VERITAS common stock;


   o all employee benefit plans of Seagate Technology that will not be assumed by us; and


   o all liabilities relating to Seagate Technology's employee stock purchase plan.


     Seagate Technology, VERITAS and their affiliates have agreed to indemnify us and our subsidiaries from and against all losses, claims, damages, fines, expenses and other costs, including reasonable attorneys' fees and disbursements, suffered by us or our subsidiaries relating to:


   o the designated liabilities;


   o the ownership, operations or conduct by Seagate Technology or Crystal Decisions of their businesses, properties, assets or liabilities after the closing of the transactions contemplated by the merger agreement;


   o the enforcement by us and our subsidiaries of our rights under the indemnification agreement;


   o any breach by VERITAS of its agreements, obligations, covenants, representations or warranties contained in the indemnification agreement, the merger agreement or other agreements entered into by VERITAS in connection with the indemnification agreement or the merger agreement;


   o all taxes of Seagate Technology for which we are not obligated to indemnify VERITAS and its affiliates as described in the last two bullet points of the second preceding paragraph of this section; and


   o any taxes payable by VERITAS or its affiliates arising out of the breach by VERITAS of any of its representations or covenants in the indemnification agreement.


     On the closing of the transactions, VERITAS deposited $150 million of cash into an escrow account. The escrow agreement permits us to withdraw all or a portion of the escrowed funds, to satisfy tax liabilities which we assumed and which will become liable, if at all, on completion of the tax audits of Seagate Technology for those taxable periods beginning on or after July 1, 1999 and ending on or before the closing of the transactions contemplated by the merger agreement. The amount required to be deposited was reduced from $300 million to $150 million as a result of the memorandum entered into on October 13, 2000 relating to the shareholder litigation, as described under "Business -- Legal Proceedings -- Securities Class Actions."

                  DESCRIPTION OF THE SENIOR CREDIT FACILITIES


     We summarize below the principal terms of the agreements that govern the senior credit facilities. For further information regarding the terms and provisions of these senior credit facilities, please refer to the agreements themselves which we have filed as exhibits to the registration statement of which this prospectus is a part.


OVERVIEW


     On the closing of the transactions, the Issuer and Seagate Technology (US) Holdings, Inc., which we refer to collectively as the "borrowers," entered into the senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:


   o a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate on November 22, 2005;


   o a $200 million term loan A facility maturing on November 22, 2005; and


   o a $500 million term loan B facility maturing on November 22, 2006.


As of December 29, 2000, there were no loans outstanding under the revolving credit facility. At that time, approximately $144 million of the revolving credit facility was available because approximately $56 million of existing letters of credit was outstanding and reduced availability under it. We drew the full amount of the term loan A facility and the term loan B facility on the closing of the transactions. The Issuer borrowed $600 million of the term loan facilities and Seagate Technology (US) Holdings, Inc. borrowed $100 million of the term loan facilities.

     The borrowers' obligations under the senior credit facilities are guaranteed on a senior basis by New SAC and the Issuer (in respect of the obligations of Seagate Technology (US) Holdings, Inc. only) and the same subsidiaries of the Issuer and of us which will be guaranteeing the Issuer's obligations under the notes. In addition, borrowings under the senior credit facilities are secured by the following:

   o substantially all of the real and personal property that is located in the Cayman Islands, the Netherlands, Northern Ireland, Scotland, Singapore and the United States and that is owned by the Issuer and each of our other existing subsidiaries that guaranteed the senior credit facility;

   o some real property located in Thailand;

   o some personal property located in the United Kingdom; and

   o a pledge of the capital stock held by the Issuer or any guarantor of the borrowers and each of our other subsidiaries which is organized under the laws of the Cayman Islands, Northern Ireland, Scotland, Singapore and the United States and some other subsidiaries, other than various insignificant subsidiaries.


In addition, borrowings under the senior credit facilities will be secured by substantially all the real and personal property of any newly formed subsidiary of ours organized under the laws of the above jurisdictions (other than various insignificant subsidiaries), or of another jurisdiction if the newly formed subsidiary accounts for 10% or more of our consolidated assets or EBITDA, and all the capital stock in our subsidiaries held directly by such newly formed subsidiary.


INTEREST RATES AND FEES

     The revolving credit facility, the term loan A facility and the term loan B facility initially bear interest, subject to performance-based stepdowns applicable to the revolving credit facility and the term loan A facility, at a rate equal to:


   o in the case of the revolving credit facility and the term loan A facility, LIBOR plus 2.50% or, at our option, 1.50% plus the greater of
     (1) the prime rate of The Chase Manhattan Bank and (2) the federal funds rate plus 0.50%; or

   o in the case of the term loan B facility, LIBOR plus 3.00% or, at our option, 2.00% plus the greater of (1) the prime rate of The Chase Manhattan Bank and (2) the federal funds rate plus 0.50%.


     In addition to paying interest on outstanding principal under the senior credit facilities, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unused commitments thereunder at a rate equal to 0.50% per year.


AMORTIZATION SCHEDULE AND PREPAYMENTS

     Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, five years from the date of the closing of the senior credit facilities. The amortization schedule for the term loan A facility and the term loan B facility for the borrowers contemplates semi-annual payments until the maturity of each facility. We list below the amortization for each facility for each borrower on an annual basis.


                                                               SEAGATE TECHNOLOGY (US)
                                        ISSUER                     HOLDINGS, INC.
                            ------------------------------- ----------------------------
                              TERM LOAN A     TERM LOAN B    TERM LOAN A    TERM LOAN B
YEAR AFTER CLOSING              FACILITY        FACILITY       FACILITY      FACILITY
--------------------------- --------------- --------------- ------------- --------------
1 .........................  $  4,285,500    $  4,285,500    $   714,500   $   714,500
2 .........................    25,713,000       4,285,500      4,287,000       714,500
3 .........................    34,284,000       4,285,500      5,716,000       714,500
4 .........................    42,855,000       4,285,500      7,145,000       714,500
5 .........................    64,282,500       4,285,500     10,717,500       714,500
6 .........................             0     407,122,500              0    67,877,500
                             ------------    ------------    -----------   -----------
    TOTAL .................  $171,420,000    $428,550,000    $28,580,000   $71,450,000
                             ============    ============    ===========   ===========


     The term loans are subject to mandatory prepayment with, in general:

   o 100% of the proceeds of specified asset sales that are not reinvested in the business within a one-year period;

   o 75%, subject to performance-based stepdowns, of the excess cash flow, as defined in the senior credit facilities, of us and our subsidiaries; and

   o 75% of the proceeds of specified debt incurrences.

We will not be required to make, however, mandatory prepayments of the term loans with the proceeds of some asset sales in circumstances specified in the agreement governing the senior credit facilities, including the following principal exceptions:

   o the issuance and sale by Seagate Technology Holdings of its equity interests pursuant to an initial public offering and, following an initial public offering, pursuant to any other offering;

   o following an initial public offering by Seagate Technology Holdings, the sale by us of equity interests in Seagate Technology Holdings for cash or publicly traded equity securities;

   o the issuance and sale by Seagate Technology HDD Holdings of equity interests pursuant to an initial public offering and, following an initial public offering, pursuant to any other offering;

   o subsequent to an initial public offering of Seagate Technology HDD Holdings, the sale by Seagate Technology Holdings of equity interests in Seagate Technology HDD Holdings for cash or publicly traded equity securities;

   o specified sales of equity interests in the designated subsidiaries or of all or substantially all the assets of the designated subsidiaries; and

   o specified sales of equity interests in, or all or substantially all of the assets of, some subsidiaries of Seagate Technology Investment Holdings LLC, and specified sales of assets received as consideration for these equity interests or assets.


The agreement governing the senior credit facilities requires that the proceeds of the asset sales referred to above must be retained to fund our operations, subject to specified permitted exceptions, including the following:


   o proceeds received in connection with asset sales described under the second and fourth bullet points listed above may be distributed to the sponsor group if no default or event of default under the senior credit facilities has occurred and is continuing or would result from the distribution;

   o so long as the long-term senior unsecured debt of either the Issuer or Seagate Technology HDD Holdings is rated investment grade by both Moody's Investors Service, Inc. and Standard and Poor's Rating Service, the borrowers under the senior credit facilities have repaid 50% of the term loan facilities and some financial ratios are met, proceeds received in connection with asset sales described under the fifth bullet point listed above may be distributed to the sponsor group to the extent these proceeds are in excess of the sponsor group's historical investment in the relevant subsidiary if no default or event of default under the senior credit facilities has occurred and is continuing or would result from the distribution; and

   o proceeds received in connection with asset sales described under the final bullet point listed above may be distributed to the sponsor group to the extent these proceeds are in excess of the sponsor group's historical investment in the relevant subsidiary if no default or event of default under the senior credit facilities has occurred and is continuing or would result from the distribution.

     We may voluntarily repay outstanding loans under the senior credit facilities without penalty, other than breakage costs.


COVENANTS AND OTHER MATTERS

     The agreements governing the senior credit facilities contain a number of covenants that, among other things, restrict the ability of the borrowers, us and our other subsidiaries to:

   o dispose of assets;

   o incur additional debt or issue preferred stock;

    o incur guarantee obligations;

    o repay other debt;

    o make specified restricted payments and dividends;

    o create liens on assets;

    o make investments, loans or advances;

    o engage in mergers or consolidations;

    o engage to any material extent in businesses other than our current businesses;

    o make capital expenditures;

    o enter into sale and leaseback transactions; or


    o engage in certain transactions with affiliates.

In addition, under the senior credit facilities, we are required to comply with specified financial covenants, including:


    o a minimum interest coverage ratio;

    o a minimum ratio of adjusted earnings to fixed charges; and

    o a maximum net leverage ratio.

     The senior credit facilities also contain customary representations and warranties, affirmative covenants and events of default, including cross default, material judgments and change in control.


     The commitment of the lenders to provide financing to the borrowers under the senior credit facilities was subject to a number of conditions, including our depositing at the closing of the transactions $750 million in cash and permitted investments into one or more locations where that cash and permitted investments were subject to a security interest securing the senior credit facilities.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Issuer has entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes in which it agreed, under specified circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The Issuer also agreed to use its reasonable best efforts to cause such offer to be consummated within 300 days following the original issue of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe specified obligations in the exchange and registration rights agreement. The outstanding notes were issued on November 22, 2000.

     Under the circumstances set forth below, the Issuer will use its reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

   o if any changes in law or applicable interpretations of the law by the staff of the SEC do not permit the Issuer to effect the exchange offer as contemplated by the exchange and registration rights agreement;

   o if any outstanding notes validly tendered in the exchange offer are not exchanged for exchange notes within 300 days after the original issue of the outstanding notes;

   o if any initial purchaser of the outstanding notes so requests, but only with respect to any outstanding notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer;

   o if any applicable law or interpretation does not permit any holder of the outstanding notes to participate in the exchange offer;

   o if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes; or

   o if the Issuer so elects.

     If the Issuer fails to comply with specified obligations under the exchange and registration rights agreement, it will be required to pay liquidated damages to holders of the outstanding notes. Please see "Exchange and Registration Rights Agreement" for more details regarding the exchange and registration rights agreement.

     Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

   o any exchange notes will be acquired in the ordinary course of its business;

   o such holder has no arrangement with any person to participate in the distribution of the exchange notes; and

   o such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, the Issuer believes that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

   o such holder is not an "affiliate" as defined in Rule 405 under the Securities Act, of the Issuer, or if such holder is an "affiliate," that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

   o such exchange notes are acquired in the ordinary course of the holder's business; and

   o the holder does not intend to participate in the distribution of such exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

   o cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

   o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

     Please see "Plan of Distribution" for more details regarding the transfer of exchange notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, the Issuer will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. The Issuer will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon failure of the Issuer to fulfill its obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $210 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     Holders do not have any appraisal rights or dissenters' rights under the indenture in connection with the exchange offer. The Issuer intends to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes.

     The Issuer will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice or oral notice that is later confirmed in writing of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, the Issuer expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The Issuer will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer.

     It is important that you read the section "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on      ,
2001, unless in its sole discretion, the Issuer extends it.

     In order to extend the exchange offer, the Issuer will give the exchange agent written notice or oral notice that is later confirmed in writing of any extension. The Issuer will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     The Issuer reserves the right, in its sole discretion:

   o to delay accepting for exchange any outstanding notes;

   o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving written notice or oral notice that is later confirmed in writing of such delay, extension or termination to the exchange agent; or

   o subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If the Issuer amends the exchange offer in a manner that it determines to constitute a material change, it will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

     Without limiting the manner in which it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, the Issuer shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and it may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in its reasonable judgment:

   o the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

   o the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

   o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in the Issuer's judgment, would reasonably be expected to impair the ability of the Issuer to proceed with the exchange offer.

     In addition, the Issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer:

   o the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution"; and

   o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

     The Issuer expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, the Issuer may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and the Issuer may accept them for exchange. The Issuer will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     The Issuer expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for the sole benefit of the Issuer and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in its sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer may assert at any time or at various times.

     In addition, the Issuer will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

   o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

   o comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

   o the exchange agent must receive outstanding notes along with the letter of transmittal; or

   o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

   o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.


     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mailing these items, the Issuer recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to the Issuer. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

   o make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

   o obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

   o by a registered holder who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

   o for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

   o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

   o such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

   o the agreement may be enforced against such participant.

     The Issuer will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. The Issuer's determination will be final and binding. The Issuer reserves the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of the Issuer's counsel, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. The Issuer's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither the Issuer, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, the Issuer will issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

   o outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

   o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of outstanding notes will represent to the Issuer that, among other things:

   o any exchange notes that the holder receives will be acquired in the ordinary course of its business;

   o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

   o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

   o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and


   o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

   o the tender is made through an eligible institution;

   o prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:


     --setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

     --stating that the tender is being made thereby; and

     --guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and


   o the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York State Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

   o the exchange agent must receive a written notice by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "-- Exchange Agent," or

   o holders must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any such notice of withdrawal must:

   o specify the name of the person who tendered the outstanding notes to be withdrawn;

   o identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

   o where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

   o the serial numbers of the particular certificates to be withdrawn; and

   o a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. The Issuer will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. The Issuer will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:



By Registered or Certified Mail:   Facsimile Transmission Number:    By Hand or Over Night Delivery
                                   (Eligible Institutions Only)
        The Bank of New York                 Attention:                   The Bank of New York
   101 Barclay Street, Floor 7E        Reorganization Unit 7E              101 Barclay Street
     New York, New York 10286              (212) 815-6339           Corporate Trust Services Window
   Attention: Carolle Montreuil      Confirmation by telephone:               Ground Level
      Reorganization Unit, 7E              (212) 815-5920               New York, New York 10286
                                                                      Attention: Carolle Montreuil

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.


FEES AND EXPENSES

     The Issuer will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, the Issuer may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of our affiliates.

     The Issuer has not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. The

Issuer will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     The Issuer will pay the cash expenses to be incurred in connection with the exchange offer. They include:

    o SEC registration fees;

    o fees and expenses of the exchange agent and trustee;

    o accounting and legal fees and printing costs; and

    o related fees and expenses.

The expenses are estimated in the aggregate to be approximately $3,000,000.


TRANSFER TAXES

     The Issuer will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

   o certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

   o tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

   o a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

   o as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

   o otherwise as set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, the Issuer does not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than to any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:



   o could not rely on the applicable interpretations of the SEC; and


   o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


ACCOUNTING TREATMENT


     The Issuer will record the exchange notes in its accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, the Issuer will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The Issuer will record the expenses of the exchange offer as incurred.


OTHER


     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.


     The Issuer may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.





















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

                           DESCRIPTION OF THE NOTES

     The Issuer issued the notes, and will issue the exchange notes, under an indenture, dated November 22, 2000, among the Issuer, the Note Guarantors and The Bank of New York, as Trustee. The indenture contains provisions which define your rights under the notes. In addition, the indenture governs the obligations of the Issuer and of each Note Guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     Definitions of certain terms used in this Description of the Notes may be found below under "--Certain Definitions." In addition, we note that, for purposes of this section only:

   (1) the term "Issuer" refers only to Seagate Technology International and not to any of its Subsidiaries;

   (2) the term "HDD Holdings" refers to Seagate Technology HDD Holdings, the parent company of the Issuer and not to any of its Subsidiaries;

   (3) the term "Intermediate Holdings" refers to Seagate Technology Holdings, the parent company of HDD Holdings and not to any of its Subsidiaries; and

   (4) the term "Company" refers to New SAC, the parent company of Intermediate Holdings and not to any of its Subsidiaries. The Company and various subsidiaries of the Company will guarantee the notes and therefore will be subject to many of the provisions contained in this Description of the Notes. Each company which guarantees the notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

     The following description is meant to be only a summary of various provisions of the indenture. It does not restate the terms of the indenture in their entirety. For further information regarding the terms and provisions of the indenture and the exchange notes please refer to the indenture and form of exchange note, which we have filed as exhibits to the registration statement of which this prospectus is a part. We urge you to carefully read these documents.



OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

     The notes:

   o are general unsecured obligations of the Issuer;

   o rank equally in right of payment with any future Senior Subordinated Indebtedness of the Issuer;

   o are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

   o are senior in right of payment to any future Subordinated Obligations of the Issuer;

   o are effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

   o are effectively subordinated to all liabilities, including Trade Payables, and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.


 The Note Guarantors

     Initially, the notes are guaranteed by the Company, Intermediate Holdings, HDD Holdings and all of the other Subsidiaries of the Company other than the Unrestricted Subsidiaries and those Subsidiaries which will not be guarantors under the Credit Agreement, which will initially include those Subsidiaries organized under the laws of Australia, Barbados, China, Denmark, France, Germany, Hong Kong, Indonesia, Italy, Malaysia, the Netherlands, Sweden, Switzerland, Taiwan and the U.S. Virgin Islands, which we refer to collectively as the "Non-Guarantor Subsidiaries". Under


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

circumstances specified below, specified Subsidiaries of the Company, including those Subsidiaries that are Designated Subsidiaries, may be released from their Note Guarantees, as described below.

     The Note Guarantee of each Note Guarantor:

   o is a general unsecured obligation of the Note Guarantor;

   o ranks equally in right of payment with any future Senior Subordinated Indebtedness of the Note Guarantor;

   o is subordinated in right of payment to all existing and future Senior Indebtedness of the Note Guarantor (including any guarantee of the Bank Indebtedness);

   o is senior in right of payment to any future Subordinated Obligations of the Note Guarantor; and

   o is effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.


     Initially, the notes are not guaranteed by any of the Non-Guarantor Subsidiaries. After eliminating intercompany activity, as of December 29, 2000, the Non-Guarantor Subsidiaries would have had total assets of $335 million or 10% of the Company's consolidated assets and $39 million or 1% of the Company's consolidated liabilities. After eliminating intercompany activity, for fiscal year 2000 and the combined results for the six months ended December 29, 2000, the Non-Guarantor Subsidiaries would have generated total revenue of $1.3 billion and $730 million or 20% and 21% of the Company's consolidated revenue.


     Seagate Technology Investments Holdings LLC is an Unrestricted Subsidiary of the Company. Under certain circumstances, the Company will be able to designate other current or future direct or indirect Subsidiaries of the Company as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be Note Guarantors or be subject to any of the restrictive covenants set forth in the indenture. After eliminating intercompany activity, as of December 29, 2000, the Unrestricted Subsidiary would have had assets of $137 million or 4% of the Company's consolidated assets and no liabilities. After eliminating intercompany activity, for fiscal year 2000 and the combined results for the six months ended December 29, 2000, the Unrestricted Subsidiary would have generated no revenue, and would not have generated material EBITDA.


     Each of Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Crystal Decisions and each of their Subsidiaries will be a Designated Subsidiary of the Company on the Closing Date. Designated Subsidiaries will be Restricted Subsidiaries and initially will be Note Guarantors, however upon certain transactions involving the sale of Capital Stock of a Designated Subsidiary, the Designated Subsidiary (and each of its Subsidiaries) will be released from its Note Guarantee. A Designated Subsidiary will continue to be a Restricted Subsidiary after the release of its Note Guarantee until it may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company or until it is no longer a Subsidiary. See "-- Certain Definitions -- `Unrestricted Subsidiary'." After eliminating intercompany activity, as of December 29, 2000, the Designated Subsidiaries would have had total assets of $209 million or 6% of the Company's consolidated assets and total liabilities of $109 million or 4% of our consolidated liabilities. After eliminating intercompany activity, for fiscal year 2000 and the combined results for the six months ended December 29, 2000, the Designated Subsidiaries would have generated total revenue of $410 million and $228 million or 6% and 7% of the Company's consolidated revenue.



PRINCIPAL, MATURITY AND INTEREST

     The Issuer issued notes in an aggregate principal amount of $210 million. The notes will mature on November 15, 2007. The Issuer will issue the exchange notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

     Each note the Issuer issues will bear interest at a rate of 12 1/2% per annum beginning on November 22, 2000, or from the most recent date to which interest has been paid or provided for. The Issuer will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. The Issuer will begin paying interest to Holders on May 15, 2001.

     The Issuer will also pay liquidated damages to Holders if it fails to file a registration statement relating to the notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These liquidated damage provisions are more fully explained under the heading "Exchange and Registration Rights Agreement."


INDENTURE MAY BE USED FOR FUTURE ISSUANCES

     The Issuer may from time to time issue additional notes having identical terms to the notes it is currently offering, which we refer to as the Additional Notes. The Issuer will be permitted to issue such Additional Notes only if at the time of, and after giving effect to, such issuance the Issuer is in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same series as the notes that the Issuer is currently offering for all purposes under the indenture, including regarding any vote on any matter under the indenture.


PAYING AGENT AND REGISTRAR

     The Issuer will pay the principal of, premium, if any, interest and liquidated damages, if any, on the notes at any office of the Issuer or any agency designated by the Issuer which is located in the Borough of Manhattan, The City of New York. The Issuer has initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the principal corporate trust office is 101 Barclay Street, Floor 21 West, New York, New York 10286. The Issuer, however, reserves the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

     Holders may exchange or transfer their notes at Floor 7 East of the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. The Issuer, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.


OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Issuer may not redeem the notes prior to November 15, 2004. After this date, the Issuer may redeem the notes, in whole or in part on one or more occasions, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date, if redeemed during the 12-month period and liquidated damages, if any, commencing on November 15 of the years set forth below:




                                             REDEMPTION
YEAR                                           PRICE
----------------------------------------   -------------
  2004 .................................       106.250%
  2005 .................................       103.313%
  2006 and thereafter ..................       100.000%


     Prior to November 15, 2003, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more Equity Offerings (1) by the Issuer or (2) by the Company, Intermediate Holdings or HDD Holdings to the extent the Net Cash Proceeds from the Equity Offering are contributed to the Issuer or used to purchase Capital Stock, other than Disqualified Stock, of the Issuer from the Issuer, at a redemption price equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that after giving effect to any such redemption:

   o at least 65% of the aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding; and

   o any redemption must be made within 90 days of the Equity Offering and must be made in accordance with specified procedures set forth in the indenture.

     At any time prior to November 15, 2004, the notes may be redeemed, as a whole but not in part, at the option of the Issuer upon the occurrence of a, or if applicable each, Change of Control, as more fully defined in "--Change of Control," upon not less than 30 or more than 60 days' prior notice, but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder's registered address, at a redemption price equal to the sum of (1) the principal amount thereof and (2) the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess of (A) the present value of (1) the redemption price of such note at November 15, 2004, as set forth in the table above plus (2) all required interest payments due on such note through November 15, 2004, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such note.

     "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity, as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption of the notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data), most nearly equal to the period from the redemption date to November 15, 2004; provided, however, that if the period from the redemption date to November 15, 2004 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2004, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.


SELECTION

     If the Issuer partially redeems notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by another method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If the Issuer redeems any note in part only, the notice of redemption relating to the note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder of the note upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be redeemed.


RANKING

     The notes are unsecured Senior Subordinated Indebtedness of the Issuer, are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, rank equally in right of payment with any future Senior Subordinated Indebtedness of the Issuer and are senior in right of payment to any future Subordinated Obligations of the Issuer. The notes also are effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries, including the Issuer, to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "-- Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     The Note Guarantees are unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, are subordinated in right of payment to all existing and future Senior Indebtedness of the Note Guarantor, rank equally in right of payment with any future Senior Subordinated Indebtedness of the Note Guarantor and are senior in right of payment to any future Subordinated Obligations of the Note Guarantor. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.


     The Company currently conducts all of its operations through its Subsidiaries, and the Issuer currently conducts substantially all of its operations through its Subsidiaries. To the extent the Subsidiaries of the Company are not Note Guarantors, creditors of the Non-Guarantor Subsidiaries, including trade creditors, and preferred stockholders, if any, of the Non-Guarantor Subsidiaries will have priority with respect to the assets and earnings of the Non-Guarantor Subsidiaries over the claims of creditors of the Issuer or the Note Guarantors, including the Holders. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of the Non-Guarantor Subsidiaries. After eliminating intercompany activity, as of December 29, 2000, the Non-Guarantor Subsidiaries would have had total assets of $335 million or 10% of the Company's consolidated assets and $39 million or 1% of the Company's consolidated liabilities.


     As of December 29, 2000:

    o the Issuer had $101 million of Senior Indebtedness, excluding its guarantee and unused commitments under the Senior credit facilities, all of which were Secured Indebtedness. In addition, the Issuer had $700 million of Senior Indebtedness in respect of its guarantee of debt under the senior credit facilities, all of which was Secured Indebtedness.

    o the Issuer had no Senior Subordinated Indebtedness other than the notes and no indebtedness that is subordinate or junior in right of payment to the notes;

    o the Note Guarantors had $103 million of Senior Indebtedness, excluding their guarantees under the senior credit facilities, all of which was Secured Indebtedness; and

    o the Note Guarantors had no Senior Subordinated Indebtedness (other than the Note Guarantees) and no Indebtedness that is subordinate or junior in right of payment to the Note Guarantees.

     Although the amount of additional Indebtedness we can incur is limited by the indenture, we may be able to incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

     "Senior Indebtedness" of the Issuer or any Note Guarantor means the principal of, premium, if any, and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings, and fees and other amounts, including expenses, reimbursement obligations under letters of credit and indemnities, owing in respect of, Bank Indebtedness and all other Indebtedness of the Issuer or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Issuer or any Note Guarantor shall not include:

    o any obligation of the Issuer to the Company or any other Subsidiary of the Company or any obligation of the Note Guarantor to the Company or any other Subsidiary of the Company;

    o any liability for U.S. Federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor, as applicable;

    o any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees or instruments evidencing the liabilities;

    o any Indebtedness or obligation of the Issuer or the Note Guarantor, as applicable, and any accrued and unpaid interest in respect thereof, that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Issuer or such Note Guarantor, as applicable;

    o  any obligations with respect to any Deferred Compensation Plan;

    o  any obligations with respect to any Capital Stock; or

    o  any Indebtedness Incurred in violation of the indenture.

     If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to Section 548 of Title 11 of the United States Bankruptcy Code or any applicable state fraudulent conveyance law, such Senior Indebtedness will nevertheless constitute Senior Indebtedness.

     Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior to the notes. The notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Issuer. The Issuer will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Issuer may not pay principal of, any premium, any liquidated damages or interest on the notes, or make any deposit pursuant to the provisions described under "-- Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any notes, which we describe collectively as "pay the notes" if:

   (1) any principal of any premium or interest on, or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

   (2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    o the default has been cured or waived and any such acceleration has been rescinded; or

    o  such Designated Senior Indebtedness has been paid in full in cash;

provided, however, that the Issuer may pay the notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving the payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During the continuance of any default, other than a default described in clause (1) or (2) of the immediately preceding paragraph, with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect the acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the notes for a period, which we refer to as a "Payment Blockage Period", commencing upon the receipt by the Trustee, with a copy to the Issuer, of written notice, which we refer to as a "Blockage Notice", of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days later or earlier if the Payment Blockage Period is terminated:

    o by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice,

    o  by repayment in full in cash of the Designated Senior Indebtedness, or

    o because the default giving rise to the Blockage Notice is no longer continuing.

     Notwithstanding the provisions described in the immediately preceding paragraph, but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph, unless the holders of the Designated Senior Indebtedness or the Representative of the holders have accelerated the maturity of the Designated Senior Indebtedness, the Issuer may resume payments on the notes after the end of the Payment Blockage Period, including any missed payments.

     Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during the 360-day period. However, if any Blockage Notice within the 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within the 360-day period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless the default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

   (1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness before the Holders are entitled to receive any payment of principal of, premium, if any, or interest on or any other amount owing in respect of the notes; and

   (2) until the Senior Indebtedness is paid in full in cash any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that Holders may receive and retain (i) Permitted Junior Securities and
         (ii) payments made from the trust described under "-- Defeasance" provided, that on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein.

If a distribution is made to Holders that due to the subordination provisions of the indenture should not have been made to them, the Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee, provided that the Trustee shall have received written notice from the Issuer, on which notice the Trustee shall be entitled to conclusively rely, shall promptly notify the holders of the Designated Senior Indebtedness of the Issuer or their Representative of the acceleration. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the notes until five


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Business Days after the holders or the Representative of the Designated Senior
Indebtedness receive notice of the acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Issuer who are not holders of Senior Indebtedness of the Issuer or of Senior Subordinated Indebtedness of the Issuer, including the notes, may recover less, ratably, than holders of Senior Indebtedness of the Issuer and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Issuer.

The indenture contains substantially identical subordination provisions relating to each Note Guarantor's obligations under its Note Guarantee.


NOTE GUARANTEES

     The Company and each of its Subsidiaries, other than any Unrestricted Subsidiaries, that Guarantees the Bank Indebtedness on the Closing Date, and specified future Subsidiaries of the Company, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guaranteed on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture, including obligations to the Trustee, and the notes, whether for payment of principal of or interest on or liquidated damages, if any, in respect of the notes, expenses, indemnification or otherwise. We refer to the obligations guaranteed by the Note Guarantors as the "Guaranteed Obligations". The Note Guarantors agreed to pay, in addition to the amount stated above, any and all costs and expenses, including reasonable counsel fees and expenses, incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to the Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause (1) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Company, other than the Issuer, that Incurs or enters into a Guarantee of any Bank Indebtedness and (2) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Company, other than the Issuer, that Incurs any Indebtedness, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. See "-- Certain Covenants -- Future Note Guarantors" below.

     The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of the Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of the Note Guarantor. The terms of the subordination provisions described above with respect to the Issuer's obligations under the notes apply equally to a Note Guarantor and the obligations of the Note Guarantor under its Note Guarantee.

     Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

     Any Note Guarantee by a Subsidiary of the Company, other than Intermediate Holdings or HDD Holdings, will be automatically released upon the sale, including through merger or consolidation, of the Capital Stock of such Subsidiary if (1) the sale is made in compliance with the covenants described under "-- Certain Covenants -- Limitation on Sales of Assets and Capital Stock" and, to the extent applicable, "Merger and Consolidation," and (2) after the sale, the Subsidiary is no longer a Subsidiary of the Company. In addition, at any time that Bank Indebtedness is outstanding, if any Subsidiary of the Company is released from its Guarantee of, and all pledges and security interests


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granted in connection with, the Credit Agreement, then the Subsidiary shall, at the option of the Company, be released and relieved of any obligations under its Note Guarantee. At any time that no Bank Indebtedness is outstanding, (1) each Subsidiary of the Company, other than Intermediate Holdings or HDD Holdings, that has no outstanding Indebtedness shall, at the option of the Company, be released from its Note Guarantee; provided, that following any such release the Company shall comply with the provisions of the covenant described under "-- Certain Covenants -- Future Note Guarantors" with respect to such Subsidiary and (2) each Designated Subsidiary, and each Subsidiary of the Designated Subsidiary, shall be released from its Note Guarantee upon the first Qualified Releasing Event with respect to the Designated Subsidiary.

     A Note Guarantee by a Subsidiary of the Company will be automatically released upon the Subsidiary ceasing to be a Subsidiary of the Company as a result of any foreclosure on any pledge or security interest securing Bank Indebtedness or other exercise of its remedies if such Subsidiary is released from its guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.


CHANGE OF CONTROL

     Upon the occurrence of any, or if applicable, each of the following events, which we refer to as a "Change of Control", each Holder will have the right to require the Issuer to purchase all or any part of the Holder's notes at a purchase price in cash equal to 101% of the principal amount of the Holder's notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled "Optional Redemption":

   (1) prior to the earliest to occur of (A) the first public offering of common stock of the Company, (B) the first public offering of common stock of Intermediate Holdings, (C) the first public offering of common stock of HDD Holdings or (D) the first public offering of common stock of the Issuer, the Permitted Holders cease to be the "beneficial owner", as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer whether as a result of issuance of securities of the Company, Intermediate Holdings, HDD Holdings or the Issuer, any merger, consolidation, liquidation or dissolution of the Company, Intermediate Holdings, HDD Holdings or the Issuer, any direct or indirect transfer of securities by any Permitted Holder or otherwise, for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity, which we refer to as the "specified entity", held by any other entity, which we refer to as the "parent entity", so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity;

   (2) (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in clause (1) above, except that for purposes of this clause (2) the person shall be deemed to have "beneficial ownership" of all shares that any person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer and (B) the Permitted Holders "beneficially own", as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, Intermediate Holdings, HDD Holdings or


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

         the Issuer, as the case may be (for the purposes of this clause (2), the other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if the other person is the beneficial owner, as defined in this clause (2), directly or indirectly, of more than 35% of the voting power of the Voting Stock of the parent entity and the Permitted Holders "beneficially own", as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or

   (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, together with any new directors whose election by such board of directors of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, or whose nomination for election by the shareholders of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, was approved by a vote of 662/3% of the directors of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, then in office; or

   (4) the adoption of a plan relating to the liquidation or dissolution of the Company, Intermediate Holdings, HDD Holdings or the Issuer; or

   (5) the merger or consolidation of the Company, Intermediate Holdings, HDD Holdings or the Issuer with or into another Person or the merger of another Person with or into the Company, Intermediate Holdings, HDD Holdings or the Issuer, or the sale of all or substantially all the assets of the Company, Intermediate Holdings, HDD Holdings or the Issuer to another Person, other than a Person that is controlled by the Permitted Holders, and, in the case of any such merger or consolidation, the securities of the Company, Intermediate Holdings, HDD Holdings or the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to the transaction the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after the transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     In the event that at the time of a Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

   (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted the offer to repay, or

   (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

     If the Issuer does not obtain the consents or repay the Bank Indebtedness, the Issuer will remain prohibited from repurchasing the notes pursuant to this covenant. In this event the Issuer's failure to make an offer to purchase notes pursuant to this covenant would constitute an Event of Default under the indenture, which would in turn constitute a default under the Credit Agreement. In these circumstances, the subordination provisions of the indenture would likely prohibit payments to Holders of the notes.


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

     Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee, which we refer to as the "Change of Control Offer", stating:

   (1) that a Change of Control has occurred and that the Holder has the right to require the Issuer to purchase all or a portion of the Holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date;

   (2) the circumstances and relevant facts and financial information regarding the Change of Control;

   (3) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

   (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if it has exercised its rights under the terms of the section titled "Optional Redemption" or if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

     The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with applicable securities laws and regulations.

     The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "Certain Covenants -- Limitation on Indebtedness." These restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in that covenant, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     The occurrence of some events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may prohibit specified events which would constitute a Change of Control or require the Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the notes could cause a default under the Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company and its Subsidiaries. Finally, the Issuer's ability to pay cash to the Holders upon a purchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the indenture relating to the Issuer's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.


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     The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of the assets of the Company, Intermediate Holdings, HDD Holdings or the Issuer. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to purchase the notes as a result of a sale, lease or transfer of less than all of the assets of the Company, Intermediate Holdings, HDD Holdings or the Issuer to another Person or group may be uncertain.


ADDITIONAL AMOUNTS

     The Issuer, which shall include any Successor Company, which we define in the first paragraph of the covenant described under "-- Merger and Consolidation" below, is required to make all its payments under or with respect to the notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge including penalties, interest and other liabilities related thereto, which we refer to as "Taxes", imposed or levied by or on behalf of the government of the Cayman Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which it is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made, each of which we refer to as a "Relevant Taxing Jurisdiction", unless the Issuer is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

     If the Issuer is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Issuer will be required to pay the additional amounts, which we refer to as "Additional Amounts", as may be necessary so that the net amount received by each Holder, including Additional Amounts, after the withholding or deduction will not be less than the amount the Holder would have received if the Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been imposed but for the existence of any present or former connection between the relevant Holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust or corporation, and the Relevant Taxing Jurisdiction, (other than the mere receipt of the payment or the ownership or holding outside of the Cayman Islands of the note but including, without limitation, the relevant Holder, or the fiduciary, settlor, beneficiary, member or shareholder or possessor, being or having been a citizen or resident of the Cayman Islands or being or having been present or engaged in a trade or business in the Cayman Islands or having or having had a permanent establishment in the Cayman Islands; or (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the note to comply with a request of the Issuer addressed to the Holder (x) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by the Issuer, or satisfy any information or reporting requirements, which, in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge or (4) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of principal of, premium, if any, or interest on such note; nor will we pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period, (b) if, at the election of the relevant Holder, the payment of principal of, or premium, if any, on, or interest on the note could have been made through another paying agent


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

without the deduction or withholding, or (c) with respect to any payment of principal of, or premium, if any, on, or interest on the note to any Holder who is a fiduciary, partnership or limited liability company that is treated as a partnership for U.S. Federal income tax purposes or any person other than the sole beneficial owner of the payment, to the extent that a beneficiary or settlor with respect to the fiduciary, a member of the partnership or limited liability company that is treated as a partnership for U.S. Federal income tax purposes or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the actual holder of the note.

     Upon request, the Issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

     Whenever in the indenture there is mentioned, in any context:

   (1)   the payment of principal;

   (2)   purchase prices in connection with a purchase of notes;

   (3)   interest; or

   (4)   any other amount payable on or with respect to any of the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in that context, Additional Amounts are, were or would be payable in respect thereof.

     The Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies and other duties, including interest and penalties, that arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes, the indenture or any other document or instrument relating to the notes, or the receipt of any payments with respect to the notes, excluding the taxes, charges or similar levies imposed by any jurisdiction outside of the Cayman Islands or the United States, or any political subdivision or taxing authority of either jurisdiction, the jurisdiction of incorporation of any successor of the Issuer, any jurisdiction through which payment is made or in which a paying agent is located or any jurisdiction in which the Issuer is organized or engaged in business for tax purposes, and the Issuer will agree to indemnify the Holders for any such taxes paid by the Holders.

     The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized or any political subdivision or taxing authority or agency of or in that jurisdiction. In addition, the obligations described under this heading shall apply to each Note Guarantor and its Note Guarantee as if each reference to the Issuer was a reference to the Note Guarantor and each reference to the notes was a reference to the Note Guarantor's Note Guarantee.


     REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Issuer, which shall include any Successor Company, which we define in the first paragraph of the covenant described under "-- Merger and Consolidation," is entitled to redeem the notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

   (1) a change in or an amendment to the laws, including any regulations or ruling promulgated under the laws, of (x) the Cayman Islands, (y) any jurisdiction, other than the United States, from or through which payment on the notes is made or (z) any other jurisdiction, other than the United States, in which the Issuer or a Successor Company, as defined in the first


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

         paragraph of "-- Merger and Consolidation" below, is organized (or any political subdivision or taxing authority thereof or therein), which change or amendment is announced or becomes effective on or after November 17, 2000 (and, in the case of a Successor Company, becomes effective after the date of that entity's assumption of the Issuer's obligations under the notes); or

   (2) any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change or amendment is announced or becomes effective on or after November 17, 2000.

and the Issuer or the Successor Company, if applicable, cannot avoid the obligation by taking reasonable measures available to it.

     Before the Issuer or the Successor Company, if applicable, publishes or mails notice of redemption of the notes as described above, the Issuer or the Successor Company, if applicable, will deliver to the Trustee an officers' certificate to the effect that the Issuer or the Successor Company, if applicable, cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer or the Successor Company, if applicable, will also deliver an opinion of independent legal counsel of recognized standing stating that the Issuer or the Successor Company, if applicable, would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.


CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer or any Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be at least 5.0:1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur the following Indebtedness:

      (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $900 million;

      (2)    Indebtedness of the Company owed to and held by any Note
             Guarantor or Wholly Owned Subsidiary or Indebtedness of a Note Guarantor or Wholly Owned Subsidiary owed to and held by the Company or another Note Guarantor or Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Note Guarantor or Wholly Owned Subsidiary ceasing to be a Note Guarantor or Wholly Owned Subsidiary, as applicable, or any subsequent transfer of any Indebtedness, except to the Company or another Note Guarantor or Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Issuer thereof, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Note Guarantor with respect to its Note Guarantee;

      (3) Indebtedness (A) represented by the notes, not including any Additional Notes, and the Note Guarantees, (B) outstanding on the Closing Date, other than the Indebtedness described in clauses (1) and (2) above; provided, however, that all Indebtedness of the Company and its Subsidiaries in respect of the Existing Notes


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

             shall only be permitted to be outstanding under this clause (B) until 45 days or, if the date of redemption of the Existing Notes shall be reasonably extended by the Trustee under the indenture under which the Existing Notes were issued, the earlier of the extended date of redemption and 120 days following the Closing Date; provided, further, that Indebtedness under the Existing Notes shall only be permitted under this clause (B) to the extent that sufficient funds to effect the redemption of the Existing Notes remain deposited in trust for that purpose, on the terms described in the prospectus under "The Transactions -- Redemption of Existing Senior Notes," (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3), including Indebtedness that is Refinancing Indebtedness, or the foregoing paragraph (a) and (D) consisting of Guarantees by the Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such Guarantee of such Note Guarantor with respect to such Indebtedness or other obligations shall be subordinated in right of payment to the notes or such Note Guarantor's Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

      (4)(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company; provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, either (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (y) the Consolidated Coverage Ratio after giving effect to such acquisition would be
             (i) greater than the Consolidated Coverage Ratio immediately prior to such acquisition and (ii) at least 4.5:1 and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

      (5) Indebtedness (A) in respect of performance bonds, workman's compensation, completion guarantees, bankers' acceptances, letters of credit and bid, surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business or entered into in connection with the redemption of the Existing Notes; provided, however, that such Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates, exchange rates, commodity prices or by reason of fees, indemnities and compensation payable thereunder;

      (6) Purchase Money Indebtedness, mortgage financings, Capitalized Lease Obligations and Attributable Debt in respect of Sale/Leaseback Transactions in an aggregate principal amount not in excess of $125 million at any time outstanding;

      (7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in


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             each case Incurred in connection with the disposition of any business, assets or a subsidiary of the Company in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

      (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

      (9) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

     (10) obligations arising from or representing deferred compensation to employees of the Company or its Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are Incurred in the ordinary course of business;

     (11) Indebtedness, other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b), in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $75 million.

     (c) Notwithstanding the foregoing, the Issuer or any Note Guarantor may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds of the Indebtedness are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes or such Note Guarantor's Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations. The Issuer may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Issuer may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with, or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes, such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with, or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee, such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

     (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

     (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause
           (1) of paragraph (b) above,


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     (2)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness,


     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Issuer, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; provided, however, subject to clause (1) above, that at any time that the Company or a Note Guarantor is permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant, the Issuer may reclassify Indebtedness originally Incurred pursuant to one or more clauses of paragraph (b) of this covenant as Indebtedness Incurred pursuant to such paragraph (a), and


     (4) for purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to the U.S. dollar covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, will be determined on the date such Refinancing Indebtedness is Incurred.


     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:


     (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment, including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company, to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock, other than Disqualified Stock or, except in the case of the Company, Intermediate Holdings or HDD Holdings, Preferred Stock, (y) dividends or distributions payable to the Company or a Restricted Subsidiary, and if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis and (z) following a bona fide underwritten initial public offering of Capital Stock, other than Disqualified Stock, of Intermediate Holdings or HDD Holdings, dividends or distributions consisting of Capital Stock of the same class and series of Intermediate Holdings or HDD Holdings, as applicable;


     (2) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company held by any Person or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company, other than a Restricted Subsidiary;


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     (3)   purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, other than (a) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (b) Indebtedness permitted under clause (b)(2) of the covenant described under "-- Limitation on Indebtedness";

     (4) make any distribution or other payment, whether in cash, securities or other property or any combination thereof, under or in respect of any Deferred Compensation Plan; or

     (5) make any Investment, other than a Permitted Investment, in any Person, (we refer to any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted
           Payment:

          (A) a Default will have occurred and be continuing, or would result therefrom;

          (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (C) the aggregate amount of such Restricted Payment and all other Restricted Payments, including, if the amount so expended is other than in cash, the Fair Market Value of such Restricted Payments, declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

               (i) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, or in case such Consolidated Net Income will be a deficit, minus 100% of such deficit;

               (ii) the aggregate Net Cash Proceeds received by the Company from contributions to its capital and from the issue or sale of its Capital Stock, other than Disqualified Stock, Excluded Contributions or Designated Preferred Stock, subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

               (iii) the amount by which Indebtedness of the Company or the
                    Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange, other than by a Subsidiary of the Company, subsequent to the Closing Date of any Indebtedness of the Company or the Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock, other than Disqualified Stock, of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

               (iv) an amount equal to the sum of (x) the net reduction in
                    Investments, other than Permitted Investments, made by the Company or any Restricted Subsidiary in any Person, other than the Company or a Restricted Subsidiary, resulting from
                    (A) Net Cash Proceeds received from repurchases, repayments or redemptions of such Investments by such Person, Net Cash Proceeds


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                  realized on the sale of such Investments, Net Cash Proceeds representing the return of capital, excluding dividends and distributions, and cash repayments of loans or advances which constituted Restricted Payments, in each case received by the Company or any Restricted Subsidiary or (B) to the extent such Person is an Unrestricted Subsidiary, the merger, consolidation or amalgamation of such Person with or into the Company or a Restricted Subsidiary; provided, that the surviving entity is the Company or a Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion, proportionate to the Company's equity interest in such Subsidiary, of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments, excluding Permitted Investments, previously made and treated as a Restricted Payment, by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; and

             (v) the aggregate Net Cash Proceeds received by the Company or a Restricted Subsidiary from the issue or sale of Capital Stock, other than Disqualified Stock, of Intermediate Holdings or HDD Holdings in a bona fide underwritten public offering subsequent to the Closing Date, other than an issuance or sale to (x) the Company or a Subsidiary or Affiliate of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries; provided, however, that:

            (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

            (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (5)(C) of paragraph (a) above;

      (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "-- Limitation on Indebtedness"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

      (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Capital Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;


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      (4)   dividends or distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividends or distributions would have complied with this covenant; provided, however, that such dividends or distributions will be included in the calculation of the amount of Restricted Payments;


      (5) any repurchase of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, provided, however, that such repurchase will be excluded in the calculation of the amount of Restricted Payments;


      (6) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries, or permitted transferees of such employees, former employees, directors or former directors, pursuant to the terms of agreements, including employment agreements, or plans, or amendments thereto, approved by the Board of Directors in good faith under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $25 million in any calendar year (with unused amounts in any calendar year (together with any increase in such amounts for any calendar year permitted by the following proviso) being permitted to be carried over for the two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries in such calendar year from the sale of Capital Stock of the Company or any of its Restricted Subsidiaries, other than Disqualified Stock or Preferred Stock, to members of management or directors of the Company or any of its Restricted Subsidiaries that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (5)(C) of paragraph (a) of this covenant) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year after the Closing Date; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;


      (7) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or its Restricted Subsidiaries issued or Incurred in accordance with the covenant described under "-- Limitation on Indebtedness"; provided, however, that such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments;


      (8) the payment of dividends on the Company's, Intermediate Holdings', HDD Holdings' or the Issuer's common stock following the first bona fide underwritten public offering of common stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, after the Closing Date, of up to 6% per annum of the net proceeds received by the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;


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

      (9) the payment of annual management, consulting, monitoring and advisory fees to any of the Sponsors; provided, that any such payment is permitted by the covenant described under "-- Limitation on Transactions with Affiliates"; provided, further, that any such payment will be excluded in the calculation of the amount of Restricted Payments;

     (10) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the declaration of any such dividend after giving effect to such dividend on a pro forma basis, the Consolidated Coverage Ratio would have been at least 5.0:1 and
            (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the Net Cash Proceeds received by the Company from the sale of Designated Preferred Stock issued after the Closing Date; provided, further, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

     (11) payments which are contemplated by the Stock Purchase Agreement, the Indemnification Agreement and the Shareholders Agreement and the related transactions on the terms described in this prospectus, including the payment of retention bonuses to senior managers of the Company and its Subsidiaries; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

     (12) Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

     (13) the declaration and payment of dividends or distributions on the Company's Capital Stock or payments in respect of Deferred Compensation Plans (i) consisting of Capital Stock, other than Disqualified Stock or Preferred Stock, of an Existing Unrestricted Entity or (ii) with the Net Cash Proceeds, property, assets or other forms of consideration received by the Company or a Restricted Subsidiary from the issue or sale of Capital Stock, other than Disqualified Stock or Preferred Stock, of an Existing Unrestricted Entity (other than an issuance or sale to (x) the Company or a Subsidiary or Affiliate of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided that (A) no Default has occurred and is continuing or would occur as a result of such dividend or distribution, (B) with respect to any dividend or distribution made with consideration received by the Company or a Restricted Subsidiary as described in clause (ii) above, if the consideration for such issue or sale consists, in whole or in part, of any property, assets or other form of consideration other than cash, such dividends or distributions shall be paid in the form of cash, property, assets or such other form of consideration such that the relative proportions of cash, property, assets and such other form of consideration comprising such dividend or distribution shall be the same as the relative proportions of cash, property, assets and such other form of consideration comprising the consideration received upon such issue or sale, (C) with respect to dividends or distributions in the form of Capital Stock, other than Disqualified Stock or Preferred Stock, of an Existing Unrestricted Entity as described in clause (i) above, such Existing Unrestricted Entity shall have previously consummated a bona fide underwritten initial public offering of Capital Stock, other than Disqualified Stock or Preferred Stock, of the same class and series registered under the Securities Act, (D) such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments and (E) the Net Cash Proceeds and any value attributable to any property, assets or other form of consideration received in connection with such issue or sale described in clause
            (ii) above shall be excluded from the calculation of amounts under clause (5)(C) of paragraph (a) above;


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     (14)   the declaration and payment of dividends on the Company's Capital
            Stock within 30 days after the end of any calendar year for the purpose of providing the holders of the Company's Capital Stock, which we refer to as the "Equity Holders", with cash, or Publicly Traded Equity Securities, to pay United States income taxes attributable to taxable income of the Company and its Subsidiaries for such calendar year attributed to the Equity Holders, which dividends we refer to as "Tax Distributions"; provided that (A) on the date of each such declaration and payment the Company is treated as a pass-through entity for United States Federal income tax purposes or a controlled foreign corporation for United States Federal income tax purposes, (B) the maximum amount of Tax Distributions that may be declared and paid pursuant to this clause
            (14) in any calendar year shall be equal to (x)(a) if the Company is a pass-through entity for United States Federal income tax purposes, the amount of taxable income of the Company for such calendar year (for the purposes of the calculation made pursuant to this clause (B)(x)(a), the taxable income of the Company shall be assumed to be the taxable income the Company would have had if it were a corporation incorporated in the United States, including any "Subpart F income" (within the meaning of Section 952 of the Code, which for the purposes of this clause (14) shall include income includable under Section 951(a)(1)(B) of the Code) of its subsidiaries that it would be required to include in its taxable income if it were such a corporation), reduced by the amount of taxable loss allocated to the Equity Holders for all prior calendar years (except to the extent such taxable losses have been previously taken into account with respect to a prior calendar year under this clause (B)(x)(a)) or (b) if the Company is a controlled foreign corporation, the aggregate amount of the Company's Subpart F income for such calendar year (and, to the extent such Subpart F income would be attributed to the Equity Holders, the Subpart F income of the Company's subsidiaries for such calendar year), multiplied by (y) 40%, (C) the Company shall have delivered to the Trustee at least 30 calendar days prior to the declaration of such Tax Distribution or any interim Tax Distribution pursuant to clause
            (F) below, a notice, certified by the Chief Financial Officer of the Company, setting forth in detail reasonably satisfactory to the Trustee the basis for the determination of the amount of such Tax Distribution, (D) if any Tax Distribution is made pursuant to this clause (14) in respect of any taxable income realized on any sale of any asset or Capital Stock, the consideration for which consists in whole or in part of Publicly Traded Equity Securities, such Tax Distribution shall be made in the form of cash and Publicly Traded Equity Securities such that the ratio of cash to Publicly Traded Equity Securities comprising such Tax Distribution shall be the same as the ratio of cash to Publicly Traded Equity Securities comprising the consideration received upon such sale, to the extent that the Company is legally permitted to make such Tax Distribution in any form other than cash, (E) Tax Distributions in respect of any taxes attributable to the taxable income of an Unrestricted Subsidiary shall only be permitted if they are made with the proceeds of dividends or distributions from an Unrestricted Subsidiary that are received by the Company or a Restricted Subsidiary; provided, that the amount of such dividends and distributions will not increase the amount available for Restricted Payments under clause 5(C) of paragraph (a) of this covenant,
            (F)(i) interim Tax Distributions may be made during each calendar year on or shortly after April 10, June 10, September 10 and December 31 of such year for the purpose of providing the Equity Holders with cash to pay estimated United States income taxes attributable to taxable income of the Company and its Subsidiaries for such taxable year, based on good-faith estimates of such estimated tax liability made by the Company and (ii) if any such interim Tax Distributions are made by the Company during a taxable year, then within 30 calendar days after the end of such calendar year the Company shall deliver to the Trustee a determination of the maximum amount of Tax Distributions that may be made for such calendar year under clause (B) above, and if the aggregate interim Tax Distributions made for such


                                      198
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            calendar year exceed such maximum, then such excess amount, which we refer to as "Excess Interim Tax Distributions", shall be applied to reduce amounts payable under any clause of paragraph (b) for the next calendar year and to the extent not so applied, shall be carried forward for application against such amounts in a future calendar year, and (G)(i) any Tax Distributions, excluding any Excess Interim Tax Distributions, paid pursuant to this clause (14) shall be excluded in the calculation of the amount of Restricted Payments and (ii) any Excess Interim Tax Distributions shall be included in the amount of Restricted Payments;

     (15) the declaration and payment of dividends or distributions on the Company's Capital Stock or payments in respect of Deferred Compensation Plans with the Net Cash Proceeds received by the Company or a Restricted Subsidiary, other than a Designated Subsidiary, from an issue or sale (other than an issuance or sale to (x) the Company or a Subsidiary or Affiliate of the Company or
            (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary in an amount equal to such Net Cash Proceeds from such issuance or sale less the aggregate amount of all Investments, other than Investments which may be deemed to have been made as a result of sevices performed in the ordinary course of business, in such Designated Subsidiary made by the Company or a Restricted Subsidiary that are outstanding at such time (with the amount of any Investment being measured at the time such Investment was made and not giving effect to any subsequent changes in value subject to the covenant described under "-- Designated Subsidiary Investments") (which aggregate amount we refer to as "Designated Subsidiary Investments"); provided, however, that (A) after giving effect to such dividend or distribution or payments, the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness," (B) at least 50% of the term loans under the Credit Agreement outstanding on the Closing Date, and any Indebtedness Refinancing such term loans, shall have been repaid, (C) the long-term senior unsecured debt of the Issuer shall be rated at least (x) Baa3 by Moody's and (y) BBB- by S&P, and each of Moody's and S&P shall have reaffirmed its rating of the long-term senior unsecured debt of the Issuer after having been informed of such dividend, distribution or payment and (D) no Default has occurred and is continuing or will occur as a result of such dividend or distribution; provided, further, that (X) such Net Cash Proceeds shall be excluded from the calculation of amounts under clause 5(C) of paragraph (a) above and (Y) such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments;

     (16) the declaration and payment of dividends or distributions on the Company's Capital Stock or payments in respect of Deferred Compensation Plans (i) consisting of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary or (ii) in the form of Publicly Traded Equity Securities received by the Company or a Restricted Subsidiary, other than a Designated Subsidiary, from the Issuer of such Publicly Traded Equity Securities as consideration for the issue or sale of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary; provided, however, that (A) with respect to dividends or distributions in the form of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary as described in clause (i) above, such Designated Subsidiary shall have previously consummated a bona fide underwritten initial public offering of Capital Stock, other than Disqualified Stock or Preferred Stock, of the same class and series registered under the Securities Act, (B) the Company or a Restricted Subsidiary, other than a Designated Subsidiary, retains a portion of (I) in the event of a dividend or distribution in the form of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary as described in clause (i) above, the


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            Capital Stock of such Designated Subsidiary or (II) in the event of a dividend or distribution of Publicly Traded Equity Securities received as consideration for the sale of Capital Stock of a Designated Subsidiary as described in clause (ii) above, such Publicly Traded Equity Securities, in each case having a Fair
            Market Value at least equal to the amount of Designated Subsidiary Investments outstanding at such time, (C) after giving effect to such dividend or distribution the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness," (D) at least 50% of the term loans under the Credit Agreement outstanding on the Closing Date, and any Indebtedness Refinancing such term loans, shall have been repaid, (E) the long-term senior unsecured debt of the Issuer shall be rated at least (x) Baa3 by Moody's and
            (y) BBB- by S&P, and each of Moody's and S&P shall have reaffirmed its rating of the long-term senior unsecured debt of the Issuer after having been informed of such dividend, distribution or payment and (F) no Default has occurred and is continuing or would occur as a result of such dividend or distribution; provided, further, that (X) that any value attributable to such Publicly Traded Equity Securities received as described in clause (ii) above shall be excluded from the calculation of amounts under clause 5(C) of paragraph (a) above and (Y) such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments; and

     (17) other Restricted Payments in an aggregate amount not to exceed $25 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

   (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

   (2)   make any loans or advances to the Company or any Restricted
         Subsidiary; or

   (3) transfer any of its property or assets to the Company or any Restricted Subsidiary, except:

         (A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Closing Date;

         (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

         (C)   in the case of clause (3), any encumbrance or restriction

               (i) that restricts in a customary manner the subletting,
                   assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

              (ii) contained in security agreements or mortgages securing
                   Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

         (D) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;


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     (E)   any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (G) any encumbrance or restriction contained in an agreement evidencing Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under "-- Limitation on Indebtedness"; provided, however, that such encumbrance or restriction applies only in the event of and during the continuance of a default contained in such agreement; and

     (H)   any encumbrances or restrictions of the type referred to in clauses
           (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (G) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

     Limitation on Sales of Assets and Capital Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

   (1) the Company or such Restricted Subsidiary receives consideration, including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise, at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

   (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments, and

   (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, or the Restricted Subsidiary, as the case may be,

         (A) to the extent the Company elects, or is required by the terms of any Indebtedness, to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Note Guarantor or Indebtedness, other than obligations in respect of Preferred Stock, of a Wholly Owned Subsidiary other than the Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

         (B) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets, including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary, within one year from the later of such Asset Disposition or the receipt of such Net Available Cash;

         (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer, as defined in paragraph (b) of this covenant below, to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Issuer elects, or is required by the terms of any other Senior Subordinated Indebtedness, such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Issuer; and


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         (D)   to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the indenture;

   provided, however that (X) in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value and (Y) any Asset Disposition consisting of the sale of Capital Stock of a Designated Subsidiary shall not be subject to paragraph
   (a)(3) of this covenant.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $15 million.

     For the purposes of this covenant, the following are deemed to be cash:

    o the assumption of Indebtedness of (i) the Issuer, other than obligations in respect of Disqualified Stock of the Issuer, or (ii) the Company or any Restricted Subsidiary other than the Issuer, other than obligations in respect of Disqualified Stock and Preferred Stock of the Company or a Restricted Subsidiary that is a Note Guarantor, and the release of the Issuer, the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition,

    o securities received by the Company or any Restricted Subsidiary in an Asset Disposition from the transferee with respect to which the Company or such Restricted Subsidiary shall use its reasonable best efforts to convert into cash within 90 days after the later to occur of (i) the consummation of such Asset Disposition or (ii) the expiration of any lock-up or similar restriction on the right of the Company or such Restricted Subsidiary to dispose of such securities; provided, that all the cash received upon such conversion shall be Net Available Cash for the purposes of, and applied in accordance with, this covenant,

    o any assets related to a Permitted Business received in exchange for assets of comparable Fair Market Value in the good faith determination of the Board of Directors of the Company, and

    o Publicly Traded Equity Securities that are received in exchange for a sale of Capital Stock, other than Disqualified Stock or Preferred Stock, of a Designated Subsidiary.

     (b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Issuer will be required (i) to purchase notes tendered pursuant to an offer by the Issuer for the notes, which we refer to as the "Offer", at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Issuer on the terms and to the extent contemplated thereby (provided that in no event shall the Issuer offer to purchase such other Senior Subordinated Indebtedness of the Issuer at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of notes, and other Senior Subordinated Indebtedness, tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes, and other Senior Subordinated Indebtedness, the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuer will not be required to make an Offer for notes, and other Senior Subordinated Indebtedness, pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A)


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and (B)) is less than $15 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of the Company, which we refer to as an "Affiliate Transaction", unless such transaction is on terms:

   (1) that are no less materially favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

   (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25 million,

         (A)   are set forth in writing, and

         (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

   (3) that, in the event such Affiliate Transaction involves an amount in excess of $50 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors in good faith,

    (3) the grant of stock options or similar rights to employees and directors of the Company or any of its Restricted Subsidiaries pursuant to plans approved by the Board of Directors in good faith,

    (4) loans or advances to employees, directors or consultants in the ordinary course of business, which are approved by the Board of Directors in good faith in an amount not to exceed $10 million outstanding at any one time,

    (5) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the Closing Date on the terms described in this prospectus and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or


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        the performance by the Company or any of its Restricted Subsidiaries of
        its obligations under, any future amendment to such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect,

    (8) the issuance or sale of Capital Stock, other than Disqualified Stock, of the Company, Intermediate Holdings, HDD Holdings or the Issuer to any Permitted Holder,

    (9) the payment by the Company or any of its Restricted Subsidiaries of
        (i) annual management, consulting, monitoring and advisory fees and any related and reasonable out-of-pocket expenses to any of the Sponsors in an aggregate amount, for all the Sponsors, not to exceed $5 million in any calendar year and (ii) fees to any of the Sponsors paid for any financial advisory, financing, underwriting or placement services including, without limitation, in connection with any acquisition transaction or divestiture entered into by the Company or any Restricted Subsidiary; provided, however, that the aggregate amount of fees paid to all of the Sponsors under this clause (ii) in respect of any transaction shall not exceed the lesser of (A) 25% of the total amount of such transaction and (B) the greater of 2% of the total amount of such transaction and $2 million,

   (10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,


   (11) any agreement as in effect as of the Closing Date on the terms described in this prospectus or any amendment thereto, so long as any such amendment is not disadvantageous to the Holders of the notes in any material respect, or any transaction contemplated thereby,

   (12) the payment of all fees and expenses related to the Transactions, including fees to each of the Sponsors, on the terms described in this prospectus, or

   (13) any licensing agreement or similar agreement entered into in the ordinary course of business relating to the use of technology or intellectual property between any of the Company and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Company or its Subsidiaries by virtue of the fact that a Sponsor has made an Investment in or owns any Capital Stock of such company or other Person which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

   (1)   to the Company or a Wholly Owned Subsidiary;

   (2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; provided, however, that if such Restricted Subsidiary is a Designated Subsidiary and if any of the proceeds of such issue, sale or other disposition are received by a Person other than the Company or a Restricted Subsidiary, other than a Designated Subsidiary, such Person shall dividend or distribute cash to the Company or a Restricted Subsidiary, other than a


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       Designated Subsidiary, in an amount at least equal to the amount of (x)
       the Designated Subsidiary Investments with respect to such Designated Subsidiary or (y) if the proceeds of such issue or sale received by such Person are less than the amount of such Designated Subsidiary Investments in such Designated Subsidiary, such proceeds; provided, further, that such dividend or distribution shall be excluded from the calculation of amounts under clause 5(C) of paragraph (a) of the covenant described under "-- Limitation on Restricted Payments"; or

   (3) in compliance with the covenant described under "-- Limitation on Sales of Assets and Capital Stock" and immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary either (A) continues to be a Restricted Subsidiary or (B) either (i) if such Restricted Subsidiary is not a Designated Subsidiary and would no longer be a Restricted Subsidiary, then the Investment of the Company in such Person, after giving effect to such issuance or sale, would have been permitted to be made in accordance with the covenant described under "-- Limitation on Restricted Payments" as if made on the date of such issuance or sale and such Investment will be deemed to be an Investment for the purposes of such covenant or (ii) if such Restricted Subsidiary is a Designated Subsidiary and would no longer be a Restricted Subsidiary, then if any of the proceeds of such issuance, sale, or other disposition are received by a Person other than the Company or a Restricted Subsidiary, other than a Designated Subsidiary, such Person shall dividend or distribute cash to the Company or a Restricted Subsidiary, other than a Designated Subsidiary, at least equal to the amount of
         (x) the Designated Subsidiary Investments with respect to such Designated Subsidiary or (y) if the proceeds of such issue or sale received by such Person are less than the amount of such Designated Subsidiary Investments in such Designated Subsidiary, such proceeds; provided, that (X) such dividend or distribution shall be excluded from the calculation of amounts under clause 5(C) of paragraph (a) of the covenant described under "-- Limitation on Restricted Payments" and (Y) the remaining Investment of the Company and the Restricted Subsidiaries in such Designated Subsidiary shall not be subject to the covenant described under "-- Limitation on Restricted Payments."

     The proceeds of any sale of such Capital Stock, other than a sale of Capital Stock of a Designated Subsidiary, permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "-- Limitation on Sales of Assets and Capital Stock."

     SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders and prospective Holders, upon request, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to the trustee, Holders and prospective Holders, upon request, within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

     Future Note Guarantors. The Company will cause (i) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Company, other than the Issuer, that Incurs or enters into a Guarantee of any Bank Indebtedness and
(ii) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Company, other than the Issuer, that Incurs any Indebtedness, to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Subsidiary will Guarantee payment of the


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notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Designated Subsidiary Investments. For the purposes of the indenture, (1) the aggregate amount of Designated Subsidiary Investments on the Closing Date in each of Seagate Technology SAN Holdings and its Subsidiaries, Seagate Removable Storage Solutions Holdings and its Subsidiaries and Seagate Software Information Management Group Holdings, Inc. (the predecessor of Crystal Decisions, Inc.) and its Subsidiaries, will be deemed to be $189.4 million, $31.5 million and $71.5 million, respectively and (2) following the Closing Date the aggregate amount of Designated Subsidiary Investments in each of such entities shall be based on such amounts outstanding on the Closing Date as set forth in clause (1) as adjusted to reflect further Investments (other than Investments which may be deemed to have been made as a result of services performed in the ordinary course of business) made and reductions in such Investments resulting from repurchases, repayments or redemptions of, or other returns of capital from, such Investments, in each case after the Closing Date. The Company will provide to the Trustee and Holders and prospective Holders (upon request) a statement of the amount of Designated Subsidiary Investments in each Designated Subsidiary, as of the end of each fiscal quarter within 45 days of the end of such fiscal quarter.

     Rigid Disc Drive Operations. The Company will not permit any Designated Subsidiary to own any material assets used in the rigid disc drive operations of the Company and its Subsidiaries.

     Amendment of Deferred Compensation Plans. The Company will not, and will not permit any Restricted Subsidiary to, (i) amend, modify or waive any of its rights under any Deferred Compensation Plan, except to the extent that such amendments, modifications or waivers, individually and in the aggregate, (1) would not reasonably be expected to be materially adverse to the Holders and
(2) would not require the Company or any of its Subsidiaries to make any distributions or other payments, whether in cash, securities or other property or any combination thereof, that would be in violation of the covenants set forth in the indenture, or (ii) adopt any Deferred Compensation Plan if the terms, including subordination terms, of such Deferred Compensation Plan that are material to the Holders are in any way less favorable to the indenture than the terms of the Deferred Compensation in effect on the Closing Date. Notwithstanding clause (i) above, the Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of the subordination terms of any Deferred Compensation Plan in effect on the Closing Date.

     Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.


MERGER AND CONSOLIDATION

     The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

   (1) the resulting, surviving or transferee Person, which we refer to as the "Successor Company", will be a corporation, partnership or limited liability company organized and existing under the laws of the Cayman Islands or the laws of any political subdivision thereof or the laws of the United States of America, any State thereof or the District of Columbia and (i) the Successor Company, if not the Issuer, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the notes and the indenture and
         (ii) if the Successor Company is a partnership or limited liability company, the Successor Company and a Subsidiary of the Successor Company which is a corporation organized and existing under the laws of the Cayman Islands or the laws of any political subdivision thereof or the laws of the United States of America, any State thereof or the District of Columbia will execute and deliver to the Trustee, in form reasonably satisfactory


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         to the Trustee, a supplemental indenture pursuant to which each will jointly and severally assume all of the obligations of the Issuer under the notes and the indenture;

   (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, the Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

   (3) immediately after giving effect to such transaction, either (A) the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness" or (B) the Consolidated Coverage Ratio for the Successor Company would be (i) greater than the Consolidated Coverage Ratio for the Company immediately prior to the such merger, conveyance or transfer and (ii) at least 4.5:1; and

   (4) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

     In addition, none of the Note Guarantors will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

   (1) except in the case of a Note Guarantor that has been disposed of in its entirety to another Person, the resulting, surviving or transferee Person, which we refer to as the "Successor Guarantor", will be a corporation, partnership or limited liability company organized and existing under the laws of the jurisdiction under which such Note Guarantor was organized and existing or the laws of the United States of America, any State thereof or the District of Columbia, and such Person, if not such Note Guarantor, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

   (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

   (3) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

   Notwithstanding the foregoing and subject to the following proviso:


     (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor; and


     (B) the Company, Intermediate Holdings, HDD Holdings or the Issuer may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating the Company, Intermediate Holdings, HDD Holdings or the Issuer, as the case may be, in another jurisdiction to realize tax or other benefits;

provided, however, that in the case of any merger or consolidation in which the Issuer is a party if the resulting or surviving Person is a partnership or limited liability company, such Person and a


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Subsidiary of such Person which is a corporation organized and existing under the laws of the Cayman Islands or the laws of any political subdivision thereof or the laws of the United States of America, any State thereof or the District of Columbia will execute and deliver to the Trustee, in form reasonably satisfactory to the Trustee, a supplemental indenture pursuant to which each will jointly and severally assume all of the obligations of the Issuer under the notes and the indenture.


DEFAULTS

   Each of the following is an Event of Default:

    (1) a default in any payment of interest on any Note when due and payable or in any payment of liquidated damages whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Subsidiary to comply with its obligations under the covenant described under "Merger and Consolidation" above,

    (4) the failure by the Company or any Subsidiary to comply for 45 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase notes),

    (5) the failure by the Company or any Subsidiary to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

    (6) the failure by the Company, the Issuer or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50 million or its foreign currency equivalent, which we refer to as the "cross acceleration provision", and such failure continues for 30 days after receipt of the notice specified in the indenture,

    (7) certain events of bankruptcy, insolvency or reorganization of the Company, Intermediate Holdings, HDD Holdings, the Issuer or a Significant Subsidiary, which we refer to as the "bankruptcy provisions",

    (8) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $50 million or its foreign currency equivalent against the Company, the Issuer or a Significant Subsidiary if:

         (A)   an enforcement proceeding thereon is commenced by any creditor or

         (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed, which we refer to as the "judgment default provision",

    (9) any Note Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture, or

   (10) the Company or any Subsidiary challenging in any proceeding before, or any filing with, any court, tribunal or governmental authority the subordination provisions of any Deferred Compensation Plan or asserting in any proceeding before, or any filing with, any court, tribunal or governmental authority that such provisions are invalid or unenforceable or that the obligations of the Issuer and the Note Guarantors in respect of the notes and the Note


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        Guarantees are not senior obligations under the subordination provisions of any Deferred Compensation Plan, or any court, tribunal or government authority of competent jurisdiction shall judge the subordination provisions of any Deferred Compensation Plan to be invalid or unenforceable or such obligations to be not senior obligations under such subordination provisions.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuer and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, Intermediate Holdings, HDD Holdings or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Issuer, may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, Intermediate Holdings, HDD Holdings or the Issuer occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

   (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

   (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy,

   (3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

   (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

   (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with applicable law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.


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     If a Default occurs and is continuing and is known to the Trustee, the
Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.


AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

    (1) reduce the amount of notes whose Holders must consent to an amendment,


    (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note,

    (3) reduce the principal of or extend the Stated Maturity of any note,

    (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption" or "Redemption for Changes in Withholding Taxes" above,

    (5) make any note payable in money other than that stated in the note,

    (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions,

    (9) modify the Note Guarantees in any manner adverse to the Holders, or

   (10) make any change in the provisions of the indenture described under "Redemption for Changes in Withholding Taxes" above, that adversely affects the rights of any Holder or amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

     Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the indenture to:

    o cure any ambiguity, omission, defect or inconsistency,

    o provide for the assumption by (A) a successor corporation or (B) to the extent permitted under the covenant described under "-- Merger and Consolidation," a successor partnership or limited liability company and a Subsidiary of such successor partnership or limited liability company that is a corporation, of the obligations of the Issuer under the indenture,


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

    o provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of a Note Guarantor under the indenture,

    o provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

    o to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuer or a Note Guarantor, or any Representative thereof, under such subordination provisions,

    o add additional Guarantees with respect to the notes,

    o secure the notes,

    o add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Company or the Issuer,

    o make any change that does not adversely affect the rights of any Holder, subject to the provisions of the indenture,

    o provide for the issuance of the Exchange Notes or Additional Notes, in compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness," or

    o comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuer or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness, or any group or Representative thereof authorized to give a consent, consent to such change.

     The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.


TRANSFER AND EXCHANGE

     A Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the indenture. The Issuer will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.


DEFEASANCE

     The Company and the Issuer may at any time terminate all their obligations under the notes and the indenture, which we refer to as "legal defeasance", except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, the Company and the Issuer may at any time terminate:

   (1)   its obligations under the covenants described under "-- Certain
         Covenants",


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

   (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (3) under the first paragraph and clause (3) under the third paragraph of "-- Merger and Consolidation" above, which we refer to as "covenant defeasance".

     In the event that the Company and the Issuer exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

     The Company and the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Company and the Issuer exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company and the Issuer exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) under "Defaults" above or because of the failure of the Issuer to comply with clause
(3) under the first paragraph and clause (3) under the third paragraph of "-- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company and the Issuer must irrevocably deposit in trust, which we refer to as the "defeasance trust", with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on, and liquidated damages, if any, in respect of the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel, subject to customary exceptions and exclusions, to the effect that Holders will not recognize income, gain or loss for U.S. Federal income or Cayman Islands tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income or Cayman Islands tax, including withholding taxes, on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).


CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.


GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.


ENFORCEABILITY OF JUDGMENTS

     The Issuer and several of the Note Guarantors are incorporated under the laws of the Cayman Islands and other Note Guarantors are organized in various other jurisdictions outside the United States. Some of the directors and officers and assets of these companies are located outside the United States. Although the Issuer and the Note Guarantors which are located outside the United States have agreed to accept service of process within the United States by their agent designated for that purpose, it may be difficult for Holders to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws.

     The Issuer has been advised by its Cayman Islands legal counsel, Walkers, that there is doubt with respect to Cayman Islands law as to (a) whether a judgment of a U.S. court predicated solely


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

upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in the Cayman Islands against the Issuer or a Note Guarantor and (b) whether an action could be brought in the Cayman Islands against the Issuer or a Note Guarantor in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In addition, the Issuer has been advised by its counsel in the jurisdictions of organization of the Note Guarantors other than the Cayman Islands that there is similar doubt with respect to the laws of these other jurisdictions. In addition, other laws of these jurisdictions, such as those limiting a party's enforcement rights on the grounds of public policy of that jurisdiction, and the fact that a treaty may not exist between the United States and the governments of these jurisdictions regarding the enforcement of civil liabilities may also restrict the ability to enforce the Note Guarantors' obligations under their Note Guarantees.


CONSENT TO JURISDICTION AND SERVICE

     The Issuer and each Note Guarantor has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for actions brought under U.S. Federal or state securities laws brought in any U.S. Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.


CERTAIN DEFINITIONS

     "Additional Assets" means:

   (1) any property or assets, other than Indebtedness and Capital Stock, to be used by the Company or a Restricted Subsidiary in a Permitted Business;

   (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

   (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

   any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" and "-- Certain Covenants -- Limitation on Sales of Assets and Capital Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock, on a fully diluted basis, of the Company, HDD Holdings or the Issuer or of rights or warrants to purchase such Voting Stock, whether or not currently exercisable, and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (we refer to each for the purposes of this definition as a "disposition"), of:

   (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

   (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or


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

   (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,


         (A) disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Note Guarantor or a Wholly Owned Subsidiary,


         (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Capital Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments,"


         (C) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described under "-- Merger and Consolidation,"


         (D) any sale of Capital Stock, other than Disqualified Stock, of Intermediate Holdings or HDD Holdings,


         (E) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary,


         (F)   a disposition of Temporary Cash Investments,


         (G) sales of assets received by the Company or any Restricted Subsidiary upon the foreclosure of a lien,


         (H) issuances of (1) options, warrants or other rights to purchase common stock of a Restricted Subsidiary or (2) shares of common stock of such Restricted Subsidiary upon exercise of such options, warrants or other rights to officers, directors and employees of such Restricted Subsidiary pursuant to the terms of agreements, including employment agreements, or employee or director benefit plans, or amendments thereto, approved by the Board of Directors in good faith; provided, however, that shares of common stock of such Restricted Subsidiary issued pursuant to the exercise of such options, warrants or other rights to purchase such common stock which are subject this clause (H) shall not exceed 25%, in the case of Seagate Removable Storage Solutions (Cayman) Holdings, or 20%, in the case of any other Restricted Subsidiary, of the outstanding shares of common stock of such Restricted Subsidiary, on a fully-diluted basis,


         (I) any sale of Capital Stock in CacheVision, Inc., e2open.com LLC or Iolon, Inc.,


         (J) transfers of patents for microactuator and flexure-related technology to Hutchinson Technology Incorporated in connection with an interference action; provided, that the Company and its Subsidiaries shall have received (a) a fully paid-up license to such patents and (b) a contractual right to receive royalties from the license by Hutchinson Technology Incorporated of such patents to third parties, and


         (K) a disposition of assets with a Fair Market Value of less than $1.0 million.


     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.


     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:


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   (1)   the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by


   (2)   the sum of all such payments.


     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the guarantees thereof, the collateral documents related thereto, any Hedging Agreements related thereto and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.


     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.


     "Business Day" means each day which is not a Legal Holiday.


     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.


     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.


     "Closing Date" means November 22, 2000.


     "Code" means the Internal Revenue Code of 1986, as amended.


     "Commodity Agreements" means with respect to any Person any agreement for the protection against fluctuations in commodity prices or similar agreements or arrangements to which such Person is a party or of which it is a beneficiary.


     "Consolidated Coverage Ratio" as of any date of determination means the ratio of:


   (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to


   (2)   Consolidated Interest Expense for such four fiscal quarters;


provided, however, that:


         (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,


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     (B)   if the Company or any Restricted Subsidiary has repaid,
           repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,


     (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

     (D) if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

     (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith and any operating expense reductions and other adjustments as described below, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and (i) shall, except as described below in clause (iii), comply with the requirements of Rule 11-02 of Regulation S-X of the SEC, (ii) may include adjustments for operating expense reductions that would be permitted by such Rule and (iii) in connection with acquisitions, purchases or mergers, may reflect adjustments not permitted by such Rule for the elimination of operating


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expenses attributable to any terminated lease or contract, the related reduction in personnel or facility expenses as a result of such termination and the elimination of personnel expenses as a result of severance and of facilities expense as a result of the termination, closure or relocation of facilities, in each case if such termination, severance, closure or relocation has occurred at the time of such acquisition, purchase or merger or occurs within three months thereof.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

         (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

         (2) amortization of debt discount and debt issuance costs (other than any such costs associated with the Incurrence of Indebtedness on the Closing Date in connection with the Transactions),

         (3)   capitalized interest,

         (4)   noncash interest expense,

         (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

         (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

         (7) net costs associated with Hedging Obligations, including amortization of fees,

         (8) dividends in respect of all Disqualified Stock of the Issuer and all Preferred Stock of the Company and any of the Subsidiaries of the Company, other than the Issuer, to the extent held by Persons other than the Company, a Note Guarantor or a Wholly Owned Subsidiary, other than dividends payable solely in Capital Stock (other than Disqualified Stock),

         (9) interest Incurred in connection with investments in discontinued operations and

         (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person, other than the Company, in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

   (1) any net income of any Person, other than the Company, if such Person is not a Restricted Subsidiary, except that:

         (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below, and

         (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;


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

   (2) any net income, or loss, of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

   (3) any net income, or loss, of any Restricted Subsidiary other than the Issuer if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, except that:

         (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

         (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

   (4) any gain, or loss, realized upon the sale or other disposition of any asset of the Company or its Consolidated Restricted Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business and any gain, or loss, realized upon the sale or other disposition of any Capital Stock of any Person;

   (5) the net after tax effect of any extraordinary gain or loss, including all fees and expenses related to such extraordinary gain or loss; and

   (6)   the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5)(C) of paragraph (a) thereof.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of November 22, 2000, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (in whole or in part), restructured, repaid, refunded or otherwise modified from time to time, among the Company, the Issuer, Seagate Technology (U.S.) Holdings, Inc., the financial institutions party thereto as lenders and The Chase Manhattan Bank, as administrative agent (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring, repayment, refunding or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding).

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.


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

   "Deferred Compensation Plans" means:

   (1) the deferred compensation plan dated as of November 22, 2000, of HDD Holdings, as amended, waived, supplemented or otherwise modified from time to time;

   (2) the deferred compensation plan dated as of November 22, 2000, of Seagate Removable Storage Solutions Holdings, as amended, waived, supplemented or otherwise modified from time to time;

   (3) the deferred compensation plan dated as of November 22, 2000, of Seagate Technology SAN Holdings, as amended, waived, supplemented or otherwise modified from time to time;

   (4) any other plan established in lieu of, or to renew or replace, in whole or in part, any plan referred to in clause (1), (2) or (3) above or this clause (4) and any other similar plan the purpose or effect of which is to provide to the participants therein substantially the economic equivalent of an equity participation in the Company or any of its Subsidiaries in lieu of such an equity participation or to provide the participants therein the benefits that they are entitled to on the Closing Date under the Plans described in clauses (1), (2)
         (3) above or this clause (4); and

   (5) any Guarantee by the Company or any of its Subsidiaries of any obligation under any Deferred Compensation Plan referred to in clause
         (1), (2), (3) or (4) above.

     "Designated Preferred Stock" means Preferred Stock of the Company, other than Disqualified Stock, that is issued for cash, other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (5)(C) of paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Designated Senior Indebtedness" of the Issuer means

   (1)   the Bank Indebtedness and

   (2) any other Senior Indebtedness of the Issuer that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by the Issuer in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

     "Designated Subsidiary" shall mean each of Seagate Technology SAN Holdings, Seagate Removable Storage Solutions Holdings and Seagate Software Information Management Group Holdings, Inc. (now Crystal Decisions, Inc.) and each of their Subsidiaries.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

   (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

   (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

   (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "-- Certain Covenants -- Limitation on Sale of Assets and Capital Stock".

     "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

   (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

   (2)   Consolidated Interest Expense,

   (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

   (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

   (5) any annual management, consulting, monitoring and advisory fees paid by the Company and its Restricted Subsidiaries to any of the Sponsors, in an amount not to exceed $5 million in the aggregate in any calendar year,

   (6) any non-recurring charge relating to a restructuring plan of the Company and its Restricted Subsidiaries, and

   (7) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries, excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, less all noncash items of income of the Company and its Restricted Subsidiaries in each case for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or another Restricted Subsidiary by such Restricted Subsidiary without prior approval that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Company, Intermediate Holdings, HDD Holdings or the Issuer, other than Disqualified Stock, other than (i) public offerings with respect to the Company's, Intermediate Holdings, HDD Holdings' or the Issuer's common stock registered on Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution and (iii) other issuances upon exercise of options by employees of the Company, Intermediate Holdings, HDD Holdings or the Issuer or any of their Restricted Subsidiaries.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Contributions" means the net cash proceeds received by the Company after the Closing Date from;

   (1) contributions, other than from a Subsidiary of the Company, to its common equity capital; and

   (2) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock, other than Disqualified Stock and Designated Preferred Stock, of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (5)(C) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Existing Notes" means the debt securities of Seagate Technology Inc. issued under the indenture dated as of March 1, 1997, between Seagate Technology, Inc. and First Trust of California, National Association, as trustee, including any supplemental indentures thereto.

     "Existing Unrestricted Entity" means Seagate Technology Investments Holdings LLC and each of its Subsidiaries and entities in which it has made Investments, including CacheVision, Inc., e2open.com LLC and Iolon, Inc., as of the Closing Date; provided, however, that each of the foregoing Persons shall cease to be an Existing Unrestricted Entity at the time that such Person becomes a Restricted Subsidiary.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the indenture, the Fair Market Value of property or assets which involve (a) an aggregate amount in excess of $25 million, shall be set forth in a resolution approved by the Board of Directors in good faith and (b) an aggregate amount in excess of $50 million, shall have been determined in writing by a nationally recognized appraisal or investment banking firm.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

   (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

   (2)   statements and pronouncements of the Financial Accounting Standards
         Board,

   (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

   (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

   (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

   (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Agreement" means any Currency Agreement, any Interest Rate Agreement and any Commodity Agreement.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Hedging Agreement.

     "Holder" means the Person in whose name a note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

   (1) the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;


   (2) the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;


   (3) all obligations of such Person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto;


   (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;


   (5)   all Capitalized Lease Obligations and all Attributable Debt of such
         Person;


   (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock, but excluding, in each case, any accrued dividends;


   (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:


         (A) the Fair Market Value of such asset at such date of determination and


         (B)   the amount of such Indebtedness of such other Persons;


   (8)   Hedging Obligations of such Person; and


   (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.


     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date and in no event shall it include any liabilities incurred under the Deferred Compensation Plans.


     "Indemnification Agreement" means that Indemnification Agreement dated as of March 29, 2000 among Seagate Technology, Inc., VERITAS Software Corporation and Suez Acquisition Company (Cayman) Limited, as amended from time to time on or prior to the Closing Date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants -- Limitation on Restricted Payments":

   (1) "Investment" shall include the portion, proportionate to the Company's equity interest in such Subsidiary, of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount, if positive, equal to:

         (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

         (B) the portion, proportionate to the Company's equity interest in such Subsidiary, of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

   (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

     "Merger Agreement" means the Agreement and Plan of Merger and Reorganization dated as of March 29, 2000, by and among VERITAS Software Corporation, Victory Merger Sub, Inc. and Seagate Technology, Inc., as amended from time to time on or prior to the Closing Date.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

   (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

   (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,


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   (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

   (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the indenture.

     "Note Guarantor" means any Person that has issued a Note Guarantee.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer. "Officer" of a Note Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, the Company or a Note Guarantor or the Trustee.

     "Permitted Business" means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

     "Permitted Holders" means the Sponsors, members of management of the Company, Intermediate Holdings, HDD Holdings or the Issuer who own Capital Stock of the Company on the Closing Date and each of their Affiliates.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

   (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

   (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

   (3)   Temporary Cash Investments;

   (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

   (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

   (6) loans or advances to employees and directors made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $5 million at any one time outstanding;


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

   (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

   (8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Capital Stock";

   (9) any Person; provided, that such Investment exists on the Closing Date and any Investment that replaces or refunds such an Investment; provided, that the replacing or refunding Investment is in an amount that does not exceed the amount of the replaced or refunded Investment, valued at the time made and without giving effect to subsequent changes in value, and is made in the same Person as the replaced or refunded Investment;

   (10) Persons other than Restricted Subsidiaries, including, but not limited to, CacheVision, Inc., e2open.com LLC, Iolon, Inc. and Seagate Technology Investments Holdings LLC, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $150 million at the time of such Investment, with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that not more than $75 million in aggregate Fair Market Value of such Investments may be made in any calendar year;

   (11) Hedging Agreements permitted under clause (b)(5) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness";

   (12) any Person; provided, that the payment for such Investments consists solely of Capital Stock of the Company or its Subsidiaries, other than Disqualified Stock or, except in the case of the Company, Intermediate Holdings or HDD Holdings, Preferred Stock;

   (13) any Person; provided, that such Investment is acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries on a lien;

   (14) any Person consisting of Guarantees issued in accordance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness";

   (15) any Person consisting of the licensing of intellectual property pursuant to joint ventures, strategic alliances or joint marketing arrangements with such Person, in each case made in the ordinary course of business; and

   (16) a vendor or supplier consisting of loans or advances to such vendor or supplier in connection with any guarantees to the Company or any Restricted Subsidiary of supply by, or to fund the supply capacity of, such vendor or supplier, in any case not to exceed $50 million at any one time outstanding.

     "Permitted Junior Securities" shall mean debt or equity securities of the Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Issuer to at least the same extent that the notes are subordinated to the payment of all Senior Indebtedness of the Issuer on the Closing Date, so long as to the extent that any Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan or reorganization or readjustment is not paid in full in cash or Temporary Cash Investments on such date, the holders of any such Senior Indebtedness not so paid in full in cash or Temporary Cash Investments have consented to the terms of such plan or reorganization or readjustment.


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

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Publicly Traded Equity Securities" means equity securities of companies, other than any Affiliate of the Company, which are listed on the New York Stock Exchange, the Nasdaq National Market, or another recognized national securities exchange.

     "Purchase Money Indebtedness" means Indebtedness:

   (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

   (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

     "Qualified Releasing Event" means, with respect to any Designated Subsidiary, (a) a transfer by the Company or any Subsidiary of the Company of all the outstanding Capital Stock of such Designated Subsidiary, or (b) a bona fide underwritten initial public offering of shares of voting common stock of such Designated Subsidiary in which at least 10% of the aggregate outstanding shares of voting common stock of such Designated Subsidiary (calculated on a fully diluted basis after giving effect to all options to acquire voting common stock of such Designated Subsidiary then outstanding, regardless of whether such options are currently exercisable) is issued, in each case, to Persons other than (1) the Company, (2) any Affiliate of the Company, (3) any director, officer or employee of the Company or any Affiliate of the Company or (4) any employee stock ownership plan or other trust established by the Company or any of its Subsidiaries.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism, any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture, including Indebtedness of the Company that Refinances Refinancing Indebtedness; provided, however, that:

   (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

   (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

   (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being Refinanced and


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

   (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided, however, that clauses (1) and (2) will not apply to any refunding or refinancing of any Senior Indebtedness; provided further, however, that Refinancing Indebtedness shall not include:

         (A) Indebtedness of a Restricted Subsidiary, other than the Issuer, that Refinances Indebtedness of the Issuer or

         (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date or which constitutes a reasonable extension or expansion of their businesses.

     "Representative" means the trustee, agent or representative, if any, for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means the Issuer, HDD Holdings, Intermediate Holdings and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between (1) the Company and a Note Guarantor or a Wholly Owned Subsidiary, (2) Note Guarantors, (3) Wholly Owned Subsidiaries or (4) a Note Guarantor and a Wholly Owned Subsidiary.

     "S&P" means Standard & Poor's Rating Service.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Issuer secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

     "Senior Subordinated Indebtedness" of the Issuer means the notes and any other Indebtedness of the Issuer that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Issuer which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

     "Shareholders Agreement" means each of (1) that Shareholders Agreement entered into as of the Closing Date among each of the Sponsors and the Company and (2) that Management Shareholders Agreement entered into as of the Closing Date among each of the members of the management group that held ordinary shares of the Company on the Closing Date and the Company, each as in effect on the Closing Date.

     "Significant Subsidiary" means any Restricted Subsidiary other than the Issuer that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Sponsors" means Silver Lake Capital Partners, L.P., Integral Capital Partners, TPG Partners III, L.P., August Capital, Chase Capital Partners and GS Capital Partners III, L.P. and each of their respective Affiliates that is a party to the Shareholders Agreement.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred.


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

     "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of March 29, 2000 among the Company, the Issuer and Seagate Software Holdings, Inc., as amended from time to time on or prior to the Closing Date.

     "Subordinated Obligation" means any Indebtedness of the Issuer, whether outstanding on the Closing Date or thereafter Incurred, that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

   (1)   such Person,

   (2)   such Person and one or more Subsidiaries of such Person or

   (3) one or more Subsidiaries of such Person; provided, that HDD Holdings and Intermediate Holdings and their Subsidiaries shall each be deemed to be a Subsidiary of the Company at all times and for all purposes under the indenture.

     "Temporary Cash Investments" means any of the following:

   (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

   (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated "A", or such similar equivalent rating, or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act,

   (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

   (4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation, other than an Affiliate of the Company, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" or higher, according to Moody's Investors Service, Inc. or "A-1" or higher, according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc.,


   (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

   (6) securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from Moody's Investors Service, Inc. or S&P.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section Section 77aaa-77bbbb) as in effect on the Closing Date.


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

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transactions" means the transactions contemplated by the Stock Purchase Agreement, the Merger Agreement, the Credit Agreement and the Issuance of the notes including, in each case, the payment of fees and expenses in connection therewith, all on the terms described in the prospectus.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Unrestricted Subsidiary" means Seagate Technology Investments Holdings LLC and:

   (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

   (2)   any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company but excluding the Issuer, HDD Holdings and Intermediate Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

      (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

      (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

   (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" or the Consolidated Coverage Ratio would be greater than such ratio immediately prior to such designation and

   (y)        no Default shall have occurred and be continuing.

     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "-- Certain Covenants -- Limitation on Indebtedness", whenever it is necessary to determine whether the Company or the Restricted Subsidiaries have complied with any


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

covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.


     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer's option.


     "Voting Stock" of a Person means all classes of Capital Stock or other interests, including partnership interests, of such Person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof.


     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which, other than directors' qualifying shares, is owned by the Company or another Wholly Owned Subsidiary.


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                       CERTAIN INCOME TAX CONSIDERATIONS


     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange notes will include the holding period of the outstanding note and the basis of the exchange notes will be the same as the basis of the outstanding note immediately before the exchange.


     IN ANY EVENT, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


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

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT


     The Issuer, the initial purchasers and the note guarantors entered into the exchange and registration rights agreement in connection with the issuance of the notes. Pursuant to the exchange and registration rights agreement, the Issuer and the note guarantors agreed to:

    o file with the SEC on or prior to 150 days after the date of issuance of the notes a registration statement on an appropriate form relating to a registered exchange offer for the notes under the Securities Act of 1933 and

    o use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 270 days after the issuance of the outstanding notes. As soon as practicable after the effectiveness of the exchange offer registration statement, the Issuer will offer to the holders of Transfer Restricted Securities, which we define below, who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes that are identical in all material respects to the notes, except that the exchange notes will not contain terms with respect to transfer restrictions, and that would be registered under the Securities Act of 1933. The Issuer and the note guarantors will keep the exchange offer open for not less than 20 business days, or longer, if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the notes.

     If:

    o because of any change in law or applicable interpretations thereof by the staff of the SEC, the Issuer is not permitted to effect the exchange offer as contemplated by this prospectus,

    o any securities validly tendered pursuant to the exchange offer are not exchanged for exchange securities within 300 days after the issuance of the outstanding notes,

    o any initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer,

    o any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer,

    o any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes or

    o the Issuer so elects,

then the Issuer and the note guarantors will file with the SEC a shelf registration statement to cover resales of Transfer Restricted Securities by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each note until:

    o the date on which the note has been exchanged for a freely transferable exchange note in the exchange offer;

    o the date on which the note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

    o the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is salable pursuant to Rule 144(k) under the Securities Act of 1933.

     The Issuer and each of the note guarantors will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after the filing of this registration statement. Unless the exchange offer would not be permitted by a policy of the SEC, the Issuer will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 300 days after the issuance of the outstanding notes. If applicable, the Issuer and each of the note guarantors will use their reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of two years after the issue date and the date on which all of the notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act.

     If:

    o the applicable registration statement is not filed with the SEC on or prior to 150 days after the issuance of the outstanding notes;

    o the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 270 days after the issuance of the outstanding notes;

    o the exchange offer is not consummated on or prior to 300 days after the issuance of the outstanding notes; or

    o the shelf registration statement is filed and declared effective within 270 days after the issuance of the outstanding notes but shall thereafter cease to be effective at any time that the Issuer and the note guarantors are obligated to maintain the effectiveness of the shelf registration statement without being succeeded within 45 days by an additional registration statement filed and declared effective

(we refer to each of the events listed above as a "Registration Default"), the Issuer and the note guarantors will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the notes constituting Transfer Restricted Securities held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Notwithstanding the above, the Issuer and the note guarantors may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued. In the event that the aggregate number of days in any consecutive twelve-month period for which all notices are issued and effective exceeds 60 days in total, then the Issuer will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities in an amount equal to $0.192 per week per $1,000 principal amount of securities constituting Transfer Restricted Securities held by that holder. Upon the Issuer declaring that the shelf registration statement is usable after the period of time described in the preceding sentence, accrual of liquidated damages shall cease; provided, however, that if after any cessation of the accrual of liquidated damages the shelf registration statement again ceases to be usable beyond the period permitted above, liquidated damages will again accrue.

     The exchange and registration rights agreement also provides that the Issuer and the note guarantors:

    o shall make available for a period of not less than 90 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any resale of any exchange notes and

    o shall pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the notes, and will jointly and severally indemnify various holders of the notes, including any broker-dealer, against specified liabilities, including liabilities under the Securities Act of 1933.

     A broker-dealer which delivers a prospectus to purchasers in connection with resales will be subject to various civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including certain indemnification rights and obligations.

     Each holder of the outstanding notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to make specified representations, including representations that:


    o any exchange notes to be received by it will be acquired in the ordinary course of its business;


    o it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and


    o it is not an "affiliate", as defined in Rule 405 under the Securities
      Act of 1933, of the Issuer, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.


     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.


     Holders of the outstanding notes will be required to make certain representations to the Issuer, as described above, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to various civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement which are applicable to the holder, including specified indemnification obligations.


     For so long as the outstanding notes are outstanding, the Issuer will continue to provide to holders of the notes and to prospective purchasers of the notes the information required by Rule 144A(d)(4) under the Securities Act of 1933.


     The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement. For further information regarding the terms and provisions of the exchange and registration rights agreement, please refer to the agreement which we have filed as an exhibit to the registration statement of which this prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

     The exchange notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

     Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Issuer nor the initial purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised the Issuer that it is:

    o a limited purpose trust company organized under the laws of the State of New York,

    o a "banking organization" within the meaning of the New York Banking Law,


    o a member of the Federal Reserve System,

    o a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    o a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     The Issuer expects that pursuant to procedures established by DTC:

    o upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchaser with an interest in the global note and

    o ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. The Issuer understands that under existing industry practice, in the event that the Issuer requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, the Issuer and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuer nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.


     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


CERTIFICATED NOTES


     If:


   o the Issuer notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of this notice or cessation,


   o the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or


   o upon the occurrence of specified other events as provided in the indenture,


then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any issuance described above, the trustee is required to register the certificated notes in the name of, and cause the certificated notes to be delivered to, person or persons identified by DTC, or their nominee.


     Neither the Issuer nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                             PLAN OF DISTRIBUTION


     Until       , 2001, 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers.


     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.


     For a period of 180 days from the date on which the exchange offer is consummated, or a shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California. Certain partners of Simpson Thacher & Bartlett, members of their families, related persons and others own through an investment vehicle less than 1% of the capital commitments of Silver Lake Partners. In addition, Simpson Thacher & Bartlett has in the past provided, and may continue to provide, legal services to Silver Lake Partners.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of New SAC and its predecessor, Seagate Technology, Inc., at December 29, 2000, June 30, 2000, July 2, 1999, the period from November 23, 2000 through December 29, 2000, and the period from July 1, 2000 through November 22, 2000 and for each of the three years in the period ended June 30, 2000, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     Ernst & Young LLP, independent auditors, have audited the combined financial statements of Seagate Technology Hard Disc Drive Business, a division of Seagate Technology Inc. at June 30, 2000 and July 2, 1999, and for each of the three years in the period ended June 30, 2000, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     Ernst & Young LLP, independent auditors, have audited the balance sheet of XIOtech Corporation at June 30, 2000, and the related consolidated statements of operations, changes in mandatorily redeemable convertible preferred stock and stockholders' equity, and consolidated cash flows for the period from January 29, 2000 to June 30, 2000. In addition, they have audited the balance sheet at December 31, 1999, and the related statements of operations, changes in mandatorily redeemable convertible preferred stock and stockholders' equity, and cash flows for the period from January 1, 2000 to January 28, 2000 and for the year ended December 31, 1999 as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     Ernst & Young LLP, independent auditors, have audited the combined financial statements of Seagate Removable Storage Solutions Business, a division of Seagate Technology Inc. at June 30, 2000 and July 2, 1999, and for each of the three years in the period ended June 30, 2000 as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     Ernst & Young LLP, independent auditors, have audited the consolidated and combined financial statements of Crystal Decisions, Inc. at June 30, 2000 and July 2, 1999, and for each of the three years in the period ended June 30, 2000 as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


     The financial statements of XIOtech Corporation prior to being acquired by Seagate Technology, Inc. as of December 31, 1998 and for each of the two years in the period then ended, included in the prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You should refer to the registration statement for further information. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and, where a contract or other document is an exhibit to the registration statement, each of these statements is qualified by the provision in the exhibit to which the statement relates.


     We are not currently subject to the full informational requirements of the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the SEC unless and until we obtain an exemption from the requirement to do so. The registration statement and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information that we have filed electronically with the SEC.


     Furthermore, we agree that, even if we are not required to file periodic reports and information with the SEC, for so long as any exchange note remains outstanding, we will furnish to you the information that would be required to be furnished by New SAC under Section 13 of the Securities Exchange Act of 1934.

                         INDEX TO FINANCIAL STATEMENTS


             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY, INC.



                                                                              PAGE
                                                                             -----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors ........................   F-6
Consolidated Balance Sheets at December 29, 2000,
 June 30, 2000 and July 2, 1999 ..........................................   F-7
Consolidated Statements of Operations for the
 Period from November 23, 2000 to December 29, 2000,
 Period from July 1, 2000 to November 22, 2000,
 the six month period ended December 31, 1999 (unaudited) and
 the Fiscal Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .....   F-8
Consolidated Statements of Cash Flows for the
 Period from November 23, 2000 to December 29, 2000,
 the Period from July 1, 2000 to November 22, 2000,
 the six month period ended December 31, 1999 (unaudited) and
 the Fiscal Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .....   F-9
Consolidated Statements of Shareholders' Equity for the
 Period from November 23, 2000 to December 22, 2000,
 the Period from July 1, 2000 to November 22, 2000 and
 the Fiscal Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .....   F-11
Notes to Consolidated Financial Statements ...............................   F-13

                         INDEX TO FINANCIAL STATEMENTS


SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR, SEAGATE TECHNOLOGY HARD DISC
        DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE TECHNOLOGY, INC.





                                                                                PAGE
                                                                               ------
CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated and Condensed Combined Balance Sheets as of
 December 29, 2000 and June 30, 2000 ......................................... F-129
Condensed Consolidated and Condensed Combined Statements of Operations for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 .......................................... F-130
Condensed Consolidated and Condensed Combined Statements of Cash Flows for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 .......................................... F-131
Notes to Condensed Consolidated and Condensed Combined Financial Statements .. F-132
COMBINED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors ............................ F-157
Combined Balance Sheets at June 30, 2000
 and July 2, 1999 ............................................................ F-158
Combined Statements of Operations for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-159
Combined Statements of Cash Flows for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-160
Combined Statement of Business Equity for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-161
Notes to Combined Financial Statements ....................................... F-162

                         INDEX TO FINANCIAL STATEMENTS


                        SEAGATE TECHNOLOGY SAN HOLDINGS
                   AND ITS PREDECESSORS, XIOTECH CORPORATION





                                                                                           PAGE
                                                                                          ------
CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheets as of
 December 29, 2000 and June 30, 2000 .................................................... F-205
Condensed Consolidated Statements of Operations for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 ..................................................... F-206
Condensed Consolidated Statements of Cash Flows for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 ..................................................... F-207
Notes to Condensed Consolidated Financial Statements .................................... F-208
FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors ....................................... F-221
Report of PricewaterhouseCoopers LLP, Independent Accountants ........................... F-222
Balance Sheets at June 30, 2000,
 December 31, 1999, and December 31, 1998 ............................................... F-223
Statements of Operations from January 29, 2000 to June 30, 2000, from
 January 1, 2000 to January 28, 2000, for the Six Month Period ended June 30, 1999
 (unaudited), and for the Fiscal
 Years Ended December 31, 1999, 1998 and 1997 ........................................... F-224
Statements of Changes in Mandatorily Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Net Capital Deficit) from January 29, 2000 to
 June 30, 2000, from January 1, 2000 to January 28, 2000, and for the Fiscal
 Years Ended December 31, 1999, 1998 and 1997 ........................................... F-225
Statements of Cash Flows from January 29, 2000 to June 30, 2000, from January 1, 2000 to
 January 28, 2000, for the Six Month Period ended June 30, 1999 (unaudited), and for the
 Fiscal Years Ended December 31, 1999, 1998 and 1997 .................................... F-227
Notes to Financial Statements ........................................................... F-228

                         INDEX TO FINANCIAL STATEMENTS


       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR, SEAGATE REMOVABLE STORAGE SOLUTIONS BUSINESS, AN OPERATING BUSINESS OF
                           SEAGATE TECHNOLOGY, INC.



                                                                                PAGE
                                                                               ------
CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated and Condensed Combined Balance Sheets as of
 December 29, 2000 and June 30, 2000 ......................................... F-247
Consolidated Combined Condensed Statements of Operations for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 .......................................... F-248
Condensed Consolidated and Condensed Combined Statements of Cash Flows for the
 Period from November 23, 2000 to December 29, 2000, the
 Period from July 1, 2000 to November 22, 2000, and the
 Six Months Ended December 31, 1999 .......................................... F-249
Notes to Condensed Consolidated and Condensed Combined Financial Statements .. F-250
COMBINED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors ............................ F-269
Combined Balance Sheets at June 30, 2000
 and July 2, 1999 ............................................................ F-270
Combined Statements of Income for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-271
Combined Statements of Cash Flows for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-272
Combined Statement of Business Equity for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................... F-273
Notes to Combined Financial Statements ....................................... F-274

                         INDEX TO FINANCIAL STATEMENTS


              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)



                                                                              PAGE
                                                                             ------
CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Consolidated and Combined Condensed Balance Sheets as of
 December 29, 2000 and June 30, 2000 ....................................... F-299
Consolidated and Combined Condensed Statements of Operations for the
 Six Months Ended December 29, 2000 and December 31, 1999 .................. F-300
Consolidated and Combined Condensed Statements of Cash Flows for the
 Six Months Ended December 29, 2000 and December 31, 1999 .................. F-301
Notes to Condensed Consolidated and Condensed Combined Financial Statements  F-302
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Consolidated and Combined Balance Sheets at June 30, 2000
 and July 2, 1999 .......................................................... F-327
Consolidated and Combined Statements of Operations for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................. F-328
Consolidated and Combined Statements of Cash Flows for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................. F-329
Consolidated and Combined Statements of Stockholders' Equity for the Fiscal
 Years Ended June 30, 2000, July 2, 1999 and July 3, 1998 .................. F-330
Notes to Consolidated and Combined Financial Statements .................... F-331
Report of Ernst & Young LLP, Independent Auditors .......................... F-363

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
New SAC


     We have audited the accompanying consolidated balance sheets of New SAC at December 29, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from November 23, 2000 to December 29, 2000. We have also audited the accompanying consolidated balance sheets of Seagate Technology, Inc., the Predecessor to New SAC, as of June 30, 2000 and July 2, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from July 1, 2000 to November 22, 2000 and for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New SAC at December 29, 2000, and Seagate Technology, Inc. at June 30, 2000 and July 2, 1999, and the consolidated results of operations and cash flows of New SAC for the period from November 23, 2000 to December 29, 2000, and for Seagate Technology, Inc. for each of the three years in the period ended June 30, 2000, and for the period from July 1, 2000 to November 22, 2000 in conformity with accounting principles generally accepted in the United States.




                                                  /s/ Ernst & Young LLP




San Jose, California


April 18, 2001

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)




                                                              NEW SAC         SEAGATE TECHNOLOGY
                                                          --------------   -------------------------
                                                           DECEMBER 29,     JUNE 30,       JULY 2,
                                                               2000           2000          1999
                                                          --------------   ----------   ------------
ASSETS (SEE NOTE 3)
Cash and cash equivalents .............................       $ 732          $  875       $  396
Short-term investments ................................         118           1,140        1,227
Accounts receivable, net ..............................         893             678          872
Inventories ...........................................         448             430          451
Deferred income taxes .................................          38             219          252
Other current assets ..................................         216             167          114
                                                              -----          ------       -------
 Total Current Assets .................................       2,445           3,509        3,312
                                                              -----          ------       -------
Property, equipment and leasehold improvements,
 net ..................................................         789           1,608        1,687
Investment in VERITAS Software, net ...................          --           1,122        1,745
Goodwill and other intangibles, net ...................         169             353          144
Other assets...........................................         106             575          184
                                                              -----          ------       -------
 Total Assets (See Note 3) ............................       $3,509         $7,167       $7,072
                                                              ======         ======       =======
LIABILITIES
Accounts payable ......................................       $ 769          $  707       $  714
Accrued employee compensation .........................         175             195          205
Accrued expenses ......................................         553             365          414
Accrued warranty ......................................          --             129          163
Accrued income taxes ..................................         193              81           43
Current portion of long-term debt .....................          11               1            1
                                                              ------         ------       -------
 Total Current Liabilities ............................       1,701           1,478        1,540
                                                              ------         ------       -------
Deferred income taxes .................................          38           1,020        1,103
Accrued warranty ......................................          --             109          126
Other liabilities .....................................         118              10           37
Long-term debt, less current portion ..................         893             703          703
                                                              ------         ------       -------
 Total Liabilities ....................................       2,750           3,320        3,509
                                                              ------         ------       -------
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Preferred shares, $.0001 par value -- 100 million
 authorized; 9,205,000 issued and outstanding at
 December 29, 2000, none in 2000 or 1999
 liquidation preference $920.5 ........................          --              --           --
Preferred stock, $.01 par value -- 1,000,000 shares
 authorized; none issued or outstanding ...............          --              --           --
Ordinary shares $.0001 par value -- 100 million
 voting shares authorized and 20 million nonvoting
 authorized; 9,409,000 voting shares issued and
 outstanding, 1,591,000 nonvoting shares issued
 and outstanding at December 29, 2000, none in
 2000 or 1999 .........................................          --              --           --
Common stock, $.01 par value 600,000,000 shares
 authorized; shares issued 251,890,019 in 2000
 and 1999 .............................................          --               3            3
Additional paid-in capital ............................         938           1,960        1,991
Retained earnings (accumulated deficit) ...............        (153)          2,539        2,355
Accumulated other comprehensive income (loss) .........          (3)             86           (7)
Deferred compensation .................................         (23)            (33)         (43)
Treasury common stock at cost; none at December
 29, 2000, 22,638,025 shares in 2000 and
 23,172,130 shares in 1999 ............................          --            (708)        (736)
                                                              -------        ------       --------
 Total Shareholders' Equity ...........................         759           3,847        3,563
                                                              -------        ------       --------
 Total Liabilities and Shareholders' Equity ...........       $3,509         $7,167       $ 7,072
                                                              =======        ======       ========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)




                                                                              SEAGATE TECHNOLOGY
                                                         ------------------------------------------------------------
                                              NEW SAC                        SIX            FOR THE YEARS ENDED
                                            PERIOD FROM    PERIOD FROM      MONTHS    -------------------------------
                                            NOVEMBER 23,     JULY 1,        ENDED
                                              2000 TO        2000 TO     DECEMBER 31,
                                            DECEMBER 29,  NOVEMBER 22,       1999      JUNE 30,   JULY 2,    JULY 3,
                                                2000          2000       (UNAUDITED)     2000       1999      1998
                                           ------------- -------------- ------------- ---------- --------- ----------
Revenue ..................................    $1,017        $  2,449       $3,327       $6,448    $6,802     $6,819
Cost of sales ............................      896            2,130       2,665         5,056     5,176      5,788
Product development ......................       73              442         359           725       655        627
Marketing and administrative .............      101              490         243           515       534        502
Amortization of goodwill and other
 intangibles .............................        5               26          17            51        39         40
In-process research and
 development .............................       59               --          --           105         2        223
Restructuring ............................       --               20         135           207        60        347
Unusual items ............................       --               --         325           350        78        (22)
                                              ------        --------       ------       ------    ------     ------
 Total operating expenses ................    1,134            3,108       3,744         7,009     6,544      7,505
                                              ------        --------       ------       ------    ------     ------
 Income (loss) from operations ...........     (117)            (659)       (417)         (561)      258       (686)
Interest income ..........................        3               58          42           101       102         98
Interest expense .........................      (10)             (24)        (26)          (52)      (48)       (51)
Gain on contribution of NSMG to
 VERITAS, net ............................       --               --          --            --     1,670         --
Activity related to equity interest in
 VERITAS .................................       --              (99)       (183)         (326)     (119)        --
Gain on sale of VERITAS stock ............       --               --         537           537        --         --
Gain on sale of SanDisk stock ............       --              102          62           679        --         --
Gain on sale of Veeco stock ..............       --               20          --            --        --         --
Gain on exchange of certain
 investments in equity securities ........       --               --          --           231        --         --
Loss on LHSP investment ..................       --             (138)         --            --        --         --
Loss on sale of operating assets to
 New SAC .................................       --             (889)         --            --        --         --
Other, net ...............................       (8)             (11)         (2)           --        10        (65)
                                              --------      --------       --------     ------    ------     ------
 Other income (expense), net .............      (15)            (981)        430         1,170     1,615        (18)
                                              -------       --------       -------      ------    ------     ------
Income (loss) before income taxes.........     (132)          (1,640)         13           609     1,873       (704)
Benefit (provision) for income
 taxes ...................................      (21)              76         (70)         (299)     (697)       174
                                              -------       --------       -------      ------    ------     ------
 Net income (loss) .......................    $(153)        $ (1,564)      $ (57)       $  310    $1,176     $ (530)
                                              =======       ========       =======      ======    ======     ======

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)




                                                                             SEAGATE TECHNOLOGY
                                            NEW SAC    --------------------------------------------------------------
                                                                                           FOR THE YEARS ENDED
                                          PERIOD FROM    PERIOD FROM       SIX      ---------------------------------
                                          NOVEMBER 23,     JULY 1,        MONTHS
                                            2000 TO        2000 TO        ENDED
                                          DECEMBER 29,  NOVEMBER 22,   DECEMBER 31,  JUNE 30,    JULY 2,     JULY 3,
                                              2000          2000           1999        2000        1999       1998
                                         ------------- -------------- ------------- ---------- ----------- ----------
OPERATING ACTIVITIES
Net income (loss) ......................    $(153)     $(1,564)          $ (57)     $310       $1,176      $(530)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating activities:
 Depreciation and amortization .........       69          271             351       693          696        664
 Deferred income taxes .................      (38)        (320)           (192)     (121)         661        (33)
 In-process research and
   development .........................       59           --              --       105            2        223
 Non-cash portion of restructuring
   charge ..............................       --            7              76       109           35        203
 Gain on contribution of NSMG to
   VERITAS, net ........................       --           --              --        --       (1,670)        --
 Activity related to equity interest
   in VERITAS ..........................       --           99             183       326          119         --
 Gain on sale of VERITAS stock .........       --           --            (537)     (537)          --
 Gain on sale of SanDisk stock .........       --         (102)            (62)     (679)          --         --
 Loss on certain investments ...........       --          118              --        --           --         --
 Gain on exchange of certain
   investments in equity
   securities ..........................       --           --              --      (231)          --         --
 Loss on sale of operating assets
   to New SAC ..........................       --          889              --        --           --         --
 Compensation expense related
   to accelerated vesting of stock
   options .............................       --          584              --        --           --         --
 Compensation expense related
   to SSI exchange offer ...............       --           --             284       284           --         --
 Other, net ............................       (3)          33              53        55           36         41
Changes in operating assets and
 liabilities:
 Accounts receivable ...................     (399)         183              85       190         (114)       242
 Inventories ...........................      303         (201)             63       (15)          29        213
 Accounts payable ......................       49           37             (86)      (54)         104       (278)
 Accrued expenses, employee
   compensation and warranty ...........      (34)        (222)           (135)     (222)        (124)      (262)
 Accrued income taxes ..................       62          355              (5)     (154)          52        (37)
 Other assets and liabilities ..........       (4)         (62)             12        14          198         54
                                            --------   -------           -------    ----       ------      -----
Net cash provided by (used in)
 operating activities ..................    $ (89)     $   105           $  33      $ 73       $1,200      $ 500
                                            -------    -------           -------    ----       ------      -----

                 See notes to consolidated financial statements

                                 (IN MILLIONS)




                                                                               SEAGATE TECHNOLOGY
                                          NEW SAC    ----------------------------------------------------------------------
                                                                                             FOR THE YEARS ENDED
                                        PERIOD FROM    PERIOD FROM       SIX      -----------------------------------------
                                        NOVEMBER 23,     JULY 1,        MONTHS
                                          2000 TO        2000 TO        ENDED
                                        DECEMBER 29,  NOVEMBER 22,   DECEMBER 31,    JUNE 30,      JULY 2,       JULY 3,
                                            2000          2000           1999          2000          1999          1998
                                       ------------- -------------- ------------- ------------- ------------- -------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ................    $ (89)        $   105       $     33      $    73       $ 1,200       $   500
INVESTING ACTIVITIES
Acquisition of property, equipment
 and leasehold improvements ..........      (34)           (272)          (279)        (580)         (603)         (709)
Purchases of short-term
 investments .........................     (129)         (1,612)        (1,639)      (3,352)       (6,596)       (4,810)
Maturities and sales of short-term
 investments .........................      130           2,628          1,803        3,429         6,519         4,889
Purchase of Seagate operating
 assets and assumed liabilities,
 net of cash acquired of $897.........     (918)             --             --           --            --            --
Sale of Seagate operating assets
 to New SAC, net of cash sold of
 $897.................................       --             918             --           --            --            --
Restricted cash (TRA) ................       --            (150)            --           --            --            --
Proceeds from sale of certain
 investments .........................       --             234             --           --            --            --
Proceeds from sale of VERITAS
 stock ...............................       --              --            834          834            --            --
Proceeds from sale of SanDisk
 stock ...............................       --              --             67          680            --            --
Acquisitions of businesses, net of
 cash acquired .......................       --              --             --           --            --          (204)
Merger with VERITAS ..................       --          (2,144)            --           --            --            --
Other, net ...........................       (2)             (6)           (19)         (18)          (26)          (14)
                                          --------      ----------    --------      -------       -------       -------
 Net cash provided by (used in)
   investing activities ..............     (953)           (404)           767          993          (706)         (848)
FINANCING ACTIVITIES
Issuance of long-term debt, net of
 issuance costs ......................      860              --              1           --            --            --
Repayment of long-term debt ..........       --            (812)            --           --            --            --
Short-term borrowings ................       66              --             --           --            --            --
Repayment of short-term
 borrowings ..........................      (66)             --             --           --            --            --
Sale of common stock .................       --             236             65          191            98            67
Purchase of treasury stock ...........       --              --           (776)        (776)         (859)         (105)
Sale of ordinary and preferred
 shares ..............................      914              --             --           --            --            --
Other, net ...........................       --              --             --           --            --              (1)
                                          -------       ---------     --------      -------       -------       ----------
 Net cash provided by (used in)
   financing activities ..............    1,774            (576)          (710)        (585)         (761)          (39)
Effect of exchange rate changes on
 cash and cash equivalents ...........       --              --             --             (2)           (3)          6
                                          -------       ---------     --------      ----------    ----------    ---------
Increase (decrease) in cash and
 cash equivalents ....................      732            (875)            90          479          (270)         (381)
Cash and cash equivalents at the
 beginning of the period .............       --             875            396          396           666         1,047
                                          -------       ---------     --------      ---------     ---------     ---------
Cash and cash equivalents at the
 end of the period ...................    $ 732         $    --       $    486      $   875       $   396       $   666
                                          =======       =========     ========      =========     =========     =========

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000 AND YEARS ENDED JUNE 30,
               2000, JULY 2, 1999, AND JULY 3, 1998 (IN MILLIONS)




                                        COMMON STOCK     ADDITIONAL
                                      -----------------    PAID-IN      RETAINED
                                       SHARES   AMOUNT     CAPITAL      EARNINGS
                                      -------- -------- ------------ -------------
Balance at June 27, 1997 ............ 252         $ 3     $ 1,903       $ 1,946
Comprehensive income
 Net loss ...........................                                     (530)
 Unrealized gain on marketable
  securities ........................
 Foreign currency translation .......
 Comprehensive income (loss).........
Purchase of treasury stock at
 cost ...............................
Stock options exercised and
 employee stock purchase plan........                                      (98)
Issuance of restricted stock, net
 of cancellations ...................                          6           (20)
Amortization of deferred
 compensation .......................
Income tax benefit from stock
 options exercised ..................                         12
Other stock-based compensation.......                          8
                                                          -------
Balance at July 3, 1998 ............. 252           3      1,929         1,298
Comprehensive income
 Net income .........................                                    1,176
 Unrealized loss on marketable
  securities ........................
 Foreign currency translation .......
 Comprehensive income ...............
Purchase of treasury stock at
 cost ...............................
Stock options exercised and
 employee stock purchase plan........                                     (106)
Issuance of restricted stock, net
 of cancellations ...................                         (2)           (6)
Amortization of deferred
 compensation .......................
Income tax benefit from stock
 options exercised ..................                         26
Other stock-based compensation.......                         38            (7)
                                                          --------      ---------
Balance at July 2, 1999 ............. 252           3      1,991         2,355
Comprehensive income
 Net income .........................                                      310
 Unrealized gain on marketable
 securities .........................
 Comprehensive income
Purchase of treasury stock at
 cost ...............................
Stock options exercised and
 employee stock purchase plan........                         (5)          (62)
Exchange of SSI stock for SEG
 stock ..............................                       (249)          (64)
Acquisition of XIOtech ..............                        137
Issuance of restricted stock, net
 of cancellations ...................                         (4)



                                        ACCUMULATED
                                           OTHER                      TREASURY
                                       COMPREHENSIVE     DEFERRED      COMMON
                                           INCOME      COMPENSATION    STOCK       TOTAL
                                      --------------- -------------- --------- ------------
Balance at June 27, 1997 ............      $--            $(57)       $ (319)     $3,476
Comprehensive income
 Net loss ...........................                                              (530)
 Unrealized gain on marketable
  securities ........................        1                                        1
 Foreign currency translation .......       (1)                                      (1)
                                                                                  --------
 Comprehensive income (loss).........                                              (530)
Purchase of treasury stock at
 cost ...............................                                   (105)      (105)
Stock options exercised and
 employee stock purchase plan........                                    166         68
Issuance of restricted stock, net
 of cancellations ...................                       (6)           20         --
Amortization of deferred
 compensation .......................                        8                        8
Income tax benefit from stock
 options exercised ..................                                                12
Other stock-based compensation.......                                                 8
                                                                                  -------
Balance at July 3, 1998 .............       --             (55)         (238)     2,937
Comprehensive income
 Net income .........................                                             1,176
 Unrealized loss on marketable
  securities ........................       (6)                                      (6)
 Foreign currency translation .......       (1)                                      (1)
                                                                                  --------
 Comprehensive income ...............                                             1,169
Purchase of treasury stock at
 cost ...............................                                   (859)      (859)
Stock options exercised and
 employee stock purchase plan........                                    204         98
Issuance of restricted stock, net
 of cancellations ...................                        2             6         --
Amortization of deferred
 compensation .......................                       10                       10
Income tax benefit from stock
 options exercised ..................                                                26
Other stock-based compensation.......                                    151        182
                                                                      ------      -------
Balance at July 2, 1999 .............       (7)            (43)         (736)     3,563
Comprehensive income
 Net income .........................                                               310
 Unrealized gain on marketable
 securities .........................       93                                       93
                                                                                  -------
 Comprehensive income                                                               403
Purchase of treasury stock at
 cost ...............................                                   (776)      (776)
Stock options exercised and
 employee stock purchase plan........                                    258        191
Exchange of SSI stock for SEG
 stock ..............................                                    324         11
Acquisition of XIOtech ..............                                    222        359
Issuance of restricted stock, net
 of cancellations ...................                        4                       --

                                          COMMON STOCK     ADDITIONAL
                                        -----------------    PAID-IN     RETAINED
                                         SHARES   AMOUNT     CAPITAL     EARNINGS
                                        -------- -------- ------------ -----------
Amortization of deferred
 compensation .........................
Compensation expense related to
 employee separations .................                       28
Income tax benefit from stock
 options exercised ....................                       57
Other stock-based compensation.........                        5
                                                              --
Balance at June 30, 2000 ..............    252    3        1,960        2,539
Comprehensive income
 Net loss .............................                                (1,564)
 Unrealized gain on marketable
  securities ..........................
 Comprehensive income .................
Stock options exercised and
 employee stock purchase plan..........                       55         (78)
Accelerated vesting of stock
 options ..............................                       97
Amortization of deferred
 compensation .........................
Income tax benefit from stock
 options exercised ....................                      115
Adjustment to tax liability related
 to Canadian reorganization ...........                      185
Other stock-based compensation.........                       13
Merger with VERITAS ...................   (252)  (3)      (2,425)       (897)
                                          ----   ---      ------       ------
Balance at November 22, 2000 ..........     --   $ --     $   --       $  --
                                          ====   ====     ======       ======



                                          ACCUMULATED
                                             OTHER                      TREASURY
                                         COMPREHENSIVE     DEFERRED      COMMON
                                             INCOME      COMPENSATION    STOCK      TOTAL
                                        --------------- -------------- --------- -----------
Amortization of deferred
 compensation .........................                   6                             6
Compensation expense related to
 employee separations .................                                                28
Income tax benefit from stock
 options exercised ....................                                                57
Other stock-based compensation.........                                                 5
                                                                                      ---
Balance at June 30, 2000 ..............   86            (33)           (708)        3,847
Comprehensive income
 Net loss .............................                                            (1,564)
 Unrealized gain on marketable
  securities .......................... (102)                                        (102)
                                                                                 ------------
 Comprehensive income .................                                            (1,666)
Stock options exercised and
 employee stock purchase plan..........                                 259           236
Accelerated vesting of stock
 options ..............................                                 280           377
Amortization of deferred
 compensation .........................                   5                             5
Income tax benefit from stock
 options exercised ....................                                               115
Adjustment to tax liability related
 to Canadian reorganization ...........                                               185
Other stock-based compensation.........                                                13
Merger with VERITAS ...................   16             28             169        (3,112)
                                        -------         ------         ----      ------------
Balance at November 22, 2000 .......... $  --           $ --           $ --      $   --
                                        =======         ======         ====      ============


        FOR THE PERIOD FROM NOVEMBER 23, 2000 THROUGH DECEMBER 29, 2000 (IN MILLIONS, EXCEPT SHARE DATA WHICH IS PRESENTED IN THOUSANDS)





                                        ORDINARY SHARES    PREFERRED SHARES   ADDITIONAL
                                       ----------------- -------------------   PAID-IN
                                         SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL
                                       ----------------- ---------- -------- -----------
Comprehensive income
 Net loss ............................      --     $--    $    --      $--       $ --
 Unrealized loss on marketable
  securities .........................
 Comprehensive income ................
Issuance of restricted ordinary
 and preferred shares related to
 management rollover .................   1,843                 48                  23
Ordinary shares issued ...............   9,157                                    223
Preferred shares issued ..............      --              9,157                 692
                                         -----            -------                ----
Balance at December 29, 2000 .........  11,000     $--    $ 9,205      $--       $938
                                        ======     ===    =======      ===       ====



                                                       ACCUMULATED
                                                          OTHER
                                        ACCUMULATED   COMPREHENSIVE     DEFERRED
                                          DEFICIT         INCOME      COMPENSATION     TOTAL
                                       ------------- --------------- ------------- ------------
Comprehensive income
 Net loss ............................    $ (153)         $--            $  --        $(153)
 Unrealized loss on marketable
  securities .........................                     (3)                           (3)
                                                                                      --------
 Comprehensive income ................                                                 (156)
Issuance of restricted ordinary
 and preferred shares related to
 management rollover .................                                     (23)          --
Ordinary shares issued ...............                                                  223
Preferred shares issued ..............                                                  692
                                                                                      -------
Balance at December 29, 2000 .........    $ (153)         $(3)           $ (23)       $ 759
                                          ======          =====          =====        =======

                 See notes to consolidated financial statements

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     On November 22, 2000, Seagate Technology, Inc., which we refer to herein as Seagate Technology, Seagate Software Holdings, Inc. which we refer to herein as Seagate Software Holdings, a subsidiary of Seagate Technology, and Suez Acquisition Company (Cayman) Limited, which we refer to herein as SAC, completed the stock purchase agreement and Seagate Technology and VERITAS Software Corporation ("VERITAS") completed the agreement and plan of merger and reorganization, or the Merger Agreement. SAC was a limited liability company organized under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related acquisitions. SAC assigned all of its rights under the stock purchase agreement to New SAC.

     Under the stock purchase agreement, SAC agreed to purchase for $1.840 billion cash, including transaction costs of $25 million, all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's rigid disc drive, storage area network, removable tape storage solutions, and enterprise management software businesses and operations and certain cash balances, but excluding the approximately 128 million shares of VERITAS common stock held by Seagate Software and Seagate's equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V. ("LHSP"). Under the stock purchase agreement, SAC also agreed to assume substantially all of the operating liabilities of Seagate Technology and its consolidated subsidiaries. In addition, the SAC acquired Seagate Technology Investments, Inc., a subsidiary of Seagate Technology, which holds certain strategic equity investments in various companies.

     Immediately following the consummation of the stock purchase agreement, under the terms of a Merger Agreement, VERITAS acquired Seagate Technology and a wholly-owned subsidiary of VERITAS merged with and into Seagate Technology, with Seagate Technology becoming a wholly-owned subsidiary of VERITAS. We refer to this transaction as the VERITAS Merger. VERITAS did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business. In the VERITAS Merger, the Seagate Technology stockholders received merger consideration consisting of VERITAS stock and cash.

     We refer to the transactions relating to the stock purchase agreement, the Merger Agreement and the VERITAS Merger as the transactions.

     Seagate Technology is considered to be the Predecessor of New SAC because New SAC did not have significant operations or assets prior to consummation of the stock purchase agreement. We refer to New SAC and its Predecessor, Seagate Technology, as the Company in these financial statements.


     Nature of Operations -- The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. The Company has three operating segments, rigid disc drives and Storage Area Networks (SAN), enterprise management software, and tape drives, however, only the rigid disc drive and SAN, and software businesses are reportable segments under the criteria of SFAS No. 131. The Company sells its products to original equipment manufacturers ("OEM") for inclusion in their computer systems or subsystems, and to distributors who typically sell to small OEMs, dealers, system integrators and other resellers.


     Accounting Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)

     The actual results with regard to warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used estimating the warranty expense accrual.

     The actual results with regard to restructuring charges could have a material unfavorable impact on the Company if the actual expenditures to implement the restructuring plan are greater than what the Company estimated when establishing the restructuring accrual.

     Given the volatility of the markets in which the Company participates, the Company makes adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

     Basis of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries after eliminations. Total outstanding minority interests are not material for any period presented.

     The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2000 ended on June 30, 2000, fiscal 1999 ended on July 2, 1999, and fiscal 1998 ended on July 3, 1998. Fiscal year 2000 comprised 52 weeks, fiscal year 1999 comprised 52 weeks and fiscal year 1998 comprised 53 weeks. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

     Reclassifications -- Certain costs aggregating $72 million in the period from July 1, 2000 to November 22, 2000, $138 million in fiscal 2000, $74 million in 1999, $42 million in 1998, and $73 million (unaudited) in the six months ended December 31, 1999, associated with: (1) searching for or evaluating product or process alternatives; (2) modifying the formulation or design of products or processes; and (3) activities required to advance the design of products that were previously classified by the Predecessor in cost of sales have been reclassified to product developement.

     Foreign Currency Translation -- The U.S. dollar is the functional currency for most of the Company's foreign operations. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar and as a separate component of stockholders' equity for those operations whose functional currency is the local currency.

     Derivative Financial Instruments -- On July 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The standard requires that all derivatives be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS 133 as of July 1, 2000 was not material to the Company's consolidated financial statements.

     The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales, and assets and liabilities denominated in currencies other than the U.S. dollar, principally for cash flows in Asia and in certain European countries. The Company is also exposed to interest rate risk inherent in its debt and investment portfolios. The Company's risk management strategy considers the use of derivative financial instruments, including forwards, swaps and purchased options, to hedge certain foreign currency and interest rate exposures. The Company's intent is to offset gains and losses that occur on the underlying exposures, with gains and losses on the derivative contracts hedging these exposures. The Company does not enter into any speculative

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)

positions with regard to derivative instruments. The Company may enter into foreign exchange contracts, primarily forwards and purchased options, to hedge against exposure to changes in foreign currency exchange rates. Such contracts are designated at inception to the related foreign currency exposures being hedged, which include sales by subsidiaries, and assets and liabilities that are denominated in currencies other than the U.S. dollar. Interest rate swaps are used to modify the market risk exposures in connection with any long term debt issued to achieve primarily U.S. dollar LIBOR-based floating interest expense. The swap transactions generally involve the exchange of fixed for floating interest payment obligations.

     Under SFAS 133 the Company records all derivatives on the balance sheet at fair value. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in accumulated other comprehensive income as a separate component of stockholders' equity and reclassified into earnings in the period during which the hedged transaction affects earnings. For derivative instruments that are designated and qualify as fair value hedges, the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in earnings in the current period. For derivative instruments not designated as hedging instruments, changes in their fair values are recognized in earnings in the current period.

     For foreign currency forward contracts, hedge effectiveness is measured by comparing the cumulative change in the hedged contract with the cumulative change in the hedged item, both of which are based on forward rates. For foreign currency option contracts, only the intrinsic value of the option based on spot rates is used in assessing hedge effectiveness. Accordingly, the time value of the option is excluded in calculating effectiveness and reported in earnings immediately. For interest rate swaps, the critical terms of the interest rate swap and hedged item are designed to match up when possible, enabling the short-cut method of accounting as defined by SFAS 133. To the extent that the critical terms of the hedged item and the derivative are not identical, hedge ineffectiveness is reported in earnings immediately.

     The Company reports hedge ineffectiveness from foreign currency derivatives for both options and forward contracts in other income or expense. Ineffectiveness related to interest rate swaps is reported in interest income or expense. The effective portion of all derivatives is reported in the same financial statement line item as the changes in the hedged item.

     During 1998 the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed assets purchases in Singapore, Thailand, Malaysia, and Northern Ireland. These local currency cash flows were designated as either firm commitments or as anticipated transactions depending upon the contractual or legal nature of local currency commitments in Singapore, Thailand, Malaysia, and Northern Ireland. Anticipated transactions were hedged with purchased currency options and with foreign currency forward exchange contracts; firm commitments were hedged with foreign currency forward exchange contracts. The Company discontinued the use of its foreign currency hedging program at the end of fiscal 1998.

     Premiums on foreign currency option contracts used to hedge firm commitments and anticipatory transactions are amortized on a straight-line basis over the life of the contract. Forward points on foreign currency forward exchange contracts which qualify as hedges of firm commitments are recognized in income as adjustments to the carrying amount when the hedged transaction occurs.

     The Company may, from time to time, adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing foreign currency forward exchange and

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)

option contracts. These adjustments may result from changes in the Company's underlying foreign currency exposures or from fundamental shifts in the economics of particular exchange rates, as occurred in the first and second quarters of fiscal 1998 with respect to the Thai baht, Malaysian ringgit and Singapore dollar. For foreign currency forward exchange and option contracts qualifying as accounting hedges, gains or losses on terminated contracts and offsetting contracts are deferred and are recognized in income as adjustments to the carrying amount of the hedged item in the period the hedged transaction occurs. For foreign currency forward exchange and option contracts not qualifying as accounting hedges, gains and losses on terminated contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset.

     Revenue Recognition and Product Warranty -- Revenue from sales of products is recognized when persuasive evidence of an arrangement exists including a fixed price to the buyer, title and risk of loss has passed to the buyer (typically at the time of shipment) and collectibility is reasonably assured. Estimated product returns are provided for in accordance with SFAS 48. The Company warrants its products against defects in design, materials and workmanship generally for two to five years depending upon the capacity category of the disc drive, with the higher capacity products being warranted for the longer periods. A provision for estimated future costs relating to warranty expense is recorded when revenue is recorded.

     The Company's software revenue is primarily derived from the sale of product licenses, software maintenance, technical support, training and consulting. During the first quarter of fiscal 1999, the Company began recognizing license revenue in accordance with the American Institute of Certified Public Accountant's Statement of Position 97-2, "Software Revenue Recognition." Revenue from software license agreements is primarily recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable and the Company has vendor-specific objective evidence of fair value. Revenue from resellers, including VARs, OEMs and distributors, are primarily recognized at the time of product delivery to the reseller. The Company's policy is to defer such revenue if resale contingencies exist. Some of the factors that are considered to determine the existence of such contingencies include payment terms, collectibility and past history with the customer. Product returns are reserved for in accordance with SFAS 48. Such returns are estimated based on historical return rates. The Company considers other factors such as fixed and determinable fees, resale contingencies, arms length contract terms and the ability to reasonably estimate returns to ensure compliance with SFAS 48. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the maintenance term, which is typically 12 months. Service revenue from training and consulting is recognized when such services are performed.

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 Software Revenue Recognition to require recognition of revenue using the "residual method" when certain criteria are met. The Company implemented the provisions of SOP 98-9 during its fiscal year ending June 30, 2000. The adoption of this pronouncement did not have a material impact on the Company's financial statements and results of operations.

     Inventories -- Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market. Market value is based upon an estimated average selling price reduced by estimated cost of completion.

     Property, Equipment, and Leasehold Improvements -- Land, equipment, buildings and leasehold improvements are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)

     Advertising Expense -- The cost of advertising is expensed as incurred. Advertising costs were approximately $2 million and $8 million for the period from November 23, 2000 to December 29, 2000 and July 1, 2000 to November 22, 2000, and $12 million for the six months ended December 31, 1999 (unaudited). Advertising costs were $21 million, $56 million and $68 million in 2000, 1999 and 1998, respectively.

     Stock-Based Compensation -- The Company accounts for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APBO 25") and related interpretations. Pro forma net income and net income per share are disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and are included in the Stock-Based Benefit Plans -- Pro Forma Information note to the consolidated financial statements. Compensation expense for fixed awards granted with an exercise price at less than fair value is amortized on a straight line basis, using the multiple grant approach, over the vesting period.

     Impact of Recently Issued Accounting Standards -- Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") is effective for all fiscal quarters beginning after June 15, 2000 and will be adopted by the Company in its fiscal year 2001. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. The adoption of SFAS 133 did not have a material impact on the Company's consolidated results of operations, financial position and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. All registrants are expected to apply the accounting and disclosures described in SAB 101. The adoption of SAB 101 is not expected to have a material impact on the Company's consolidated results of operations, financial position and cash flows. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001, retroactive to the beginning of the year.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's consolidated results of operations, financial position, and cash flows.

     Cash, Cash Equivalents and Short-Term Investments -- The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's short-term investments primarily comprise readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are classified as cash equivalents or short-term investments and are stated at fair value with unrealized gains and losses included in accumulated other comprehensive income which is a component of stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)

to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.


     Equity Investments -- The Company enters into certain equity investments for the promotion of business and strategic objectives, and typically does not attempt to reduce or eliminate the inherent market risks on these investments. Both marketable and non-marketable investments are included in other assets. A substantial majority of the Company's marketable investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. Non-marketable investments are recorded at cost.


     Concentration of Credit Risk -- The Company's customer base for disc drive products is concentrated with a small number of systems manufacturers and distributors. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The allowance for noncollection of accounts receivable is based upon the expected collectibility of all accounts receivable. The Company places its cash equivalents and short-term investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.


     Supplier Concentration -- Certain of the raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. For example, all of the Company's disc drive products require ASIC chips which are produced by a limited number of manufacturers. During the fourth quarter of fiscal 2000 and through the first half of fiscal 2001 the Company experienced shortages and delays with regards to receipt of such chips and expects similar delays and shortages may continue in fiscal 2001. If the Company were unable to procure certain of such materials, it would be required to reduce its manufacturing operations which could have a material adverse effect upon its results of operations.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION


FINANCIAL INSTRUMENTS


     The following is a summary of the fair value of available-for-sale securities at December 29, 2000:



                                                             AMORTIZED         GROSS
                                                                COST      UNREALIZED LOSS    FAIR VALUE
                                                            -----------  -----------------  -----------
                                                                            (IN MILLIONS)
     Money market mutual funds ...........................      $ 28           $--              $ 28
     U.S. government and agency obligations ..............        28            --                28
     Auction rate preferred stock ........................        75            --                75
     Corporate securities ................................       486            --               486
     Mortgage-backed and asset-backed securities .........         4            --                 4
                                                                ----           ---              ----
     Subtotal ............................................       621            --               621
     Marketable equity securities ........................        39            (5)               34
                                                                ----           ------           ----
     Total available-for-sale securities .................      $660           $(5)             $655
                                                                ====           =====            ====
     Included in other assets ............................                                      $ 34
     Included in cash and cash equivalents ...............                                       503
     Included in short-term investments ..................                                       118
                                                                                                ----
                                                                                                $655
                                                                                                ====

     The following is a summary of the fair value of available-for-sale securities at June 30, 2000:



                                                   AMORTIZED        GROSS             GROSS
                                                      COST     UNREALIZED GAIN   UNREALIZED LOSS   FAIR VALUE
                                                  ----------- ----------------- ----------------- -----------
                                                                         (IN MILLIONS)
    Money market mutual funds ...................    $  266          $ --            $  --           $  266
    U.S. government and agency
      obligations ...............................       323            --               (6)             317
    Repurchase agreements .......................        16            --               --               16
    Auction rate preferred stock ................       374            --               --              374
    Municipal bonds .............................         1            --               --                1
    Corporate securities ........................       733            --               (2)             731
    Mortgage-backed and asset-backed
      securities ................................       218            --               (4)             214
    Euro/Yankee time deposits ...................        12            --               --               12
                                                     ------          ----            -------         ------
    Subtotal ....................................     1,943            --              (12)           1,931
    Marketable equity securities ................       334           471             (376)             429
                                                     ------          ----            -------         ------
    Total available-for-sale securities .........    $2,277          $471            $(388)          $2,360
                                                     ======          ====            =======         ======
    Included in other assets ....................                                                    $  429
    Included in cash and cash
      equivalents ...............................                                                       791
    Included in short-term investments ..........                                                     1,140
                                                                                                     ------
                                                                                                     $2,360
                                                                                                     ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION (CONTINUED)

     The following is a summary of the fair value of available-for-sale securities at July 2, 1999:




                                                     AMORTIZED          GROSS
                                                        COST       UNREALIZED LOSS     FAIR VALUE
                                                    -----------   -----------------   -----------
                                                                    (IN MILLIONS)
     Money market mutual funds ..................      $   74           $ --             $   74
     U.S. government and agency
       obligations ..............................         314            (4)                310
     Repurchase agreements ......................          --            --                  --
     Auction rate preferred stock ...............         222            --                 222
     Municipal bonds ............................         109            --                 109
     Corporate securities .......................         515            (1)                514
     Mortgage-backed and asset-backed
       securities ...............................         302            (2)                300
     Euro/Yankee time deposits ..................          48            --                  48
                                                       ------           -----            ------
                                                       $1,584           $(7)             $1,577
                                                       ======           =====            ======
     Included in cash and cash
       equivalents ..............................                                        $  350
     Included in short-term investments .........                                         1,227
                                                                                         ------
                                                                                         $1,577
                                                                                         ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION (CONTINUED)

     The fair value of the Company's investment in debt securities, by contractual maturity, is as follows:




                                             NEW SAC               SEAGATE TECHNOLOGY
                                       -------------------   -------------------------------
                                        DECEMBER 29, 2000     JUNE 30, 2000     JULY 2, 1999
                                       -------------------   ---------------   -------------
                                                           (IN MILLIONS)
   Due in less than 1 year .........           $736               $  939           $  486
   Due in 1 to 3 years .............             --                  352              794
                                               ----               ------           ------
                                               $736               $1,291           $1,280
                                               ====               ======           ======

     Fair Value Disclosures -- The carrying value of cash and cash equivalents approximates fair value. The fair values of short-term investments, notes, debentures (see Long-Term Debt and Credit Facilities and foreign currency forward exchange and option contracts are estimated based on quoted market prices.

     The carrying values and fair values of the Company's financial instruments are as follows:




                                                       NEW SAC                       SEAGATE TECHNOLOGY
                                               ----------------------- ----------------------------------------------
                                                  DECEMBER 29, 2000         JUNE 30, 2000           JULY 2, 1999
                                               ----------------------- ----------------------- ----------------------
                                                CARRYING    ESTIMATED   CARRYING    ESTIMATED   CARRYING   ESTIMATED
                                                 AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                               ---------- ------------ ---------- ------------ ---------- -----------
                                                                           (IN MILLIONS)
  Cash equivalents ...........................    $503        $503       $  791      $  791      $  350     $  350
  Short-term investments .....................     118         118        1,140       1,140       1,227      1,227
  Marketable equity securities ...............      34          34          429         429          --         --
  121/2% senior subordinated notes,
    due 2007 .................................     210         201           --          --          --         --
  Senior Credit Facilities
   Libor plus 2.5% Term Loan A ...............     200         200           --          --          --         --
   Libor plus 3% Term Loan B .................     500         500           --          --          --         --
  7.125% senior notes, due 2004 ..............      --          --         (200)       (187)       (200)      (194)
  7.37% senior notes, due 2007 ...............      --          --         (200)       (180)       (200)      (189)
  7.45% senior debentures, due 2037 ..........      --          --         (200)       (177)       (200)      (188)
  7.875% senior debentures, due 2017 .........      --          --         (100)        (85)       (100)       (92)


     Derivative Financial Instruments -- The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments, certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. Based on uncertainty in the Southeast Asian foreign currency markets, beginning in the second quarter of 1998 the Company temporarily suspended its hedging program. At July 3, 1998, the Company had effectively closed out all of its foreign currency forward exchange contracts by purchasing offsetting contracts. As of December 29, 2000, the Company had no outstanding foreign currency forward exchange or purchased currency option contracts.

     Net foreign currency transaction gains and losses included in the determination of net income (loss) were a gain of $1 million for the period from July 1, 2000 to November 22, 2000, $1 million for fiscal 2000 and losses of $1 million and $252 million for fiscal 1999, and fiscal 1998, respectively. The Company transacts business in various foreign countries. Its primary foreign currency cash flows

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION (CONTINUED)

are in emerging market countries in Asia and in certain European countries. During fiscal 1998, the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand and Malaysia. During fiscal 1998 the Singapore dollar, Thai baht, and Malaysian ringgit declined in value relative to the U.S. dollar. The transaction loss of $252 million for fiscal 1998 primarily included losses incurred on closing out these foreign currency forward exchange contracts.


ACCOUNTS RECEIVABLE


     Accounts receivable are summarized below:



                                                       NEW SAC      SEAGATE TECHNOLOGY
                                                    -------------   ------------------
                                                     DECEMBER 29,
                                                         2000         2000       1999
                                                    -------------   --------   -------
                                                              (IN MILLIONS)
   Accounts receivable ..........................       $ 973        $ 752      $ 925
   Less allowance for doubtful accounts .........         (80)         (74)       (53)
                                                        -----        -----      -----
                                                        $ 893        $ 678      $ 872
                                                        =====        =====      =====

     Activity in the allowance for doubtful accounts is as follows:




                                                                 ADDITIONS
                                               ----------------------------------------------
                                  BALANCE AT    CHARGED TO      CHARGED TO                     BALANCE AT
                                 BEGINNING OF    COSTS AND   OTHER ACCOUNTS--   DEDUCTIONS--     END OF
                                    PERIOD       EXPENSES        DESCRIBE        DESCRIBE(1)     PERIOD
                                -------------- ------------ ------------------ -------------- -----------
                                                               (IN MILLIONS)
Period from November 23, to
 December 29, 2000: ...........       $79           $ 1            $ --              $--          $ 80
                                      ===           ===            ====              ===          ====
Period from July 1, 2000 to
 November 22, 2000 ............       $74           $ 6            $ --              $ 1          $ 79
                                      ===
Year Ended June 30, 2000: .....       $53           $24            $ --              $ 3          $ 74
                                      ===           ===            ====              ===          ====
Year Ended July 2, 1999: ......       $54           $--            $ --              $ 1          $ 53
                                      ===           ===            ====              ===          ====
Year Ended July 3, 1998: ......       $60           $ 1            $ --              $ 7          $ 54
                                      ===           ===            ====              ===          ====


----------
(1)   Uncollectible accounts written off, net of recoveries.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION (CONTINUED)

INVENTORIES

     Inventories are summarized below:




                                   NEW SAC       SEAGATE TECHNOLOGY
                               --------------   ---------------------
                                DECEMBER 29,     JUNE 30,     JULY 2,
                                    2000           2000        1999
                               --------------   ----------   --------
                                           (IN MILLIONS)
   Components ..............        $136           $142        $143
   Work-in-process .........          62             51          54
   Finished goods ..........         250            237         254
                                    ----           ----        ----
                                    $448           $430        $451
                                    ====           ====        ====

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following:





                                                                      NEW SAC      SEAGATE TECHNOLOGY
                                                                  -------------- ----------------------
                                                                   DECEMBER 29,   JUNE 30,    JULY 2,
                                            USEFUL LIFE IN YEARS       2000         2000        1999
                                           ---------------------- -------------- ---------- -----------
                                                                              (IN MILLIONS)
   Land ..................................                            $  23       $     48   $     40
   Equipment .............................                3 - 4         438          2,472      2,365
   Building and leasehold improvements....   Life of lease - 30         246            982        932
   Construction in progress ..............                              114            252        196
                                                                      -----       --------   --------
                                                                        821          3,754      3,533
   Less accumulated depreciation and
     amortization ........................                              (32)        (2,146)    (1,846)
                                                                      -----       --------   --------
                                                                      $ 789       $  1,608   $  1,687
                                                                      =====       ========   ========

     Equipment and leasehold improvements include assets under capitalized leases. Amortization of leasehold improvements is included in depreciation expense. Depreciation expense was $242 million for the period from July 1, 2000 to November 22, 2000, $47 million for the period from November 23, 2000 to December 29, 2000 and $597 million, $574 million and $549 million in fiscal year 2000, 1999 and 1998, respectively.


GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and specifically identified intangible net assets acquired. Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology, and customer bases related to acquisitions accounted for by the purchase method. Amortization of purchased intangibles, other than acquired developed technology, is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 48 months for assembled workforces and distribution networks, and 12 to 36 months for customer bases. In-process research and development without alternative future use is expensed when acquired.

     In accordance with SFAS 121, the carrying value of other intangibles and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

2. BALANCE SHEET INFORMATION (CONTINUED)

review indicates these assets' carrying value will not be recoverable, as determined based on the undiscounted net cash flows of the entity acquired over the remaining amortization period, the Company's carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangible assets (generally based on an estimate of discounted future net cash flows). Prior to November 22, 2000, goodwill and other intangibles were generally amortized on a straight-line basis over periods ranging from two to fifteen years. Subsequent to November 22, 2000, intangible assets are being amortized over periods ranging from 4 months to 10 years. Accumulated amortization was $7 million, $205 million and $177 million as of December 29, 2000, June 30, 2000 and July 2, 1999, respectively.


3. LONG-TERM DEBT AND CREDIT FACILITIES

     The Seagate Technology 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 were redeemable at the option of Seagate Technology at any time, at a redemption price equal to the greater of
(i) 100% of their principal amount plus accrued interest or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at a discount rate (the "discount rate") as set forth in the indenture governing the notes and debentures plus 10 basis points. The Seagate Technology 7.45% senior debentures due 2037 were redeemable at the option of Seagate Technology at any time, at a redemption price equal to or the greater of (i) 100% of their principal amount plus accrued interest,
(ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points, calculated as if the principal amount were payable in full on March 1, 2009, or (iii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points. In addition, the Seagate Technology 7.45% senior debentures due 2037 would have been redeemable on March 1, 2009, at the option of the holders thereof, at 100% of their principal amount, together with interest payable to the date of redemption. The Seagate Technology 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 would not be redeemable at the option of the holders thereof prior to maturity. These securities were issued in February 1997 in an offering registered under the Securities Act of 1933, as amended.

     Under the stock purchase agreement, Seagate Technology was required to call the four series of its outstanding debt and to redeem these existing senior notes at the closing of the transactions. The irrevocable notice of redemption Seagate Technology and the deposit of funds sufficient to redeem the existing senior notes was a condition to the closing of the transactions and the issuance of the outstanding notes to New SAC.

     Upon the closing of the transactions, New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

   o a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate in five years;

   o a $200 million term loan A facility with a maturity of five years; and

   o a $500 million term loan B facility with a maturity of six years.

     At the closing of the transactions, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

3. LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)

approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transactions to finance the acquisition of Seagate Technology's operating assets.

     Long-term debt consisted of the following:



                                                               NEW SAC       SEAGATE TECHNOLOGY
                                                           --------------   ---------------------
                                                            DECEMBER 29,     JUNE 30,     JULY 2,
                                                                2000           2000        1999
                                                           --------------   ----------   --------
                                                                       (IN MILLIONS)
   LIBOR plus 2.5% term loan A .........................        $200             --          --
   LIBOR plus 3% term loan B ...........................         500             --          --
   12.5% Senior subordinated notes .....................         201             --          --
   7.125% senior notes, due 2004 .......................          --           $200        $200
   7.37% senior notes, due 2007 ........................          --            200         200
   7.45% senior debentures, due 2037 ...................          --            200         200
   7.875% senior debentures, due 2017 ..................          --            100         100
   Capitalized lease obligations with interest at 14% to
     19.25% collateralized by certain manufacturing
     equipment and buildings ...........................           3              4           4
                                                                ----           ----        ----
                                                                 904            704         704
   Less current portion ................................          11              1           1
                                                                ----           ----        ----
                                                                $893           $703        $703
                                                                ====           ====        ====

     At December 29, 2000, future minimum principal payments on long-term debt and capital lease obligations were as follows:



                                   (IN MILLIONS)
                                  --------------
  2001 ........................        $  5
  2002 ........................          23
  2003 ........................          40
  2004 ........................          50
  2005 ........................          60
  After 2005 ..................         726
                                       ----
                                       $904
                                       ====

     New SAC loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the Company's consolidated financial position at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the transactions ranged from 9.18% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC, and certain of its subsidiaries are guarantors on a joint and several, whole and unconditional basis under the senior credit facilities (see
Note 18 Condensed Consolidating Financial Information). New SAC, and certain of its subsidiaries have agreed to certain covenants under the loan agreements including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     In connection with the closing and financing of the transactions, Seagate Technology International, a subsidiary of Seagate Technology Holdings, which is a subsidiary of New SAC,

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

3. LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)

issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000, at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries are guarantors on a joint and several, whole and unconditional basis, of the notes. In addition, New SAC, and certain of its subsidiaries have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     As of December 29, 2000, the Company had committed lines of credit of $200 million that can be used for standby letters of credit or bankers' guarantees. At December 29, 2000, $56 million of these lines of credit were utilized.


4. COMPENSATION


TAX-DEFERRED SAVINGS PLAN

     The Company has a tax-deferred savings plan, the Seagate 401(k) Plan ("the 401(k) plan"), for the benefit of qualified employees. The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. The Company may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. For the period from November 23, 2000 to December 29, 2000 and the period from July 1, 2000 to November 22, 2000 the Company made contributions of $1 million and $5 million, respectively. During the fiscal years ended June 30, 2000 and July 2, 1999, the Company made contributions totaling approximately $14 million to the 401(k) plan in each year. No material contributions were made by the Company during fiscal year 1998.


STOCK-BASED BENEFIT PLANS


     Stock Option Plans -- Options granted under Seagate Technology's stock option plans were granted at fair market value, expired ten years from the date of the grant and generally vested in four equal annual installments, commencing one year from the date of the grant.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

4. COMPENSATION (CONTINUED)

     The following is a summary of stock option activity for the three years ended June 30, 2000 and the period from July 1, 2000 to November 22, 2000:




                                                    OPTIONS OUTSTANDING
                                             ----------------------------------
                                                 NUMBER        WEIGHTED AVERAGE
                                                OF SHARES       EXERCISE PRICE
                                             --------------   -----------------
                                              (IN MILLIONS)
   Balance June 27, 1997 .................          22.0          $  22.92
     Granted .............................          18.3             27.10
     Exercised ...........................         ( 2.4)            13.34
     Canceled ............................         (11.9)            32.62
                                                  ------
   Balance July 3, 1998 ..................          26.0             22.30
     Granted .............................          14.1             23.98
     Exercised ...........................         ( 4.3)            15.15
     Canceled ............................         ( 1.9)            25.49
                                                  ------
   Balance July 2, 1999 ..................          33.9             23.73
     Granted .............................           8.3             30.97
     Exercised ...........................         ( 7.3)            21.48
     Canceled ............................        ( 2.0)             26.12
                                                  ------
   Balance June 30, 2000 .................          32.9             25.80
                                                  ------
     Exercised ...........................         ( 9.0)            23.54
     Canceled ............................         (  .1)            31.16
                                                  ------          --------
   Balance November 22, 2000 (prior to the
     transactions) .......................          23.8          $  26.63
                                                  ======          ========

     In fiscal 1998, the Company offered to all optionees below the level of Senior Vice President, who held options with an exercise price higher than the prevailing fair market value of the Company's common stock, the right to exchange their options for new options exercisable at such fair market value. In connection with this transaction, 8.4 million options were exchanged. The number of options shown as granted and canceled in the above table reflects this exchange of options. Such options had a weighted average exercise price before repricing of $34.20 and the new options were granted at a weighted average price of $24.45.

     Options available for grant were 12.6 million at November 22, 2000, 13.0 million at June 30, 2000, 5.0 million at July 2, 1999, and 13.6 million at July 3, 1998. On October 30, 1997, the stockholders approved an amendment to the 1991 Incentive Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 15 million.

     On November 22, 2000, in connection with the VERITAS merger Seagate Technology accelerated the vesting on 11.7 million options to purchase Seagate Technology stock. In addition, options representing 10.7 million shares were exercised on a cashless basis, net of the exercise price and employee withholding taxes. Seagate Technology recorded $584 million of compensation expense in connection with this net exercise of stock options.

     Executive Stock Plan -- Seagate Technology had an Executive Stock Plan under which senior executives of the Company were granted the right to purchase shares of Seagate Technology common stock at $.01 per share. The difference between the fair market value of the shares on the measurement date and the exercise price was recorded as deferred compensation and was charged to operations over the vesting period of four to seven years. The Company had the right to repurchase the restricted stock from an executive upon his or her voluntary or involuntary termination of employment with the Company for any reason at the same price paid by the executive. If an

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

4. COMPENSATION (CONTINUED)

executive voluntarily resigned at or above age 65, the Company could release from the repurchase option, or if his or her employment terminated as a result of death, disability, termination by the Company other than for cause or constructive termination within the two-year period following a change of control, the Company would release from the repurchase option a pro rata number of shares based on the number of months that have passed since the grant date divided by the number of months in the vesting period. The following is a summary of restricted stock activity under the Executive Stock Plan for the three years ended June 30, 2000 and period from July 1, 2000 to November 22, 2000:




                                              RESTRICTED SHARES OUTSTANDING
                                             ------------------------------
                                                     (IN THOUSANDS)
   Balance June 27, 1997 .................               2,185
    Granted ..............................                 454
    Repurchased ..........................                (254)
    Released from restrictions ...........                 (44)
                                                         -----
   Balance July 3, 1998 ..................               2,341
    Granted ..............................                 145
    Repurchased ..........................                (216)
    Released from restrictions ...........                (357)
                                                         -----
   Balance July 2, 1999 ..................               1,913
    Granted ..............................                  30
    Repurchased ..........................                (135)
    Released from restrictions ...........                 (53)
                                                         -----
   Balance June 30, 2000 .................               1,755
    Granted ..............................                  --
    Repurchased ..........................                 (15)
    Released from restrictions ...........                (150)
                                                         -----
   Balance November 22, 2000 (prior to the
     transactions) .......................               1,590
                                                         =====

     In addition, Seagate Technology had a Restricted Stock Plan which also had a deferred compensation component. Under this plan the deferred compensation was amortized over a period of seven years. At November 22, 2000, there were two employees remaining in the plan and no shares were available for future grant. The aggregate amount charged to operations for amortization of deferred compensation under both plans was $6 million, $10 million, and $8 million in 2000, 1999 and 1998, respectively.

     On November 22, 2000, and in connection with the merger with VERITAS, Seagate Technology accelerated vesting on 207,000 restricted shares and recorded $3.4 million compensation expense in connection with the exchange of such shares for merger consideration. All remaining restricted stock was cancelled and holders of such stock received the participation in a deferred cash compensation plan and ordinary and preferred shares of New SAC. (See Note 17, Equity)

     Stock Purchase Plan -- Seagate Technology also maintained an Employee Stock Purchase Plan. A total of 19,600,000 shares of common stock were authorized for issuance under the Purchase Plan. The Purchase Plan permitted eligible employees who had completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

4. COMPENSATION (CONTINUED)

beginning or at the end of each six-month offering period. Under the plan, 1,515,000; 1,604,000; and 1,348,000 shares of common stock were issued from treasury shares in fiscal 2000, 1999, and 1998, respectively. The stock purchase plan was terminated in October 2000.


     Treasury Shares -- During fiscal 2000, 1999, and 1998, Seagate Technology repurchased 25 million, 27 million, and 4 million shares of common stock at an average price of $30.76, $31.82, and $28.31 per share, respectively.


     Pro Forma Information -- The Company follows APBO 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APBO 25, Seagate Technology generally recognized no compensation expense with respect to such options.


     Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock options granted after June 30, 1995 as if the Company had accounted for its stock options under the fair value method of SFAS
123. The fair value of the Company's stock options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.


     The fair value of the Company's stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:




                                        2000       1999       1998
Stock Option Plan Shares
 Expected life (in years) .........     3.9        3.8        3.2
 Risk-free interest rate .........      6.0%       5.3%       5.5%
 Volatility ......................       .60        .56        .45
Employee Stock Purchase Plan
 Shares
 Expected life (in years) .........      .5         .5         .6
 Risk-free interest rate ..........     5.9%       4.6%       5.5%
 Volatility .......................      .78        .68        .63

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

4. COMPENSATION (CONTINUED)

     The weighted average fair value of stock options granted under the Company's Stock Option Plans was $16.66, $11.09, and $10.05 per share in 2000, 1999, and 1998, respectively. The weighted average fair value of shares granted under the Company's Employee Stock Purchase Plan was $11.47, $10.18, and $12.03 per share in fiscal 2000, 1999, and 1998, respectively. The weighted average purchase price of shares granted under the Company's Employee Stock Purchase Plan was $23.38, $22.72, and $26.99 per share in 2000, 1999, and 1998, respectively.


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and the six month purchase period for stock purchases under the Stock Purchase Plan. The Company's pro forma information follows:




                                            PERIOD FROM
                                          JULY 1, 2000 TO
                                         NOVEMBER 22, 2000      2000        1999        1998
                                        -------------------   --------   ---------   ----------
Pro forma net income (loss) .........        $ (1,523)         $ 217      $1,018       $ (600)

     The effects on pro forma disclosures of applying SFAS 123 may not be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to June 30, 1995, the pro forma effect was not fully reflected in fiscal years prior to 1999.


POST-RETIREMENT HEALTH CARE PLAN


     In fiscal 2000, the Company adopted a post-retirement health care plan which offers medical coverage to eligible U.S. retirees and their eligible dependents.


     Substantially all U.S. employees become eligible for these benefits after 15 years of service and attaining age 60 and older.


     The following table provides a reconciliation of the changes in the post-retirement health care plan's benefit obligation and a statement of the funded status as of December 29, 2000:




                                                                 NEW SAC     SEAGATE TECHNOLOGY
                                                             -------------- -------------------
                                                              DECEMBER 29,        JUNE 30,
                                                                  2000              2000
Change in Benefit Obligation
Benefit obligation at beginning of year (period) ...........       $--              $--
Acquired benefit obligation ................................        30               --
Service cost ...............................................        --                4
Amortization of unrecognized prior service cost ............        --                2
                                                                   ---              ---
Benefit obligation at end of year ..........................       $30              $ 6
                                                                   ===              ===
Funded Status of the Plan
Fair value of plan assets at end of year ...................       $--              $--
Unrecognized prior service cost ............................        --               22
Accrued benefit liability recognized in the balance sheet at
  end of year (period) .....................................        30                6
                                                                   ---              ---
Accrued benefit cost .......................................       $30              $28
                                                                   ===              ===

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

4. COMPENSATION (CONTINUED)

     Net periodic benefit cost for the period from July 1, 2000 to November 22, 2000 and for fiscal 2000 as follows:




                                                     SEAGATE TECHNOLOGY
                                                  -------------------------
                                                      PERIOD FROM
                                                    JULY 1, 2000 TO
                                                   NOVEMBER 22, 2000   2000
                                                  ------------------- -----
                                                        (IN MILLIONS)
     Service cost ...............................         $--          $2
     Interest cost ..............................           1           2
     Amortization of prior service cost .........           1           2
                                                          ---          --
     Net periodic benefit cost ..................         $ 2          $6
                                                          ===          ==

     Net periodic benefit cost for the period from November 23, 2000 to December 29, 2000 was immaterial.



WEIGHTED-AVERAGE ACTUARIAL ASSUMPTIONS


     A discount rate of 7.0% was used in the determination of the accumulated benefit obligation.


     The Company's future medical benefit costs were estimated to increase at an annual rate of 10% during 2000, decreasing to an annual growth rate of 5% in 2010 and thereafter. The Company's cost is capped at 200% of the fiscal 1999 employer cost and, therefore, will not be subject to medical and dental trends after the capped cost is attained. A 1% change in these annual trend rates would not have a significant impact on the accumulated post-retirement benefit obligation at December 29, 2001, 2000, or benefit expense for the period July 1, 2000 to December 29, 2000. Claims are paid as incurred.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

5. INCOME TAXES

     The provision for (benefit from) income taxes consisted of the following:





                              NEW SAC                              SEAGATE TECHNOLOGY
                          --------------   -------------------------------------------------------------------
                            PERIOD FROM     PERIOD FROM      SIX MONTHS
                           NOVEMBER 23,       JULY 1,          ENDED               FOR THE YEARS ENDED
                               2000             2000        DECEMBER 31,   -----------------------------------
                                TO               TO
                           DECEMBER 29,     NOVEMBER 22,        1999        JUNE 30,     JULY 2,      JULY 3,
                               2000             2000        (UNAUDITED)       2000         1999        1998
                          --------------   -------------   -------------   ----------   ---------   ----------
                                                             (IN MILLIONS)
Current Tax Expense
 (Benefit):
 Federal                        $16           $   74          $  226         $  367        $ 20       $ (157)
 State                            4                2              32             50           1           --
 Foreign                          1                7               7              3          15           16
                                ---           ------          ------         ------        ----       ------
                                 21               83             265            420          36         (141)
Deferred Tax Expense
 (Benefit):
 Federal                         --             (175)           (174)          (121)        573          (19)
 State                           --               16             (21)            --          86          (20)
 Foreign                         --               --              --             --           2            6
                                ---           ------          ------         ------        ----       ------
                                 --             (159)           (195)          (121)        661          (33)
                                ---           ------          ------         ------        ----       ------
Provision for (Benefit
 from) Income Taxes             $21           $  (76)         $   70         $  299        $697       $ (174)
                                ===           ======          ======         ======        ====       ======



     Income (loss) before income taxes consisted of the following:





                 NEW SAC                              SEAGATE TECHNOLOGY
             --------------   -------------------------------------------------------------------
               PERIOD FROM     PERIOD FROM      SIX MONTHS
              NOVEMBER 23,       JULY 1,          ENDED               FOR THE YEARS ENDED
                  2000             2000        DECEMBER 31,   -----------------------------------
                   TO               TO
              DECEMBER 29,     NOVEMBER 22,        1999        JUNE 30,     JULY 2,      JULY 3,
                  2000             2000        (UNAUDITED)       2000         1999        1998
             --------------   -------------   -------------   ----------   ---------   ----------
                                                (IN MILLIONS)
Domestic         $  (33)        $   (410)          $11           $526       $1,547       $ (778)
Foreign             (99)          (1,230)            2             83          326           74
                 ------         --------           ---           ----       ------       ------
                 $ (132)        $ (1,640)          $13           $609       $1,873       $ (704)
                 ======         ========           ===           ====       ======       ======



     The proforma information assuming a tax provision/(benefit) based on a separate return basis is as follows:





                                                NEW SAC
                                            --------------
                                                FOR THE
                                              PERIOD FROM
                                            NOVEMBER 23,
                                                 2000 TO
                                             DECEMBER 29,
                                                 2000
                                            --------------
                                             (IN MILLIONS)
   Loss before income taxes                     $ (132)
   Provision (benefit) for income taxes             21
                                                ------
   Net Loss                                     $ (153)
                                                ======




     The income tax benefits related to the exercise of certain employee stock options decreased accrued income taxes and were credited to additional paid-in capital. Such amounts approximated $136.4 million, $57 million, $26 million, and $12 million for the period from July 1, 2000 through November 22, 2000, fiscal 2000, 1999, and 1998, respectively.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

5. INCOME TAXES (CONTINUED)


     At December 29, 2000, accrued income taxes includes $125 million for tax indemnification amounts due to VERITAS Software Corporation pursuant to the Indemnification Agreement between Seagate Technology, Suez Acquisition Company and VERITAS Software Corporation. The tax indemnification amount was recorded by the Company in connection with the purchase of the operating assets of Seagate Technology and represents tax liabilities previously recorded by Seagate Technology for periods prior to the acquisition date of the operating assets.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:





                                                         NEW SAC         SEAGATE TECHNOLOGY
                                                      -------------   ------------------------
                                                                        FOR THE YEARS ENDED
                                                                      ------------------------
                                                       DECEMBER 29,    JUNE 30,      JULY 2,
                                                           2000          2000          1999
                                                      -------------   ----------   -----------
                                                                   (IN MILLIONS)
DEFERRED TAX ASSETS
Accrued warranty                                         $  100        $     97     $    114
Inventory valuation accounts                                 27              35           31
Receivable reserves                                          25              26           28
Accrued compensation and benefits                            33              45           31
Depreciation                                                150              20           32
Restructuring reserve                                        20              27           17
Other reserves and accruals                                  29              28           42
Acquisition related items                                    19              32           38
Net operating losses and tax credit carryforwards             5               5           69
Other assets                                                  2              13            3
                                                         ------        --------     --------
Total Deferred Tax Assets                                   410             328          405
Valuation allowance                                        (372)            (38)         (56)
                                                         ------        --------     --------
Net Deferred Tax Assets                                      38             290          349
DEFERRED TAX LIABILITIES
Unremitted income of foreign subsidiaries                    --            (542)        (558)
Acquisition related items                                   (38)           (171)         (14)
Deferred gain on VERITAS                                     --            (378)        (615)
Other liabilities                                            --              --          (13)
                                                         ------        --------     --------
Total Deferred Tax Liabilities                              (38)         (1,091)      (1,200)
                                                         ------        --------     --------
Net Deferred Tax Assets/(Liabilities)                    $   --        $   (801)    $   (851)
                                                         ======        ========     ========
AS REPORTED ON THE BALANCE SHEET
Deferred Income Tax Assets                                   38             219          252
Deferred Income Tax Liabilities                             (38)         (1,020)      (1,103)
                                                         ------        --------     --------
Net Deferred Tax Liability                               $   --        $   (801)    $   (851)
                                                         ======        ========     ========



     In connection with the purchase of the operating assets of Seagate Technology, we recorded a $338 million valuation allowance for deferred tax assets. The $338 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which we expect to receive tax deductions in our federal and state returns in future periods. We also recorded $38 million of deferred tax liabilities as a result of the excess of the fair market value of inventory, long-term investments, and acquired intangible assets over their related tax bases. Our realization of the tax

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

5. INCOME TAXES (CONTINUED)


benefits for the federal and state deferred tax assets subject to the valuation allowance will depend primarily on our ability to generate sufficient taxable income in the United States in future periods, the timing and amount of which are uncertain. We anticipate that the tax benefits of the deferred tax assets if realized, will first result in an increase in unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefits would then be realized as reductions of future income tax expense.

     The valuation allowance increased by $34 million for the period from November 23, 2000 to December 29, 2000. There was no change in the valuation allowance for the period July 1, 2000 to November 22, 2000. The valuation allowance decreased by $18 million and $26 million in fiscal 2000 and 1999, respectively, and increased by $25 million in 1998.

     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:





                                        NEW SAC                               SEAGATE TECHNOLOGY
                                    --------------   ---------------------------------------------------------------------
                                      PERIOD FROM      PERIOD FROM
                                     NOVEMBER 23,        JULY 1,        SIX MONTHS
                                         2000             2000            ENDED               FOR THE YEARS ENDED
                                          TO               TO          DECEMBER 31,   ------------------------------------
                                     DECEMBER 29,     NOVEMBER 22,         1999         JUNE 30,     JULY 2,      JULY 3,
                                         2000             2000         (UNAUDITED)        2000         1999        1998
                                    --------------   --------------   -------------   -----------   ---------   ----------
                                                                        (IN MILLIONS)
Provision (benefit) at U.S.
 statutory rate                         $(46)            $ (574)          $ 5            $213         $ 656       $ (246)
State income tax provision
 (benefit), net of federal
 income tax benefit                        2                 11             7              33            72          (15)
Foreign taxes in excess of the
 U.S. statutory rate                      --                 --            (2)             --            --           --
Write-off of in-process research
 and development                          --                 --            --              37            21           75
Compensation expense for SSI
 exchange offer                           --                 --            56              62            --           --
Nondeductible acquisition
 related items                            33                 --            --              --            --           --
Sale of operating assets                  --                488            --              --            --           --
VERITAS                                   --                 --            --              (6)          (10)          --
Valuation reserve                         34                 --            --             (18)           17           25
Nondeductible goodwill                    --                  9             3              --            --           --
Foreign losses not benefited              --                 13             3              --            --           --
Benefit from net earnings of
 foreign subsidiaries
 considered to be permanently
 reinvested in non-U.S.
 operations                               --                (31)           --              --           (68)          --
Use of R&D credit
 carryforwards                            --                 --            --             (17)           --           --
Other individually immaterial
 items                                    (2)                 8            (2)             (5)            9          (13)
                                        -------          ------           ------         -------      -----       ------
Provision for (benefit from)
 income taxes                           $ 21             $  (76)          $70            $299         $ 697       $ (174)
                                        ======           ======           =====          ======       =====       ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

5. INCOME TAXES (CONTINUED)


     A substantial portion of the Company's Asia Pacific manufacturing operations in Singapore, Thailand, Malaysia and China operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. As of November 22, 2000, Seagate Technology's foreign manufacturing subsidiaries had approximately $3.050 billion of undistributed foreign earnings of which approximately $1.722 billion were considered permanently reinvested offshore. In connection with the sale of the operating assets of Seagate Technology, approximately $1.650 billion of the unremitted foreign earnings were deemed to be distributed for U.S. tax purposes to Seagate Technology's U.S. parent. Seagate Technology had previously recorded deferred income tax liabilities of approximately $542 million for its foreign earnings not considered permanently reinvested offshore. As a result of the sale of the operating assets of Seagate Technology and the ensuing corporate structure, the Company now has a foreign parent holding company with various foreign and U.S. subsidiaries. The deferred tax liabilities were eliminated and the remaining unremitted earnings of the Company's foreign subsidiaries will no longer be subject to U.S. tax if remitted to the Company's foreign parent holding company.

     The tax holidays had no impact on net income for the period November 23, 2000 to December 29, 2000 and increased net income by $9 million for the period July 1, 2000 to November 22, 2000. The tax holidays had no impact on net income in fiscal 2000. The net impact of these tax holidays was to increase net income by approximately $35 million in fiscal 1999. The tax holidays had no impact on the net loss in fiscal 1998.

     During fiscal 2000, Seagate Technology settled a number of the disputed tax matters reflected in the statutory notices of deficiencies dated June 27, 1997 and June 12, 1998 that were received from the Internal Revenue Service relative to Seagate Technology's taxable years 1991 through 1993 and Conner Peripherals, Inc.'s taxable years 1991 and 1992, respectively. Seagate Technology and the Company believe that Seagate Technology has meritorious defenses against the remaining asserted deficiencies and that the likely outcome of a re-determination of these asserted deficiencies by the United State Tax Court will not result in an additional provision for income taxes pursuant to the Indemnification Agreement.

     Certain of the Company's foreign and state tax returns for various fiscal years are under examination by taxing authorities. The Company believes that adequate amounts of tax have been provided for any final assessments which may result from these examinations.



6. BUSINESS COMBINATIONS (SEE NOTE 16 PURCHASE ACCOUNTING)

     The Company has a history of business combinations and during the three most recent fiscal years these included the acquisition of XIOtech Corporation in fiscal 2000, the contribution of NSMG to VERITAS in fiscal 1999, and the acquisition of Quinta Corporation and Eastman Storage Software Management Group in fiscal 1998. In connection with certain business combinations, the Company has recognized significant write-offs of in-process research and development. The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation of the in-process research and development. Such uncertainties could give rise to unforseen budget over runs and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain R&D project. The Company is primarily responsible for estimating the fair value of the purchased R&D in all business combinations accounted for under the purchase method. The nature of research and development projects acquired, the estimated time and costs to complete the projects and significant risks associated with the projects are described below.

VALUATION METHODOLOGY

     In accordance with the provisions of APB Opinion 16, all identifiable assets, including identifiable intangible assets, were assigned a portion of the cost of the acquired enterprise (purchase price) on

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

the basis of their respective fair values. This included the portion of the purchase price properly attributed to incomplete research and development projects expensed according to the requirements of Interpretation 4 of SFAS No. 2.

     Valuation of acquired intangible assets -- Intangible assets were identified through (i) analysis of the acquisition agreement, (ii) consideration of the Company's intentions for future use of the acquired assets, and (iii) analysis of data available concerning XIOtech's, Quinta's and Eastman's (collectively referred to as the "Targets") products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates. The economic and competitive environment in which the Company and the Targets operate was also considered in the valuation analysis.

     To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development for projects that had not yet reached technological feasibility and which did not have alternative future uses. The Income Approach, which includes analysis of markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development project. The underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of in-process research and development projects.

     To determine the value of developed technologies, the expected future cash flows of existing product technologies were evaluated, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each product. Based on this analysis, the existing technologies that had reached technological feasibility were capitalized.

     To determine the value of the distribution networks and customer bases, the Company considered, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company and risks related to the viability of and potential changes to future target markets.

     To determine the value of trademarks, the Company considered, among other factors, the assumption that in lieu of ownership of a trademark, the Company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

     To determine the value of assembled workforces, the Company considered, among other factors, the costs to replace existing employees including search costs, interview costs and training costs.

     Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. If the values assigned to identified tangible and intangible assets exceed the amounts paid, including the effect of deferred taxes, the values assigned to long-term assets were reduced proportionately.

     The underlying in-process projects acquired within each acquisition was the most significant and uncertain assumption utilized in the valuation analysis. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that the Company is unable to

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

successfully complete a certain research and development project. The Company's management recognizes that the Company is primarily responsible for estimating the fair value of the purchased research and development in all acquisitions accounted for under the purchase method.

     The following details specific information about significant acquisitions including related assumptions used in the purchase price allocation.


ACQUISITION OF XIOTECH CORPORATION:

     In January 2000, the Company acquired XIOtech, for 8,031,804 shares of Seagate common stock, issued from treasury shares, and options, with a combined fair value of $359 million. XIOtech designs, manufactures and markets a centralized data storage system. This system is based on an exclusive set of sophisticated data management and data movement tools. It offers storage virtualization, multi-node server clustering, and zero backup window solutions. The main component of the system is MAGNITUDE, a fully implemented storage area network ("SAN"). MAGNITUDE is sold in a cabinet containing software-based architecture that allows the incorporation of all of the components of a SAN in one centralized configuration.

     XIOtech also designs, develops and produces software, namely the REDI suite of software, which runs MAGNITUDE's software based architecture. The REDI software suite is application specific and gives customers the capability of better managing their data. XIOtech is currently developing the next generation technologies for both products, named Thunderbolt and REDI 7.0, respectively.

     At the time of completing the XIOtech acquisition, the Company estimated the cost to complete both Thunderbolt and REDI 7.0 at approximately $1 million. The anticipated release date for the Thunderbolt is the first half of fiscal 2002 and for the REDI 7.0 is in the second half of fiscal 2001.

     Assumptions used in estimating the fair value of intangible assets:

Revenue

     Future revenue estimates were generated for the following technologies:
(i) MAGNITUDE, (ii) REDI, (iii) Thunderbolt, the next generation development of MAGNITUDE and (iv) REDI 7.0, the next generation development of REDI. Aggregate revenue was estimated to be approximately $47.6 million in fiscal 2000 and to increase to approximately $230 million for fiscal year 2001 when the in-process projects were expected to be complete and shipping. Revenue was estimated to increase to approximately $650 million and $1,060 million in fiscal years 2002 and 2003, respectively. Estimated revenues decreased 29% in fiscal 2004 to $750 million. The estimated revenue growth is consistent with the introduction of new technology. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the storage management software market, (iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

Operating expenses

     Estimated operating expenses used in the valuation analysis of XIOtech included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of Seagate and XIOtech's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

     Cost of goods sold -- Estimated cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies ranged from approximately 46% to 55%.


     General and administrative ("G&A") -- expense. Estimated G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 5% in fiscal 2000 to less than 1% in fiscal 2004 declining as production levels and related revenue increased and thus efficiencies in production are assumed to be attained.


     Selling and marketing ("S&M") expense. -- Estimated S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 20% in fiscal 2001 to a sustainable 15% in fiscal 2002 and beyond. For fiscal 2000, however, when the Thunderbolt and REDI 7.0 technology was estimated to become commercially available, S&M expense was estimated to be 45% due to the relatively low revenue expectation in the initial commercialization period.


     Research and development ("R&D") expense -- Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies in fiscal 2000 and 3% throughout the remainder of the estimation period.


     In addition, as of the date of the acquisition, Seagate's management and XIOtech's management anticipated the costs to complete the in-process technologies at approximately $0.95 million.


Effective tax rate


     The effective tax rate utilized in the analysis of the in-process technologies was 40%, which reflects the Company's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.


Discount rate


     The discount rates selected for XIOtech's developed and in-process technologies was 16% and 23%, respectively. In the selection of the appropriate discount rates, consideration was given to the Weighted Average Cost of Capital ("WACC") of approximately 16% at the date of acquisition. The discount rate utilized for the in-process technology was determined to be higher than Seagate's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.


     As a result of this acquisition, the Company incurred a one-time write-off of in-process research and development of approximately $105 million. This acquisition was accounted for as a purchase and, accordingly, the results of operations of Quinta have been included in the Company's consolidated financial statements from the date of acquisition.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

     The following is a summary of the purchase price allocation:




                                                            (IN MILLIONS)
       Tangible assets less liabilities assumed ..........     $  12
       Developed technology ..............................        37
       Tradenames ........................................         5
       Assembled workforce ...............................         2
       Customer list .....................................         2
       In-process research and development ...............       105
       Goodwill ..........................................       214
       Deferred tax liability ............................       (18)
                                                               -----
                                                               $ 359
                                                               =====

ACQUISITION OF QUINTA CORPORATION:

     In April and June 1997, the Company invested an aggregate of $20 million to acquire approximately ten percent (10%) of the outstanding stock of Quinta Corporation ("Quinta"), a developer of ultra-high capacity disc drive technologies, including a new optically-assisted Winchester ("OAW") technology. In August 1997, the Company completed the acquisition of Quinta. Pursuant to the purchase agreement with Quinta, the shareholders of Quinta, other than the Company, received cash payments aggregating $230 million upon the closing of the acquisition and were eligible to receive additional cash payments aggregating $96 million upon the achievement of certain product development and early production milestones. Of the $96 million, $19 million was charged to operations in fiscal 1998. Of the $19 million charged to operations, $5 million was paid in fiscal 1998 In July 1998, the Company and Quinta amended the purchase agreement to eliminate the product development and early production milestones and provide that the former shareholders of Quinta will be eligible to receive the remaining $77 million and the $14 million that had been accrued but unpaid in fiscal 1998. In the first quarter of fiscal 1999, the Company recorded a charge to operations for the remaining $77 million.

     Quinta's research and development project revolves around an OAW technology. OAW refers to Quinta's newly designed recording technology that, upon completion, would be implemented into Winchester hard disk drives. OAW combines traditional magnetic recording technology with Winchester hard disc drives and optical recording capabilities; optical recording technology enables greater data storage capacity. By integrating advanced optical features along with a highly fine and sophisticated tracking and delivery system within the head design, OAW would multiply the real density of disc drives.

     Through August 8, 1997, the acquisition date, Quinta had demonstrated significant achievements in developing its technology. However, further technological milestones were required before technological feasibility could be achieved. Quinta's development process consists of the following development milestones: (i) route light (optical fiber), (ii) flying head use, (iii) recording media, (iv) mirror creation and demonstration (two stage servo), (v) complete assembly, (vi) form factor containment, (vii) design verification test, (viii) customer qualification, and (ix) delivery.


ASSUMPTIONS USED IN ESTIMATING THE FAIR VALUE OF INTANGIBLE ASSETS:

Revenue

     Future revenue estimates were generated for the following product that the OAW technology would be utilized in: (i) fixed drives, (ii) removable drive,
(iii) fixed/removable drives, and (iv)

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

cartridges. No revenue was expected through fiscal 1998 since the underlying technology was anticipated not to be technologically feasible until fiscal 1999. Revenue was estimated to be approximately $26.6 million in fiscal 1999 and to increase to approximately $212 million for fiscal year 2000 when the in-process project was expected to be complete and shipping. Revenue growth was expected to decline to a sustainable 20% growth by fiscal 2005. The estimated revenue growth is consistent with the introduction of new technology. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the disc drive market, (iv) the aggregate size of the disc drive market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and
(vii) the estimated life of a product's underlying technology. Quinta's development cycle, in total, was expected to take approximately 18 to 24 months.

Operating expenses

     Estimated operating expenses used in the valuation analysis of Quinta included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of the Company's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted. Due to Quinta's limited operating history, an analysis of Quinta's historical performance was not meaningful.

     Cost of goods sold -- Estimated cost of goods sold, expressed as a percentage of revenue, for the in-process technologies ranged from approximately 65% to 80%.

     General and administrative ("G&A") expense -- Estimated G&A expense, expressed as a percentage of revenue, for the in-process technologies ranged from 2.6% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, G&A expense was estimated to be 6.4% due to the relatively low revenue expectation in the initial commercialization period.

     Selling and marketing ("S&M") expense -- Estimated S&M expense, expressed as a percentage of revenue, for the in-process technologies ranged from 3.3% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, S&M expense was estimated to be 8.7% due to the relatively low revenue expectation in the initial commercialization period.

     Research and development ("R&D") expense -- Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 0.5% of revenue for the in-process technologies throughout the estimation period.

Effective tax rate

     The effective tax rate utilized in the analysis of the in-process technologies was 38%, which reflects the Company's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

Discount rate

     The discount rates selected for Quinta's in-process technology was 25%. In the selection of the appropriate discount rates, consideration was given to (i) the WACC of approximately 15% at the

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

date of acquisition and (ii) the Weighted Average Return on Assets of approximately 25%. The discount rate utilized for the in-process technology was determined to be higher than Seagate's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

     As a result of this acquisition, the Company incurred a one-time write-off of in-process research and development of approximately $214 million. Intangible assets arising from the acquisition of Quinta are being amortized on a straight-line basis over two years. This acquisition was accounted for as a purchase and, accordingly, the results of operations of Quinta have been included in the Company's consolidated financial statements from the date of acquisition.

     The following is a summary of the purchase price allocation (in millions):




       Tangible assets less liabilities assumed .........    $ 34
       In-process research and development ..............     214
       Assembled workforce ..............................       2
                                                             ----
                                                             $250
                                                             ====

CONTRIBUTION OF NSMG TO VERITAS AND THE PURCHASE OF OUTSTANDING SHARES OF SEAGATE SOFTWARE HOLDINGS BY SEAGATE TECHNOLOGY:

Contribution of NSMG to VERITAS

     On May 28, 1999, Seagate Technology and Seagate Software Holdings closed and consummated an Agreement and Plan of Reorganization dated as of October 5, 1998 with VERITAS. The transaction provided for the contribution by Seagate Technology, Seagate Software Holdings, and certain of their respective subsidiaries to VERITAS of (a) the outstanding stock of NSMG and certain other subsidiaries of Seagate Software Holdings and (b) those assets used primarily in the NSMG business of Seagate Software Holdings, in consideration for the issuance of shares of common stock of VERITAS to Seagate Software Holdings and the offer by VERITAS to grant options to purchase common stock of VERITAS to certain of Seagate Software Holding's employees who become employees of VERITAS or its subsidiaries. As part of the transaction, VERITAS assumed certain liabilities of the NSMG business. The transaction was structured to qualify as a tax-free exchange.

     Subsequent to the transaction, all outstanding securities of VERITAS Operating Corporation were assumed and converted into common stock of VERITAS with identical rights, preferences and privileges, on a share for share basis. As a result of the contribution of the NSMG business to VERITAS, Seagate Software Holdings received a total of 155,583,468 shares of VERITAS common stock and former employees of the NSMG business received options to purchase an aggregate of 15,626,358 shares of VERITAS common stock. Share and option amounts for VERITAS have been adjusted to reflect the two-for-one stock split effective July 9, 1999 by VERITAS, and the subsequent three-for-two stock splits on November 22, 1999 and March 6, 2000.

     Seagate Technology accounted for the contribution of NSMG to VERITAS as a non-monetary transaction using the fair value of the assets and liabilities exchanged. Immediately after the transaction, Seagate Software Holdings owned approximately 41.63% (155,583,468 shares) of the outstanding shares of VERITAS. Because Seagate Technology still owns a portion of the NSMG business through its ownership of VERITAS, Seagate Technology did not recognize 100% of the gain

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

on the exchange. The gain recorded is equal to the difference between 58.37% of the fair value of the VERITAS common stock received and 58.37% of Seagate Technology's basis in the NSMG assets and liabilities exchanged. Seagate Technology is accounting for its ongoing investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Technology's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS was allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $85 million write-off in 1999 included in activity related to equity interest in VERITAS in the accompanying statement of operations. Intangible assets including goodwill are being amortized over four years.

     Seagate Technology includes in its financial results its share of the net income or loss of VERITAS, excluding certain NSMG purchase accounting related amounts recorded by VERITAS, but including Seagate Technology's amortization of the difference between its recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS is included in the results of Seagate Technology on a one quarter lag basis. Thus, the results of VERITAS for the period from May 29, 1999 to June 30, 1999, the period subsequent to the contribution of NSMG to VERITAS, and for the period from July 1, 1999 through March 31, 2000 were included in the Company's results for the fiscal year ended June 30, 2000. The Company eliminates from VERITAS" income (loss) the effect of VERITAS" accounting for the NSMG business contribution, including VERITAS" amortization expenses related to intangible assets. Excluding amortization of intangibles, the total equity income recorded by Seagate Technology related to VERITAS in fiscal 2000 was $30 million.

Seagate exchange offer

     In a separate but related transaction to the NSMG contribution to VERITAS, on June 9, 1999, the Company exchanged 5,275,772 shares of its common stock for 3,267,255 of the outstanding shares of Seagate Software Holdings common stock owned by employees, directors and consultants of Seagate Software Holdings. The exchange ratio was determined based on the estimated value of Seagate Software Holdings common stock divided by the fair market value of Seagate common stock.


     The estimated value of Seagate Software Holdings common stock exchanged into Seagate Technology common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of the Information Management Group of Seagate Software Holdings as determined by Seagate Technology's Board of Directors, plus the assumed proceeds from the exercise of all outstanding Seagate Software Holdings stock options, divided by the number of fully converted shares of Seagate Software Holdings. The Board of Directors of Seagate Technology considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

     The fair value of the Seagate Software Holdings shares acquired less the original purchase price paid by the employees was recorded as compensation expense for those shares outstanding and vested less than six months. The purchase of Seagate Software Holdings shares outstanding and vested more than six months was accounted for as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. In connection with the acquisition, Seagate Software Holdings recorded the acquisition of the minority interest. Seagate

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

Technology recorded compensation expense amounting to approximately $124 million and wrote off purchased research and development amounting to $2 million in the fourth quarter of fiscal 1999. Associated intangible assets and goodwill are being amortized to operations over three to four years.


Computation of pro rata gain on contribution of NSMG to VERITAS




                                                                            (IN MILLIONS)
                                                                           --------------
       Fair value of shares received ...................................      $  3,151
       Times: pro rata percentage accounted for at fair value ..........         58.37%
                                                                              --------
       Adjusted fair value of securities received ......................      $  1,839
                                                                              --------
       Book value of NSMG ..............................................      $     57
       Times: pro rate percentage accounted for at fair value ..........         58.37%
                                                                              --------
       Book value exchanged ............................................            33
                                                                              --------
       Pro rata gain ...................................................      $  1,806
                                                                              ========

Computation of original investment in VERITAS




                                                                               (IN MILLIONS)
                                                                              --------------
       Book value of NSMG .................................................      $     57
       Times: pro rata percentage accounted for at fair value .............         41.63%
                                                                                 --------
       Portion of investment in VERITAS with no step up in basis ..........            24
       Plus: Adjusted fair value of securities received ...................         1,839
                                                                                 --------
       Investment in VERITAS ..............................................      $  1,863
                                                                                 ========

Allocation of original investment in VERITAS




                                                                      (IN MILLIONS)
                                                                     --------------
       Allocation of investment to VERITAS assets and liabilities:
        Net tangible assets ......................................       $   114
        Intangible assets:
          Distribution channel ...................................             9
          Developed technology ...................................            46
          Trademark and workforce ................................            16
          In-process research and development ....................            40
       Allocation of investment to NSMG assets and liabilities:
        Net tangible assets ......................................            24
        Intangible assets:
          Distribution channel ...................................            66
          Developed technology ...................................            92
          Trademark and workforce ................................            14
          In-process research and development ....................            45
       Goodwill ..................................................         1,397
                                                                         -------
       Total original investment in VERITAS ......................       $ 1,863
                                                                         =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

Value of minority interest acquired in October 1999




                                                                        (IN MILLIONS,
                                                                    EXCEPT PER SHARE DATA)
                                                                   -----------------------
     Number of Seagate Software Holdings shares and options
       exchanged for Seagate Technology stock held by former
       employees, consultants and shares held more than six
       months by employees .......................................        1,010,010
     Times: Exchange ratio into Seagate Technology stock .........            1.699
                                                                          ----------
     Number of Seagate Technology shares issued ..................        1,716,007
     Value per share of Seagate Technology common stock as of
       June 9, 1999 ..............................................       $    30.75
                                                                         -----------
     Total value Seagate Technology shares issued ................       $       53
     Less: Proceeds from assumed exercise of Seagate Software
       Holdings stock options ....................................               (1)
                                                                         -------------
     Total value of minority interest ............................       $       52
                                                                         ============

Allocation of minority interest purchase price to the intangible assets of Seagate Software Holdings




                                                         (IN MILLIONS)
                                                        --------------
       Distribution channel .........................        $ 2
       Developed technology .........................          4
       Trademark and workforce ......................          1
       In-process research and development ..........          2
       Goodwill .....................................         45
                                                             ---
        Subtotal ....................................         54
       Deferred tax liability .......................         (2)
                                                             ------
        Total .......................................        $52
                                                             =====

Compensation relating to stock purchased from employees




                                                                          (IN MILLIONS,
                                                                      EXCEPT PER SHARE DATA)
                                                                     -----------------------
     Seagate Software Holdings options exercised and exchanged
       for Seagate stock ...........................................         2,240,470
     Plus: Seagate Software Holdings stock held for less than 6
       months and exchanged for Seagate Technology stock ...........            16,775
                                                                             ---------
     Total Seagate Software Holdings shares exchanged ..............         2,257,245
     Times: Exchange ratio into Seagate Technology stock ...........              1.699
                                                                             ----------
     Number of Seagate Technology shares issued ....................         3,835,060
                                                                             ----------
     Value per share of Seagate Technology common stock on
       June 9, 1999 ................................................       $     30.75
     Less: Average price paid per Seagate Technology share .........       $     (4.01)
                                                                           ------------
     Average compensation expense per Seagate Technology share
       issued ......................................................       $     26.74
                                                                           ------------
     Total compensation expense ....................................       $       103
                                                                           ============

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

Reconciliation of amounts included in Gain on contribution of NSMG to VERITAS, net




                                                                  (IN MILLIONS)
                                                                 --------------
       Pro rata gain .........................................       $1,806
       Less:
        Compensation expense .................................          124
        Transaction costs ....................................           12
                                                                     ------
       Gain on contribution of NSMG to VERITAS, net ..........       $1,670
                                                                     ======

Activity related to equity interest in VERITAS




                                                                          2000       1999
                                                                        --------   -------
                                                                          (IN MILLIONS)
       Write-off of in-process research and development .............    $  --      $ 85
       Equity interest in VERITAS net income/loss ...................      (30)       --
       Amortization of intangible assets including goodwill .........      356        34
                                                                         -----      ----
       Activity related to equity interest in VERITAS ...............    $ 326      $119
                                                                         =====      ====

     All activity related to the equity interest in VERITAS in 1999 was recorded in the fourth quarter of that year.


ALLOCATION OF TANGIBLE AND INTANGIBLE ASSETS AND LIABILITIES RELATED TO NSMG AND VERITAS

OVERVIEW

     NSMG offers network and storage management software solutions, which focus on the information availability component of Enterprise Information Management ("EIM") by enabling IT professionals to manage distributed network resources and to secure and protect enterprise data. NSMG's products include features such as system backup, disaster recovery, migration, replication, automated client protection, storage resource management, scheduling, event correlation and desktop management.

     VERITAS develops, markets and supports advanced storage management and high availability products for open system environments. VERITAS' products provide performance improvement and reliability enhancement features that are critical for many commercial applications. Some of the key features of storage management products include protection against data loss and file corruption, rapid recovery after disk or system failure, the ability to process large files efficiently and the ability to manage the storage systems without interrupting users. The high availability products provide an automated failover between computer systems organized in clusters sharing disk resources.

     In accordance with the provisions of Accounting Principles Board ("APB") Opinions No. 16 and 17, all identifiable assets acquired were analyzed to determine their Fair Market Values. As the basis for identifying the in-process research and development ("R&D"), the development projects were evaluated in the context of Interpretation 4 of Financial Accounting Standards Board Statement No. 2. In accordance with these provisions, the developmental projects were examined to determine if there were any alternative future uses. Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives, and the uniqueness of the developments of these objectives. Further, each in-process R&D project was reviewed to determine if technological feasibility had been achieved.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

DESCRIPTION OF METHODOLOGY


     Tangible net assets of VERITAS principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.


     To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is being amortized on the straight-line basis over its estimated useful life (four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.


     The value of the distribution networks and original equipment manufacturer agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.


     The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.


     The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.


     The value allocated to projects identified as in-process technology at VERITAS and Seagate Software Holdings, for the minority interest acquired, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software Holdings expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.


     The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the purchased in-process technology for VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.


     Goodwill is calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets and liabilities.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

VALUATION ASSUMPTIONS

Revenue

     Revenue estimates were based on (i) aggregate revenue growth rates for the businesses as a whole, (ii) growth rates for the storage management software market, (iii) the aggregate size of the storage management software market,
(iv) anticipated product development and introduction schedules, (v) product sales cycles, and (vi) the estimated life of a product's underlying technology.


     Future revenue estimates were generated based on the worldwide storage management software market and the backup, restore and archive market. The overall storage management software market is forecasted to increase at a compound annual growth rate of 14.2%, from a 1997 value of $2.543 billion to a 2002 value of $4.941 billion. The backup, restore and archive software sector of storage management software, in which NSMG competes, is expected to grow much faster than other sectors.

     NSMG is positioned for continued growth in its backup, restore, and archive software products. The backup, restore, and archive segment is the fastest growing in the storage management software market. Moreover, NSMG competes, and is one of the leaders in providing this type of software for the Windows NT operating environment. Revenue for Windows 95 and Windows NT is projected to grow at a 43.3% compound annual growth rate (1997 through 2002), higher than for any other operating environment.

     Revenue for NSMG was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $350 million for the 1999 calendar year. Thereafter, NSMG is expected to grow slightly greater than the 43.3% industry average through 2003. The revenue by product was allocated between existing, in-process, and future technology; indicating a four-year life cycle (revenue contribution from technology), which is consistent with NSMG's past experience with technology life cycles.

     VERITAS is an open systems supplier. The market for open systems suppliers grew 101.2% between 1996 and 1997. In addition, VERITAS looks to grow and increase its market share through positioning itself as a provider of software services in the Windows NT operating environment. As above, revenue for Windows NT is projected to grow at a 43.3% compound annual growth rate (1997 through 2002).

     Revenue for VERITAS was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $270 million for the 1999 calendar year. Thereafter, VERITAS is expected to grow at 67.9% and 58.4% for years 2000 and 2001, respectively, a rate greater than the 43.3% industry average. For years 2002 through 2005, revenues are expected to level off at a 40% growth rate. The revenue by product was allocated between existing, in-process, and future technology indicating a four-year life cycle (revenue contribution from technology) for Windows NT based products and a three-year life cycle for Unix based products which is consistent with VERITAS' past experience with technology life cycles.


OPERATING EXPENSES

     Estimated operating expenses used in the valuation analysis of NSMG and VERITAS included (i) cost of goods sold, (ii) general and administrative expense, (iii) sales and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both NSMG and VERITAS's overall business models, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

     Cost of goods sold. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 8.6% of revenues from 2000 to 2006 for NSMG. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 14.7% of revenues from 2000 to 2005 for VERITAS.

     General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 9.2% in 1999 and expected to be reduced to 6.7% by 2002 for NSMG. G&A expense for VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was held constant at 4.4% of revenues for the forecast period of 2000 to 2005.

     Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 37.4% for years 2000 to 2006 related to NSMG. S&M expense for VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 34.7% for years 2000 to 2005.

     Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies for the years 2000 to 2006 for NSMG. R&D expense for VERITAS was estimated as 18.2% of revenue in 1999 and was reduced to 16% by 2002, continuing at that rate until 2005.

     In addition, as of the date of the contribution of NSMG to VERITAS, Seagate Software's management and VERITAS' management anticipated the costs to complete the in-process technologies at approximately $5.8 million and $44.2 million, respectively.

EFFECTIVE TAX RATE

     The effective tax rate utilized in the analysis of developed and in-process technologies was 33%, which reflects VERITAS' combined effective federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the contribution and estimated for future years.

DISCOUNT RATE

     The discount rates selected for the developed and in-process technologies were 12% and 17%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Rate of Return (approximately 14% at the date of acquisition) and (ii) the Weighted Average Return on Assets (approximately 18% at the end of contribution) that investors expect for companies with similar anticipated growth rates and other characteristics as the NSMG and VERITAS businesses. The discount rate utilized for the in-process technology was determined to be higher than the WARR due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the WARR, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects. The discount rate was adjusted downward from the WARR for the developed technologies to reflect less technological and/or market risk associated with forecasted sales of the existing products.


ALLOCATION OF TANGIBLE AND INTANGIBLE ASSETS AND LIABILITIES RELATED TO THE SEAGATE SOFTWARE MINORITY INTEREST ACQUIRED BY SEAGATE TECHNOLOGY

     Seagate Software Holdings' investment in VERITAS comprises over 85% of the fair value of Seagate Software Holdings. Accordingly, the assumptions utilized in the allocation of the purchase

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

6. BUSINESS COMBINATIONS (CONTINUED)

price of the minority interest of Seagate Software Holdings acquired by Seagate Technology were materially the same as those used in the allocation of the tangible and intangible assets and liabilities of NSMG and VERITAS.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the contribution of NSMG to VERITAS and the purchase of the Seagate Software Holdings minority interest by Seagate Technology had occurred at the beginning of fiscal 1998. The pro forma statements of operations for the twelve months ended July 2, 1999 and July 3, 1998, include the historical results of Seagate Technology less the historic results of the NSMG business, plus Seagate Technology's equity interest in the pro forma results of VERITAS, including recurring amortization of related goodwill and intangibles plus recurring amortization of goodwill and intangibles associated with the purchase of shares of Seagate Software Holdings stock by Seagate Technology. Non-recurring transactions, such as the gain on the NSMG contribution to VERITAS, compensation expense relating to the acquisition of stock held less than six months by employees of Seagate Software Holdings, transaction costs and the write-off of in-process research and development are excluded from the pro forma presentation. The pro forma financial results are as follows:




                                                            FOR THE YEARS ENDED
                                                       ------------------------------
                                                        JULY 2, 1999     JULY 3, 1998
                                                       --------------   -------------
                                                       (IN MILLIONS, EXCEPT PER SHARE
                                                                   DATA)
   Revenue .........................................      $ 6,600         $  6,644
   Loss before income taxes ........................         (110)          (1,127)
   Net loss ........................................          (34)            (789)
   Net loss per share -- basic and diluted .........      $ (0.14)        $  (3.27)

     As of June 30, 2000, the Company held approximately 32% of the outstanding common stock of VERITAS. The Company accounts for its investment in VERITAS under the equity method and records its equity interest in VERITAS' net income
(loss) on a one-quarter lag. The Company's recorded equity in the net income of VERITAS for the year ended June 30, 2000 was $30 million, and differs from the Company's proportionate share of VERITAS' reported net loss for the twelve months ended March 31, 2000. This difference is primarily because the Company eliminates from VERITAS' net income (loss) the effect of VERITAS' accounting for the NSMG business contribution, including VERITAS' amortization expense related to intangible assets. The Company was not required to record its equity interest in VERITAS' net income (loss) in fiscal 1999 because the NSMG business contribution occurred late in the fourth quarter.

     The Company's activity related to equity interest in VERITAS for the year ended June 30, 2000 consisted of recorded equity in the net income of VERITAS of $30 million, as described above, and the Company's amortization expense for goodwill and other intangible assets relating to the investment in VERITAS amounting to $356 million. The Company's activity related to equity interest in VERITAS for the year ended July 2, 1999 consisted of amortization of goodwill and other intangible assets relating to the investment in VERITAS of $34 million and in-process research and development of $85 million.


7. SEAGATE SOFTWARE HOLDINGS REORGANIZATION

     On October 20, 1999, the stockholders of Seagate Software Holdings, then a majority-owned subsidiary of the Company, approved the merger of Seagate Daylight Merger Corp., a wholly-owned subsidiary of the Company, with and into Seagate Software Holdings. Seagate Software Holdings'

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

7. SEAGATE SOFTWARE HOLDINGS REORGANIZATION (CONTINUED)

assets consisted of the assets of IMG and its investment in the common stock of VERITAS Software Corporation. The merger was effected on October 20, 1999. As a result of the merger, Seagate Software Holdings became a wholly-owned subsidiary of the Company. In connection with the merger, Seagate Software Holdings' stockholders and optionees received payment in the form of 3.23 shares of the Company's common stock per share of Seagate Software Holdings common stock less any amounts due for the payment of the exercise price for such options. All outstanding Seagate Software Holdings stock options were accelerated immediately prior to the merger. Seagate Technology issued 9,124,046 shares of its common stock from treasury shares to optionees and minority stockholders of Seagate Software Holdings.


     In connection with the reorganization, Seagate Software Holdings also formed Seagate Software Information Management Group Holdings, Inc., or IMG, a wholly-owned subsidiary. Seagate Software Holdings transferred the IMG assets into Crystal Decisions. This new company, Crystal Decisions, is now the operating entity for the IMG business. Crystal Decisions has established stock option plans. Total shares available for issuance under these plans are 22,700,000. As of June 30, 2000, Crystal Decisions had granted 9,501,899 options to purchase common stock to employees of Crystal Decisions at an average exercise price of $4 per share, and 1,050 shares had been exercised.


     Seagate Software Holdings accounted for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software Holdings common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued was $19 million and was recorded as purchase price and allocated to the assets and liabilities received. The Company accounted for the exchange of shares of its common stock for stock options in Seagate Software Holdings held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. During the quarter ended December 31, 1999, the Company recorded compensation expense of $284 million, plus $2 million in payroll taxes, related to the purchase of minority interest in Seagate Software.

Allocation of minority interest purchase price to the intangible assets of Seagate Software


                                            (IN MILLIONS)
                                           --------------
       Distribution channel ............        $ 1
       Developed technology ............          1
       Goodwill ........................         18
                                                ---
        Subtotal .......................         20
       Deferred tax liability ..........         (1)
                                                ------
        Total ..........................        $19
                                                =====

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

7. SEAGATE SOFTWARE HOLDINGS REORGANIZATION (CONTINUED)

Compensation relating to stock purchased from employees




                                                                             (IN MILLIONS,
                                                                    EXCEPT SHARE AND PER SHARE DATA)
                                                                   ---------------------------------
   Seagate Software options exercised and exchanged for
    Seagate stock ................................................              3,723,015
   Plus: Seagate Software stock held for less than 6 months
    and exchanged for Seagate stock ..............................                 17,952
                                                                                ---------
   Total Seagate Software shares exchanged .......................              3,740,967
   Times: Exchange ratio into Seagate stock ......................                   3.23
                                                                                ---------
   Number of Seagate shares issued ...............................             12,083,323
                                                                               ----------
   Value per share of Seagate common stock on
    October 20, 1999 .............................................            $     29.00
   Less: Average price paid per Seagate share ....................            $     (5.50)
                                                                              -----------
   Average compensation expense per Seagate share issued .........            $     23.50
                                                                              -----------
    Total compensation expense ...................................            $       284
                                                                              ===========

8. RESTRUCTURING

     As part of the transactions, the Company assumed all restructuring liabilities previously recorded by Seagate Technology including $41 million related to restructuring activities announced in fiscal 2000 and $3 million related to restructuring activities announced in fiscal 2001. During the period from July 1, 2000 to November 22, 2000, Seagate Technology recorded restructuring charges totaling $20 million. Of the $20 million, $11 million was a result of a restructuring plan established to continue the alignment of Seagate Technology's global workforce and manufacturing capacity with existing and anticipated future market requirements, specifically in its recording head operations in Thailand (the "fiscal 2001 restructuring plan"). The remaining $9 million consisted of a $3 million employee termination benefit adjustment to the original estimate related to the fiscal 2000 restructuring plan and $6 million in additional restructuring charges for adjustments to original estimates to the fiscal 1998 restructuring plan. The fiscal 2001 restructuring plan includes workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations. The restructuring charges were comprised of $3 million for employee termination costs; $6 million for the write-off of owned facilities located in Thailand; $1 million for the write-off of excess manufacturing, assembly and test equipment; and $1 million in other expenses. Prior to these restructuring activities, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities.

     In the third fiscal quarter of 2001, the Company announced restructuring activities at disc drive plants in Perai and Ipoh, Malaysia and the customer service operations in Oklahoma City. The Company estimates these restructuring activities will include $23 million in severance, $12 million in excess equipment, $17 million in lease termination and residual rental payments, and $2 million in other costs. The Company believes these activities will be substantially complete by December 28, 2001.

     In connection with the fiscal 2001 restructuring plan, the Company plans to reduce its workforce by approximately 6,000 employees, primarily in manufacturing. Approximately 100 of the 6,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2001 restructuring plan, the Company estimates that after completion of these restructuring activities, annual salary and

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

8. RESTRUCTURING (CONTINUED)

depreciation expense will be reduced by approximately $7 million and $2 million, respectively. However, the Company expects that reduction in annual salary expense will be substantially offset by increases of headcount in certain other recording head operations facilities. The Company intends to implement additional actions pursuant to the fiscal 2001 restructuring plan, and, when such additional actions are implemented, the Company anticipates that additional charges would be taken related to these actions. The Company expects the fiscal 2001 restructuring plan will be substantially complete by June 29, 2001.

     In connection with the fiscal 2000 restructuring plan, Seagate Technology recorded an adjustment of $3 million in the quarter ended September 29, 2000 as a result of an increase in the estimated number of employees to be terminated. The Company now plans to reduce its workforce by approximately 24,000 employees primarily in manufacturing. Approximately 22,000 of the 24,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2000 restructuring plan, the Company estimates that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $48 million, respectively. The fiscal 2000 restructuring plan was substantially complete as of December 29, 2000.

     In connection with the restructuring plan implemented in fiscal 1998, Seagate Technology revised its original lease termination cost estimates on certain of its facilities and recorded an additional $6 million in restructuring charges.

     In fiscal 2000, the Company recorded restructuring charges of $218 million. The $218 million restructuring charge was a result of a restructuring plan established to align the Company's global workforce and manufacturing capacity with existing and anticipated future market requirements and necessitated by the Company's improved productivity and operating efficiencies (the "fiscal 2000 restructuring plan"). These actions included workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations in the Company's recording media operations, disc drive assembly and test facilities, printed circuit board assembly manufacturing, recording head operations, software operations, customer service operations, sales and marketing activities, and research and development activities. The restructuring charges were comprised of $81 million for the write-off of excess manufacturing, assembly and test equipment formerly utilized in Singapore, Thailand and Northern California; $90 million for employee termination costs; $29 million for the write-off of owned facilities located in Singapore; $11 million in lease termination and holding costs; $5 million in renovation costs to restore facilities in Singapore and Northern California to their pre-lease condition; and $2 million in contract cancellations associated with one of the Singapore facilities. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities. In connection with the fiscal 2000 restructuring plan, the Company plans to reduce its workforce by approximately 23,000 employees primarily in manufacturing. Approximately 18,300 of the 23,000 employees had been terminated as of June 30, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the restructuring charges recorded during the year ended June 30, 2000 related to the fiscal 2000 restructuring plan, the Company estimates that after the completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $88 million, respectively. The Company anticipates that the implementation of the fiscal 2000 restructuring plan will be substantially complete by December 29, 2000.

     In fiscal 2000, the Company reversed $11 million of its restructuring accruals comprised of $2 million of restructuring reserves recorded in the same period, $5 million of restructuring reserves recorded in fiscal 1999 and $4 million of restructuring reserves recorded in fiscal 1998. This reversal

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

8. RESTRUCTURING (CONTINUED)

included $3 million of valuation reserves classified elsewhere on the balance sheet and the reversal of amounts included in the restructuring reserve for facility lease costs. In addition, reclassifications between cost categories within the restructuring reserve were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred.

     During the third quarter of fiscal 1999, the Company recorded a restructuring charge of $72 million as a result of steps the Company is taking to further improve the efficiency of its operations. These actions included closure of the Company's microchip manufacturing facility in Scotland; discontinuance of the Company's recording head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating such operations in Singapore, Scotland and Costa Mesa, California to Reynosa, Mexico; and closure of the Company's recording media substrate facility in Mexico. The restructuring charges were comprised of $37 million for the write-off or write-down of excess manufacturing, assembly and test equipment formerly utilized in Scotland, Malaysia and Minnesota; $16 million for lease termination and holding costs for facilities located in Scotland and Singapore; $10 million for employee termination costs; $3 million for the write-off of goodwill associated with the recording media substrate operation in Mexico; $2 million for the write-down of owned facilities located in Malaysia; $1 million for the write-down of leasehold improvements in Singapore; $1 million for the write-off of tooling; $1 million for contract cancellations associated with the suspension business; and $1 million for repayment of various grants previously received from the Scottish government. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities. Evaluations of the resale market for certain assets were used to estimate fair value.

     As of July 2, 1999, all of the equipment located at the microchip facility in Scotland had been sold and the lease on this facility had been terminated

     The Company is in the final stages of disposing all of the assets for its suspension business. The facility that was previously occupied by the suspension operations is currently being used for other operations.

     In connection with the fiscal 1999 restructuring, the Company's planned workforce reduction had been completed as of March 31, 2000 and the other restructuring activities were substantially complete as of March 31, 2000.

     In fiscal 1999, the Company reversed $12 million of its restructuring accruals originally recorded in fiscal year 1998 as a result of the Company abandoning its plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. This reversal included $10 million of valuation reserves classified elsewhere on the balance sheet and reversal of amounts included in the restructuring reserve of $1 million for facility lease costs and $1 million for contract cancellations. In addition, reclassifications between cost categories within the restructuring reserve were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred. This was primarily a result of an increase in the period of time estimated to obtain a suitable sub-lessee for certain leased buildings located at the former San Jose, California design facility offset by lower severance and benefits costs than originally estimated.

     In the second and third quarters of fiscal 1998, the Company recorded restructuring charges aggregating $347 million. The Company had experienced reductions in revenue from the third quarter of fiscal year 1997 to the fourth quarter of fiscal year 1997 of 21%, from the fourth quarter of fiscal year 1997 to the first quarter of fiscal year 1998 of 4% and from the first quarter of fiscal year 1998 to the second quarter of fiscal year 1998 of an additional 12%. During the second quarter of fiscal 1998, forecasted production needs were much lower than the current capacity of the Company and the Company recognized that the recent oversupply in the marketplace was not a short-term

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

8. RESTRUCTURING (CONTINUED)

anomaly. In this period, the Company also decided to discontinue production of several products, rendering test and manufacturing equipment unique to those products obsolete. Prior to this period, there was no indication of permanent impairment of these assets associated with the recent excess capacity of the Company or the products to be discontinued These charges reflect steps the Company is taking to align worldwide operations with current market conditions by reducing existing capacity in all areas of the Company and improving the productivity of its operations and the efficiency of its development efforts by consolidating manufacturing and R&D operations. Actions include exiting production of mobile products; early discontinuation of several other products; closing and selling the Clonmel, Ireland drive manufacturing facility; closing and subleasing the San Jose and Moorpark, California design center facilities; aborting production expansion projects in Cork, Ireland; and divesting the Company of the new Philippines manufacturing facility, which was nearing completion. Included in the restructuring charge are the write-down and write-off of tangible assets comprised of manufacturing, assembly and test equipment and tooling formerly utilized in California, Singapore, Thailand, Ireland and facilities located in California, the Philippines and Thailand totaling $200 million and intangible assets totaling $2.5 million for goodwill associated with permanently impaired media manufacturing equipment.


     The majority of the tangible assets have been disposed of or sold including the disposal of the Clonmel, Ireland facility in May 1998 and the sublease of one of the five buildings at the San Jose, California design center. The Company is marketing three additional buildings in the San Jose, California design center for sublease. The fifth building has a remaining lease term so short as to make a sublease impractical. Equipment formerly utilized at these facilities, in addition to equipment associated with restructuring actions in Singapore and Thailand, has been relocated to other sites or scrapped. Of the $137 million in write-offs and write-downs of equipment, $109 million was scrapped and $28 million is awaiting final disposition. In addition, $10 million of equipment was transferred at net book value for use in operations at other sites. Subsequent to the recording of the restructuring reserve, depreciation related to certain assets that continued in use, was included in operations. At the time these assets were identified as available for sale no further depreciation was recorded. The write-off of intangibles and other assets includes capital equipment deposits and goodwill associated with permanently impaired equipment. Costs associated with aborting production expansion projects in Cork, Ireland include primarily architect costs, lease termination costs associated with equipment leased by contractors, and lease termination costs for temporary housing used by contractor personnel.


     Certain facilities including design centers in California, as well as manufacturing facilities in Thailand continued in use after restructuring amounts were recorded. The Moorpark, California product design center remained in use for six months after the write-down of leasehold improvements and equipment totaling $9 million. This facility has been subleased for a portion of the remaining minimum lease term. One Thailand manufacturing facility continues to be utilized until a satisfactory agreement can be made with an external vendor to supply parts currently manufactured at this location. At the time the decision to exit this facility was made, the Company believed that it had identified a supplier for parts. It was subsequently determined that the supplier could not meet the Company's quality standards.


     As of January 1, 1999, the Company's planned workforce reduction associated with the fiscal 1998 restructuring had been completed. The implementation of the 1998 restructuring plan was substantially complete as of July 2, 1999.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

8. RESTRUCTURING (CONTINUED)

     The following table summarizes the Company's restructuring activities:





                               SEVERANCE                            INTANGIBLES &
                                  AND        EXCESS                     OTHER         CONTRACT
                                BENEFITS   FACILITIES   EQUIPMENT      ASSETS      CANCELLATIONS     OTHER        TOTAL
                              ----------- ------------ ----------- -------------- --------------- ----------   -----------
                                                                     (IN MILLIONS)
FY1998 restructuring
 charge .....................    $ 57        $ 78        $ 137         $  11           $ 43         $ 21         $ 347
FY1999 restructuring
 charge .....................      10          19           37             4              1            1            72
Cash charges ................     (60)        (23)          --            --            (38)         (12)         (133)
Non-cash charges ............      --         (59)        (174)          (15)            --           --          (248)
Adjustments and
 reclassifications ..........      (3)          3           --            --             (3)           1            (2)
                                 -------     ----        -----         -----           -------      ----         --------
Reserve balances, July 2,
 1999 .......................       4          18           --            --              3           11            36
FY2000 restructuring
 charge .....................      90          40           81            --              2            5           218
Cash charges ................     (69)        (11)          --            --             --           (2)          (82)
Non-cash charges ............      --         (29)         (81)           --             --           --          (110)
Adjustments and
 reclassifications ..........      (2)         (8)          --            --             --            2            (8)
                                 -------     -------     -----         -----           ------       ------       --------
Reserve balances,
 June 30, 2000 ..............      23          10           --            --              5           16            54
                                 ------      ------      -----         -----           ------       ------       -------
FY2001 restructuring
 charge .....................       3           6            1            --             --            1            11
Cash charges ................     (14)         (5)          --            --             --           (3)          (22)
Non-cash charges ............      --          (6)          (1)           --             --           --            (7)
Adjustments .................       3           6           --            --             --           --             9
                                 ------      ------      -------       -----           ------       ------       -------
Reserve balances,
 November 22, 2000 ..........      15          11           --            --              5           14            45
NEW SAC
Cash charges ................      (3)         (1)          --            --             --           --            (4)
                                 -------     -------     -------       -----           ------       ------       --------
Reserve balances,
 December 29, 2000 ..........    $ 12        $ 10        $  --         $  --           $  5         $ 14         $  41
                                 ======      ======      =======       =====           ======       ======       =======


     The Company may not be able to realize all of the expected savings from its restructuring activities and cannot insure that the restructuring activities and transfers will be implemented on a cost-effective basis without delays or disruption in its production and without adversely affecting its results of operations.


9. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include rigid disc drives and disc drive components, tape drives and software. The Company has three operating segments: disc drives, software and tape drives, however, only the disc drive and software businesses are reportable segments under the criteria of SFAS No. 131. The "other" category in the following revenue and gross profit tables consists of tape drives and out-of-warranty repair. The CEO

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

9. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales. The Company does not evaluate or allocate assets or depreciation by operating segment, nor does the CEO evaluate segments on these criteria. The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131.

     The following table summarizes the Company's operations by business segment:


                            NEW SAC                       SEAGATE TECHNOLOGY
                        -------------- ---------------------------------------------------------
                            PERIOD
                             FROM        PERIOD FROM       SIX
                         NOVEMBER 23,      JULY 1,        MONTHS
                             2000           2000          ENDED
                              TO             TO        DECEMBER 31,
                         DECEMBER 29,   NOVEMBER 22,       1999
                             2000           2000       (UNAUDITED)     2000    1999(1)   1998(1)
                        -------------- -------------- ------------- --------- --------- --------
                                                   (IN MILLIONS)
Revenue:
 Disc Drives ..........     $  962         $2,286         $3,100     $6,013    $6,101    $6,152
 Software .............         20             57             58        127       343       293
 Other ................         35            106            169        308       358       374
                            ------         ------         ------     ------    ------    ------
 Consolidated .........     $1,017         $2,449         $3,327     $6,448    $6,802    $6,819
                            ======         ======         ======     ======    ======    ======
Gross Profit:
 Disc Drives ..........     $  107         $  268         $  583     $1,238    $1,250    $  722
 Software .............         12             39             36         83       291       242
 Other ................          2             23             44         71        85        67
                            ------         ------         ------     ------    ------    ------
 Consolidated .........     $  121         $  319         $  662     $1,392    $1,626    $1,031
                            ======         ======         ======     ======    ======    ======



                                      NEW SAC                  SEAGATE TECHNOLOGY
                                   -------------   ------------------------------------------
                                    DECEMBER 29,
                                        2000           2000           1999           1998(2)
                                   -------------   ------------   ------------   ------------
Total Assets:
 Disc Drives ...................     $  21,469      $  19,900      $  16,553      $  16,685
 Software ......................           345            688            287            212
 Other .........................           187            378            299             80
                                     ---------      ---------      ---------      ---------
 Operating Segments.............        22,001         20,966         17,139         16,977
 Investment in VERITAS .........            --          1,122          1,745             --
 Eliminations ..................       (18,478)       (14,921)       (11,812)       (11,332)
                                     ---------      ---------      ---------      ---------
 Consolidated ..................     $   3,523      $   7,167      $   7,072      $   5,645
                                     =========      =========      =========      =========

----------
(1) Includes results of operations of Seagate Software, Inc., including NSMG, and Crystal Decisions.

(2)   Includes assets of the Network and Storage Management Group.


     For the period from November 23, 2000 to December 29, 2000, Compaq Computer Corporation and EMC Corporation accounted for more than 10% of consolidated revenue for a total of $147 million and $145 million, respectively. For the period from July 1, 2000 to November 22, 2000, Compaq Computer Corporation and EMC Corporation accounted for more than 10 % of consolidated revenue for a total of $429 million and $328 million, respectively. Sales to Compaq Computer Corporation and EMC Corporation were primarily from the Company's disk drive segment.

     In fiscal 2000, 1999 and 1998, Compaq Computer Corporation accounted for more than 10% of consolidated revenue for a total of $1.100 billion, $1.144 billion, and $873 million, respectively. Sales to Compaq Computer Corporation were from the Company's disc drive segment.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

9. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

     Enterprise-wide information is provided in accordance with SFAS No. 131. Long-lived assets consist of property, equipment and leasehold improvements, capital leases, equity investments, goodwill and other intangibles, and other non-current assets as recorded by the Company's operations in each area.

     The following table summarizes the Company's operations by geographic area:




                                     NEW SAC                        SEAGATE TECHNOLOGY
                                 -------------- ----------------------------------------------------------
                                   PERIOD FROM    PERIOD FROM    SIX MONTHS
                                  NOVEMBER 23,   JULY 1, 2000      ENDED
                                     2000 TO          TO        DECEMBER 31,
                                  DECEMBER 29,   NOVEMBER 22,       1999
                                      2000           2000       (UNAUDITED)     2000      1999      1998
                                 -------------- -------------- ------------- --------- --------- ---------
                                                               (IN MILLIONS)
Revenue from external
 customers: (1)
 United States .................     $  396         $1,199         $1,521     $2,917    $3,440    $3,641
 The Netherlands ...............        271            465            674      1,312     1,361     1,447
 Singapore .....................        245            456            635      1,378     1,194     1,119
 Other .........................        105            329            497        841       807       612
                                     ------         ------         ------     ------    ------    ------
 Consolidated ..................     $1,017         $2,449         $3,327     $6,448    $6,802    $6,819
                                     ======         ======         ======     ======    ======    ======
Long-lived Assets: (2)
 United States .................     $  556                                   $1,521    $  826    $  771
 Singapore .....................        196                                      392       546       607
 Malaysia ......................        146                                      285       303       304
 Investment in VERITAS .........         --                                    1,122     1,745        --
 Other .........................        166                                      338       340       348
                                     ------                                   ------    ------    ------
 Consolidated ..................     $1,064                                   $3,658    $3,760    $2,030
                                     ======                                   ======    ======    ======

----------
(1)   Revenue is attributed to countries based on the shipping location.

(2) All assets belonging to Seagate Technology, Inc. were acquired by New SAC as of November 22, 2000.


10. ACCUMULATED OTHER COMPREHENSIVE INCOME

     The Company records unrealized gains and losses on the mark-to-market of its investments as a component of accumulated other comprehensive income. As of June 30, 2000 and July 2, 1999, total accumulated other comprehensive income
(loss) was $86 million and $(7) million, respectively. During fiscal 2000, several marketable equity securities held by the Company including SanDisk Corporation, Gadzoox Networks, Inc., Veeco Instruments, Inc., and Lernout & Hauspie Speech Products N.V. were included in this mark-to-market calculation resulting in a $95 million unrealized gain, net of taxes. No such similar amounts were recorded in fiscal 1999. Such investments are subject to changes in valuation based upon the market price of their common stock. Between June 30, 2000 and August 9, 2000, these investments, excluding the investment in SanDisk which was sold during the same period, had temporarily decreased in fair value by $56 million, net of taxes. In July 2000, the Company sold its remaining investment in SanDisk for net proceeds of approximately $105 million.


     Accumulated other comprehensive loss as of December 29, 2000, represents the temporary loss on mark-to-market of marketable securities.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

10. ACCUMULATED OTHER COMPREHENSIVE INCOME (CONTINUED)

     The components of accumulated other comprehensive income (loss), net of related tax, at December 29, 2000, June 30, 2000 and July 2, 1999 were as follows:



                                                              NEW SAC        SEAGATE TECHNOLOGY
                                                          --------------   -----------------------
                                                           DECEMBER 29,     JUNE 30,      JULY 2,
                                                               2000           2000         1999
                                                          --------------   ----------   ----------
                                                                       (IN MILLIONS)
Unrealized gain (loss) on securities ..................        $ (3)          $88          $(5)
Foreign currency translation adjustments ..............          --            (2)          (2)
                                                               ----           ------       ------
Accumulated other comprehensive income (loss) .........        $ (3)          $86          $(7)
                                                               ====           =====        =====

----------
Accumulated other comprehensive income as of June 30, 2000 includes deferred tax liabilities of $57 million.



11. SEAGATE TECHNOLOGY, INC.'S PREVIOUSLY HELD EQUITY INVESTMENT IN VERITAS SOFTWARE CORPORATION

     In connection with the transactions, the investment in VERITAS was not acquired by the Company. It was acquired by VERITAS in connection with the merger. Seagate Technology accounted for its investment in VERITAS under the equity method and recorded its equity interest in VERITAS' net income (loss) on a one-quarter lag. Summarized income statement information for VERITAS for the six months ended September 29, 2000 is as follows:




                           SIX MONTHS
                              ENDED
                          SEPTEMBER 29,
                              2000
                         --------------
                          (IN MILLIONS)
Revenue ..............       $  593
Gross profit .........          502
Net loss .............         (320)

     Seagate Technology's recorded equity in the net income of VERITAS for the period from July 1, 2000 through November 22, 2000 was $30 million, and differs from Seagate Technology's proportionate share of VERITAS' reported net loss for the six months ended September 29, 2000. This difference is primarily because Seagate eliminated from VERITAS' net income (loss) the effect of VERITAS' purchase accounting for the Network & Storage Management Group business contribution, including VERITAS' amortization expense related to intangible assets. As this investment was not acquired by the Company under the terms of the stock purchase agreement, no further accounting of the investment occurred after November 22, 2000.

     Seagate Technology's activity related to equity interest in VERITAS for the period from July 1, 2000 to November 22, 2000 consisted of Seagate Technology's amortization expense for goodwill and other intangible assets relating to the investment in VERITAS of $129 million partially offset by recorded equity in the net income of VERITAS of $30 million as described above.



12. EXCHANGE OF INVESTMENTS IN EQUITY SECURITIES

     During fiscal 2000, several marketable equity securities held by the Company including Dragon Systems, CVC and iCompression were exchanged for other investments in publicly traded companies. The Company's equity investment in Dragon Systems was exchanged for a 2.5%

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

12. EXCHANGE OF INVESTMENTS IN EQUITY SECURITIES (CONTINUED)

ownership in Lernout & Hauspie. The Company's equity investment in CVC was exchanged for an approximate 6% ownership in Veeco Instruments and equity investment in iCompression was exchanged for shares of Globespan Semiconductor. These exchanges were accounted for under APB 29, Accounting for Nonmonetary Transactions. As a result, the Company recognized a $231 million gain on the exchange of shares in those companies for the shares in the new companies.


     In November 2000, Lernout & Hauspie declared bankruptcy after a substantial deterioration in its financial condition. As a result, the Company wrote-off its entire investment in Lernout & Hauspie in November 2000, amounting to $138 million.


13. COMMITMENTS


     Leases -- The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2015 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.


     Future minimum lease payments for operating leases with initial or remaining terms of one year or more were as follows at December 29, 2000:




                                      OPERATING
                                       LEASES
                                   --------------
                                    (IN MILLIONS)
  2001 .........................        $ 18
  2002 .........................          34
  2003 .........................          31
  2004 .........................          25
  2005 .........................          19
  2006 .........................          15
  After 2006 ...................         117
                                        ----
                                        $259
                                        ====

     Total rent expense for all land, facility and equipment operating leases was approximately $3 million, $16 million and $22 million for the period from November 23, 2000 to December 29, 2000, July 1, 2000 to November 22, 2000 and for the six months ended December 31, 1999, respectively. Total rent expense for all land, facility and equipment operating leases was approximately $44 million, $56 million, and $58 million for 2000, 1999 and 1998, respectively.


     Capital Expenditures -- The Company's commitments for construction of manufacturing facilities and equipment approximated $18 million at December 29, 2000.


     Joint Venture -- In July 2000, the Company and Thomson Multimedia formed an independent company called CacheVision. CacheVision brings together the Company's product development activities and Thomson Multimedia's A/V technologies expertise and marketing presence to develop cost-optimized, time-to-market integrated systems to be incorporated into consumer electronic products such as televisions, set-top boxes, personal video recorders, and DVD players. The Company expects to sell rigid disc drive products to CacheVision as an OEM customer. This information is unaudited.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

14. SUPPLEMENTAL CASH FLOW INFORMATION




                                       NEW SAC                       SEAGATE TECHNOLOGY
                                   -------------- --------------------------------------------------------
                                     PERIOD FROM    PERIOD FROM
                                    NOVEMBER 23,      JULY 1,         SIX
                                        2000           2000          MONTHS
                                         TO             TO           ENDED
                                    DECEMBER 29,   NOVEMBER 22,   DECEMBER 31,
                                        2000           2000           1999      2000     1999      1998
                                   -------------- -------------- ------------- ------ --------- ----------
                                                                (IN MILLIONS)
Cash Transactions:
 Cash paid for interest ..........       $--          $  26           $ 26      $ 52   $   52      $52
 Cash paid (received) for income
   taxes, net of refunds .........        --            (63)           261       577     (109)      (1)
Non-Cash Transactions:
 Contribution of NSMG to
 VERITAS .........................       $--          $  --           $ --      $ --   $1,806      $--
 Acquisition of minority interest         --             --             19        19       52       --
 Acquisition of XIOtech
 Corporation .....................        --             --             --       359       --       --


The components of depreciation and amortization expense are as follows:




                                          NEW SAC                          SEAGATE TECHNOLOGY
                                      --------------   ----------------------------------------------------------
                                        PERIOD FROM      PERIOD FROM         SIX
                                       NOVEMBER 23,        JULY 1,          MONTHS
                                           2000             2000            ENDED
                                            TO               TO          DECEMBER 31,
                                       DECEMBER 29,     NOVEMBER 22,         1999
                                           2000             2000         (UNAUDITED)     2000     1999      1998
                                      --------------   --------------   -------------   ------   ------   -------
                                                                     (IN MILLIONS)
Depreciation ......................         $47             $242             $298        $597     $574     $549
Amortization:
 Goodwill and intangibles .........           7              30                19          52       51       56
 Deferred compensation ............           1               4                 3           6       10        8
 Other assets .....................          14              (5)               31          38       61       51
                                            ---             ------           ----        ----     ----     ----
                                            $69             $271             $351        $693     $696     $664
                                            ===             =====            ====        ====     ====     ====

15. LITIGATION


LEGAL PROCEEDINGS


 SECURITIES CLASS ACTIONS

     Following our announcement of the transactions, a number of our stockholders filed lawsuits against us, the individual members of our board of directors, some of our executive officers, VERITAS and Silver Lake. The complaints filed in Delaware were consolidated into one action on April 18, 2000. On May 22, 2000, the Delaware Chancery Court certified the Delaware action as a class action. The Delaware plaintiffs filed an amended complaint and moved for a preliminary injunction on September 11, 2000. In California, three complaints were filed in Santa Clara County Superior Court and two complaints were filed in Santa Cruz County Superior Court. The complaints in both jurisdictions all essentially allege that the members of our board of directors breached their fiduciary duties to our shareholders by entering into the transactions. The complaints also allege that the directors and executive officers have conflicting financial interests and did not secure the highest possible price for our shares. All the complaints were styled as class actions, and sought to enjoin the transactions and secure damages from all defendants. Between March 30 and October 27, 2000, one of the California complaints was voluntarily dismissed and the others were coordinated in Santa

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

15. LITIGATION (CONTINUED)

Clara County. On October 13, 2000, a Memorandum of Understanding, or MOU, was signed regarding settlement with all defendants on behalf of the shareholder class. The shareholders approved the transactions on November 21, 2000 and the transactions closed on November 22, 2000. After the transactions closed in November 2000, the four remaining California actions were dismissed with prejudice.

     A final Stipulation of Settlement was executed in early January 2001. The Delaware Chancery Court approved the settlement and entered an order of judgement on April 12, 2001. If no appeal is filed within 30 days, the judgment will be final. The primary elements of the Stipulation of Settlement are the following:

   o Suez Acquisition Company and the investor group agreed to increase the cash purchase price under the stock purchase agreement by $50 million. This amount:

     - was funded by the investor group on the closing of the transactions into an escrow account held by VERITAS, pending its distribution to our shareholders, if specified conditions are satisfied as discussed below;


     - will be paid to our shareholders as additional consideration if the order of judgment by the Delaware Chancery Court is not appealed and becomes final and the Delaware lawsuit and the California lawsuits are dismissed with prejudice; and


     - plus interest, will be returned to New SAC in the event that VERITAS determines, in its reasonable judgment, that the conditions to the release of the amount have become incapable of being satisfied.

   o New SAC paid $15.25 million in attorneys' fees awarded to plaintiffs' counsel by the Delaware Chancery Court into an escrow account. That amount will be paid from escrow to plaintiffs' counsel when the judgment is final.

   o The merger agreement was amended to 1) reduce the maximum amount that may be required to be held in escrow to cover our potential tax liabilities from $300 million to $150 million, and 2) change some provisions regarding VERITAS' payment of the consideration for the merger.


   o The settlement is binding on all members of the shareholder class.


 INTELLECTUAL PROPERTY LITIGATION

     Papst Licensing, GmbH -- Papst has given us notice that it believes various of our former Conner Peripherals, Inc. rigid disc drives infringe several of its patents covering the use of spindle motors in rigid disc drives. We believe that the accused former Conner disc drives do not infringe any valid and/or enforceable claims of the Papst patents. We believe that subsequent to the merger with Conner, our earlier paid-up license under Papst's patents extinguished any ongoing liability. We also believe we enjoy the benefit of licenses granted by Papst to motor vendors of Conner. After closing of the transactions, Papst indicated that it could not consent to the assignment of the 1993 Papst-Seagate license to the new entity until it receives further information about the new business structure and that any of our drives would be assumed to be unlicensed. We are providing Papst with additional information regarding the new business structure.

     Convolve, Inc. -- On July 13, 2000, Convolve, Inc., and Massachusetts Institute of Technology filed a lawsuit, captioned Convolve, Inc. and Massachusetts Institute of Technology v. Compaq Computer Corp. and Seagate Technology, Inc. against Compaq Computer Corporation and Seagate Technology in the U.S. District Court for the Southern District of New York. It alleged patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

15. LITIGATION (CONTINUED)

and fraud relating to Convolve's Input Shaping (Registered Trademark) and Quick and QuietTM technology. The plaintiffs claim their technology is incorporated in our sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and punitive damages. We answered the complaint on August 2, 2000 and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that we own any intellectual property based on the information that we disclosed to Convolve. Plaintiffs' motion for expedited discovery was denied by the court. The court ordered plaintiffs to identify their trade secrets to defendants before discovery can begin. Convolve served a trade secrets disclosure on August 4, 2000, and Seagate Technology has challenged that disclosure as not containing any trade secrets. The court will appoint a Special Master to review the trade secret issues, and the parties have presented candidates to the court. We believe this matter is without merit and intend to defend it vigorously.


     Storage Computer Corporation -- On March 22, 2001, Storage Computer Corporation filed suit in the U.S. District Court for the Northern District of Texas, Civil Action No. 3-01CV0555-M, entitled Storage Computer Corporation v. XIOtech Corporation and Seagate Technology, Inc. The complaint alleges that XIOtech's MAGNITUDETM product infringes U.S. Patent No. 5,893,919 and that Seagate Technology induces infringement of the patent by promoting and marketing XIOtech's MAGNITUDETM product, particularly through a hyperlink on Seagate Technology's internet website to XIOtech's internet website. The plaintiff alleges willful infringement and seeks unspecified damages and an injunction. We have engaged outside counsel to evaluate the claims in the suit.




 LABOR LITIGATION

     White -- On March 15, 2000 Royston White filed a breach of contract action against Seagate Technology in Oklahoma State Court. The complaint is styled as a class action, and White, as the sole named defendant, alleges that some 600 former employees have been damaged through breach of separation and release agreements entered into in connection with a work force reduction. Discovery is ongoing and a trial date has not yet been set. We have filed a summary judgment motion, although the court has not set a hearing date yet. We believe we have substantive defenses and will pursue such defenses vigorously.


 OTHER MATTERS

     We are involved in a number of other judicial and administrative proceedings incidental to our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.


16. PURCHASE ACCOUNTING

     On November 22, 2000, under the stock purchase agreement, New SAC completed the purchase of all of the operating assets and assumption of operating liabilities of Seagate Technology and its consolidated subsidiaries. The net purchase price was $1.840 billion in cash, including transaction costs of approximately $25 million. Immediately thereafter, in a separate and independent transaction, Seagate Technology and VERITAS completed their merger under the Merger Agreement. At the time of the merger, Seagate Technology's assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Technology, VERITAS and New SAC entered into an Indemnification

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

16. PURCHASE ACCOUNTING (CONTINUED)

Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology, including RSS, agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the stock purchase agreement and Merger Agreement.


     We accounted for the transactions as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: (1) the rigid disc drive business (HDD, which is now Seagate Technology Holdings), which includes the storage area networks business (SAN, which is now Seagate Technology SAN Holdings), (2) the removable storage solutions business (RSS, which is now Seagate Removable Storage Solutions Holdings), (3) the software business (Crystal Decisions), and (4) an investment holding company (STIH). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.


     Seagate Technology recorded a loss on the sale of its operating assets of $889 million related to this transaction on November 22, 2000.

     The table below summarizes the allocation of net purchase price by business. Amounts for HDD include SAN.




                                                                                ESTIMATED FAIR VALUE
                                                         -------------------------------------------------------------------
                                                                                    (IN MILLIONS)
                                              USEFUL        TOTAL
                                               LIFE          NEW                                           CRYSTAL
               DESCRIPTION                   IN YEARS        SAC         HDD         SAN        RSS       DECISIONS     STIH
-----------------------------------------   ----------   ----------   ---------   --------   ---------   -----------   -----
Net current assets (1) (4) ..............                  $  939      $  873      $  27       $32          $ 9         $25
Long-term investments (2) ...............                      42          --         --        --           --          42
Other long-lived assets .................                      42          42         --        --           --          --
Property, plant & equipment (3)             up to 30          778         764          2         9            5          --
Identified intangibles:
Trade names (5) .........................      10              47          47          1        --           --          --
Developed technologies (5) ..............      3-7             76          50          5        11           15          --
Assembled workforces (5) ................      1-3             53          43          1         3            7          --
Other ...................................       5               1           1          1        --           --          --
                                                           ------      ------      -----       ----         ---         ---
   Total identified intangibles .........                     177         141          8        14           22          --
Long-term deferred taxes (4) ............                     (75)        (70)        --        (3)          (2)         --
Long term liabilities ...................                    (122)       (122)       (10)       --           --          --
                                                           ------      ------      -----       -----        -----       ---
   Net assets ...........................                   1,781       1,628         27        52           34          67
In-process research &
 development (4) ........................                      59          52         25        --            7          --
                                                           ------      ------      -----       -----        -----       ---
   Net Purchase Price ...................                  $1,840      $1,680      $  52       $52          $41         $67
                                                           ======      ======      =====       =====        =====       ===


----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values of Seagate Technology. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

16. PURCHASE ACCOUNTING (CONTINUED)

   Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values of Seagate Technology because of the monetary nature of most of the liabilities.

     Details of the net current assets are as follows (in millions):



       Cash and cash equivalents           $1,116
       Accounts receivable, net               494
       Inventories                            766
       Other current assets                   202
       Accounts payable                      (711)
       Accrued employee compensation         (180)
       Accrued expenses                      (576)
       Accrued income taxes                  (168)
                                           ------
       Total tangible assets acquired      $  943
                                           ======


(2) The value of individual long-term equity investments was based upon quoted market prices, where available, and when such market prices were not available an independent appraisal was performed to estimate the fair values of the individual investments.

(3) New SAC obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued based upon discussions with knowledgeable personnel.

(4) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, long-term investments, and acquired intangible assets over their related tax basis. New SAC has $350 million of federal and state deferred tax assets for which a full valuation allowance has been established.

(5) New SAC obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

     Trade names -- The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

     Developed technologies -- The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

16. PURCHASE ACCOUNTING (CONTINUED)

     In-process research & development (IPR&D) -- The value of IPR&D was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement FAS No. 2, "Accounting for Research and Development Costs" and FAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed".

     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.

     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of Seagate Technology had occurred at the beginning of fiscal 1999. The pro forma statements of operations for the six months ended December 29, 2000 and December 31, 1999 and for the fiscal years ended June 30, 2000 and July 2, 1999 are adjusted to reflect the new accounting basis for the assets and liabilities of New SAC, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to Seagate Technology's prior acquisitions, as well as charges recorded by Seagate Technology to reflect the loss on sale to New SAC and compensation expense related to option accelerations associated with the transactions. The pro forma financial results are as follows:




                                                     SIX MONTHS ENDED                FISCAL YEAR
                                              ------------------------------   -----------------------
                                                                DECEMBER 31,
                                               DECEMBER 29,         1999        JUNE 30,      JULY 2,
                                                   2000         (UNAUDITED)       2000         1999
                                              --------------   -------------   ----------   ----------
                                                                   (IN MILLIONS)
Revenue ...................................       $3,466          $3,327        $ 6,448      $ 6,600
Income (loss) before income taxes .........          262             (22)           176          464
Net income (loss) .........................          210             (29)           176         (233)

17. EQUITY


CAPITAL STOCK

     New SAC's authorized share capital is $22,000 and consists of 100 million ordinary shares, par value $0.0001, of which 9,409,000 shares (including 1,843,000 unvested shares) were outstanding as of December 29, 2000, 20 million non-voting ordinary shares, par value $0.0001, of which 1,591,000 were outstanding as of December 29, 2000, and 100 million preferred shares, par value $0.0001, of which 9,205,000 shares (including 48,500 unvested shares) were outstanding as of December 29, 2000.

     Ordinary Shares -- Holders of ordinary shares are entitled to receive dividends and distributions when and as declared by New SAC's Board of Directors, subject to the rights of holders of New SAC's preferred shares. Upon any liquidation, dissolution, or winding up of New SAC, after required payments are made to holders of preferred shares, any remaining assets of New SAC will be

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

17. EQUITY (CONTINUED)

distributed ratably to holders of the ordinary shares. Holders of ordinary shares are entitled to one vote per share on all matters presented to New SAC's shareholders.

     Non-Voting Ordinary Shares -- Holders of non-voting ordinary shares have the same rights as holders of New SAC's ordinary shares except they have no voting rights. Holders of non-voting ordinary shares can convert their shares, on a share-for-share basis, into New SAC's ordinary shares. Specified entities, however, cannot exercise this conversion option if, in the aggregate, they would hold more than 9.6% of the shares in New SAC that are entitled to vote or they would be subject to specified tax liabilities.


     Preferred Shares -- New SAC's Board of Directors may issue one or more series of preferred shares, at the time and for the consideration determined by the Board of Directors. Holders of the outstanding preferred shares are entitled to receive dividends and distributions when and as declared by New SAC's Board of Directors and in preference to holders of New SAC's ordinary shares in certain situations. Upon any liquidation, dissolution, or winding up of New SAC, the holders of preferred shares shall receive, out of any remaining, legally available assets of SAC, a liquidation preference of $100.00 per preferred share, less the aggregate amount of any distributions or dividends already made per preferred share. To the extent there are not sufficient remaining assets of New SAC to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of New SAC's remaining assets. Upon payment of the liquidation preference on each preferred share, the preferred shares shall be redeemed in full and cancelled. Holders of preferred shares have no voting rights.



NEW SAC 2000 AND 2001 RESTRICTED SHARE PLANS AND DEFERRED COMPENSATION PLANS

     At the closing of the transactions, the Board of Directors of New SAC adopted the New SAC 2000 Restricted Share Plan (2000 Restricted Share Plan). The 2000 Restricted Share Plan allows for grants of ordinary and preferred shares awards to key employees, directors, and consultants. The Company has authorized 1,843,000 ordinary shares and 48,500 preferred shares to be granted under the 2000 Restricted Share Plan.

     Members of the management group entered into rollover agreements in connection with the transactions. Under these agreements, members of the management group agreed not to receive the merger consideration for a portion of their Seagate Technology restricted common stock and options to purchase shares of Seagate Technology common stock, valued at approximately $184 million. In exchange for the management rollover, the members of the management group received the right to participate in a deferred compensation plan and receive unvested ordinary and preferred shares of New SAC granted under the 2000 Restricted Share Plan. The unvested preferred and ordinary shares vest as follows:

   o one-third will vest on the first anniversary of the closing of the transactions;

   o one-third will vest proportionately each month over the next 18 months;
     and

   o the final one-third will vest on the date which is 30 months after the closing of the transactions.

     Of the total value of the management rollover, approximately $179 million relates to the restricted award grants. With respect to the restricted ordinary and preferred shares received in connection with the rollover agreements, New SAC will recognize compensation expense of approximately $23 million, based on the fair value of the ordinary and preferred shares at the date of issuance, amortized over the 30 month vesting period using the graded vesting method.

     In connection with the management rollover, members of the management group also received interests in deferred compensation plans adopted at Seagate Technology Holdings, Seagate SAN

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

17. EQUITY (CONTINUED)

Holdings, and Seagate Removable Storage Solutions Holdings, depending on which subsidiary employed the individual. Under the terms of the deferred compensation plans the employee vests in certain deferred compensation at the same rate as vesting in the ordinary and preferred shares. However, such vesting can be accelerated at any time at the election of the subsidiary. Payments, if any, under the deferred compensation plan are contingent and will be made only when distributions are made to preferred shareholders and only to the extent of vesting. New SAC's ability to make distributions is subject to limitations under the debt agreement. As a result, compensation expense for the deferred cash compensation plan will be deferred until distributions are made to preferred shareholders. Payment will be made in cash, securities or other property at the discretion of the Company.

     In February 2000, the Board of Directors approved the adoption of the New SAC 2001 Restricted Share Plan (the 2001 Restricted Share Plan). Under the terms of the 2001 Restricted Share Plan key employees, directors, and consultants, may be awarded restricted ordinary shares. Such shares are subject to vesting provisions to be defined at the date of grant and are subject to repurchase by the Company. 500,000 ordinary shares are available for grant under the plan. The Board of Directors also approved the grant of up to 440,830 restricted ordinary shares to various key employees and directors under this plan.


SUBSIDIARY STOCK OPTION PLANS

     In December 2000, the Board of Directors of Seagate Technology Holdings, a subsidiary of New SAC, adopted the Seagate Technology Holdings Stock Option Plan (the HDD Option Plan). Under the terms of the HDD Option Plan eligible employees, directors, and consultants can be awarded options to purchase shares of common stock of Seagate Technology Holdings under vesting terms to be determined at the date of grant. Seventy-two (72) million common shares have been reserved for issuance under the HDD Option Plan. The HDD Option Plan is subject to approval by the senior subordinated noteholders. In February 2001, the Board of Directors approved the issuance of up to approximately 17 million options to purchase common stock of Seagate Technology Holdings.


     In December 2000, the Board of Directors of Removable Storage Solutions Holdings, a subsidiary of New SAC, adopted the Removable Storage Solutions Holdings Stock Option Plan (the RSS Option Plan). Under the terms of the RSS Option Plan eligible employees, directors, and consultants can be awarded options to purchase shares of common stock of Removable Storage Solutions Holdings under vesting terms to be determined at the date of grant. Seventy-two
(72) million common shares have been reserved for issuance under the RSS Option Plan. In February 2001, the Board of Directors approved the issuance of up to approximately 1 million options to purchase common stock of Removable Storage Solutions Holdings.



18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     New SAC is a holding company and has no independent operations or assets. New SAC holds investments in four primary subsidiaries as follows:

   o Seagate Technology Holdings, (which we refer to as "STH") is a subsidiary and is comprised of the disc drive operating business and storage area network operating business of the Company.

   o Seagate Removable Storage Solutions Holdings, (which we refer to as "RSS") is a subsidiary and is comprised of the tape drive operating business of the Company.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

   o Crystal Decisions, Inc., formerly Seagate Software Information Management Group Holdings, Inc., (which we refer to as "Crystal Decisions") is a subsidiary comprised of the software operating business of the Company.


   o Seagate Technology Investment Holdings LLC, (which we refer to as "STIH") is a subsidiary that manages certain strategic equity security investments.


     New SAC currently owns all of the currently outstanding shares of STH, RSS and STIH, and over 99 percent of the outstanding shares of Crystal Decisions. The senior subordinated notes mentioned in Note 3 are wholly and unconditionally guaranteed on a joint and several basis by STH, RSS and Crystal Decisions. The senior subordinated notes are not guaranteed by STIH. The following tables present the condensed consolidating financial position of New SAC and its Predecessor, Seagate Technology, at December 29, 2000, June 30, 2000, and July 1, 1999, and the condensed consolidating results of their operations and their cash flows for the period from November 23, 2000 to December 29, 2000, the period from July 1, 2000 to November 22, 2000, and the six months ended December 31, 1999 (unaudited), and for each of the years in the three year period ended June 30, 2000. The information is presented with separate columns for each of the parent, the non-wholly owned guarantor (Crystal Decisions), the wholly owned guarantor subsidiaries (RSS and STH), and the wholly owned non-guarantor subsidiary (STIH). In addition, the historical operating results of Seagate Technology include the operations of the non-wholly owned NSMG business, prior to its contribution to VERITAS in June 1999. Subsequent to the contribution of NSMG to VERITAS, the investment in VERITAS was accounted for on the equity method. Seagate Technology's investment in VERITAS was not purchased by New SAC and all amounts relating to NSMG and the investment in VERITAS are presented in a separate column.



     The information classifies the historic businesses of the hard disc drive operations, the removable storage solutions business, the software business, and the strategic equity investments business, and their subsidiaries, based upon the current classification of those subsidiaries and their successors under the current provisions of the Senior Subordinated Notes. The condensed consolidating financial information is included below for New SAC, and then separately for each of Seagate Technology Holdings (STH) and its predecessor, Seagate Removable Storage Solutions Holdings (RSS) and its predecessor and Crystal Decisions, Inc (Crystal). Separate condensed consolidating financial information for Seagate Technology SAN Holdings and its predecessors is not provided because all of its subsidiaries have guaranteed the senior subordinated debt on a joint and several, whole and unconditional basis. In addition, Seagate Technology SAN Holdings is a subsidiary of, and is consolidated with all financial information of Seagate Technology Holdings.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 29, 2000
                                 (IN MILLIONS)





                                                               NON-
                                                              WHOLLY
                                            WHOLLY-OWNED       OWNED    WHOLLY OWNED
                                             GUARANTORS      GUARANTOR  NON-GUARANTOR
                                          -----------------   CRYSTAL  --------------
                                             STH      RSS    DECISIONS      STIH       ELIMINATIONS    NEW SAC
                                          --------- ------- ---------- -------------- -------------- -----------
ASSETS
Cash and cash equivalents ...............  $  689    $ 11      $  7         $25           $ --         $   732
Intercompany loan receivable ............                        31                        (31)             --
Short-term investments ..................     118                                                          118
Accounts receivable, net. ...............     851      21        21                                        893
Affiliate accounts receivable ...........       1       6                                   (7)             --
Inventories .............................     424      24                                                  448
Deferred income taxes ...................      36                             2                             38
Other current assets ....................     207                 6           3                            216
                                           ------              ----         ---           ------       -------
 Total Current Assets ...................   2,326      62        65          30            (38)          2,445
                                           ------    ----      ----         ---           ------       -------
Property, equipment, and leasehold
 improvements, net ......................     772      11         6                                        789
Goodwill and other intangibles, net .....     133      14        22                                        169
Other assets ............................      69                            37                            106
                                           ------                           ---                        -------
 Total Assets ...........................  $3,300    $ 87      $ 93         $67           $(38)        $ 3.509
                                           ======    ====      ====         ===           ======       =======
LIABILITIES
Accounts payable ........................  $  739    $ 20      $ 10         $             $            $   769
Affiliate accounts payable ..............      37                             1            (38)             --
Accrued employee compensation ...........     162       4         9                                        175
Accrued expenses ........................     507      13        36          (3)                           553
Accrued income taxes ....................     193                                                          193
Current portion of long-term debt .......      10       1                                                   11
                                           ------    ----                                              -------
 Total Current Liabilities ..............   1,648      38        55          (2)           (38)          1,701
Deferred income taxes ...................      36                 2                                         38
Other liabilities .......................     117       1                                                  118
Long-term debt, less current portion.....     893                                                          893
                                           ------                                                      -------
 Total Liabilities ......................   2,694      39        57          (2)           (38)          2,750
                                           ------    ----      ----         ------        ------       -------
SHAREHOLDERS' EQUITY ....................     606      48        36          69             --             759
                                           ------    ----      ----         -----         ------       -------
 Total Liabilities and Shareholders'
   Equity ...............................  $3,300    $ 87      $ 93         $67           $(38)        $ 3,509
                                           ======    ====      ====         =====         ======       =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN MILLIONS)





                                                                         NON-
                                                                        WHOLLY
                                                WHOLLY-OWNED             OWNED      WHOLLY OWNED
                                                 GUARANTORS            GUARANTOR    NON-GUARANTOR
                                         --------------------------     CRYSTAL    --------------
                                              STH            RSS       DECISIONS        STIH           NEW SAC
                                         -------------   ----------   ----------   --------------   -------------
Revenue ..............................      $  969         $ 28         $ 20           $ --           $ 1,017
Cost of revenue ......................         862           29            5                              896
Product development ..................          68            2            3                               73
Marketing and administrative .........          88            3            9              1               101
Amortization of goodwill and other
 intangibles .........................           5                                                          5
Unusual items ........................          52                         7                               59
                                            ------                      ----           ----            -------
 Total operating expenses ............       1,075           34           24              1             1,134
                                            ------         ----         ----           ----            -------
 (Loss) from operations ..............        (106)          (6)          (4)            (1)             (117)
Interest income ......................           3                                                          3
Interest expense .....................         (10)                                                       (10)
Other, net ...........................          (8)                                                        (8)
                                            ---------                                                  ---------
 Other (expense), net ................         (15)           _                                           (15)
                                            --------       ------                                      --------
(Loss) before income taxes. ..........        (121)          (6)          (4)            (1)             (132)
                                            --------       -------      -------        -------         --------
(Provision) for income taxes .........         (20)                       (1)                             (21)
                                            --------                    -------                        --------
 Net (loss) ..........................      $ (141)        $ (6)        $ (5)        $   (1)           $ (153)
                                            ========       ======       ======         ======          ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN MILLIONS)




                                                                                   NON-WHOLLY
                                                          WHOLLY-OWNED               OWNED        WHOLLY OWNED
                                                           GUARANTORS              GUARANTOR      NON-GUARANTOR
                                                   ---------------------------      CRYSTAL      --------------
                                         PARENT        STH            RSS          DECISIONS          STIH          NEW SAC
                                        --------   -----------   -------------   -------------   --------------   -----------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...............    $   --      $ (88)          $ (3)           $  3            $  (1)         $ (89)
INVESTING ACTIVITIES
Acquisition of property, equipment
 and leasehold improvements .........        --        (32)              (1)             (1)                          (34)
Purchases of short-term
 investments ........................        --       (129)                                                          (129)
Maturities and sales of short-term
 investments ........................        --        130                                                            130
Purchase of Seagate operating
 assets .............................      (918)                                                                     (918)
Other, net ..........................        --           (2)                                                            (2)
                                         ------      --------        ------          ------          -----          --------
 NET CASH (USED IN) INVESTING
   ACTIVITIES .......................      (918)       (33)              (1)             (1)            --           (953)
FINANCING ACTIVITIES
Issuance of long-term debt, net of
 issuance costs .....................        --        860                                                            860
Short-term borrowings ...............        --         66                                                             66
Repayment of short-term
 borrowings .........................        --        (66)                                                           (66)
Sale of ordinary and preferred
 shares .............................       914                                                                       914
Net change in investment by
 New SAC ............................         4        (51)            15               6               26             --
Other, net ..........................                    1                               (1)                           --
                                                     -------                         -------                        --------
 NET CASH PROVIDED BY
   FINANCING ACTIVITIES .............       918        810             15               5               26          1,774
Increase in cash and cash
 equivalents ........................        --        689             11               7               25            732
Cash and cash equivalents at the
 beginning of the year ..............        --         --             --              --               --             --
                                         ------      -------         ------          ------          -----          --------
Cash and cash equivalents at the
 end of the year ....................    $   --      $ 689           $ 11            $  7            $  25          $ 732
                                         ======      =======         ======          ======          =====          ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN MILLIONS)





                                                  WHOLLY-OWNED                   WHOLLY OWNED
                                                   GUARANTORS           NON-     NON-GUARANTOR
                                            ------------------------   WHOLLY   --------------
                                                                        OWNED
                                                                      GUARANTOR
                                                                       CRYSTAL                      NSMG
                                  PARENT         STH          RSS     DECISIONS      STIH       AND VERITAS     NEW SAC
                               ------------ ------------- ---------- ---------- -------------- ------------- -------------
Revenue ......................   $     --      $ 2,302      $   90     $ 57         $  --         $  --        $   2,449
Cost of revenue ..............         --       2,034           77       18                           1            2,130
Product development ..........         --         408           23       11                                          442
Marketing and
 administrative ..............         --         440           13       35             2                            490
Amortization of goodwill
 and other intangibles........         --          20                                                 6               26
Restructuring ................         --          19                     1                                           20
Unusual items ................         --          (2)                    2                                           --
                                 --------      ---------               ----                                    ---------
 Total operating
   expenses ..................         --       2,919          113       67             2             7            3,108
                                 --------      --------     ------     ----         -----         -----        ---------
 Income (loss) from
   operations ................         --        (617)         (23)     (10)           (2)           (7)            (659)
Interest income ..............         --          58                                                                 58
Interest expense .............         --         (24)                                                               (24)
Gain on sale of Veeco
 stock .......................         --          20                                                                 20
Gain on sale of
 SanDisk stock ...............         --         102                                                                102
Loss on LHSP
 investment ..................         --        (138)                                                              (138)
Activity related to equity
 interest in VERITAS .........         --                                                           (99)             (99)
Loss on sale of
 operating assets to
 New SAC .....................       (889)                                                                          (889)
Other, net ...................         --         (12)           1        1            (1)           --              (11)
                                 --------      --------     ------     ----         --------      -------      ---------
 Other income
   (expense), net ............       (889)          6            1        1            (1)          (99)            (981)
                                 --------      --------     ------     ----         --------      -------      ---------
Income (loss) before
 income taxes ................       (889)       (611)         (22)        (9)         (3)         (106)          (1,640)
Benefit (provision) for
 income taxes ................       (182)        206            9        4                          39               76
                                 --------      --------     ------     ------                     -------      ---------
 Net income (loss) ...........   $ (1,071)     $ (405)      $  (13)    $ (5)        $  (3)        $ (67)       $  (1,564)
                                 ========      ========     ======     ======       =======       =======      =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN MILLIONS)





                                                                                    NON-WHOLLY
                                                                                      OWNED
                                                       WHOLLY-OWNED GUARANTORS      GUARANTOR
                                                     ---------------------------     CRYSTAL
                                          PARENT          STH            RSS        DECISIONS       NEW SAC
                                       -----------   -------------   -----------   -----------   -------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ..............    $     --       $   128          $(26)         $ 3          $   105
INVESTING ACTIVITIES
Acquisition of property,
 equipment and leasehold
 improvements ......................          --          (265)           (5)          (2)            (272)
Purchases of short-term
 investments .......................          --        (1,612)                                     (1,612)
Maturities and sales of
 short-term investments. ...........          --         2,628                                       2,628
Purchase of Seagate operating
 assets and assumed liabilities.....         918                                                       918
Restricted cash ....................          --          (150)                                       (150)
Proceeds from sale of certain
 investments .......................          --           234                                         234
Merger with VERITAS ................      (2,144)                                                   (2,144)
Other, net .........................          --            (6)                                         (6)
                                        --------       ----------                                  ----------
 NET CASH PROVIDED BY (USED
 IN) INVESTING ACTIVITIES ..........      (1,226)          829            (5)          (2)            (404)
FINANCING ACTIVITIES
Sale of common stock ...............         236                                                       236
Repayment of long term debt ........          --          (812)                                       (812)
Net change in investment by
 New SAC and its predecessor                 990        (1,014)           28           (4)              --
Other, net .........................          --             1                         (1)
                                        --------       ---------                      ------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES ..............       1,226        (1,825)           28           (5)            (576)
(Decrease) in cash and cash
 equivalents .......................          --          (868)           (3)          (4)            (875)
Cash and cash equivalents at
 the beginning of the year .........          --           868             3            4              875
                                        --------       ---------        ------        -----        ---------
Cash and cash equivalents at
 the end of the year ...............    $     --       $    --          $ --          $--          $    --
                                        ========       =========        ======        =====        =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)





                                                 WHOLLY-OWNED                       WHOLLY OWNED
                                                  GUARANTORS              NON-      NON-GUARANTOR
                                           -------------------------     WHOLLY    --------------
                                                                         OWNED
                                                                       GUARANTOR
                                                                        CRYSTAL                        NSMG        SEAGATE
                                                STH          RSS       DECISIONS        STIH       AND VERITAS    TECHNOLOGY
                                           ------------- ----------- ------------- -------------- ------------- -------------
Revenue ..................................    $ 3,117      $ 152        $   58         $ --          $  --        $ 3,327
Cost of revenue ..........................     2,534         108            23                                      2,665
Product development ......................       328          18            13                                        359
Marketing and administrative .............       187          12            42            2                           243
Amortization of goodwill and other
 intangibles .............................         9                         2                           6             17
Restructuring ............................       134                         1                                        135
Unusual items ............................        82                       243                                        325
                                              -------                   ------         ----          -----         -------
 Total operating expenses ................     3,274         138           324            2              6          3,744
 Income (loss) from operations ...........      (157)         14          (266)          (2)            (6)          (417)
Interest income ..........................        42                                                                   42
Interest expense .........................       (26)                                                                 (26)
Gain on sale of SanDisk stock ............        62                                                                   62
Gain on sale of VERITAS stock ............        --                                                   537            537
Activity related to equity interest in
 VERITAS .................................        --                                                  (183)          (183)
Other, net ...............................        (1)                       (1)                                        (2)
                                              ---------                 ---------                                  ---------
 Other income (expense), net .............        77          --            (1)          --            354            430
                                              --------      -----       ---------      ------        -------       --------
Income (loss) before income
 taxes ...................................       (80)         14          (267)          (2)           348             13
Benefit (provision) for income
 taxes ...................................        23          (5)           49                        (137)           (70)
                                              --------      -------     --------                     -------       --------
 Net income (loss) .......................    $  (57)       $  9        $ (218)        $ (2)         $ 211         $  (57)
                                              ========      ======      ========       ======        =======       ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)




                                                                     WHOLLY-OWNED
                                                                      GUARANTORS
                                                              ---------------------------
                                                      PARENT       STH           RSS
                                                    --------- ------------- -------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .......................................  $    --    $    181       $  14
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements ...........................       --        (274)         (4)
Purchases of short-term investments ...............       --      (1,639)
Maturities and sales of short-term
 investments ......................................       --       1,803
Proceeds from sale of certain investments .........       --          67
Other, net ........................................       --         (19)
                                                     -------    --------       -------
 NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES ...........................       --         (62)         (4)
FINANCING ACTIVITIES
Issuance of long-term debt, net of issuance
 costs ............................................       --           1
Sale of common stock ..............................       65
Purchase of treasury stock ........................     (776)
Other, net ........................................       --         (11)         (7)
Net change in investment by New SAC and
 its predecessor ..................................      711          (4)
                                                     -------    -----------
 NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES ...........................       --         (14)         (7)
                                                     -------    ----------     --------
Increase in cash and cash equivalents .............       --         105           3
Cash and cash equivalents at the beginning
 of the period ....................................       --         368           2
                                                     -------    ----------     -------
Cash and cash equivalents at the end of the
 period ...........................................  $    --    $    473       $   5
                                                     =======    ==========     =======



                                                                  WHOLLY OWNED
                                                        NON-      NON-GUARANTOR
                                                       WHOLLY    --------------
                                                        OWNED
                                                      GUARANTOR
                                                       CRYSTAL                       NSMG
                                                      DECISIONS       STIH       AND VERITAS    NEW SAC
                                                    ------------ -------------- ------------- -----------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .......................................    $(17)         $  (2)        $ (143)     $      33
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements ...........................      (1)                                        (279)
Purchases of short-term investments ...............                                               (1,639)
Maturities and sales of short-term
 investments ......................................                                                1,803
Proceeds from sale of certain investments .........                                   834            901
Other, net ........................................                                                  (19)
                                                       ------        -----         ------      ---------
 NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES ...........................      (1)            --            834            767
FINANCING ACTIVITIES
Issuance of long-term debt, net of issuance
 costs ............................................                                                    1
Sale of common stock ..............................                                                   65
Purchase of treasury stock ........................                                                 (776)
Other, net ........................................      18                                           --
Net change in investment by New SAC and
 its predecessor ..................................                      2           (709)            --
                                                                     -----         ------      ---------
 NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES ...........................      18              2           (709)          (710)
                                                       ------        -----         ------      ---------
Increase in cash and cash equivalents .............      --             --            (18)            90
Cash and cash equivalents at the beginning
 of the period ....................................       8             --             18            396
                                                       ------        -----         ------      ---------
Cash and cash equivalents at the end of the
 period ...........................................    $  8          $  --         $   --      $     486
                                                       ======        =====         ======      =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN MILLIONS)





                                         WHOLLY-OWNED               WHOLLY OWNED
                                          GUARANTORS       NON-     NON-GUARANTOR
                                       ----------------   WHOLLY   --------------
                                                           OWNED
                                                         GUARANTOR
                                                          CRYSTAL                      NSMG                      SEAGATE
                                          STH     RSS    DECISIONS      STIH       AND VERITAS   ELIMINATIONS   TECHNOLOGY
                                       -------- ------- ---------- -------------- ------------- -------------- -----------
ASSETS
Cash and cash equivalents ............  $  868   $  3      $  4         $ --         $    --        $   --       $   875
Short-term investments ...............   1,140                                                                     1,140
Accounts receivable, net .............     642     19        17                                                      678
Affiliate accounts receivable ........      --               26                           10           (36)           --
Inventories ..........................     413     17                                                                430
Deferred income taxes ................     211      8                                                                219
Other current assets .................     156      1        10                                                      167
                                        ------   ----      ----                                                  -------
 Total Current Assets ................   3,430     48        57                           10           (36)        3,509
                                        ------   ----      ----                      -------        ------       -------
Property, equipment, and
 leasehold improvements, net .........   1,585     14         9                                                    1,608
Investments ..........................      --                                         1,122                       1,122
Goodwill and other intangibles,
 net .................................     294      3         5                           51                         353
Other assets .........................     509                            66                                         575
                                        ------                          ----                                     -------
 Total Assets ........................  $5,818   $ 65      $ 71         $ 66         $ 1,183        $  (36)      $ 7,167
                                        ======   ====      ====         ====         =======        ======       =======
LIABILITIES
Accounts payable .....................  $  679   $ 18      $ 10         $ --         $    --        $   --       $   707
Affiliate accounts payable ...........      36                                                         (36)           --
Accrued employee
 compensation ........................     182      7         6                                                      195
Accrued expenses .....................     325      7        33                                                      365
Accrued warranty .....................     124      5                                                                129
Accrued income taxes. ................      71                                            10                          81
Current portion of long-term debt.....      --      1                                                                  1
                                        ------   ----                                                            -------
 Total Current Liabilities ...........   1,417     38        49           --              10           (36)        1,478
                                        ------   ----      ----         ----         -------        ------       -------
Deferred income taxes ................     640                                           380                       1,020
Accrued warranty .....................     109                                                                       109
Other liabilities ....................       7      3                                                                 10
Long-term debt, less current
 portion .............................     703                                                                       703
                                        ------                                                                   -------
 Total Liabilities ...................   2,876     41        49           --             390           (36)        3,320
                                        ------   ----      ----         ----         -------        ------       -------
Commitments and Contingencies
STOCKHOLDERS' EQUITY .................   2,942     24        22           66             793            --         3,847
                                        ------   ----      ----         ----         -------        ------       -------
 Total Liabilities and
  Stockholders' Equity ...............  $5,818   $ 65      $ 71         $ 66         $ 1,183        $  (36)      $ 7,167
                                        ======   ====      ====         ====         =======        ======       =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                 (IN MILLIONS)





                                           WHOLLY-OWNED                           WHOLLY-OWNED
                                            GUARANTORS             NON-WHOLLY-    NON-GUARANTOR
                                    ---------------------------       OWNED      --------------
                                                                    GUARANTOR
                                                                     CRYSTAL                           NSMG         SEAGATE
                                         STH            RSS         DECISIONS         STIH         AND VERITAS     TECHNOLOGY
                                    -------------   -----------   ------------   --------------   -------------   -----------
Revenue .........................      $ 6,058         $ 263        $   127           $ --           $   --         $ 6,448
Cost of revenue .................       4,820           192              44                                           5,056
Product development .............         663            37              25                                             725
Marketing and administrative.....         409            19              87                                             515
Amortization of goodwill and
 other intangibles. .............          33             1               3                              14              51
In-process research and
 development ....................         105                                                                           105
Restructuring ...................         206                             1                                             207
Unusual items ...................         107                           243                                             350
                                       -------                      -------                                         -------
 Total operating expenses .......       6,343           249             403             --               14           7,009
 Income (loss) from
   operations ...................        (285)           14            (276)                            (14)           (561)
Interest income .................         101                                                                           101
Interest expense ................         (52)                                                                          (52)
Activity related to equity
 interest in VERITAS ............          --                                                          (326)           (326)
Gain on sale of VERITAS
 stock ..........................          --                                                           537             537
Gain on sale of SanDisk
 stock. .........................         679                                                                           679
Gain on exchange of certain
 investments in equity
 securities .....................         199                                           32                              231
Other, net ......................            (1)          1                                                              --
                                       ---------       -----                                                        -------
 Other income (expense),
   net ..........................         926             1              --             32              211           1,170
                                       --------        -----        -------           ----           ------         -------
Income (loss) before income
 taxes ..........................         641            15            (276)            32              197             609
Benefit (provision) for income
 taxes ..........................        (275)           (4)             55                             (75)           (299)
                                       --------        -------      -------                          ------         -------
 Net income (loss) ..............      $  366          $ 11         $  (221)          $ 32           $  122         $   310
                                       ========        ======       =======           ====           ======         =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 2000
                                 (IN MILLIONS)





                                                      WHOLLY-OWNED
                                                       GUARANTORS              NON-
                                                -------------------------     WHOLLY
                                                                               OWNED
                                                                             GUARANTOR
                                                                              CRYSTAL         NSMG          SEAGATE
                                      PARENT         STH           RSS       DECISIONS    AND VERITAS      TECHNOLOGY
                                     --------   -------------   ---------   ----------   -------------   -------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ............    $   --      $   226         $18         $(21)         $ (150)        $    73
INVESTING ACTIVITIES
Acquisition of property,
 equipment and leasehold
 improvements ....................        --         (565)         (9)          (6)                           (580)
Purchases of short-term
 investments .....................        --       (3,352)                                                  (3,352)
Maturities and sales of
 short-term investments ..........        --        3,429                                                    3,429
Proceeds from sale of VERITAS
 stock ...........................        --                                                   834             834
Proceeds from sale of SanDisk
 stock ...........................        --          680                                                      680
Other, net .......................        --          (19)          1                                          (18)
                                      ------      -------         -----                                    -------
 NET CASH PROVIDED BY (USED
  IN) INVESTING ACTIVITIES .......        --          173          (8)          (6)            834             993
FINANCING ACTIVITIES
Sale of common stock .............       191                                                                   191
Purchase of treasury stock .......      (776)                                                                 (776)
Net change in investment by
 Seagate Technology ..............       585          117                                     (702)             --
Other, net .......................        --          (14)         (9)          23                              --
                                      ------      -------         ------      ------                       -------
 NET CASH PROVIDED BY (USED
  IN) FINANCING ACTIVITIES .......        --          103          (9)          23            (702)           (585)
Effect of exchange rate changes
 on cash and cash equivalents.....        --           (2)                                                      (2)
                                      ------      ----------                                               ----------
Increase (decrease) in cash and
 cash equivalents ................        --          500           1           (4)            (18)            479
Cash and cash equivalents at
 the beginning of the year .......        --          368           2            8              18             396
                                      ------      ---------       -----       ------        ------         ---------
Cash and cash equivalents at
 the end of the year .............    $   --      $   868         $ 3         $  4          $   --         $   875
                                      ======      =========       =====       ======        ======         =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                     CONSOLIDATING CONDENSED BALANCE SHEETS
                                  JULY 2, 1999
                                 (IN MILLIONS)





                                           WHOLLY-OWNED
                                            GUARANTORS            NON-
                                       --------------------      WHOLLY
                                                                 OWNED
                                                               GUARANTORS
                                                                CRYSTAL          NSMG                          SEAGATE
                                           STH        RSS      DECISIONS     AND VERITAS     ELIMINATIONS     TECHNOLOGY
                                       ----------   -------   -----------   -------------   --------------   -----------
ASSETS
Cash and cash equivalents ..........    $   368      $  2         $  8         $   18           $   --          $  396
Short-term investments .............      1,227                                                                  1,227
Accounts receivable, net ...........        794        36           42                                             872
Accounts receivable from
 affiliates ........................         12                                     5              (17)             --
Inventories ........................        439        11            1                                             451
Deferred income taxes ..............        240        12                                                          252
Other current assets ...............        102         1           14             (3)                             114
                                        -------      ----         ----         ---------                        ------
 Total Current Assets ..............      3,182        62           65             20              (17)          3,312
                                        -------      ----         ----         --------         ------          ------
Property, equipment, and
 leasehold improvements,
 net ...............................      1,668        12            7                                           1,687
Investment in VERITAS
 Software, net .....................         --                                 1,745                            1,745
Goodwill and other
 intangibles, net ..................         88         4            8             44                              144
Other assets .......................        184                                                                    184
                                        -------                                                                 ------
 Total Assets. .....................    $ 5,122      $ 78         $ 80         $1,809           $  (17)         $7,072
                                        =======      ====         ====         ========         ======          ======
LIABILITIES
Accounts payable. ..................    $   667      $ 25         $ 12         $   10           $   --          $  714
Accounts payable with
 affiliates ........................         --                     17                             (17)             --
Accrued employee
 compensation ......................        171         7           19              8                              205
Accrued expenses ...................        373        13           28                                             414
Accrued warranty ...................        157         6                                                          163
Accrued income taxes. ..............         43                                                                     43
Current portion of long-term
 debt ..............................          1                     --                                               1
                                        -------                   ----                                          ------
 Total Current Liabilities .........      1,412        51           76             18              (17)          1,540
                                        -------      ----         ----         --------         ------          ------
Deferred income taxes ..............        486                                   617                            1,103
Accrued warranty ...................        123         3                                                          126
Other liabilities ..................         36                      1                                              37
Long-term debt, less current
 portion ...........................        703                                                                    703
                                        -------                                                                 ------
 Total Liabilities .................      2,760        54           77            635              (17)          3,509
                                        -------      ----         ----         --------         ------          ------
STOCKHOLDERS' EQUITY                      2,362        24            3          1,174               --           3,563
                                        -------      ----         ----         --------         ------          ------
 Total Liabilities and
   Stockholders' Equity ............    $ 5,122      $ 78         $ 80         $ 1,809          $  (17)         $7,072
                                        =======      ====         ====         ========         ======          ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 2, 1999
                                 (IN MILLIONS)





                                        WHOLLY-OWNED
                                         GUARANTORS            NON-
                                    ---------------------     WHOLLY
                                                               OWNED
                                                             GUARANTOR
                                                              CRYSTAL         NSMG         SEAGATE
                                        STH         RSS      DECISIONS    AND VERITAS     TECHNOLOGY
                                    ----------   --------   ----------   -------------   -----------
Revenue .........................    $ 6,152      $ 314       $  142        $   194        $ 6,802
Cost of revenue .................      4,902        225           49                         5,176
Product development .............        566         36           21             32            655
Marketing and administrative.....        317         23           79            115            534
Amortization of goodwill and
 other intangibles. .............         20          3            5             11             39
In-process research and
 development ....................          2                                                     2
Restructuring ...................         59          1                                         60
Unusual items ...................         75                      87            (84)            78
                                     -------                  ------        -------        -------
 Total operating expenses........      5,941        288          241             74          6,544
 Income (loss) from
   operations ...................        211         26          (99)           120            258
Interest income .................        102                                                   102
Interest expense ................        (48)                                                  (48)
Gain on contribution of
 NSMG to VERITAS, net ...........         --                                  1,670          1,670
Activity related to equity
 interest in VERITAS ............         --                                   (119)          (119)
Other, net ......................         10                                                    10
                                     -------                                               -------
 Other income (expense),
   net ..........................         64         --           --          1,551          1,615
Income (loss) before income
 taxes ..........................        275         26          (99)         1,671          1,873
Benefit (provision) for income
 taxes ..........................        (61)       (10)           3           (629)          (697)
                                     -------      -----       ------        -------        -------
 Net income (loss) ..............    $   214      $  16       $  (96)       $ 1,042        $ 1,176
                                     =======      =====       ======        =======        =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 2, 1999
                                 (IN MILLIONS)






                                                        WHOLLY-OWNED
                                                         GUARANTORS               NON-
                                                 ---------------------------     WHOLLY
                                                                                  OWNED
                                                                                GUARANTOR
                                                                                 CRYSTAL         NSMG          SEAGATE
                                       PARENT         STH            RSS        DECISIONS    AND VERITAS      TECHNOLOGY
                                     ---------   -------------   -----------   ----------   -------------   -------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES ............    $   --       $ 1,853          $ 39          $--          $ (692)        $ 1,200
INVESTING ACTIVITIES
Acquisition of property,
 equipment and leasehold
 improvements ....................        --          (591)           (7)          (5)                           (603)
Purchases of short-term
 investments .....................        --        (6,596)                                                    (6,596)
Maturities and sales of
 short-term investments ..........        --         6,519                                                      6,519
Other, net .......................        --           (27)            1                                          (26)
                                      ------       -------          ------                                    -------
 NET CASH PROVIDED BY (USED
  IN) INVESTING ACTIVITIES .......        --          (695)           (6)          (5)             --            (706)
FINANCING ACTIVITIES
Sale of common stock .............        98                                                                       98
Purchase of treasury stock .......      (859)                                                                    (859)
Net change in investment by
 Seagate Technology ..............       761        (1,469)                                       708              --
Other, net .......................        --            26           (29)           3                              --
                                      ------       -------          ------        -----        ------         -------
 NET CASH USED IN FINANCING
  ACTIVITIES .....................        --        (1,443)          (29)           3             708            (761)
Effect of exchange rate changes
 on cash and cash equivalents.....        --            (3)                                                        (3)
                                      ------       ----------                                                 ----------
Increase (decrease) in cash and
 cash equivalents ................        --          (288)            4           (2)             16            (270)
Cash and cash equivalents at
 the beginning of the year .......        --           656            (2)          10               2             666
                                      ------       ---------        -------       -----        ------         ---------
Cash and cash equivalents at
 the end of the year .............    $   --       $   368          $  2          $ 8          $   18         $   396
                                      ======       =========        ======        =====        ======         =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 3, 1998
                                 (IN MILLIONS)





                                          WHOLLY-OWNED
                                           GUARANTORS              NON-
                                    ------------------------      WHOLLY
                                                                   OWNED
                                                                 GUARANTOR
                                                                  CRYSTAL          NSMG         SEAGATE
                                        STH           RSS        DECISIONS     AND VERITAS     TECHNOLOGY
                                    -----------   ----------   ------------   -------------   -----------
Revenue .........................     $ 6,245        $286         $ 116           $172          $6,819
Cost of revenue .................       5,523        229             36                          5,788
Product development .............         555         25             16            31              627
Marketing and administrative.....         308         27             66           101              502
Amortization of goodwill and
 other intangibles ..............          21          2              3            14               40
In-process research and
 development ....................         216                                       7              223
Restructuring ...................         347                                                      347
Unusual items ...................         (22)                                                     (22)
                                      -------                                                   ------
 Total operating expenses .......       6,948        283            121           153            7,505
                                      -------        ----         -----           ----          ------
 Income (loss) from
   operations ...................        (703)         3             (5)           19             (686)
Interest income .................          98                                                       98
Interest expense ................         (51)                                                     (51)
Other, net ......................         (66)         1                                           (65)
                                      -------        ----                                       ------
 Other income (expense),
   net ..........................         (19)         1             --            --              (18)
                                      -------        ----         -------         ----          ------
Income (loss) before income
 taxes ..........................        (722)         4             (5)           19             (704)
Benefit (provision) for income
 taxes ..........................         191         (2)            (9)           (6)             174
                                      -------        ------       --------        ------        ------
 Net income (loss) ..............     $  (531)       $ 2          $ (14)          $13           $ (530)
                                      =======        =====        =======         =====         ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 3, 1998
                                 (IN MILLIONS)





                                                         WHOLLY-OWNED
                                                          GUARANTORS               NON-
                                                   -------------------------      WHOLLY
                                                                                  OWNED
                                                                                GUARANTORS
                                                                                 CRYSTAL          NSMG          SEAGATE
                                         PARENT        STH           RSS        DECISIONS     AND VERITAS      TECHNOLOGY
                                       ---------   -----------   -----------   -----------   -------------   -------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES ..............    $   --      $    432        $ 25          $(3)           $ 46          $   500
INVESTING ACTIVITIES
Acquisition of property,
 equipment and leasehold
 improvements ......................        --          (693)         (7)          (5)             (4)            (709)
Purchases of short-term
 investments .......................        --        (4,810)                                                   (4,810)
Maturities and sales of
 short-term investments ............        --         4,889                                                     4,889
Acquisitions of businesses,
 net of cash acquired ..............        --          (194)                                     (10)            (204)
Other, net .........................        --           (12)          2           (2)             (2)             (14)
                                        ------      --------        ------        ------         -------       -------
 NET CASH PROVIDED BY
   (USED IN) INVESTING
   ACTIVITIES ......................        --          (820)         (5)          (7)            (16)            (848)
FINANCING ACTIVITIES
Sale of common stock ...............        67                                                                      67
Purchase of treasury stock .........      (105)                                                                   (105)
Other, net .........................        38           (10)        (22)           8             (15)              (1)
                                        ------      --------        ------        -----          ------        ----------
 Net cash used in financing
   activities ......................        --           (10)        (22)           8             (15)             (39)
Effect of exchange rate
 changes on cash and cash
 equivalents .......................        --             6                                                         6
                                        ------      --------                                                   ---------
Increase (decrease) in cash
 and cash equivalents ..............        --          (392)         (2)          (2)             15             (381)
Cash and cash equivalents
 at the beginning of the
 year. .............................        --         1,034           1           11               1            1,047
                                        ------      --------        ------        -----          ------        ---------
Cash and cash equivalents
 at the end of the year ............    $   --      $    642        $ (1)         $ 9            $ 16          $   666
                                        ======      ========        ======        =====          ======        =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


SEAGATE TECHNOLOGY HOLDINGS



     The following tables present guarantor and non-guarantor condensed consolidating financial information for the subsidiaries of Seagate Technology Holdings at December 29, 2000, June 30, 2000 and July 2, 1999, and the condensed consolidating results of its operations and its cash flows for the period from November 23, 2000 to December 29, 2000, the period from July 1, 2000 to November 22, 2000, and the six months ended December 31, 1999 (unaudited), and for each of the years ended July 3, 1998, July 2, 1999, and June 30, 2000. The information classifies the historic subsidiaries of Seagate Technology Hard Disc Drive Business, an Operating Business of Seagate Technology, Inc., into parent, issuer, other guarantors, and other non-guarantors based upon the current classification of those subsidiaries and their successors under the provisions of the Senior Subordinated Debentures.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                    CONSOLIDATING CONDENSED BALANCE SHEETS
                               DECEMBER 29, 2000

                                 (IN MILLIONS)






                                                    GUARANTORS
                                           ----------------------------
                                           WHOLLY-OWNED SUBSIDIARIES -
                                                       STH
                                           ----------------------------      WHOLLY                     SEAGATE
                                            SUBSIDIARY                        OWNED                    TECHNOLOGY
                                              ISSUER      OTHER    SAN   NON-GUARANTORS   ELIMINATION   HOLDINGS
                                           ------------ --------- ----- ---------------- ------------ -----------
Cash and cash equivalents ................   $  389      $  253    $23        $  24        $      --      $  689
Short-term investments ...................      118                                                          118
Accounts receivable, net .................    8,289         929     16        5,749          (14,132)        851
Affiliate accounts receivable ............       (1)          1                   1                            1
Inventories ..............................      172         113     10          129                          424
Deferred income taxes ....................       --          36                                               36
Other current assets .....................      196           3                   8                          207
                                             --------    ------               -----                       ------
 Total current assets ....................    9,163       1,335     49        5,911          (14,132)      2,326
                                             --------    ------    ---        -----        ---------      ------
Property, equipment, and leasehold
 improvements, net .......................      345         291      5          131                          772
Intercompany investments .................      744       2,301                  28           (3,073)         --
Goodwill and other intangibles ...........       --         125      8                                       133
Other assets .............................       48           3                  18                           69
                                             --------    ------              -----                        ------
Total Assets .............................   $10,300     $4,055    $62       $6,088       $  (17,205)     $3,300
                                             ========    ======    ===       ======        =========      ======
Accounts payable .........................   $7,598      $1,376    $ 1       $5,896       $  (14,132)     $  739
Affiliate accounts payable ...............        1          37                  (1)                          37
Accrued employee compensation ............       55          91      3           13                          162
Accrued expenses .........................       91         393      8           15                          507
Accrued income taxes .....................       41         150                   2                          193
Current portion of long-term debt ........        9           1                                               10
                                             --------    ------                                           ------
 Total current liabilities ...............    7,795       2,048     12        5,925          (14,132)      1,648
Deferred income taxes ....................       --          36                                               36
Long-term debt, less current portion .....      793         100                                              893
Other liabilities ........................      (24)        115     25            1                          117
                                             --------    ------    ---       -------                      ------
 Total liabilities .......................    8,564       2,299     37        5,926          (14,132)      2,694
                                             --------    ------    ---       -------      ---------       ------
Shareholders' Equity .....................    1,736       1,756     25          162           (3,073)        606
                                             --------    ------    ---       -------      ---------       ------
Total Liabilities and Shareholders'
 Equity ..................................   $10,300     $4,055    $62       $6,088       $  (17,205)     $3,300
                                             ========    ======    ===       =======      =========       ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                 CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN MILLIONS)







                                                       GUARANTORS
                                         --------------------------------------                                        TOTAL
                                            WHOLLY-OWNED SUBSIDIARIES - STH
                                         --------------------------------------        WHOLLY                         SEAGATE
                                          SUBSIDIARY                                   OWNED                         TECHNOLOGY
                                            ISSUER          OTHER         SAN      NON-GUARANTOR     ELIMINATIONS     HOLDINGS
                                         ------------   ------------   --------   ---------------   -------------   -----------
Revenue                                    $1,186          $ 429        $  11         $689           $  (1,346)       $ 969
Cost of Sales                               1,014            555            6          633              (1,346)         862
Product development                             3             64            1                                            68
Marketing and administrative                    5             72            7            4                               88
Amortization of goodwill and other
 intangibles                                                   5                                                          5
Restructuring                                   3             (4)          --            1                               --
Unusual items                                                 27           25                                            52
                                                           -------      -----                                         -----
 Total Operating Expenses                   1,025            719           39          638              (1,346)       1,075
                                            ------         -------      -----          ----           --------        -----
 Income (Loss) from Operations                161           (290)         (28)          51                             (106)
Interest Income                                --              3                                                          3
Interest Expense                               (6)            (4)                                                       (10)
Other, net                                     (1)            (6)                       (1)                              (8)
                                            --------       --------                    ------                         --------
 Other Income (Expense), net                   (7)            (7)          --           (1)                 --          (15)
                                            --------       --------     -----          ------         --------        -------
Income (loss) before income taxes             154           (297)         (28)          50                  --         (121)
Benefit (provision) for income taxes           (1)           (20)           1           --                              (20)
                                            --------       -------      -----          -----                          -------
 Net Income (Loss)                          $ 153          $(317)       $ (27)         $50            $     --        $(141)
                                            =======        =======      =====          =====          ========        =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN MILLIONS)






                                                       GUARANTORS
                                        ----------------------------------------
                                            WHOLLY-OWNED SUBSIDIARIES - STH
                                        ----------------------------------------        WHOLLY                        SEAGATE
                                         SUBSIDIARY                                     OWNED                        TECHNOLOGY
                                           ISSUER          OTHER          SAN       NON-GUARANTOR     ELIMINATION     HOLDINGS
                                        ------------   -------------   ---------   ---------------   ------------   -----------
Net cash provided by (used in)
 operating activities ...............      $ (824)       $   446         $ 6            $284            $  --         $ (88)
INVESTING ACTIVITIES:
Acquisition of property, equipment
 and leasehold improvements .........         (17)                        (7)             (8)                           (32)
Purchases of short-term
 investments ........................        (129)                                                                     (129)
Maturities and sales of short-term
 investments ........................         130                                                                       130
Other, net ..........................           3             (3)                         (2)                            (2)
                                           ------        ----------                     -------                       --------
Net cash (used in) investing
 activities .........................         (13)            (3)         (7)            (10)              --           (33)
FINANCING ACTIVITIES:
Issuance of long-term debt ..........         772             88                                                        860
Short term borrowings ...............          --             66                                                         66
Repayment of short term
 borrowings .........................          --            (66)                                                       (66)
Net charge in investment by New
 SAC and its predecessor ............         847         (1,151)         72             236              (55)          (51)
Other, net ..........................          --              1                                                          1
                                           ------        ---------                                                    -------
Net cash provided by (used in)
 financing activities ...............       1,619         (1,062)         72             236              (55)          810
Increase (decrease) in cash and
 cash equivalents ...................         782           (619)         71             510              (55)          689
Cash and cash equivalents at the
 beginning of the period ............          --             --          --              --               --            --
                                           ------        ---------       -----          ------          -----         -------
Cash and cash equivalents at the
 end of the period ..................      $  782        $  (619)        $71            $510            $ (55)        $ 689
                                           ======        =========       =====          ======          =====         =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN MILLIONS)





                                                     GUARANTORS
                                        ------------------------------------
                                          WHOLLY-OWNED SUBSIDIARIES - STH
                                        ------------------------------------      WHOLLY                      SEAGATE TECHNOLOGY
                                         SUBSIDIARY                               OWNED       CONSOLIDATION    HOLDINGS AND ITS
                                           ISSUER         OTHER        SAN    NON-GUARANTOR    ELIMINATION       PREDECESSOR
                                        ------------ -------------- -------- --------------- --------------- -------------------
REVENUE ...............................    $3,532       $ 1,412      $  21       $1,439         $ (4,102)         $2,302
Cost of Goods Sold ....................     3,386         1,318          9        1,423           (4,102)          2,034
Product development ...................        12           405          3          (12)                             408
Marketing and administrative ..........        18           379         28           15                              440
Amortization of Goodwill ..............         2             4         14                                            20
Restructuring Costs ...................        11            (1)                      9                               19
Unusual Items .........................        --            (2)                                                      (2)
                                           ------       ----------                                                 --------
OPERATING EXPENSES ....................     3,429         2,103         54        1,435           (4,102)          2,919
                                           ------       ---------    -----       ------         --------           -------
INCOME (LOSS) FROM OPERATIONS .........       103          (691)       (33)           4               --            (617)
Interest (Income) .....................        43            14                       1                               58
Interest Expense ......................                     (24)                                                     (24)
Gain on sale of Veeco .................                      20                                                       20
Gain on sale of SanDisk stock .........                     102                                                      102
Loss on LHSP investment ...............                    (138)                                                    (138)
Other, net ............................       (43)       (2,278)                      4            2,305             (12)
                                           ------       ---------                ------         --------           -------
OTHER (INCOME) EXPENSE ................        --        (2,304)        --            5            2,305               6
                                               --            --
INCOME (LOSS) BEFORE TAXES ............       103        (2,995)       (33)           9            2,305            (611)
Benefit (provision) for taxes .........       (35)          295          9          (63)                             206
                                           ------       ---------    -----       ------                            -------
NET INCOME ............................    $   68       $(2,700)     $ (24)      $  (54)        $  2,305           $(405)
                                           ======       =========    =====       ======         ========           =======


See notes to consolidated condensed financial statements.

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000

                                 (IN MILLIONS)






                                                          GUARANTORS
                                             ------------------------------------
                                               WHOLLY-OWNED SUBSIDIARIES - STH
                                             ------------------------------------
                                              SUBSIDIARY
                                                ISSUER        OTHER        SAN
                                             ------------ ------------ ----------
Net cash provided by (used in) operating
 activities ................................   $ (2,981)    $ (1,480)       $(5)
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements ....................        (69)        (152)        (2)
Purchases of short-term investments ........     (1,457)        (155)
Maturities and sales of short-term
 investments ...............................      2,442          186
Restricted cash (TRA) ......................         --         (150)
Proceeds from sale of certain
 investments ...............................         --          234
Other, net .................................          1            5
                                               --------     --------
Net Cash Provided by (Used in) Investing
 Activities ................................        917          (32)        (2)
                                               --------     --------      ------
FINANCING ACTIVITIES:
Repayment of long-term debt ................         --         (812)
Net change in investment by New SAC
 and its predecessor .......................      1,398        2,136
Other, net .................................         --            1
                                               --------     --------
Net cash provided by (used in) Financing
 Activities ................................      1,398        1,325        --
                                               --------     --------      -----
Increase (decrease) in cash and
 cash equivalents ..........................       (666)        (187)       (7)
Cash and cash equivalents at the
 Beginning of the period ...................        666          187         7
                                               --------     --------      -----
Cash and cash equivalents at the end of
 the period ................................   $     --     $     --      $ --
                                               --------     --------      -----



                                                  WHOLLY                   SEAGATE TECHNOLOGY
                                                  OWNED                     HOLDINGS AND ITS
                                              NON-GUARANTOR   ELIMINATION     PREDECESSOR
                                             --------------- ------------ -------------------
Net cash provided by (used in) operating
 activities ................................     $   2        $   4,592        $    128
                                                                                      -
INVESTING ACTIVITIES:                                                                 -
Acquisition of property, equipment and
 leasehold improvements ....................       (42)                            (265)
Purchases of short-term investments ........                                     (1,612)
Maturities and sales of short-term
 investments ...............................                                      2,628
Restricted cash (TRA) ......................                                       (150)
Proceeds from sale of certain
 investments ...............................                                        234
Other, net .................................       (12)                              (6)
                                                 -----                         -----------
Net Cash Provided by (Used in) Investing
 Activities ................................       (54)              --             829
                                                 -----        ---------        ----------
FINANCING ACTIVITIES:
Repayment of long-term debt ................                                       (812)
Net change in investment by New SAC
 and its predecessor .......................        44           (4,592)         (1,014)
Other, net .................................                                          1
                                                                               ----------
Net cash provided by (used in) Financing
 Activities ................................        44           (4,592)         (1,825)
                                                 -----        ---------        ----------
Increase (decrease) in cash and
 cash equivalents ..........................        (8)                            (868)
Cash and cash equivalents at the
 Beginning of the period ...................         8               --             868
                                                 -------      ---------        ----------
Cash and cash equivalents at the end of
 the period ................................     $  --        $      --        $     --
                                                 -------      ---------        ----------

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999

                                 (IN MILLIONS)






                                                     GUARANTORS
                                             ---------------------------
                                              WHOLLY OWNED SUBSIDIARY -
                                                         STH
                                             ---------------------------        WHOLLY                        SEAGATE TECHNOLOGY
                                              SUBSIDIARY                        OWNED                            HOLDINGS AND
                                                ISSUER          OTHER       NON-GUARANTOR     ELIMINATIONS     ITS PREDECESSOR
                                             ------------   ------------   ---------------   -------------   -------------------
Revenue ..................................     $4,546         $2,095          $1,990          $ (5,514)           $3,117
Cost of revenue ..........................      4,450          1,641           1,957            (5,514)            2,534
Product development ......................         13            315                                                 328
Marketing and administrative .............         17            157              13                                 187
Amortization of goodwill and other
 intangibles .............................          2              7                                                   9
Restructuring ............................         77             46              11                                 134
Unusual items ............................         --             82                                                  82
                                                ------         ------                                              ------
 Total operating expenses ................      4,559          2,248           1,981            (5,514)            3,274
 Income (Loss) from operations ...........        (13)          (153)              9                --              (157)
Interest income ..........................         38              7                                (3)               42
Interest expense .........................         (2)           (27)                                3               (26)
Gain on sale of SanDisk stock ............                        62                                                  62
Other, net ...............................          4             (4)             (1)                                 (1)
                                                -------        --------        --------                            --------
 Other income (expense), net .............         40             38              (1)                                 77
                                                -------        -------         --------                            -------
Income (loss) before income taxes ........         27           (115)              8                --               (80)
Benefit (provision) for income taxes .....         --             19               4                                  23
                                                -------        -------         -------                             -------
 Net income (loss) .......................      $  27          $ (96)          $  12           $    --             $ (57)
                                                =======        =======         =======         =========           =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)






                                        GUARANTOR
                                  ---------------------
                                      WHOLLY OWNED
                                    SUBSIDIARY - STH
                                  ---------------------
                                                                                        SEAGATE TECHNOLOGY
                                   SUBSIDIARY                                              HOLDINGS AND
                                     ISSUER     OTHER    NON-GUARANTORS   ELIMINATIONS   ITS PREDECESSOR
                                  ----------- --------- ---------------- ------------- -------------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...........  $    132    $  (74)       $ 52            $  71          $   181
INVESTING ACTIVITIES:
Acquisition of property,
 equipment and leasehold
 improvements ...................       (80)     (151)        (43)                             (274)
Purchases of short-term
 investments ....................    (1,602)      (37)                                       (1,639)
Maturities and sales of
 short-term investments .........     1,647       155           1                             1,803
Proceeds from sale of SanDisk
 stock ..........................                  67                                            67
Other, net ......................         1       (20)                                          (19)
                                   --------    ------                                       -------
 NET CASH PROVIDED BY (USED
  IN) INVESTING ACTIVITIES ......       (34)       14         (42)                              (62)
FINANCING ACTIVITIES:
Issuance of long-term debt ......                   1                                             1
Net change in investment by
 New SAC and its predecessor.....       138       (65)         (8)             (69)              (4)
Other, net ......................                 (12)                           1              (11)
                                               ------                        -----          ---------
 NET CASH PROVIDED BY (USED
  IN) FINANCING ACTIVITIES ......       138       (76)         (8)             (68)             (14)
Increase (decrease) in cash and
 cash equivalents ...............       236      (136)          2                3              105
CASH AND CASH EQUIVALENTS AT
 THE BEGINNING OF THE PERIOD.....       186       158          24                               368
                                   --------    ------        ------                         ---------
 CASH AND CASH EQUIVALENTS
  AT THE END OF THE PERIOD ......  $    422    $   22        $ 26            $   3          $   473
                                   ========    ======        ======          =====          =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

             CONDENSED CONSOLIDATING BALANCE SHEET AT JUNE 30, 2000
                                 (IN MILLIONS)





                                                GUARANTORS
                                     ---------------------------------
                                      WHOLLY-OWNED SUBSIDIARIES - STH
                                     ---------------------------------                                   SEAGATE TECHNOLOGY
                                      SUBSIDIARY                             OTHER                          HOLDINGS AND
                                        ISSUER        OTHER      SAN    NON-GUARANTORS    ELIMINATIONS    ITS PREDECESSOR
                                     ------------ ------------ ------- ---------------- --------------- -------------------
ASSETS
Cash and cash equivalents ..........    $  665       $ 187      $  7        $   9          $     --            $  868
Short term-investments .............     1,109          31                                                      1,140
Accounts receivable, net ...........       144         246         6          246                                 642
Inter company accounts
 receivable ........................     6,034         617                  4,728           (11,379)               --
Affiliate accounts receivable ......        28         (99)                    71                                  --
Inventories ........................       165         127         5          116                                 413
Deferred income taxes ..............         5         208         6           (8)                                211
Other current assets ...............       111          37                      8                                 156
                                        ------       ------                 -------                            ------
Current assets .....................     8,261       1,354        24        5,170           (11,379)            3,430
Property, plant and equipment,
 net ...............................       712         600         3          270                               1,585
Investments ........................       699       1,562                                   (2,261)               --
Goodwill and other intangibles .....        18          44       234           (2)                                294
Other non current assets ...........        34         445                     30                                 509
                                        ------       ------                 -------                            ------
TOTAL ASSETS .......................    $9,724      $4,005      $261        $5,468         $(13,640)           $5,818
                                        ======       ======     ====        =======        ========            ======
LIABILITIES
Accounts payable ...................    $  429       $ 163      $  1        $   86          $    --            $  679
Inter company accounts payable......     5,819         779                   4,778          (11,376)               --
Affiliate accounts payable .........         1          54                     (19)                                36
Accrued employee
 compensation ......................        34         125         8            15                                182
Accrued warranty ...................        --         124                                                        124
Accrued expenses ...................        71         226         3            25                                325
Accrued income taxes ...............         1          71                      (1)                                71
Current portion long-term debt .....        --          (4)                      4
                                        ------       --------               -------
Current liabilities ................     6,355       1,538        12         4,888          (11,376)            1,417
Deferred income taxes ..............        --         626        14                                              640
Inter company accounts payable......        --          --         2                             (2)               --
Long term debt, less current
 portion ...........................         1         702                                                        703
Accrued warranty ...................                   109                                                        109
Other non current liabilities ......         1           7                      (1)                                 7
                                        ------       -------                --------                           ------
TOTAL LIABILITIES ..................     6,357       2,982        28         4,887          (11,378)            2,876
Business Equity ....................     3,367       1,023       233           581           (2,262)            2,942
                                        ------       -------    ----        -------        ----------          ------
Total Liabilities and Business
 Equity ............................    $9,724      $4,005      $261        $5,468         $(13,640)           $5,818
                                        ======       =======    ====        =======        ==========          ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 2000
                                 (IN MILLIONS)




                                                       GUARANTORS
                                           -----------------------------------                                     SEAGATE
                                               WHOLLY OWNED SUBSIDIARY-STH
                                           -----------------------------------                                    TECHNOLOGY
                                            SUBSIDIARY                               OTHER                     HOLDINGS AND ITS
                                              ISSUER        OTHER       SAN     NON-GUARANTORS   ELIMINATIONS    PREDECESSOR
                                           ------------ ------------ --------- ---------------- ------------- -----------------
Revenue ..................................   $6,360       $3,362          13        $3,472        $ (7,149)        $6,058
Cost of revenue ..........................    6,285        2,502           9         3,173          (7,149)         4,820
Cost of revenue from affiliates ..........        8           12                       (20)
Product development ......................       18          478           2           165                            663
Marketing and administrative .............       34          294          15            66                            409
Amortization of goodwill and other
 intangibles .............................        4           12          17                                           33
In-process research and development ......                               105                                          105
Restructuring ............................      113           80                        13                            206
Unusual items ............................                    64                        43                            107
                                                           ------                   ------                         ------
 Total operating expenses ................    6,462        3,442         148         3,440          (7,149)         6,343
 Income (loss) from operations ...........     (102)         (80)       (135)           32                           (285)
Interest income ..........................       59           42                                                      101
Interest expense .........................        2          (54)                                                     (52)
Gain on sale of SanDisk stock ............                   679                                                      679
Gain on exchange of certain
 investments in equity securities ........                   199                                                      199
Other, net ...............................        2           (3)                                                      (1)
                                              ------       --------                                                --------
 Other income (expense), net .............       63          863          --                                          926
                                              ------       -------      ----                                       -------
Income (loss) before income taxes ........      (39)         783        (135)           32                            641
Benefit (provision) for income taxes .....       (2)        (261)          7           (19)             --           (275)
                                              --------     -------      ----        ------        --------         -------
 Net income (loss) .......................    $ (41)       $ 522      $ (128)       $   13        $     --          $ 366
                                              =======      =======    ======        ======        ========         =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                         FOR YEAR ENDED JUNE 30, 2000





                                                          GUARANTORS
                                           ----------------------------------------
                                               WHOLLY-OWNED SUBSIDIARIES - STH
                                           ----------------------------------------
                                            Subsidiary
                                              Issuer          Other        SAN
                                            -----             ------       ---
Net cash provided by (used in)
 operating activities ....................   $     545       $  (401)       $(2)
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements ..................        (186)         (294)        (2)
Purchases of short-term investments ......      (3,069)         (283)
Maturities and sales of short-term
 investments .............................       3,054           375
Proceeds from sale of SanDisk stock ......          --           681
Intercompany investments .................         (40)       (1,408)
Other, net ...............................           6           (16)        (2)
                                            ----------       -------       -------
 Net cash provided by (used in)
  investing activities ...................        (235)         (945)        (4)
                                            ----------       -------       -------
FINANCING ACTIVITIES
Net change in investment by Seagate
 Technology, Inc. ........................          --           117
Other, net ...............................          --            (6)         2
                                            ----------       ----------    ------
 Net cash provided by (used In)
  financing activities ...................          --           111          2
                                            ----------       ---------     ------
Effect of exchange rate changes in
 cash and cash equivalents ...............          (2)           --         --
Increase (decrease) in cash and cash
 equivalents .............................         308        (1,235)        (4)
Cash and cash equivalents at the
 beginning of the year ...................         185           158         --
                                            ------------     ---------     ------
 Cash and cash equivalents at the
  end of the year ........................   $     493       $(1,077)       $(4)
                                            ============     =========     ======



                                                                                        SEAGATE
                                                                                       TECHNOLOGY
                                                  OTHER                             HOLDINGS AND ITS
                                              NON-GUARANTORS      ELIMINATIONS        PREDECESSOR
                                           ------------------- ----------------- ---------------------
Net cash provided by (used in)
 operating activities ....................    $         84        $       --         $ 226
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements ..................             (83)                           (565)
Purchases of short-term investments ......                                          (3,352)
Maturities and sales of short-term
 investments .............................                                           3,429
Proceeds from sale of SanDisk stock ......                                (1)          680
Intercompany investments .................              51             1,397            --
Other, net ...............................              (9)                2           (19)
                                              ---------------     ------------    --------
 Net cash provided by (used in)
  investing activities ...................             (41)            1,398           173
                                              --------------      ------------    --------
FINANCING ACTIVITIES
Net change in investment by Seagate
 Technology, Inc. ........................                                             117
Other, net ...............................              (5)               (5)          (14)
                                              ---------------     -------------   --------
 Net cash provided by (used In)
  financing activities ...................              (5)               (5)          103
                                              ---------------     -------------   --------
Effect of exchange rate changes in
 cash and cash equivalents ...............              --                --            (2)
Increase (decrease) in cash and cash
 equivalents .............................              38             1,393           500
Cash and cash equivalents at the
 beginning of the year ...................              25                --           368
                                              --------------      ------------    --------
 Cash and cash equivalents at the
  end of the year ........................    $         63        $    1,393      $    868
                                              ==============      ============    ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

               CONDENSED CONSOLIDATING BALANCE SHEET JULY 2, 1999

                                 (IN MILLIONS)





                                                                                                               SEAGATE
                                                      GUARANTORS                                             TECHNOLOGY
                                               ------------------------                                       HOLDINGS
                                                SUBSIDIARY                     OTHER                           AND ITS
                                                  ISSUER        OTHER      NON-GUARANTORS    ELIMINATIONS    PREDECESSOR
                                               -----------   ----------   ---------------   -------------   ------------
ASSETS
Cash and cash equivalents ..................      $  185       $  158         $  25           $     --         $  368
Short-term investments .....................       1,103          123             1                             1,227
Accounts receivable, net ...................       5,236          734         2,812             (7,988)           794
Affiliate accounts receivable ..............          71         (230)          171                                12
Inventories ................................         162          188            89                               439
Deferred income taxes ......................           3          249           (12)                              240
Other current assets .......................          22           76             4                               102
                                                  ------       ------         ------                           ------
 Total Current Assets ......................       6,782        1,298         3,090             (7,988)         3,182
                                                  ------       ------         ------          --------         ------
Property, equipment, and leasehold
 improvements, net .........................         846          543           279                             1,668
Investments ................................         659          893            37             (1,589)            --
Goodwill and other intangibles, net ........          23           65                                              88
Other assets ...............................          50          112            22                               184
                                                  ------       ------         ------                           ------
 Total Assets ..............................      $8,360       $2,911        $3,428           $ (9,577)        $5,122
                                                  ======       ======         ======          ========         ======
LIABILITIES
Accounts payable ...........................      $5,210       $1,114        $2,331           $ (7,988)        $  667
Accrued employee compensation ..............          40          127             4                               171
Accrued expenses ...........................          59          268            46                               373
Accrued warranty ...........................          --          157                                             157
Accrued income taxes .......................           1           44            (2)                               43
Current portion of long-term debt ..........          --                          1                                 1
                                                  ------                      -------                          ------
 Total Current Liabilities .................       5,310        1,710         2,380             (7,988)         1,412
                                                  ------       ------         -------         --------         ------
Deferred income taxes ......................          --          488            (2)                              486
Accrued warranty ...........................          --          123                                             123
Other liabilities ..........................           1           10            25                                36
Long-term debt, less current portion .......           1          702                                             703
                                                  ------       ------                                          ------
 Total Liabilities .........................       5,312        3,033         2,403             (7,988)         2,760
                                                  ------       ------         -------         --------         ------
Business Equity ............................       3,048         (122)        1,025             (1,589)         2,362
                                                  ------       ------         -------         --------         ------
 Total Liabilities and Business Equity .....      $8,360       $2,911        $3,428           $ (9,577)        $5,122
                                                  ======       ======         =======         ========         ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 2, 1999
                                 (IN MILLIONS)





                                                                                                                SEAGATE
                                                    GUARANTORS                                                TECHNOLOGY
                                            ---------------------------                                        HOLDINGS
                                             SUBSIDIARY                         OTHER                           AND ITS
                                               ISSUER          OTHER       NON-GUARANTORS     ELIMINATIONS    PREDECESSOR
                                            ------------   ------------   ----------------   -------------   ------------
Revenue .................................     $6,450         $4,021           $3,727           $ (8,046)        $6,152
Cost of revenue .........................      6,200          3,156            3,592             (8,046)         4,902
                                               ------         ------           ------          --------         ------
Product development .....................         17            549                                                566
Marketing and administrative ............         33            248               36                               317
Amortization of goodwill and other
 intangibles ............................          3             15                2                                20
In-process research and development .....                         2                                                  2
Restructuring ...........................         36             11               12                                59
Unusual items ...........................                        75                                                 75
                                                              ------                                            ------
 Total operating expenses ...............      6,289          4,056            3,642             (8,046)         5,941
 Income (loss) from operations ..........        161            (35)              85                 --            211
Interest income .........................         65             31                6                               102
Interest expense ........................                       (48)                                               (48)
Other, net ..............................         (1)            11                                                 10
                                               --------       ------                                            ------
 Other Income (expense), net ............         64             (6)               6                 --             64
                                               -------        --------         ------          --------         ------
Income (loss) before income taxes .......        225            (41)              91                 --            275
(Provision) for income taxes ............                       (53)              (8)                              (61)
                                                              -------          --------                         ------
 Net income (loss) ......................      $ 225          $ (94)           $  83           $     --         $  214
                                               =======        =======          =======         ========         ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          FOR YEAR ENDED JULY 2, 1999





                                                                                                                     SEAGATE
                                                         GUARANTORS                                                TECHNOLOGY
                                                ----------------------------                                        HOLDINGS
                                                 SUBSIDIARY                          OTHER                           AND ITS
                                                   ISSUER          OTHER        NON-GUARANTORS     ELIMINATIONS    PREDECESSOR
                                                ------------   -------------   ----------------   -------------   ------------
Net cash provided by (used in)
 operating activities .......................     $     2        $   364           $   838           $  649         $ 1,853
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements .....................        (303)           (83)             (205)                            (591)
Purchases of short-term investments .........      (4,793)                          (1,803)                          (6,596)
Maturities and sales of short-term
 investments ................................       4,747                            1,772                            6,519
Intercompany investments ....................         630            (18)             (575)             (37)             --
Other, net ..................................          (3)             1               (25)              --             (27)
                                                  ----------     -------           -------           ------         -------
 Net cash provided by (used in)
  investing activities ......................         278           (100)             (836)             (37)           (695)
                                                  ---------      -------           -------           ------         -------
FINANCING ACTIVITIES
Net change in investment by Seagate
 Technology, Inc. ...........................        (553)        (1,748)            1,478             (646)         (1,469)
Other, net ..................................          (5)                              (3)              34              26
                                                  ----------                       ----------        ------         -------
 Net cash provided by (used In)
  financing activities ......................        (558)        (1,748)            1,475             (612)         (1,443)
                                                  ---------      -------           ---------         ------         -------
Effect of exchange rate changes on
 cash and cash equivalents ..................          (2)            (1)                                                (3)
Increase (decrease) In cash and cash
 equivalents ................................        (280)        (1,485)            1,477               --            (288)
Cash and cash equivalents at the
 beginning of the year ......................         466             43               147               --             656
                                                  ---------      ---------         ---------         ------         ---------
 Cash and cash equivalents at the
  end of the year ...........................     $   186        $(1,442)          $ 1,624           $   --         $   368
                                                  =========      =========         =========         ======         =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 3, 1998
                                 (IN MILLIONS)





                                                                                                              SEAGATE
                                                    GUARANTORS                                              TECHNOLOGY
                                             ------------------------                                        HOLDINGS
                                              SUBSIDIARY                      OTHER                           AND ITS
                                                ISSUER        OTHER      NON-GUARANTORS     ELIMINATIONS    PREDECESSOR
                                             ------------   ---------   ----------------   -------------   ------------
Revenue ..................................      $6,314       $4,612         $4,031           $ (8,729)        $6,228
Revenue from affiliates ..................           2           15                                               17
                                                ------       ------                                           ------
 Total revenue ...........................       6,316        4,627          4,031             (8,729)         6,245
Cost of revenue ..........................       6,249        4,082          3,900             (8,729)         5,502
Cost of revenue from affiliates ..........                       12              9                                21
                                                             ------          ------                           ------
                                                 6,249        4,094          3,909             (8,729)         5,523
Product development ......................          25          487             43                               555
Marketing and administrative .............          55          212             41                               308
Amortization of goodwill and other
 intangibles .............................           5           14              2                                21
In-process research and development ......                                     216                               216
Restructuring ............................          64          259             24                               347
Unusual items ............................         (16)         210           (216)                              (22)
                                                ------       ------          ------                           ------
 Total operating expenses ................       6,382        5,276          4,019             (8,729)         6,948
                                                ------       ------          ------          --------         ------
 Income (loss) from operations ...........         (66)        (649)            12                 --           (703)
Interest income ..........................         (40)          50             88                                98
Interest expense .........................          12          (49)           (14)                              (51)
Other, net ...............................         (98)         (65)            97                               (66)
                                                ------       ------          ------                           ------
 Other income (expense), net .............        (126)         (64)           171                 --            (19)
                                                ------       ------          ------          --------         ------
Income (loss) before income taxes ........        (192)        (713)           183                 --           (722)
Benefit (provision) for income taxes .....                      193             (2)                              191
                                                             ------          --------                         ------
 Net Income (loss) .......................      $ (192)      $ (520)         $ 181           $     --         $ (531)
                                                ======       ======          =======         ========         ======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          FOR YEAR ENDED JULY 3, 1998





                                                                                                                   SEAGATE
                                                        GUARANTORS                                               TECHNOLOGY
                                                --------------------------                                        HOLDINGS
                                                 SUBSIDIARY                        OTHER                           AND ITS
                                                   ISSUER         OTHER       NON-GUARANTORS     ELIMINATIONS    PREDECESSOR
                                                ------------   -----------   ----------------   -------------   ------------
Net cash provided by (used in)
 operating activities .......................      $  304       $    433         $   (231)         $  (74)        $    432
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements .....................        (115)          (306)            (272)                            (693)
Purchases of short-term investments .........        (455)        (2,713)          (1,642)                          (4,810)
Maturities and sales of short-term
 investments ................................         382          2,481            2,026                            4,889
Acquisition of Quinta .......................                                        (194)                            (194)
Equity investments ..........................                                         (27)             27               --
Intercompany investments ....................         211           (443)             (48)            280               --
Other, net ..................................           2                              22             (36)             (12)
                                                   ------                        --------          ------         --------
Net cash provided by (used in)
 investing activities .......................          25           (981)            (135)            271             (820)
FINANCING ACTIVITIES:
Net change in investing by Seagate
 Technology, Inc. ...........................        (353)           449              105            (239)             (38)
Other, net ..................................                        (14)              --              42               28
                                                                --------         --------          ------         --------
 Net cash provided by (used In)
  financing activities ......................        (353)           435              105            (197)             (10)
Effect of exchange rate changes on
 cash and cash equivalents ..................                          6                                                 6
Increase (decrease) In cash and cash
 equivalents ................................         (24)          (107)            (261)             --             (392)
Cash and cash equivalents at the
 beginning of the period ....................          43            549              442              --            1,034
                                                   ------       --------         --------          ------         --------
 End of the period ..........................      $   19       $    442         $    181          $   --         $    642
                                                   ======       ========         ========          ======         ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS


     The following tables present guarantor and non-guarantor condensed consolidating financial information for the subsidiaries of Seagate Removable Storage Solutions Holdings, at December 29, 2000 condensed consolidating results of its operations and its cash flows for the one month ended December 29, 2000, the five months ended November 22, 2000 and six months ended December 31, 1999 (unaudited) and for each of the three years in the period ended June 30, 2000. The information is based on the guarantor and non-guarantor classification of RSS's subsidiaries under the current provisions of the senior subordinated notes.


        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 29, 2000

                                 (IN THOUSANDS)





                                                                                                     SEAGATE
                                                                                                    REMOVABLE
                                                                                                     STORAGE
                                                                                                    SOLUTIONS
                                                                                                    HOLDINGS
                                                                                                     AND ITS
                                                GUARANTORS     NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                               ------------   ----------------   --------------   ------------
ASSETS
Cash and cash equivalents ..................      $10,150         $    647          $     --         $10,797
Accounts receivable, net ...................       17,587            5,838            (2,129)         21,296
Affiliate accounts receivable ..............        5,131              463                --           5,594
Inventories ................................       21,611            2,320                --          23,931
Other current assets .......................          649               21                --             670
                                                  -------         --------          --------         -------
 Total Current Assets ......................       55,128            9,289            (2,129)         62,288
Property, equipment, leasehold
 improvements, net .........................        7,625            3,084                --          10,709
Other assets ...............................       14,173              358                --          14,531
                                                  -------         --------          --------         -------
 Total Assets ..............................      $76,926         $ 12,731          $ (2,129)        $87,528
                                                  =======         ========          ========         =======
LIABILITIES
Accounts payable ...........................      $17,359         $  4,589          $ (2,129)        $19,819
Accrued employee compensation ..............        4,238              389                --           4,627
Accrued expenses ...........................        8,467              284                --           8,751
Accrued Warranty ...........................        4,425               --                --           4,425
Current portions of long-term debt .........          666               --                --             666
                                                  -------         --------          --------         -------
 Total Current Liabilities .................       35,155            5,262            (2,129)         38,288
Other liabilities ..........................        2,555               --                --           2,555
                                                  -------         --------          --------         -------
 Shareholders' Equity ......................       39,216            7,469                --          46,685
                                                  -------         --------          --------         -------
 Total Liabilities and Shareholders'
   Equity ..................................      $76,926         $ 12,731          $ (2,129)        $87,528
                                                  =======         ========          ========         =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN THOUSANDS)


                                                                                                    SEAGATE
                                                                                                   REMOVABLE
                                                                                                    STORAGE
                                                                                                   SOLUTIONS
                                                                                                   HOLDINGS
                                                                                                    AND ITS
                                                     GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                    ------------ ---------------- -------------- ------------
Revenue ...........................................   $ 30,749        $3,955        $  (6,333)     $ 28,371
Cost of revenue ...................................     31,625         3,933           (6,333)       29,225
Product development ...............................      2,372            --               --         2,372
Marketing and administrative ......................      2,420           136               --         2,556
Amortization of goodwill and other intangibles ....         91            --               --            91
Restructuring .....................................         --            --               --            --
                                                      --------        ------        ---------      --------
   Total operating expenses .......................     36,508         4,069           (6,333)       34,244
                                                      --------        ------        ---------      --------
   Income (loss) from operations ..................     (5,759)         (114)              --        (5,873)
Other income (expense), net .......................        (31)           --               --           (31)
                                                      --------        ------        ---------      --------
Income (loss) before income taxes .................     (5,790)         (114)              --        (5,904)
                                                      --------        ------        ---------      --------
Benefit (provision) for income taxes ..............        366            --               --           366
                                                      --------        ------        ---------      --------
   Net Income (loss) ..............................   $ (5,424)       $ (114)       $      --      $ (5,538)
                                                      ========        ======        =========      ========


        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN THOUSANDS)


                                                                                                       SEAGATE
                                                                                                      REMOVABLE
                                                                                                       STORAGE
                                                                                                      SOLUTIONS
                                                                                                      HOLDINGS
                                                                                                       AND ITS
                                                  GUARANTORS     NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                                 ------------   ----------------   --------------   ------------
Revenues .....................................    $  97,606         $ 13,551         $ (21,170)      $  89,987
Costs of sales ...............................       83,457           14,233           (21,170)         76,520
Product development ..........................       22,578               --                --          22,578
Marketing and administrative .................       12,507              724                --          13,231
Amortization of goodwill and other
 intangibles .................................          323               --                --             323
Restructuring ................................          755               21                --             776
                                                  ---------         --------         ---------       ---------
   Total operating expense ...................      119,620           14,978           (21,170)        113,428
   Income (loss) from operations .............      (22,014)          (1,427)               --         (23,441)
Other income (expense), net ..................          830                4                --             834
                                                  ---------         --------         ---------       ---------
Income (loss) before income taxes ............      (21,184)          (1,423)               --         (22,607)
Benefit (provision) for income taxes .........        9,132               --                --           9,132
                                                  ---------         --------         ---------       ---------
   Net income (loss) .........................    $ (12,052)        $ (1,423)        $      --       $ (13,475)
                                                  =========         ========         =========       =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN THOUSANDS)





                                                                                                  SEAGATE
                                                                                                 REMOVABLE
                                                                                                  STORAGE
                                                                                                 SOLUTIONS
                                                                                                 HOLDINGS
                                                                                                  AND ITS
                                             GUARANTORS     NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                            ------------   ----------------   --------------   ------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $ (3,788)         $  659             $  --         $ (3,129)
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ............         (995)           (260)               --           (1,255)
Proceeds from sale of property, equipment
 and leasehold improvements .............          334              --                --              334
Other, net ..............................            2              --                --                2
                                              --------          ------             -----         --------
 Net cash provided by (used in) investing
   activities ...........................         (659)           (260)               --             (919)
FINANCING ACTIVITIES
 NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES .................           --              --                --               --
Increase (decrease) in cash and cash
 equivalents ............................       (4,447)            399                --           (4,048)
Cash and cash equivalents at the
 beginning of the year ..................       14,597             248                --           14,845
                                              --------          ------             -----         --------
Cash and cash equivalents at the end of
 the year ...............................     $ 10,150          $  647             $  --         $ 10,797
                                              ========          ======             =====         ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN THOUSANDS)





                                                                                                      SEAGATE
                                                                                                     REMOVABLE
                                                                                                      STORAGE
                                                                                                     SOLUTIONS
                                                                                                      HOLDINGS
                                                                                                      AND ITS
                                               GUARANTORS      NON-GUARANTORS     ELIMINATIONS      PREDECESSOR
                                            ---------------   ----------------   --------------   ---------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $   (29,259)        $  3,553            $  --         $   (25,706)
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ............          (3,507)          (1,480)              --              (4,987)
Profit on disposal of property equipment
 and leasehold improvements .............             402               --               --                 402
Other, net ..............................            (251)              --               --                (251)
                                              -----------         --------            -----         -----------
 Net cash provided by (used in) investing
   activities ...........................          (3,356)          (1,480)              --              (4,836)
FINANCING ACTIVITIES
Other, net ..............................          44,737           (1,852)              --              42,885
                                              -----------         --------            -----         -----------
 Net cash provided by (used in) financing
   activities ...........................          44,737           (1,852)              --              42,885
Effect of exchange rate changes on cash
 and cash equivalents ...................              --               --               --                  --
Increase (decrease) in cash and cash
 equivalents ............................          12,122              221               --              12,343
Cash and cash equivalents at the
 beginning of the year ..................           2,475               27               --               2,502
                                              -----------         --------            -----         -----------
Cash and cash equivalents at the end of
 the year ...............................     $    14,597         $    248            $  --         $    14,845
                                              ===========         ========            =====         ===========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)





                                                                                                       SEAGATE
                                                                                                      REMOVABLE
                                                                                                       STORAGE
                                                                                                      SOLUTIONS
                                                                                                       AND ITS
                                                  GUARANTORS     NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                                 ------------   ----------------   --------------   ------------
Revenue ......................................     $137,234         $26,430          $ (11,593)       $152,071
Costs of revenue .............................       94,775          24,344            (11,598)        107,521
Product development ..........................       17,799              --                 --          17,799
Marketing and administrative .................       11,230             525                 --          11,755
Amortization of goodwill and other
 intangibles .................................          438              --                 --             438
Restructuring ................................          128             241                 --             369
                                                   --------         -------          ---------        --------
   Total operating expense ...................      142,370          25,110            (11,598)        137,882
   Income (loss) from operations .............       12,864           1,320                  5          14,189
Other income (expense), net ..................           33               5                                 38
                                                   --------         -------                           --------
Income (loss) before income taxes ............       12,897           1,325                  5          14,227
Benefit (provision) for income taxes .........       (4,674)           (218)                --          (4,892)
                                                   --------         -------          ---------        --------
   Net income (loss) .........................     $  8,223         $ 1,107          $       5        $  9,335
                                                   ========         =======          =========        ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR


                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)






                                             GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                            ------------   ----------------   --------------   -----------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $ (7,462)         $6,494              $--         $ 13,956
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements .................       (5,248)             --               --           (5,248)
Proceeds from sale of property, equipment
 and leasehold improvements .............           40              --               --               40
Other, net ..............................            3              --               --                3
                                              --------          ------              ---         --------
 Net cash provided by (used in) investing
   activities ...........................       (5,245)          1,349               --           (5,208)
FINANCING ACTIVITIES
Net cash change in investment by
 Seagate Technology Inc., ...............       (6,597)             --               --           (6,597)
 Net cash provided by (used in) financing
   activities ...........................        6,597              --               --            6,597
Increase (decrease) in cash and cash
 equivalents ............................        2,173             (22)              --            2,151
Cash and cash equivalents at the
 beginning of the year ..................        2,389              22               --            2,411
                                              --------          ------              ---         --------
Cash and cash equivalents at the end of
 the year ...............................     $  4,562          $   --              $--         $  4,562
                                              ========          ======              ===         ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                       CONDENSED COMBINING BALANCE SHEET
                                 JUNE 30, 2000
                                (IN THOUSANDS)






                                                                                                 SEAGATE
                                                                                                REMOVABLE
                                                                                                 STORAGE
                                                                                                SOLUTIONS
                                                                                                HOLDINGS
                                                                                                 AND ITS
                                                  GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                 ------------ ---------------- -------------- ------------
ASSETS
Cash and cash equivalents ......................   $  2,475       $     27       $      --      $  2,502
Accounts receivable, net .......................     20,554          6,719          (8,056)       19,217
Inventories ....................................     15,899            967              --        16,866
Deferred income taxes ..........................      7,675             --              --         7,675
Other current assets ...........................      1,590            186              --         1,776
                                                   --------       --------       ---------      --------
   Total Current Assets ........................     48,193          7,899          (8,056)       48,036
Property, equipment, leasehold improvements,
 net ...........................................     12,328          2,104              --        14,432
Goodwill and other intangibles .................      3,170             --              --         3,170
                                                   --------       --------       ---------      --------
   Total Assets ................................   $ 63,691       $ 10,003       $  (8,056)     $ 65,638
                                                   ========       ========       =========      ========
LIABILITIES
Accounts payable ...............................   $ 23,577       $  2,457       $  (8,056)     $ 17,978
Accrued employee compensation ..................      6,270            463              --         6,733
Accrued expenses ...............................      6,646            631              --         7,277
Accrued warranty ...............................      5,276             --              --         5,276
Current portions of long-term debt .............        666             --              --           666
                                                   --------       --------       ---------      --------
   Total Current Liabilities ...................     42,435          3,551          (8,056)       37,930
Other liabilities ..............................      2,839             --              --         2,839
                                                   --------       --------       ---------      --------
BUSINESS EQUITY ................................     18,417          6,452              --        24,869
                                                   --------       --------       ---------      --------
   Total Liabilities and Business Equity .......   $ 63,691       $ 10,003       $  (8,056)     $ 65,638
                                                   ========       ========       =========      ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                 JUNE 30, 2000
                                (IN THOUSANDS)



                                                                                                    REMOVABLE
                                                                                                     STORAGE
                                                                                                    SOLUTIONS
                                                                                                     AND ITS
                                                      GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                     ------------ ---------------- -------------- ------------
Revenue ............................................  $ 227,847       $ 57,387      $   (22,420)   $ 262,814
Cost of revenue ....................................    162,184         53,429          (22,420)     193,193
Product development ................................     37,444                                       37,444
Marketing and administrative .......................     17,338          1,240                        18,578
Amortization of goodwill and other intangibles .....        877                                          877
Restructuring ......................................        627                                          627
                                                      ---------       --------      -----------    ---------
   Total operating expense .........................    218,470         54,669          (22,420)     250,719
   Income (loss) from operations ...................      9,377          2,718                        12,095
Other, net .........................................      1,576                                        1,576
                                                      ---------      ---------      -----------   ---------
Income (loss) before income taxes ..................     10,953          2,718                        13,671
Benefit (provision) for income taxes ...............     (3,762)          (670)                       (4,432)
                                                      ---------       --------      -----------    ---------
   Net income (loss) ...............................  $   7,191       $  2,048      $        --    $   9,239
                                                      =========       ========      ===========    =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)






                                                                                                SEAGATE
                                                                                               REMOVABLE
                                                                                                STORAGE
                                                                                               SOLUTIONS
                                                                                               HOLDINGS
                                                                                                AND ITS
                                                 GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                ------------ ---------------- -------------- ------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES ...................................   $ 15,748       $  1,838          $ --        $ 17,586
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ..................     (7,947)        (1,136)           --          (9,083)
Proceeds from sale of property, equipment and
 leasehold improvements .......................        670             --            --             670
   Net cash provided by (used in) investing
    activities ................................     (7,277)        (1,136)           --          (8,413)
FINANCING ACTIVITIES
Net cash change in investments by Seagate
 Technology, Inc. .............................     (8,385)          (697)           --          (9,082)
                                                  --------       --------          ----        --------
Net cash provided by (used in) financing
 activities ...................................     (8,385)          (697)           --          (9,082)
Increase (decrease) in cash and cash
 equivalents ..................................         86              5            --              91
Cash and cash equivalents at the beginning of
 the year .....................................      2,389             22            --           2,411
                                                  --------       --------          ----        --------
Cash and cash equivalents at the end of the
 year .........................................   $  2,475       $     27          $ --        $  2,502
                                                  ========       ========          ====        ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


        SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR
                 CONDENSED COMBINING BALANCE SHEET JULY 2, 1999
                                (IN THOUSANDS)






                                                                                                SEAGATE
                                                                                               REMOVABLE
                                                                                                STORAGE
                                                                                               SOLUTIONS
                                                                                               HOLDINGS
                                                                                                AND ITS
                                                 GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                ------------ ---------------- -------------- ------------
ASSETS
Cash and cash equivalents .....................   $  2,389        $    22       $       --     $  2,411
Accounts receivable, net ......................     88,297         12,419          (65,030)      35,686
Inventories ...................................     10,124            998               --       11,122
Other current assets ..........................        823            135               --          958
Deferred income taxes .........................     12,373             --               --       12,373
                                                  --------        -------       ----------     --------
   Total Current Assets .......................    114,006         13,574          (65,030)      62,550
Property, equipment, leasehold improvements,
 net ..........................................      9,176          2,996               --       12,172
Other assets ..................................      3,612             --               --        3,612
                                                  --------        -------       ----------     --------
   Total Assets ...............................   $126,794        $16,570       $  (65,030)    $ 78,334
                                                  ========        =======       ==========     ========
LIABILITIES
Accounts payable ..............................   $ 84,264        $ 5,460       $  (65,030)    $ 24,694
Accrued employee compensation .................      1,710          5,583               --        7,293
Accrued expenses ..............................     12,994            423               --       13,417
Accrued warranty ..............................      5,951             --               --        5,951
                                                  --------        -------       ----------     --------
   Total Current Liabilities ..................    104,919         11,466          (65,030)      51,355
Other liabilities .............................      2,267             --               --        2,267
                                                  --------        -------       ----------     --------
BUSINESS EQUITY ...............................     19,608          5,104               --       24,712
                                                  --------        -------       ----------     --------
   Total Liabilities and Business Equity ......   $126,794        $16,570       $  (65,030)    $ 78,334
                                                  ========        =======       ==========     ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                  JULY 2, 1999
                                (IN THOUSANDS)



                                                                                                            SEAGATE
                                                                                                           REMOVABLE
                                                                                                       STORAGE SOLUTIONS
                                                                                                            AND ITS
                                                          GUARANTORS   NON-GUARANTORS   ELIMINATIONS      PREDECESSOR
                                                         ------------ ---------------- -------------- ------------------
Revenue ................................................   $311,101       $ 63,307      $   (60,402)      $ 314,006
Cost of revenue ........................................    228,008         57,545          (60,402)        225,151
Product development ....................................     36,081                                          36,081
Marketing and administrative ...........................     22,651            273                           22,924
Amortization of goodwill and other intangibles .........      3,207                                           3,207
Restructuring ..........................................        711                                             711
                                                           --------       --------      -----------       ---------
   Total operating expense .............................    290,658         57,818          (60,402)        288,074
   Income (loss) from operations .......................     20,443          5,489                           25,932
Other, net .............................................          2                                               2
                                                           --------       --------      -----------       ---------
Income (loss) before income taxes ......................     20,445          5,489                           25,934
Benefit (provision) for income taxes ...................     (9,307)          (249)                          (9,556)
                                                           --------       --------      -----------       ---------
   Net income (loss) ...................................   $ 11,138       $  5,240      $        --       $  16,378
                                                           ========       ========      ===========       =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)





                                                                                              SEAGATE
                                                                                             REMOVABLE
                                                                                              STORAGE
                                                                                             SOLUTIONS
                                                                                             HOLDINGS
                                                                                              AND ITS
                                               GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                              ------------ ---------------- -------------- ------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .................................  $  31,222       $  7,469          $ --       $  38,691
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements .....................     (5,377)        (1,196)           --          (6,573)
Proceeds from sale of property, equipment and
 leasehold improvements .....................        935             23            --             958
   Net cash provided by (used in) investing
    activities ..............................     (4,442)        (1,173)           --          (5,615)
FINANCING ACTIVITIES
Net change in investments by Seagate
 Technology .................................    (22,725)        (6,336)           --         (29,061)
                                               ---------       --------          ----       ---------
   Net cash provided by (used in) financing
    activities ..............................    (22,725)        (6,336)           --          29,061
Increase (decrease) in cash and cash
 equivalents ................................      4,055            (40)           --           4,015
Cash and cash equivalents at the beginning
 of the year ................................     (1,666)            62            --          (1,604)
                                               ---------       --------          ----       ---------
Cash and cash equivalents at the end
 of the year ................................  $   2,389       $     22          $ --       $   2,411
                                               =========       ========          ====       =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                  JULY 3, 1998
                                (IN THOUSANDS)



                                                                                                     SEAGATE
                                                                                                    REMOVABLE
                                                                                                     STORAGE
                                                                                                    SOLUTIONS
                                                                                                    HOLDINGS
                                                                                                     AND ITS
                                                      GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                     ------------ ---------------- -------------- ------------
Revenues ...........................................  $ 232,589       $ 98,046       $  (44,549)   $ 286,086
Cost of sales ......................................    180,010         93,440          (44,549)     228,901
Product development ................................     24,981                                       24,981
Marketing and administrative .......................     26,757            418                        27,175
Amortization of goodwill and other intangibles .....      2,181                                        2,181
Restructuring ......................................        686                                          686
                                                      ---------                                    ---------
   Total operating expense .........................    234,615         93,858          (44,549)     283,924
   Income (loss) from operations ...................     (2,026)         4,188               --        2,162
Other, net .........................................        887                                          887
                                                      ---------                                    ---------
Income (loss) before income taxes ..................     (1,139)         4,188               --        3,049
Benefit (provision) for income taxes ...............     (1,571)                                      (1,571)
                                                      ---------                                    ---------
   Net income (loss) ...............................  $  (2,710)      $  4,188       $       --    $   1,478
                                                      =========       ========       ==========    =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS
                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)





                                                                                                SEAGATE
                                                                                               REMOVABLE
                                                                                                STORAGE
                                                                                               SOLUTIONS
                                                                                               HOLDINGS
                                                                                                AND ITS
                                                 GUARANTORS   NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                                ------------ ---------------- -------------- ------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES ...................................  $  22,902       $  1,628          $ --       $  24,530
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ..................     (6,232)          (991)                       (7,223)
Proceeds from sale of property, equipment and
 leasehold improvements .......................        667          1,282                         1,949
                                                 ---------       --------                     ---------
   Net cash provided by (used in) investing
    activities ................................     (5,565)           291            --          (5,274)
FINANCING ACTIVITIES
Net change in investments by Seagate
 Technology ...................................    (19,625)        (2,203)           --         (21,828)
                                                 ---------       --------          ----       ---------
   Net cash provided by (used in) financing
    activities ................................    (19,625)        (2,203)           --         (21,828)
Increase (decrease) in cash and cash
 equivalents ..................................     (2,288)          (284)           --          (2,572)
Cash and cash equivalents at the beginning of
 the year .....................................        622            346            --             968
                                                 ---------       --------          ----       ---------
Cash and cash equivalents at the end of the
 year .........................................  $  (1,666)      $     62          $ --       $  (1,604)
                                                 =========       ========          ====       =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

CRYSTAL DECISIONS, INC.


     The following tables present guarantor and non-guarantor condensed consolidating financial information for the subsidiaries of Crystal Decisions, Inc., at December 29, 2000, June 30, 2000 and July 2, 1999 and the condensed consolidating results of its operations and its cash flows for the period from November 23, 2000 to December 29, 2000, period from July 1, 2000 to November 22, 2000, six months ended December 31, 1999 and for each of the years in the three year period ended June 30, 2000. The information is based on the guarantor and non-guarantor classification of the subsidiaries of Crystal Decisions, Inc., under the current provisions of the senior subordinating notes.


                            CRYSTAL DECISIONS, INC.
                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 29, 2000
                                (IN THOUSANDS)





                                                                                                             CRYSTAL
                                                         GUARANTORS     NON-GUARANTORS     ELIMINATIONS     DECISIONS
                                                        ------------   ----------------   --------------   ----------
ASSETS
Cash ................................................     $ 4,133           $ 2,231         $     180       $ 6,544
Loan receivable from Seagate Technology .............      31,331                --                --        31,331
Accounts receivable, net ............................      24,795             9,754           (13,466)       21,083
Inventories .........................................         357                --                --           357
Current deferred income taxes .......................          --                17               (17)           --
Income tax receivable ...............................       1,599                --                --         1,599
Other current assets ................................       3,667               514                --         4,181
                                                          -------           -------         ---------       -------
 Current assets .....................................      65,882            12,516           (13,303)       65,095
Capital assets, net .................................       5,684               271                --         5,955
Investments .........................................       1,781                --            (1,781)           --
Intangibles .........................................      21,687                --                --        21,687
                                                          -------           -------         ---------       -------
 Total assets .......................................      95,034            12,787           (15,084)       92,737
                                                          -------           -------         ---------       -------
LIABILITIES
Accounts payable ....................................      17,834             5,516           (13,286)       10,064
Accrued employee compensation .......................       7,536               913                --         8,449
Accrued expenses ....................................       8,967             2,036                --        11,003
Deferred revenue ....................................      23,122             1,849                --        24,971
Current deferred income taxes .......................          17                --               (17)           --
Accrued income taxes ................................        (665)              665                --            --
                                                          -------           -------         ---------       -------
 Current liabilities ................................      56,811            10,979           (13,303)       54,487
Other liabilities ...................................       2,060                27                --         2,087
                                                          -------           -------         ---------       -------
 Total liabilities ..................................      58,871            11,006           (13,303)       56,574
 STOCKHOLDERS' EQUITY ...............................      36,163             1,781            (1,781)       36,163
                                                          -------           -------         ---------       -------
 Total liabilities and stockholders' equity .........     $95,034           $12,787         $ (15,084)      $92,737
                                                          =======           =======         =========       =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                (IN THOUSANDS)




                                                                                                       CRYSTAL
                                                   GUARANTOR      NON-GUARANTOR     ELIMINATIONS      DECISIONS
                                                 -------------   ---------------   --------------   ------------
Revenues .....................................     $  18,673         $ 1,201          $    --        $  19,874
Costs of revenues ............................         4,404             233               --            4,637
Research and development .....................         2,754              31               --            2,785
Sales, marketing and administrative ..........         8,653             881               --            9,534
Amortization of goodwill and other
 intangibles .................................           196              --               --              196
Restructuring costs ..........................            --              14               --               14
Unusual items ................................         7,073              --               --            7,073
                                                   ---------         -------          -------        ---------
 Total operating expenses ....................        23,080           1,159               --           24,239
                                                   ---------         -------          -------        ---------
 Income (loss) from operations ...............        (4,407)             42               --           (4,365)
Interest income (expense) ....................           251             (22)              --              229
Intercompany charges, net ....................          (342)            342               --               --
Equity investment income (loss) ..............           320              --             (320)              --
                                                   ---------         -------          -------        ---------
 Other income (expense), net .................           229             320             (320)             229
                                                   ---------         -------          -------        ---------
Income (loss) before income taxes ............        (4,178)            362             (320)          (4,136)
Benefit (provision) for income taxes .........        (1,357)            (42)              --           (1,399)
                                                   ---------         -------          -------        ---------
 Net income (loss) ...........................     $  (5,535)        $   320          $  (320)       $  (5,535)
                                                   =========         =======          =======        =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                (IN THOUSANDS)





                                                                                                          CRYSTAL
                                                     GUARANTORS     NON-GUARANTORS     ELIMINATIONS      DECISIONS
                                                    ------------   ----------------   --------------   ------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .....................................    $   4,244          $ (620)            $180         $   3,804
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............       (1,024)            (41)              --            (1,065)
                                                     ---------          ------             ----         ---------
 Net cash provided by (used in) investing
   activities ...................................       (1,024)            (41)              --            (1,065)
FINANCING ACTIVITIES
Issuance of common stock ........................          178              --               --               178
Borrowings from Seagate Technology ..............       22,433              --               --            22,433
Payments to Seagate Technology ..................      (23,925)             --               --           (23,925)
                                                     ---------          ------             ----         ---------
 Net cash provided by (used in) financing
   activities ...................................       (1,314)             --               --            (1,314)
Effect of exchange rate changes on cash .........          (32)            236               --               204
                                                     ---------          ------             ----         ---------
Increase (decrease) in cash .....................        1,874            (425)             180             1,629
Cash at the beginning of the period .............        2,259           2,656                0             4,915
                                                     ---------          ------             ----         ---------
Cash at the end of the period ...................    $   4,133          $2,231             $180         $   6,544
                                                     =========          ======             ====         =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                CONSOLDIATING CONDENSED STATEMENT OF OPERATIONS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000

                                (IN THOUSANDS)






                                                                                                                 CRYSTAL
                                                            GUARANTORS     NON-GUARANTORS     ELIMINATIONS      DECISIONS
                                                           ------------   ----------------   --------------   ------------
Revenues ...............................................    $  52,914         $  4,260          $    --        $  57,174
Costs of revenues ......................................       16,831            1,253               --           18,084
Research and development ...............................       10,887              113               --           11,000
Sales, marketing and administrative ....................       30,319            4,478              (17)          34,780
Amortization of goodwill and other intangibles .........          648               --               --              648
Restructuring costs ....................................          (45)             604               --              559
Unusual items ..........................................        1,851               --               --            1,851
                                                            ---------         --------          -------        ---------
 Total Operating Expenses ..............................       60,491            6,448              (17)          66,922
                                                            ---------         --------          -------        ---------
 Income (Loss) from Operations .........................       (7,577)          (2,188)              17           (9,748)
Interest income (expense) ..............................          540              368              (17)             891
Intercompany charges, net ..............................       (2,451)           2,451               --               --
Equity investment income (loss) ........................          354               --             (354)              --
                                                            ---------         --------          -------        ---------
 Other Income (Expense), net ...........................       (1,557)           2,819             (371)             891
                                                            ---------         --------          -------        ---------
Income (loss) before income taxes ......................       (9,134)             631             (354)          (8,857)
Benefit (provision) for income taxes ...................        4,182             (277)              --            3,905
                                                            ---------         --------          -------        ---------
 Net Income (Loss) .....................................    $  (4,952)        $    354          $  (354)       $  (4,952)
                                                            =========         ========          =======        =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                (IN THOUSANDS)





                                                                                                          CRYSTAL
                                                     GUARANTORS     NON-GUARANTORS     ELIMINATIONS      DECISIONS
                                                    ------------   ----------------   --------------   ------------
Net cash provided by (used in) operating
 activities .....................................    $   2,641          $  179            $   --        $   2,820
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............       (1,916)             15                --           (1,901)
                                                     ---------          ------            ------        ---------
 Net cash provided by (used in) investing
   activities ...................................       (1,916)             15                --           (1,901)
FINANCING ACTIVITIES
Issuance of common stock ........................          949              --                --              949
Borrowings from Seagate Technology ..............       54,279              --                --           54,279
Payments to Seagate Technology ..................      (54,459)             --                --          (54,459)
                                                     ---------          ------            ------        ---------
 Net cash provided by (used in) financing
   activities ...................................          769              --                --              769
Effect of exchange rate changes on cash .........          (79)           (315)               --             (394)
                                                     ---------          ------            ------        ---------
Increase (decrease) in cash .....................        1,415            (121)               --            1,294
Cash at the beginning of the period .............          844           2,777                --            3,621
                                                     ---------          ------            ------        ---------
Cash at the end of the period ...................    $   2,259          $2,656            $   --        $   4,915
                                                     =========          ======            ======        =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                       CONSOLIDATING CONDENSED STATEMENT
                                 OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)





                                                                                                          CRYSTAL
                                                    GUARANTOR       NON-GUARANTOR     ELIMINATIONS       DECISIONS
                                                 ---------------   ---------------   --------------   ---------------
Revenue ......................................     $    50,541       $    7,634         $     --        $    58,175
Costs of revenue .............................          20,384            2,127               --             22,511
Research and development .....................          12,841               --               --             12,841
Sales, marketing and administrative ..........          35,274            7,161               --             42,435
Amortization of goodwill and other
 intangibles .................................           2,002               --               --              2,002
Restructuring costs ..........................             838              463               --              1,301
Unusual items ................................         221,601           20,968               --            242,569
                                                   -----------       ----------         --------        -----------
 Total operating expenses ....................         292,940           30,719               --            323,659
                                                   -----------       ----------         --------        -----------
 Income (loss) from operations ...............        (242,399)         (23,085)              --           (265,484)
Interest income (expense) ....................          (1,311)              28               --             (1,283)
Intercompany Charges, net ....................          (2,692)           2,692               --                 --
Equity investment income (loss) ..............         (20,542)                           20,542                 --
                                                   -----------                          --------        -----------
 Other income (expense), net .................         (24,545)           2,720           20,542             (1,283)
                                                   -----------       ----------         --------        -----------
Income (loss) before income taxes ............        (266,944)         (20,365)          20,542           (266,767)
Benefit (provision) for income taxes .........          49,058             (177)              --             48,881
                                                   -----------       ----------         --------        -----------
 Net income (loss) ...........................     $  (217,886)      $  (20,542)        $ 20,542        $  (217,886)
                                                   ===========       ==========         ========        ===========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.
                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)





                                                                                                          CRYSTAL
                                                     GUARANTORS     NON-GUARANTORS     ELIMINATIONS      DECISIONS
                                                    ------------   ----------------   --------------   -------------
Net cash provided by (used in) operating
 activities .....................................    $ (18,719)         $1,345            $   --         $ (17,374)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............       (1,359)            (95)               --            (1,454)
                                                     ---------          ------            ------         ---------
 Net cash provided by (used in) investing
   activities ...................................       (1,359)            (95)               --            (1,454)
FINANCING ACTIVITIES
Issuance of common stock ........................            1              --                --                 1
Borrowings from Seagate Technology ..............       94,895              --                --            94,895
Payments to Seagate Technology ..................      (77,075)             --                --           (77,075)
                                                     ---------          ------            ------         ---------
 Net cash provided by (used in) financing
   activities ...................................       17,821              --                --            17,821
Effect of exchange rate changes on cash .........          596              18                --               614
                                                     ---------          ------            ------         ---------
Increase (decrease) in cash .....................       (1,661)          1,268                --              (393)
Cash at the beginning of the period .............        4,895           2,524                --             7,419
                                                     ---------          ------            ------         ---------
Cash at the end of the period ...................    $   3,234          $3,792            $   --         $   7,026
                                                     =========          ======            ======         =========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                     CONSOLIDATING CONDENSED BALANCE SHEET
                                 JUNE 30, 2000
                                (IN THOUSANDS)




                                                                                                      CRYSTAL
                                                    GUARANTOR     NON-GUARANTOR     ELIMINATIONS     DECISIONS
                                                   -----------   ---------------   --------------   ----------
ASSETS:
Cash ...........................................    $    844         $  2,777        $       --      $  3,621
Loan receivable from Seagate Technology.........      25,681               --                --        25,681
Accounts Receivable, net .......................      24,141           12,638           (20,201)       16,578
Inventories ....................................         674               --                             674
Deferred Income Taxes ..........................          --               --                --            --
Income Tax Receivable ..........................       6,134               --               (63)        6,071
Other Current Assets ...........................       1,832            2,189                           4,021
                                                    --------         --------                        --------
Current Assets .................................      59,306           17,604           (20,264)       56,646
Capital Assets, net ............................       9,095              253                --         9,348
Investments ....................................       1,436               --            (1,436)           --
Goodwill and Other Intangible Assets ...........       5,286               --                --         5,286
                                                    --------         --------        ----------      --------
TOTAL ASSETS ...................................    $ 75,123         $ 17,857        $  (21,700)     $ 71,280
                                                    ========         ========        ==========      ========
LIABILITIES:
Accounts Payable ...............................      20,677            9,714           (20,201)       10,190
Accrued Employee Compensation ..................       5,239              765                --         6,004
Accrued Expenses ...............................       8,279            3,818                --        12,097
Deferred Revenue ...............................      18,038            1,457                --        19,495
Deferred Income Taxes ..........................          --               63               (63)           --
Accrued Income Taxes ...........................        (573)             573                --            --
                                                    --------         --------        ----------      --------
Current Liabilities ............................      51,660           16,390           (20,264)       47,786
Deferred Income Taxes ..........................         350               31                --           381
                                                    --------         --------        ----------      --------
TOTAL LIABILITIES ..............................      52,010           16,421           (20,264)       48,167
STOCKHOLDERS' EQUITY ...........................      23,113            1,436            (1,436)       23,113
                                                    ========         ========        ==========      ========
Total Liabilities and Stockholders' Equity .....    $ 75,123         $ 17,857        $  (21,700)     $ 71,280
                                                    ========         ========        ==========      ========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)





                                                                                                           CRYSTAL
                                                    GUARANTORS      NON-GUARANTORS     ELIMINATIONS       DECISIONS
                                                 ---------------   ----------------   --------------   ---------------
Revenue ......................................     $   113,094        $   13,424         $     --        $   126,518
Costs of revenue .............................          40,417             3,558               --             43,975
Research and development .....................          24,874                --               --             24,874
Sales, marketing and administrative ..........          72,205            14,793               --             86,998
Amortization of goodwill and other
 intangibles .................................           3,038                                 --              3,038
Restructuring costs ..........................             855               446               --              1,301
Unusual items ................................         221,601            20,968                             242,569
                                                   -----------        ----------                         -----------
   Total operating expenses ..................         362,990            39,765               --            402,755
                                                   -----------        ----------         --------        -----------
   Loss from Operations ......................        (249,896)          (26,341)              --           (276,237)
Equity Investment income (loss) ..............         (21,128)                            21,128                 --
Other income (expense) .......................          (5,561)            5,581                                  20
                                                   -----------        ----------                         -----------
   Other Income (Expense), net ...............         (26,689)            5,581           21,128                 20
                                                   -----------        ----------         --------        -----------
Income (loss) before income taxes ............        (276,585)          (20,760)          21,128           (276,217)
Benefit (provision) for income taxes .........          55,423              (368)              --             55,055
                                                   -----------        ----------         --------        -----------
   Net Income (Loss) .........................     $  (221,162)       $  (21,128)        $ 21,128        $  (221,162)
                                                   ===========        ==========         ========        ===========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)





                                                                                                     CRYSTAL
                                                                 GUARANTORS     NON-GUARANTORS      DECISIONS
                                                                ------------   ----------------   -------------
Net cash provided by (used in) operating activities .........   $(21,717)           $   68         $  (21,649)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..........................     (6,272)              (84)            (6,356)
                                                                --------            ------         ----------
   Net cash (used in) investing activities ..................     (6,272)              (84)            (6,356)
FINANCING ACTIVITIES
Issuance of common stock ....................................          5                --                  5
Borrowings from Seagate Technology ..........................    176,714                --            176,714
Payments to Seagate Technology ..............................   (152,667)               --           (152,667)
                                                                --------            ------         ----------
   Net cash provided by (used in) financing
    activities ..............................................     24,052                --             24,052
Effect of exchange rate changes on cash .....................       (114)              269                155
                                                                --------            ------         ----------
Increase (decrease) in cash .................................     (4,051)              253             (3,798)
Cash at the beginning of the year ...........................      4,895             2,524              7,419
                                                                --------            ------         ----------
Cash at the end of the year .................................   $    844            $2,777         $    3,621
                                                                ========            ======         ==========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                     CONSOLIDATING CONDENSED BALANCE SHEET
                                  JULY 2, 1999
                                (IN THOUSANDS)



                                                                                                          CRYSTAL
                                                        GUARANTOR    NON-GUARANTORS     ELIMINATIONS     DECISIONS
                                                        ---------    --------------     ------------     ---------
ASSETS:
Cash ...............................................    $  4,895         $ 2,524         $      --       $ 7,419
Accounts Receivable, net ...........................      46,910           8,343           (12,526)       42,727
Inventories ........................................         981              --                --           981
Income Tax Receivable ..............................      11,655              --                --        11,655
Other Current Assets ...............................      (1,747)          4,280                --         2,533
                                                        --------         -------         ---------       -------
Current Assets .....................................      62,694          15,147           (12,526)       65,315
Capital Assets, net ................................       6,933             360                --         7,293
Investments ........................................       1,320              --            (1,320)           --
Goodwill and Other Intangible Assets ...............       7,212              --                --         7,212
Other Assets .......................................          --              --                --            --
                                                        --------         -------         ---------       -------
TOTAL ASSETS .......................................    $ 78,159         $15,507         $ (13,846)      $79,820
                                                        ========         =======         =========       =======
LIABILITIES:
Accounts Payable ...................................      15,752           9,005           (12,526)       12,231
Accrued Employee Compensation ......................      18,393             906                --        19,299
Accrued Expenses ...................................      24,673           4,089              (331)       28,431
Loan Payable to Seagate Technology .................      16,517              --                --        16,517
Accrued Other Taxes ................................        (293)            (38)              331            --
                                                        --------         -------         ---------       -------
Current Liabilities ................................      75,042          13,962           (12,526)       76,478
                                                        --------         -------         ---------       -------
Deferred income taxes ..............................         234              --                --           234
Other Liabilities ..................................          --             225                --           225
                                                        --------         -------         ---------       -------
TOTAL LIABILITIES ..................................      75,276          14,187           (12,526)       76,937
STOCKHOLDERS' EQUITY ...............................       2,883           1,320            (1,320)        2,883
                                                        --------         -------         ---------       -------
Total Liabilities and Stockholders' Equity .........    $ 78,159         $15,507         $ (13,846)      $79,820
                                                        ========         =======         =========       =======

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)





                                                                                                          CRYSTAL
                                                   GUARANTORS      NON-GUARANTORS     ELIMINATIONS       DECISIONS
                                                 --------------   ----------------   --------------   --------------
Revenues .....................................     $  126,265        $  15,492           $    --        $  141,757
Costs of revenues ............................         45,407            3,294                --            48,701
Research and development .....................         21,224               --                --            21,224
Sales, marketing and administrative ..........         66,305           12,998                --            79,303
Amortization of goodwill and other
 intangibles .................................          4,772               --                --             4,772
Restructuring costs ..........................             --               --                --                --
Unusual items ................................         79,157            7,557                              86,714
                                                   ----------        ---------                          ----------
   Total operating expenses ..................        216,865           23,849                --           240,714
                                                   ----------        ---------           -------        ----------
   Income (Loss) from Operations .............        (90,600)          (8,357)               --           (98,957)
Interest income (expense) ....................            816             (760)               --                56
Equity Investment income (loss) ..............         (9,274)              --             9,274                --
                                                   ----------        ---------           -------        ----------
   Other Income (Expense), net ...............         (8,458)            (760)            9,274                56
                                                   ----------        ---------           -------        ----------
Income (loss) before income taxes ............        (99,058)          (9,117)            9,274           (98,901)
Benefit (provision) for income taxes .........          2,683             (157)               --             2,526
                                                   ----------        ---------           -------        ----------
   Net Income (Loss) .........................     $  (96,375)       $  (9,274)          $ 9,274        $  (96,375)
                                                   ==========        =========           =======        ==========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)





                                                                                         CRYSTAL
                                                     GUARANTORS     NON-GUARANTORS      DECISIONS
                                                    ------------   ----------------   -------------
Net cash provided by (used in) operating
 activities .....................................   $ (2,322)           $1,413         $     (909)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............     (4,731)             (125)            (4,856)
                                                    --------            ------         ----------
   Net cash provided by (used in)
    investing activities ........................     (4,731)             (125)            (4,856)
FINANCING ACTIVITIES
Borrowings from Seagate Technology ..............    131,194                --            131,194
Payments to Seagate Technology ..................   (128,233)               --           (128,233)
                                                    --------            ------         ----------
   Net cash provided by (used in)
    financing activities ........................      2,961                --              2,961
Effect of exchange rate changes on cash .........         --                --                 --
                                                    --------            ------         ----------
Increase (decrease) in cash .....................     (4,092)            1,288             (2,804)
Cash at the beginning of the year ...............      8,987             1,236             10,223
                                                    --------            ------         ----------
Cash at the end of the year .....................   $  4,895            $2,524         $    7,419
                                                    ========            ======         ==========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)





                                                                                                            CRYSTAL
                                                           GUARANTORS    NON-GUARANTORS   ELIMINATIONS     DECISIONS
                                                         -------------- ---------------- -------------- --------------
Revenues ...............................................   $  103,955       $ 11,997         $   --       $  115,952
Costs of revenues ......................................       35,067            689             --           35,756
Research and development ...............................       16,237             --             --           16,237
Sales, marketing and administrative ....................       55,222         10,565             --           65,787
Amortization of goodwill and other intangibles .........        3,165             --             --            3,165
Restructuring costs ....................................           --             --             --               --
Unusual items ..........................................           --             --             --               --
                                                           ----------       --------         ------       ----------
   Total operating expenses ............................      109,691         11,254             --          120,945
                                                           ----------       --------         ------       ----------
   Income (loss) from operations .......................       (5,736)           743             --           (4,993)
Interest income (expense) ..............................          742           (208)                            534
Equity investment income (loss) ........................          188             --           (188)              --
                                                           ----------       --------         ------       ----------
   Other income (expense), net .........................          930           (208)          (188)             534
                                                           ----------       --------         ------       ----------
Income (loss) before income taxes ......................       (4,806)           535           (188)          (4,459)
Benefit (provision) for income taxes ...................       (8,453)          (347)            --           (8,800)
                                                           ----------       --------         ------       ----------
   Net income (loss) ...................................   $  (13,259)      $    188         $ (188)      $  (13,259)
                                                           ==========       ========         ======       ==========

             NEW SAC AND ITS PREDECESSOR, SEAGATE TECHNOLOGY INC.

18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)





                                                                                                        CRYSTAL
                                                                    GUARANTORS     NON-GUARANTORS      DECISIONS
                                                                   ------------   ----------------   ------------
Net cash provided by (used in) operating activities ............   $ (4,235)           $1,772        $ (2,463)
INVESTING ACTIVITIES
Acquisition of capital assets, net .............................     (4,122)             (643)         (4,765)
Acquisition of intangible assets ...............................     (1,950)               --          (1,950)
                                                                   --------            ------        --------
   Net cash provided by (used in) investing activities .........     (6,072)             (643)         (6,715)
FINANCING ACTIVITIES
Borrowings from Seagate Technology .............................    108,469                --         108,469
Payments to Seagate Technology .................................   (100,243)               --        (100,243)
                                                                   --------            ------        --------
   Net cash provided by (used in) financing activities .........      8,226                --           8,226
Effect of exchange rate changes on cash ........................         --                11              11
                                                                   --------            ------        --------
Increase (decrease) in cash ....................................     (2,081)            1,140            (941)
Cash at the beginning of the year ..............................     11,068                96          11,164
                                                                   --------            ------        --------
Cash at the end of the year ....................................   $  8,987            $1,236        $ 10,223
                                                                   ========            ======        ========

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


          CONDENSED CONSOLIDATED AND CONDENSED COMBINED BALANCE SHEETS
                                 (IN MILLIONS)



                                                                     SEAGATE
                                                                   TECHNOLOGY
                                                                    HOLDINGS       PREDECESSOR
                                                                 --------------   ------------
                                                                  DECEMBER 29,      JUNE 30,
                                                                      2000          2000 (1)
                                                                 --------------   ------------
                                                                   (UNAUDITED)
ASSETS (see Note 10)
Cash and cash equivalents ....................................       $  689          $  868
Short-term investments .......................................          118           1,140
Accounts receivable, net .....................................          851             642
Affiliate accounts receivable ................................            1              --
Inventories ..................................................          424             413
Deferred income taxes ........................................           36             211
Other current assets .........................................          207             156
                                                                     ------          ------
 Total Current Assets ........................................        2,326           3,430
Property, equipment and leasehold improvements, net ..........          772           1,585
Goodwill and other intangibles, net ..........................          133             294
Other assets .................................................           69             509
                                                                     ------          ------
 Total Assets (see Note 10) ..................................       $3,300          $5,818
                                                                     ======          ======
LIABILITIES
Accounts payable .............................................       $  739          $  679
Affiliate accounts payable ...................................           37              36
Accrued employee compensation ................................          162             182
Accrued expenses .............................................          381             325
Accrued warranty .............................................          126             124
Accrued income taxes .........................................          193              71
Current portion of long-term debt ............................           10
                                                                     ------
 Total Current Liabilities ...................................        1,648           1,417
Deferred income taxes ........................................           36             640
Accrued warranty .............................................          107             109
Other liabilities ............................................           10               7
Long-term debt, less current portion .........................          893             703
                                                                     ------          ------
 Total Liabilities ...........................................        2,694           2,876
                                                                     ------          ------
SHAREHOLDER'S/BUSINESS EQUITY
Contributed capital ..........................................          747              --
Accumulated deficit ..........................................         (141)             --
                                                                     ------          ------
 Total Shareholder's/Business Equity .........................          606           2,942
                                                                     ------          ------
 Total Liabilities and Shareholder's/Business Equity .........       $3,300          $5,818
                                                                     ======          ======


----------
(1) The information in this column was derived from the Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc. audited consolidated combined balance sheet as of June 30, 2000.







See notes to condensed consolidated and condensed combined financial statements.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

     CONDENSED CONSOLIDATED AND CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)




                                                                   SEAGATE
                                                                 TECHNOLOGY
                                                                  HOLDINGS                     PREDECESSOR
                                                           ----------------------   ---------------------------------
                                                                 PERIOD FROM           PERIOD FROM        SIX MONTHS
                                                            NOVEMBER 23, 2000 TO     JULY 1, 2000 TO        ENDED
                                                                DECEMBER 29,           NOVEMBER 22,      DECEMBER 31,
                                                                    2000                   2000              1999
                                                           ----------------------   -----------------   -------------
Revenue ................................................           $ 969                 $2,302            $3,117
Cost of revenue ........................................             862                 2,034             2,534
Product development ....................................              68                   408               328
Marketing and administrative ...........................              88                   440               187
Amortization of goodwill and other intangibles .........               5                    20                 9
Restructuring costs ....................................              --                    19               134
Unusual items ..........................................              52                    (2)               82
                                                                   -----                 --------          ------
 Total operating expenses ..............................           1,075                 2,919             3,274
                                                                   -----                 -------           ------
 Loss from operations ..................................            (106)                 (617)             (157)
Interest income ........................................               3                    58                42
Interest expense .......................................             (10)                  (24)              (26)
Gain on sale of SanDisk stock ..........................              --                   102                62
Gain on sale of Veeco stock ............................              --                    20                --
Loss on LHSP investment ................................              --                  (138)               --
 Other, net ............................................              (8)                  (12)               (1)
                                                                   --------              -------           --------
Other Income (expense), net ............................             (15)                    6                77
                                                                   -------               -------           -------
Loss before income taxes ...............................            (121)                 (611)              (80)
Benefit (provision) for income taxes ...................             (20)                  206                23
                                                                   -------               -------           -------
 Net loss ..............................................           $(141)                $(405)            $ (57)
                                                                   =======               =======           =======

See notes to condensed consolidated and condensed combined financial statements

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR

     CONDENSED CONSOLIDATED AND CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)





                                                                  SEAGATE
                                                                TECHNOLOGY
                                                                 HOLDINGS                  PREDECESSOR
                                                          ---------------------- -------------------------------
                                                                PERIOD FROM         PERIOD FROM      SIX MONTHS
                                                           NOVEMBER 23, 2000 TO   JULY 1, 2000 TO      ENDED
                                                               DECEMBER 29,         NOVEMBER 22,    DECEMBER 31,
                                                                   2000                 2000            1999
                                                          ---------------------- ----------------- -------------
OPERATING ACTIVITIES:
Net loss ................................................         $(141)             $  (405)        $   (57)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
 Depreciation and amortization ..........................            68                  261             344
 In-process research and development ....................            59                                   --
 Deferred income taxes ..................................           (38)                (320)           (195)
 Non-cash portion of restructuring charge ...............            --                    7              76
 (Gain) loss on certain investments, net ................            --                   18             (62)
 Compensation expense related to accelerated
   vesting of stock options .............................            --                  584              --
 Compensation expense for SSI exchange offer ............            --                                   44
 Other, net .............................................            (5)                  24              50
Changes in operating assets and liabilities:
 Accounts receivable ....................................          (399)                 181              61
 Inventories ............................................           296                 (195)             65
 Accounts payable .......................................            48                   40             (78)
 Accrued income taxes ...................................            62                  212              51
 Accrued expenses and employee compensation
   and warranty .........................................           (59)                (218)           (137)
 Other assets and liabilities, net ......................            21                  (61)             19
                                                                  -------            -------         -------
 Net cash provided by (used in) operating activities.....           (88)                 128             181
INVESTING ACTIVITIES:
Acquisition of property, equipment and leasehold
 improvements, net ......................................           (32)                (265)           (274)
Purchases of short-term investments .....................          (129)              (1,612)         (1,639)
Maturities and sales of short-term investments ..........           130                2,628           1,803
Restricted cash (TRA) ...................................            --                 (150)             --
Proceeds from sale of certain investments ...............            --                  234              67
Other, net ..............................................            (2)                  (6)            (19)
                                                                  --------           ----------      -------
 Net cash provided by (used in) investing activities.....           (33)                 829             (62)
FINANCING ACTIVITIES:
Issuance of long-term debt, net of issuance costs .......           860                   --               1
Repayment of long-term debt .............................            --                 (812)             --
Short-term borrowings ...................................            66                   --              --
Repayment of short-term borrowings ......................           (66)                  --              --
Net change in investment by New SAC and its
 predecessor ............................................           (51)              (1,014)             (4)
Other, net ..............................................             1                    1             (11)
                                                                  -------            ---------       ---------
 Net cash provided by (used in) financing activities.....           810               (1,825)            (14)
Increase (decrease) in cash and cash equivalents ........           689                 (868)            105
Cash and cash equivalents at the beginning of the
 period .................................................            --                  868             368
                                                                  -------            ---------       ---------
Cash and cash equivalents at the end of the period ......         $ 689              $    --         $   473
                                                                  =======            =========       =========


See notes to condensed consolidated and condensed combined financial statements.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


  NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS


                                  (UNAUDITED)


1. BASIS OF PRESENTATION


     Seagate Technology Holdings (the "Company") was formed in August 2000, to be a holding company for the rigid disc drive operating business and the storage area networks operating business of Seagate Technology, Inc. (which we refer to as Seagate Technology). Prior to November 22, 2000, the Company did not have significant operations. As a result, the Company's Predecessor, Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc. ("HDD" or "Predecessor") is the combined rigid disc drive and storage area networks operating businesses of Seagate Technology, and the combined financial position, results of operations, and cash flows of HDD are presented in these financial statements on a comparative basis.


     On November 22, 2000, Seagate Technology, Seagate Software Holdings, Inc., which we refer to herein as Seagate Software Holdings, a subsidiary of Seagate Technology, and Suez Acquisition Company (Cayman) Limited, which we refer to herein as SAC, completed the stock purchase agreement, and Seagate and VERITAS Software Corporation, which we refer to as VERITAS, completed the agreement and plan of merger and reorganization, or the Merger Agreement. SAC was a limited liability company organized under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related transactions. SAC assigned all of its rights under the stock purchase agreement to New SAC, the parent of the Company. In addition, the rigid disc drive operating business was formed as a subsidiary of the Company, and was named Seagate Technology HDD Holdings and the storage area networks business was formed also as a subsidiary of the Company and was named Seagate Technology SAN Holdings.


     The condensed consolidated and condensed combined financial statements have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Because New SAC acquired all the operating assets of Seagate Technology as of November 22, 2000, Seagate Technology is considered to be the predecessor of New SAC and HDD is considered to be the prececessor of the Company. Accordingly, for comparative purposes, the financial statement presentation includes the operations of HDD through November 22, 2000, and the Company's operations from November 23, 2000 to December 29, 2000. Prior to November 23, 2000, the Company's operations were not significant. The Company believes the disclosures included in the unaudited condensed consolidated and condensed combined financial statements, when read in conjunction with the combined financial statements of HDD as of June 30, 2000 and notes thereto, are adequate to make the information presented not misleading.


     The condensed consolidated and condensed combined financial statements reflect, in the opinion of management, all material adjustments necessary to summarize fairly the consolidated financial position, results of operations and cash flows for such periods. Such adjustments are of a normal recurring nature.



     The results of operations for HDD for the period from July 1, 2000 through November 22, 2000 and for the Company from November 23, 2000 through December 29, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 29, 2001.


     HDD operated and reported financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. The Company will operate and report financial results on the same basis. Fiscal 2001 will be 52 weeks for the combined Company and will end on June 29, 2001.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

2. BALANCE SHEET INFORMATION




                                                             SEAGATE
                                                           TECHNOLOGY
                                                            HOLDINGS     PREDECESSOR
                                                         -------------- ------------
                                                          DECEMBER 29,    JUNE 30,
                                                              2000          2000
                                                         -------------- ------------
                                                                (IN MILLIONS)
Accounts Receivable:
Accounts receivable ....................................     $ 929        $    712
Allowance for non-collection ...........................       (78)            (70)
                                                             -----        --------
                                                             $ 851        $    642
                                                             =====        ========
Inventories:
Components .............................................     $ 126        $    139
Work-in-process ........................................        61              48
Finished goods .........................................       237             226
                                                             -----        --------
                                                             $ 424        $    413
                                                             =====        ========
Property, Equipment and Leasehold Improvements:
Property, equipment and leasehold improvements .........     $ 804        $  3,686
Allowance for depreciation and amortization ............       (32)         (2,101)
                                                             -----        --------
                                                             $ 772        $  1,585
                                                             =====        ========

3. INCOME TAXES


     The federal tax Allocation Agreement ("Tax Allocation Agreement") between the Company and Seagate Technology terminated on November 22, 2000. The Company will no longer file federal income tax returns on a consolidated basis with Seagate Technology and certain of the Company's affiliates. The Company will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. There are no outstanding tax related intercompany balances relating to taxes between the Company and Seagate Technology or New SAC and its affiliates.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     The Provision for (Benefit from) income taxes consisted of the following:





                                                  SEAGATE TECHNOLOGY
                                                       HOLDINGS                      PREDECESSOR
CURRENT TAX EXPENSE (BENEFIT)                    -------------------   ----------------------------------------
                                                     PERIOD FROM           PERIOD FROM
                                                  NOVEMBER 23, 2000        JULY 1, 2000          SIX MONTHS
                                                          TO                    TO                  ENDED
                                                  DECEMBER 29, 2000     NOVEMBER 22, 2000     DECEMBER 31, 1999
                                                 -------------------   -------------------   ------------------
                                                                         (IN MILLIONS)
Federal ......................................           $17                 $ (188)               $  141
State ........................................             2                    (75)                   16
Foreign ......................................             1                     12                    17
                                                         ---                 ------                ------
                                                          20                   (251)                  174
Deferred Tax Expense (Benefit)
Federal ......................................            --                      7                  (176)
State ........................................            --                     38                   (21)
Foreign ......................................            --                     --                    --
                                                          --                     45                  (197)
                                                         ---                 ------                ------
Provision for (Benefit from) Income Taxes.....           $20                 $ (206)               $  (23)
                                                         ===                 ======                ======


     Income (loss) before income taxes consisted of the following:





                     SEAGATE TECHNOLOGY
                          HOLDINGS            PREDECESSOR         PRE-PREDECESSOR
                    -------------------   -------------------   ------------------
                        PERIOD FROM           PERIOD FROM
                     NOVEMBER 23, 2000        JULY 1,2000           SIX MONTHS
                             TO                    TO                  ENDED
                     DECEMBER 29, 2000     NOVEMBER 22, 2000     DECEMBER 31, 1999
                    -------------------   -------------------   ------------------
                                            (IN MILLIONS)
Domestic                  $  (24)              $    616               $ (81)
Foreign .........            (97)                (1,227)                  1
                          ------               --------               -----
                          $ (121)              $   (611)              $ (80)
                          ------               --------               -----


     The proforma information assuming a tax provision/(benefit) based on a seperate return basis is as follows:




                                                   SEAGATE TECHNOLOGY
                                                        HOLDINGS
                                                 ---------------------
                                                      PERIOD FROM
                                                  NOVEMBER 23, 2000 TO
                                                   DECEMBER 29, 2000
Loss before income taxes .....................          $ (121)
Provision (benefit) for income taxes .........              20
                                                        ------
Net Loss .....................................          $ (141)
                                                        ------



     The income tax benefits related to the exercise of certain employee stock options decreased accrued income taxes and were credited to additional paid-in capital. Such amounts approximated $133.8 million for the period from July 1, 2000 to November 22, 2000.

     At December 29, 2000, accrued income taxes includes $125 million for tax indemnification amounts due to VERITAS Software Corporation pursuant to the Indemnification Agreement between Seagate Technology, Suez Acquisition Company and VERITAS Software Corporation. The tax indemnification amount was recorded by the Company in connection with the purchase of the operating assets of Seagate Technology and represents tax liabilities previously recorded by Seagate Technology for periods prior to the acquisition date of the operating assets.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows.




                                                      SEAGATE TECHNOLOGY
                                                           HOLDINGS            PREDECESSOR
                                                    ---------------------- -------------------
                                                     FOR THE PERIOD ENDED   FOR THE YEAR ENDED
                                                       DECEMBER 29, 2000      JUNE 30, 2000
                                                    ---------------------- -------------------
                                                                  (IN MILLIONS)
DEFERRED TAX ASSETS
Accrued warranty ..................................         $   97               $   97
Inventory valuation accounts ......................             25                   33
Receivable reserves ...............................             22                   21
Accrued compensation and benefits .................             31                   44
Depreciation ......................................            150                   20
Restructuring reserve .............................             19                   28
Other reserves and accruals .......................             22                   25
Acquisition related items .........................             10                   --
Other assets ......................................              6                   14
Total Deferred Tax Assets .........................            382                  282
Valuation allowance ...............................           (346)
                                                            ------               ------
Net Deferred Tax Assets ...........................             36                  282
DEFERRED TAX LIABILITIES
Unremitted income of foreign subsidiaries .........                                (542)
Acquisition related items .........................            (36)                (169)
Other Liabilities .................................
Total Deferred Tax Liabilities ....................            (36)                (711)
                                                            ------               ------
Net Deferred Tax Assets/ (Liabilities) ............         $   --               $ (429)
                                                            ======               ======



     In connection with the purchase of the operating assets of Seagate Technology, we recorded a $316 million valuation allowance for deferred tax assets. The $316 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess of tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which we expect to recieve tax deductions in our federal and state returns in future periods. We also recorded $36 million of deferred tax liabilities as a result of the excess of the fair market value of inventory, long-term investments, and acquired intangable assets over their related tax bases. Our realization of the tax benefits for the federal and state deferred tax assets subject to the valuation allowance will depend primarily on our ability to generate sufficient taxable income in the United States in future periods, the timing and amount of which are uncertain. We anticipate that the tax benefits of the deferred tax assets when realized, will first result in an increase in unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:





                                                             SEAGATE TECHNOLOGY
                                                                  HOLDINGS                   PREDECESSOR
                                                            ------------------- --------------------------------------
                                                                PERIOD FROM         PERIOD FROM
                                                             NOVEMBER 23, 2000      JULY 1, 2000        SIX MONTHS
                                                                     TO                  TO                ENDED
                                                             DECEMBER 29, 2000   NOVEMBER 22, 2000   DECEMBER 31, 1999
                                                            ------------------- ------------------- ------------------
                                                                                  (IN MILLIONS)
Provision (benefit) at U.S. statutory rate ................        (42)                 (214)              (28)
State income tax provision (benefit), net of federal income          2                   (24)                 (3)
 tax bennefit .............................................
Foreign income taxes (benefit) in excess of the U.S.                --                    --                  (2)
 statutory rate ...........................................
Foreign losses not benefited ..............................         --                    13                 3
Nondeductible acquisition related items ...................         33                    --                --
Sale of operating assets ..................................         --                    28                --
Compensation expense for SSI exchange offer ...............         --                    --                 7
Valuation reserve .........................................         30                    --                --
Benefit from net earnings of foreign subsidiaries                   --                   (30)               --
 considered to be permanently reinvested in non-US
 operations ...............................................
Non-deductible goodwill ...................................         --                     9                 3
Other individually immaterial items .......................         (3)                   12                (3)
                                                                   ------               ----               ------
Provision for (benefit from) income taxes .................         20                  (206)              (23)
                                                                   =====                ====               =====



     A substantial portion of the Company's Asia Pacific manufacturing operations in Singapore and Malaysia operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. As of November 22, 2000, Seagate Technology Hard Disc Drive's foreign manufacturing subsidiaries had approximately $3.050 billion of undistributed foreign earnings of which approximately $1.722 billion were considered permanently reinvested offshore. In connection with the sale of the operating assets of Seagate Technology, approximately $1.650 billion of foreign earnings were deemed to be distributed for U.S. tax purposes to Seagate Technology's U.S. parent. Seagate Technology had previously recorded deferred income tax liabilities of approximately $542 million for these foreign earnings. As a result of the sale of the operating assets of Seagate Technology and the ensuing corporate structure, the Company now has a foreign parent holding company with various foreign U.S. subsidiaries. The deferred tax liabilities were eliminated and the remaining unremitted earnings of the Company's foreign subsidiaries will no longer be subject to U.S. tax if remitted to the Company's foreign parent holding company.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

4. SUPPLEMENTAL CASH FLOW INFORMATION




                                                                 SEAGATE
                                                               TECHNOLOGY
                                                                HOLDINGS            PREDECESSOR
                                                             -------------- ----------------------------
                                                               PERIOD FROM
                                                              NOVEMBER 23,    PERIOD FROM       SIX
                                                                  2000       JULY 1, 2000      MONTHS
                                                                   TO             TO           ENDED
                                                              DECEMBER 29,   NOVEMBER 22,   DECEMBER 31,
                                                                  2000           2000           1999
                                                             -------------- -------------- -------------
                                                                            (IN MILLIONS)
Cash Transactions:
 Cash paid for interest ....................................      $  --         $   26          $ 26
 Cash paid (received) for income taxes, net of refunds .....         --           (125)          261
Non-Cash Transactions:
 Acquisition of minority interest ..........................         --             --            19

5. RESTRUCTURING COSTS

     As part of the transactions, the Company assumed all restructuring liabilities previously recorded by Seagate Technology relating to HDD, including $41 million for restructuring activities announced in fiscal 2000 and $3 million for restructuring activities announced in fiscal 2001. During the period from July 1, 2000 to November 22, 2000, HDD recorded restructuring charges totaling $20 million. Of the $20 million, $11 million was a result of a restructuring plan established to continue the alignment of HDD's global workforce and manufacturing capacity with existing and anticipated future market requirements, specifically in its recording head operations in Thailand (the "fiscal 2001 restructuring plan"). The remaining $9 million consisted of a $3 million employee termination benefit adjustment to the original estimate related to the fiscal 2000 restructuring plan and $6 million in additional restructuring charges for adjustments to original estimates to the fiscal 1998 restructuring plan. The fiscal 2001 restructuring plan includes workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations. The restructuring charges were comprised of $3 million for employee termination costs; $6 million for the write-off of owned facilities located in Thailand; $1 million for the write-off of excess manufacturing, assembly and test equipment; and $1 million in other expenses. Prior to these restructuring activities, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities.

     In connection with the fiscal 2001 restructuring plan, the Company plans to reduce its workforce by approximately 2000 employees, primarily in manufacturing. Approximately 100 of the 2000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2001 restructuring plan, the Company estimates that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $7 million and $2 million, respectively. However, the reduction in annual salary expense will be substantially offset by increases of headcount in certain other recording head operations facilities. The Company may implement additional actions pursuant to the fiscal 2001 restructuring plan, and, if such additional actions are implemented, the Company anticipates that additional charges would be taken related to these actions. The Company expects the fiscal 2001 restructuring plan will be substantially complete by June 29, 2001.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

5. RESTRUCTURING COSTS (CONTINUED)

     In connection with the fiscal 2000 restructuring plan, HDD recorded an adjustment of $3 million in the quarter ended September 29, 2000 as a result of an increase in the estimated number of employees to be terminated. The Company now plans to reduce its workforce by approximately 24,000 employees primarily in manufacturing. Approximately 22,000 of the 24,000 employees had been terminated as of December 29, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the fiscal 2000 restructuring plan, the Company estimates that after completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately $151 million and $40 million, respectively. The fiscal 2000 restructuring plan was substantially complete as of December 29, 2000.

     In connection with the restructuring plan implemented in fiscal 1998, HDD revised its original lease termination cost estimates on certain of its facilities and recorded an additional $6 million in restructuring charges.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

5. RESTRUCTURING COSTS (CONTINUED)

     The following table summarizes the Company's and HDD's restructuring activities for the period from July 1, 2000 to November 22, 2000 and for the period from November 23, 2000 to December 29, 2000: and



                                SEVERANCE                            INTANGIBLES
                                   AND        EXCESS                   & OTHER       CONTRACT
                                 BENEFITS   FACILITIES   EQUIPMENT     ASSETS     CANCELLATIONS    OTHER      TOTAL
                               ----------- ------------ ----------- ------------ --------------- --------- ----------
                                                                   (IN MILLIONS)
HDD
Reserve balances,
 June 30, 2000 ...............    $ 23         $10         $ --         $ --           $ 5         $15       $ 53
FY2001 restructuring .........       3           6            1           --            --           1         11
Cash charges .................     (14)         (5)          --           --            --          (3)       (22)
Non-cash charges .............      --          (6)          (1)          --            --          --         (7)
Adjustments ..................       3           6           --           --            --          --          9
                                  ----         -----       -----        ----           ---         -----     ------
Reserve balances,
 November 22, 2000 ...........    $ 15         $11         $ --         $ --           $ 5         $13       $ 44
SEAGATE TECHNOLOGY HOLDINGS
Cash charges .................      (4)         (1)          --           --            --          --         (5)
                                  -------      ------      -----        ----           ---         -----     -------
Reserve balances,
 December 29, 2000 ...........    $ 11         $10         $ --         $ --           $ 5         $13       $ 39
                                  ======       =====       =====        ====           ===         =====     ======

6. BUSINESS SEGMENTS


     The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components. The Company operates in a single industry segment, disc drives. The CEO evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales. The Company does not evaluate or allocate assets or depreciation by operating segment, nor does the CEO evaluate segments on these criteria. The CEO has been identified as the Chief Operating Decision Maker as defined by Statement of financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information".

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

7. COMPREHENSIVE INCOME (LOSS)

     The components of comprehensive income (loss), net of related tax, for the periods presented below were as follows:



                                                     SEAGATE
                                                   TECHNOLOGY
                                                    HOLDINGS               PREDECESSOR
                                                 --------------   ------------------------------
                                                   PERIOD FROM      PERIOD FROM         SIX
                                                  NOVEMBER 23,        JULY 1,          MONTHS
                                                     2000 TO          2000 TO          ENDED
                                                  DECEMBER 29,     NOVEMBER 22,     DECEMBER 31,
                                                      2000             2000             1999
                                                 --------------   --------------   -------------
                                                                  (IN MILLIONS)
Net loss .....................................       $ (141)          $ (405)          $ (57)
Unrealized gain (loss) on securities .........           --             (102)             --
Foreign currency translation adjustment                  --               --              --
                                                     ------           ------           -----
Comprehensive income (loss) ..................       $ (141)          $ (507)          $ (57)
                                                     ======           ======           =====

     The components of accumulated other comprehensive income (loss), net of related tax, at December 29, 2000 and June 30, 2000 were as follows:



                                                              SEAGATE
                                                            TECHNOLOGY
                                                             HOLDINGS       PREDECESSOR
                                                          --------------   ------------
                                                           DECEMBER 29,      JUNE 30,
                                                               2000            2000
                                                          --------------   ------------
                                                                  (IN MILLIONS)
Unrealized gain (loss) on securities ..................         $--            $88
Foreign currency translation adjustments ..............          --             (2)
                                                                ---            ------
Accumulated other comprehensive income (loss) .........         $--            $86
                                                                ===            =====

     Components of accumulated other comprehensive income at June 30, 2000 are included in division equity. Accumulated other comprehensive income as of June 30, 2000 includes deferred tax liabilities of $57 million.


8. PURCHASE ACCOUNTING

     On November 22, 2000, under the stock purchase agreement, the Company's parent, New SAC, completed the purchase of all of the operating assets and assumption of operating liabilities of Seagate Technology and its consolidated subsidiaries. The net purchase price was $1.840 billion in cash, including transaction costs of approximately $25 million. Immediately thereafter, in a separate transaction, Seagate Technology and VERITAS completed their merger under the Merger Agreement. At the time of the merger, Seagate Technology's assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Technology, VERITAS and New SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the stock purchase agreement and merger.

     New SAC accounted for this transaction as a purchase in accordance with Account Principles Board Opinion No. 16 "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


8. PURCHASE ACCOUNTING (CONTINUED)

into the following businesses: 1) the rigid disc drive business (HDD), which includes the storage area networks business, 2) the removable storage solutions business, 3) the software business, and 4) an investment holding company. The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to acquired long-lived assets of New SAC primarily property, plant and equipment, and identified intangible assets, and reduced the recorded fair value amounts by approximately 46% for all the acquired businesses. In accordance with Staff Accounting Bulletin (SAB) 73, Push Down Basis of Accounting, the Company has reflected its parent company's basis in the rigid disc drive and storage area networks operating businesses in the related balance sheet at the date of acquisition.

     The table below summarizes the preliminary allocation of net purchase price as it relates to HDD, which includes SAN.




                                                              LIFE     ESTIMATED
                        DESCRIPTION                         IN YEARS   FAIR VALUE
---------------------------------------------------------- ---------- -----------
                                                               (IN MILLIONS)
           Net current assets (1) (4) ....................              $  885
           Other long-lived assets .......................                  42
           Property, plant and equipment (3) .............                 764
           Identified intangible assets:
           Trade names (5) ...............................      10          47
           Developed technologies (5) ....................     3-7          50
           Assembled workforces (5) ......................     1-3          43
           Other .........................................       5           1
                                                                        ------
  Total identified intangibles ...........................                 141
           Long-term deferred taxes (4) ..................                 (71)
           Long term liabilities .........................                (122)
                                                                        ------
  Net assets .............................................               1,639
           In-process research & development (5) .........                  52
                                                                        ------
  Net Purchase Price .....................................              $1,691
                                                                        ======

----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities (See Note 4 Income Taxes).

      Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.

(2) Other long-lived assets consisted principally of security deposits and service repair inventories recorded with estimated fair values generally approximating the recorded historic book value.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


8. PURCHASE ACCOUNTING (CONTINUED)

(3) The Company, through its parent, obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued considering location, size, expected use physical condition and current market conditions and discussions with knowledgeable company personnel.

(4) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, long-term investments, and acquired intangible assets over their related tax basis. The Company has $350 million of federal and state deferred tax assets for which a full valuation allowance has been established.

(5) The Company obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

     Trade names -- The fair value of trade names was estimated based upon discounting to net present value the licensing income that would arise by charging the operating businesses that use the trade names.

     Developed technologies -- The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

     In-process research & development (IPR&D) -- The value of IPR&D was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement No. 2, "Accounting for Research and Development Costs and FAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."

     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.

     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks.

     The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


8. PURCHASE ACCOUNTING (CONTINUED)

     At the valuation date, the Company's Seagate Technology HDD Holdings subsidiary's developmental projects focused on increasing capacity, reducing size and power consumption, improving performance and reliability, and reducing production costs. They were grouped into three categories. Those included in category one had completed conceptualization and there was substantial progress in coding, building, simulating, and testing the technologies functionality and performance. For those included in category two, subsystem requirements had been identified, design plans had been completed, and substantial progress had been made in coding and/or building the technologies. Those included in category three had completed design plans and system requirements. Based upon an analysis of efforts to date, developmental projects in these three categories were 70%, 50%, and 30% complete, respectively, and were scheduled for completion through out the period ended in fiscal 2003 at an additional estimated cost of $107 million.

     At the valuation date, the Company's other subsidiary, Seagate Technology SAN Holdings ("SAN"), was in the process of developing two next generation versions of existing technologies, which, based on an effort to date, were 50% and 75% complete. Activities necessary to covert this IPR&D into commercially viable technologies include the writing and testing of code diagnostic software design development testing and system integration. SAN expects resultant products will be successfully developed in fiscal 2002 at an additional estimated cost of $1 million.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of HDD had occurred at the beginning of fiscal 2000. The pro forma statements of operations for the six months ended December 29, 2000 and December 31, 1999, include the historical results of the Company in addition to the historical results of the Predecessor and are adjusted to reflect the new accounting basis for the assets and liabilities of the Company, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to the Predecessor's prior acquisitions. The pro forma financial results are as follows:




                                                     SIX MONTHS ENDED
                                              ------------------------------
                                               DECEMBER 29,     DECEMBER 31,
                                                   2000             1999
                                              --------------   -------------
                                                      (IN MILLIONS)
Revenue ...................................       $3,279          $3,118
Income (loss) before income taxes .........         (308)             (4)
Net income (loss) .........................         (449)            (11)

9. EQUITY INCENTIVE PLANS


NEW SAC 2000 RESTRICTED SHARE PLAN

     At the closing of the transactions, the Board of Directors of New SAC adopted the New SAC 2000 Restricted Share Plan (2000 Restricted Share Plan). The 2000 Restricted Share Plan allows for grants of ordinary and preferred shares awards to key employees, directors, and consultants. The Company has authorized 1,843,000 ordinary shares and 48,500 preferred shares to be granted under the 2000 Restricted Share Plan.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


9. EQUITY INCENTIVE PLANS (CONTINUED)

     Members of the management group entered into rollover agreements in connection with the transactions. Under these agreements, members of the management group agreed not to receive the merger consideration for a portion of their Seagate Technology restricted common stock and options to purchase shares of Seagate Technology common stock, valued at approximately $184 million. In exchange for the management rollover, the members of the management group received the right to participate in a deferred compensation plan and receive unvested ordinary and preferred shares of New SAC granted under the 2000 Restricted Share Plan. The unvested preferred and ordinary shares vest as follows:

    o one-third will vest on the first anniversary of the closing of the transactions;

    o one-third will vest proportionately each month over the next 18 months;
      and

    o the final one-third will vest on the date which is 30 months after the closing of the transactions.

     Of the total value of the management rollover, approximately $179 million relates to the restricted award grants. With respect to the restricted ordinary and preferred shares received in connection with the rollover agreements, the Company will recognize a push-down of compensation expense from New SAC of approximately $23 million, based on the fair value of the ordinary and preferred shares at the date of issuance, amortized over the 30 month vesting period using the graded vesting method.

     In December 2000, the Board of Directors of the Company adopted the Seagate Technology Holdings Stock Option Plan (the HDD Option Plan). Under the terms of the HDD Option Plan eligible employees, directors, and consultants can be awarded options to purchase shares of common stock of Seagate Technology Holdings under vesting terms to be determined at the date of grant. Seventy-two million common shares have been reserved for issuance under the HDD Option Plan. The HDD Option Plan is subject to approval by the senior subordinated noteholders.

     In February 2001, the Board of Directors approved the issuance of up to approximately 17 million options to purchase common stock of Seagate Technology Holdings.


NEW SAC 2001 RESTRICTED SHARE PLAN

     In February 2000, the Board of Directors approved the adoption of the New SAC 2001 Restricted Share Plan (the 2001 Restricted Share Plan). Under the terms of the 2001 Restricted Share Plan key employees, directors, and consultants, may be awarded restricted ordinary shares. Such shares are subject to vesting provisions to be defined at the date of grant and are subject to repurchase by the Company. 500,000 ordinary shares are available for grant under the plan. The Board of Directors also approved the grant of up to 440,830 restricted ordinary shares to various key employees and directors under this plan.

     In connection with the management rollover, members of the management group also received interests in deferred compensation plans adopted at Seagate Technology Holdings, Seagate SAN Holdings, and Seagate Removable Storage Solutions Holdings, depending on which subsidiary employed the individual. Under the terms of the deferred compensation plans the employee vests in certain deferred compensation at the same rate as vesting in the ordinary and preferred shares. However, such vesting can be accelerated at any time at the election of the subsidiary. Payments, if any, under the deferred compensation plan are contingent and will be made only when distributions

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


9. EQUITY INCENTIVE PLANS (CONTINUED)

are made to preferred shareholders and only to the extent of vesting. New SAC's ability to make distributions is subject to limitations under the debt agreement. As a result, compensation expense for the deferred cash compensation plan will be deferred until distributions are made to preferred shareholders. Payment will be made in cash, securities or other property at the discretion of the Company.


DEFERRED COMPENSATION PLAN


     On January 1, 2001, the Company adopted a deferred compensation plan for the benefit of eligible employees. Company assets earmarked to pay benefits under the plan are held by a rabbi trust. The Company will be adopting the provisions of EITF Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust". As a result, the Company will be revising its consolidation of the assets and liabilities of the rabbi trust. The Company has classified the diversified assets held by the rabbi trust and recorded them at fair value. Under current accounting rules, assets of a rabbi trust must be accounted for as if they are assets of the Company; therefore, all earnings and expenses will be recorded in the Company's financial statements. This plan is designed to permit certain discretionary employer contributions in excess of the tax limits applicable to the 401(k) plan and to permit employee deferrals in excess of certain tax limits. The first contribution period will close at the end of May 2001.


10. LONG-TERM DEBT AND CREDIT FACILITIES


     Upon the closing of the transactions, the Company, through a wholly owned subsidiary, entered into senior credit facilities with a syndicate of banks and other financial institutions. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:


  a. a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate in five years;


  b.  a $200 million term loan A facility with a maturity of five years; and


  c.  a $500 million term loan B facility with a maturity of six years.


     At the closing of the transactions, the Company did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. The Company drew the full amount of the term loan A facility and the term loan B facility on the closing of the transactions to finance the acquisition of Seagate Technology's operating assets by New SAC.


     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


10. LONG-TERM DEBT AND CREDIT FACILITIES (CONTINUED)


                            (IN MILLIONS)
                           --------------
  Fiscal 2001 ............      $  5
  2002 ...................        23
  2003 ...................        40
  2004 ...................        50
  2005 ...................        60
  Thereafter .............       522
                                ----
  Total ..................      $700
                                ====

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the Company's and its parent's consolidated financial position at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the transactions ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     The Company, New SAC, and certain subsidiaries and affiliates, are guarantors under the senior credit facilities. In addition, New SAC's, the majority of the Company's, and certain subsidiaries' and affiliates' assets, have been pledged for the debt under this credit agreement, see Note 12, Condensed Consolidating Financial Information. The Company, New SAC, and certain subsidiaries and affiliates, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     In connection with the closing and financing of the transactions, Seagate Technology International, a wholly owned subsidiary of the Company, issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. The Company, New SAC, and certain subsidiaries and affiliates, are guarantors of the notes on a joint and several, whole and unconditional basis. In addition, the Company, New SAC, and certain subsidiaries and affiliates including the Company, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.


11. LITIGATION

SECURITIES CLASS ACTIONS

     Following the announcement of the transactions, a number of stockholders of Seagate Technology Inc. filed lawsuits the individual members of our Board of Directors, certain executive officers, VERITAS and Silver Lake. The complaints filed in Delaware were consolidated into one action on April 18, 2000. On May 22, 2000, the Delaware Chancery Court certified the Delaware action as a class action. The Delaware plaintiffs filed an amended complaint and moved for a preliminary injunction on September 11, 2000. In California, three complaints were filed in Santa Clara County Superior Court and two complaints were filed in Santa Cruz County Superior Court.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


11. LITIGATION (CONTINUED)

The complaints in both jurisdictions all essentially allege that the members of our Board of Directors breached their fiduciary duties to our shareholders by entering into the transactions. The complaints also allege that the directors and executive officers have conflicting financial interests and did not secure the highest possible price for our shares All the complaints are styled as class actions, and sought to enjoin the transactions and secure damages from all defendants. On October 13, 2000, a Memorandum of Understanding, or MOU, was signed regarding settlement with all defendants on behalf of the shareholders. The shareholders approved the transactions on November 21, 2000 and the transactions closed on November 22, 2000. A final Stipulation of Settlement was executed in early January 2001. A hearing on approval of the settlement by the Delaware Chancery Court is scheduled for April 9, 2001. The primary elements of the Stipulation of Settlement are the following:

   o Suez Acquisition Company and the investor group, agreed to increase the cash purchase price under the stock purchase agreement by $50 million. This amount:

    o was funded by the investor group on the closing of the transactions into an escrow account held by VERITAS, pending its distribution to our shareholders, if specified conditions are satisfied as discussed below;

    o will be paid to our shareholders as additional consideration on approval by the Delaware Chancery Court of the settlement and dismissal with prejudice of the Delaware lawsuit and the dismissal with prejudice of the California lawsuits; and

    o plus interest, will be returned to us in the event that VERITAS determines, in its reasonable judgment, that the conditions to the release of the amount have become incapable of being satisfied.

   o We, or the defendants jointly will pay any attorneys' fees that may be awarded to plaintiffs' counsel on approval of the Delaware Chancery Court of the settlement and dismissal with prejudice of the Delaware and California lawsuits. The Delaware plaintiffs' counsel will ask the Delaware Chancery Court to award $15.25 million in attorneys' fees.

   o The merger agreement was amended to 1) reduce the maximum amount that may be required to be held in escrow to cover our potential tax liabilities from $300 million to $150 million, and 2) change some provisions regarding VERITAS' payment of the consideration for the merger.


     The settlement is conditioned on, among other things, final court approval.

     Between March 30 and October 27, 2000, one of the California complaints was voluntarily dismissed and the others were coordinated, with the venue in Santa Clara County. After the transactions closed in November 2000, the two remaining actions originally filed in Santa Clara County filed for court approval of dismissal with prejudice. The two actions originally filed in Santa Cruz County are still pending. Defendants have not yet answered the complaints.



INTELLECTUAL PROPERTY LITIGATION

     Papst Licensing, GmbH -- Papst has given us notice that it believes certain former Conner Peripherals, Inc. disc drives infringe several of its patents covering the use of spindle motors in disc drives. It is the opinion of our patent counsel that the former Conner disc drives do not infringe any valid claims of the patents. We also believe that subsequent to the merger with Conner, our earlier paid-up license under Papst's patents extinguishes any ongoing liability. We also believe we enjoy the benefit of a license under Papst's patents since Papst Licensing had granted a license to motor

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


11. LITIGATION (CONTINUED)

vendors of Conner. Papst is currently involved in litigation with other disc drive and disc drive motor manufacturers. After the closing of the transactions, Papst indicated that it could not consent to the assignment of the 1993 Papst-Seagate license to the new entity until it receives further information about the new business structure and that any Seagate disc drives would be assumed to be unlicensed. We have provided additional information regarding the new business structure.


     Convolve, Inc. -- On July 13, 2000, Convolve and Massachusetts Institute of Technology filed suit against Compaq Computer Corporation and Seagate in the U.S. District Court for the Southern District of New York, alleging patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve's Input Shaping (Registered Trademark) and Quick and Quiet (Trade Mark) technology. The plaintiffs claim their technology is incorporated in Seagate's sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and punitive damages. We answered the complaint on August 2, 2000 and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that we own any intellectual property based on the information that was disclosed to Convolve. Plaintiffs' motion for expedited discovery was denied by the court. The court ordered plaintiffs to identify their trade secrets to defendants before discovery can begin. Convolve served a trade secrets disclosure on August 4, 2000. We filed a motion challenging Convolve's trade secrets disclosure statement and a hearing is expected to take place on March 9, 2001. We believe this matter is without merit and intend to defend it vigorously.


LABOR LITIGATION


     White -- On March 15, 2000, Royston White filed a breach of contract action against Seagate in Oklahoma State Court. The complaint is styled as a class action, and White, as the sole named defendant, alleges that some 600 former employees have been damaged through Seagate's breach of separation and release agreements entered into in connection with a reduction in force. Discovery is ongoing and a trial date has not yet been set, but we believe we have substantive defenses and will pursue such defenses vigorously.


OTHER MATTERS


     We are involved in a number of other judicial and administrative proceedings incidental to our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.


12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION


     Seagate Technology Holdings, ("STH"), is a subsidiary of New SAC. The senior subordinated notes, see Note 10 Long-Term Debt and Credit Facilities, were issued by Seagate Technology International (Cayman), a wholly owned subsidiary of STH. The senior subordinated notes are full and unconditional, and are made on a joint and several basis by the guarantering subsidiaries.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)


12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

     The following tables present guarantor and non-guarantor condensed consolidating financial information for the combined rigid disc drive and storage area network operations of Seagate Technology, the predecessor to the Company, at December 29, 2000 and June 30, 2000, and the condensed consolidating results of its operations and its cash flows for the period from November 23, 2000 to December 29, 2000, the period from July 1, 2000 to November 22, 2000, and the six month period ending December 31, 1999. The information classifies the historic subsidiaries of the rigid disc drive operations and the storage area networks operations into issuer, other wholly and non-wholly owned guarantors, and other wholly owned non-guarantors based upon the current classification of those subsidiary guarantors and their successors under the provisions of the senior subordinated notes.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                    CONSOLIDATING CONDENSED BALANCE SHEETS
                               DECEMBER 29, 2000

                                 (IN MILLIONS)






                                                    GUARANTORS              WHOLLY
                                           -----------------------------     OWNED                   SEAGATE
                                            WHOLLY-OWNED SUBSIDIARIES -
                                                        STH
                                           -----------------------------     NON-                   TECHNOLOGY
                                               ISSUER      OTHER    SAN   GUARANTORS   ELIMINATION   HOLDINGS
                                           ------------- --------- ----- ------------ ------------ -----------
Cash and cash equivalents ................    $  389      $  253    $23     $   24      $      --     $  689
Short-term investments ...................       118                                                     118
Accounts receivable, net .................     8,289         929     16      5,749        (14,132)        851
Affiliate accounts receivable ............        (1)          1                 1                          1
Inventories ..............................       172         113     10        129                        424
Deferred income taxes ....................        --          36                                          36
Other current assets .....................       196           3                 8                        207
                                              --------    ------            ------                    ------
 Total current assets ....................     9,163       1,335     49      5,911        (14,132)      2,326
                                              --------    ------    ---     ------      ---------      ------
Property, equipment, and leasehold
 improvements, net .......................       345         291      5        131                       772
Intercompany investments .................       744       2,301                28         (3,073)        --
Goodwill and other intangibles ...........        --         125      8                                  133
Other assets .............................        48           3                18                        69
                                              --------    ------            ------                    ------
Total assets .............................    $10,300     $4,055    $62     $6,088     $  (17,205)    $3,300
                                              ========    ======    ===     ======      =========      ======
Accounts payable .........................    $7,598      $1,376    $ 1     $5,896     $  (14,132)    $  739
Affiliate accounts payable ...............         1          37                (1)                       37
Accrued employee compensation ............        55          91      3         13                       162
Accrued expenses .........................        91         393      8         15                       507
Accrued income taxes .....................        41         150                 2                       193
Current portion of long-term debt ........         9           1                                          10
                                              --------    ------                                      ------
 Total current liabilities ...............     7,795       2,048     12      5,925        (14,132)     1,648
Deferred income taxes ....................        --          36                                          36
Long-term debt, less current portion .....       793         100                                         893
Other liabilities ........................       (24)        115     25          1                       117
                                              --------    ------    ---     -------                   ------
 Total liabilities .......................     8,564       2,299     37      5,926        (14,132)     2,694
                                              --------    ------    ---     -------    ---------      ------
Shareholders' equity .....................     1,736       1,756     25        162         (3,073)       606
                                              --------    ------    ---     -------    ---------      ------
Total Liabilities and Shareholders'
 Equity ..................................    $10,300     $4,055    $62     $6,088     $  (17,205)    $3,300
                                              ========    ======    ===     =======    =========      ======

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                 CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN MILLIONS)







                                                       GUARANTORS
                                         --------------------------------------        WHOLLY                        SEAGATE
                                            WHOLLY-OWNED SUBSIDIARIES - STH
                                         --------------------------------------        OWNED                        TECHNOLOGY
                                            ISSUER          OTHER         SAN      NON-GUARANTOR     ELIMINATION     HOLDINGS
                                         ------------   ------------   --------   ---------------   ------------   -----------
Revenue                                     $1,186         $ 429        $  11         $689           $ (1,346)       $ 969
Cost of Sales                               1,014            555            6          633             (1,346)         862
Product development                             3             64            1                                           68
Marketing and administrative                    5             72            7            4                              88
Amortization of goodwill and other
 intangibles                                   --              5                                                         5
Restructuring                                   3             (4)                        1                              --
Unusual items                                                 27           25                                           52
                                                           -------      -----                                        -----
 Total Operating Expenses                   1,025            719           39          638             (1,346)       1,075
                                            ------         -------      -----          ----           --------       -----
 Income (Loss) from Operations                161           (290)         (28)          51                            (106)
Interest Income                                --              3                                                         3
Interest Expense                               (6)            (4)                                                      (10)
Other, net                                     (1)            (6)                       (1)                             (8)
                                            --------       --------                    ------                        --------
 Other Income (Expense), net                   (7)            (7)        --             (1)                --          (15)
                                            --------       --------     -----          ------         --------       -------
Income (loss) before income taxes             154           (297)         (28)          50                 --         (121)
Benefit (provision) for income taxes           (1)           (20)           1           --                             (20)
                                            --------       -------      -----          -----                         -------
 Net Income (Loss)                          $ 153          $(317)       $ (27)         $50            $    --        $(141)
                                            =======        =======      =====          =====          ========       =======

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN MILLIONS)






                                                      GUARANTORS
                                        --------------------------------------        WHOLLY                        SEAGATE
                                           WHOLLY-OWNED SUBSIDIARIES - STH
                                        --------------------------------------        OWNED                        TECHNOLOGY
                                          ISSUER         OTHER          SAN       NON-GUARANTOR     ELIMINATION     HOLDINGS
                                        ----------   -------------   ---------   ---------------   ------------   -----------
Net cash provided by (used in)
 operating activities ...............     $ (824)      $   446         $ 6            $284            $  --         $ (88)
INVESTING ACTIVITIES:
Acquisition of property, equipment
 and leasehold improvements .........        (17)                       (7)             (8)                           (32)
Purchases of short-term
 investments ........................       (129)                                                                    (129)
Maturities and sales of short-term
 investments ........................        130                                                                      130
Other, net ..........................          3            (3)                         (2)                            (2)
                                          ------       ----------                     -------                       --------
Net cash (used in) investing
 activities .........................        (13)           (3)         (7)            (10)              --           (33)
FINANCING ACTIVITIES:
Issuance of long-term debt ..........        772            88                                                        860
Short term borrowings ...............         --            66                                                         66
Repayment of short term
 borrowings .........................         --           (66)                                                       (66)
Net change in investment by New
 SAC and its predecessor ............        847        (1,151)         72             236              (55)          (51)
Other, net ..........................         --             1                                                          1
                                          ------       ---------                                                    -------
Net cash provided by (used in)
 financing activities ...............      1,619        (1,062)         72             236              (55)          810
Increase (decrease) in cash and
 cash equivalents ...................        782          (619)         71             510              (55)          689
Cash and cash equivalents at the
 beginning of the Period ............         --            --          --              --               --            --
                                          ------       ---------       -----          ------          -----         -------
Cash and cash equivalents at the
 end of the Period ..................     $  782       $  (619)        $71            $510            $ (55)        $ 689
                                          ======       =========       =====          ======          =====         =======

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN MILLIONS)





                                                                                                                    SEAGATE
                                                       GUARANTORS                                                 TECHNOLOGY
                                          ------------------------------------       WHOLLY                        HOLDINGS
                                            WHOLLY-OWNED SUBSIDIARIES - STH
                                          ------------------------------------        OWNED                         AND ITS
                                           ISSUER         OTHER          SAN      NON-GUARANTOR    ELIMINATION    PREDECESSOR
                                          --------   --------------   --------   --------------   ------------   ------------
REVENUE ...............................     3,532         1,412           21          1,439           (4,102)       2,302
Cost of revenue .......................     3,386         1,318            9          1,423           (4,102)       2,034
Product development ...................        12           405            3            (12)                          408
Marketing and administrative ..........        18           379           28             15                           440
Amortization of goodwill ..............         2             4           14                                           20
Restructuring costs ...................        11            (1)                          9                            19
Unusual items .........................        --            (2)                                                       (2)
                                            -----         --------                                                  --------
OPERATING EXPENSES ....................     3,429         2,103           54          1,435           (4,102)       2,919
                                            -----         -------         --          -----           ------        -------
INCOME (LOSS) FROM OPERATIONS .........       103          (691)         (33)             4               --         (617)
Interest (income) .....................        43            14                           1                            58
Interest expense ......................        --           (24)                                                      (24)
Gain on sale of Veeco stock ...........        --            20                                                        20
Gain on sale of SanDisk stock .........        --           102                                                       102
Loss on LHSP investment ...............        --          (138)                                                     (138)
Other, net ............................       (43)       (2,278)                          4            2,305          (12)
                                            -----        --------                     -----           ------        -------
OTHER (INCOME) EXPENSE ................        --        (2,304)          --              5            2,305            6
INCOME (LOSS) BEFORE TAXES ............       103        (2,995)         (33)             9            2,305         (611)
Benefit (provision) for taxes .........       (35)          295            9            (63)               0          206
NET INCOME ............................    $   68       $(2,700)       $ (24)        $  (54)        $  2,305        $(405)
                                           ======       =========      =====         ======         ========        =======


See notes to consolidated condensed financial statements.

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000

                                 (IN MILLIONS)






                                                          GUARANTORS
                                             ------------------------------------
                                                WHOLLY-OWNED SUBSIDIARY - STH
                                             ------------------------------------
                                                ISSUER        OTHER        SAN
                                             ------------ ------------ ----------
Net cash provided by (used in) operating
 activities ................................   $ (2,981)    $ (1,480)     $  (5)
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements ....................        (69)        (152)        (2)
Purchases of short-term investments ........     (1,457)        (155)
Maturities and sales of short-term
 investments ...............................      2,442          186
Restricted cash ............................          -         (150)
Proceeds from sale of certain
 investments ...............................          -          234
Other, net .................................          1            5
                                               --------     --------
Net cash provided by (used in) investing
 activities ................................        917          (32)        (2)
                                               --------     --------      ------
FINANCING ACTIVITIES:
Repayment of long-term debt ................          -         (812)
Net change in investment by New SAC
 and its predecessor .......................      1,398        2,136
Other, net .................................          -            1
                                               --------     --------
Net cash provided by (used in) financing
 activities ................................      1,398        1,325         --
                                               --------     --------      -----
(Decrease) in cash and
 cash equivalents ..........................       (666)        (187)        (7)
Cash and cash equivalents at the
 beginning of the period ...................        666          187          7
                                               --------     --------      -----
Cash and cash equivalents at the end of
 the period ................................   $      -     $      -      $   -
                                               --------     --------      -----



                                                                                 SEAGATE
                                                  WHOLLY                       TECHNOLOGY
                                                  OWNED                         HOLDINGS
                                              NON-GUARANTOR   ELIMINATION  AND ITS PREDECESSOR
                                             --------------- ------------ --------------------
Net cash provided by (used in) operating
 activities ................................     $   2        $   4,592        $    128
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements ....................       (42)                            (265)
Purchases of short-term investments ........                                     (1,612)
Maturities and sales of short-term
 investments ...............................                                      2,628
Restricted cash ............................                                       (150)
Proceeds from sale of certain
 investments ...............................                                        234
Other, net .................................       (12)                              (6)
                                                 -----                         -----------
Net cash provided by (used in) investing
 activities ................................       (54)              --             829
                                                 -----        ---------        ----------
FINANCING ACTIVITIES:
Repayment of long-term debt ................                                       (812)
Net change in investment by New SAC
 and its predecessor .......................        44           (4,592)         (1,014)
Other, net .................................                                          1
                                                                               ----------
Net cash provided by (used in) financing
 activities ................................        44           (4,592)         (1,825)
                                                 -----        ---------        ----------
(Decrease) in cash and
 cash equivalents ..........................        (8)              --            (868)
Cash and cash equivalents at the
 beginning of the period ...................         8               --             868
                                                 -------      ---------        ----------
Cash and cash equivalents at the end of
 the period ................................     $   -        $       -        $      -
                                                 -------      ---------        ----------

                SEAGATE TECHNOLOGY HOLDINGS AND ITS PREDECESSOR


NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


                                  (UNAUDITED)

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999

                                 (IN MILLIONS)






                                                                                                               SEAGATE
                                                     GUARANTORS                                              TECHNOLOGY
                                             ---------------------------       WHOLLY                         HOLDINGS
                                             WHOLLY OWNED SUBSIDIARIES -
                                                         STH
                                             ---------------------------        OWNED                          AND ITS
                                                ISSUER          OTHER       NON-GUARANTOR    ELIMINATIONS    PREDECESSOR
                                             ------------   ------------   --------------   -------------   ------------
Revenue ..................................     $4,546         $2,095          $1,990          $(5,514)        $3,117
Cost of revenue ..........................      4,450          1,641           1,957           (5,514)         2,534
Product development ......................         13            315                                             328
Marketing and administrative .............         17            157              13                             187
Amortization of goodwill and other
 intangibles .............................          2              7                                               9
Restructuring ............................         77             46              11                             134
Unusual items ............................         --             82                                              82
                                                ------         ------                                          ------
 Total operating expenses ................      4,559          2,248           1,981           (5,514)         3,274
 Income (loss) from operations ...........        (13)          (153)              9               --           (157)
Interest income ..........................         38              7                               (3)            42
Interest expense .........................         (2)           (27)                               3            (26)
Gain on sale of SanDisk stock ............                        62                                              62
Other, net ...............................          4             (4)             (1)                             (1)
                                                -------        --------        --------                        --------
 Other income (expense), net .............         40             38              (1)                             77
                                                -------        -------         --------                        -------
Income (loss) before income taxes ........         27           (115)              8               --            (80)
Benefit (provision) for income taxes .....         --             19               4                              23
                                                -------        -------         -------                         -------
 Net income (loss) .......................      $  27          $ (96)          $  12          $    --          $ (57)
                                                =======        =======         =======        =========        =======

                              SEAGATE TECHNOLOGY
  NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

                                 (IN MILLIONS)






                                                   GUARANTORS
                                              ---------------------
                                                  WHOLLY OWNED                                          SEAGATE
                                               SUBSIDIARIES - STH        WHOLLY                       TECHNOLOGY
                                              ---------------------       OWNED                      HOLDINGS AND
                                                 ISSUER     OTHER    NON-GUARANTORS   ELIMINATIONS  ITS PREDECESSOR
                                              ----------- --------- ---------------- ------------- ----------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES .......................  $    132    $  (74)       $ 52            $  71         $   181
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements .....................       (80)     (151)        (43)                            (274)
Purchases of short-term investments .........    (1,602)      (37)                                      (1,639)
Maturities and sales of short-term
 investments ................................     1,647       155           1                            1,803
Proceeds from sale of SanDisk stock .........                  67                                           67
Other, net ..................................         1       (20)                                         (19)
                                               --------    ------                                      -------
 NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES .....................       (34)       14         (42)                             (62)
FINANCING ACTIVITIES:
Issuance of long-term debt ..................                   1                                            1
Net change in investment by New SAC
 and its predecessor ........................       138       (65)         (8)             (69)             (4)
Other, net ..................................                 (12)                           1             (11)
                                                           ------                        -----         ---------
 NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES .....................       138       (76)         (8)             (68)            (14)
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ................................       236      (136)          2                3             105
CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE PERIOD ....................       186       158          24                              368
                                               --------    ------        ------                        ---------
CASH AND CASH EQUIVALENTS AT THE END
 OF THE PERIOD ..............................  $    422    $   22        $ 26                3             473
                                               ========    ======        ======          =====         =========

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Seagate Technology Holdings.


     We have audited the accompanying combined balance sheets of Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc. as of June 30, 2000 and July 2, 1999, and the related combined statements of operations, accumulated other comprehensive income (loss) and business equity, and cash flows for each of the three years in the period ended June 30, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Seagate Technology Hard Disc Drive Business, an operating business of Seagate Technology, Inc. at June 30, 2000 and July 2, 1999, and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP




San Jose, California
April 18, 2001

     SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF
                           SEAGATE TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


                            COMBINED BALANCE SHEETS
                                 (In millions)





                                                                 JUNE 30,     JULY 2,
                                                                   2000        1999
                                                                ----------   --------
ASSETS (see Note 12)
Cash and cash equivalents ...................................     $  868      $  368
Short-term investments ......................................      1,140       1,227
Accounts receivable, net ....................................        642         794
Accounts receivable from affiliates .........................         --          12
Inventories .................................................        413         439
Deferred income taxes .......................................        211         240
Other current assets ........................................        156         102
                                                                  ------      ------
 Total Current Assets .......................................      3,430       3,182
                                                                  ------      ------
Property, equipment and leasehold improvements, net .........      1,585       1,668
Goodwill and other intangibles, net .........................        294          88
Other assets.................................................        509         184
                                                                  ------      ------
 Total Assets (see Note 12) .................................     $5,818      $5,122
                                                                  ======      ======
LIABILITIES
Accounts payable ............................................     $  679      $  667
Accounts payable to affiliates ..............................         36          --
Accrued employee compensation ...............................        182         171
Accrued expenses ............................................        325         373
Accrued warranty ............................................        124         157
Accrued income taxes ........................................         71          43
Current portion of long-term debt ...........................         --           1
                                                                  ------      ------
 Total Current Liabilities ..................................      1,417       1,412
                                                                  ------      ------
Deferred income taxes .......................................        640         486
Accrued Warranty ............................................        109         123
Other liabilities ...........................................          7          36
Long-term debt, less current portion ........................        703         703
                                                                  ------      ------
 Total Liabilities ..........................................      2,876       2,760
Commitments and Contingencies
BUSINESS EQUITY .............................................      2,942       2,362
                                                                  ------      ------
 Total Liabilities and Business Equity ......................     $5,818      $5,122
                                                                  ======      ======


                  See notes to combined financial statements.

     SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF
                           SEAGATE TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


                       COMBINED STATEMENTS OF OPERATIONS
                                 (In millions)





                                                                                  FOR THE YEARS ENDED
                                                                         -------------------------------------
                                                                           JUNE 30,      JULY 2,      JULY 3,
                                                                             2000          1999        1998
                                                                         ------------   ---------   ----------
Revenue ..............................................................     $6,058        $6,152       $6,245
Cost of revenue ......................................................      4,820         4,902        5,523
Product development ..................................................        663           566          555
Marketing and administrative .........................................        409           317          308
Amortization of goodwill and other intangibles .......................         33            20           21
In-process research and development ..................................        105             2          216
Restructuring ........................................................        206            59          347
Unusual items ........................................................        107            75          (22)
                                                                            ------       ------       ------
 Total operating expenses ............................................      6,343         5,941        6,948
                                                                            ------       ------       ------
 Income (loss) from operations .......................................       (285)          211         (703)
Interest income ......................................................        101           102           98
Interest expense .....................................................        (52)          (48)         (51)
Gain on sale of SanDisk stock ........................................        679            --           --
Gain on exchange of certain investments in equity securities .........        199            --           --
Other, net ...........................................................         (1)           10          (66)
                                                                            --------     ------       ------
 Other income (expense), net .........................................        926            64          (19)
                                                                            -------      ------       ------
Income (loss) before income taxes ....................................        641           275         (722)
Benefit (provision) for income taxes .................................       (275)          (61)         191
                                                                            -------      ------       ------
 Net income (loss) ...................................................      $ 366        $  214       $ (531)
                                                                            =======      ======       ======


                  See notes to combined financial statements.

     SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF
                           SEAGATE TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In millions)





                                                                                FOR THE YEARS ENDED
                                                                    -------------------------------------------
                                                                       JUNE 30,         JULY 2,        JULY 3,
                                                                         2000             1999          1998
                                                                    --------------   -------------   ----------
OPERATING ACTIVITIES
Net income (loss) ...............................................      $   378         $   214        $   (531)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization ................................          666             676             620
   Deferred income taxes ........................................          (63)            661             (28)
   In-process research and development ..........................          105               2             216
   Non-cash portion of restructuring charge .....................          109              35             203
   Gain on sale of SanDisk stock ................................         (679)             --              --
   Gain on exchange of certain investments in equity
    securities ..................................................         (199)             --              --
   Compensation expense related to SSI exchange offer ...........           44              --              --
   Other, net ...................................................           53              20              32
 Changes in operating assets and liabilities:
   Accounts receivable ..........................................          150             (44)            252
   Inventories ..................................................           (9)             26             197
   Accounts payable .............................................          (45)             91            (285)
   Accrued expenses, employee compensation and warranty .........         (206)           (119)           (261)
   Accrued income taxes .........................................         (154)             50             (38)
   Other assets and liabilities .................................           76             241              55
                                                                       ---------       -------        --------
 Net cash provided by operating activities ......................          226           1,853             432
INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements             (565)           (591)           (693)
Purchases of short-term investments .............................       (3,352)         (6,596)         (4,810)
Maturities and sales of short-term investments ..................        3,429           6,519           4,889
Proceeds from sale of SanDisk stock .............................          680              --              --
Acquisitions of businesses, net of cash acquired ................           --              --            (194)
Other, net ......................................................          (19)            (27)            (12)
                                                                       ---------       -------        --------
   Net cash provided by (used in) investing activities ..........          173            (695)           (820)
FINANCING ACTIVITIES
Net change in investment by Seagate Technology ..................          117          (1,469)            (38)
Other, net ......................................................          (14)             26              28
                                                                       ---------       -------        --------
 Net cash used in financing activities ..........................          103          (1,443)            (10)
Effect of exchange rate changes on cash and cash equivalents                (2)             (3)              6
                                                                       ----------      ----------     --------
 Increase (decrease) in cash and cash equivalents ...............          500            (288)           (392)
Cash and cash equivalents at the beginning of the year ..........          368             656           1,034
                                                                       ---------       ---------      --------
Cash and cash equivalents at the end of the year ................      $   868         $   368        $    642
                                                                       =========       =========      ========


                  See notes to combined financial statements.

     SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF
                           SEAGATE TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


COMBINED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) AND
                                BUSINESS EQUITY
                                 (IN MILLIONS)









                                                                     ACCUMULATED
                                                                 OTHER COMPREHENSIVE    BUSINESS
                                                                    INCOME (LOSS)        EQUITY
                                                                --------------------- ------------
Balance at June 27, 1997 ......................................        $   --           $3,437
 Comprehensive loss:
   Net loss ...................................................                           (531)
   Unrealized gain on marketable securities ...................             1                1
   Foreign currency translation ...............................            (1)              (1)
                                                                       ------            --------
   Comprehensive loss .........................................                           (531)
 Net change in investment by Seagate Technology, Inc. .........            --              (67)
                                                                       ------            -------
Balance at July 3, 1998 .......................................            --            2,839
 Comprehensive income:
   Net income .................................................                            214
   Unrealized loss on marketable securities ...................            (5)              (5)
   Foreign currency translation ...............................            (2)              (2)
                                                                       -------         --------
   Comprehensive income .......................................            (7)             207
 Net change in investment by Seagate Technology, Inc. .........                           (684)
                                                                                         -------
Balance at July 2, 1999 .......................................            (7)           2,362
 Comprehensive income:
   Net income .................................................                            366
   Unrealized gain on marketable securities ...................            93               93
                                                                       --------          -------
   Comprehensive income .......................................                            459
 Net change in investment by Seagate Technology, Inc. .........                            121
                                                                                         -------
Balance at June 30, 2000 ......................................        $   86           $2,942
                                                                       ========          =======


                  See notes to combined financial statements.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                 THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Seagate Technology Hard Drive Disc Business (the "Company" or "HDD") operated as an operating business of Seagate Technology, Inc. ("Seagate Technology") during the three years ended June 30, 2000. On November 22, 2000, all the operating assets and liabilities of Seagate Technology, including all the operating assets and liabilities of the Company were acquired by Suez Acquisition Company and assigned to New SAC. New SAC is the parent company of Seagate Technology Holdings and the operating assets and liabilities of the Company are now organized into various subsidiaries of Seagate Technology Holdings. Seagate Technology Holdings had no operations prior to November 22, 2000, and the Company is considered the predecessor of Seagate Technology Holdings. See Note 12, Subsequent Events, for a further description of the current organizational structure of the Company.

     The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. The Company sells its products to original equipment manufacturers ("OEM") for inclusion in their computer systems or subsystems, and to distributors who typically sell to small OEMs, dealers, system integrators and other resellers.

     HDD is an operating division of Seagate Technology, Inc., a data technology company that provides products for storing, managing, and accessing digital information on computer systems.

     Basis of Presentation -- These financial statements have been prepared using the historical basis of accounting and are presented as if HDD existed as an entity separate from Seagate Technology during the periods presented. These financial statements include the historical assets, liabilities, revenues and expenses that are directly related to HDD's operations. For certain assets and liabilities, revenues and expenses that are directly related to HDD's operations. For certain assets and liabilities that are not specifically identifiable with HDD, estimates have been used to allocate such assets and liabilities to HDD by applying methodologies management believes are appropriate.

     The statements of operations include all revenues and expenses attributable to HDD, including allocations of certain corporate administration, finance, and management costs. Such costs were proportionately allocated to HDD based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general administrative departmental managers. In addition, certain of Seagate Technology's operations are shared locations involving activities that pertain to HDD as well as to other businesses of Seagate Technology. Costs incurred in shared locations are allocated based on specific identification, or where specific identification is not possible, such costs are allocated between HDD and other businesses of Seagate Technology based on the volume of activity, head count, square footage, and other methodologies that management believes are reasonable. Transactions and balances between entitites and locations within HDD have been eliminated. Management believes that the foregoing allocations were made on a reasonable basis.

     Certain non-operating assets and related non-operating income and expense are included in the historical results of the Company but are not part of continuing assets of the Company subsequent to the transaction (see Note 12). These assets and non-operating income and expense relate to equity investments in SanDisk Corporation, Gadzoox Networks, Inc., Veeco Instruments, Inc. and Lernout & Hauspie Speech Products N.V.

     Basis of Consolidation -- The combined consolidated financial statements include the accounts of HDD and its wholly-owned subsidiary, XIOtech Corporation, after eliminations.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (CONTINUED)

     The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2000 ended on June 30, 2000, fiscal 1999 ended on July 2, 1999, and fiscal 1998 ended on July 3, 1998. Fiscal year 2000 comprised 52 weeks, fiscal year 1999 comprised 52 weeks and fiscal year 1998 comprised 53 weeks. All references to years in these notes to combined consolidated financial statements represent fiscal years unless otherwise noted.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

     The actual results with regard to warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

     The actual results with regard to restructuring charges could have a material unfavorable impact on the Company if the actual expenditures to implement the restructuring plan are greater than what the Company estimated when establishing the restructuring accrual.

     Given the volatility of the markets in which the Company participates, the Company makes adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

     Foreign Currency Translation -- The U.S. dollar is the functional currency for most of the Company's foreign operations. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar and as a separate component of business equity for those operations whose functional currency is the local currency.

     Derivative Financial Instruments -- HDD transacts business in various foreign countries. Its primary currency cash flows are in emerging market countries in Asia and in certain European countries. During 1998 and 1997, HDD employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand, Malaysia and Northern Ireland. These local currency cash flows were designated as either firm commitments or as anticipated transactions depending upon the contractual or legal nature of local currency commitments in Singapore, Thailand, Malaysia and Northern Ireland. Anticipated transactions were hedged with purchased currency options and with foreign currency forward exchange contracts; firm commitments were hedged with foreign currency forward exchange contracts.

     The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments; certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. Foreign currency forward exchange contracts designated and effective as hedges of firm commitments and option contracts designated and effective as hedges of firm commitments or anticipated transactions are treated as

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (CONTINUED)

hedges for accounting purposes. Gains and losses related to qualified accounting hedges of firm commitments or anticipated transactions are deferred and are recognized in income or as adjustments to the carrying amounts when the hedged transaction occurs. All other foreign currency forward exchange contracts are marked-to-market and unrealized gains and losses are included in current period net income as a component of other income (expense).

     Premiums on foreign currency option contracts used to hedge firm commitments and anticipated transactions are amortized on a straight-line basis over the life of the contract. Forward points on foreign currency forward exchange contracts which qualify as hedges of firm commitments are recognized in income as adjustments to the carrying amount when the hedged transaction occurs.

     The Company may, from time to time, adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing foreign currency forward exchange and option contracts. These adjustments may result from changes in the Company's underlying foreign currency exposures or from fundamental shifts in the economics of particular exchange rates, as occurred in the first and second quarters of fiscal 1998 with respect to the Thai baht, Malaysian ringgit and Singapore dollar. For foreign currency forward exchange and option contracts qualifying as accounting hedges, gains or losses on terminated contracts and offsetting contracts are deferred and are recognized in income as adjustments to the carrying amount of the hedged item in the period the hedged transaction occurs. For foreign currency forward exchange and option contracts not qualifying as accounting hedges, gains and losses on terminated contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset.

     Revenue Recognition and Product Warranty -- Revenue from sales of products is recognized when persuasive evidence of an arrangement exists including a fixed price to the buyer, delivery has occurred, and collectibility is reasonably assured. Estimated product returns are provided for in accordance with Statements of Financial Accounting Standards No. 48 "Revenue Recognition when Right of Return Exists". The Company warrants its products against defects in design, materials and workmanship generally for two to five years depending upon the capacity category of the disc drive, with the higher capacity products being warranted for the longer periods. A provision for estimated future costs relating to warranty expense are recorded when revenue is recorded.

     Shipping and handling costs are included in cost of sales.

     Inventories -- Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market. Market value is based upon an estimated average selling price reduced costs to complete.

     Property, Equipment, and Leasehold Improvements -- Land, equipment, buildings and leasehold improvements are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

     Advertising Expense -- The cost of advertising is expensed as incurred. Advertising costs were $9 million, $29 million and $45 million in 2000, 1999 and 1998, respectively.

     Stock-Based Compensation -- The Company accounts for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APBO 25") and related interpretations. Pro forma net income is a disclosure required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and are included in the Stock-Based Benefit Plans -- Pro Forma Information note to the combined consolidated financial statements.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (CONTINUED)

     Impact of Recently Issued Accounting Standards -- Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") is effective for all fiscal quarters beginning after June 15, 2000 and will be adopted by the Company in its fiscal year 2001. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. The Company does not expect that the adoption of SFAS 133 will have a material impact on its financial statements and related results.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company is expected to apply the accounting and disclosures described in SAB 101. The Company does not expect the adoption of SAB 101 will have a material effect on its consolidated results of operations, financial position and cash flows. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001, retroactive to the beginning of the year.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000. The Company does not expect the adoption of FIN 44 will have a material effect on its combined consolidated results of operations, financial position, and cash flows.

     Cash, Cash Equivalents and Short-Term Investments -- The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's short-term investments primarily comprise readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are classified as cash equivalents or short-term investments and are stated at fair value with unrealized gains and losses included in accumulated other comprehensive income which is a component of stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

     Equity Investments -- The Company has historically entered into certain equity investments for the promotion of business and strategic objectives, and typically does not attempt to reduce or eliminate the inherent market risks on these investments. Both marketable and non-marketable investments are included in other assets. A substantial majority of the Company's marketable investments are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. Non-marketable investments are recorded at cost.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (CONTINUED)

     Concentration of Credit Risk -- The Company's customer base for disc drive products is concentrated with a small number of systems manufacturers and distributors. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The allowance for noncollection of accounts receivable is based upon the expected collectibility of all accounts receivable. The Company places its cash equivalents and short-term investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.

     Supplier Concentration -- Certain of the raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. For example, all of the Company's disc drive products require ASIC chips which are produced by a limited number of manufacturers. During the fourth quarter of fiscal 2000 the Company experienced shortages and delays with regards to receipt of such chips and similar delays and shortages continued in fiscal 2001. If the Company were unable to procure certain of such materials, it would be required to reduce its manufacturing operations which could have a material adverse effect upon its results of operations.


2. BALANCE SHEET INFORMATION


FINANCIAL INSTRUMENTS

     The following is a summary of the fair value of available-for-sale securities at June 30, 2000:




                                                 AMORTIZED        GROSS             GROSS
                                                    COST     UNREALIZED GAIN   UNREALIZED LOSS   FAIR VALUE
                                                ----------- ----------------- ----------------- -----------
                                                                       (IN MILLIONS)
   Money market mutual funds ..................    $  266          $ --            $  --           $  266
   U.S. government and agency obligations .....       323            --               (6)             317
   Repurchase agreements ......................        16            --               --               16
   Auction rate preferred stock ...............       374            --               --              374
   Municipal bonds ............................         1            --               --                1
   Corporate securities .......................       733            --               (2)             731
   Mortgage-backed and asset-backed
    securities ................................       218            --               (4)             214
   Euro/Yankee time deposits ..................        12            --               --               12
                                                   ------          ----            -------         ------
   Subtotal ...................................     1,943            --              (12)           1,931
   Marketable equity securities* ..............       334           471             (376)             429
                                                   ------          ----            -------         ------
   Total available-for-sale securities ........    $2,277          $471            $(388)          $2,360
                                                   ======          ====            =======         ======
   Included in other assets ...................                                                    $  429
   Included in cash and cash equivalents ......                                                       791
   Included in short-term investments .........                                                     1,140
                                                                                                   ------
                                                                                                   $2,360
                                                                                                   ======

----------
* No such similar amounts were recorded in fiscal 1999.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. BALANCE SHEET INFORMATION (CONTINUED)

     The following is a summary of the fair value of available-for-sale securities at July 2, 1999:




                                                        GROSS               GROSS
                                                   UNREALIZED GAIN     UNREALIZED LOSS     FAIR VALUE
                                                  -----------------   -----------------   -----------
                                                                     (IN MILLIONS)
   Money market mutual funds ..................         $   74              $--              $   74
   U.S. government and agency obligations .....            314               (4)                310
   Repurchase agreements ......................             --               --                  --
   Auction rate preferred stock ...............            222               --                 222
   Municipal bonds ............................            109               --                 109
   Corporate securities .......................            515               (1)                514
   Mortgage-backed and asset-backed
     securities ...............................            302               (2)                300
   Euro/Yankee time deposits ..................             48               --                  48
                                                        ------              -----            ------
                                                        $1,584              $(7)             $1,577
                                                        ======              =====            ======
   Included in cash and cash equivalents ......                                              $  350
   Included in short-term investments .........                                               1,227
                                                                                             ------
                                                                                             $1,577
                                                                                             ======

     The fair value of the Company's investment in debt securities, by contractual maturity, is as follows:




                                            JUNE 30, 2000     JULY 2, 1999
                                           ---------------   -------------
                                                    (IN MILLIONS)
       Due in less than 1 year .........        $  939           $  486
       Due in 1 to 3 years .............           352              794
                                                ------           ------
                                                $1,291           $1,280
                                                ======           ======

     Fair Value Disclosures-- The carrying value of cash and cash equivalents approximates fair value. The fair values of short-term investments, notes, debentures (see Long-Term Debt and Lines of Credit footnote) and foreign currency forward exchange and option contracts are estimated based on quoted market prices.

     The carrying values and fair values of the Company's financial instruments are as follows:




                                                        JUNE 30, 2000               JULY 2, 1999
                                                  -------------------------   ------------------------
                                                   CARRYING      ESTIMATED     CARRYING     ESTIMATED
                                                    AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                  ----------   ------------   ----------   -----------
                                                                     (IN MILLIONS)
   Cash equivalents ...........................     $  791        $  791        $  350       $  350
   Short-term investments .....................      1,140         1,140         1,227        1,227
   Marketable equity securities ...............        429           429            --           --
   7.125% senior notes, due 2004 ..............       (200)         (187)         (200)        (194)
   7.37% senior notes, due 2007 ...............       (200)         (180)         (200)        (189)
   7.45% senior debentures, due 2037 ..........       (200)         (177)         (200)        (188)
   7.875% senior debentures, due 2017 .........       (100)          (85)         (100)         (92)

     Derivative Financial Instruments -- The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments,

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. BALANCE SHEET INFORMATION (CONTINUED)

certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. Based on uncertainty in the Southeast Asian foreign currency markets, beginning in the second quarter of 1998 the Company temporarily suspended its hedging program. At July 3, 1998, the Company had effectively closed out all of its foreign currency forward exchange contracts by purchasing offsetting contracts. As of June 30, 2000, the Company had no outstanding foreign currency forward exchange or purchased currency option contracts.

     Net foreign currency transaction gains and losses included in the determination of net income (loss) were a gain of $1 million for fiscal 2000 and losses of $1 million and $252 million for fiscal 1999, and fiscal 1998, respectively. The Company transacts business in various foreign countries. Its primary foreign currency cash flows are in emerging market countries in Asia and in certain European countries. During fiscal 1998, the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand and Malaysia. During fiscal 1998 the Singapore dollar, Thai baht, and Malaysian ringgit declined in value relative to the U.S. dollar. The transaction loss of $252 million for fiscal 1998 primarily included losses incurred on closing out these foreign currency forward exchange contracts.


ACCOUNTS RECEIVABLE

     Accounts receivable are summarized below:




                                                      2000       1999
                                                    --------   -------
                                                      (IN MILLIONS)
       Accounts receivable ......................    $ 712      $ 844
       Less allowance for noncollection .........      (70)       (50)
                                                     -----      -----
                                                     $ 642      $ 794
                                                     =====      =====

     Activity in the allowance for doubtful accounts is as follows:




                     BALANCE AT     ADDITIONS CHARGED                    BALANCE AT
                      BEGINNING          TO COST                           END OF
                      OF PERIOD        AND EXPENSE        DEDUCTIONS       PERIOD
                    ------------   -------------------   ------------   -----------
                                             (IN MILLIONS)
   2000 .........        $50               $20                $--           $70
   1999 .........         52                --                  2            50
   1998 .........         58                --                  6            52

INVENTORIES

     Inventories are summarized below:




                                    2000      1999
                                   ------   -------
                                    (IN MILLIONS)
       Components ..............    $139     $141
       Work-in-process .........      48       54
       Finished goods ..........     226      244
                                    ----     ----
                                    $413     $439
                                    ====     ====

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. BALANCE SHEET INFORMATION (CONTINUED)

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following:





                                                      ESTIMATED USEFUL LIFE          2000          1999
                                                   ---------------------------   -----------   -----------
                                                                                       (IN MILLIONS)
   Land ........................................                                  $     47      $     39
   Equipment ...................................          3 - 4 years                2,415         2,321
   Building and leasehold improvements .........   Life of lease -- 30 years           974           924
   Construction in progress ....................                                       250           193
                                                                                  --------      --------
                                                                                     3,686         3,477
   Less accumulated depreciation and
     amortization ..............................                                    (2,101)       (1,809)
                                                                                  --------      --------
                                                                                  $  1,585      $  1,668
                                                                                  ========      ========

     Equipment and leasehold improvements include assets under capitalized leases. Amortization of leasehold improvements is included in depreciation expense. Depreciation expense was $587 million, $558 million and $531 million in 2000, 1999 and 1998, respectively.

GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and specifically identified intangible net assets acquired. Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology, and customer bases related to acquisitions accounted for by the purchase method. Amortization of purchased intangibles, other than acquired developed technology, is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 60 months for assembled workforces and distribution networks, and 12 to 48 months for customer bases. In-process research and development without alternative future use is expensed when acquired.

     In accordance with the Statement of financial Accounting Standards No.121 "Acounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", the carrying value of other intangibles and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this review indicates these assets' carrying value will not be recoverable, as determined based on the undiscounted net cash flows of the entity acquired over the remaining amortization period, the Company's carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangibles (generally based on an estimate of discounted future net cash flows). Goodwill and other intangibles are being amortized on a straight-line basis over periods ranging from two to fifteen years. Accumulated amortization was $173 million and $147 million as of June 30, 2000 and July 2, 1999, respectively.

DEVELOPED TECHNOLOGY

     The Company applies Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" ("SFAS 86"), to software technologies developed internally, acquired in business acquisitions, and purchased.

     Internal development costs are included in research and development and are expensed as incurred. SFAS 86 requires the capitalization of certain internal development costs once technological

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. BALANCE SHEET INFORMATION (CONTINUED)

feasibility is established, which based on the Company's development process generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of software has been short, capitalization of internal development costs has not been material to date. As of June 30, 2000 there are no capitalized internal development costs on the Company's balance sheet. Capitalized costs are amortized based on the greater of the straight-line basis over the estimated product life or the ratio of current revenue to the total of current and anticipated future revenue.


     Purchased developed technology is amortized based on the greater of the straight-line basis over the estimated useful life (30 to 48 months) or the ratio of current revenue to the total of current and anticipated future revenue. The recoverability of the carrying value of purchased developed technology is reviewed periodically. The carrying value of developed technology is compared to the estimated future gross revenue from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support (net undiscounted cash flows) and to the extent that the carrying value exceeds the undiscounted cash flows the difference is written off.


     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. SOP 98-1 was adopted by the Company in fiscal 2000 and the adoption of this statement did not have a material impact on its financial statements.


LONG-TERM DEBT AND LINES OF CREDIT (see Note 14 Subsequent Events)


     Long-term debt consisted of the following:




                                                                            2000      1999
                                                                           ------   -------
                                                                            (IN MILLIONS)
   7.125% senior notes, due 2004 .......................................    $200     $200
   7.37% senior notes, due 2007 ........................................     200      200
   7.45% senior debentures, due 2037 ...................................     200      200
   7.875% senior debentures, due 2017 ..................................     100      100
   Capitalized lease obligations with interest at 14% to 19.25%
     collateralized by certain manufacturing equipment and buildings....       4        4
                                                                            ----     ----
                                                                             704      704
   Less current portion ................................................       1        1
                                                                            ----     ----
                                                                            $703     $703
                                                                            ====     ====

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. BALANCE SHEET INFORMATION (CONTINUED)

     At June 30, 2000, future minimum principal payments on long-term debt and capital lease obligations were as follows:




                                     (IN MILLIONS)
                                    --------------
  2001 ..........................        $  1
  2002 ..........................           1
  2003 ..........................           1
  2004 ..........................         201
  2005 ..........................          --
  After 2005 ....................         500
                                         ----
                                         $704
                                         ====

     The Company's 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 are redeemable at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued interest or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at a discount rate (the "discount rate") as set forth in the indenture governing the notes and debentures plus 10 basis points. The Company's 7.45% senior debentures due 2037 are redeemable at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued interest, (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points, calculated as if the principal amount were payable in full on March 1, 2009, or (iii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points. In addition, the Company's 7.45% senior debentures due 2037 will be redeemable on March 1, 2009, at the option of the holders thereof, at 100% of their principal amount, together with interest payable to the date of redemption. The Company's 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 will not be redeemable at the option of the holders thereof prior to maturity. These securities were issued in February 1997 in an offering registered under the Securities Act of 1933, as amended.

     See Note 12, the senior notes of $700 million were repaid as part of the transaction.

     As of June 30, 2000, the Company had committed lines of credit of $71 million that can be used for standby letters of credit or bankers' guarantees. At June 30, 2000, $42 million of these lines of credit were utilized. In addition, the Company has a $300 million credit facility that can be used for borrowings. As of June 30, 2000, this facility was unutilized.


3. COMPENSATION


TAX-DEFERRED SAVINGS PLAN

     Qualified employees of the Company participate in a tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan ("the 401(k) plan"). The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Seagate Technology may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. During the fiscal years

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


3. COMPENSATION (CONTINUED)

ended June 30, 2000 and July 2, 1999, Seagate Technology made contributions totaling approximately $13 million and $12 million to the 401(k) plan in each year, respectively. No material contributions were made by Seagate Technology during fiscal year 1998.


STOCK-BASED BENEFIT PLANS

     Stock Option Plans -- Employees are eligible to participate in Seagate Technology's stock option plans. Options granted under Seagate Technology's stock option plans are granted to employees of the Company at fair market value, expire ten years from the date of the grant and generally vest in four equal annual installments, commencing one year from the date of the grant. As of June 30, 2000, 22 million options were outstanding.

     Executive Stock Plan -- Seagate Technology has an Executive Stock Plan under which senior executives of the Company were granted the right to purchase shares of the Seagate Technology's common stock at $.01 per share. The difference between the fair market value of the shares on the measurement date and the exercise price is recorded as deferred compensation by Seagate Technology and was charged to operations of the Company over the vesting period of four to seven years. Seagate Technology has the right to repurchase the restricted stock from an executive upon his or her voluntary or involuntary termination of employment with the Company for any reason at the same price paid by the executive. If an executive voluntarily resigns at or above age 65, Seagate Technology may release from the repurchase option, or if his or her employment terminates as a result of death, disability, termination by the Company other than for cause or constructive termination within the two-year period following a change of control, the Company will release from the repurchase option a pro rata number of shares based on the number of months that have passed since the grant date divided by the number of months in the vesting period. At June 30, 2000, 1,755,000 restricted shares were outstanding to employees of the Company.

     In addition, Seagate Technology has a Restricted Stock Plan which also has a deferred compensation component. Under this plan the deferred compensation is amortized over a period of seven years. There are two employees remaining in the plan and no shares are available for future grant. The aggregate amount charged to operations for amortization of deferred compensation under both plans was $6 million, $10 million, and $8 million in 2000, 1999 and 1998, respectively.

     Stock Purchase Plan -- Seagate Technology also maintained an Employee Stock Purchase Plan in which employees of HDD were eligible to participate. The Purchase Plan permitted eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan, 1,515,000; 1,604,000; and 1,348,000 shares of Seagate Technology common stock were issued to employees of the Company in fiscal 2000, 1999, and 1998, respectively.

     Pro Forma Information --The Company has elected to follow APBO 25 and related interpretations in accounting for employee stock options granted by Seagate Technology because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APBO 25, the Company generally recognized no compensation expense with respect to options granted by Seagate Technology.

     As a result of the consummation of the transactions, all stock options other than stock options included in the management rollover, were accelerated and exercised. The full fair value of their stock options amounting to $16.9 million was recorded as compensation in the period from

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


3. COMPENSATION (CONTINUED)

November 22, 2000. In these circumstances and because of the significant change in the Company's ownership and equity structure, the Company believes the pro forma net income (loss) information as required by SFAS 123, Accounting for Stock Based Stock Compensation, is not meaningful and such information has not been provided.


POST-RETIREMENT HEALTH CARE PLAN


     In fiscal 2000, Seagate Technology adopted a post-retirement health care plan which offers medical coverage to eligible U.S. retirees and their eligible dependents including eligible employees of HDD. Substantially all U.S. employees become eligible for these benefits after 15 years of service and attaining age 60 and older.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


3. COMPENSATION (CONTINUED)

     The following table provides a reconciliation of the changes in the post-retirement health care plan's benefit obligation and a statement of the funded status as it relates to employees of the Company as of June 30, 2000:




                                                                     (IN MILLIONS)
                                                                    --------------
       Change in Benefit Obligation
       Benefit obligation at beginning of year ....................     $ --
       Service cost ...............................................        4
       Amortization of unrecognized prior service cost ............        2
                                                                        ----
       Benefit obligation at end of year ..........................     $  6
                                                                        ====
       Funded Status of the Plan
       Fair value of plan assets at end of year ...................     $ --
       Unrecognized prior service cost ............................      (22)
       Accrued benefit liability recognized in the balance sheet at
        June 30, 2000 .............................................       (6)
                                                                        -------
       Accrued benefit cost .......................................     $(28)
                                                                        ======

     Net periodic benefit cost for the year ended June 30, 2000 was as follows:





                                                      (IN MILLIONS)
                                                     --------------
       Service cost ................................      $  2
       Interest cost ...............................         2
       Amortization of prior service cost ..........         2
                                                          ----
       Net periodic benefit cost ...................      $  6
                                                          ====

WEIGHTED-AVERAGE ACTUARIAL ASSUMPTIONS


     A discount rate of 7.0% was used in the determination of the accumulated benefit obligation.


     The Company's future share of medical benefit costs were estimated to increase at an annual rate of 10% during 2000, decreasing to an annual growth rate of 5% in 2010 and thereafter. The Company's cost is capped at 200% of the fiscal 1999 employer cost and, therefore, will not be subject to medical and dental trends after the capped cost is attained. A 1% change in these annual trend rates would not have a significant impact on the accumulated post-retirement benefit obligation at June 30, 2000, or 2000 benefit expense. Claims are paid as incurred.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


4. INCOME TAXES


     The Seagate Technology Hard Disc Drive Business is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology Hard Disc Drive Busines has entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Seagate Technology Hard Disc Drive Business computes hypothetical tax returns as if Seagate Technology Hard Disc Drive Business was not joined in consolidated or combined returns with non-HDD affiliates of Seagate Technology. Seagate Technology Hard Disc Drive Business must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay Seagate Technology Hard Disc Drive Business the amount of such refunds. At the end of fiscal 2000, there were no inter-company tax related balances due from Seagate Technology Hard Disc Drive Business to Seagate Technology.

     The provision for (benefit from) income taxes consisted of the following:





                                                         JUNE 30,     JULY 2,       JULY 3,
                                                           2000         1999          1998
                                                        ----------   ---------   -------------
                                                                    (IN MILLIONS)
       Current Tax Expense (Benefit)
        Federal .....................................      $ 140       $  29        $ (166)
        State .......................................         19         (12)           (5)
        Foreign .....................................          3          12             7
                                                           -----       -----        --------
                                                           $ 162       $  29        $ (164)
                                                           -----       -----        --------
       Deferred Tax Expense (Benefit)
        Federal .....................................      $  88       $  10           (14)
        State .......................................         25          20           (19)
        Foreign .....................................                      2             6
                                                                       -----        --------
                                                             113          32           (27)
                                                           -----       -----        --------
       Provision for (Benefit from) Income Taxes.....      $ 275       $  61        $ (191)
                                                           -----       -----        --------


     Income (loss) before income taxes consisted of the following:





                             JUNE 30,     JULY 2,      JULY 3,
                               2000         1999         1998
                            ----------   ---------   -----------
                                       (IN MILLIONS)
  Domestic ..............      $ 562      $  (33)      $  (772)
  Foreign ...............         79         308            50
                               -----      ------       -------
                               $ 641      $  275       $  (722)
                               =====      ======       =======


     The proforma information assuming a tax provision (benefit) calculated on a separate return basis is as follows:






                                                     FOR THE
                                                   YEAR ENDED
                                                  JUNE 30, 2000
                                                 --------------
Income before income taxes ...................   641
Provision (benefit) for income taxes .........   275
                                                 ---
Net Income ...................................   366
                                                 ---

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


4. INCOME TAXES (CONTINUED)

     The income tax benefits related to the exercise of certain employee stock options decreased income taxes payable and were credited to additional paid-in capital. Such amounts approximated for $54,992,000, $24,193,000 and $11,754,000 in fiscal 2000, 1999, and 1998 respectively.


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:





                                                              JUNE 30,      JULY 2,       JULY 3,
                                                                2000          1999         1998
                                                             ----------   -----------   ----------
                                                                         (IN MILLIONS)
DEFERRED TAX ASSETS
Accrued warranty .........................................     $   97       $ 113            151
Inventory valuation accounts .............................         33          29             35
Receivable reserves ......................................         21          23             23
Accrued compensation and benefits ........................         44          29             25
Depreciation .............................................         20          32             37
Restructuring reserves ...................................         28          17             25
Other reserves and accruals ..............................         25          38             35
Acquisition related items ................................
Net operating loss and tax credit carry-forwards .........          3          58             65
Other assets..............................................         11           1              4
                                                               ------       -----            ---
 Total Deferred Tax Assets ...............................        282         340            400
                                                               ------       -----            ---
Valuation allowance ......................................                     (4)           (16)
                                                                            --------         ---
 Net Deferred Tax Assets .................................        282         336            384
DEFERRED TAX LIABILITIES
Unremitted income of foreign subsidiaries ................       (542)       (558)          (549)
Acquisition related items ................................       (169)        (12)           (17)
Other liabilities ........................................                    (12)           (21)
                                                                            -------         ----
 Total Deferred Tax Liabilities ..........................       (711)       (582)          (587)
                                                               ------       -------         ----
 Net Deferred Tax Assets/(Liabilities) ...................     $ (429)      $(246)        $ (203)
                                                               ------       -------       ------
AS REPORTED ON THE BALANCE SHEET
 Deferred Income Tax Assets ..............................     $  211       $ 240         $  230
                                                               ------       -------       ------
 Deferred Income Tax Liabilities .........................       (640)       (486)          (433)
                                                               ------       -------       ------
Net Deferred Tax Liability ...............................     $ (429)      $(246)        $ (203)
                                                               ======       =======       ======


     A valuation allowance has been provided for deferred tax assets as of the end of fiscal 1999 and fiscal 1998 related to certain foreign net operating loss carryforwards. The valuation allowance decreased by $4 million and $12 million in 2000 and 1999, respectively, and increased by $16 million in 1998.


     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


4. INCOME TAXES (CONTINUED)



                                                               JUNE 30,     JULY 2,       JULY 3,
                                                                 2000         1999         1998
                                                             -----------   ---------   ------------
                                                                         (IN MILLIONS)
      Provision (benefit) at U.S. statutory rate .........      $224         $  96        $(253)
      State income tax provision (benefit), net of
        federal income tax benefit .......................        29             5          (15)
      Foreign income taxes (benefit) in excess of the
        U.S. statutory rate ..............................                                   (2)
      Write-off of in-process research and
        development ......................................        37            21           75
      Valuation reserve ..................................        (4)            3           17
      Use of R&D credit carryforwards ....................       (16)                        (5)
      Benefit from net earnings of foreign subsidiaries
        considered to be permanently reinvested in
        non-U.S. operations ..............................                     (67)
      Other ..............................................         5             3           (8)
                                                                -------      -----        --------
      Provision for (benefit from) income taxes ..........      $275         $  61        $(191)
                                                                ------       -----        -------


     A substantial portion of the Company's Asia Pacific manufacturing operations in Singapore, Thailand, Malaysia and China operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. The tax holidays had no impact on net income in 2000. The net impact of these tax holidays was to increase net income by approximately $34.3 million in 1999. The tax holidays had no impact on the net income in 1998. Cumulative undistributed earnings of the Company's Asia Pacific subsidiaries for which no income taxes have been provided aggregated approximately $1.631 billion at June 30, 2000. These earnings are considered to be permanently invested in non-U.S. operations. As of June 30, 2000, additional federal and state taxes of approximately $584 million would have to be provided if these earnings were repatriated to the U.S.


5. BUSINESS COMBINATIONS

     The Company has a history of business combinations and during the three most recent fiscal years these included the acquisition of XIOtech Corporation in fiscal 2000 and the acquisition of Quinta Corporation in fiscal 1998. In connection with these business combinations, the Company has recognized significant write-offs of in-process research and development. The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation of the in-process research and development. Such uncertainties could give rise to unforseen budget over runs and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain R&D project. The Company is primarily responsible for estimating the fair value of the purchased R&D in all business combinations accounted for under the purchase method. The nature of research and development projects acquired, the estimated time and costs to complete the projects and significant risks associated with the projects are described below.


VALUATION METHODOLOGY

     In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations" (APB 16), all identifiable assets, including identifiable intangible assets, were assigned

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

a portion of the cost of the acquired enterprise (purchase price) on the basis of their respective fair values. This included the portion of the purchase price properly attributed to incomplete research and development projects expensed according to the requirements of Interpretation 4 of Statements of Financial Accounting Standards No. 2 "Accounting for Research and Developments Costs" No. 2.

     Valuation of acquired intangible assets -- Intangible assets were identified through (i) analysis of the acquisition agreement, (ii) consideration of the Company's intentions for future use of the acquired assets, and (iii) analysis of data available concerning XIOtech's and Quinta's (collectively referred to as the "Targets") products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates. The economic and competitive environment in which the Company and the Targets operate was also considered in the valuation analysis.

     To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development for projects that had not yet reached technological feasibility and which did not have alternative future uses. The Income Approach, which includes analysis of markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development project. The underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of in-process research and development projects.

     To determine the value of developed technologies, the expected future cash flows of existing product technologies were evaluated, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each product. Based on this analysis, the existing technologies that had reached technological feasibility were capitalized.

     To determine the value of the distribution networks and customer bases, the Company considered, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company and risks related to the viability of and potential changes to future target markets.

     To determine the value of trademarks, the Company considered, among other factors, the assumption that in lieu of ownership of a trademark, the Company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

     To determine the value of assembled workforces, the Company considered, among other factors, the costs to replace existing employees including search costs, interview costs and training costs.

     Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. If the values assigned to identified tangible and intangible assets exceed the amounts paid, including the effect of deferred taxes, the values assigned to long-term assets were reduced proportionately.

     The underlying in-process projects acquired within each acquisition was the most significant and uncertain assumption utilized in the valuation analysis. Such uncertainties could give rise to

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

unforeseen budget over runs and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain research and development project.

     The following details specific information about significant acquisitions including related assumptions used in the purchase price allocation.


ACQUISITION OF XIOTECH CORPORATION:

     In January 2000, the Company through its parent Seagate Technology, acquired XIOtech, for 8,031,804 shares of Seagate Technology common stock, issued from treasury shares, and options, with a combined fair value of $359 million. XIOtech designs, manufactures and markets a centralized data storage system. This system is based on an exclusive set of sophisticated data management and data movement tools. It offers storage virtualization, multi-node server clustering, and zero backup window solutions. The main component of the system is MAGNITUDE, a fully implemented storage area network ("SAN"). MAGNITUDE is sold in a cabinet containing software-based architecture that allows the incorporation of all of the components of a SAN in one centralized configuration.

     XIOtech also designs, develops and produces software, namely the REDI suite of software, which runs MAGNITUDE's software based architecture. The REDI software suite is application specific and gives customers the capability of better managing their data. XIOtech is currently developing the next generation technologies for both products, named Thunderbolt and REDI 7.0, respectively.

     At the time of completing the XIOtech acquisition, the Company estimated the cost to complete both Thunderbolt and REDI 7.0 at approximately $1 million.


     The anticipated release date for the Thunderbolt is the first half of fiscal 2002 and for the REDI 7.0 is in the second half of fiscal 2001.

     Assumptions used in estimating the fair value of intangible assets:


Revenue

     Future revenue estimates were generated for the following technologies:
(i) MAGNITUDE, (ii) REDI, (iii) Thunderbolt, the next generation development of MAGNITUDE and (iv) REDI 7.0, the next generation development of REDI. Aggregate revenue was estimated to be approximately $47.6 million in fiscal 2000 and to increase to approximately $230 million for fiscal year 2001 when the in-process projects were expected to be complete and shipping. Revenue was estimated to increase to approximately $650 million and $1,060 million in fiscal years 2002 and 2003, respectively. Estimated revenues decreased 29% in fiscal 2004 to $750 million. The estimated revenue growth is consistent with the introduction of new technology. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the storage management software market, (iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.


Operating expenses

     Estimated operating expenses used in the valuation analysis of XIOtech included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv)

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

research and development expense. In developing future expense estimates, an evaluation of Seagate and XIOtech's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

     Cost of goods sold -- Estimated cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies ranged from approximately 46% to 55%.

     General and administrative ("G&A") expense -- Estimated G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 5% in fiscal 2000 to less than 1% in fiscal 2004 declining as production levels and related revenue increased and thus efficiencies in production are assumed to be attained.

     Selling and marketing ("S&M") expense -- Estimated S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies ranged from 20% in fiscal 2001 to a sustainable 15% in fiscal 2002 and beyond. For fiscal 2000, however, when the Thunderbolt and REDI 7.0 technology was estimated to become commercially available, S&M expense was estimated to be 45% due to the relatively low revenue expectation in the initial commercialization period.

     Research and development ("R&D") expense -- Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies in fiscal 2000 and 3% throughout the remainder of the estimation period.

     In addition, as of the date of the acquisition, Seagate Technology's management and XIOtech's management anticipated the costs to complete the in-process technologies at approximately $0.95 million.


Effective tax rate.

     The effective tax rate utilized in the analysis of the in-process technologies was 40%, which reflects Seagate Technology's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.


Discount rate

     The discount rates selected for XIOtech's developed and in-process technologies was 16% and 23%, respectively. In the selection of the appropriate discount rates, consideration was given to the Weighted Average Cost of Capital ("WACC") of Seagate Technology of approximately 16% at the date of acquisition. The discount rate utilized for the in-process technology was determined to be higher than Seagate Technology's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Seagate Technology's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

     As a result of this acquisition, the Company incurred a one-time write-off of in-process research and development of approximately $105 million. This acquisition was accounted for as a purchase and, accordingly, the results of operations of XIOtech have been included in the Company's combined consolidated financial statements from the date of acquisition.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

     The following is a summary of the purchase price allocation (in millions):




       Tangible assets less liabilities assumed .........    $  12
       Developed technology .............................       37
       Tradenames .......................................        5
       Assembled workforce ..............................        2
       Customer list ....................................        2
       In-process research and development ..............      105
       Goodwill .........................................      214
       Deferred tax liability ...........................      (18)
                                                             -----
                                                             $ 359
                                                             =====

ACQUISITION OF QUINTA CORPORATION:


     In April and June 1997, the Company invested an aggregate of $20 million to acquire approximately ten percent (10%) of the outstanding stock of Quinta Corporation ("Quinta"), a developer of ultra-high capacity disc drive technologies, including a new optically-assisted Winchester ("OAW") technology. In August 1997, the Company completed the acquisition of Quinta. Pursuant to the purchase agreement with Quinta, the shareholders of Quinta, other than the Company, received cash payments aggregating $230 million upon the closing of the acquisition and were eligible to receive additional cash payments aggregating $96 million upon the achievement of certain product development and early production milestones. Of the $96 million, $19 million was charged to operations in fiscal 1998. Of the $19 million charged to operations, $5 million was paid in fiscal 1998 In July 1998, the Company and Quinta amended the purchase agreement to eliminate the product development and early production milestones and provide that the former shareholders of Quinta will be eligible to receive the remaining $77 million and the $14 million that had been accrued but unpaid in fiscal 1998. In the first quarter of fiscal 1999, the Company recorded a charge to operations for the remaining $77 million.

     Quinta's research and development project revolves around an OAW technology. OAW refers to Quinta's newly designed recording technology that, upon completion, would be implemented into Winchester hard disk drives. OAW combines traditional magnetic recording technology with Winchester hard disc drives and optical recording capabilities; optical recording technology enables greater data storage capacity. By integrating advanced optical features along with a highly fine and sophisticated tracking and delivery system within the head design, OAW would multiply the real density of disc drives.

     Through August 8, 1997, the acquisition date, Quinta had demonstrated significant achievements in developing its technology. However, further technological milestones were required before technological feasibility could be achieved. Quinta's development process consists of the following development milestones: (i) route light (optical fiber), (ii) flying head use, (iii) recording media, (iv) mirror creation and demonstration (two stage servo), (v) complete assembly, (vi) form factor containment, (vii) design verification test, (viii) customer qualification, and (ix) delivery.

     Assumptions used in estimating the fair value of intangible assets:

Revenue

     Future revenue estimates were generated for the following product that the OAW technology would be utilized in: (i) fixed drives, (ii) removable drive,
(iii) fixed/removable drives, and (iv)

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

cartridges. No revenue was expected through fiscal 1998 since the underlying technology was anticipated not to be technologically feasible until fiscal 1999. Revenue was estimated to be approximately $26.6 million in fiscal 1999 and to increase to approximately $212 million for fiscal year 2000 when the in-process project was expected to be complete and shipping. Revenue growth was expected to decline to a sustainable 20% growth by fiscal 2005. The estimated revenue growth is consistent with the introduction of new technology. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the disc drive market, (iv) the aggregate size of the disc drive market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and
(vii) the estimated life of a product's underlying technology. Quinta's development cycle, in total, was expected to take approximately 18 to 24 months.


Operating expenses

     Estimated operating expenses used in the valuation analysis of Quinta included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of Seagate's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted. Due to Quinta's limited operating history, an analysis of Quinta's historical performance was not meaningful.

     Cost of goods sold -- Estimated cost of goods sold, expressed as a percentage of revenue, for the in-process technologies ranged from approximately 65% to 80%.

     General and administrative ("G&A") expense -- Estimated G&A expense, expressed as a percentage of revenue, for the in-process technologies ranged from 2.6% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, G&A expense was estimated to be 6.4% due to the relatively low revenue expectation in the initial commercialization period.

     Selling and marketing ("S&M") expense -- Estimated S&M expense, expressed as a percentage of revenue, for the in-process technologies ranged from 3.3% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, S&M expense was estimated to be 8.7% due to the relatively low revenue expectation in the initial commercialization period.

     Research and development ("R&D") expense -- Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 0.5% of revenue for the in-process technologies throughout the estimation period.


Effective tax rate

     The effective tax rate utilized in the analysis of the in-process technologies was 38%, which reflects Seagate Technology's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


5. BUSINESS COMBINATIONS (CONTINUED)

Discount rate

     The discount rates selected for Quinta's in-process technology was 25%. In the selection of the appropriate discount rates, consideration was given to (i) the WACC of Seagate Technology of approximately 15% at the date of acquisition and (ii) the Weighted Average Return on Assets of approximately 25%. The discount rate utilized for the in-process technology was determined to be higher than Seagate Technology's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Seagate Technology of WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

     As a result of this acquisition, the Company incurred a one-time write-off of in-process research and development of approximately $214 million. Intangible assets arising from the acquisition of Quinta are being amortized on a straight-line basis over two years. This acquisition was accounted for as a purchase and, accordingly, the results of operations of Quinta have been included in the Company's combined consolidated financial statements from the date of acquisition.

     The following is a summary of the purchase price allocation:




                                                          (IN MILLIONS)
                                                         --------------
     Tangible assets less liabilities assumed ..........      $ 34
     In-process research and development ...............       214
     Assembled workforce ...............................         2
                                                              ----
                                                              $250
                                                              ====

6. RESTRUCTURING

     In fiscal 2000, the Company recorded restructuring charges of $214 million. The restructuring charge was a result of a restructuring plan established to align the Company's global workforce and manufacturing capacity with existing and anticipated future market requirements and necessitated by the Company's improved productivity and operating efficiencies (the "fiscal 2000 restructuring plan"). These actions included workforce reductions, capacity reductions including closure of facilities or portions of facilities, write-off of excess equipment and consolidation of operations in the Company's recording media operations, disc drive assembly and test facilities, printed circuit board assembly manufacturing, recording head operations, customer service operations, sales and marketing activities, and research and development activities. The restructuring charges were comprised of $81 million for the write-off of excess manufacturing, assembly and test equipment formerly utilized in Singapore, Thailand and Northern California; $88 million for employee termination costs; $29 million for the write-off of owned facilities located in Singapore; $11 million in lease termination and holding costs; $5 million in renovation costs to restore facilities in Singapore and Northern California to their pre-lease condition; and $2 million in contract cancellations associated with one of the Singapore facilities. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities. In connection with the fiscal 2000 restructuring plan, the Company plans to reduce its workforce by approximately 23,000 employees primarily in manufacturing. Approximately 18,300 of the 23,000 employees had been terminated as of June 30, 2000. As a result of employee terminations and the write-off of equipment and facilities in connection with the restructuring charges recorded during the year ended June 30, 2000 related to the fiscal 2000 restructuring plan, the Company estimates that after the completion of these restructuring activities, annual salary and depreciation expense will be reduced by approximately

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


6. RESTRUCTURING (CONTINUED)

$151 million and $40 million, respectively. The Company anticipates that the implementation of the fiscal 2000 restructuring plan will be substantially complete by December 29, 2000.

     In fiscal 2000, the Company reversed $11 million of its restructuring accruals comprised of $2 million of restructuring reserves recorded in the same period, $5 million of restructuring reserves recorded in fiscal 1999 and $4 million of restructuring reserves recorded in fiscal 1998. This reversal included $3 million of valuation reserves classified elsewhere on the balance sheet and the reversal of amounts included in the restructuring reserve for facility lease costs. In addition, reclassifications between cost categories within the restructuring reserve were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred.

     During the third quarter of fiscal 1999, the Company recorded a restructuring charge of $71 million as a result of steps the Company is taking to further improve the efficiency of its operations. These actions included closure of the Company's microchip manufacturing facility in Scotland; discontinuance of the Company's recording head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating such operations in Singapore, Scotland and Costa Mesa, California to Reynosa, Mexico; and closure of the Company's recording media substrate facility in Mexico. The restructuring charges were comprised of $37 million for the write-off or write-down of excess manufacturing, assembly and test equipment formerly utilized in Scotland, Malaysia and Minnesota; $16 million for lease termination and holding costs for facilities located in Scotland and Singapore; $9 million for employee termination costs; $3 million for the write-off of goodwill associated with the recording media substrate operation in Mexico; $2 million for the write-down of owned facilities located in Malaysia; $1 million for the write-down of leasehold improvements in Singapore; $1 million for the write-off of tooling; $1 million for contract cancellations associated with the suspension business; and $1 million for repayment of various grants previously received from the Scottish government. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities. Evaluations of the resale market for certain assets were used to estimate fair value.


     As of July 2, 1999, all of the equipment located at the microchip facility in Scotland had been sold and the lease on this facility had been terminated.


     The Company is in the final stages of disposing all of the assets for its suspension business. The facility that was previously occupied by the suspension operations is currently being used for other operations.

     In connection with the fiscal 1999 restructuring, the Company's planned workforce reduction had been completed as of March 31, 2000 and the other restructuring activities were substantially complete as of March 31, 2000.

     In fiscal 1999, the Company reversed $12 million of its restructuring accruals originally recorded in fiscal year 1998 as a result of the Company abandoning its plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. This reversal included $10 million of valuation reserves classified elsewhere on the balance sheet and reversal of amounts included in the restructuring reserve of $1 million for facility lease costs and $1 million for contract cancellations. In addition, reclassifications between cost categories within the restructuring reserve were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred. This was primarily a result of an increase in the period of time estimated to obtain a suitable sub-lessee for certain leased buildings located at the former San Jose, California design facility offset by lower severance and benefits costs than originally estimated.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


6. RESTRUCTURING (CONTINUED)

     In the second and third quarters of fiscal 1998, the Company recorded restructuring charges aggregating $347 million. The Company had experienced reductions in revenue from the third quarter of fiscal year 1997 to the fourth quarter of fiscal year 1997 of 21%, from the fourth quarter of fiscal year 1997 to the first quarter of fiscal year 1998 of 4% and from the first quarter of fiscal year 1998 to the second quarter of fiscal year 1998 of an additional 12%. During the second quarter of fiscal 1998, forecasted production needs were much lower than the current capacity of the Company and the Company recognized that the recent oversupply in the marketplace was not a short-term anomaly. In this period, the Company also decided to discontinue production of several products, rendering test and manufacturing equipment unique to those products obsolete. Prior to this period, there was no indication of permanent impairment of these assets associated with the recent excess capacity of the Company or the products to be discontinued These charges reflect steps the Company is taking to align worldwide operations with current market conditions by reducing existing capacity in all areas of the Company and improving the productivity of its operations and the efficiency of its development efforts by consolidating manufacturing and R&D operations. Actions include exiting production of mobile products; early discontinuation of several other products; closing and selling the Clonmel, Ireland drive manufacturing facility; closing and subleasing the San Jose and Moorpark, California design center facilities; aborting production expansion projects in Cork, Ireland; and divesting the Company of the new Philippines manufacturing facility, which was nearing completion. Included in the restructuring charge are the write-down and write-off of tangible assets comprised of manufacturing, assembly and test equipment and tooling formerly utilized in California, Singapore, Thailand, Ireland and facilities located in California, the Philippines and Thailand totaling $200 million and intangible assets totaling $2.5 million for goodwill associated with permanently impaired media manufacturing equipment.

     The majority of the tangible assets have been disposed of or sold including the disposal of the Clonmel, Ireland facility in May 1998 and the sublease of one of the five buildings at the San Jose, California design center. The Company is marketing three additional buildings in the San Jose, California design center for sublease. The fifth building has a remaining lease term so short as to make a sublease impractical. Equipment formerly utilized at these facilities, in addition to equipment associated with restructuring actions in Singapore and Thailand, has been relocated to other sites or scrapped. Of the $137 million in write-offs and write-downs of equipment, $109 million was scrapped and $28 million is awaiting final disposition. In addition, $10 million of equipment was transferred at net book value for use in operations at other sites. Subsequent to the recording of the restructuring reserve, depreciation related to certain assets that continued in use, was included in operations. At the time these assets were identified as available for sale no further depreciation was recorded. The write-off of intangibles and other assets includes capital equipment deposits and goodwill associated with permanently impaired equipment. Costs associated with aborting production expansion projects in Cork, Ireland include primarily architect costs, lease termination costs associated with equipment leased by contractors, and lease termination costs for temporary housing used by contractor personnel.

     Certain facilities including design centers in California, as well as manufacturing facilities in Thailand continued in use after restructuring amounts were recorded. The Moorpark, California product design center remained in use for six months after the write-down of leasehold improvements and equipment totaling $9 million. This facility has been subleased for a portion of the remaining minimum lease term. One Thailand manufacturing facility continues to be utilized until a satisfactory agreement can be made with an external vendor to supply parts currently manufactured at this location. At the time the decision to exit this facility was made, the Company believed that it had identified a supplier for parts. It was subsequently determined that the supplier could not meet the Company's quality standards.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


6. RESTRUCTURING (CONTINUED)

     As of January 1, 1999, the Company's planned workforce reduction associated with the fiscal 1998 restructuring had been completed. The implementation of the 1998 restructuring plan was substantially complete as of July 2, 1999.

     The following table summarizes the Company's restructuring activities:




                          SEVERANCE                            INTANGIBLES
                             AND        EXCESS                   & OTHER       CONTRACT
                           BENEFITS   FACILITIES   EQUIPMENT     ASSETS     CANCELLATIONS     OTHER      TOTAL
                         ----------- ------------ ----------- ------------ --------------- ---------- -----------
                                                              (IN MILLIONS)
FY1998 restructuring
 charge ................    $ 56        $ 78        $  137       $  11          $ 43         $ 21       $ 346
FY1999 restructuring
 charge ................       9          19            37           4             1            1          71
Cash charges ...........     (58)        (23)           --          --           (38)         (12)       (131)
Non-cash charges .......      --         (59)         (174)        (15)           --           --        (248)
Adjustments and
 reclassifications .....      (3)          3            --          --            (3)           1          (2)
                            -------     ----        ------       -----          -------      ----       --------
Reserve balances,
 July 2, 1999 ..........    $  4        $ 18            --       $  --          $  3         $ 11       $  36
FY2000 restructuring
 charge ................      88          40            81          --             2            5         216
Cash charges ...........     (67)        (11)           --          --            --           (2)        (80)
Non-cash charges .......      --         (29)          (81)         --            --           --        (110)
Adjustments and
 reclassifications .....      (2)         (8)           --          --            --            1          (9)
                            -------     -------     ------       -----          ------       ------     --------
Reserve balances,
 June 30, 2000 .........    $ 23        $ 10        $   --       $  --          $  5         $ 15       $  53
                            ======      ======      ======       =====          ======       ======     =======

7. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components. The Company operates in a single industry segment, disc drives. The CEO evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales. The Company does not evaluate or allocate assets or depreciation by operating segment, nor does the CEO evaluate segments on these criteria. The CEO has been identified as the Chief Operating Decision Maker as defined by Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and related Information".

     In fiscal 2000, 1999 and 1998, Compaq Computer Corporation accounted for more than 10% of combined consolidated revenue for a total of $1.100 billion, $1.144 billion, and $873 million, respectively.

     Enterprise-wide information is provided in accordance with SFAS No. 131. Long-lived assets consist of property, equipment and leasehold improvements, capital leases, equity investments, goodwill and other intangibles, and other non-current assets as recorded by the Company's operations in each area.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


7. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

     The following table summarizes the Company's operations by geographic area:




                                             2000        1999        1998
                                          ---------   ---------   ---------
                                                    (IN MILLIONS)
   Revenue from external customers: (1)
     United States ....................    $2,637      $2,988      $3,225
     The Netherlands ..................     1,302       1,291       1,445
     Singapore ........................     1,376       1,192       1,063
     Other ............................       743         681         512
                                           ------      ------      ------
     Combined consolidated ............    $6,058      $6,152      $6,245
                                           ======      ======      ======
   Long-lived Assets:
     United States ....................    $1,391      $  754      $  712
     Singapore ........................       392         546         607
     Other ............................       605         640         616
                                           ------      ------      ------
     Combined consolidated ............    $2,388      $1,940      $1,935
                                           ======      ======      ======

----------
(1) Revenue is attributed to countries based on the shipping location.



8. ACCUMULATED OTHER COMPREHENSIVE INCOME

     The Company records unrealized gains and losses on the mark-to-market of its investments as a component of accumulated other comprehensive income. As of June 30, 2000 and July 2, 1999, total accumulated other comprehensive income
(loss) was $86 million and $(7) million, respectively. During fiscal 2000, several marketable equity securities held by the Company including SanDisk Corporation, Gadzoox Networks, Inc., Veeco Instruments, Inc., and Lernout & Hauspie Speech Products N.V. were included in this mark-to-market calculation resulting in a $95 million unrealized gain, net of taxes. No such similar amounts were recorded in fiscal 1999. Such investments are subject to changes in valuation based upon the market price of their common stock. Between June 30, 2000 and August 9, 2000, these investments, excluding the investment in SanDisk which was sold during the same period, had temporarily decreased in fair value by $56 million, net of taxes. In July 2000, the Company sold its remaining investment in SanDisk for net proceeds of approximately $105 million.


     The components of accumulated other comprehensive income (loss), net of related tax, at June 30, 2000 and July 2, 1999 were as follows:




                                                                JUNE 30,      JULY 2,
                                                                  2000         1999
                                                               ----------   ----------
                                                                    (IN MILLIONS)
     Unrealized gain (loss) on securities ..................      $ 88         $ (5)
     Foreign currency translation adjustments ..............        (2)          (2)
                                                                  ------       ------
     Accumulated other comprehensive income (loss) .........      $ 86         $ (7)
                                                                  =====        =====

     Accumulated other comprehensive income as of June 30, 2000 includes deferred tax liabilities of $57 million.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS

     Leases -- The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2019 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

     Future minimum lease payments for operating leases with initial or remaining terms of one year or more were as follows at June 30, 2000:


                                     (IN MILLIONS)
  2001 ..........................        $ 36
  2002 ..........................          29
  2003 ..........................          23
  2004 ..........................          20
  2005 ..........................          17
  After 2005 ....................         129
                                         ----
                                         $254
                                         ====

     Total rent expense for all land, facility and equipment operating leases was approximately $36 million, $42 million, and $48 million for 2000, 1999 and 1998, respectively.

     Capital Expenditures -- The Company's commitments for construction of manufacturing facilities and equipment approximated $51 million at June 30, 2000.


10. SUPPLEMENTAL CASH FLOW INFORMATION




                                                        2000       1999        1998
                                                       ------   ---------   ---------
                                                               (IN MILLIONS)
       Cash Transactions:
        Cash paid for interest .....................    $ 52     $   52       $52
        Cash paid for income taxes, net of
          refunds ..................................     577       (109)       (1)
       Non-Cash Transactions:
        Acquisition of XIOtech Corporation .........    $359     $   --       $--

     The components of depreciation and amortization expense are as follows:





                                              2000     1999      1998
                                             ------   ------   -------
                                                   (IN MILLIONS)
                                             -------------------------
       Depreciation ......................    $586     $585     $540
       Amortization:
        Goodwill and intangibles .........      36       20       21
        Deferred compensation ............       6       10        8
        Other assets .....................      38       61       51
                                              ----     ----     ----
                                              $666     $676     $620
                                              ====     ====     ====


11. LITIGATION

     The following discussion contains forward-looking statements. These statements relate to our legal proceedings described below. Litigation is inherently uncertain and may result in adverse rulings

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


11. LITIGATION (CONTINUED)

or decisions. Additionally, we may enter into settlements or be subject to judgments that may, individually or in the aggregate, have a material adverse effect on our results of operations. Accordingly, actual results could differ materially from those projected in the forward-looking statements.

     Following our announcement of the transactions, a number of our stockholders filed lawsuits against us, the individual members of our board of directors, some of our executive officers, VERITAS and Silver Lake. The complaints filed in Delaware were consolidated into one action on April 18, 2000. On May 22, 2000, the Delaware Chancery Court certified the Delaware action as a class action. The Delaware plaintiffs filed an amended complaint and moved for a preliminary injunction on September 11, 2000. In California, three complaints were filed in Santa Clara County Superior Court and two complaints were filed in Santa Cruz County Superior Court. The complaints in both jurisdictions all essentially allege that the members of our board of directors breached their fiduciary duties to our shareholders by entering into the transactions. The complaints also allege that the directors and executive officers have conflicting financial interests and did not secure the highest possible price for our shares. All the complaints were styled as class actions, and sought to enjoin the transactions and secure damages from all defendants. Between March 30 and October 27, 2000, one of the California complaints was voluntarily dismissed and the others were coordinated in Santa Clara County. On October 13, 2000, a Memorandum of Understanding, or MOU, was signed regarding settlement with all defendants on behalf of the shareholder class. The shareholders approved the transactions on November 21, 2000 and the transactions closed on November 22, 2000. After the transactions closed in November 2000, the four remaining California actions were dismissed with prejudice.

     A final Stipulation of Settlement was executed in early January 2001. The Delaware Chancery Court approved the settlement and entered an order of judgement on April 12, 2001. If no appeal is filed within 30 days, the judgment will be final. The primary elements of the Stipulation of Settlement are the following:

   o Suez Acquisition Company and the investor group agreed to increase the cash purchase price under the stock purchase agreement by $50 million. This amount:

     - was funded by the investor group on the closing of the transactions into an escrow account held by VERITAS, pending its distribution to our shareholders, if specified conditions are satisfied as discussed below;

     - will be paid to our shareholders as additional consideration if the order of judgment by the Delaware Chancery Court is not appealed and becomes final and the Delaware lawsuit and the California lawsuits are dismissed with prejudice; and -

     - plus interest, will be returned to New SAC in the event that VERITAS determines, in its reasonable judgment, that the conditions to the release of the amount have become incapable of being satisfied.

   o New SAC paid $15.25 million in attorneys' fees awarded to plaintiffs' counsel by the Delaware Chancery Court into an escrow account. That amount will be paid from escrow to plaintiffs' counsel when the judgment is final.

   o The merger agreement was amended to 1) reduce the maximum amount that may be required to be held in escrow to cover our potential tax liabilities from $300 million to $150 million, and 2) change some provisions regarding VERITAS' payment of the consideration for the merger.


   o The settlement is binding on all members of the shareholder class.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


11. LITIGATION (CONTINUED)

 INTELLECTUAL PROPERTY LITIGATION

     Papst Licensing, GmbH -- Papst has given us notice that it believes various of our former Conner Peripherals, Inc. rigid disc drives infringe several of its patents covering the use of spindle motors in rigid disc drives. We believe that the accused former Conner disc drives do not infringe any valid and/or enforceable claims of the Papst patents. We believe that subsequent to the merger with Conner, our earlier paid-up license under Papst's patents extinguished any ongoing liability. We also believe we enjoy the benefit of licenses granted by Papst to motor vendors of Conner. After closing of the transactions, Papst indicated that it could not consent to the assignment of the 1993 Papst-Seagate license to the new entity until it receives further information about the new business structure and that any of our drives would be assumed to be unlicensed. We are providing Papst with additional information regarding the new business structure.

     Convolve, Inc. -- On July 13, 2000, Convolve, Inc., and Massachusetts Institute of Technology filed a lawsuit, captioned Convolve, Inc. and Massachusetts Institute of Technology v. Compaq Computer Corp. and Seagate Technology, Inc. against Compaq Computer Corporation and Seagate Technology in the U.S. District Court for the Southern District of New York. It alleged patent infringement, misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve's Input Shaping (Registered Trademark) and Quick and QuietTM technology. The plaintiffs claim their technology is incorporated in our sound barrier technology, which was publicly announced on June 7, 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and punitive damages. We answered the complaint on August 2, 2000 and filed cross-claims for declaratory judgment that two Convolve/MIT patents are invalid and not infringed and that we own any intellectual property based on the information that we disclosed to Convolve. Plaintiffs' motion for expedited discovery was denied by the court. The court ordered plaintiffs to identify their trade secrets to defendants before discovery can begin. Convolve served a trade secrets disclosure on August 4, 2000, and Seagate Technology has challenged that disclosure as not containing any trade secrets. The court will appoint a Special Master to review the trade secret issues, and the parties have presented candidates to the court. We believe this matter is without merit and intend to defend it vigorously.

     Storage Computer Corporation -- On March 22, 2001, Storage Computer Corporation filed suit in the U.S. District Court for the Northern District of Texas, Civil Action No. 3-01CV0555-M, entitled Storage Computer Corporation v. XIOtech Corporation and Seagate Technology, Inc. The complaint alleges that XIOtech's MAGNITUDETM product infringes U.S. Patent No. 5,893,919 and that Seagate Technology induces infringement of the patent by promoting and marketing XIOtech's MAGNITUDETM product, particularly through a hyperlink on Seagate Technology's internet website to XIOtech's internet website. We have engaged outside counsel to evaluate the claims in the suit. The ultimate outcome of this litigation is fact intensive and cannot be determined and remains uncertain. The ultimate resolution of this matter could have a material adverse impact on New SAC's financial condition, results of operations, and cash flows.

 LABOR LILTIGATION

     White -- On March 15, 2000 Royston White filed a breach of contract action against Seagate Technology in Oklahoma State Court. The complaint is styled as a class action, and White, as the sole named defendant, alleges that some 600 former employees have been damaged through breach of separation and release agreements entered into in connection with a work force reduction. Discovery is ongoing and a trial date has not yet been set. We have filed a summary judgment motion, although the court has not set a hearing date yet. We believe we have substantive defenses and will pursue such defenses vigorously.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


11. LITIGATION (CONTINUED)

OTHER MATTERS


     We are involved in a number of other judicial and administrative proceedings incidental to our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.


12. SUBSEQUENT EVENTS


     On November 22, 2000, under the stock purchase agreement, New SAC, the successor to Seagate Technology, completed the purchase of all of the operating assets and assumption of operating liabilities of Seagate Technology and its consolidated subsidiaries. The net purchase price was $1.840 billion in cash, including transaction costs of approximately $25 million. Seagate Technology designed, developed and manufactured rigid disk drives, enterprise management software, storage area networks, and removable tape storage solutions. Immediately thereafter, in a separate transaction, Seagate Technology and VERITAS completed their merger under the Merger Agreement. At the time of the merger, Seagate Technology's assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Technology, VERITAS and New SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology, including the Company, agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the stock purchase agreement and the Merger Agreement.




     We accounted for the transactions as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: (1) the rigid disc drive business (HDD, which is now Seagate Technology Holdings), which includes the storage area networks business (SAN, which is now Seagate Technology SAN Holdings), (2) the removable storage solutions business (RSS, which is now Seagate Removable Storage Solutions Holdings), (3) the software business (Crystal Decisions), and (4) an investment holding company (STI). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


12. SUBSEQUENT EVENTS (CONTINUED)

     The table below summarizes the allocation of net purchase price as it relates to the Company:



                                                     LIFE       ESTIMATED
DESCRIPTION                                        IN YEARS    FAIR VALUE
------------------------------------------------- ---------- --------------
                                                              (IN MILLIONS)
                                                             --------------
       Net current assets (1) (5) ...............                $  873
       Other long-lived assets (2) ..............                    42
       Property, plant & equipment (3) ..........                   764
       Identified intangibles:
       Trade names (5) ..........................      10            47
       Developed technologies (5) ...............     3-7            50
       Assembled workforces (5) .................     1-3            43
       Other ....................................       5             1
                                                                 ------
        Total identified intangibles ............                   141
       Long-term deferred taxes (5) .............                   (70)
       Long term liabilities ....................                  (122)
                                                                 ------
        Net assets ..............................                 1,628
       In-process research & development (6) ....                    52
                                                                 ------
        Net Purchase Price ......................                $1,680
                                                                 ======

----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Short-term investments were valued based on quoted market prices. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

      Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.

(2) Acquired other long-lived assets were principally comprised of security deposits and service repair inventories recorded with estimated fair values generally approximating the recorded historic book value.

(3) New SAC obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued considering location, size, expected use, physical condition and current market conditions and discussions with knowledgeable company personnel.

(4) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, long-term investments, and acquired intangible assets over their related tax basis. New SAC has $350 million of federal and state deferred tax assets for which a full valuation allowance has been established.

(5) New SAC obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


12. SUBSEQUENT EVENTS (CONTINUED)

   assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

     Trade names -- The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

     Developed technologies -- The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

     In-process research & development (IPR&D) -- The value of IPR&D was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement FAS No. 2, "Accounting for Research and Development Costs" and FAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed".

     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.

     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.

     At the valuation date, HDD's developmental projects focused on increasing capacity, reducing size and power consumption, improving performance and reliability, and reducing production costs. They were grouped into three categories. Those included in category one had completed conceptualization and there was substantial progress in coding, building, simulating, and testing the technologies functionality and performance. For those included in category two, subsystem requirements had been identified, design plans had been completed, and substantial progress had been made in coding and/or building the technologies. Those included in category three had completed design plans and system requirements. Based upon an analysis of efforts to date, developmental projects in these three categories were 70%, 50%, and 30% complete, respectively, and were scheduled for completion through out the period ended in fiscal 2003 at an additional estimated cost of $107 million.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of Seagate Technology had occurred at the beginning of fiscal 1999. The pro forma statements of operations for the six months ended December 29, 2000 and December 31, 1999, include the historical results of the Company in addition to the historical results of Seagate and are adjusted to reflect the new accounting basis for the assets and liabilities of the

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


12. SUBSEQUENT EVENTS (CONTINUED)

Company, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to Seagate's prior acquisitions. The pro forma financial results are as follows:




                                             FISCAL YEARS ENDED
                                             -------------------
                                              JUNE 30,   JULY 2,
                                                2000      1999
                                             ---------- --------
                                                (IN MILLIONS)
        Revenue ............................   $6,058    $6,152
        Income before income taxes .........      182       482
        Net income (loss) ..................      164       425

CAPITAL STOCK


     HDD's authorized share capital is $50,000 and consists of 50,000 common shares, par value $1.00, of which 2,000 shares were outstanding as of December 29, 2000.

     In February 2001, the Board of Directors of the Company, approved an amendment to the Articles of Association of Seagate Technology Holdings. Under the terms of the amendment, the Company's authorized share capital will consist of 600 million common shares, par value $0.00001, and 450 million preferred shares, par value $0.00001, of which 400 million shares will be designated Series A preferred shares.

     Common Shares--Holders of ordinary shares are entitled to receive dividends and distributions when and as declared by HDD's Board of Directors. Upon any liquidation, dissolution, or winding up of HDD, after required payments are made to holders of preferred shares, any remaining assets of HDD will be distributed ratably to holders of the common shares. Holders of common shares are entitled to one vote per share on all matters presented to HDD's shareholders.

     Preferred Shares -- The Board approved amendment allows the Company's Board of Directors to issue one or more series of preferred shares, at the time and for the consideration determined by the Board of Directors. Holders of preferred shares will be entitled to receive dividends and distributions when and as declared by the Company's Board of Directors on a basis equal to the Company's common shares. Upon any liquidation, dissolution, or winding up of the Company, the holders of preferred shares shall receive, out of any remaining, legally available assets of the Company, a liquidation preference of $2.30 per preferred share, less the aggregate amount of any distributions or dividends already made per preferred share. To the extent there are not sufficient remaining assets of the Company to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of the Company's remaining assets. Upon payment of the liquidation preference on each preferred share, the preferred shares shall be cancelled. Holders of preferred shares will have one vote per share and all such shares are convertible on a one-to-one basis into common shares.


DEFERRED COMPENSATION PLAN

     Members of the management group entered into rollover agreements in connection with the transactions. Under these agreements, members of the management group agreed not to receive the merger consideration for a portion of their Seagate Technology restricted common stock and options to purchase shares of Seagate Technology common stock, valued at approximately $184 million. In exchange for the management rollover, the members of the management group received the right to participate in a deferred compensation plan and receive unvested ordinary and preferred shares of New SAC granted under the 2000 Restricted Share Plan. The unvested preferred and ordinary shares vest as follows:

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


12. SUBSEQUENT EVENTS (CONTINUED)

    o one-third will vest on the first anniversary of the closing of the transactions;

    o one-third will vest proportionately each month over the next 18 months;
     and

    o the final one-third will vest on the date which is 30 months after the closing of the transactions.

     Of the total value of the management rollover, approximately $179 million relates to the restricted award grants. With respect to the restricted ordinary and preferred shares received in connection with the rollover agreements, New SAC will record and pushdown to the Company compensation expense of approximately $23 million, based on the fair value of the ordinary and preferred shares at the date of issuance, amortized over the 30 month vesting period using the graded vesting method.


LONG-TERM DEBT AND CREDIT FACILITIES

     Upon the closing of the transactions, subsidiaries of the Company entered into senior credit facilities with a syndicate of banks and other financial institutions. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

    o a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate in five years;

    o a $200 million term loan A facility with a maturity of five years; and

    o a $500 million term loan B facility with a maturity of six years.

     At the closing of the transactions, the Company did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. The Company drew the full amount of the term loan A facility and the term loan B facility on the closing of the transactions to assist in financing the acquisition of Seagate Technology's operating assets. Additional financing for the acquisition was obtained by New SAC through the issuance of ordinary and preferred shares with proceeds aggregating approximately $915.7 million.

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:


                              (IN MILLIONS)
  Fiscal 2001 ............        $   5
  2002 .....   ...........           23
  2003 .....   ...........           40
  2004 .....   ...........           50
  2005 .....   ...........           60
  Thereafter    ..........          522
                                  -----
  Total ....   ...........        $ 700
                                  =====

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as New SAC's consolidated financial position at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the transactions ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC, and certain of its subsidiaries, including HDD, are guarantors under the senior credit facilities. In addition, the majority of New SAC's, and certain of its subsidiaries', including HDD, assets have been pledged against the debt under this credit agreement New SAC, and certain of its subsidiaries have agreed to certain covenants under this agreement including restrictions on future

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


12. SUBSEQUENT EVENTS (CONTINUED)

equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     In connection with the closing and financing of the transactions, Seagate Technology International, a wholly owned subsidiary of the Company, issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. The Company, and certain of its subsidiaries are guarantors of the notes on a joint and several, whole and unconditional basis. In addition, New SAC, and certain of its subsidiaries including the Company have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.


13. RELATED PARTY TRANSACTIONS

     Historically, HDD has provided substantial services to other affiliated companies. Upon the closing of the stock purchase agreement by New SAC, these services continue to be provided by the Company through New SAC. The services provided generally include general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions, among others. HDD charges the Company for these services through corporate expense allocations. The amount of corporate expense allocations depends upon the total amount of allocable costs incurred by HDD on behalf of the Company less amounts charged as specific cost or expense rather than by allocation. Such costs have been proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by HDD's corporate marketing and general administrative departmental managers. Management believes that the allocations charged to other affiliated companies are reasonable. Allocations charged to other affiliated company's marketing and administrative expenses were $3.5 million for each of the three years ended June 30, 2000, July 2, 1999 and July 3, 1998 respectively.

     Purchases and sales to other affiliated companies were not material for any of the period presented.


14. CONDENSED FINANCIAL INFORMATION

     Seagate Technology Holdings, ("STH" or "the Company"), is a holding company without operations or assets. The Subordinated Debentures, see Note 12, were issued by Seagate Technology International, a wholly owned subsidiary of STH. The Subordinated Debentures are fully and unconditionally guaranteed on a joint and several basis by the Company and certain, but not all of its subsidiaries.

     The following tables present guarantor and non-guarantor condensed consolidating financial information for Seagate Technology Hard Disc Drive Business, an Operating Business of Seagate Technology, Inc., the predecessor to Seagate Technology Holdings, at July 2, 1999 and June 30, 2000, and the condensed consolidating results of its operations and its cash flows for the years ended July 3, 1998, July 2, 1999, and June 30, 2000. The information classifies the historic

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

subsidiaries of Seagate Technology Hard Disc Drive Business, an Operating Business of Seagate Technology, Inc., into parent, issuer, other guarantors, and other non-guarantors based upon the current classification of those subsidiaries and their successors under the provisions of the Subordinated Debentures.


     Seagate Technology Holdings Condensed Consolidating Financial Information


             CONDENSED CONSOLIDATING BALANCE SHEET AT JUNE 30, 2000
                                 (IN MILLIONS)




                                                      GUARANTORS
                                           ---------------------------------
                                               WHOLLY OWNED SUBSIDIARIES                                              TOTAL
                                           ---------------------------------         OTHER                           SEAGATE
                                            ISSUER        OTHER        SAN      NON-GUARANTORS     ELIMINATIONS     TECHNOLOGY
                                           --------   ------------   -------   ----------------   --------------   -----------
ASSETS
Cash and cash equivalents ..............    $  665       $ 187        $  7          $   9           $     --          $  868
Short term-investments .................     1,109          31                                                         1,140
Accounts receivable, net ...............       144         246           6            246                                642
Inter company accounts
 receivable ............................     6,034         617                      4,728            (11,379)             --
Affiliate accounts receivable ..........        28         (99)                        71                                 --
Inventories ............................       165         127           5            116                                413
Deferred income taxes ..................         5         208           6             (8)                               211
Other current assets ...................       111          37                          8                                156
                                            ------       ------                     -------                           ------
Current assets .........................     8,261       1,354          24          5,170            (11,379)          3,430
Property, plant and equipment,
 net ...................................       712         600           3            270                              1,585
Investments ............................       699       1,562                                        (2,261)             --
Goodwill and other intangibles .........        18          44         234             (2)                               294
Other non current assets ...............        34         445                         30                                509
                                            ------       ------                     -------                           ------
Total Assets ...........................    $9,724       $4,005       $261          $5,468          $(13,640)         $5,818
                                            ======       ======       ====          =======         ========          ======
LIABILITIES
Accounts payable .......................    $  429       $ 163        $  1          $  86           $     --          $  679
Inter company accounts payable               5,819         779                      4,778            (11,376)             --
Affiliate accounts payable .............         1          54                        (19)                                36
Accrued employee compensation                   34         125           8             15                                182
Accrued warranty .......................        --         124                                                           124
Accrued expenses .......................        71         226           3             25                                325
Accrued income taxes ...................         1          71                         (1)                                71
Current portion long-term debt .........        --          (4)                         4                                 --
                                            ------       --------                   -------                           ------
Current liabilities ....................     6,355       1,538          12          4,888            (11,376)          1,417
Deferred income taxes ..................        --         626          14                                               640
Inter company accounts payable                  --                       2                                (2)             --
Long term debt .........................         1         702                                                           703
Accrued warranty .......................                   109                                                           109
Other non current liabilities ..........         1           7                         (1)                                 7
                                            ------       -------                    --------                          ------
TOTAL LIABILITIES ......................     6,357       2,982          28          4,887            (11,378)          2,876
Business Equity ........................     3,367       1,023         233            581             (2,262)          2,942
                                            ------       -------      ----          -------         ----------        ------
Total liabilities and business
 equity ................................    $9,724       $4,005       $261          $5,468          $(13,640)         $5,818
                                            ======       =======      ====          =======         ==========        ======

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 2000
                                 (IN MILLIONS)





                                                  GUARANTORS
                                      -----------------------------------
                                                                                                             SEAGATE
                                           WHOLLY OWNED SUBSIDIARIES                                       TECHNOLOGY
                                      -----------------------------------       OTHER                        AND ITS
                                         ISSUER        OTHER       SAN     NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                      ------------ ------------ --------- ---------------- -------------- ------------
Revenue .............................    $6,360       $3,362     $   13        $3,472         $ (7,149)      $6,058
Cost of revenue .....................    6,285        2,502           9         3,173           (7,149)      4,820
Cost of revenue from affiliates .....        8           12                       (20)                          --
Product development .................       18          478           2           165                          663
Marketing and administrative ........       34          294          15            66                          409
Amortization of goodwill and
 other intangibles ..................        4           12          17                                         33
In-process research and
 development ........................       --                      105                                        105
Restructuring .......................      113           80                        13                          206
Unusual items .......................                    64                        43                          107
                                                      ------                   ------                        ------
 Total Operating Expenses ...........    6,462        3,442         148         3,440           (7,149)      6,343
                                         ------       ------     ------        ------         --------       ------
 Income (Loss) from
   Operations .......................     (102)         (80)       (135)           32               --        (285)
Interest Income .....................       59           42                                                    101
Interest Expense ....................        2          (54)                                                   (52)
Gain on sale of SanDisk stock .......                   679                                                    679
Gain on exchange of certain
 investments in equity
 securities .........................                   199                                                    199
Other, net ..........................        2           (3)                                                    (1)
                                         ------       --------                                               --------
 Other Income (Expense), net                63          863          --            --               --         926
Income (loss) before income
 taxes ..............................      (39)         783        (135)           32                          641
Benefit (provision) for income
 taxes ..............................         (2)      (261)          7           (19)                        (275)
                                         --------     -------    ------        ------                        -------
 Net Income (Loss) ..................    $ (41)       $ 522      $ (128)       $   13         $     --       $ 366
                                         =======      =======    ======        ======         ========       =======

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                         FOR YEAR ENDED JUNE 30, 2000






                                                            GUARANTORS                                                  SEAGATE
                                              --------------------------------------                                  TECHNOLOGY
                                                     WHOLLY OWNED SUBSIDIARIES                                         HOLDINGS
                                              --------------------------------------       OTHER                        AND ITS
                                                  ISSUER        OTHER         SAN     NON-GUARANTORS   ELIMINATIONS   PREDECESSOR
                                              ------------- ------------- ---------- ---------------- -------------- ------------
Net cash provided by (used in)
 operating activities .......................       545          (401)          (2)         84              --            226
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements .....................      (186)         (294)          (2)        (83)                          (565)
Purchases of short-term investments .........    (3,069)         (283)                                                 (3,352)
Maturities and sales of short-term
 investments ................................     3,054           375                                                   3,429
Proceeds from sale of SanDisk stock .........        --           681                                       (1)           680
Intercompany investments ....................       (40)       (1,408)                      51           1,397            --
Other, net ..................................         6           (16)          (2)         (9)              2            (19)
                                                 ------        ------           ---        ------         -------      ------
 Net cash provided by (used in)
  investing activities ......................      (235)         (945)          (4)        (41)          1,398           173
                                                 ------        ------           ---        -----          -------      ------
FINANCING ACTIVITIES
Net change in investment by Seagate
 Technology, Inc. ...........................        --           117                                                    117
Other, net ..................................        --            (6)           2          (5)             (5)          (14)
                                                 ------        ---------       ---         ------         -------      ------
 Net Cash Provided by (Used In)
  Financing Activities ......................        --           111            2          (5)             (5)          103
                                                 ------        --------        ---         ------         -------      ------
Effect of exchange rate changes in
 cash and cash equivalents ..................        (2)           --           --          --              --            (2)
Increase (Decrease) in Cash and Cash
 Equivalents ................................       308        (1,235)          (4)         38           1,393           500
Cash and Cash equivalents at the
 Beginning of the Period ....................       185           158           --          25              --           368
                                                 --------      --------       ----         -----          -------      --------
 End of the Period ..........................   $   493       $(1,077)       $  (4)       $ 63           1,393           868
                                                =========     =========      =====        ======          =======      ========

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)


               CONDENSED CONSOLIDATED BALANCE SHEET JULY 2, 1999

                                 (IN MILLIONS)



                                                        GUARANTORS
                                                   ---------------------                                         SEAGATE
                                                       WHOLLY OWNED                                            TECHNOLOGY
                                                       SUBSIDIARIES                                             HOLDINGS
                                                   ---------------------         OTHER                           AND ITS
                                                    ISSUER       OTHER      NON-GUARANTORS     ELIMINATIONS    PREDECESSOR
                                                   --------   ----------   ----------------   -------------   ------------
ASSETS
Cash and cash equivalents ......................    $  185      $  158          $  25           $     --         $  368
Short-term investments .........................     1,103         123              1                             1,227
Accounts receivable, net .......................     5,236         734          2,812             (7,988)           794
Affiliate accounts receivable ..................        71        (230)           171                                12
Inventories ....................................       162         188             89                               439
Deferred income taxes ..........................         3         249            (12)                              240
Other current assets ...........................        22          76              4                               102
                                                    ------      ------          -----                            ------
 Total Current Assets ..........................     6,782       1,298          3,090             (7,988)         3,182
                                                    ------      ------          -----           --------         ------
Property, equipment, and leasehold
 improvements, net .............................       846         543            279                             1,668
Investments ....................................       659         893             37             (1,589)            --
Goodwill and other intangibles, net ............        23          65                                               88
Other assets ...................................        50         112             22                               184
                                                    ------      ------          -----                            ------
 Total Assets ..................................    $8,360      $2,911          $3,428          $ (9,577)        $5,122
                                                    ======      ======          ======          ========         ======
LIABILITIES
Accounts payable ...............................     5,210       1,114          2,331             (7,988)           667
Accrued employee compensation ..................        40         127              4                               171
Accrued expenses ...............................        59         268             46                               373
Accrued warranty ...............................        --         157                                              157
Accrued income taxes ...........................         1          44             (2)                               43
Current portion of long-term debt ..............        --                          1                                 1
                                                    ------                      -------                          ------
 Total Current Liabilities .....................     5,310       1,710          2,380             (7,988)         1,412
                                                    ------      ------          -------         --------         ------
Deferred income taxes ..........................        --         488             (2)                              486
Accrued warranty ...............................        --         123                                              123
Other liabilities ..............................         1          10             25                                36
Long-term debt, less current portion ...........         1         702                                              703
                                                    ------      ------                                           ------
 Total Liabilities .............................     5,312       3,033          2,403             (7,988)         2,760
                                                    ------      ------          -------         --------         ------
Business Equity ................................     3,048        (122)         1,025             (1,589)         2,362
STOCKHOLDERS' EQUITY
 Total Liabilities and Business Equity .........    $8,360      $2,911         $3,428          $ (9,577)        $5,122
                                                    ======      ======          =======         ========         ======

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
                THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 2, 1999
                                 (IN MILLIONS)






                                                      GUARANTORS                                                  SEAGATE
                                             ---------------------------                                        TECHNOLOGY
                                              WHOLLY OWNED SUBSIDIARIES                                          HOLDINGS
                                             ---------------------------         OTHER                            AND ITS
                                                ISSUER          OTHER       NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                             ------------   ------------   ----------------   --------------   ------------
Revenue ..................................      $6,450         $4,021           $3,727           $ (8,046)        $6,152
Cost of revenue ..........................      6,200          3,156            3,592              (8,046)         4,902
Product development ......................         17            549                                                 566
Marketing and administrative .............         33            248               36                                317
Amortization of goodwill and other
 intangibles .............................          3             15                2                                 20
In-process research and development ......         --              2                                                   2
Restructuring ............................         36             11               12                                 59
Unusual items ............................         --             75                                                  75
                                                ------         ------                                             ------
 Total operating expenses ................      6,289          4,056            3,642              (8,046)         5,941
 Income (loss) from operations ...........        161            (35)              85                  --            211
Interest income ..........................         65             31                6                                102
Interest expense .........................         --            (48)                                                (48)
Other, net ...............................         (1)            11                                                  10
                                                --------       ------                                             ------
 Other income (expense), net .............         64             (6)               6                  --             64
                                                -------        --------         ------           --------         ------
Income (loss) before income taxes ........        225            (41)              91                  --            275
Benefit (provision) for income taxes .....         --            (53)              (8)                               (61)
                                                -------        -------          --------                          ------
 Net income (loss) .......................      $ 225          $ (94)           $  83            $     --         $  214
                                                =======        =======          =======          ========         ======

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                          FOR YEAR ENDED JULY 2, 1999




                                                          GUARANTORS                                                   SEAGATE
                                                -----------------------------                                        TECHNOLOGY
                                                  WHOLLY OWNED SUBSIDIARIES                                           HOLDINGS
                                                -----------------------------         OTHER                            AND ITS
                                                    ISSUER          OTHER        NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                                -------------   -------------   ----------------   --------------   ------------
Net cash provided by (used in)
 operating activities .......................     $     2         $   364           $   838            $  649         $ 1,853
INVESTING ACTIVITIES
Acquisition of property, equipment and
 leasehold improvements .....................        (303)            (83)             (205)                             (591)
Purchases of short-term investments .........      (4,793)                           (1,803)                           (6,596)
Maturities and sales of short-term
 investments ................................       4,747                             1,772                             6,519
Intercompany investments ....................         630             (18)             (575)              (37)             --
Other, net ..................................          (3)              1               (25)                              (27)
                                                  ----------      -------           -------                           -------
 Net cash provided by (used in)
  investing activities ......................         278            (100)             (836)              (37)           (695)
                                                  ---------       -------           -------            ------         -------
FINANCING ACTIVITIES
Net change in investment by Seagate
 Technology, Inc. ...........................        (553)         (1,748)            1,478              (646)         (1,469)
Intercompany loans ..........................          --                                34               (34)             --
Other, net ..................................          (5)                               (3)               34              26
                                                  ----------                        ----------         ------         -------
 Net Cash Provided by (Used In)
  Financing Activities ......................        (558)         (1,748)            1,509              (646)         (1,443)
                                                  ---------       -------           ---------          ------         -------
Effect of exchange rate changes on
 cash and cash equivalents ..................          (2)             (1)             --                --                (3)
Increase (decrease) in cash and cash
 equivalents ................................        (280)         (1,485)            1,511               (34)           (288)
Cash and cash equivalents at the
 beginning of the year ......................         466              43               147                --             656
                                                  ---------       ---------         ---------          ------         ---------
Cash and cash equivalents at the
 end of the year ............................     $   186          (1,442)          $ 1,658            $  (34)        $   368
                                                  =========       =========         =========          ======         =========

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 3, 1998
                                 (IN MILLIONS)


                                                   GUARANTORS
                                             ----------------------                                          SEAGATE
                                                  WHOLLY OWNED                                             TECHNOLOGY
                                                  SUBSIDIARIES                                              HOLDINGS
                                             ----------------------         OTHER                            AND ITS
                                               ISSUER       OTHER      NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                             ----------   ---------   ----------------   --------------   ------------
Revenue ..................................     $6,314      $4,612          $4,031           $ (8,729)        $6,228
Revenue from affiliates ..................          2          15                                                17
                                               ------      ------                                            ------
 Total revenue ...........................      6,316       4,627          4,031              (8,729)         6,245
Cost of revenue ..........................      6,249       4,082          3,900              (8,729)         5,502
Cost of revenue from affiliates ..........                     12              9                                 21
                                                           ------          ------                            ------
                                                6,249       4,094          3,909              (8,729)         5,523
Product development ......................         25         487             43                                555
Marketing and administrative .............         55         212             41                                308
Amortization of goodwill and other
 intangibles .............................          5          14              2                                 21
In-process research and development ......                                   216                                216
Restructuring ............................         64         259             24                                347
Unusual items ............................        (16)        210           (216)                               (22)
                                               ------      ------          ------                            ------
 Total operating expenses ................      6,382       5,276          4,019              (8,729)         6,948
 Income (loss) from operations ...........        (66)       (649)            12                  --           (703)
Interest income ..........................        (40)         50             88                                 98
Interest expense .........................         12         (49)           (14)                               (51)
Other, net ...............................        (98)        (65)            97                                (66)
                                               ------      ------          ------                            ------
 Other income (expense), net .............       (126)        (64)           171                  --            (19)
                                               ------      ------          ------           --------         ------
Income (loss) before income taxes ........       (192)       (713)           183                  --           (722)
Benefit (provision) for income taxes .....                    193             (2)                               191
                                                           ------          --------                          ------
 Net Income (loss) .......................     $ (192)     $ (520)         $ 181            $     --         $ (531)
                                               ======      ======          =======          ========         ======

SEAGATE TECHNOLOGY HARD DISC DRIVE BUSINESS, AN OPERATING BUSINESS OF SEAGATE
        TECHNOLOGY, INC., THE PREDECESSOR TO SEAGATE TECHNOLOGY HOLDINGS


               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


14. CONDENSED FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          FOR YEAR ENDED JULY 3, 1998




                                                      GUARANTORS
                                                ----------------------                                          SEAGATE
                                                     WHOLLY OWNED                                             TECHNOLOGY
                                                     SUBSIDIARIES                                              HOLDINGS
                                                ----------------------         OTHER                            AND ITS
                                                 ISSUER       OTHER       NON-GUARANTORS     ELIMINATIONS     PREDECESSOR
                                                --------   -----------   ----------------   --------------   ------------
Net cash provided by (used in)
 operating activities .......................       304          433             (231)            (74)             432
INVESTING ACTIVITIES:
Acquisition of property, equipment and
 leasehold improvements .....................      (115)        (306)            (272)                            (693)
Purchases of short-term investments .........      (455)      (2,713)          (1,642)                          (4,810)
Maturities and sales of short-term
 investments ................................       382        2,481            2,026                            4,889
Acquisition of Quinta .......................                                    (194)                            (194)
Equity investments ..........................                                     (27)             27
Intercompany investments ....................       211         (443)             (48)            280
Other, net ..................................         2                            22             (36)             (12)
                                                   ----                        ------             ---           ------
Net cash provided by (used in)
 investing activities .......................        25         (981)            (135)            271             (820)
FINANCING ACTIVITIES:
Net change in investing by Seagate
 Technology, Inc. ...........................      (353)         449              105            (239)             (38)
Other, net ..................................                    (14)                              42               28
                                                              ------                             ----           ------
 Net cash provided by (used in)
  financing activities ......................      (353)         435              105            (197)             (10)
Effect of exchange rate changes on
 cash and cash equivalents ..................        --            6               --              --                6
Increase (decrease) in cash and cash
 equivalents ................................       (24)        (107)            (261)             --             (392)
Cash and cash equivalents at the
 Beginning of the period ....................        43          549              442              --            1,034
                                                   ----       ------           ------            ----           ------
 End of the period ..........................    $   19     $    442         $    181              --              642
                                                 ======     ========         ========            ====           ======

              SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSOR

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                (IN THOUSANDS)




                                                              SEAGATE TECHNOLOGY
                                                                 SAN HOLDINGS     PREDECESSOR
                                                             ------------------- ------------
                                                                 DECEMBER 29,      JUNE 30,
                                                               2000 (UNAUDITED)     2000(1)
                                                             ------------------- ------------
ASSETS (SEE NOTE 5)
Cash and cash equivalents ..................................      $  22,852       $    6,968
Accounts receivable, net of allowance for bad debts
 of $1,055 and $905.........................................         16,264            6,027
Inventories ................................................         10,167            4,893
Deferred income taxes ......................................             --            5,984
Prepaid expenses and other assets ..........................            189              259
                                                                  ---------       ----------
 Total current assets ......................................         49,472           24,131
Restricted cash ............................................            300              300
Property and equipment, net ................................          4,578            2,613
Goodwill and purchased intangibles, net ....................          7,894          233,794
                                                                  ---------       ----------
 Total assets (See Note 5) .................................      $  62,244       $  260,838
                                                                  =========       ==========
LIABILITIES
Accounts payable ...........................................      $   1,213       $      994
Accrued expenses ...........................................          4,925            2,517
Deferred revenue ...........................................          2,473            1,706
Accrued compensation and benefits ..........................          2,932            6,763
                                                                  ---------       ----------
 Total current liabilities .................................         11,543           11,980
Intercompany payable to New SAC or its Predecessor .........         25,403            1,695
Deferred income taxes ......................................             --           14,645
                                                                  ---------       ----------
 Total liabilities .........................................         36,946           28,320
                                                                  ---------       ----------
STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIT)
Common stock ...............................................              2               --
Additional paid-in capital .................................         52,856          359,413
Accumulated deficit ........................................        (27,560)        (126,895)
                                                                  ---------       ----------
 Total stockholders' equity (net capital deficit) ..........         25,298          232,518
                                                                  ---------       ----------
 Total liabilities and shareholders' equity ................      $  62,244       $  260,838
                                                                  =========       ==========

----------
(1)   Derived from audited financial statements.









See notes to consolidated condensed financial statements.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                     SEAGATE TECHNOLOGY
                                                        SAN HOLDINGS      PREDECESSOR   PRE-PREDECESSOR
                                                    ------------------- -------------- ----------------
                                                        PERIOD FROM       PERIOD FROM
                                                        NOVEMBER 23,     JULY 1, 2000     SIX MONTHS
                                                          2000 TO             TO             ENDED
                                                        DECEMBER 29,     NOVEMBER 22,    DECEMBER 31,
                                                            2000             2000            1999
                                                    ------------------- -------------- ----------------
Revenue ...........................................      $  11,183        $  20,588        $  6,675
Cost of goods sold (includes $113 and $3,462 of
 intangible amortization for the period from
 November 23, 2000 to December 29, 2000, and
 July 1, 2000 to November 22, 2000,
 respectively) ....................................          6,263            8,827           3,410
                                                         ---------        ---------        --------
Gross profit ......................................          4,920           11,761           3,265

Operating expenses:
 Product development ..............................            969            3,011           1,133
 Marketing and administrative .....................          6,995           27,907           4,966
 Amortization of goodwill and intangibles .........            154           13,638              --
 In-process research and development ..............         25,027               --              --
                                                         ---------        ---------        --------
Total operating expenses ..........................         33,145           44,556           6,099
                                                         ---------        ---------        --------
Loss from operations ..............................        (28,225)         (32,795)         (2,834)
Interest income ...................................            133              182             185
                                                         ---------        ---------        --------
Loss before benefit for income taxes ..............        (28,092)         (32,613)         (2,649)
Benefit for income taxes ..........................            532            8,464              --
                                                         ---------        ---------        --------
Net Loss ..........................................      $ (27,560)       $ (24,149)       $ (2,649)
                                                         =========        =========        ========

See notes to consolidated condensed financial statements.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)




                                                        SEAGATE TECHNOLOGY
                                                           SAN HOLDINGS      PREDECESSOR   PRE-PREDECESSOR
                                                       ------------------- -------------- ----------------
                                                           PERIOD FROM       PERIOD FROM
                                                           NOVEMBER 23,     JULY 1, 2000     SIX MONTHS
                                                             2000 TO             TO             ENDED
                                                           DECEMBER 29,     NOVEMBER 22,    DECEMBER 31,
                                                               2000             2000            1999
                                                       ------------------- -------------- ----------------
OPERATING ACTIVITIES
Net loss .............................................      $(27,560)        $ (24,149)       $ (2,649)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Depreciation and amortization .......................           362            17,441             202
 In-process research and development .................        25,027                --              --
 Deferred income taxes ...............................            --            (3,227)             --
 Compensation expense related to accelerated
   vesting of stock options ..........................            --             7,009              --
 Compensation expense related to options and
   warrants ..........................................            --                --             717
Changes in assets and liabilities:
   Accounts receivable ...............................        (8,120)           (2,118)         (1,218)
   Inventory .........................................         3,092            (5,953)           (701)
   Prepaid expenses and other assets .................            34                36             (32)
   Accounts payable and accrued expenses .............        (8,354)            7,142           1,251
   Deferred revenue ..................................           525               242              78
                                                            --------         ---------        --------
Net cash used in operating activities ................       (14,994)           (3,577)         (2,352)
INVESTING ACTIVITIES
 Purchase of property and equipment, net .............        (2,261)           (2,321)           (429)
FINANCING ACTIVITIES
Repayment of capital lease obligations ...............              (2)            (10)             --
Changes in intercompany payable to New SAC or
 its Predecessor .....................................        15,752             8,230              --
Cash contribution from Seagate Technology ............            --            15,067              --
Proceeds from issuance of common stock ...............            --                --               4
Proceeds from issuance of preferred stock ............            --                --           9,892
                                                            ----------       ---------        --------
Net cash provided by financing activities ............        15,750            23,287           9,896
                                                            ----------       ---------        --------
Net increase (decrease) in cash and cash
 equivalents .........................................        (1,505)           17,389           7,115
Cash and cash equivalents at beginning of period......        24,357             6,968           2,093
                                                            ----------       ---------        --------
Cash and cash equivalents at end of period ...........      $ 22,852         $  24,357        $  9,208
                                                            ==========       =========        ========

See notes to consolidated condensed financial statements.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

     Seagate Technology SAN Holdings (the "Company") was incorporated on August 10, 2000 in the Cayman Islands. The Company is wholly owned on an outstanding share basis by Seagate Technology (Cayman) Holdings, which itself is wholly owned on an outstanding share basis by New SAC (see Basis of Presentation). On November 22, 2000, Seagate Technology SAN Holdings acquired the assets and operations of XIOtech Corporation (the "Predecessor"), which had previously become a wholly owned subsidiary of Seagate Technology, Inc. (Seagate Technology) when it was acquired on January 28, 2000. The operations of the Company prior to November 22, 2000, are not significant. Prior to the acquisition by Seagate Technology, XIOtech Corporation was a privately held independent company and is referred to as the "Pre-Predecessor". XIOtech was originally incorporated on October 5, 1995 in the state of Minnesota. The Company's Predecessor and Pre-Predecessor are jointly referred to as The Predecessors.

     The Company and its Predecessors design, manufacture and market a centralized data storage system. This system is based on an exclusive set of sophisticated data management and data movement tools. It offers storage virtualization, multi-node server clustering, and zero backup window solutions. The main component of the system is MAGNITUDE, a fully implemented SAN (Storage Area Network). SANs are high speed data storage units that attach to servers in a network environment. SANs enable users to store their data as a network instead of just one server. MAGNITUDE is sold in a cabinet containing software-based architecture that allows the incorporation of all of the components of a SAN in one centralized configurations. The Company and its Predecessors also design, develop, and produce software, namely the REDI suite of software, which runs MAGNITUDE's software based architecture. The REDI software suite is application specific and gives customers the capability of better managing their data.


BASIS OF PRESENTATION

     On November 22, 2000, Seagate Technology; Seagate Software Holdings, Inc. ("Seagate Software"), a subsidiary of Old Seagate; and Suez Acquisition Company (Cayman) Limited ("SAC"), completed the stock purchase agreement and Seagate and VERITAS Software Corporation ("VERITAS") completed the agreement and plan of merger and reorganization, or the Merger Agreement. SAC was a limited liability company organized under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related acquisitions. SAC assigned all of its rights under the stock purchase agreement to New SAC. New SAC owns all the outstanding shares of Seagate Technology (Cayman) Holdings, who in turn owns all the outstanding shares of the Company.

     Under the stock purchase agreement, SAC agreed to purchase for $1.840 billion cash, including transaction costs of $25 million, all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's disc drive, storage area networks tape drive and software businesses and operations and certain cash balances, but excluding the approximately 128 million shares of VERITAS common stock held by Seagate Software and Seagate Technology's equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V. In addition, under the stock purchase agreement, SAC agreed to assume substantially all of the operating liabilities of Seagate Technology and its consolidated subsidiaries. In addition, the Company acquired Seagate Technology Investments, Inc., a subsidiary of Seagate Technology, which holds strategic equity investments in various companies.

     Immediately following the consummation of the SAC transaction, VERITAS acquired Seagate Technology and a wholly-owned subsidiary of VERITAS merged with and into Seagate Technology,

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

with Seagate Technology becoming a wholly-owned subsidiary of VERITAS. We refer to this transaction as the VERITAS Merger. VERITAS did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business. In the VERITAS Merger, the Seagate Technology stockholders received merger consideration consisting of VERITAS stock and cash.

     We refer to the transactions relating to the stock purchase agreement, the agreement and plan of merger and the VERITAS Merger as the Transactions.

     The consolidated condensed financial statements have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. For comparative purposes, the financial statement presentation includes the operations of the Predecessor through November 22, 2000 (the Pre-Predecessor before January 29, 2000), and the Company's operations from November 23, 2000 to December 29, 2000. Prior to November 23, 2000, the Company's operations were not significant. The Company and its Predecessors believe the disclosures included in the unaudited consolidated condensed financial statements, when read in conjunction with the financial statements of XIOtech as of June 30, 2000, and notes thereto, are adequate to make the information presented not misleading.

     The consolidated condensed financial statements reflect, in the opinion of management, all material adjustments necessary to summarize fairly the consolidated financial position, results of operations and cash flows for such periods. Such adjustments are of a normal recurring nature.

     The combined results of operations for the six-month period ended December 29, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 29, 2001.

     The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal year 2000 ended on June 30. The Pre-Predecessor's fiscal year ended on December 31.


SUPPLIER AND CUSTOMER CONCENTRATIONS

     A limited number of customers historically have accounted for a substantial portion of the Company's revenues. Percentage revenues from customers with more than 10% of sales were as follows (as a percentage of net sales):




                                                           PRE-PREDECESSOR
                                           -----------------------------------------------
                                             PERIOD FROM      PERIOD FROM
                                            NOVEMBER 23,        JULY 1,        SIX MONTHS
                                               2000 TO          2000 TO          ENDED
                                              DECEMBER       NOVEMBER 22,     DECEMBER 31,
                                                2000            2000(1)           1999
                                           --------------   --------------   -------------
Forsythe Solutions Group, Inc. .........         10%        *                       *
Bi-tech Solutions, Ltd. ................          *         *                      12%

----------
* Revenues from customers in these periods represent less than 10% of net sales.

(1)   There were no customers with revenues exceeding 10% of total revenues.

     Sales of the Company's products will vary as a result of fluctuations in market demand. Further, the SAN markets in which the Company competes are characterized by rapid technological change, evolving industry standards, declining average selling prices, and rapid technological obsolescence.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

     Certain of the raw materials and components used by the Company in the manufacture of its products are available from a limited number of suppliers. For example, all of the Company's SAN solution products require disk drives that are currently supplied by Seagate Technology (Cayman) Holdings.


USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates.

     Given the volatility of the markets in which the Company and its Predecessors participate, the Company and its Predecessors make adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancelations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.


CASH EQUIVALENTS

     Cash equivalents consist of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase. Cash equivalents consist of money market funds. The fair market value, based on quoted market prices, of cash equivalents is substantially equal to their carrying value at December 29, 2000 and June 30, 2000.


CONCENTRATION OF CREDIT RISK

     The Company's concentration of credit risk consists principally of cash, cash equivalents, and trade receivables. The Company's investment policy restricts investments to high-credit quality investments and limits the amounts invested with any one issuer. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Reserves are maintained for potential credit losses.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments primarily consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair market value.


RESEARCH AND DEVELOPMENT

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's and its Predecessors' product development process, technological feasibility is established upon the completion of a working model. To date, no costs have qualified for capitalization, and accordingly, the Company has charged all such costs to research and development expense in the accompanying statements of operations.


COMPREHENSIVE INCOME

     The Company's and its Predecessors' comprehensive net loss was the same as its net loss for all periods presented.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

STOCK-BASED COMPENSATION


     The Company and its Predecessors account for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO 25), and related interpretations.


RESTRICTED CASH


     The Company and its Predecessor have cash which is restricted by an irrevocable standby letter of credit in the amount of $400,000. Beginning on May 31, 2001, the letter of credit will decrease by $100,000 annually, thereby relieving the restriction of cash at the same rate. Prepaid expenses and other assets on the consolidated condensed balance sheets include $100,000 of restricted cash at both December 29, 2000 and June 30, 2000.


INVENTORIES


     Inventories are valued at the lower of cost or market. Cost is computed on a currently adjusted standard basis which approximates actual cost on a first-in, first-out basis. Inventory consists of the following at December 29, 2000 and June 30, 2000:




                              SEAGATE TECHNOLOGY
                                 SAN HOLDINGS       PREDECESSOR
                             -------------------   ------------
                                 DECEMBER 29,         JUNE 30
                                     2000             2000(1)
                             -------------------   ------------
                                       (IN THOUSANDS)
Inventories:
 Raw materials ...........         $ 5,268            $1,885
 Work-in-process .........             724               566
 Finished goods ..........           4,175             2,442
                                   -------            ------
                                   $10,167            $4,893
                                   =======            ======

----------
(1) The information in this column was derived from XIOtech Corporation's audited financial statements as of June 30, 2000.


LONG-LIVED ASSETS


     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally two to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)


                                                             SEAGATE TECHNOLOGY
                                                                SAN HOLDINGS       PREDECESSOR
                                                            -------------------   ------------
                                                                DECEMBER 29,        JUNE 30,
                                                                    2000             2000(1)
                                                            -------------------   ------------
                                                                      (IN THOUSANDS)
 Computer software ......................................         $  574             $  491
 Computer equipment .....................................          2,450              2,149
 Tooling ................................................             21                 64
 Leasehold improvements .................................            612                 35
 Office furniture and equipment .........................          1,015                180
                                                                  ------             ------
                                                                   4,672              2,919
 Less accumulated depreciation and amortization .........            (94)              (306)
                                                                  ------             ------
                                                                  $4,578             $2,613
                                                                  ======             ======

----------
(1) The information in this column was derived from XIOtech Corporation's audited financial statements as of June 30, 2000.


     Purchased intangibles mainly represent developed technology, assembled workforce, trade names and customer relationships acquired in the business combinations. Purchased intangibles are being amortized on a straight-line basis over their estimated useful life. The Company reviews purchased intangibles to assess recoverability from future operations using undiscounted cash flows. In management's opinion, no material impairment exists at December 29, 2000. Accumulated amortization of goodwill and purchased intangibles was approximately $268,000 and $20,354,000 as of December 29, 2000 and June 30, 2000, respectively.


ECONOMIC DEPENDENCE ON NEW SAC

     The Company and its Predecessors have incurred net losses since inception. To the extent future cash flows from operations are not sufficient to fund the Company's working capital needs and planned activities during the next twelve months, the company believes additional funding will be available from New SAC and Seagate Technology Holdings, an affiliated company and subsidiary of New SAC.


PUSHDOWN AND CARVEOUT ACCOUNTING

     One of New SAC's key employees provided services to the Company (prior to November 22, 2000 this individual was an employee of Seagate, and he provided services to the Predecessor). These services included general management, administrative, and legal functions. Certain expenses related to these services have been pushed down to properly reflect the operations of the Company and the Predecessor.


SEGMENT INFORMATION

     The Company and its Predecessors have applied SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or group, in deciding how to allocate resources and in assessing performance.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

     The Company and its Predecessor operate in one segment, storage area network products. The Company markets its products in the United States and in foreign countries through its sales personnel, dealers, and resellers. The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components of the market.


2. INCOME TAXES

     The federal Tax Allocation Agreement ("Tax Allocation Agreement") Xiotech had with Seagate Technology was terminated on November 22,2000 and we will no longer file federal income tax returns on a consolidated basis with Seagate Technology or U.S. affiliates of New SAC. We will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. Therefore, the U.S. affiliates of New SAC will not benefit from nor will they reimburse us pursuant to the Tax Allocation Agreement for federal tax losses we sustain subsequent to consummation of the SAC Transaction. In prior periods, we have received substantial cash payments for our tax losses utilized by Seagate Technology that we have used to reduce our obligation due to New SAC or its predecessor under the revolving loan agreement. As a result of the termination of the Tax Allocation Agreement, the Company may not be able to convert any future tax losses into cash.

     The provision for (benefit from) income taxes consisted of the following:




                                                  SEAGATE TECHNOLOGY
                                                     SAN HOLDINGS      PREDECESSOR   PRE-PREDECESSOR
                                                 ------------------- -------------- ----------------
                                                     PERIOD FROM       PERIOD FROM
                                                     NOVEMBER 23,     JULY 1, 2000     SIX MONTHS
                                                       2000 TO             TO             ENDED
                                                     DECEMBER 29,     NOVEMBER 22,    DECEMBER 31,
                                                         2000             2000            1999
                 (IN THOUSANDS)                  ------------------- -------------- ----------------
  Current:
  Federal ......................................       $   --           $ (2,382)          $--
  State ........................................         (532)              (437)           --
                                                       ------           --------           ---
  Total current tax expense/(benefit) ..........         (532)            (2,819)           --
                                                       ------           --------           ---
  Deferred:
  Federal ......................................           --             (4,710)           --
  State ........................................           --               (935)           --
                                                       ------           --------           ---
  Total deferred tax expense/(benefit) .........           --             (5,645)           --
                                                       ------           --------           ---
  Benefit from income taxes ....................       $ (532)          $ (8,464)          $--
                                                       ======           ========           ===

The proforma information assuming a tax provision/(benefit) based on a separate return basis is as follows:




                                                               SEAGATE TECHNOLOGY
                                                                  SAN HOLDINGS
                                                             ---------------------
                                                              FOR THE PERIOD FROM
                                                               NOVEMBER 23, 2000
                                                              TO DECEMBER 29, 2000
                                                             ---------------------
       Loss before income taxes ..........................         $ (28,092)
       Provision for (benefit from) income taxes .........                --
                                                                   ---------
       Net Loss ..........................................         $ (28,092)
                                                                   =========

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

The income tax benefits related to the exercise of certain employee stock options increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amount approximated $68,000 for the period from July 1, 2000 to November 22, 2000.


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:




                                                         SEAGATE
                                                        TECHNOLOGY
                                                       SAN HOLDINGS      PREDECESSOR
                                                   ------------------- --------------
(IN THOUSANDS)                                      DECEMBER 29, 2000   JUNE 30, 2000
-------------------------------------------------- ------------------- --------------
       DEFERRED TAX ASSETS
       Reserves and accrued expenses .............      $   3,699        $   2,787
       Deferred revenue ..........................             --              300
       Acquisition related items .................         10,397               --
       Net operating losses ......................          3,394            2,556
       Research and development credits ..........             58              397
                                                        ---------        ---------
       Total deferred tax assets .................         17,548            6,040
       Valuation allowance .......................        (17,468)              --
                                                        ---------        ---------
       Net Deferred Tax Assets ...................             80            6,040
       DEFERRED TAX LIABILITIES
       Acquisition related items .................              0          (14,645)
       Depreciation ..............................            (80)             (56)
                                                        ---------        ---------
       Total deferred tax liabilities ............            (80)         (14,701)
                                                        ---------        ---------
       Net Deferred Tax Assets/(Liabilities) .....      $      --        $  (8,661)
                                                        =========        =========


     In connection with the purchase of the operating assets of Seagate, approximately $10.4 million of the net deferred tax assets at December 29, 2000 represents the excess of tax basis over the fair values of the acquired property, plant and equipment, and liabilities assumed for which we expect to receive tax deductions in our federal and state returns in future periods. The realization of the Company's federal and state deferred tax assets will depend primarily on its ability to generate sufficient taxable income in the United States in future fiscal years, the timing and amount of which are uncertain. Due to these uncertainties the Company recorded a valuation allowance of $17.5 million for the deferred tax assets as of December 29, 2000. The Company anticipates that the tax benefits of $10.4 million of net deferred tax assets if realized, will result in an increased adjustment to the amount of unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense. In addition, the net operating loss and tax credit carryforwards are subject to further limitations on utilization due to the "change in ownership" provisions of Internal Revenue Code Section 382.


     As of December 29, 2000, Seagate Technology SAN Holdings has federal tax net operating loss carry-forwards of approximately $9.5 million that start expiring in fiscal 2010, if not used to offset future taxable income.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

     The reconciliation between the provision for (benefit from) income taxes at the U.S. statutory rate and the effective rate are summarized as follows:





                                                       SEAGATE TECHNOLOGY
                                                          SAN HOLDINGS          PREDECESSOR       PRE-PREDECESSOR
                                                     ---------------------- ------------------- ------------------
                                                           PERIOD FROM          PERIOD FROM
                                                        NOVEMBER 23, 2000     JULY 1, 2000 TO    SIX MONTHS ENDED
                                                      TO DECEMBER 29, 2000   NOVEMBER 22, 2000   DECEMBER 31, 1999
(IN THOUSANDS)                                       ---------------------- ------------------- ------------------
Provision (benefit) at U.S. statutory rate .........        $ (9,832)            $ (11,414)           $ (927)
State income tax provision (benefit), net of
  federal income tax benefit .......................            (346)                 (892)               --
Research and development credits ...................             (58)                 (181)               --
Non-deductible goodwill ............................              --                 3,955                --
Compensation expense ...............................              --                    --               251
Valuation allowance ................................           9,694                    --               662
Other ..............................................              10                    68                14
                                                            --------             ---------            ------
Provision for (benefit from) income taxes ..........        $   (532)            $  (8,464)           $   --
                                                            ========             =========            ======


3. RELATED PARTY TRANSACTIONS

     The Company conducts transactions with a number of New SAC subsidiaries. The Predecessor conducted a number of transactions with Seagate Technology.

     In the periods from November 23, 2000 to December 29, 2000 and from July 1, 2000 to November 22, 2000, the Company and its predecessor sold SAN products to New SAC totaling approximately $118,000 and $1,752,000, respectively.

     In the periods from November 23, 2000 to December 29, 2000 and from July 1, 2000 to November 22, 2000, the Company and its predecessor purchased disc drives from New SAC totaling approximately $1,336,000 and $2,895,000, respectively.

     The Company does not settle its intercompany balances (receivables and payables) on a current basis, and all purchases and sales are netted into the intercompany payable to New SAC or its Predecessor.


4. SALE OF SEAGATE TECHNOLOGY

     New SAC was organized solely for the purpose of entering into the Stock Purchase Agreement with Seagate Technology and Seagate Software Holdings. Similar to SAC, New SAC is controlled by Silver Lake Partners and Texas Pacific Group. Silver Lake Partners L.P. is a private investment firm headquartered in Menlo Park, California and New York, New York, the general partner of which is Silver Lake Technology Associates, L.L.C. Silver Lake Technology Associates L.L.C. is a Delaware limited liability company. New SAC financed the acquisition of the Seagate operating assets as follows:

    o Equity financing of $916 million from Silver Lake Partners, L.P., TPG Partners III, L.P., August Capital, Chase Capital Partners, GS Private Equity Partners, L.P. and other investors, including certain Seagate management personnel.

    o A senior secured credit facility of $700 million in the aggregate from the Chase Manhattan Bank, Goldman Sachs Credit Partners L.P. and Merrill Lynch Capital Corporation (in addition, a revolving loan facility was also issued with amounts available up to $200 million).

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

    o Senior subordinated notes of approximately $210 million issued by Seagate Technology International at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. Seagate Technology International is indirectly owned by SAC.

    o Certain cash reserves of Seagate Technology of approximately $149 million, net of estimated transaction costs of $100 million.

    o In lieu of receiving consideration in connection with the Merger, most of Seagate Technology's senior management team converted a portion of their unvested Seagate Technology options and restricted stock ("rollover equity") with an aggregate value of $184 million into deferred compensation and an equity interest in New SAC. Although the amount of cash that Seagate Technology received from New SAC was reduced by the aggregate value of this converted equity, the total merger consideration received by Seagate Technology stockholders on a per share basis was not reduced due to the cancellation of a number of Seagate Technology stock options equal in value to the $184 million in rollover equity.


5. DEBT GUARANTEES AND PLEDGE OF ASSETS


SENIOR SECURED CREDIT FACILITY

     On the closing of the Transaction, Seagate Technology International and Seagate Technology (US) Holdings, Inc., both subsidiaries of New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

    o a $200 million revolving credit facility for general corporate purposes, with a sub-limit of $100 million for letters of credit, which will terminate in five years;

    o a $200 million term loan A facility with a maturity of five years; and

    o a $500 million term loan B facility with a maturity of six years.

     At the closing of the transaction, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of Seagate Technology's operating assets, including the Predecessor.

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows (in thousands):




  Fiscal 2001 ...........   $  5,000
  2002 .....   ..........     22,500
  2003 .....   ..........     40,000
  2004 .....   ..........     50,000
  2005 .....   ..........     60,000
  Thereafter    .........    522,500
                            --------
  Total ....   ..........   $700,000
                            ========

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of New SAC at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the New SAC Transaction ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC and certain of its subsidiaries, including the Company and its subsidiaries are guarantors on a joint and several, whole and unconditional basis, under the senior credit facilities. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including the Company's assets and its capital stock, have been pledged against the debt under this credit agreement. New SAC, and certain of its subsidiaries, including the Company and its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, the Company, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of New SAC and its subsidiaries.

     The credit agreement provides for the release of the Company from its guarantee obligations, and asset pledge upon an approved transfer or sale of the Company's common stock, or an initial public offering of at least 10%, on a fully diluted basis, of the Company's voting common stock.


SENIOR SUBORDINATED NOTES

     In connection with the closing and financing of the New SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000, at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including the Company and its subsidiaries, are guarantors of the senior subordinated notes on a joint and several, whole and unconditional basis. In addition, New SAC and certain of its subsidiaries including the Company and its subsidiaries, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. The Company may be released from its guarantee obligation, if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until the Company and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.

     New SAC will not require the Company's cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.


6. PURCHASE ACCOUNTING

     New SAC accounted for the stock purchase agreement as a purchase in accordance with APB 16, "Business Combinations," All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: 1) the rigid disk drive business (HDD), 2) the storage area networks business
(SAN), which consists of the Company, 3) the removable storage solutions business (RSS), 4) the software

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

business CD, and 5) an investment holding company (ST). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.

     The estimated fair values of intangible assets acquired related to the Company adjusted for the negative goodwill allocations are as follows (in thousands):




                                                     LIFE       ESTIMATED
DESCRIPTION                                        IN YEARS     FAIR VALUE
-----------------------------------------------   ----------   -----------
Net current assets (1) ........................                 $ 26,911
Long term liabilities .........................                   (9,650)
Other long-lived assets .......................                       --
Property, plant & equipment (2) ...............                    2,412
Identified intangibles:
 Trade names (3) ..............................   5                1,088
 Developed technologies (3) ...................   4                5,441
 Assembled workforces (3) .....................   1                  544
 Other ........................................   1                1,088
                                                                --------
   Subtotal ...................................                    8,161
   Net assets .................................                   27,834
In-process research & development (3) .........                   25,027
                                                                --------
   Net Purchase Price .........................                 $ 52,861
                                                                ========

----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values of XIOtech. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold.

   Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values of XIOtech because of the monetary nature of most of the liabilities.

(2) New SAC obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Leasehold improvements were valued based upon discussions with knowledgeable personnel.

(3) New SAC obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.


     Trade Names -- The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

                                  (UNAUDITED)

     Developed Technologies -- The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

     In-process research and development -- The value of in-process research and development (IPR&D) was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement No. 2 (FAS), Accounting for Research and Development Costs and FAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.

     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reach technological feasibility and they had no alternative future use.

     At the valuation date, the Predecessor was in the process of developing two next generation versions of existing technologies, which, based on an effort to date, were 50% and 75% complete. Activities necessary to covert this IPR&D into commercially viable technologies include the writing and testing of code diagnostic software design development testing and system integration. The Company expects resultant products will be successfully developed in fiscal 2002 at an additional estimated cost of $1,000,000.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of the Predecessor had occurred at July 1, 1999. The pro forma statements of operations for the six months ended December 29, 2000, include the historical results of the Company for the period from November 23, 2000 to December 29, 2000 and the historical results of the Predecessor from July 1, 2000 to November 22, 2000 and are adjusted to reflect the new accounting basis for the assets and liabilities of the Company, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to the Predecessor. The pro forma Statement of Operations for the six months ended December 31, 1999 include the historical results of the Pre-Predecessor and are adjusted to reflect the new accounting basis for the assets and liabilities of the Company. The pro forma financial results are as follows (in thousands):




                                            SIX MONTHS ENDED
                                     ------------------------------
                                      DECEMBER 29,     DECEMBER 31,
                                          2000             1999
                                     --------------   -------------
Revenue ..........................     $  31,771        $  6,677
Loss before income taxes .........     $ (44,066)       $ (4,478)
Net loss .........................     $ (44,066)       $ (4,478)

             SEAGATE TECHNOLOGY SAN HOLDINGS AND ITS PREDECESSORS

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                                  (UNAUDITED)

7. LITIGATION


LEGAL PROCEEDINGS


     Storage Computer Corporation -- On March 22, 2001, Storage Computer Corporation filed suit in the U.S. District Court for the Northern District of Texas, Civil Action No. 3-01CV0555-M, entitled Storage Computer Corporation v. XIOtech Corporation and Seagate Technology, Inc. The complaint alleges that XIOtech's MAGNITUDETM product infringes U.S. Patent No. 5,893,919 and that Seagate Technology induces infringement of the patent by promoting and marketing XIOtech's MAGNITUDETM product, particularly through a hyperlink on Seagate Technology's internet website to XIOtech's internet website. The plaintiff alleges willful infringement and seeks damages and an injunction. We have engaged outside counsel to evaluate the claims in the suit. The ultimate outcome of this litigation is fact intensive and cannot be determined and remains uncertain. The ultimate resolution of this matter could have a material adverse impact on XIOtech's financial condition, results of operations, and cash flows.



8. CAPITAL STOCK


     The Company's authorized share capital is $50,000 and consists of 50,000 shares of a par value of $1.00, of which 2,000 shares were issued and outstanding at December 29, 2000.


     The Predecessor's authorized share capital consisted of 1,000 shares of common stock with a par value of $.01, of which 1,000 shares were issued and outstanding at June 30, 2000.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Seagate Technology SAN Holdings


     We have audited the accompanying balance sheets of XIOtech Corporation (the "Company") as of June 30, 2000, and the related statements of operations, changes in manditorily redeemable convertible preferred stock and stockholders' equity (net capital deficit), and cash flows for the period from January 29, 2000 to June 30, 2000. We have also audited the accompanying balance sheet of XIOtech Corporation (prior to being acquired by Seagate Technology, Inc.) (the "Pre-Predecessor") at December 31, 1999, and the related statements of operations, changes in mandatorily redeemable convertible preferred stock and stockholders' equity (net capital deficit), and cash flows for the period from January 1, 2000 to January 28, 2000 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's and the Pre-Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 2000, and the results of its operations and its cash flows for the period from January 29, 2000 to June 30, 2000, and the financial position of the Pre-Predecessor at December 31, 1999, and the results of its operations and its cash flows for the period from January 1, 2000 to January 28, 2000 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                        /s/ Ernst & Young LLP





San Jose, California
March 16, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Directors and Shareholders
Seagate Technology SAN Holdings


     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in mandatorily redeemable convertible preferred stock and stockholders' equity (net capital deficit) and of cash flows present fairly, in all material respects, the financial position of XIOtech Corporation (prior to being acquired by Seagate Technology, Inc.) (the "Pre-Predecessor") at December 31, 1998, and the results of its operations and its cash flows for each of the two years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Pre-Predecessor's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 26, 1999

                              XIOTECH CORPORATION
                PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                                 BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                PRE-PREDECESSOR
                                                                                          ---------------------------
                                                                             JUNE 30,            DECEMBER 31,
                                                                               2000           1999           1998
                                                                          -------------   ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ............................................    $    6,968      $   9,208      $   6,395
 Accounts receivable, net of allowance for doubtful accounts of $905 in
  2000, $488 in 1999, and $0 in 1998...................................         6,027          4,003            654
 Inventory ............................................................         4,893          2,584          1,208
 Deferred income taxes ................................................         5,984             --             --
 Prepaid expenses and other assets ....................................           259             95             62
                                                                           ----------      ---------      ---------
Total current assets ..................................................        24,131         15,890          8,319
Restricted cash .......................................................           300             --             --
Property and equipment, net ...........................................         2,613            970            569
Goodwill and purchased intangibles, net ...............................       233,794             --             --
                                                                           ----------      ---------      ---------
Total assets ..........................................................    $  260,838      $  16,860      $   8,888
                                                                           ==========      =========      =========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK,
 AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIT)
Current liabilities:
 Accounts payable .....................................................    $      994      $   1,596      $     519
 Accrued expenses .....................................................         2,517          1,684            561
 Deferred revenue .....................................................         1,706            147             31
 Accrued compensation benefits ........................................         6,763            371            119
                                                                           ----------      ---------      ---------
Total current liabilities .............................................        11,980          3,798          1,230
Intercompany payable to Seagate .......................................         1,695             --             --
Deferred income taxes .................................................        14,645             --             --
                                                                           ----------      ---------      ---------
Total liabilities .....................................................        28,320          3,798          1,230
Commitments and Contingencies
Mandatorily redeemable preferred stock:
 Series B mandatorily redeemable convertible preferred stock, $1.00 par value; 0, 5,600 and 5,600 shares authorized and 0, 5,085 and
  5,085 shares outstanding in 2000, 1999 and 1998; stated at current
  redemption value ....................................................            --          8,414          7,646
 Series C mandatorily redeemable convertible preferred stock, $1.00 par value; 0, 5,320 and 5,320 shares authorized and 0, 4,879 and
  4,879 shares outstanding in 2000, 1999 and 1998; stated at current
  redemption value ....................................................            --         11,592         10,454
 Series D mandatorily redeemable convertible preferred stock, $1.00 par value; 0, 4,000 and 4,000 shares authorized and 0, 1,643 and 0 shares outstanding in 2000, 1999 and 1998; stated at current
  redemption value ....................................................            --         10,100             --
                                                                           ----------      ---------      ---------
                                                                                   --         30,106         18,100
Stockholders' equity (net capital deficit):
 Series A convertible preferred stock, $1.00 par value; 0, 1,900 and
  1,900 shares authorized and 0, 1,337 and 1,362 shares outstanding
  in 2000, 1999, and 1998 .............................................            --          1,377          1,362
 Common stock, $0.001 par value; 0, 50,000 and 50,000 shares authorized and 0, 2,870 and 2,322 shares outstanding in 2000, 1999
  and 1998 ............................................................            --              3              2
 Common Stock $0.01 par value; 1 share authorized and outstanding in
  2000 ................................................................            --             --             --
 Additional paid-in capital ...........................................       359,413            791             48
 Accumulated deficit ..................................................      (126,895)       (19,215)       (11,854)
                                                                           ----------      ---------      ---------
Total stockholders' equity (net capital deficit) ......................       232,518        (17,044)       (10,442)
                                                                           ----------      ---------      ---------
Total liabilities, mandatorily redeemable preferred stock, and
 stockholders' equity (net capital deficit) ...........................    $  260,838      $  16,860      $   8,888
                                                                           ==========      =========      =========

                            See accompanying notes.

                              XIOTECH CORPORATION
                PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                            STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)




                                                                               PRE-PREDECESSOR
                                                       ---------------------------------------------------------------
                                            PERIOD      PERIOD FROM   SIX MONTHS
                                          JANUARY 29,    JANUARY 1,      ENDED
                                             2000         2000 TO      JUNE 30,         YEARS ENDED DECEMBER 31,
                                          TO JUNE 30,   JANUARY 28,      1999
                                             2000           2000      (Unaudited)     1999         1998        1997
                                        -------------- ------------- ------------ ------------ ----------- -----------
Revenue ...............................   $   12,739     $    430      $  4,052     $ 10,727    $  1,542    $     --
Cost of goods sold (includes
 $3,462 of intangible
 amortization for the period
 from January 29, 2000 to
 June 30, 2000) .......................        8,672          180         2,624        6,034       1,867         461
                                          ----------     --------      --------     --------    --------    --------
Gross profit (loss) ...................        4,067          250         1,428        4,693        (325)       (461)
Operating expenses:
 Product development ..................        1,529          208           961        2,094       2,028       1,896
 Marketing and administrative .........       14,813          965         3,141        8,108       3,646       1,019
 Amortization of goodwill and
  intangible assets ...................       16,892           --            --           --          --          --
 In-process research and
  development .........................      104,844           --            --           --          --          --
                                          ----------     --------      --------     --------    --------    --------
Total operating expenses ..............      138,078        1,173         4,102       10,202       5,674       2,915
                                          ----------     --------      --------     --------    --------    --------
Loss from operations ..................     (134,011)        (923)       (2,674)      (5,509)     (5,999)     (3,376)
Interest income .......................          157           43           107          292         249         276
                                          ----------     --------      --------     --------    --------    --------
Loss before income taxes ..............     (133,854)        (880)       (2,567)      (5,217)     (5,750)     (3,100)
Benefit for income taxes ..............        6,959           --            --           --          --          --
                                          ----------     --------      --------     --------    --------    --------
Net loss ..............................     (126,895)        (880)       (2,567)      (5,217)     (5,750)     (3,100)
Accretion to redemption value of
 mandatorily redeemable
 preferred stock ......................           --         (257)       (1,045)      (2,144)     (1,110)       (635)
                                          ----------     --------      --------     --------    --------    --------
Net loss attributable to common
 stockholders .........................   $ (126,895)    $ (1,137)     $ (3,612)    $ (7,361)   $ (6,860)   $ (3,735)
                                          ==========     ========      ========     ========    ========    ========

                            See accompanying notes.

                              XIOTECH CORPORATION
                PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                             STATEMENTS OF CHANGES
IN MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                             (NET CAPITAL DEFICIT)
                                (IN THOUSANDS)




                                                                                         STOCKHOLDERS'
                                                                                          EQUITY (NET
                                                                                       CAPITAL DEFICIT)
                                                                                       ----------------
                                                                                           SERIES A
                                                                                          CONVERTIBLE
                                MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK      PREFERRED STOCK
                             --------------------------------------------------------- -----------------
                                 SERIES B           SERIES C            SERIES D
                             ----------------- ------------------- -------------------
                              SHARES   AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT
                             -------- -------- -------- ---------- -------- ---------- -------- --------
PERIOD FROM JANUARY 1, 1997
 TO JANUARY 28, 2000
 (PRE-PREDECESSOR):
Balance at January 1,
 1997 ......................     --    $   --      --    $    --       --    $    --    1,362    $1,362
 Sale of Series B
 preferred stock ...........  5,085     6,312      --         --       --         --       --        --
 Exercise of stock
 options ...................     --        --      --         --       --         --       --        --
 Accretion to redemption
 value of preferred
 stock .....................     --       635      --         --       --         --       --        --
Net loss ...................     --        --      --         --       --         --       --        --
                              -----    ------      --    -------       --    -------    -----    ------
Balance at December 31,
 1997 ......................  5,085    $6,947      --         --       --         --    1,362     1,362
 Sale of Series C
 preferred stock ...........     --        --   4,879     10,043       --         --       --        --
 Exercise of stock
 options ...................     --        --      --         --       --         --       --        --
 Accretion to redemption
 value of preferred
 stock .....................     --       699      --        411       --         --       --        --
 Net loss ..................     --        --      --         --       --         --       --        --
                              -----    ------   -----    -------       --    -------    -----    ------
Balance at December 31,
 1998 ......................  5,085    $7,646   4,879    $10,454       --         --    1,362    $1,362
 Exercise of warrants in
 Series A preferred
 stock .....................     --        --      --         --       --         --       15        15
 Sale of Series D
 preferred stock ...........     --        --      --         --    1,643      9,862       --        --
 Exercise of warrants in
 common stock ..............     --        --      --         --       --         --       --        --
 Exercise of stock
 options ...................     --        --      --         --       --         --       --        --
 Accretion to redemption
 value of preferred
 stock .....................     --       768      --      1,138       --        238       --        --
 Compensation expense
 related to options and
 warrants ..................     --        --      --         --       --         --       --        --
 Net loss ..................     --        --      --         --       --         --       --        --
                              -----    ------   -----    -------    -----    -------    -----    ------
Balance at December 31,
 1999 ......................  5,085    $8,414   4,879    $11,592    1,643    $10,100    1,377    $1,377






                                         STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIT)
                             --------------------------------------------------------------------
                                                                                   TOTAL
                                                ADDITIONAL                     STOCKHOLDERS'
                                COMMON STOCK
                             -----------------    PAID-IN    ACCUMULATED          EQUITY
                              SHARES   AMOUNT     CAPITAL      DEFICIT     (NET CAPITAL DEFICIT)
                             -------- -------- ------------ ------------- ----------------------
PERIOD FROM JANUARY 1, 1997
 TO JANUARY 28, 2000
 (PRE-PREDECESSOR):
Balance at January 1,
 1997 ......................  2,300      $ 2      $ 114       $  (1,327)        $     151
 Sale of Series B
 preferred stock ...........     --       --         --              --                --
 Exercise of stock
 options ...................      1       --         --              --                --
 Accretion to redemption
 value of preferred
 stock .....................     --       --        (68)           (567)             (635)
Net loss ...................     --       --         --          (3,100)           (3,100)
                              -----      ---      -----       ---------         ---------
Balance at December 31,
 1997 ......................  2,301        2         46          (4,994)           (3,584)
 Sale of Series C
 preferred stock ...........     --       --                                           --
 Exercise of stock
 options ...................     21       --          2              --                 2
 Accretion to redemption
 value of preferred
 stock .....................     --       --         --          (1,110)           (1,110)
 Net loss ..................     --       --         --          (5,750)           (5,750)
                              -----      ---      -----       ---------         ---------
Balance at December 31,
 1998 ......................  2,322      $ 2         48       $ (11,854)        $ (10,442)
 Exercise of warrants in
 Series A preferred
 stock .....................     --       --         15              --                30
 Sale of Series D
 preferred stock ...........     --       --         --              --                --
 Exercise of warrants in
 common stock ..............    400        1          8              --                 9
 Exercise of stock
 options ...................    148       --          3              --                 3
 Accretion to redemption
 value of preferred
 stock .....................     --       --         --          (2,144)           (2,144)
 Compensation expense
 related to options and
 warrants ..................     --       --        717              --               717
 Net loss ..................     --       --         --          (5,217)           (5,217)
                              -----      ---      -----       ---------         ---------
Balance at December 31,
 1999 ......................  2,870      $ 3        791       $ (19,215)        $ (17,044)

                              XIOTECH CORPORATION
                PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                             STATEMENTS OF CHANGES
IN MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                       (NET CAPITAL DEFICIT) (CONTINUED)
                                (IN THOUSANDS)



                                                                                         STOCKHOLDERS'
                                                                                          EQUITY (NET
                                                                                       CAPITAL DEFICIT)
                                                                                           SERIES A
                                                                                          CONVERTIBLE
                                MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK      PREFERRED STOCK
                             --------------------------------------------------------- -----------------
                                 SERIES B           SERIES C            SERIES D
                             ----------------- ------------------- -------------------
                              SHARES   AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT
                             -------- -------- -------- ---------- -------- ---------- -------- --------
Balance at December 31,
 1999 ......................  5,085    $8,414   4,879    $11,592    1,643    $10,100    1,377    $1,377
 Exercise of stock
 options ...................     --        --      --         --       --         --       --        --
 Accretion to redemption
 value of preferred
 stock .....................     --        70      --         99       --         88       --        --
 Net loss ..................     --        --      --         --       --         --       --        --
                              -----    ------   -----    -------    -----    -------    -----    ------
 Balance at January 28,
 2000 ......................  5,085    $8,484   4,879    $11,691    1,643    $10,188    1,377    $1,377
                              =====    ======   =====    =======    =====    =======    =====    ======
PERIOD FROM JANUARY 29,
 2000 TO JUNE 30, 2000:
 New capitalization at
 January 29, 2000 ..........     --    $   --      --    $    --       --    $    --       --    $   --
 Stock option deduction
 available to Seagate.......     --        --      --         --       --         --       --        --
 Net loss ..................     --        --      --         --       --         --       --        --
                              -----    ------   -----    -------    -----    -------    -----    ------
 Balance at June 30,
 2000 ......................     --    $   --      --    $    --       --    $    --       --    $   --
                              =====    ======   =====    =======    =====    =======    =====    ======




                                         STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIT)
                             -------------------------------------------------------------------
                                                                                   TOTAL
                                                ADDITIONAL                     STOCKHOLDERS'
                                COMMON STOCK
                             -----------------    PAID-IN    ACCUMULATED          EQUITY
                              SHARES   AMOUNT     CAPITAL      DEFICIT     (NET CAPITAL DEFICIT)
                             -------- -------- ------------ ------------- ----------------------
Balance at December 31,
 1999 ......................  2,870      $ 3     $    791    $  (19,215)        $  (17,044)
 Exercise of stock
 options ...................     35       --            7            --                  7
 Accretion to redemption
 value of preferred
 stock .....................     --       --           --          (257)              (257)
 Net loss ..................     --       --           --          (880)              (880)
                              -----      ---     --------    ----------         ----------
 Balance at January 28,
 2000 ......................  2,905      $ 3     $    798    $  (20,352)        $  (18,174)
                              =====      ===     ========    ==========         ==========
PERIOD FROM JANUARY 29,
 2000 TO JUNE 30, 2000:
 New capitalization at
 January 29, 2000 ..........      1      $--     $359,221    $       --         $  359,221
 Stock option deduction
 available to Seagate.......     --       --          192            --                192
 Net loss ..................     --       --           --      (126,895)          (126,895)
                              -----      ---     --------    ----------         ----------
 Balance at June 30,
 2000 ......................      1      $--     $359,413    $ (126,895)        $  232,518
                              =====      ===     ========    ==========         ==========

                            See accompanying notes.

                              XIOTECH CORPORATION
                PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                            STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                  PRE-PREDECESSOR
                                                        -------------------------------------------------------------------
                                             PERIOD      PERIOD FROM    SIX MONTHS
                                           JANUARY 29,    JANUARY 1,       ENDED
                                              2000         2000 TO       JUNE 30,           YEARS ENDED DECEMBER 31,
                                           TO JUNE 30,   JANUARY 28,       1999
                                              2000           2000       (Unaudited)      1999         1998         1997
                                         -------------- ------------- -------------- ------------ ------------ ------------
OPERATING ACTIVITIES
Net loss ...............................   $ (126,895)     $(880)        $(2,567)      $ (5,217)    $ (5,750)    $ (3,100)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
 Depreciation and amortization .........       20,660         42             149            352          219          112
 In-process research and
  development ..........................      104,844         --              --             --           --           --
 Deferred income taxes .................       (3,109)        --              --             --           --           --
 Compensation expense related
  to options and warrants ..............           --         --              --            717           --           --
Changes in operating assets and
 liabilities:
 Accounts receivable ...................       (3,097)     1,073          (2,131)        (3,349)        (654)          --
 Inventory .............................       (1,426)      (883)           (675)        (1,376)        (886)        (322)
 Prepaid expenses and other
  assets ...............................         (161)        (3)             (1)           (33)         (15)         (18)
 Restricted cash .......................         (300)        --              --             --           --           --
 Accounts payable and accrued
  expenses .............................        6,886       (235)          1,149          2,400          619          408
 Deferred revenue ......................        1,493         66              38            116           31           --
                                           ----------      -------       ---------     --------     --------     --------
Net cash used in operating
 activities ............................       (1,105)      (820)         (4,038)        (6,390)      (6,436)      (2,920)
INVESTING ACTIVITIES
Net cash used in investing
 activities for purchase of
 property and equipment ................       (1,979)       (10)           (272)          (701)        (423)        (328)
FINANCING ACTIVITIES
Repayment of capital lease
 obligations ...........................          (23)        (5)             --             --           --           --
Changes in intercompany payable
 to Seagate ............................        1,695         --              --             --           --           --
Proceeds from issuance of
 common stock ..........................           --          7               8             12            2           --
Proceeds from issuance of Series
 A preferred stock .....................           --         --              --             30           --           --
Net proceeds from issuance of
 mandatorily redeemable
 convertible preferred stock ...........           --         --              --          9,862       10,043        6,312
                                           ----------      -------       ---------     --------     --------     --------
Net cash provided by (used in)
 financing activities ..................        1,672          2               8          9,904       10,045        6,312
                                           ----------      -------       ---------     --------     --------     --------
Net increase (decrease) in cash
 and cash equivalents ..................       (1,412)      (828)         (4,302)         2,813        3,186        3,064
Cash and cash equivalents at
 beginning of period ...................        8,380      9,208           6,395          6,395        3,209          145
                                           ----------      -------       ---------     --------     --------     --------
Cash and cash equivalents at end
 of period .............................   $    6,968      $8,380        $ 2,093       $  9,208     $  6,395     $  3,209
                                           ==========      =======       =========     ========     ========     ========

                            See accompanying notes.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                         NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

     XIOtech Corporation ("XIOtech" or the "Company"), was a privately held independent company prior to its acquisition by Seagate Technology, Inc. ("Seagate") on January 29, 2000. XIOtech was originally incorporated in the state of Minnesota on October 5, 1995. On November 22, 2000, the Company became a wholly owned subsidiary of Seagate Technology SAN Holdings, which on an outstanding shares basis is a wholly owned subsidiary of New SAC, the successor to Seagate Technology, Inc. (see Note 3).

     XIOtech designs, manufactures, and markets a centralized data storage system. This system is based on an exclusive set of sophisticated data management and data movement tools. It offers storage virtualization, multi-node server clustering, and zero backup window solutions. The main component of the system is MAGNITUDE, a fully implemented SAN (Storage Area Network). SANs are high-speed data storage units that attach to servers in a network environment. SANs enable users to store their data as a network instead of just one server. MAGNITUDE is sold in a cabinet containing software-based architecture that allows the incorporation of all of the components of a SAN in one centralized configuration. XIOtech also designs, develops, and produces software, namely the REDI suite of software, which runs MAGNITUDE's software-based architecture. The REDI software suite is application specific and gives customers the capability of better managing their data.


BASIS OF PRESENTATION

     XIOtech was acquired by Seagate on January 29, 2000, whereby all outstanding shares, options, and warrants were exchanged for 8,032,000 shares of common stock and options of Seagate with a combined fair value of $359 million (the "Seagate Transaction"). Prior to the Seagate Transaction, XIOtech is referred to as the Pre-Predecessor. The Seagate Transaction was accounted for as a purchase, and pursuant to the provisions of SEC Staff Accounting Bulletin No. 54 and the rules of pushdown accounting, the Seagate Transaction gave rise to a new basis of accounting (see Note 2).

     On November 22, 2000, substantially all the operating assets and liabilities of Seagate, including all the operating assets and liabilities of the Company, were acquired by Suez Acquisition Company (Cayman) Limited ("SAC") for approximately $1.814 billion in cash. As a result of the acquisition by SAC, and the subsequent transfer of rights by SAC to New SAC, the Company became a wholly owned subsidiary of Seagate Technology SAN Holdings, which on an outstanding share basis is a wholly owned subsidiary of New SAC (see Note
3).

     The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal year 2000 ended on June 30. The Pre-Predecessor's fiscal year ended on December 31.


ECONOMIC DEPENDENCE ON NEW SAC

     The Company has incurred net losses and negative cash flows from operations from inception. The Company believes that to the extent future cash flows from operations are not sufficient to fund the Company's working capital needs and planned activities during the next twelve months, additional funding will be available from New SAC or from Seagate Technology Holdings, an affiliated company.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

USE OF ESTIMATES


     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from these estimates.


     Given the volatility of the markets in which the Company and its Pre-Predecessor participates, the Company and the Pre-Predecessor make adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancelations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.


CASH EQUIVALENTS


     Cash equivalents consist of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase. Cash equivalents consist of money market funds. The fair market value, based on quoted market prices, of cash equivalents is substantially equal to their carrying value at June 30, 2000 and December 31, 1999 and 1998.


RESTRICTED CASH


     At June 30, 2000 the Company has cash which is restricted by an irrevocable standby letter of credit to a customer in the amount of $400,000 expiring May 31, 2004. Beginning on May 31, 2001, the letter of credit will decrease by $100,000 annually, thereby relieving the restriction of cash at the same rate. Prepaid expenses and other assets on the balance sheets include $100,000 of restricted cash at June 30, 2000.


CONCENTRATION OF CREDIT RISK


     The Company and the Pre-Predecessor's concentration of credit risk consists principally of cash, cash equivalents, and trade receivables. The Company's investment policy restricts investments to high-credit quality investments and limits the amounts invested with any one issuer. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Reserves are maintained for potential credit losses.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company and the Pre-Predecessor's financial instruments primarily consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair market value.


INVENTORY


     Inventories are valued at the lower of cost or market. Cost is computed on a currently adjusted standard basis which approximates actual cost on a first-in, first-out basis. Inventory consists of the following at June 30, 2000 and December 31, 1999 and 1998 (in thousands):

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                                                        PRE-PREDECESSOR
                                                     ---------------------
                                          JUNE 30,       DECEMBER 31,
                                            2000        1999        1998
                                         ---------   ---------   ---------
Raw materials and components .........    $1,885      $1,037      $  187
Work-in-process ......................       566         359         252
Finished goods .......................     2,442       1,188         769
                                          ------      ------      ------
                                          $4,893      $2,584      $1,208
                                          ======      ======      ======

LONG-LIVED ASSETS

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally two to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.




                                                                    (IN THOUSANDS)
                                                           --------------------------------
                                                                         PRE-PREDECESSOR
                                                                       --------------------
                                                            JUNE 30,       DECEMBER 31,
                                                              2000       1999        1998
                                                           ---------   --------   ---------
Computer software ......................................    $  491      $  273     $  252
Computer equipment .....................................     2,149       1,196        591
Tooling ................................................        64          77         18
Leasehold improvements .................................        35          38         22
Office furniture and equipment .........................       180          88         36
                                                            ------      ------     ------
                                                             2,919       1,672        919
                                                            ------      ------     ------
Less accumulated depreciation and amortization .........      (306)       (702)      (350)
                                                            ------      ------     ------
                                                            $2,613      $  970     $  569
                                                            ======      ======     ======

     Depreciation expense for the Company for the period from January 29, 2000 to June 30, 2000 was $306,000. Depreciation expense for the Pre-Predecessor for the period from January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997 was $42,000, $149,000 (unaudited), $352,000, $219,000 and $112,000 respectively.

     Goodwill represents the excess of the purchase price of net tangible and intangible assets acquired by Seagate in the Seagate Transaction over their estimated fair value. Other intangibles represent developed technology, assembled workforce, and trademarks acquired in the Seagate Transaction. Goodwill and purchased intangibles are being amortized on a straight-line basis over their estimated useful lives ranging from four months to seven years (see
Note 2). Purchased research and development without alternative future use is expensed when acquired. Accumulated amortization of goodwill and other intangibles was approximately $20,350,000 as of June 30, 2000.

     In accordance with Statement of Financial Accounting Standards No. 121, the carrying value of property and equipment, purchase intangibles, and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this review indicates that the carrying value of these assets will not be recoverable, as determined based on undiscounted net cash flows over the remaining life of the assets, the Company's carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangibles (generally based on an estimate of discounted future net cash flows).

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

REVENUE RECOGNITION


     The Company and the Pre-Predecessor recognize revenue when the earnings process is complete as evidenced by an agreement with the customer, title and risk of loss has transferred to the customer (typically at the time of shipment to the customer), determination of probable collectibility, and fixed and determinable pricing. If significant obligations remain after delivery, revenue is deferred until such obligations are fulfilled. The Company and the Pre-Predecessor derive a portion of their revenue from software, installation, and support sold together with its SAN units. For arrangements including software, revenue is recognized in accordance with the American Institute of Certified Public Accountant's Statement of Position (SOP) 97-2, as amended by SOP 98-4, "Software Revenue Recognition." Revenue from software license agreements is primarily recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable, and the vendor-specific objective evidence of fair value exists. Revenue from resellers is primarily recognized at the time risk of loss passes to the end user, which is generally at time product is shipped. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the maintenance term, which is typically twelve months.


RESEARCH AND DEVELOPMENT


     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company and the Pre-Predecessor's product development process, technological feasibility is established upon the completion of a working model. The time period between achieving technological feasibility and availability of the product for general release to customers is typically very short. Accordingly, the costs qualifying for capitalization have not been material to date and no costs have been capitalized.


COMPREHENSIVE INCOME


     Effective January 1, 1998, the Pre-Predecessor adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company and the Pre-Predecessor's comprehensive net loss was the same as its net loss for all periods presented.


ADVERTISING COSTS


     Advertising costs are expensed as incurred. Advertising expense was not material for any period presented.


STOCK-BASED COMPENSATION


     The Company and the Pre-Predecessor account for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion 25"), and related interpretations. Pro forma net income disclosures and net income per share disclosures are required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), and are included in Note 6.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

SUPPLIER AND CUSTOMER CONCENTRATIONS

     A limited number of customers historically have accounted for a substantial portion of the Company and its Pre-Predecessor's revenues. Percentage revenues from customers with more than 10% of sales were as follows (as a percentage of net sales):




                                                                      PRE-PREDECESSOR
                                               -------------------------------------------------------------
                                   PERIOD         PERIOD       SIX MONTHS
                                    FROM           FROM           ENDED
                                JANUARY 29,     JANUARY 1,      JUNE 30,
                                  2000 TO         2000 TO        1999(A)        YEARS ENDED DECEMBER 31,
                                  JUNE 30,      JANUARY 28,
                                    2000           2000        (UNAUDITED)    1999(A)      1998      1997(A)
                               -------------   ------------   ------------   ---------   --------   --------
 Armed Forces
   Bank ....................          *              18%           *            *             *        *
 Times Mirror
   Magazines, Inc. .........          *              11%           *            *             *        *
 Winstar Broadband
   Services ................          *              27%           *            *             *        *
 Seagate
   Technology ..............         10%              *            *            *             *        *
 Connect ...................          *               *            *            *            20%       *
 Netlan ....................          *               *            *            *            17%       *
 Deerfield .................          *               *            *            *            16%       *

----------
* Revenues from customers in these periods represent less than 10% of net sales.

(a) There were no customers with revenues exceeding 10% of total revenues during these periods.

     Sales of the Company's products will vary as a result of fluctuations in market demand. Further, the SAN markets in which the Company competes are characterized by rapid technological change, evolving industry standards, declining average selling prices, and rapid technological obsolescence.

     Certain of the raw materials and components used by the Company in the manufacture, production, and assembly of its products are available from a limited number of suppliers. For example, all of the Company's SAN solution products use disk drives that are currently supplied by Seagate (see Note 8).


RECLASSIFICATIONS

     Certain amounts have been reclassified in the 1998 and 1997 financial statements in order to conform to the 2000 and 1999 presentation.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 138 ("FAS 133"). FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of FAS 133 until fiscal years beginning after June 15, 2000. The adoption of FAS 133 did not have a significant impact on the Company's results of operations, financial position, or cash flows.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 will be effective for the Company for the fiscal year ending June 2001. The Company's revenue recognition policy currently complies with SAB 101, and therefore the adoption of SAB 101 will not have any effect on the Company results of operations, financial position, or cash flows.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 did not have a material impact on the Company's results of operations, financial position, or cash flows.


2. ACQUISITION OF THE PRE-PREDECESSOR BY SEAGATE

     As discussed in Note 1, effective January 29, 2000, the Pre-Predecessor was acquired by Seagate in exchange for 8,032,000 shares of common stock and options with a combined value of approximately $359,000,000. The following is a summary of the purchase price allocation (in thousands):




                                                               ESTIMATED
DESCRIPTION                                         LIFE       FAIR VALUE
---------------------------------------------   -----------   -----------
Tangible assets and liabilities .............                 $ 11,440
Developed technology ........................   54 months       37,390
Trade names .................................   60 months        4,836
Assembled workforce .........................    4 months        2,183
Customer list ...............................   12 months        1,967
In-process research and development .........                  104,844
Goodwill ....................................    7 years       208,333
Deferred tax liability ......................                  (11,772)
                                                              --------
                                                              $359,221
                                                              ========

     The value of in-process research & development ("IPR&D") was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement (FAS) No. 2, Accounting for Research and Development Costs and FAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.

     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reached technological feasibility and they had no alternative future use.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     At the valuation date, the Company was in the process of developing two next generation versions of existing technologies. The anticipated release date for these next generation projects was the first half of fiscal 2001 and the third quarter of fiscal 2001. Activities necessary to convert this IPR&D into commercially viable technologies was expected to be $1,000,000 at the date of the valuation.

     Pro forma results of operations have not been presented for this transaction due to the subsequent acquisition of Seagate by New SAC on November 22, 2000. See Note 3 for a discussion of that transaction.


3. PURCHASE OF SEAGATE BY SAC

     On November 22, 2000, Seagate, Seagate Software Holdings, Inc. ("Seagate Software"), a subsidiary of Seagate, and SAC completed the stock purchase agreement, and Seagate and VERITAS Software Corporation ("VERITAS") completed the agreement and plan of merger and reorganization (the "Merger Agreement"). SAC was a limited liability company organized under the laws of the Cayman Islands and formed solely for the purpose of entering into the stock purchase agreement and related acquisitions. SAC assigned all of its rights under the stock purchase agreement to New SAC.

     Under the stock purchase agreement, SAC agreed to purchase for $1.84 billion cash, including transaction costs of $25 million, all of the operating assets of Seagate and its consolidated subsidiaries, including XIOtech. In addition, under the stock purchase agreement, SAC agreed to assume substantially all of the operating liabilities of Seagate and its consolidated subsidiaries. In addition, New SAC acquired Seagate Technology Investments, Inc. a subsidiary of Seagate, which holds strategic investments in various companies. As part of the New SAC transaction, New SAC contributed the stock of the Company to Seagate Technology SAN Holdings, a holding company that is a wholly owned subsidiary of New SAC. Seagate Technology SAN Holdings is the successor to the Company. On November 22, 2000, XIOtech also formed a wholly owned subsidiary XIOtech Canada, Ltd., for which certain assets of XIOtech were contributed.

     Immediately following the consummation of the SAC transaction, VERITAS acquired Seagate, and a wholly owned subsidiary of VERITAS merged with and into Seagate with Seagate becoming a wholly owned subsidiary of VERITAS (the "VERITAS Merger"). VERITAS did not acquire Seagate's disc drive business or any other Seagate operating businesses, including XIOtech. In the VERITAS merger, the Seagate stockholders received merger consideration consisting of VERITAS stock and cash.

     We refer to the transactions relating to the stock purchase agreement, the agreement and plan of merger, and the VERITAS Merger as the New SAC Transactions.

     New SAC has accounted for the New SAC Transaction as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." All acquired tangible assets, identifiable intangible assets, as well as assumed liabilities were fair valued. The fair value of the net assets acquired in the New SAC Transaction exceeded the net purchase price. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%. Pursuant to the provisions of SEC Staff Accounting Bulletin No. 54 and the rules of pushdown accounting, the New SAC Transaction gave rise to a new basis of accounting for the Company.

     The estimated fair values of intangible assets acquired related to the Company, adjusted for the negative goodwill allocations, are as follows (in thousands):

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                                                     LIFE       ESTIMATED
DESCRIPTION                                        IN YEARS     FAIR VALUE
-----------------------------------------------   ----------   -----------
Net current assets (1) ........................                 $ 26,911
Long term liabilities .........................                   (9,650)
Other long-lived assets .......................                       --
Property, plant & equipment (2) ...............                    2,412
Identified intangibles:
 Trade names (3) ..............................   5                1,088
 Developed technologies (3) ...................   4                5,441
 Assembled workforces (3) .....................   1                  544
 Other ........................................   1                1,088
                                                                --------
   Subtotal ...................................                    8,161
                                                                --------
Net assets ....................................                   27,834
In-process research & development (3) .........                   25,027
                                                                --------
                                                                $ 52,861
                                                                ========

----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values of XIOtech. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold.

      Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values of XIOtech because of the monetary nature of most of the liabilities.

(2) New SAC obtained an independent valuation of the acquired property, plant and equipment. In arriving at the determination of market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Leasehold improvements were valued based upon discussions with knowledgeable personnel.

(3) New SAC obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.


     Trade Names -- The value of the trade names was based upon discounting to their net present value the licensing income that would arise by charging the operating businesses that use the trade names.

     Developed Technologies -- The value of this asset for each operating business was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In-process research & development (IPR&D) -- The value of IPR&D was based on an evaluation of all developmental projects using the guidance set forth in Interpretation No. 4 of Financial Accounting Standards Board Statement (FAS) No. 2, Accounting for Research and Development Costs and FAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.


     The amount was determined by: 1) obtaining management estimates of future revenues and operating profits associated with existing developmental projects
2) projecting the cash flows and costs to complete of the underlying technologies and resultant products, and 3) discounting these cash flows to their net present value.


     Estimates of future revenues and expenses used to determine the value of IPR&D was consistent with the historical trends in the industry and expected outlooks. The entire amount was charged to operations because related technologies had not reached technological feasibility and they had no alternative future use.


PRO FORMA FINANCIAL INFORMATION


     The pro forma financial information presented below is presented as if the New SAC Transaction had occurred at January 1, 1998. The pro forma information for the six months ended June 30, 2000 combines the historical results of the Company and are adjusted to reflect the new accounting basis for the assets and liabilities as if the New SAC transaction had occurred on January 1, 1998. The proforma information for the years ended December 31, 1999 and 1998 and the six months ended June 30, 1999 include the historical results of the Pre-Predecessor and are adjusted to reflect the new accounting basis for the assets and liabilities as if the New SAC transaction had occurred on January 1, 1998. The pro forma information does not purport to represent the Company or the Pre-Predecessor's actual results of operations had the New SAC transaction occurred on January 1, 1998 and should not serve as a forecast of operating results for any future periods. The pro forma financial results are as follows (in thousands):




                                              SIX MONTHS ENDED                    YEARS ENDED
                                                  JUNE 30,                       DECEMBER 31,
                                     ----------------------------------   ---------------------------
                                          2000        1999 (UNAUDITED)        1999           1998
                                     -------------   ------------------   ------------   ------------
Revenue ..........................     $  13,169          $  4,052          $ 10,727       $  1,542
Loss before income taxes .........     $ (35,748)         $ (3,564)         $ (7,154)      $ (9,479)
Net loss .........................     $ (35,748)         $ (3,564)         $ (7,154)      $ (9,479)

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS


     The Company has entered into various operating leases. The Company leases its facility under an operating lease expiring in April 2007. The Company also has equipment operating leases through fiscal 2007. Future minimum lease payments under the operating leases at June 30, 2000 are as follows (in thousands):


  2001 .................................  $  453
  2002 .................................   1,037
  2003 .................................   1,031
  2004 .................................   1,077
  2005 .................................   1,099
  Thereafter ...........................   2,014
                                          ------
  Total minimum lease payments .........  $6,711
                                          ======

     Rental expense under operating leases was approximately $212,000, $42,000, $222,000 (unaudited), $429,000, $423,000 and $231,000 for the periods from
January 29, 2000 to June 30, 2000, January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997, respectively.


5. INCOME TAXES


     Subsequent to the business combination with Seagate Technology on January 28, 2000, Xiotech Corporation is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and Xiotech Corporation have entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Xiotech Corporation computes hypothetical tax returns as if Xiotech Corporation was not joined in consolidated or combined returns with Seagate Technology. Xiotech Corporation must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay Xiotech Corporation the amount of such refunds. At the end of fiscal 2000, there were approximately $4.0 million of inter-company tax related balances due to Xiotech Corporation from Seagate Technology that were offset against amounts due to Seagate Technology under the Revolving Loan Agreement.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     The provision for (benefit from) income taxes consisted of the following (in thousands):






                        PREDECESSOR                          PRE-PREDECESSOR
                       -------------  --------------------------------------------------------------
                        PERIOD FROM    PERIOD FROM    SIX MONTHS
                        JANUARY 29,     JANUARY 1,       ENDED
                          2000 TO        2000 TO       JUNE 30,       YEARS ENDED DECEMBER 31,
                          JUNE 30,     JANUARY 28,       1999      -------------------------------
                            2000           2000       (UNAUDITED)     1999       1998       1997
    (IN THOUSANDS)     -------------  -------------  ------------  ---------  ---------  ---------
Current Tax Expense:
 Federal ............    $   (550)        $   --        $   --      $   --     $   --     $   --
 State ..............        (109)            --            --          --         --         --
                         --------         ------        ------      ------     ------     ------
Total ...............        (659)            --            --          --         --         --
Deferred Tax Expense:
 Federal ............      (5,265)            --            --          --         --         --
 State ..............      (1,035)            --            --          --         --         --
                         --------         ------        ------      ------     ------     ------
Total ...............      (6,300)            --            --          --         --         --
                         --------         ------        ------      ------     ------     ------
Benefit from Income
 Taxes ..............    $ (6,959)        $   --        $   --      $   --     $   --     $   --
                         ========         ======        ======      ======     ======     ======


     The pro forma information assuming a tax benefit based on a separate return basis is as follows:




                                                         PERIOD FROM
                                                         JANUARY 29,
                                                             2000
                                                       TO JUNE 30, 2000
                                                      -----------------
                                                        (IN THOUSANDS)
  Loss before income taxes ..........................      $133,854
  Provision for (benefit from) income taxes .........            --
                                                           --------
  Net loss ..........................................      $133,854
                                                           ========

     The income tax benefits related to the exercise of certain employee stock options increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amount approximated $192,000 in fiscal 2000.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:




                                                                            PRE-PREDECESSOR
                                                                      ---------------------------
                                                         JUNE 30,            DECEMBER 31,
                                                           2000           1999           1998
                   (IN THOUSANDS)                      ------------   -----------   -------------
DEFERRED TAX ASSETS
Reserves and accrued expenses ......................    $   2,787      $    290       $    17
Deferred revenue ...................................          300            --            --
Net operating losses ...............................        2,556         5,458         3,976
Research and development credits/other .............          397           334           228
                                                        ---------      --------       -------
Total deferred tax assets ..........................        6,040         6,082         4,221
Valuation allowance ................................           --        (6,071)       (4,216)
                                                        ---------      --------       -------
Net deferred tax assets ............................        6,040            11             5
                                                        ---------      --------       -------
DEFERRED TAX LIABILITIES
Acquisition-related deferred tax liability .........      (14,645)           --            --
Other ..............................................          (56)          (11)           (5)
                                                        ---------      --------       ----------
Total deferred tax liabilities .....................      (14,701)          (11)           (5)
                                                        ---------      --------       ----------
Net deferred tax liabilities .......................    $  (8,661)     $     --       $    --
                                                        =========      ========       =========

     A valuation allowance has been provided for the deferred tax assets as of the end of fiscal 1999 and fiscal 1998. Realization of the deferred tax assets was dependent on future earnings, the timing and amount of which were uncertain. In addition, the net operating loss and tax credit carryforwards are subject to further limitations on utilization due to the "change in ownership" provisions of Internal Revenue Code Section 382. The valuation allowance decreased by $6,071,000 in 2000 and increased by $1,855,000 and $2,450,000 in
1999 and 1998, respectively.


     Approximately $1.9 million of the deferred tax assets at June 30, 2000 represent acquired tax attributes that reduced the purchase price recorded in the business combination through a reduction of goodwill.


     As of June 30, 2000, Xiotech Corporation has federal and state tax net operating loss carry-forwards of approximately $6.5 million that start expiring in fiscal 2015, if not used to offset future taxable income.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     The reconciliation between the benefit from income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows :





                                               PREDECESSOR                          PRE-PREDECESSOR
                                              ------------- ----------------------------------------------------------------
                                               PERIOD FROM   PERIOD FROM
                                               JANUARY 29,    JANUARY 1,   SIX MONTHS
                                                 2000 TO       2000 TO       ENDED           YEARS ENDED DECEMBER 31,
                                                 JUNE 30,    JANUARY 28,    JUNE 30,  --------------------------------------
                                                   2000          2000         1999        1999         1998         1997
                                              ------------- ------------- ----------- ------------ ------------ ------------
                                                                              (IN THOUSANDS)
 Benefit at U.S. statutory rate .............   $ (46,849)     $ (308)      $ (898)     $ (1,826)    $ (2,012)    $ (1,085)
 State income tax provision (benefit),
  net of federal income tax benefit .........        (744)         --           --            --           --           --
 Nondeductible charge for purchased
  research and development ..................      36,696          --           --            --           --           --
 Nondeductible goodwill .....................       3,955          --           --            --           --           --
 Valuation allowance ........................          --         308          898         1,560        2,012        1,085
 Compensation expense .......................          --          --           --           251           --           --
 Other ......................................         (17)         --           --            15           --           --
                                                ---------      ------       ------      --------     --------     --------
 Benefit from income taxes ..................   $  (6,959)     $   --       $   --      $     --     $     --     $     --
                                                =========      ======       ======      ========     ========     ========


6. STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIT)


COMMON STOCK, PREFERRED STOCK, AND MANDATORILY REDEEMABLE PREFERRED STOCK

     In 1999, the Pre-Predecessor sold 1,643,000 shares of Series D mandatorily redeemable convertible preferred stock for $9,862,000. The Series D mandatorily redeemable convertible preferred stock was convertible at the holder's option into one share of common stock, subject to adjustment of the conversion price, as defined. The Series D preferred stock had voting rights identical to shares of the Pre-Predecessor's common stock.

     In 1998, the Pre-Predecessor sold 4,879,000 shares of Series C mandatorily redeemable convertible preferred stock for $10,099,000. The Series C mandatorily redeemable convertible preferred stock was convertible at the holder's option into one share of common stock, subject to adjustment of the conversion price, as defined. The Series C preferred stock had voting rights identical to shares of the Pre-Predecessor's common stock.

     During 1997, the Pre-Predecessor sold 5,085,000 shares of Series B mandatorily redeemable convertible preferred stock for $6,358,000. The Series B mandatorily redeemable convertible preferred stock was convertible at the holder's option into one share of common stock, subject to adjustment of the conversion price, as defined. The Series B preferred stock had voting rights identical to shares of the Pre-Predecessor's common stock.

     The Series A preferred stock was convertible at the holder's option into one share of common stock, subject to adjustment of the conversion price, as defined. The Series A preferred stock had voting rights identical to shares of the Company's common stock.

     All preferred stock was liquidated and exchanged by the holders for Seagate stock at the date of the Seagate Transaction. Prior to the Seagate Transaction, the Pre-Predecessor had authorized 75,000,000 shares of stock, of which 25,000,000 shares were designated preferred stock and 50,000,000 were designated common stock. Of the 25,000,000 shares of designated preferred stock, 1,900,000 shares had been designated Series A, 5,600,000 had been designated Series B, 5,320,000 had been designated Series C, and 4,000,000 had been designated Series D. The remaining 8,180,000 shares of preferred stock were undesignated.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

WARRANTS


     In connection with the Series A sale of preferred stock in 1997, the Pre-Predecessor issued warrants to the respective stockholders to purchase 456,000 shares of Series A preferred stock at a per share exercise price of $2.00.


     In June 1996, the Pre-Predecessor redeemed 400,000 founders shares in exchange for 400,000 ten-year warrants to purchase common stock at an exercise price of $0.15. There were 267,000 shares vested through December 1998. The remaining 133,000 warrants became fully vested by board approval in August 1999. All 400,000 warrants were exercised during the year ended December 31, 1999.


     In March 1996, the Pre-Predecessor granted 10,000 warrants to a director to purchase Series A preferred stock at an exercise price of $1.00, which vested through January 1, 2000.


OPTIONS ISSUED TO EMPLOYEES


     In March 1996, the Pre-Predecessor established the 1996 Stock Option Plan (the Plan). Under the Plan, the Pre-Predecessor could grant options to employees for up to 1,000,000 shares of common stock, subject to adjustments for changes in the Pre-Predecessor's stock such as stock splits and stock dividends. The exercise price of each option equals the fair market value of the Pre-Predecessor's stock, as determined by its Board of Directors, on the date of grant. Options generally vested over a four-year period with a maximum option term of ten years.


     A summary of stock option activity of the Pre-Predecessor is presented below (shares in thousands):




                                                                          WEIGHTED
                                           TOTAL SHARES                   AVERAGE
                                          AVAILABLE FOR     NUMBER OF     EXERCISE
                                              GRANT           SHARES       PRICE
                                         ---------------   -----------   ---------
Balance at December 31, 1996 .........          918             82        $ 0.10
 Grants ..............................         (193)           193        $ 0.13
 Exercised ...........................           --             (1)       $ 0.10
 Canceled ............................            4             (4)       $ 0.10
                                               ----            ------
Balance at December 31, 1997 .........          729            270        $ 0.12
 Granted .............................         (218)           218        $ 0.17
 Exercised ...........................           --            (21)       $ 0.12
 Canceled ............................           34            (34)       $ 0.12
                                               ----            -----
Balance at December 31, 1998 .........          545            433        $ 0.14
 Granted .............................         (635)           635        $ 0.54
 Exercised ...........................           --           (148)       $ 0.11
 Canceled ............................          109           (109)       $ 0.16
                                               ----           ------
Balance at December 31, 1999 .........           19            811        $ 0.44
 Exercised ...........................           --            (35)       $ 0.21
                                               ----           ------      ------
Balance at January 28, 2000 ..........           19            776        $ 0.45
                                               ====           ======

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The Pre-Predecessor Plan was terminated at the acquisition date of the Company by Seagate. All outstanding XIOtech options were converted to options to purchase Seagate stock. Beginning January 29, 2000, the Company's employees participated in the Seagate employee stock option and stock purchase plans. Options granted under Seagate Technology's stock option plans are granted at fair market value, expire ten years from the date of the grant and generally vest in four equal annual installments, commencing one year from the date of the grant.




                                                                                               WEIGHTED
                                                                              NUMBER OF        AVERAGE
                                                                                SHARES      EXERCISE PRICE
                                                                             -----------   ---------------
                                                                                    (IN THOUSANDS)
 XIOtech options exchanged for Seagate options at January 29, 2000 .......      352           $  1.17
   Grants ................................................................      135           $ 40.25
   Exercised .............................................................       (1)          $  1.33
   Canceled ..............................................................      (96)          $  0.54
                                                                                -----         -------
 Balance at June 30, 2000 of options held by XIOtech employees ...........      390           $ 13.45
                                                                                =====         =======

At June 30, 2000, the Company's employees held 390,000 options at a weighted average exercise price of $13.45. All options outstanding at the date of the New SAC transaction, November 22, 2000, became fully vested and were exchanged for cash.


SEAGATE STOCK PURCHASE PLAN

     Seagate also maintains an Employee Stock Purchase Plan in which employees of the Company are eligible to participate. The Purchase Plan permits eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period.


ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company and the Pre-Predecessor have elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's or the Pre-Predecessor's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company or the Pre-Predecessor had accounted for their employee stock options granted under the fair value method of this statement.

     The fair value of Seagate's and the Pre-Predecessor's options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Seagate's and the Pre-Predecessor's stock options granted to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The weighted average fair value of stock options granted under Seagate's or the Pre-Predecessor's stock option plans was $16.66, $0.54, $0.54 (unaudited), $0.54, $0.17, and $0.13 for the period from January 29, 2000 to June 30, 2000, January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the option's vesting period (for stock options) and the six-month purchase period for stock purchases under the Stock Purchase Plan. Had compensation expense for the Company's stock based compensation plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the method of FAS 123, the impact on a proforma basis to the net loss would have been immaterial for all periods presented.


7. RETIREMENT PLANS


TAX DEFERRED SAVINGS PLANS


     Seagate has a tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan (the "401(k) plan"), for the benefit of qualified employees (including employees of the Company subsequent to January 29, 2000). The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Seagate may make annual contributions to the 401(k) plan at the discretion of its Board of Directors. During the period from January 29, 2000 to June 30, 2000, Seagate's contributions to the 401(K) plan made on behalf of the Company's employees was not material.

     In September 1996, the Pre-Predecessor adopted a 401(k) employee retirement plan under which eligible employees could contribute up to 18% of their annual compensation, subject to certain limitations. Employees vested immediately in their contributions and earnings thereon. The plan allowed for, but did not require, the Pre-Predecessor to make matching contributions. No contributions were made by the Pre-Predecessor for the period from January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997. The plan was terminated at the date of the Seagate Transaction.


8. RELATED PARTY TRANSACTIONS

     The Company and the Pre-Predecessor conduct transactions with a number of Seagate entities.

     The Company or the Pre-Predecessor sold SAN products to Seagate totaling approximately $1,325,000, $5,000, $0 (unaudited), $221,000, $0, and $0 for the periods from January 29, 2000 to June 30, 2000, January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997, respectively. The amount receivable from Seagate for product sales was $978,000, and $105,000 at June 30, 2000 and December 31, 1999 respectively. The $978,000 receivable at June 30, 2000 is included in payable to Seagate, net on the balance sheet. Amounts receivable from Seagate at December 31, 1999 and 1998 are included in accounts receivable in the balance sheet.

     The Company or the Pre-Predecessor purchased disc drives from Seagate totaling approximately $2,723,000, $0, $0 (unaudited), $0, $0, and $0 for the periods from January 29, 2000 to June 30, 2000, January 1, 2000 to January 28, 2000, the six months ended June 30, 1999 (unaudited), and the years ended December 31, 1999, 1998, and 1997, respectively. The amount

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

payable to Seagate for disc drive purchases was $2,723,000 at June 30, 2000. The $2,723,000 payable at June 30, 2000 is included in payable to Seagate, net on the balance sheet. Amounts payable to Seagate at December 31, 1999 and 1998 are included in accounts payable on the balance sheet.


9. DEBT GUARANTEES AND PLEDGE OF ASSETS


SENIOR SECURED CREDIT FACILITY


     On the closing of the New SAC Transactions, Seagate Technology International and Seagate Technology (US) Holdings, Inc., both subsidiaries of New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:


    o a $200 million revolving credit facility for general corporate purposes, with a sub-limit of $100 million for letters of credit, which will terminate in five years;


    o a $200 million term loan A facility with a maturity of five years; and


    o a $500 million term loan B facility with a maturity of six years.


     At the closing of the transaction, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $46 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of old Seagate's operating assets, including the Company.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows (in thousands):




  Fiscal 2001 ...........   $  5,000
  2002 .....   ..........     22,500
  2003 .....   ..........     40,000
  2004 .....   ..........     50,000
  2005 .....   ..........     60,000
  Thereafter    .........    522,500
                            --------
  Total ....   ..........   $700,000
                            ========

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of New SAC at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the New SAC Transactions ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC and certain of its subsidiaries, including the Company's successor and its subsidiaries are guarantors under the senior credit facilities. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including the Company's successor's assets and its capital stock, have been pledged against the debt under this credit agreement. New SAC, and certain of its subsidiaries, including the Company's successor and its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, the Company's successor, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of New SAC and its subsidiaries.

     The credit agreement provides for the release of the Company's successor from its guarantee obligations, and asset pledge upon an approved transfer or sale of the Company's successor's common stock, or an initial public offering of at least 10%, on a fully diluted basis, of the Company's successor's voting common stock.


SENIOR SUBORDINATED NOTES

     In connection with the closing and financing of the New SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including the Company's successor and its subsidiaries, are guarantors of the notes. In addition, New SAC and certain of its subsidiaries including the Company's successor and its subsidiaries, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. The Company's successor may be released from its guarantee obligation, if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until the Company's successor and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.

                              XIOTECH CORPORATION
                 PREDECESSOR TO SEAGATE TECHNOLOGY SAN HOLDINGS

                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

     New SAC will not require the Company's successor's cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company's successor believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.


10. LITIGATION


LEGAL PROCEEDINGS


     Storage Computer Corporation -- On March 22, 2001, Storage Computer Corporation filed suit in the U.S. District Court for the Northern District of Texas, Civil Action No. 3-01CV0555-M, entitled Storage Computer Corporation v. XIOtech Corporation and Seagate Technology, Inc. The complaint alleges that XIOtech's MAGNITUDETM product infringes U.S. Patent No. 5,893,919 and that Seagate Technology induces infringement of the patent by promoting and marketing XIOtech's MAGNITUDETM product, particularly through a hyperlink on Seagate Technology's internet website to XIOtech's internet website. The Plaintiff alleges willful infringment and seeks unspecified damages and an injunction. We have engaged outside counsel to evaluate the claims in the suit. The ultimate outcome of this litigation is uncertain. The ultimate resolution of this matter could have a material adverse impact on XIOtech's financial condition, results of operations, and cash flows.


11. SEGMENT INFORMATION


     The Company applied Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or group, in deciding how to allocate resources and in assessing performance.


     The Company operates in one segment, storage area network products. The Company markets its products primarily in the United States through its sales personnel, dealers, and resellers. The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has final authority over resources allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components of the market.


12. SUPPLEMENTAL BALANCE SHEET INFORMATION




                                                     BALANCE       CHARGED
                                                        AT           TO                                 BALANCE AT
                                                    BEGINNING     COST AND                                END OF
                                                     OF YEAR      EXPENSES     OTHER     DEDUCTIONS        YEAR
                                                   -----------   ----------   -------   ------------   -----------
Accounts receivable allowance (In thousands):
 Period from January 29, 2000 to June 30,
   2000 ........................................       $583         $334        $--        $ (12)          $905
 Period from January 1, 2000 to January 28,
   2000 ........................................       $488         $ 95        $--        $  --           $583
 Six months ended June 30, 1999 (unaudited).....       $ --         $150        $--        $  --           $150
 Year ended December 31, 1999 ..................       $ --         $488        $--        $  --           $488
 Year ended December 31, 1998 ..................       $ --         $ --        $--        $  --           $ --

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

         CONDENSED CONSOLIDATED AND CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)





                                                                  SEAGATE REMOVABLE
                                                                  STORAGE SOLUTIONS
                                                                      HOLDINGS         PREDECESSOR
                                                                 ------------------   ------------
                                                                    DECEMBER 29,        JUNE 30,
                                                                        2000            2000 (1)
                                                                 ------------------   ------------
                                                                     (UNAUDITED)
ASSETS (See Note 7)
Cash and cash equivalents ....................................        $ 10,797           $ 2,502
Accounts receivable, net .....................................          21,296            19,217
Accounts receivable from affiliates ..........................           5,594                --
Inventories ..................................................          23,931            16,866
Other current assets .........................................             670             1,776
Deferred tax asset ...........................................              --             7,675
                                                                      --------           -------
 Total Current Assets ........................................          62,288            48,036
                                                                      --------           -------
Property, equipment and leasehold improvements, net ..........          10,709            14,432
Goodwill and other intangibles, net ..........................          14,282             3,170
Other assets .................................................             249                --
                                                                      --------           -------
 Total Assets (See Note 7) ...................................        $ 87,528           $65,638
                                                                      ========           =======
LIABILITIES
Accounts payable .............................................        $ 19,819           $17,978
Accrued employee compensation ................................           4,627             6,733
Accrued expenses .............................................           8,751             7,277
Accrued warranty .............................................           4,425             5,276
Current portion of long-term debt ............................             666               666
                                                                      --------           -------
 Total Current Liabilities ...................................          38,288            37,930
                                                                      --------           -------
Accrued warranty .............................................           1,888             2,506
Long-term debt less current portion ..........................             667               333
                                                                      --------           -------
 Total Liabilities ...........................................          40,843            40,769
                                                                      --------           -------
SHAREHOLDER'S/BUSINESS EQUITY
Common stock .................................................               2                --
Contributed Capital ..........................................          52,221                --
Accumulated deficit ..........................................          (5,538)               --
                                                                      --------           -------
 Total stockholder's/Business Equity .........................          46,685            24,869
                                                                      --------           -------
 Total Liabilities and Shareholder's/Business Equity .........        $ 87,528           $65,638
                                                                      ========           =======


----------
(1) The information in this column was derived from Seagate Removable Storage Solutions Business, an Operating Business of Seagate Technology, Inc.'s audited combined balance sheet as of June 30, 2000.








See notes to condensed consolidated and condensed combined financial statements.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

         CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                  (UNAUDITED)




                                                            SEAGATE REMOVABLE
                                                            STORAGE SOLUTIONS
                                                                HOLDINGS                 PREDECESSOR
                                                           ------------------   ------------------------------
                                                               PERIOD FROM        PERIOD FROM      SIX MONTHS
                                                             NOVEMBER 23, TO      JULY 1, TO         ENDED
                                                              DECEMBER 29,       NOVEMBER 22,     DECEMBER 31,
                                                                  2000               2000             1999
                                                           ------------------   --------------   -------------
Revenue ................................................        $ 28,371          $  89,987        $152,071

Cost of sales ..........................................          29,225             76,520         107,521
Product development ....................................           2,372             22,578          17,799
Marketing and administration ...........................           2,556             13,231          11,755
Amortization of goodwill and intangible assets .........              91                323             438
Restructuring ..........................................              --                776             369
                                                                --------          ---------        --------
 Total operations expenses .............................          34,244            113,428         137,882
                                                                --------          ---------        --------
Income (loss) from operations ..........................          (5,873)           (23,441)         14,189
Interest income ........................................              31                 28              35
Other income (expense) net .............................             (62)               806               3
                                                                --------          ---------        --------
Income (loss) before income taxes ......................          (5,904)           (22,607)         14,227
Benefit (provision) for income taxes                                 366              9,132          (4,892)
                                                                --------          ---------        --------
Net income (loss) ......................................        $ (5,538)         $ (13,475)       $  9,335
                                                                ========          =========        ========

See notes to condensed consolidated and condensed combined financial statements.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

    CONDENSED CONSOLIDATED AND CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                  (UNAUDITED)





                                                            SEAGATE REMOVABLE
                                                            STORAGE SOLUTIONS
                                                                HOLDINGS                 PREDECESSOR
                                                           ------------------   ------------------------------
                                                               PERIOD FROM        PERIOD FROM      SIX MONTHS
                                                             NOVEMBER 23, TO      JULY 1, TO         ENDED
                                                              DECEMBER 29,       NOVEMBER 22,     DECEMBER 31,
                                                                  2000               2000             1999
                                                           ------------------   --------------   -------------
OPERATING ACTIVITIES:
Net income (loss) ......................................       $  (5,538)         $(13,475)        $ 9,335
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and Amortization .........................             694             2,570           2,841
 Profit on disposal of property, equipment and
   leasehold improvements ..............................              --                (3)             (6)
 Deferred income taxes .................................                            (6,637)          2,615
Changes in operating assets and liabilities:
 Accounts receivable ...................................          (9,806)            2,133           5,889
 Inventories ...........................................           6,912            (6,098)         (2,207)
 Other assets ..........................................             636               470            (571)
 Accounts payable ......................................           2,675              (834)         (4,893)
 Accrued expenses, employee compensation and
   warranty ............................................             913            (3,167)            105
 Other liabilities .....................................              --                --             666
 Long-term debt ........................................              --                --             666
 Other non-current liabilities .........................             385              (665)           (484)
                                                               ---------          ----------       ---------
Net cash provided by (used in) operating activities               (3,129)          (25,706)         13,956
INVESTING ACTIVITIES:
Acquisition of property, equipment and leasehold
 improvements ..........................................          (1,255)           (4,987)         (5,248)
Proceeds from sale of property, equipment and
 leasehold improvements ................................             334               402              40
Other, net .............................................               2              (251)             --
                                                               ---------          ----------       ---------
Net cash provided by (used in) investing activities.....            (919)           (4,836)         (5,208)
FINANCING ACTIVITIES:
Net cash change in investment by Seagate
 Technology, Inc. ......................................              --            42,885          (6,597)
                                                               ---------          ----------       ---------
Net cash provided by (used in) financing activities                   --            42,885          (6,597)
Increase (decrease) in cash and cash equivalents                  (4,048)           12,343           2,151
Cash and cash equivalents at the beginning of the
 period ................................................          14,845             2,502           2,411
                                                               ---------          ----------       ---------
Cash and cash equivalents at the end of the
 period ................................................       $  10,797          $ 14,845         $ 4,562
                                                               =========          ==========       =========


See notes to condensed consolidated and condensed combined financial statements.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

  NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     Seagate Removable Storage Solutions Holdings ("the Company") was formed in August 2000, for the purpose of acquiring the Removable Storage Solutions operating business of Seagate Technology, Inc. The Company is wholly owned on an outstanding shares basis, by New SAC, the successor to Seagate Technology, Inc. Prior to November 22, 2000, the Company did not have significant operations. As a result, Seagate Removable Storage Solutions Business, an Operating Business of Seagate Technology ("RSS" or "Predecessor") is considered to be the Company's Predecessor for accounting purposes.

     The Company and its Predecessor design, market and support a product line of tape drives that use removable tape cartridges that store and protect large volumes of data inexpensively and reliably. Tape drives are used in both enterprise and desktop computer systems needing dedicated backup storage that combines high capacity, portability, low cost and reliability. Typically tape drives are used less frequently and data is often migrated from rigid disc drives to tape drives because tape drives are less expensive. However, tape drives take longer to retrieve data. The Company also manufactures tape heads for use in it's own products and for sale to other OEM companies that manufacture and sell tape drives.


BASIS OF PRESENTATION

     The accompanying financial statements have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. For comparative purposes, the financial statements presentation includes the combined operations of the predecessor through November 22, 2000, and the Company's consolidated operations from November 23, 2000 to December 29, 2000. The Company believes the disclosures included in these condensed consolidated and condensed combined financial statements, when read in conjunction with the combined financial statements of the predecessor as of June 30, 2000, and related notes thereto, are adequate to make the information presented herein not misleading.

     The accompanying financial statements include the historical assets, liabilities, revenues and expenses that are directly related to the Company's and its Predecessor's operations. For certain assets and liabilities that are not specifically identifiable with the Company and its Predecessor, estimates have been used to allocate such assets and liabilities to the Company and its Predecessor, by applying methodologies management believes are appropriate.

     The statements of income include all revenues and expenses attributable to the Company and its Predecessor including allocations of certain corporate administration, finance and management costs. Such costs were proportionately allocated to the Company and its Predecessor based on detailed inquiries and estimates of time incurred by Seagate Technology, Inc.'s corporate marketing and general administrative departmental managers. In addition, certain of Seagate Technology, Inc.'s operations are shared locations involving activities that pertain to the Company and its Predecessor as well as to other businesses of Seagate Technology, Inc. Costs incurred in shared locations are allocated based on specific identification, or where specific identification is not possible, such costs are allocated between the Company and its Predecessor and other businesses of Seagate Technology, Inc. based on the volume of activity, head count, square footage, and other methodologies that management believes are reasonable. Transactions and balances between entities and locations within the Company's and its Predecessor's business have been eliminated. Management believes that the foregoing allocations were made on a reasonable basis.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)

     The accompanying financial statements reflect, in the opinion of management, all material adjustments necessary to summarize fairly the consolidated or combined financial position, results of operations and cash flows for such periods. Such adjustments are of a normal recurring nature.


     The consolidated results of operations of the Company and its Predecessor for the six-month period ended December 29, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 29, 2001.


     The Predecessor operated and reported financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. The Company will operate and report financial results on the same basis. Fiscal 2001 will be 52 weeks for the combined Company and its Predecessor and will end on June 29, 2001.


     The financial information included herein may not necessarily reflect the results of operations, financial position, change in business equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.


ECONOMIC DEPENDENCE ON AFFILIATE -- SEAGATE TECHNOLOGY HOLDINGS


     The Company has incurred net losses and negative cash flows from operations for the period from July 1, 2000 to November 22, 2000, and for the period from November 23, 2000 to December 29, 2000. To the extent future cash flows from operations are insufficient to fund the Company's working capital needs and planned activities, the Company believes that additional funding will be available from Seagate Technology Holdings, a subsidiary of New SAC. Seagate Technology Holdings operates the former rigid disc drive and storage area networks business of Seagate Technology, Inc. Seagate Technology, Inc. is the predecessor of the Company's parent New SAC.


2. BALANCE SHEET AND OTHER INFORMATION



                                               SEAGATE REMOVABLE
                                               STORAGE SOLUTIONS
                                                   HOLDINGS         PREDECESSOR
                                              ------------------   ------------
                                                 DECEMBER 29,        JUNE 30,
                                                     2000              2000
                                              ------------------   ------------
                                                       (IN THOUSANDS)
Accounts Receivable:
Accounts receivable .......................        $ 23,888          $ 21,635
Less allowance for non-collection .........          (2,592)           (2,418)
                                                   --------          --------
                                                   $ 21,296          $ 19,217
                                                   ========          ========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


2. BALANCE SHEET AND OTHER INFORMATION (CONTINUED)

     Activity in the allowance for doubtful accounts is as follows:



                                 BALANCE AT      CHARGED TO     BALANCE AT
                                BEGINNING OF      COSTS AND       END OF
                                   PERIOD         EXPENSES        PERIOD
                               --------------   ------------   -----------
                                             (IN THOUSANDS)
Six Months Ended
 December 29, 2000 .........       $2,418           $174          $2,592
                                   ======           ====          ======


                                                            SEAGATE REMOVABLE
                                                            STORAGE SOLUTIONS
                                                                HOLDINGS         PREDECESSOR
                                                           ------------------   ------------
                                                              DECEMBER 29,        JUNE 30,
                                                                  2000              2000
                                                           ------------------   ------------
                                                                    (IN THOUSANDS)
Inventories:
Components .............................................        $ 9,055          $   3,488
Work-in-process ........................................          1,216              2,801
Finished goods .........................................         13,660             10,577
                                                                -------          ---------
                                                                $23,931          $  16,866
                                                                =======          =========
Property, equipment and leasehold improvements .........        $10,992          $  45,013
Less accumulated depreciation and amortization .........           (283)           (30,581)
                                                                -------          ---------
                                                                $10,709          $  14,432
                                                                =======          =========

     Included within Property, equipment and leasehold improvements at December 29, 2000 is a property held for sale of $2,273,000.


     The Company purchases certain backup and retrieval software that are included with its tape drives when sold. This software is purchased from VERITAS Software Corporation which is an equity method investment held by Seagate Technology, Inc. prior to its merger with and into VERITAS (See Note
7). Purchases from VERITAS were $2,175,200 and $932,615 in the periods from July 1, 2000 to November 22, 2000 and November 23, 2000 to December 29, 2000, respectively and $3,384,145 for the six months ended December 31, 1999.


3. INCOME TAXES


     The federal Tax Allocation Agreement ("Tax Allocation Agreement") between the Company and Seagate Technology was terminated on November 22, 2000, and the Company will no longer file federal income tax returns on a consolidated basis with Seagate Technology. The Company will enter into a state tax allocation agreement with affiliates of New SAC, as applicable. Therefore, Seagate Technology will not benefit from nor will it reimburse the Company pursuant to the Tax Allocation Agreement for federal tax losses the Company sustains subsequent to consummation of the SAC Transaction. In prior periods, the Company has recorded substantial intercompany receivables for its tax losses utilized by Seagate Technology, which have been netted against the Seagate Technology business equity interest in the Company. As a result of the termination of the Tax Allocation Agreement, the Company may not be able to convert any future tax losses into cash.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     The provision for (benefit from) income taxes consisted of the following:





                                            SEAGATE REMOVABLE
                                            STORAGE SOLUTIONS
                                                 HOLDINGS                   PREDECESSOR
                                           ------------------- --------------------------------------
                                               PERIOD FROM         PERIOD FROM
                                            NOVEMBER 23, 2000      JULY 1, 2000        SIX MONTHS
                                                 THROUGH             THROUGH              ENDED
                                            DECEMBER 29, 2000   NOVEMBER 23, 2000   DECEMBER 31, 1999
                                           ------------------- ------------------- ------------------
                                                                 (IN THOUSANDS)
Current Tax Expense (Benefit):
 Federal .................................       $   --             $ (2,225)            $1,367
 State ...................................         (370)                (286)               368
 Foreign .................................            4                   17                543
                                                 ------             --------             ------
                                                   (366)              (2,494)             2,278
Deferred Tax Expense (Benefit):
 Federal .................................           --               (5,532)             2,181
 State ...................................           --               (1,106)               433
 Foreign .................................           --                   --                 --
                                                 ------             --------             ------
                                                     --               (6,638)             2,614
Provision for (Benefit from) Income Taxes        $ (366)            $ (9,132)            $4,892
                                                 ======             ========             ======


     Income (loss) before income taxes consisted of the following:





                    SEAGATE REMOVABLE
                    STORAGE SOLUTIONS
                         HOLDINGS                   PREDECESSOR
                   ------------------- --------------------------------------
                                           PERIOD FROM
                    NOVEMBER 23, 2000      JULY 1, 2000        SIX MONTHS
                         THROUGH             THROUGH              ENDED
                    DECEMBER 29, 2000   NOVEMBER 23, 2000   DECEMBER 31, 1999
                   ------------------- ------------------- ------------------
                                         (IN THOUSANDS)
Domestic .........      $ (5,376)           $ (23,073)           $ 9,611
Foreign ..........          (528)                 466              4,616
                        --------            ---------            -------
                        $ (5,904)           $ (22,607)           $14,227
                        ========            =========            =======


     The proforma information assuming a tax provision/(benefit) based on a separate return basis is as follows:




                                                         SEAGATE REMOVABLE
                                                         STORAGE SOLUTIONS
                                                             HOLDINGS
                                                        ------------------
                                                            PERIOD FROM
                                                           NOVEMBER 23,
                                                              2000 TO
                                                           DECEMBER 29,
       Income (loss) before income taxes ............        $ (5,904)
       Provision (benefit) for income taxes .........            (366)
                                                             --------
       Net Income (loss) ............................        $ (5,538)
                                                             ========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     The income tax benefit related to the exercise of certain employee stock options increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to Business Equity. Such amounts approximated $2.5 million in the period from July 1, 2000 to November 22, 2000.


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:





                                                       SEAGATE REMOVABLE
                                                       STORAGE SOLUTIONS
                                                      HOLDINGS PREDECESSOR
                                                    ------------------------
                                                     DECEMBER 29,   JUNE 30,
                                                         2000         2000
                                                    -------------- ---------
                                                         (IN THOUSANDS)
DEFERRED TAX ASSETS
Accrued warranty ..................................   $   3,176     $  343
Inventory valuation accounts ......................       1,352      1,874
Receivable reserves ...............................       1,776      3,830
Accrued compensation and benefits .................       1,279        570
Acquisition-related Items .........................       2,158         --
Deferred revenue ..................................         135        151
Other reserves and accruals .......................       5,410      1,753
Research and development credits ..................         142         --
                                                      ---------     ------
Total Deferred Tax Assets .........................      15,428      8,521
Valuation allowance ...............................     (12,256)        --
                                                      ---------     ------
Net Deferred Tax Assets ...........................       3,172      8,521
                                                      ---------     ------
DEFERRED TAX LIABILITIES
Depreciation ......................................        (311)      (330)
Unremitted income of foreign subsidiaries .........          --       (516)
Acquisition-related items .........................      (2,861)        --
                                                      ---------     ------
Total Deferred Tax Liabilities ....................      (3,172)      (846)
                                                      ---------     ------
   Net Deferred Tax Assets/(Liabilities) ..........   $       0     $7,675
                                                      =========     ======


     In connection with the purchase of the operating assets of Seagate Technology, Inc., approximately $2.9 million of deferred tax liabilities at December 29, 2000 represent the excess of book basis over the tax basis of the acquired property, plant and equipment, and liabilities assumed for which we do not expect to receive tax deductions in our federal and state returns in future periods. The realization of the Company's federal and state deferred tax assets will depend primarily on its ability to generate sufficient taxable income in the United States in future fiscal years, the timing and amount of which are uncertain. Due to these uncertainties the Company recorded a valuation allowance of $12.3 million for the deferred tax assets as of December 29, 2000. The Company anticipates that the tax benefits of $10.4 million of net deferred tax assets if realized, will result in an increased adjustment to the amount of unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


3. INCOME TAXES (CONTINUED)

     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:



                                                              SEAGATE
                                                         REMOVABLE STORAGE             PREDECESSOR
                                                        SOLUTIONS HOLDINGS    ------------------------------
                                                            PERIOD FROM         PERIOD FROM
                                                           NOVEMBER 23,           JULY 1,        SIX MONTHS
                                                              2000 TO             2000 TO          ENDED
                                                           DECEMBER 29,        NOVEMBER 22,     DECEMBER 31,
                                                               2000                2000             1999
                                                       --------------------   --------------   -------------
                                                                          (IN THOUSANDS)
Provision (benefit) at U.S. statutory rate .........         $ (2,066)           $ (7,913)        $4,980
State income tax provision (benefit), net of federal
 income tax benefit ................................             (240)               (906)           521
Research and development credits ...................             (142)               (784)          (485)
Benefit from net earnings of foreign subsidiaries
 considered to be permanently reinvested in
 non-U.S. operations ...............................             (121)               (174)            --
Valuation allowance ................................            1,877                  --             --
Foreign losses not benefited .......................              295                 509             --
Other ..............................................               31                 136           (124)
                                                             --------            --------         ------
Provision for (benefit from) income taxes ..........         $   (366)           $ (9,132)        $4,892
                                                             --------            --------         ------



     A substantial portion of the Company's Asia Pacific manufacturing operations in Singapore and Malaysia operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. As of November 22, 2000, the Company's foreign manufacturing subsidiaries had approximately $3.5 million of undistributed foreign earnings considered permanently reinvested offshore. As a result of the sale of the operating assets of Seagate Technology and the ensuing corporate structure, the Company now has a foreign parent holding company with various foreign and U.S. subsidiaries. The unremitted earnings of the Company's foreign subsidiairies will no longer be subject to U.S. tax if remitted to the Company's foreign parent holding company.



4. RESTRUCTURING

     The Company has recorded expense for all restructuring activities as incurred. This amounted to nil, $776,000 and $369,000 for the period from November 23, 2000 through December 29, 2000, the period from July 1, 2000 through November 22, 2000 and six months ended December 31, 1999, respectively. These expenses consisted primarily of workforce reductions related to the closure of facilities or portions of facilities.


5. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company develops, manufactures and markets a product line of tape drives. These products include tape drives, tape media and components such as read and write heads and storage and retrieval software. The Company operates one operating segment under the criteria of Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information," with activities in three geographical areas. The President has been identified as the Chief Operating Decision maker as defined by SFAS No. 131. The President evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)

6. SUPPLIER AND CUSTOMER CONCENTRATIONS

     A limited number of customers historically have accounted for a substantial portion of the Company's revenues. Percentage revenues from customers with more than 10% of sales were as follows (as a percentage of net sales):




                                                   SEAGATE REMOVABLE
                                                   STORAGE SOLUTIONS
                                                       HOLDINGS                 PREDECESSOR
                                                  ------------------   ------------------------------
                                                      PERIOD FROM        PERIOD FROM
                                                     NOVEMBER 23,          JULY 1         SIX MONTHS
                                                        2000 TO            2000 TO          ENDED
                                                     DECEMBER 28,       NOVEMBER 22,     DECEMBER 31,
                                                         2000               2000             1999
                                                  ------------------   --------------   -------------
International Business Machines Corp. .........           32%                29%        22%
Dell Computer Corp. ...........................           20%                24%        19%
Ingram Micro Inc. .............................           --                 --         14%

     Sales of the Company's products will vary as a result of fluctuations in market demand. Further, the markets in which the Company competes are characterized by rapid technological obsolescence.

     Certain of the raw materials and components used by the Company in the manufacture of its products are available from a limited number of suppliers. For example, all of the Company's basic DAT tape drives are currently purchased from Matsushita Kotobuki Electronics, (MKE), under an exclusive manufacturing agreement. All of the Company's LTO heads are manufactured by the Company and the main component of the head, the wafer, is purchased exclusively from a Seagate Technology plant in Springtown, Ireland.

7. PURCHASE ACCOUNTING

     On November 22, 2000, under the stock purchase agreement, the Company's Parent, New SAC, completed the purchase of all of the operating assets and assumption of the operating liabilities of Seagate Technology and its consolidated subsidiaries. The net purchase price was $1.840 billion in cash, including transaction costs of approximately $25 million. Seagate Technology designed, developed and manufactured rigid disk drives, enterprise management software, storage area networks, and removable tape storage solutions. Immediately thereafter, in a separate and independent transaction, Seagate Technology and VERITAS completed their merger under the Merger Agreement. The stock purchase agreement and the Merger Agreement are referred to as the New SAC transactions. At the time of the merger with VERITAS, Seagate Technology assets included a specified amount of cash, an equity method investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Technology, VERITAS, and New SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the New SAC transactions.

     New SAC accounted for the acquisition of all the operations of Seagate Technology as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their fair values and reorganized into the following businesses: 1) the rigid disk drive business (HDD), 2) the storage area networks business (SAN), 3) the removable storage solutions business (RSS), 4) the software business (CD), and
5) an investment holding company (ST). The fair value of the net assets acquired by New SAC exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to certain acquired long-lived assets and reduced the recorded fair value amounts by approximately 46%.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


7. PURCHASE ACCOUNTING (CONTINUED)

     The purchase price allocation presented below is preliminary because New SAC has not received the final reports from the independent appraiser that are required to complete the allocation. New SAC believes that the independent appraiser has substantially completed and concluded its work, except for certain information that is continuing to be assessed at the Company for in-process research and development. New SAC expects the independent appraiser to complete and issue its final report prior to July 2001.

     The table below summarizes the preliminary allocation of net purchase price as it relates to the RSS business (in thousands).




                                                      ESTIMATED
               DESCRIPTION                   LIFE     FAIR VALUE
-----------------------------------------   ------   -----------
Net current assets (1) ..................             $ 32,237
Other long-lived assets .................                  250
Property, plant & equipment (2) .........               10,079
Identified intangibles:
Developed technologies (4) ..............   3           11,426
Assembled workforces (4) ................   3            3,264
                                                      --------
Subtotal ................................               14,690
Long-term deferred taxes (3) ............               (2,861)
Long term liabilities ...................               (2,174)
                                                      --------
Net assets ..............................             $ 52,221
                                                      ========


----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values of the Company. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

      Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values of the Company because of the monetary nature of most of the liabilities.

(2) The Company has obtained a preliminary indication of the fair value of the acquired property, plant and equipment. This valuation is subject to the engagement of a valuation expert to complete a valuation and the Company anticipates it will receive a final report by July 2001.

(3) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, and acquired intangible assets over their related tax basis. The Company has $10.4 million federal and state deferred tax assets for which a full valuation allowance has been established. (See Note 3, Income Taxes.)

(4) The Company obtained an independent valuation of acquired identified intangible assets. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangible assets.

     DEVELOPED TECHNOLOGIES -- The value of this asset for the Company was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


7. PURCHASE ACCOUNTING (CONTINUED)

the technology, 2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.


     ASSEMBLED WORKFORCES -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.


PRO FORMA FINANCIAL INFORMATION


     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of RSS had occurred at the beginning of fiscal 2000. The pro forma statements of operations for the six months ended December 29, 2000 and December 31, 1999, include the historical results of the Company in addition to the historical results of the predecessor and are adjusted to reflect the new accounting basis for the assets and liabilities of the Company, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to the Company's prior acquisitions, as well as compensation expense related to option accelerations associated with the New SAC transactions. The pro forma financial results are as follows:




                                                   SIX MONTHS ENDED
                                             ----------------------------
                                              DECEMBER 29,   DECEMBER 31,
                                                  2000           1999
                                             -------------- -------------
                                                    (IN THOUSANDS)
Revenue ....................................   $ 118,358       $152,071
 Income (loss) before income taxes .........     (26,992)        12,815
 Net income (loss) .........................     (26,587)         7,923

CAPITAL STOCK



     The Company's authorized share capital is $50,000 and consists of 50,000 ordinary shares, par value $1.00, of which 2,000 shares were outstanding as of December 29, 2000.



LONG-TERM DEBT AND CREDIT FACILITIES


     Upon the closing of the transactions, New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:


   o a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate in five years;


   o a $200 million term loan A facility with a maturity of five years; and


   o a $500 million term loan B facility with a maturity of six years.



     At the closing of the transactions, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transactions to finance the acquisition of Seagate Technology's operating assets.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


7. PURCHASE ACCOUNTING (CONTINUED)

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:





                                  (IN THOUSANDS)
                                 ---------------
  Fiscal   2001 ................     $  5,000
           2002 ................       22,500
           2003 ................       40,000
           2004 ................       50,000
           2005 ................       60,000
           Thereafter ..........      522,500
                                     --------
           Total ...............     $700,000
                                     ========


     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as New SAC's consolidated financial position at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the transactions ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC, and certain of its subsidiaries, including Seagate Removable Storage Solutions Holdings, are guarantors under the senior credit facilities. In addition, the majority of New SAC's, and certain of its subsidiaries, assets have been pledged against the debt under this credit agreement (see Note 8, Condensed Consolidating Financial Information). The Company, and certain of its subsidiaries have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     In connection with the closing and financing of the transactions, Seagate Technology International, a subsidiary of New SAC, issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including Seagate Removable Storage Solutions Holdings, are guarantors of the notes. In addition, New SAC, and certain of its subsidiaries have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

     The Company may be released from its guarantee obligation, if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until the Company and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.

     New SAC will not require the Companys' cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.

8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION


     The Company is a wholly owned subsidiary of New SAC. The senior subordinated notes are guaranteed by certain, but not all of the subsidiaries of New SAC. The guarantees of the senior subordinated notes are full and unconditional, and are made on a joint and several basis by the guaranteeing subsidiaries.

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

     The following tables present guarantor and non-guarantor condensed consolidating financial information for RSS' subsidiaries, at December 29, 2000 condensed consolidating results of its operations and its cash flows for the one month ended December 29, 2000, the five months ended November 22, 2000 and six months ended December 31, 1999. The information is based on the guarantor and non-guarantor classification of RSS's subsidiaries under the current provisions of the senior subordinated notes.


                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 29, 2000

                                 (IN THOUSANDS)

                                  (UNAUDITED)




                                                GUARANTORS     NON-GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                               ------------   ----------------   --------------   -------------
ASSETS
Cash and cash equivalents ..................      $10,150         $    647          $     --         $10,797
Accounts receivable, net ...................       17,587            5,838            (2,129)         21,296
Affiliate accounts receivable ..............        5,131              463                --           5,594
Inventories ................................       21,611            2,320                --          23,931
Other current assets .......................          649               21                --             670
                                                  -------         --------          --------         -------
 Total Current Assets ......................       59,192            9,289            (2,129)         62,288
Property, equipment, leasehold
 improvements, net .........................        7,625            3,084                --          10,709
Other assets ...............................       14,173              358                --          14,531
                                                  -------         --------          --------         -------
 Total Assets ..............................      $76,926         $ 12,731          $ (2,129)        $87,528
                                                  =======         ========          ========         =======
LIABILITIES
Accounts payable ...........................      $17,359         $  4,589          $ (2,129)        $19,819
Accrued employee compensation ..............        4,238              389                --           4,627
Accrued expenses ...........................        8,467              284                --           8,751
Accrued Warranty ...........................        4,425               --                --           4,425
Current portions of long-term debt .........          666               --                --             666
                                                  -------         --------          --------         -------
 Total Current Liabilities .................       35,155           (5,262)           (2,129)         38,288
Other liabilities ..........................        2,555               --                --           2,555
                                                  -------         --------          --------         -------
 Shareholders' Equity ......................       39,216            7,469                --          46,685
                                                  -------         --------          --------         -------
 Total Liabilities and Shareholders'
   Equity ..................................      $76,926         $ 12,731          $ (2,129)        $87,528
                                                  =======         ========          ========         =======

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                 GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                ------------ ---------------- -------------- -------------
Revenue .......................................   $ 30,749        $3,955        $  (6,333)     $ 28,371
Costs of revenue ..............................     31,625         3,933           (6,333)       29,225
Product development ...........................      2,372            --               --         2,372
Marketing and administrative ..................      2,420           136               --         2,556
Amortization of goodwill and other intangibles          91            --               --            91
Restructuring .................................         --            --               --            --
                                                  --------        ------        ---------      --------
   Total operating expenses ...................     36,508         4,069           (6,333)       34,244
                                                  --------        ------        ---------      --------
   Income (loss) from operations ..............     (5,759)         (114)              --        (5,873)
Other income (expense), net ...................        (31)           --               --           (31)
                                                  --------        ------        ---------      --------
Income (loss) before income taxes .............     (5,790)         (114)              --        (5,904)
                                                  --------        ------        ---------      --------
Benefit (provision) for income taxes ..........        366            --               --           366
                                                  --------        ------        ---------      --------
   Net Income (loss) ..........................   $ (5,424)       $ (114)       $      --      $ (5,538)
                                                  ========        ======        =========      ========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                   GUARANTORS     NON-GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                                  ------------   ----------------   --------------   -------------
Revenues ......................................    $  97,606         $ 13,551         $ (21,170)       $  89,987
Costs of sales ................................       83,457           14,233           (21,170)          76,520
Product development ...........................       22,578               --                             22,578
Marketing and administrative ..................       12,507              724                             13,231
Amortization of goodwill and other
 intangibles ..................................          323               --                                323
Restructuring .................................          755               21                                776
                                                   ---------         --------                          ---------
   Total operating expense ....................      119,620           14,978           (21,170)         113,428
   Income (loss) from operations ..............      (22,014)          (1,427)               --          (23,441)
Other income (expense), net ...................          830                4                --              834
                                                   ---------         --------         ---------        ---------
Income (loss) before income taxes .............      (21,184)          (1,423)               --          (22,607)
Benefit (provision) for income taxes ..........        9,132               --                --            9,132
                                                   ---------         --------         ---------        ---------
   Net income (loss) ..........................    $ (12,052)        $ (1,423)        $      --        $ (13,475)
                                                   =========         ========         =========        =========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                             GUARANTORS     NON-GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                            ------------   ----------------   --------------   -------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $ (3,788)         $  659             $  --         $ (3,129)
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ............         (995)           (260)               --           (1,255)
Proceeds from sale of property, equipment
 and leasehold improvements .............          334              --                --              334
Other, net ..............................            2              --                --                2
                                              --------          ------             -----         --------
 Net cash provided by (used in) investing
   activities ...........................         (659)           (260)               --             (919)
FINANCING ACTIVITIES
 NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES .................           --              --                --               --
Increase (decrease) in cash and cash
 equivalents ............................       (4,447)            399                --           (4,048)
Cash and cash equivalents at the
 beginning of the year ..................       14,597             248                --           14,845
                                              --------          ------             -----         --------
Cash and cash equivalents at the end of
 the year ...............................     $ 10,150          $  647             $  --         $ 10,797
                                              ========          ======             =====         ========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)





                                               GUARANTORS      NON-GUARANTORS     ELIMINATIONS        COMBINED
                                            ---------------   ----------------   --------------   ---------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $   (25,085)        $   (621)           $  --         $   (25,706)
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ............          (3,507)          (1,480)              --              (4,987)
Profit on disposal of property, equipment
 and leasehold improvements .............             402               --               --                 402
Other, net ..............................            (251)              --               --                (251)
                                              -----------         --------            -----         -----------
 Net cash provided by (used in) investing
   activities ...........................          (3,356)          (1,480)              --              (4,836)
FINANCING ACTIVITIES
Other, net ..............................          40,563            2,322               --              42,885
                                              -----------         --------            -----         -----------
 Net cash provided by (used in) financing
   activities ...........................          40,563            2,322               --              42,885
Effect of exchange rate changes on cash
 and cash equivalents ...................              --               --               --                  --
Increase (decrease) in cash and cash
 equivalents ............................          12,122              221               --              12,343
Cash and cash equivalents at the
 beginning of the year ..................           2,475               27               --               2,502
                                              -----------         --------            -----         -----------
Cash and cash equivalents at the end of
 the year ...............................     $    14,597         $    248            $  --         $    14,845
                                              ===========         ========            =====         ===========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)


                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                                                           TOTAL SEAGATE
                                                                                             REMOVABLE
                                                                                         STORAGE SOLUTIONS
                                                                                             HOLDINGS
                                                                                              AND ITS
                                            GUARANTORS   NON-GUARANTORS   ELIMINATIONS      PREDECESSOR
                                           ------------ ---------------- -------------- ------------------
Revenue ..................................   $137,234       $26,430        $ (11,593)        152,071
Costs of revenue .........................     94,775        24,344          (11,598)        107,521
Product development ......................     17,799            --               --          17,799
Marketing and administrative .............     11,230           525               --          11,755
Amortization of goodwill and other
 intangibles .............................        438            --               --             438
Restructuring ............................        128           241               --             369
                                             --------       -------        ---------         -------
   Total operating expense ...............    124,370        25,110          (11,598)        137,882
   Income (loss) from operations .........     12,864         1,320                5          14,189
Other income (expense), net ..............         33             5                               38
                                             --------       -------                          -------
Income (loss) before income taxes ........     12,897         1,325                5          14,227
Benefit (provision) for income taxes .....     (4,674)         (218)              --          (4,892)
                                             --------       -------        ---------         -------
   Net income (loss) .....................   $  8,223       $ 1,107        $       5           9,335
                                             ========       =======        =========         =======

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)


8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                       SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)





                                             GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                            ------------   ----------------   --------------   -----------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES ...................     $ (7,462)         $6,494              $--         $ 13,956
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements .................       (5,248)             --               --           (5,248)
Proceeds from sale of property, equipment
 and leasehold improvements .............           40              --               --               40
Other, net ..............................            3              --               --                3
                                              --------          ------              ---         --------
 Net cash provided by (used in) investing
   activities ...........................       (5,245)          1,349               --           (5,208)
FINANCING ACTIVITIES
Net cash change in investment by
 Seagate Technology Inc., ...............       (6,597)             --               --           (6,597)
 Net cash provided by (used in) financing
   activities ...........................        6,597              --               --            6,597
Increase (decrease) in cash and cash
 equivalents ............................        2,173             (22)              --            2,151
Cash and cash equivalents at the
 beginning of the year ..................        2,389              22               --            2,411
                                              --------          ------              ---         --------
Cash and cash equivalents at the end of
 the year ...............................     $  4,562          $   --              $--         $  4,562
                                              ========          ======              ===         ========

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                  (UNAUDITED)

10. SUBSEQUENT EVENTS

     In February 2001, the Board of Directors of the Company, approved an amendment to the Articles of Association of Seagate Removable Storage Solutions Holdings. This amendment is subject to approval by the senior subordinated noteholders under the terms of a Share Mortgage Agreement entered into between the Company and the senior subordinated noteholders. Under the terms of the amendment, the Company's authorized share capital will consist of 30 million common shares, par value $0.0001, and 22.5 million preferred shares, par value $0.0001, of which 20 million shares will be designated Series A preferred shares.


     Common Shares -- Holders of common shares will be entitled to receive dividends and distributions when and as declared by the Company's Board of Directors, on a basis equal to the preferred shares. Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the common shares. Holders of common shares are entitled to one vote per share on all matters presented to the Company's shareholders.

     Preferred Shares -- The Board approved amendment allows the Company's Board of Directors to issue one or more series of preferred shares, at the time and for the consideration determined by the Board of Directors. Holders of preferred shares will be entitled to receive dividends and distributions when and as declared by the Company's Board of Directors on a basis equal to the Company's common shares. Upon any liquidation, dissolution, or winding up of the Company, the holders of preferred shares shall receive, out of any remaining, legally available assets of the Company, a liquidation preference of $1.60 per preferred share, less the aggregate amount of any distributions or dividends already made per preferred share. To the extent there are not sufficient remaining assets of the Company to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of the Company's remaining assets. Upon payment of the liquidation preference on each preferred share, the preferred shares shall be redeemed in full and cancelled. Holders of preferred shares will have one vote per share and all such shares are convertible on a one-to-one basis into common stock.



SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS 2001 STOCK OPTION PLAN


     On December 18, 2000, the Company's Board of Directors approved, subject to the approval by the Senior Subordinated note holders in accordance with the terms of the share mortgage agreement, the Seagate Removable Storage Solutions Holdings 2001 Stock Option Plan (the 2001 Stock Option Plan). A total of 5,000,000 options to purchase ordinary shares may be issued under the 2001 Stock Option Plan. Key management and other employees, directors and consultants of the Company and its affiliates, are eligible to be granted awards under the 2001 Stock Option Plan. The Board of Directors has committed to issuing 1,037,000 options to purchase shares of common stock at a weighted average exercise price of $1.60 per share under the 2001 Stock Option Plan. Such options will be issued after completion of the previously mentioned amendment to the Articles of Association and approval by the Senior Subordinated noteholders.



NEW SAC 2001 RESTRICTED SHARE PLAN


     On December 18, 2000, New SAC's Board of Directors approved, the New SAC 2001 Restricted Share Plan (the 2001 Restricted Share Plan). A total of 500,000 shares of common stock have been reserved for issuance under the New SAC 2001 Restricted Share Plan. Key management and other employees, directors and consultants of New SAC and its subsidiaries, including Seagate Removable Storage Solutions Holdings, are eligible to be granted awards under the Plan. The Board of Directors has committed to issuing up to 3,400 shares at a fair value to certain employees of Seagate

       SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS AND ITS PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONCLUDED)
                                  (UNAUDITED)


10. SUBSEQUENT EVENTS (CONTINUED)


Removal Storage Solutions Holdings. Such shares will vest over 4 years on a pro rata basis. These shares will be issued after completion of the previously mentioned amendment to the Articles of Association.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Seagate Removable Storage Solutions Holdings


     We have audited the accompanying combined balance sheets of the Seagate Removable Storage Solutions Business, an Operating Business of Seagate Technology, Inc., the predecessor to Seagate Removable Storage Solutions Holdings, as of June 30, 2000 and July 2, 1999 and the related combined statements of operations, business equity, and cash flows for each of the three years in the period ended June 30, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Seagate Removable Storage Solutions Business, an Operating Business of Seagate Technology, Inc. at June 30, 2000 and July 2, 1999 and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.




                                                           /s/ Ernst & Young LLP






San Jose, California
April 18, 2001

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)





                                                                 JUNE 30,      JULY 2,
                                                                   2000         1999
                                                                ----------   ----------
ASSETS (see Note 8)
Cash and cash equivalents ...................................    $ 2,502      $ 2,411
Accounts receivable, net ....................................     19,217       35,686
Inventories .................................................     16,866       11,122
Other current assets ........................................      1,776          958
Deferred tax asset ..........................................      7,675       12,373
                                                                 -------      -------
 Total Current Assets .......................................     48,036       62,550
                                                                 -------      -------
Property, equipment and leasehold improvements, net .........     14,432       12,172
Goodwill and other intangible assets, net ...................      3,170        3,612
                                                                 -------      -------
 Total Assets (see Note 8) ..................................    $65,638      $78,334
                                                                 =======      =======
LIABILITIES
Accounts payable ............................................    $17,978      $24,694
Accrued employee compensation ...............................      6,733        7,293
Accrued expenses ............................................      7,277       13,417
Accrued warranty ............................................      5,276        5,951
Current portion of long-term debt ...........................        666           --
                                                                 -------      -------
 Total Current Liabilities ..................................     37,930       51,355
Accrued warranty ............................................      2,506        2,267
Long-term debt less current portion .........................        333           --
                                                                 -------      -------
 Total Liabilities ..........................................     40,769       53,622
BUSINESS EQUITY .............................................     24,869       24,712
                                                                 -------      -------
 Total Liabilities and Business Equity ......................    $65,638      $78,334
                                                                 =======      =======


See notes to combined financial statements.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

                         COMBINED STATEMENTS OF INCOME
                                (IN THOUSANDS)




                                                                               YEARS ENDED
                                                                 ----------------------------------------
                                                                   JUNE 30,       JULY 2,       JULY 3,
                                                                     2000           1999          1998
                                                                 ------------   -----------   -----------
Revenue ......................................................     $262,814     $314,006      $286,086
Cost of revenue ..............................................      193,193     225,151       228,901
Product development ..........................................       37,444      36,081        24,981
Marketing and administration .................................       18,578      22,924        27,175
Amortization of goodwill and other intangible assets .........          877       3,207         2,181
Restructuring ................................................          627         711           686
                                                                   --------     --------      --------
 Total operating expenses ....................................      250,719     288,074       283,924
Income from operations .......................................       12,095      25,932         2,162
Interest income ..............................................           87          94            51
Other income (expense) net ...................................        1,489         (92)          836
                                                                   --------     --------      --------
Income before income taxes ...................................       13,671      25,934         3,049
Benefit (provision) for income taxes .........................       (4,432)     (9,556)       (1,571)
                                                                   --------     --------      --------
 Net income ..................................................     $  9,239     $16,378       $ 1,478
                                                                   ========     ========      ========

See notes to combined financial statements.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                              YEARS ENDED
                                                                ---------------------------------------
                                                                 JUNE 30,      JULY 2,        JULY 3,
                                                                   2000          1999          1998
                                                                ----------   -----------   ------------
OPERATING ACTIVITIES
Net income ..................................................    $  9,239     $  16,378     $   1,478
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and Amortization ..............................       6,606         8,904         7,609
 Profit on disposal of property, equipment and
  leasehold improvements ....................................         (10)         (119)          (58)
 Deferred income taxes ......................................       4,698            88        (1,271)
Changes in operating assets and liabilities:
 Accounts receivable ........................................      16,469        (4,183)        7,757
 Inventories ................................................      (5,744)       10,165        13,022
 Other assets................................................        (819)           19           (25)
 Accounts payable ...........................................      (6,716)        3,624           668
 Accrued expenses, employee compensation and
   warranty .................................................      (7,375)        3,144        (4,040)
 Other assets and liabilities ...............................         666            --            --
 Other non-current liabilities ..............................         572           671          (610)
                                                                 --------     ---------     ---------
Net cash provided by (used in) operating activities .........      17,586        38,691        24,530
INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold
 improvements ...............................................      (9,083)       (6,573)       (7,223)
Proceeds from sale of property, equipment and
 leasehold improvements .....................................         670           958         1,949
                                                                 --------     ---------     ---------
Net cash provided by (used in) investing activities .........      (8,413)       (5,615)       (5,274)
FINANCING ACTIVITIES
Net cash change in investment by Seagate
 Technology, Inc. ...........................................      (9,082)      (29,061)      (21,828)
                                                                 --------     ---------     ---------
Net cash provided by (used in) financing activities .........      (9,082)      (29,061)      (21,828)
Increase (Decrease) in cash and cash equivalents ............          91         4,015        (2,572)
Cash and cash equivalents at the beginning of the
 year .......................................................       2,411        (1,604)          968
                                                                 --------     ---------     ---------
Cash and cash equivalents at the end of the year ............    $  2,502     $   2,411     $  (1,604)
                                                                 ========     =========     =========

See notes to combined financial statements.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS


                     COMBINED STATEMENT OF BUSINESS EQUITY
                                (IN THOUSANDS)





Balance at June 27, 1997 ......................................    $  57,745
 Net income ...................................................        1,478
 Net change in investment by Seagate Technology, Inc. .........      (21,828)
                                                                   ---------
Balance at July 3, 1998 .......................................       37,395
 Net income ...................................................       16,378
 Net change in investment by Seagate Technology, Inc. .........      (29,061)
                                                                   ---------
Balance at July 2, 1999 .......................................       24,712
 Net income ...................................................        9,239
 Net change in investment by Seagate Technology, Inc. .........       (9,082)
                                                                   ---------
Balance at June 30, 2000 ......................................    $  24,869
                                                                   =========

See notes to combined financial statements.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     Nature of Operations -- Seagate Removable Storage Solutions Holdings ("RSS" or the "Company") operated as an operating business of Seagate Technology, Inc. ("Seagate Technology") during the three years ended June 30, 2000. On November 22, 2000, all the operating assets and liabilities of Seagate Technology, including all the operating assets and liabilities of the Company, were acquired by New SAC. New SAC is the parent company of Seagate Removable Storage Solutions Holdings and the operating assets and liabilities of the Company are now organized in to various subsidiaries of Seagate Removable Storage Solutions Holdings. Seagate Removable Storage Solutions Holdings had no operations prior to November 22, 2000, and Seagate Removable Storage Solutions, an operating business of Seagate Technology is considered the predecessor to Seagate Removable Storage Solutions Holdings. See Note 8, Subsequent Events, for a further description of the current organizational structure of the Company.

     The Company designs, markets and supports a product line of tape drives that use removable tape cartridges that store and protect large volumes of data inexpensively and reliably. Tape drives are used in both enterprise and desktop computer systems needing dedicated backup storage that combines high capacity, portability, low cost and reliability. Typically tape drives are used less frequently and data is often migrated from rigid disc drives to tape drives because tape drives are less expensive. However, tape drives take longer to retrieve data.

     The Company also manufactures tape heads for use in its own products and for sale to other OEM companies that manufacture and sell tape drives.

     Basis of Presentation -- These financial statements have been prepared using the historical basis of accounting and are presented as if the Company existed as an entity separate from Seagate Technology during the periods presented. These financial statements include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. For certain assets and liabilities that are not specifically identifiable with the Company, estimates have been used to allocate such assets and liabilities to the Company, by applying methodologies management believes are appropriate.

     The statements of income include all revenues and expenses attributable to the Company, including allocations of certain corporate administration, finance and management costs. Such costs were proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general administrative departmental managers. In addition, certain of Seagate Technology's operations are shared locations involving activities that pertain to the Company as well as to other businesses of Seagate Technology. Costs incurred in shared locations are allocated based on specific identification, or where specific identification is not possible, such costs are allocated between the Company and other businesses of Seagate Technology based on the volume of activity, head count, square footage, and other methodologies that management believes are reasonable. Transactions and balances between entities and locations within the Company's business have been eliminated. Management believes that the foregoing allocations were made on a reasonable basis.

     Domestic treasury and cash management for the Company was performed by Seagate Technology on a centralized basis. Accordingly, the majority of the Company's cash and cash equivalents were held by foreign subsidiaries.

     The financial information included herein may not necessarily reflect the results of operations, financial position, change in business equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Fiscal Year --The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2000 was 52 weeks and ended on June 30, 2000, fiscal 1999 was 52 weeks and ended on July 2, 1999, and fiscal 1998 was 53 weeks and ended on July 3, 1998. All references to years in these notes represent fiscal years unless otherwise noted.

Accounting Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

     The actual results with regard to warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

     Given the volatility of the markets in which the Company participates, the Company makes adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

Cash Equivalents -- Cash equivalents consist of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase. The Company had no cash equivalents for any period presented.

Foreign Currency Translation -- The U.S. dollar is the functional currency for most of the Company's foreign operations. Gains and losses on the remeasurement into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar.

Revenue Recognition and Product Warranty -- Revenue from sales of products is recognized when persuasive evidence of an arrangement exists including a fixed price to the buyer, title and risk of loss has transferred to the buyer (typically upon shipment) and collectibility is reasonably assured. Product returns are reserved for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 48. The Company warrants its products against defects in design, materials and workmanship generally for two to four years depending upon the capacity category of the tape drive or tape component (head), with the higher capacity products being warranted for the longer periods. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

Inventory -- Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market. Market value is based upon forecast estimated average selling price reduced by estimated completion costs.

Property, Equipment, and Leasehold Improvements -- Land, equipment, buildings and leasehold improvements are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

     Depreciation is computed using the straight-line method over the useful economic lives of the assets which are, one to four years for equipment and the shorter of the lease period or 30 years for building and leasehold improvements.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Goodwill and Other Intangible Assets -- Goodwill represents the excess of the purchase price of net tangible and intangible assets acquired by the Company over their estimated fair value. Other intangible assets represent developed technology, assembled workforce and trademarks acquired in business combinations. Goodwill and other intangible assets are being amortized on a straight-line basis over their estimated useful lives of three to eight years. Accumulated amortization of goodwill and other intangible assets was $8,898,000 and $8,021,000 as of June 30, 2000 and July 2, 1999, respectively.

     In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lives Assets and for Long-Lives Assets to be Disposed of" the carrying value of property and equipment, other intangible assets, and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this review indicates these assets' carrying value will not be recoverable, as determined based on undiscounted net cash flows over the assets' remaining life, the Company's carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangible assets (fair value is generally based on an estimate of discounted future net cash flows).

Advertising Expense -- The cost of advertising is expensed as incurred. Advertising costs were $1,330,000, $2,898,000 and $3,985,000 in 2000, 1999, and
1998, respectively.

Stock-Based Compensation -- The company accounts for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations. Pro forma net income and net income per share are disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and are included in note 4 below under "Stock-Based Benefit Plans -- Pro Forma Information".

Impact of Recently Issued Accounting Standards -- In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities.
It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and will be adopted by Seagate Removable Storage Solutions Holdings, the successor to the Company for its fiscal year 2001 and is not anticipated to have a material impact on Seagate Removable Storage Solutions Holdings, the successor to the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Seagate Removable Storage Solutions Holdings, the successor to the Company does not expect the adoption of SAB 101 will have a material effect on its combined results of operations, financial position and cash flows. Seagate Removable Storage Solutions Holdings, the successor to the Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001, retroactive to the beginning of the year.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000,

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's consolidated results of operations, financial position, and cash flows.

Concentration of Credit Risk -- The Company's customer base for tape drive products and tape components is concentrated with a small number of systems manufacturers and distributors. Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The allowance for noncollection of accounts receivable is based upon the expected collectibility of all accounts receivable.


2. BALANCE SHEET INFORMATION


ACCOUNTS RECEIVABLE

     Accounts receivable are summarized below:



                                                  JUNE 30,      JULY 2,
                                                    2000         1999
                                                 ----------   ----------
                                                     (IN THOUSANDS)
Accounts receivable ..........................    $ 21,635     $ 37,232
Less allowance for doubtful accounts .........      (2,418)      (1,546)
                                                  --------     --------
                                                  $ 19,217     $ 35,686
                                                  ========     ========

     Activity in the allowance for doubtful accounts is as follows:



                                                         ADDITIONS
                                        BALANCE AT      CHARGED TO                      BALANCE AT
                                       BEGINNING OF      COSTS AND     DEDUCTIONS--       END OF
                                          PERIOD         EXPENSES       DESCRIBE(1)       PERIOD
                                      --------------   ------------   --------------   -----------
                                                             (IN THOUSANDS)
Year Ended June 30, 2000: .........       $1,546           $915            $ 43           $2,418
Year Ended July 2, 1999: ..........       $1,576           $ --            $ 30           $1,546
Year Ended July 3, 1998: ..........       $2,365           $ --            $789           $1,576

----------
(1)   Uncollectible accounts written off, net of recoveries.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

INVENTORIES

     Inventories are summarized below:

                             JUNE 30,      JULY 2,
                               2000         1999
                            ----------   ----------
                                (IN THOUSANDS)
Components ..............    $ 3,488      $ 1,042
Work-in-process .........      2,801          330
Finished goods ..........     10,577        9,750
                             -------      -------
                             $16,866      $11,122
                             =======      =======

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements are stated at cost and consist of the following:


                                                                                                JUNE 30,      JULY 2,
                                                                 ESTIMATED USEFUL LIFE            2000         1999
                                                         ------------------------------------ ------------ ------------
                                                                                                   (IN THOUSANDS)
Land ...................................................                                       $     890    $     890
Equipment ..............................................            3 to 4 years                  37,348       30,734
Building and leasehold improvements .................... Shorter of life of Lease or 30 yrs        5,098        4,995
Construction in progress ...............................                                           1,677        3,084
                                                                                               ---------    ---------
                                                                                                  45,013       39,703
Less accumulated depreciation and amortization .........                                         (30,581)     (27,531)
                                                                                               ---------    ---------
Property, equipment and leasehold improvements
 (net) .................................................                                       $  14,432    $  12,172
                                                                                               =========    =========

     There are no capitalized leases. Depreciation expense is recorded on a straight-line basis over the shorter of the useful life of the asset or the life of the lease. Depreciation expense was $5,729,000, $5,682,000 and $5,428,000 in 2000, 1999 and 1998, respectively.


LONG-TERM DEBT AND LINES OF CREDIT:

     At June 30, 2000, future minimum principal payments on long-term debt consists of and are $666,000 in 2001, $333,000 in 2002 and none there after.

     As of June 30, 2000, Seagate Technology has committed lines of credit of $71 million that can be used for standby letters of credit or bankers' guarantees. At June 30, 2000, the Company utilized $15 million of these lines of credit.


3. COMPENSATION


TAX-DEFERRED SAVINGS PLAN

     The Company participated in the Seagate Technology Savings and Investment Plan ("the 401(k) plan"), for the benefit of qualified employees. The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Seagate Technology may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. During the fiscal years ended June 30, 2000, July 2, 1999, and July 3, 1998 Seagate Technology made contributions for employees of the Company totaling approximately $612,640, $612,640 and $397,808 respectively to the 401(k) plan in each year.


EMPLOYEE PROFIT SHARING AND EXECUTIVE BONUS PLANS

     The Company participated in Seagate Technology's Employee Profit Sharing and Executive Bonus Plan. The Company allocates a certain percentage of adjusted quarterly pretax profits to

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Seagate Technology's Employee Profit Sharing Plan, which is currently distributed to employees employed for the full quarter. The Company also allocates a certain percentage of adjusted quarterly pretax profits to Seagate Technology's Executive Bonus Plan. Charges to operations for distributions to employees of the Company under these plans during 2000, 1999, and 1998 were $3,220,000, $3,027,000, and $3,157,000, respectively.


STOCK-BASED BENEFIT PLANS

     Stock Option Plans -- Employees of the Company are eligible to participate in Seagate Technology's stock option plans. Options granted under Seagate Technology's stock option plans are granted at fair market value, expire ten years from the date of the grant and generally vest in four equal annual installments, commencing one year from the date of the grant. As of June 30, 2000, 778,000 options were outstanding to employees of the Company.



 STOCK PURCHASE PLAN

     The Company also participates in Seagate Technology's Employee Stock Purchase Plan. The purchase plan permits eligible employees, including employees of the Company, who have completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan 1,515,000, 1,604,000 and 1,348,000 shares of common stock were issued to the employees of the Company in 2000, 1999 and 1998, respectively.


 PRO FORMA INFORMATION

     Seagate Technology has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, the Company generally recognized no compensation expense with respect to such options.

     As a result of the consummation of the transactions, all stock options other than stock options included in the management rollover, were accelerated and exercised. The full fair value of these stock options amounting to $16.9 million was recorded as compensation in the period ended November 22, 2000. In these circumstances and because of the significant change in the Company's ownership and equity structure, the Company believes the pro forma net income
(loss) information as required by SFAS 123, Accounting for Stock Based Stock Compensation, is not meaningful and such information has not been provided.



POST RETIREMENT HEALTH CARE PLAN

     In fiscal 2000, Seagate Technology adopted a post-retirement health care plan which offers medical coverage to eligible U.S. retirees and their eligible dependents including eligible employees of the Company. Substantially all U.S. employees become eligible for these benefits after 15 years of service and attaining age 60 or older.

     The following table provides a reconciliation of the changes in the post-retirement health care plan's benefit obligation and a statement of the funded status for the Company's eligible participant's.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


                                                                               (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year ...................................         $ --
Service cost ..............................................................          122
Amortization of unrecognized prior service cost ...........................           52
                                                                                    ----
Benefit obligation at end of year .........................................         $174
                                                                                    ====
FUNDED STATUS OF THE PLAN
Fair value of plan assets at end of year ..................................         $ --
Unrecognized prior service cost ...........................................          512
Accrued benefit liability recognized in the balance sheet at June 30, 2000           174
                                                                                    ----
Accrued benefit cost ......................................................         $686
                                                                                    ====

     Net periodic benefit cost allocated to the Company for the year ended June 30, 2000 was as follows:




                                                 (IN THOUSANDS)
Service cost ................................         $ 72
Interest cost ...............................           50
Amortization of prior service cost ..........           52
                                                      ----
Net periodic benefit cost ...................         $174
                                                      ====

WEIGHTED AVERAGE ACTURIAL ASSUMPTIONS


     A discount rate of 7.0% was used in the determination of the accumulated benefit obligation.


     Seagate Technology's future medical benefit costs were estimated to increase at an annual rate of 10% during 2000, decreasing to an annual growth rate of 5% in 2010, and thereafter. Seagate Technology's cost is capped at 200% of its fiscal year 1999 employer cost and, therefore, will not be subject to medical and dental trends after the capped cost is attained. A 1% change in these annual trend rates would not have a significant impact on the accumulated post-retirement benefit obligation at June 30, 2000, or benefit expense for the period from January 29, 2000 to June 30, 2000. Claims are paid as incurred.



4. INCOME TAXES


     RSS is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and RSS have entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which RSS computes hypothetical tax returns as if RSS was not joined in consolidated or combined returns with Seagate Technology. RSS must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay RSS the amount of such refunds. At June 30, 2000, there were no inter-company tax related balances between RSS and Seagate Technology.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The provision for (benefit from) income taxes consisted of the following:





                                              2000          1999         1998
                                          ------------   ---------   -----------
                                                      (IN THOUSANDS)
   Current Tax Expense (Benefit):
     Federal ..........................     $ (1,130)     $7,530      $  2,126
     State ............................          (32)      1,630           488
     Foreign ..........................          896         308           227
                                            --------      ------      --------
                                                (266)      9,468         2,841
                                            --------      ------      --------
   Deferred Tax Expense (Benefit):
     Federal ..........................        3,960          98        (1,040)
     State ............................          738         (10)         (230)
     Foreign ..........................           --          --            --
                                            --------      ------      --------
                                               4,698          88        (1,270)
                                            --------      ------      --------
   Provision for Income Taxes .........     $  4,432      $9,556      $  1,571
                                            ========      ======      ========


     Income (loss) before income taxes consisted of the following:




                            2000        1999          1998
                         ---------   ----------   ------------
   Domestic ..........   $ 5,983      $18,448       $ (2,888)
   Foreign ...........     7,688        7,486          5,937
                         -------      -------       --------
                         $13,671      $25,934       $  3,049
                         =======      =======       ========

     The pro forma information assuming a tax provision (benefit) based on a separate return basis is as follows:




                                                      FOR THE
                                                    YEAR ENDED
                                                   JUNE 30, 2000
                                                  --------------
   Income before income taxes ...................     $13,671
   Provision (benefit) for income taxes .........       4,432
                                                      -------
   Net Income ...................................     $ 9,239
                                                      =======


     The income tax benefit related to the exercise of certain employee stock options increased amounts due from/(decreased amounts due to) Seagate Technology pursuant to the Tax Allocation Agreement and were credited to business equity. Such amounts approximated $2,277,000, ($328,000) and ($81,000) for fiscal 2000, 1999 and 1998, respectively.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:




                                                       JUNE 30,      JULY 2,
                                                         2000         1999
                                                      ----------   ----------
                                                          (IN THOUSANDS)
DEFERRED TAX ASSETS
Accrued warranty ..................................     $  343      $   166
Inventory valuation accounts ......................      1,874        2,429
Receivable reserves ...............................      3,830        4,215
Accrued compensation and benefits .................        570        1,266
Deferred revenue ..................................        151          191
Other reserves and accruals .......................      1,753        4,417
                                                        ------      -------
 Total deferred tax assets ........................      8,521       12,684
                                                        ------      -------
DEFERRED TAX LIABILITIES
Depreciation ......................................       (330)         (40)
Unremitted income of foreign subsidiaries .........       (516)        (271)
                                                        ------      -------
 Total deferred tax liabilities ...................       (846)        (311)
                                                        ------      -------
 Net deferred tax assets (liabilities) ............     $7,675      $12,373
                                                        ======      =======

     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:




                                                        JUNE 30,     JULY 2,      JULY 3,
                                                          2000         1999        1998
                                                       ----------   ---------   ----------
                                                                 (IN THOUSANDS)
Provision (benefit) at U.S. statutory rate .........     $4,785      $9,077       $1,067
State income tax provision (benefit), net of federal
 income tax benefit ................................        459       1,053          168
Research and development credits ...................       (969)       (677)        (332)
Non-deductible goodwill ............................         --         711          404
Benefit from net earnings of foreign subsidiaries
 considered to be permanently reinvested in
 non-U.S. operations ...............................         --        (705)          --
Other ..............................................        157          97          264
                                                         ------      ------       ------
Provision for (benefit from) income taxes ..........     $4,432      $9,556       $1,571
                                                         ======      ======       ======


     A substantial portion of the Company's Asia Pacific manufacturing operations in Singapore and Malaysia operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. The tax holidays had no impact on net income in 2000. The net impact of these tax holidays was to increase net income approximately $700,000 in 1999. The tax holidays had no impact on net income in 1998. Cumulative undistributed earnings of the Company's Asia Pacific subsidiaries for which no income taxes have been provided aggregated $2.7 million at June 30, 2000. These earnings are considered to be permanently invested in non-U.S. operations. Additional federal and state taxes of approximately $1.1 million would have to be provided if these earnings were repatriated to the U.S. at June 30, 2000.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. RESTRUCTURING


     The Company has recorded expense for all restructuring activities as incurred. This amounted to $627,000, $711,000 and $686,000 for the years ended June 30, 2000, July 2, 1999 and July 3, 1998, respectively. These expenses consisted primarily of workforce reductions related to the reorganization of our sales force in fiscal 2000 resulting in the termination of 40 sales persons, reduction of head count in the Costa Mesa tape drive operation and Santa Maria tape head operation resulting in the termination of personnel and closure of facilities, or portions of facilities.


6.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION


     The Company designs, manufactures and markets a product line of tape drives. These products include tape drives, tape media and components such as read and write heads and storage and retrieval software. The Company operates one operating segment under the criteria of SFAS No. 131, with activities in three geographical areas. The President evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales. The President has been identified as the Chief Operating Decision maker as defined by SFAS No. 131.


     Long-lived assets consist of property, equipment and leasehold improvements, capital leases, equity investments, goodwill and other intangibles, and other non-current assets as recorded by RSS's operations in each area.


     The following table summarizes RSS's operations by geographic area:




                                           2000          1999          1998
                                       -----------   -----------   -----------
                                                   (IN THOUSANDS)
Revenue from external customers: (1)
 United States .....................   $163,640      $201,923      $205,997
 Scotland ..........................     71,625        88,385        71,679
 Rest of Europe ....................      3,078         2,348            --
 Asia, primarily Singapore .........     24,471        21,350         8,410
                                       --------      --------      --------
 Total .............................   $262,814      $314,006      $286,086
                                       ========      ========      ========
Long-lived assets:
 United States .....................   $ 15,475      $ 12,651      $ 19,711
 Europe ............................         23           137            84
 Asia, primarily Malaysia ..........      2,104         2,996         4,283
                                       --------      --------      --------
 Total .............................   $ 17,602      $ 15,784      $ 24,078
                                       ========      ========      ========

----------
(1)   Revenue is attributed to countries based on the shipping location.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. SUPPLIER AND CUSTOMER CONCENTRATIONS

     A limited number of customers historically have accounted for a substantial portion of the Company's revenues. Percentage revenues from customers with more than 10% of sales were as follows (as a percentage of net sales):




                                                   JUNE 30,     JULY 2,     JULY 3,
                                                     2000         1999       1998
                                                  ----------   ---------   --------
International Business Machines Corp. .........   25%          24%            16%
Dell Computer Corp. ...........................   19%          19%            14%
Ingram Micro Inc. .............................   13%          12%            --

     Sales of the Company's products will vary as a result of fluctuations in market demand. Further, the RSS markets in which the Company competes are characterized by rapid technological change, evolving industry standards, declining average selling prices, and rapid technological obsolescence.

     Certain of the raw materials and components used by the Company in the manufacture of its products are available from a limited number of suppliers. For example, all of the Company's basic DAT Tape drives are currently purchased from Matsushita Kotobuki Electronics (MKE), under an exclusive manufacturing agreement. All of the Company's LTO heads are manufactured by the Company and the main component of the head, the wafer, is purchased exclusively from a Seagate Technology plant in Springtown, Ireland.


8. SUBSEQUENT EVENTS


PURCHASE OF SEAGATE TECHNOLOGY BY NEW SAC

     On November 22, 2000, under the stock purchase agreement New SAC, successor to Seagate Technology, completed the purchase of all of the operating assets and the assumption of operating liabilities of Seagate Technology and its consolidated subsidiaries. The net purchase price was $1.840 billion in cash, including transaction costs of approximately $25 million. Seagate Technology designed, developed and manufactured rigid disk drives, enterprise management software, storage area networks, and removable tape storage solutions. Immediately thereafter, in a separate and independent transaction, Seagate Technology and VERITAS completed their merger under the merger agreement (the "Merger Agreement"). The stock purchase agreement and the Merger Agreement are referred to as the New SAC transactions. At the time of the merger, Seagate Technology assets included a specified amount of cash, an investment in VERITAS, and certain specified investments and liabilities. In connection with the Merger Agreement, Seagate Technology, VERITAS and New SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the New SAC transactions.

     New SAC accounted for this transaction as a purchase in accordance with Accounting Principles Board (APB) Opinion No. 16 "Business Combinations". All acquired tangible assets, identifiable intangible assets as well as assumed liabilities were valued based on their relative fair values and reorganized into the following businesses: 1) the rigid disk drive business (HDD), 2) the storage area networks business (SAN), 3) the removable storage solutions business (RSS), 4) the software business (CD), and 5) an investment holding company (ST). The fair value of the net assets exceeded the net purchase price by approximately $909 million. Accordingly, the resultant negative goodwill was allocated on a pro rata basis to the acquired long-lived assets and reduced the recorded amounts by approximately 46%.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


     The purchase price allocation presented below is preliminary because New SAC has not received the final reports from the independent appraiser that are required to complete the allocation. New SAC believes that the independent appraiser has substantially completed and concluded its work, except for certain information that is continuing to be assessed for property, plant and equipment. New SAC expects the independent appraiser to complete and issue its final report prior to July 2001.


     The table below summarizes the preliminary allocation of net purchase price as it relates to the RSS (in thousands):




                                              LIFE        ESTIMATED
               DESCRIPTION                 (IN YEARS)     FAIR VALUE
----------------------------------------- ------------ ---------------
                                                        (IN THOUSANDS)
Net current assets (1) ..................                 $ 32,237
Other long-lived assets .................                      250
Property, plant & equipment (2) .........                   10,079
Identified intangibles:
Developed technologies (4) .............. 3                 11,426
Assembled workforces (4) ................ 3                  3,264
                                                          --------
 Subtotal ...............................                   14,690
Long-term deferred taxes (3) ............                   (2,861)
Long term liabilities ...................                   (2,174)
                                                          --------
 Net assets .............................                 $ 52,221
                                                          --------


----------
(1) Acquired current assets included cash and cash equivalents, accounts receivable, inventories and other current assets. The fair values of current assets generally approximated the recorded historic book values. Inventory values were estimated based on the current market value of the inventories less completion costs and less a normal profit margin based on activities remaining to be completed until the inventory is sold. Valuation allowances were established for current deferred tax assets in excess of long-term deferred tax liabilities.

   Assumed current liabilities included accounts payable, accrued compensation and expenses and accrued income taxes. The fair values of current liabilities generally approximated the historic recorded book values because of the monetary nature of most of the liabilities.


(2) New SAC has obtained a preliminary indication of the fair value of the acquired property, plant and equipment. This valuation is subject to additional work to completion and New SAC anticipates the appraiser will issue a final report by July 2001. In arriving at the determination of estimated market value for the assets, the appraisers considered the estimated cost to construct or acquire comparable property. Machinery and equipment was assessed using replacement cost estimates reduced by depreciation factors representing the condition, functionality and operability of the assets. The sales comparison approach was used for office and data communication equipment. Land, land improvements, buildings, and building and leasehold improvements were valued based upon discussions with knowledgeable personnel.


(3) Long-term deferred tax liabilities arose as a result of the excess of the fair values of inventory, and acquired intangible assets over their related tax basis. The Company has $10.4 million of federal and state deferred tax assets for which a full valuation allowance has been established.


(4) New SAC obtained an independent valuation of acquired identified intangibles. The significant assumptions relating to each category are discussed in the following paragraphs. Also, these assets are being amortized on the straight-line basis over their estimated useful life and resultant amortization is included in amortization of goodwill and other intangibles.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Developed technologies -- The value of this asset for RSS was determined by discounting the expected future cash flows attributable to all existing technologies which had reached technological feasibility, after considering risks relating to: 1) the characteristics and applications of the technology,
2) existing and future markets, as well as 3) life cycles of the technologies. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks.

     Assembled workforces -- The value of the assembled work force was determined by estimating the recruiting, hiring and training costs to replace each group of existing employees.


PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information presented below is presented as if the acquisition of substantially all of the operating assets of RSS had occurred at the beginning of fiscal 1999. The pro forma statements of operations for the fiscal years ended June 30, 2000 and July 2, 1999 are adjusted to reflect the new accounting basis for the assets and liabilities of Seagate Removable Storage Solutions Holdings, and exclude acquisition related charges for recurring amortization of goodwill and intangibles related to RSS's prior acquisitions, as well as charges recorded by Seagate Technology to reflect the loss on sale to New SAC and compensation expense related to option accelerations associated with the transactions. The pro forma financial results are as follows:




                                                    FISCAL YEAR
                                              ------------------------
                                               JUNE 30,      JULY 2,
                                                 2000          1999
                                              ----------   -----------
                                               (IN THOUSANDS, EXCEPT
                                                        SHARE
                                                        AND
                                                  PER SHARE DATA)
Revenue ...................................   $262,814     $314,006
Income (loss) before income taxes .........     12,858       26,614
Net income (loss) .........................      8,754       18,119

NEW CAPITAL STRUCTURE

     The Company operated as an operating business of Seagate Technology and had no formal capital structure prior to the stock purchase agreement by New SAC, see Note 8. From November 23, 2000, the Company operated as Seagate Technology Removable Storage Solutions Holdings, a stand alone company, with a new capital structure. In February 2001, the Board of Directors of the Company, approved an amendment to the Articles of Association of Seagate Removable Storage Solutions Holdings. This amendment is subject to approval by the senior subordinated noteholders under the terms of a Share Mortgage Agreement entered into between the Company and the senior subordinated noteholders. Under the terms of the amendment, the Company's authorized share capital will consist of 30 million common shares, par value $0.0001, and 22.5 million preferred shares, par value $0.0001, of which 20 million shares will be designated Series A preferred shares.


     Common Shares -- Holders of common shares will be entitled to receive dividends and distributions when and as declared by the Company's Board of Directors on a basis equal to the preferred shares. Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the common shares. Holders of common shares are entitled to one vote per share on all matters presented to the Company's shareholders.


     Preferred Shares -- The Board approved amendment allows the Company's Board of Directors to issue one or more series of preferred shares, at the time and for the consideration determined by the Board of Directors. Holders of preferred shares will be entitled to receive dividends and

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


distributions when and as declared by the Company's Board of Directors on a basis equal to the Company's common shares. Upon any liquidation, dissolution, or winding up of the Company, the holders of preferred shares shall receive, out of any remaining, legally available assets of the Company, a liquidation preference of $1.60 per preferred share, less the aggregate amount of any distributions or dividends already made per preferred share. To the extent there are not sufficient remaining assets of the Company to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of the Company's remaining assets. Upon payment of the liquidation preference on each preferred share, the preferred shares shall be redeemed in full and cancelled. Holders of preferred shares will have one vote per share and all such shares are convertible on a one-to-one basis into common stock.



SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS 2001 STOCK OPTION PLAN

     On December 18, 2000, the Company's Board of Directors approved, subject to the approval by the Senior Subordinated note holders in accordance with the terms of the share mortgage agreement, the Seagate Removable Storage Solutions Holdings 2001 Stock Option Plan (the 2001 Stock Option Plan). A total of 5,000,000 options to purchase shares of common stock may be issued under the 2001 Stock Option Plan. Key management and other employees, directors and consultants of the Company and its affiliates, are eligible to be granted awards under the 2001 Stock Option Plan. The Board of Directors has committed to issuing 1,037,000 options to purchase shares of common stock at a weighted average exercise price of $1.60 per share under the 2001 Stock Option Plan.


NEW SAC 2001 RESTRICTED SHARE PLAN

     On December 18, 2000, New SAC's Board of Directors approved, subject to the approval by the senior subordinated note holders, the New SAC 2001 Restricted Share Plan (the 2001 Restricted Share Plan). A total of 500,000 shares of common stock have been reserved for issuance under the New SAC 2001 Restricted Share Plan. Key management and other employees, directors and consultants of New SAC and its subsidiaries, including Seagate Removable Storage Solutions Holdings, are eligible to be granted awards under the Plan. The Board of Directors has committed to issuing 3,400 shares under the 2001 Restricted Share Plan to certain employees of Seagate Removal Storage Solutions Holdings. Such shares will vest over 4 years on a pro rata basis.


9.  DEBT GUARANTEES AND PLEDGE OF ASSETS

SENIOR SECURED CREDIT FACILITY

     On the closing of the New SAC Transaction, Seagate Technology International and Seagate Technology (US) Holdings, Inc., both subsidiaries of New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

   o a $200 million revolving credit facility for general corporate purposes, with a sub-limit of $100 million for letters of credit, which will terminate in five years;

   o a $200 million term loan A facility with a maturity of five years; and

   o a $500 million term loan B facility with a maturity of six years.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     At the closing of the transaction, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of Seagate Technology's operating assets, including RSS.

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:




                            (IN THOUSANDS)
                           ---------------
  Fiscal 2001 ............     $  5,000
  2002 .....   ...........       22,500
  2003 .....   ...........       40,000
  2004 .....   ...........       50,000
  2005 .....   ...........       60,000
  Thereafter    ..........      522,500
                               --------
  Total ....   ...........     $700,000
                               ========

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of New SAC at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the New SAC Transaction ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC and certain of its subsidiaries, including RSS and certain of its subsidiaries are guarantors under the senior credit facilities. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including RSS' assets and its capital stock, have been pledged for the debt under this credit agreement. New SAC and certain of its subsidiaries, including RSS and certain of its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, RSS, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of New SAC and its subsidiaries.

     The credit agreement provides for the release of RSS from its guarantee obligations, and asset pledge upon an approved transfer or sale of RSS' common stock, or an initial public offering of at least 10%, on a fully diluted basis, of RSS' voting common stock.


SENIOR SUBORDINATED NOTES

     In connection with the closing and financing of the New SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including RSS and certain of its subsidiaries, are guarantors of the notes, see Note 13. In addition, New SAC and certain of its subsidiaries including RSS and certain of its subsidiaries, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. RSS may be released from its guarantee obligation, if there are certain

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until RSS and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.


     New SAC will not require RSS' cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.


10. COMMITMENTS


LEASES


     The Company, leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2015 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. All of the leases require the Company, to pay property taxes, insurance and normal maintenance costs.


     Future minimum lease payments for operating leases with initial or remaining terms of one year or more at June 30, 2000 were as follows:




                                                 OPERATING
                                                   LEASES
                                              ---------------
                                               (IN THOUSANDS)
       2001 .................................      $2,057
       2002 .................................       1,800
       2003 .................................       1,413
       2004 .................................       1,295
       2005 .................................          --
       Thereafter ...........................          --
                                                   ------
       Total minimum lease payments .........      $6,565
                                                   ======

     Total rental expense for all land, facility and equipment operating leases was approximately $2,292,000, $2,195,000 and $2,282,000 for 2000, 1999 and
1998, respectively.


CAPITAL EXPENDITURES


     The Company's commitments for construction of manufacturing facilities and equipment approximated $2,300,000 at June 30, 2000.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11. SUPPLEMENTAL CASH FLOW INFORMATION

     The components of depreciation and amortization are as follows:




                                                              2000        1999        1998
                                                           ---------   ---------   ---------
                                                                    (IN THOUSANDS)
      Depreciation .....................................    $5,729      $5,682      $5,428
      Amortization of goodwill and intangibles .........       877       3,222       2,181



12.  RELATED PARTY TRANSACTIONS

     Historically, Seagate Technology has provided substantial services to the Company. Upon the closing of the stock purchase agreement by New SAC, these services continue to be provided by New SAC. The services provided generally include general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal accounts payable and receivable and credit functions, among others. Seagate Technology charges the Company for these services through corporate expense allocations. The amount of corporate expense allocations depends upon the total amount of allocable costs incurred by Seagate Technology on behalf of the Company less amounts charged as specific cost or expense rather than by allocation. Such costs have been proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general administrative departmental managers. Management believes that the allocations charged to the Company is reasonable. Allocations charged to the Company's marketing and administrative expenses for the years ended June 30, 2000, July 2, 1999 and July 3, 1998 were $3,476,000, $3,476,000 and $3,476,000, respectively.

     The Company conducts transactions with a number of New SAC subsidiaries. The Predecessor conducted a number of transactions with Seagate Technology. These transactions generally include warranty repair and customer service administration, Wafer Manufacturing in Springtown, Ireland, and product distribution in the Far East and Eastern Europe, among others.

     For the years ended June 30, 2000, July 2, 1999 and July 3, 1998 the Company sold products to Seagate Technology totaling approximately $864,000, $608,000 and $1,949,000, respectively.

     For the years ended June 30, 2000, July 2, 1999 and July 3, 1998 the Company purchased products from Seagate Technology totaling approximately $8,113,000, $7,869,000 and $4,609,000, respectively.


13. CONDENSED FINANCIAL INFORMATION

     Seagate Removable Storage Solutions Holdings, ("RSS"), is a subsidiary of New SAC. The Senior Subordinated Debt, see Note 9, is guaranteed by certain, but not all of the subsidiaries of New SAC, including certain of RSS's world-wide subsidiaries. The guarantees of the subordinated debt are full and unconditional, and are made on a joint and several basis by the guaranteeing subsidiaries.

     The following tables present guarantor and non-guarantor condensed financial information for RSS's subsidiaries, at June 30, 2000 and June 29, 1999, and the condensed results of its operations and its cash flows for the years ended June 30, 2000, June 29, 1999 and June 27, 1998. The information is based on the guarantor and non-guarantor classification of RSS's subsidiaries under the current provisions of the senior subordinated debentures.

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       CONDENSED COMBINING BALANCE SHEET
                                 JUNE 30, 2000
                                (IN THOUSANDS)




                                                                                                           TOTAL
                                                      GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                                     ------------   ----------------   --------------   -----------
ASSETS
Cash and cash equivalents ........................     $  2,475         $     27         $      --       $  2,502
Accounts receivable, net .........................       20,554            6,719            (8,056)        19,217
Inventories ......................................       14,833            2,033                --         16,866
Deferred income taxes ............................        7,675               --                --          7,675
Other current assets .............................        1,590              186                --          1,776
                                                       --------         --------         ---------       --------
   Total Current Assets ..........................       47,127            8,965            (8,056)        48,036
Property, equipment, leasehold improvements,
 net .............................................       12,328            2,104                --         14,432
Goodwill and other intangibles ...................        3,170               --                --          3,170
                                                       --------         --------         ---------       --------
   Total Assets ..................................     $ 62,625         $ 11,069         $  (8,056)      $ 65,638
                                                       ========         ========         =========       ========
LIABILITIES
Accounts payable .................................     $ 23,577         $  2,457         $  (8,056)      $ 17,978
Accrued employee compensation ....................        6,270              463                --          6,733
Accrued expenses .................................        6,646              631                --          7,277
Accrued warranty .................................        5,276               --                --          5,276
Current portions of long-term debt ...............          666               --                --            666
                                                       --------         --------         ---------       --------
   Total Current Liabilities .....................       42,435            3,551            (8,056)        37,930
Other liabilities ................................        2,839               --                --          2,839
                                                       --------         --------         ---------       --------
BUSINESS EQUITY ..................................       17,351            7,518                --         24,869
                                                       --------         --------         ---------       --------
   Total Liabilities and Business Equity .........     $ 62,625         $ 11,069         $  (8,056)      $ 65,638
                                                       ========         ========         =========       ========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                 JUNE 30, 2000
                                (IN THOUSANDS)


                                                                                                        TOTAL REMOVABLE
                                                                                                       STORAGE SOLUTIONS
                                                                                                         HOLDINGS AND
                                                          GUARANTORS   NON-GUARANTORS   ELIMINATIONS    ITS PREDECESSOR
                                                         ------------ ---------------- -------------- ------------------
Revenue ................................................  $ 227,847       $ 57,387       $  (22,420)      $ 262,814
Cost of revenue ........................................    162,184         53,427          (22,420)        193,193
Product development ....................................     37,444             --               --          37,444
Marketing and administrative ...........................     17,338          1,240               --          18,578
Amortization of goodwill and other intangibles .........        877             --               --             877
Restructuring ..........................................        627             --               --             627
                                                          ---------       --------       ----------       ---------
   Total operating expense .............................    218,470         54,669          (22,420)        250,719
   Income (loss) from operations .......................      9,377          2,718               --          12,095
Other, net .............................................      1,576             --               --           1,576
                                                          ---------       --------       ----------       ---------
Income (loss) before income taxes ......................     10,953          2,718               --          13,671
Benefit (provision) for income taxes ...................     (3,762)          (670)              --          (4,432)
                                                          ---------       --------       ----------       ---------
   Net income (loss) ...................................  $   7,191       $  2,048       $       --       $   9,239
                                                          =========       ========       ==========       =========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)





                                                                                                      TOTAL
                                                 GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                                ------------   ----------------   --------------   -----------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .................................     $ 10,320         $  7,266            $ --         $ 17,586
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ................       (6,086)          (2,997)             --           (9,083)
Proceeds from sale of property, equipment and
 leasehold improvements .....................          670               --              --              670
   Net cash provided by (used in) investing
    activities ..............................       (5,416)          (2,997)             --           (8,413)
FINANCING ACTIVITIES
Net cash change in investments by Seagate
 Technology, Inc. ...........................       (6,358)          (2,724)             --           (9,082)
                                                  --------         --------            ----         --------
Net cash provided by (used in) financing
 activities .................................       (6,358)          (2,724)             --           (9,082)
Increase (decrease) in cash and cash
 equivalents ................................       (1,454)           1,545              --               91
Cash and cash equivalents at the beginning of
 the year ...................................        2,389               22              --            2,411
                                                  --------         --------            ----         --------
Cash and cash equivalents at the end of the
 year .......................................     $    935         $  1,567            $ --         $  2,502
                                                  ========         ========            ====         ========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                 CONDENSED COMBINING BALANCE SHEET JULY 2, 1999
                                (IN THOUSANDS)




                                                                                                           TOTAL
                                                      GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                                     ------------   ----------------   --------------   -----------
ASSETS
Cash and cash equivalents ........................     $  2,389          $    22         $       --      $  2,411
Accounts receivable, net .........................       88,297           12,419            (65,030)       35,686
Inventories ......................................       10,124              998                 --        11,122
Other current assets .............................          823              135                 --           958
Deferred income taxes ............................       12,373               --                 --        12,373
                                                       --------          -------         ----------      --------
   Total Current Assets ..........................      114,006           13,574            (65,030)       62,550
Property, equipment, leasehold improvements,
 net .............................................        9,176            2,996                 --        12,172
Other assets .....................................        3,612               --                 --         3,612
                                                       --------          -------         ----------      --------
   Total Assets ..................................     $126,794          $16,570         $  (65,030)     $ 78,334
                                                       ========          =======         ==========      ========
LIABILITIES
Accounts payable .................................     $ 84,264          $ 5,460         $  (65,030)     $ 24,694
Accrued employee compensation ....................        6,711              582                 --         7,293
Accrued expenses .................................       12,994              423                 --        13,417
Accrued warranty .................................        5,951               --                 --         5,951
                                                       --------          -------         ----------      --------
   Total Current Liabilities .....................      109,920            6,465            (65,030)       51,355
Other liabilities ................................        2,267               --                 --         2,267
                                                       --------          -------         ----------      --------
BUSINESS EQUITY ..................................       11,883           12,829                 --        24,712
                                                       --------          -------         ----------      --------
   Total Liabilities and Business Equity .........     $124,070          $19,294         $  (65,030)     $ 78,334
                                                       ========          =======         ==========      ========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                  JULY 2, 1999
                                (IN THOUSANDS)





                                                                                                             TOTAL
                                                                                                       SEAGATE REMOVABLE
                                                                                                       STORAGE SOLUTIONS
                                                                                                         HOLDINGS AND
                                                          GUARANTORS   NON-GUARANTORS   ELIMINATIONS    ITS PREDECESSOR
                                                         ------------ ---------------- -------------- ------------------
Revenue ................................................   $311,101       $63,307        $  (60,402)      $ 314,006
Cost of revenue ........................................    228,008        57,545           (60,402)        225,151
Product development ....................................     36,081            --                --          36,081
Marketing and administrative ...........................     22,651           273                --          22,924
Amortization of goodwill and other intangibles .........      3,207            --                --           3,207
Restructuring ..........................................        711            --                --             711
                                                           --------       -------        ----------       ---------
   Total operating expense .............................    290,658        57,818           (60,402)        288,074
   Income (loss) from operations .......................     20,443         5,489                --          25,932
Other, net .............................................          2            --                --               2
                                                           --------       -------        ----------       ---------
Income (loss) before income taxes ......................     20,445         5,489                --          25,934
Benefit (provision) for income taxes ...................     (9,307)         (249)               --          (9,556)
                                                           --------       -------        ----------       ---------
   Net income (loss) ...................................   $ 11,138       $ 5,240        $       --       $  16,378
                                                           ========       =======        ==========       =========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)



                                                 GUARANTORS     NON-GUARANTORS     ELIMINATIONS      COMBINED
                                                ------------   ----------------   --------------   -----------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .................................    $  31,222         $  7,469            $ --         $  38,691
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements .....................       (5,377)          (1,196)             --            (6,573)
Proceeds from sale of property, equipment and
 leasehold improvements .....................          935               23              --               958
                                                 ---------         --------            ----         ---------
   Net cash provided by (used in) investing
    activities ..............................       (4,442)          (1,173)             --            (5,615)
FINANCING ACTIVITIES
Net change in investments by Seagate
 Technology .................................      (22,725)          (6,336)             --           (29,061)
                                                 ---------         --------            ----         ---------
   Net cash provided by (used in) financing
    activities ..............................      (22,725)          (6,336)             --           (29,061)
Increase (decrease) in cash and cash
 equivalents ................................        4,055              (40)             --             4,015
Cash and cash equivalents at the beginning
 of the year ................................       (1,666)              62              --            (1,604)
                                                 ---------         --------            ----         ---------
Cash and cash equivalents at the end
 of the year ................................    $   2,389         $     22            $ --         $   2,411
                                                 =========         ========            ====         =========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                                  JULY 3, 1998
                                (IN THOUSANDS)



                                                                                                             TOTAL
                                                                                                       SEAGATE REMOVABLE
                                                                                                       STORAGE SOLUTIONS
                                                                                                         HOLDINGS AND
                                                          GUARANTORS   NON-GUARANTORS   ELIMINATIONS    ITS PREDECESSOR
                                                         ------------ ---------------- -------------- ------------------
Revenue ................................................  $ 232,589        $98,046       $ (44,549)       $ 286,086
Cost of revenue ........................................    180,010         93,440         (44,549)         228,901
Product development ....................................     24,981             --              --           24,981
Marketing and administrative ...........................     26,757            418              --           27,175
Amortization of goodwill and other intangibles .........      2,181             --              --            2,181
Restructuring ..........................................        686             --              --              686
                                                          ---------        -------       ---------        ---------
   Total operating expense .............................    234,615         93,858         (44,549)         283,924
   Income (loss) from operations .......................     (2,026)         4,188              --            2,162
Other, net .............................................        887             --              --              887
                                                          ---------        -------       ---------        ---------
Income (loss) before income taxes ......................     (1,139)         4,188              --            3,049
Benefit (provision) for income taxes ...................     (1,571)            --              --           (1,571)
                                                          ---------        -------       ---------        ---------
   Net income (loss) ...................................  $  (2,710)       $ 4,188       $      --        $   1,478
                                                          =========        =======       =========        =========

SEAGATE REMOVABLE STORAGE SOLUTIONS, AN OPERATING BUSINESS OF SEAGATE
                               TECHNOLOGY, INC.,
        THE PREDECESSOR TO SEAGATE REMOVABLE STORAGE SOLUTIONS HOLDINGS

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONCLUDED)

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                            YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)





                                                                                                  TOTAL
                                                                                            SEAGATE REMOVABLE
                                                                                            STORAGE SOLUTIONS
                                                                                              HOLDINGS AND
                                               GUARANTORS   NON-GUARANTORS   ELIMINATIONS    ITS PREDECESSOR
                                              ------------ ---------------- -------------- ------------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .................................  $  22,902       $  1,628          $ --          $  24,530
INVESTING ACTIVITIES
Acquisition of property, equipment, and
 leasehold improvements, net ................     (6,232)          (991)           --             (7,223)
Proceeds from sale of property, equipment and
 leasehold improvements .....................        667          1,282            --              1,949
                                               ---------       --------          ----          ---------
   Net cash provided by (used in) investing
    activities ..............................     (5,565)           291            --             (5,274)
FINANCING ACTIVITIES
Net change in investments by Seagate
 Technology .................................    (19,625)        (2,203)                         (21,828)
                                               ---------       --------                        ---------
   Net cash provided by (used in) financing
    activities ..............................    (19,625)        (2,203)                         (21,828)
Increase (decrease) in cash and cash
 equivalents ................................     (2,288)           284            --             (2,572)
Cash and cash equivalents at the beginning of
 the year ...................................        622            346            --                968
                                               ---------       --------          ----          ---------
Cash and cash equivalents at the end of the
 year .......................................  $  (1,666)      $     62          $ --          $  (1,604)
                                               =========       ========          ====          =========

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

               CONSOLIDATED AND COMBINED CONDENSED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)




                                                                  DECEMBER 29,
                                                                      2000           JUNE 30,
                                                                  (SEE NOTE 2)         2000
                                                                 --------------   -------------
ASSETS (See Note 10)
Cash .........................................................      $ 6,544        $    3,621
Loan receivable from Seagate Technology (See Note 3) .........       31,331            25,681
Accounts receivable, net .....................................       21,083            16,578
Income taxes receivable ......................................        1,599             6,071
Inventories ..................................................          357               674
Prepaid and other current assets .............................        4,181             4,021
                                                                    -------        ----------
 Total Current Assets ........................................       65,095            56,646
Capital assets, net ..........................................        5,955             9,348
Goodwill and other intangibles, net ..........................       21,687             5,286
                                                                    -------        ----------
 Total Assets ................................................      $92,737        $   71,280
                                                                    =======        ==========
LIABILITIES
Current liabilities:
Accounts payable .............................................       10,064            10,190
Accrued employee compensation ................................        8,449             6,004
Accrued expenses .............................................       11,003            12,097
Deferred revenue .............................................       24,971            19,495
                                                                    -------        ----------
 Total Current Liabilities ...................................       54,487            47,786
Deferred income taxes ........................................        2,087               381
                                                                    -------        ----------
 Total Liabilities ...........................................       56,574            48,167
Commitments and contingencies (See Notes 2, 3, and 10)
STOCKHOLDERS' EQUITY
Common stock -- 150,000,000 shares authorized; shares
 issued and outstanding -- 75,283,820 and 75,002,050 at
 $0.001 par value per share as of December 29, 2000 and
 June 30, 2000 ...............................................           75                75
Additional paid-in capital ...................................       41,625           407,893
Accumulated deficit ..........................................       (5,535)         (384,688)
Accumulated other comprehensive loss .........................           (2)             (167)
                                                                    ----------     ----------
 Total Stockholders' Equity ..................................       36,163            23,113
                                                                    ---------      ----------
 Total Liabilities and Stockholders' Equity ..................      $92,737        $   71,280
                                                                    =========      ==========

     See notes to consolidated and combined condensed financial statements.

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

         CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)




                                                                          FOR THE SIX MONTHS ENDED
                                                                      --------------------------------
                                                                       DECEMBER 29,      DECEMBER 31,
                                                                           2000              1999
                                                                      --------------   ---------------
Revenues:
Licensing (See note 7) ............................................    $    48,536       $    31,391
Maintenance, support and services (See note 7) ....................         28,512            26,784
                                                                       -----------       -----------
 Total Revenues ...................................................         77,048            58,175
Cost of revenues:
Licensing .........................................................          2,182             1,603
Maintenance, support and services .................................         20,028            20,815
Amortization of developed technologies ............................            511                93
                                                                       -----------       -----------
 Total Cost of Revenues ...........................................         22,721            22,511
                                                                       -----------       -----------
Gross profit ......................................................         54,327            35,664
Operating expenses:
Sales and marketing ...............................................         34,823            32,427
Research and development ..........................................         13,785            12,841
General and administrative (See note 7) ...........................          9,491            10,008
Amortization of goodwill and other intangibles ....................            844             2,002
Write-off of in-process research and development (See note 2) .....          7,073                --
Unusual items (See note 5) ........................................          1,851           242,569
Restructuring costs (See note 6) ..................................            573             1,301
                                                                       -----------       -----------
 Total Operating Expenses .........................................         68,440           301,148
                                                                       -----------       -----------
Loss from Operations ..............................................        (14,113)         (265,484)
Interest and Other Income (Expense), net (See note 3) .............          1,120            (1,283)
                                                                       -----------       -----------
Loss before income taxes ..........................................        (12,993)         (266,767)
Benefit from (provision for) income taxes (See note 8) ............          2,506            48,881
                                                                       -----------       -----------
 Net Loss .........................................................    $   (10,487)      $  (217,886)
                                                                       ===========       ===========
Net loss per share:
Basic and diluted (See note 9) ....................................    $     (0.14)      $     (2.90)
                                                                       ===========       ===========
Weighted average number of shares used in basic and diluted
 net loss per share: ..............................................     75,155,894        75,001,000

     See notes to consolidated and combined condensed financial statements.

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

         CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)




                                                                            (SEE NOTE 2)
                                                                      FOR THE SIX MONTHS ENDED
                                                                   ------------------------------
                                                                    DECEMBER 29,     DECEMBER 31,
                                                                        2000             1999
                                                                   --------------   -------------
OPERATING ACTIVITIES:
Net loss .......................................................     $ (10,487)      $ (217,886)
Adjustments to reconcile net loss to net cash from operating activities:
 Depreciation and amortization .................................         3,635            4,112
 Bad debt expense ..............................................           588            2,674
 Deferred income taxes .........................................           162              (27)
 Stock based compensation expense on Seagate Technology
   Exchange of Shares ..........................................         1,851          239,574
 Write-off of in-process research and development ..............         7,073               --
                                                                     ---------       ----------
                                                                         2,822           28,447
                                                                     ---------       ----------
Changes in operating assets and liabilities:
 Accounts receivable ...........................................        (5,059)          15,916
 Income taxes receivable .......................................         4,472          (51,280)
 Income taxes receivable from Seagate Technology ...............        (3,978)          (4,118)
 Inventories ...................................................           317              366
 Prepaid and other current assets ..............................          (129)          (3,397)
 Accounts payable ..............................................           (75)          (2,668)
 Accrued employee compensation .................................         2,527           (4,422)
 Accrued expenses ..............................................        (1,094)           4,575
 Deferred revenue ..............................................         6,821             (568)
 Other liabilities .............................................            --             (225)
                                                                     ---------       ----------
Net cash provided by (used in) operating activities ............         6,624          (17,374)
                                                                     ---------       ----------
INVESTING ACTIVITIES:
Acquisition of capital assets, net .............................        (2,966)          (1,454)
                                                                     ---------       ----------
Net cash (used in) investing activities ........................        (2,966)          (1,454)
                                                                     ---------       ----------
FINANCING ACTIVITIES:
Issuance of common stock and common stock subject to
 repurchase ....................................................         1,127                1
Borrowings from Seagate Technology .............................        76,712           94,895
Payment to Seagate Technology ..................................       (78,384)         (77,075)
                                                                     ---------       ----------
   Net cash provided by (used in) financing activities .........          (545)          17,821
Effect of exchange rate changes on cash ........................          (190)             614
                                                                     ---------       ----------
   Increase (decrease) in cash .................................         2,923             (393)
Cash at the beginning of the period ............................         3,621            7,419
                                                                     ---------       ----------
Cash at the end of the period ..................................     $   6,544       $    7,026
                                                                     =========       ==========

     See notes to consolidated and combined condensed financial statements.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED
             DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED)


1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     Crystal Decisions, Inc. -- ("Crystal Decisions" or the "Company") develops and markets software products and provides related services enabling business users and information technology professionals to manage enterprise information. Crystal Decisions operates in a single industry segment and its products, commonly referred to as business intelligence software, permit the analysis and interpretation of data in order to make business decisions. Crystal Decisions was incorporated in Delaware in August 1999. Crystal Decision's headquarters are located in Palo Alto, California.

     Crystal Decisions is a majority-owned subsidiary of Seagate Software (Cayman) Holdings, Inc., a Cayman Islands limited corporation ("Suez Software"), which is a wholly owned subsidiary of New SAC, a Cayman Islands limited corporation ("New SAC"), whose predecessor was Seagate Technology, Inc. ("Seagate Technology"). On November 22, 2000, through Suez Software, Crystal Decisions became a majority owned subsidiary of Suez Software. Prior to November 22, 2000, the Company was a majority owned subsidiary of Seagate Software Holdings, Inc. ("Seagate Software Holdings", formerly known as Seagate Software, Inc.), a Delaware corporation and wholly owned subsidiary of Seagate Technology. Seagate Technology was a data technology company that provided products for storing, managing and accessing digital information on computer systems. The outstanding minority interests in the Company's capital stock amounted to approximately 12.8% and 10.5% on a fully diluted basis as of December 29, 2000 and June 30, 2000, respectively. The minority interests consisted of the Company's common stock and options to purchase its common stock issued pursuant to the 1999 and 2000 Stock Option Plans.

     In March 2001, the Company changed its name from Seagate Software Information Management Group Holdings, Inc. to Crystal Decisions, Inc.


BASIS OF PRESENTATION

     The consolidated and combined condensed financial statements of the Company have been prepared by the Company, without audit, in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations. These unaudited interim financial statements, should be read in conjunction with the consolidated and combined financial statements and related notes of the Company as of June 30, 2000, July 2, 1999 and July 3, 1998 included herein.

     The consolidated and combined condensed financial statements reflect, in the opinion of management, all material adjustments (consisting of normal recurring items) necessary for the fair presentation of the consolidated financial position, results of operations and cash flows for such periods. The results of operations for the six months ended December 29, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 29, 2001.

     On November 22, 2000, 99% of the outstanding common stock of Crystal Decisions was purchased by New SAC, through Suez Software and resulted in a "Change in Control of Crystal Decisions" as described in note 2. Under the Securities and Exchange Commission's, or SEC's, rules and regulations, because more than 95% of the Company was acquired and a change of ownership

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

occurred, the Company has restated all its assets and liabilities as of November 22, 2000 on a push down accounting basis. Accordingly, results of operations prior to November 22, 2000 and the comparative information presented do not reflect these adjustments. Refer to further discussion of the push down accounting basis in note 2.

     The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2000 ended on June 30, 2000, fiscal 1999 ended on July 2, 1999 and fiscal 1998 ended on July 3, 1998. Fiscal 2000 and 1999 were comprised of 52 weeks. Fiscal 1998 was comprised of 53 weeks. Fiscal 2001 will be a 52-week year and will end on June 29, 2001. The quarters ended October 1, 1999, December 31, 1999, September 29, 2000 and December 29, 2000 each comprised 13 weeks of activity.


2. CHANGE IN CONTROL OF CRYSTAL DECISIONS

     On November 22, 2000, Suez Software, a wholly owned subsidiary of New SAC, acquired 75,001,000 shares of Crystal Decisions common stock under the terms of a stock purchase agreement (the "Stock Purchase Agreement"). As a result of this transaction, New SAC held 99.6% of the outstanding capital stock of Crystal Decisions at December 29, 2000. New SAC did not purchase shares of Crystal Decisions common stock that are outstanding as a result of the exercise of options to purchase these shares under Crystal Decisions' 1999 and 2000 Stock Option Plans. Crystal Decisions' minority stockholders continue to hold their interests in common stock. In addition, the outstanding unexercised options granted under the 1999 and 2000 Stock Option Plans continue to remain outstanding.


SALE OF SEAGATE TECHNOLOGY

     On March 29, 2000, Seagate Software Holdings, Seagate Technology and Suez Acquisition Company (Cayman) Limited ("SAC"), an entity affiliated with, among others, Silver Lake Partners and Texas Pacific Group, entered into the stock purchase agreement, and Seagate Technology, VERITAS Software Corporation ("VERITAS") and a wholly owned subsidiary of VERITAS entered into an agreement and plan of Merger and Reorganization (the "Merger Agreement"). At the closing of the transaction contemplated by the stock purchase agreement, SAC assigned all of its rights under such agreements to New SAC.

     SAC was organized solely for the purpose of entering into the Stock Purchase Agreement with Seagate Technology and Seagate Software Holdings. Similar to SAC, New SAC is controlled by Silver Lake Partners and Texas Pacific Group. Silver Lake Partners L.P. is a private investment firm headquartered in Menlo Park, California and New York, New York, the general partner of which is Silver Lake Technology Associates, L.L.C. Silver Lake Technology Associates L.L.C. is a Delaware limited liability company.


TRANSACTION FINANCING AND CONSIDERATION PAID

     New SAC financed the acquisition of the Seagate Technology operating assets, including 75,001,000 shares of Crystal Decisions' common stock through:


    o Equity financing of $916 million from Silver Lake Partners, L.P., TPG Partners III, L.P., August Capital, Chase Capital Partners, GS Private Equity Partners, L.P. and other investors, including certain of the directors of Crystal Decisions.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

    o A senior secured credit facility of $700 million in the aggregate from the Chase Manhattan Bank, Goldman Sachs Credit Partners L.P. and Merrill Lynch Capital Corporation. In addition, a revolver facility was entered into with amounts available up to $200 million.

    o Senior subordinated notes of approximately $210 million issued by Seagate Technology International (which is an indirect subsidiary of New
     SAC) at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million.

    o Certain cash reserves of Seagate Technology of approximately $149 million, net of estimated transaction costs of $100 million.

    o In lieu of receiving consideration in connection with the merger, most of Seagate Technology's senior management team converted a portion of their unvested Seagate Technology options and restricted stock ("rollover equity") with an aggregate value of $184 million into deferred compensation and an equity interest in New SAC. Although the amount of cash that Seagate Technology received from New SAC was reduced by the aggregate value of this converted equity, the total merger consideration received by Seagate Technology stockholders on a per share basis was not reduced due to the cancellation of a number of Seagate Technology stock options equal in value to the $184 million in rollover equity. As a result, while the cash component of the merger consideration to be received by Seagate Technology shareholders was reduced on a per share basis, the VERITAS shares component of the merger consideration was increased on a per share basis by an offsetting amount because of the antidilutive impact of the Seagate Technology stock options that were cancelled.

     Under the Stock Purchase Agreement, New SAC purchased for $2.05 billion of cash (less the value of Seagate Technology equity rolled over by former Seagate Technology officers and less $50 million paid to VERITAS and to be released to the former Seagate Technology shareholders upon settlement of outstanding lawsuits), all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's rigid disc drive, storage area network, removable tape storage solutions, enterprise management software businesses and operations, including shares of Crystal Decisions common stock, and certain cash balances, but excluding the approximately 128 million shares of VERITAS common stock then held by Seagate Software Holdings and Seagate Technology's equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V. In addition, under the Stock Purchase Agreement, wholly owned subsidiaries of New SAC assumed substantially all of the operating liabilities of Seagate Technology, Seagate Software Holdings and their consolidated subsidiaries. This transaction is referred to hereafter as the New SAC Transaction.

     Immediately following the New SAC Transaction, VERITAS acquired Seagate Technology pursuant to the Merger Agreement and a wholly owned subsidiary of VERITAS merged with and into Seagate Technology, and Seagate Technology survived the merger and became a wholly owned subsidiary of VERITAS. This wholly owned subsidiary was renamed VERITAS Software Technology Corporation. We refer to this transaction as the Merger. In the Merger, Seagate Technology stockholders received consideration consisting of 0.4465 shares of VERITAS common stock and $8.55 of cash per share of Seagate Technology common stock. The Merger is intended to qualify as a tax-free reorganization.

     In addition, Seagate Technology stockholders were entitled to receive their proportionate amounts of a tax refund trust account, a class action litigation settlement of $50 million and the shares of Lernout & Hauspie Speech Products N.V. held by Seagate Technology at closing.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     VERITAS did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business, including Crystal Decisions. All of Seagate Technology's operating assets, including Crystal Decisions, were sold to wholly owned subsidiaries of New SAC in connection with the leveraged buyout.

     The New SAC Transaction and the Merger are referred to collectively herein as the transactions.

     Crystal Decisions' directors and officers had interests in the transactions that may have differed from those of Seagate Technology's, or VERITAS' stockholders. For example, certain directors and officers of Crystal Decisions are members of the board of directors of VERITAS.

     As part of the New SAC Transaction, New SAC, Seagate Technology and Crystal Decisions agreed to assume and indemnify VERITAS for substantially all liabilities arising in connection with the Company's operating assets. On March 29, 2000, Seagate Technology, VERITAS and SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology, including Crystal Decisions, have agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the transactions.

     A majority of Crystal Decisions' assets, along with certain other assets of Seagate Technology, are now pledged as a guarantee for debt issued to finance the New SAC Transaction. (Refer to further discussion in note 10).

     The federal tax allocation agreement ("Tax Allocation Agreement") Crystal Decisions had with Seagate Technology was terminated on November 22, 2000, and Crystal Decisions will no longer file federal income tax returns on a consolidated basis with Seagate Technology. (Refer to further discussion in note 8).

     Crystal Decisions relies on a revolving loan, pursuant to a revolving loan agreement (the "Revolving Loan Agreement"), with Seagate Technology LLC, which is a wholly owned subsidiary of New SAC, to fund a portion of its operating cash needs. The Revolving Loan Agreement continues in effect subsequent to the closing of the New SAC Transaction on November 22, 2000 and expires on July 4, 2001. (Refer to further discussion in note 3).


ALLOCATION OF PURCHASE PRICE TO CRYSTAL DECISIONS PURSUANT TO THE APPLICATION OF PUSH DOWN ACCOUNTING

     The New SAC Transaction constituted a purchase business transaction of Seagate Technology and resulted in a change in control of Crystal Decisions. Under purchase accounting rules, the net purchase price under this transaction has been allocated to the assets and liabilities of Seagate Technology and its subsidiaries, including Crystal Decisions based on their estimated fair values at the date of the transaction. However, the estimated fair values of identifiable tangible and intangible assets and liabilities of Seagate Technology and its subsidiaries at the date of the transaction were greater than the amount paid, resulting in negative goodwill. The negative goodwill has been allocated to the long-lived tangible and intangible assets, including those of Crystal Decisions, on the basis of relative fair values. The estimated fair values of tangible and intangible assets, including in-process research and development, have been determined based upon independent appraisals.

     The consolidated and combined condensed interim financial statements as of December 29, 2000 reflect the historical results of operations and financial position up to the date of the transactions, November 22, 2000, the restatement of assets and liabilities at that date to reflect the push down purchase accounting adjustments, followed by the results of operations and financial

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

position for the period from November 22, 2000 to December 29, 2000 reflecting the effects of restated balances from the date of the New SAC Transaction. As a result of the New SAC Transaction and the push down accounting, the Company's results of operations following the New SAC Transaction, particularly the depreciation and amortization charges, are not necessarily comparable to the results of operations prior to the New SAC Transaction.

     In connection with the finalization of the purchase price allocation of the transactions, New SAC and Crystal Decisions are currently evaluating the fair value of the consideration given and the fair value of the assets acquired and liabilities assumed. Using this information, New SAC and Crystal Decisions will make a final allocation of the purchase price including the allocation to in-process research and development and other intangibles. Accordingly, the purchase price allocation is preliminary, and subject to adjustment.

     The table below lists the estimated net purchase price allocation of the tangible and intangible assets acquired. The fair value of the intangible assets acquired and long-lived assets acquired have been reduced by approximately 46% as a result of negative goodwill allocated to these assets to arrive at the net purchase price allocation.




                                                     NET PURCHASE PRICE
PURCHASE PRICE ALLOCATION                                ALLOCATION
-------------------------------------------------   -------------------
                                                       (IN THOUSANDS)
Net current assets acquired .....................        $  9,138
Tangible long-lived assets acquired (1) .........           5,130
                                                         --------
                                                           14,268
                                                         --------
Intangible assets acquired:
Developed technology (2) ........................          15,234
Assembled work force (3) ........................           7,073
In-process research and development (4) .........           7,073
Deferred tax liability (5) ......................          (2,126)
                                                         --------
                                                         $ 27,254
                                                         --------
   Total ........................................        $ 41,522
                                                         ========

----------
(1) Tangible long-lived assets acquired consists of leasehold improvements and equipment, and are amortized over their remaining useful lives of approximately 2 years.

(2) The value of the developed technology has been estimated by discounting the expected future cash flows attributable to all existing technology, taking into account risks related to the characteristics and applications of the technology, existing and future markets and assessments of the life cycle stage of the technology. The analysis resulted in a valuation for developed technology, which had reached technological feasibility and therefore was capable of being capitalized. The developed technology is being amortized on the straight-line basis over its estimated useful life (3 years) and the amortization is included in cost of revenues.

(3) The estimated value of the assembled work force has been determined by estimating the costs to replace the existing employees, including the recruiting, hiring and training costs for each category of employee. The assembled workforce is being amortized on the straight-line basis over its estimated useful life (3 years) and the amortization is included in amortization of goodwill and other intangibles.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

(4) As the basis for identifying the in-process research and development ("IPR&D"), Crystal Decisions' developmental projects were evaluated in the context of Financial Accounting Standards Board Interpretation 4 and paragraph 11 of Financial Accounting Standards Board ("FAS") Statement No. 2 and FAS Statement No. 86. Crystal Decisions has charged the value allocated to projects identified as IPR&D to expense in the period the transactions close. This write-off is necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses.

      At the valuation date, Crystal Decisions was in the process of developing three next generation versions of existing technologies which were estimated to be about 85%, 70%, and 75% complete based on total man-hours and absolute time. Crystal Decisions expects these three projects to be completed in fiscal 2002, at an estimated cost of $20 million. The nature of the efforts required to develop the purchased IPR&D into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. Crystal Decisions expects that the acquired IPR&D will be successfully developed, but it cannot ensure that commercial viability of these products will be achieved.

      The value of the purchased IPR&D for Crystal Decisions has been calculated by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned on commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to these projects.

(5) Deferred taxes arose because of the difference between the book and tax basis of tangible long-lived and intangible assets acquired and located in jurisdictions other than the United States (U.S.). Deferred taxes do not arise for those intangible and tangible long-lived assets acquired and located in the U.S., because the transaction is subject to a special tax election in the U.S., whereby no difference in the book and tax basis of the net assets exists.

     PRO FORMA INFORMATION. The following table presents the unaudited pro forma results of operations for informational purposes, assuming the change of control of Crystal Decisions occurred at the beginning of fiscal 1999:




                                                                 FOR THE SIX MONTHS ENDED
                                                              ------------------------------
                                                               DECEMBER 29,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
Total revenue .............................................      $ 77,048        $  58,175
Net loss ..................................................      $ (6,847)       $ (23,237)
                                                                 --------        ---------
   Pro forma basic and diluted net loss per share .........      $  (0.09)       $   (0.31)
                                                                 ========        =========

     The pro forma results of operations give effect to certain adjustments including amendment of amortization and depreciation of revalued intangible and tangible assets. The pro forma net loss for the six months ended December 29, 2000 and December 31, 1999 does not include the following push down and purchase price adjustments, as they represent one time charges which are not necessarily reflective of ongoing operating results:

    o unusual items of approximately $1.9 million and $242.6 million for the six months ended December 29, 2000 and December 31, 1999, respectively as described in note 5;

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

    o the effects of fair value adjustments to deferred revenue, reducing revenue by $1.3 million on a declining basis during the twelve months following the date of the transaction; and

    o the write off of IPR&D charges of approximately $7.1 million during the six months ended December 29, 2000, in connection with the SAC Transaction.


3. ECONOMIC DEPENDENCE ON SEAGATE TECHNOLOGY

     On July 4, 2000, Crystal Decisions and Seagate Technology LLC, then a wholly owned subsidiary of Seagate Technology, now an indirect subsidiary of New SAC, renewed the Revolving Loan Agreement dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology LLC finances certain of Crystal Decisions' working capital needs and operating activities. The Revolving Loan Agreement provides for maximum outstanding borrowings of up to $60.0 million and expires on July 4, 2001. The Revolving Loan Agreement continued in effect subsequent to the closing of the New SAC Transaction on November 22, 2000. The loan is payable or receivable upon termination of the agreement. As of December 29, 2000 and June 30, 2000, the revolving loan balance was a net receivable from Seagate Technology LLC and its affiliates of $31.3 million and $25.7 million, respectively. The net receivable arose largely as a result of offsetting amounts due from Seagate Technology under a Tax Allocation Agreement for income tax loss benefits utilized by Seagate Technology relative to Crystal Decisions' tax loss position (refer to note 8 for further discussion). The loan balance is presented on the balance sheet as a net receivable or net payable in accordance with the terms of the loan agreement.

     During the six months ended December 29, 2000, Crystal Decisions earned interest income on a monthly basis on the net receivable revolving loan balance outstanding at a rate calculated to be Seagate Technology LLC's in-house portfolio yield (average of 7.67% for the six months ended December 29, 2000).

     During the six months ended December 31, 1999, interest was charged or earned on the net revolving loan balance receivable or payable outstanding on a monthly basis at LIBOR plus 2% per annum, (7.53% for the six months ended December 31, 1999). Interest income and expense as presented in the statement of operations primarily relates to interest on the revolving loan.

     Crystal Decisions has incurred net losses during the three year period ended June 30, 2000 and the six months ended December 29, 2000. Crystal Decisions relies on the revolving loan with Seagate Technology LLC to fund a portion of its operating needs. Crystal Decisions believes that the amounts due from Seagate Technology LLC under the Revolving Loan Agreement, in addition to the amounts available to Crystal Decisions under the Revolving Loan Agreement are sufficient to fund Crystal Decisions' operating and planned activities during the next six months.

     Crystal Decisions may require additional financing through the end of fiscal 2002. Crystal Decisions is in the process of negotiating additional financing with Seagate Technology LLC through the end of fiscal 2002. Should additional financing not be available from Seagate Technology LLC at terms that are satisfactory to Crystal Decisions and Seagate Technology LLC, Crystal Decisions may seek additional equity and financing from other sources, subject to concurrence by the lenders which financed the New SAC Transaction, as well as Crystal Decisions' parent company. As a result of the New SAC Transaction, Crystal Decisions guaranteed the debt used to finance the New SAC Transaction and pledged a majority of its assets. As a result of restrictive covenants under the debt agreement, the ability of Crystal Decisions to raise additional debt or equity from other sources may be limited. (Refer to note 10 for further discussion.)

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

4. REVENUE RECOGNITION

     Typically, Crystal Decisions can establish vendor specific objective evidence ("VSOE") for all elements of its multi-element arrangements, and accordingly, revenues are allocated to the individual elements on the basis of VSOE. During the second quarter of fiscal year 2001, Crystal Decisions adopted a new sales model that limits the sale of certain software license products sold on an individual basis and, as a result, is not able to establish sufficient VSOE for these license products. As a result of this change in circumstance, when these products are included in bundled arrangements with technical support and maintenance services, Crystal Decisions applies the residual method of accounting as specified in SOP 98-9 such that the total fair value of the undelivered elements as indicated by vendor-specific objective evidence, is deferred and subsequently recognized in accordance with SOP 97-2 and the difference between the total arrangement fee and the amount deferred for the undelivered elements is accounted for as revenue related to the delivered elements. The impact on revenues of applying the residual method of accounting in the six months ended December 29, 2000 was not material. Although not typical, some OEM arrangements contain end-user maintenance elements for which VSOE has not been established, as sufficient evidence of consistent pricing and renewal rates has not been present. In such arrangements, Crystal Decisions has recognized the arrangement fee ratably over the maintenance period in accordance with the provisions set forth in SOP 97-2.


5. UNUSUAL TRANSACTIONS

SALE OF SEAGATE TECHNOLOGY

     On November 22, 2000, the date of the closing of the New SAC Transaction, vesting of Seagate Technology options were accelerated and net exercised for merger consideration of 0.4465 shares of VERITAS and $8.55 cash per share of Seagate Technology. The accelerated vesting and net exercise of these options resulted in compensation expense to Seagate Technology. At November 22, 2000, options to purchase 51,500 shares of Seagate Technology common stock were held by certain Crystal Decisions employees. As a result, the Company recorded approximately $1.9 million of compensation expense attributable to its employees as a capital contribution from Seagate. The compensation expense is recorded as an unusual item in the income statement for the six months ended December 29, 2000.


THE OCTOBER 1999 SEAGATE TECHNOLOGY EXCHANGE OF SHARES

     On October 20, 1999, the stockholders of Seagate Software Holdings approved the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, with and into Seagate Software Holdings. The merger was effected on October 20, 1999. Seagate Software Holdings assets consisted of the assets of the business and its investment in the common stock of VERITAS. Upon the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology. All outstanding options to purchase Seagate Software Holdings common stock were accelerated immediately prior to the merger. In connection with the merger, Seagate Software Holdings minority stockholders and optionees received payment in the form of 3.23 shares of Seagate's common stock per share of Seagate Software Holdings common stock less any amounts due for the payment of the exercise price of unexercised options. Seagate Technology issued 9,124,046 shares of its common stock from treasury shares to optionees and minority stockholders of Seagate Software Holdings in connection with the merger.

     Seagate Technology accounted for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software Holdings common stock outstanding and

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued was $19.4 million and was recorded as the purchase price and allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. Seagate Technology accounted for the exchange of shares of its common stock for stock options in Seagate Software Holdings held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. Seagate Technology recorded compensation expense of $283.6 million, plus $2.1 million of employer portion of payroll taxes, related to the purchase of minority interest in Seagate Software Holdings.


     The consolidated and combined condensed statement of operations for the six months ended December 31, 1999 includes an allocation of compensation expense arising from the October 1999 Seagate Technology exchange offer. Compensation expense was allocated to Crystal Decisions on the basis of employees specifically identified with the business and for those employees that performed services for the business, on the basis of time estimates. Accordingly, Crystal Decisions recorded $239.6 million of the $283.6 million compensation expense related to the October 1999 Seagate Exchange of Shares and an offsetting $239.6 million was recorded as a capital contribution from Seagate Technology. In addition, the $2.1 million of employer portion of payroll taxes paid related to Crystal Decisions employees and therefore the amount was recorded as an expense for the six months ended December 31, 1999.


     In addition, $877,000 of legal and accounting costs were incurred by Crystal Decisions in connection with the recapitalization and reorganization of Crystal Decisions, of which $523,000 was recorded in the six months ended December 31, 1999.


     The following table summarizes the components of the unusual items expense for the six months ended December 31, 1999 reported by Seagate that are attributable to the employees of Crystal Decisions:




                                                                 AS REPORTED BY       ALLOCATED TO
                                                               SEAGATE TECHNOLOGY   CRYSTAL DECISIONS
                                                              -------------------- ------------------
                                                                          (IN THOUSANDS)
Compensation expense associated with the exchange of Seagate
 Software Holdings common stock for Seagate Technology common
 stock ......................................................       $283,619            $239,574
Employer portion of payroll taxes ...........................          2,118               2,118
Transaction costs ...........................................            877                 877
                                                                    --------            --------
   Total unusual items ......................................       $286,614            $242,569
                                                                    ========            ========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

6. RESTRUCTURING COSTS


     During the six months ended December 29, 2000, Crystal Decisions incurred $573,000 of restructuring charges. The charges relate to the closure of eight offices in Europe and are part of a restructuring plan announced in September 2000 to consolidate the European sales organization into fewer office locations. The charges primarily consisted of costs related to the termination of office leases and other related closure costs, as well as severance and benefits due to nine sales and marketing employees who were terminated in September 2000. At December 29, 2000, $375,000 was included in accrued expenses and is expected to be paid by the quarter ending March 30, 2001.


     During the six months ended December 31, 1999, Crystal Decisions incurred $1.3 million of restructuring charges for termination of excess personnel as Crystal Decisions realigned its resources to better manage and control its business. The charges resulted from a company-wide restructuring plan announced in October 1999 and were comprised of charges of severance and benefits paid to approximately 125 employees from various locations and departments, including direct sales force personnel, who were terminated on October 23, 1999. The restructuring charges were paid during fiscal 2000.


     The restructuring events described above were independent of each other.


7. RELATED PARTY TRANSACTIONS


     During the six months ended December 29, 2000, Crystal Decisions signed a software license agreement (the "License Agreement") with Seagate Technology. Under the terms of the License Agreement, Crystal Decisions granted Seagate Technology a non-exclusive, non-transferable, perpetual license to use its business intelligence software and maintenance and support services. The total value of the License Agreement is $1.6 million. The License Agreement was priced at an approximate 50% discount to Crystal Decisions' established list price. During the six months ended December 29, 2000, Crystal Decisions recognized a total of $1.3 million from the License Agreement. The balance of $347,000 is included in deferred revenue. As of December 29, 2000, there were no outstanding amounts owed by Seagate included in accounts receivable.



     Historically, Seagate Technology has provided substantial services to Crystal Decisions under a General Services Agreement dated June 28, 1997. Upon the closing of the New SAC Transaction, this agreement was assumed by New SAC. The services generally include general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions, among others. Seagate Technology charges Crystal Decisions for these services through corporate expense allocations. The amount of corporate expense allocations depends upon the total amount of allocable costs incurred by Seagate on behalf of Crystal Decisions' less amounts charged as a specific cost or expense rather than by allocation. Such costs have been proportionately allocated to Crystal Decisions based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general and administrative departmental managers. Management believes that the allocation method applied to the costs provided under the General Services Agreement is reasonable. Allocations charged to Crystal Decisions general and administrative expenses were $422,000 and $328,874 for the six months ended December 29, 2000 and December 31, 1999, respectively. Management estimates that additional costs for the services covered under this agreement would have been $688,000 for fiscal 2000 had the Company operated on a stand-alone basis from Seagate Technology.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

8. INCOME TAXES


     Prior to the sale of the operating assets of Seagate Technology, Crystal Decisions was included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and Crystal Decisions had entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Crystal Decisions computes hypothetical tax returns as if Crystal Decisions was not joined in consolidated or combined returns with Seagate Technology. Crystal Decisions paid Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate would pay Crystal Decisions the amount of such refunds. At the end of fiscal 2000 and fiscal 1999 there were $67.0 million and $762,000, respectively, of intercompany tax related balances due to Crystal Decisions from Seagate Technology that were offset against amounts due to Seagate Technology under the Revolving Loan Agreement (note 2). On November 22, 2000, the Tax Allocation Agreement was terminated.


     The provision for (benefit from) income taxes consisted of the following:





                                                                          PRE-PREDECESSOR
                                                                        ------------------
                                                         SIX MONTHS         SIX MONTHS
                                                           ENDED               ENDED
                                                     DECEMBER 29, 2000   DECEMBER 31, 1999
                   (IN THOUSANDS)                   ------------------- ------------------
Current Tax Expense (Benefit):
Federal ...........................................      $ (1,936)          $ (30,137)
State .............................................          (846)             (8,069)
Foreign ...........................................           276             (10,282)
                                                         --------           ---------
                                                           (2,506)            (48,488)
                                                         --------           ---------
Deferred Tax Expense (Benefit):
Federal ...........................................            --                (351)
State .............................................            --                 (42)
Foreign ...........................................            --                  --
                                                         --------           ---------
                                                               --                (393)
                                                         --------           ---------
Provision for (Benefit from) Income Taxes .........      $ (2,506)          $ (48,881)
                                                         ========           =========


     For purposes of the historical financial statements, the benefit from income taxes has been computed on a separate return basis, except that the tax benefits of certain of Crystal Decisions' tax losses and credits were recognized by Crystal Decisions on a current basis if such losses could be utilized by Seagate Technology in its tax returns.

Income (loss) before income taxes consisted of the following:





                                         PRE-PREDECESSOR
                                       ------------------
                        SIX MONTHS         SIX MONTHS
                          ENDED               ENDED
                    DECEMBER 29, 2000   DECEMBER 31, 1999
                   ------------------- ------------------
Domestic .........      $  (8,445)         $ (262,693)
Foreign ..........         (4,548)             (4,074)
                        ---------          ----------
                        $ (12,993)         $ (266,767)
                        =========          ==========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     The proforma information assuming a tax provision/(benefit) based on a separate return basis is as follows:





                                                   SIX MONTHS
                                                      ENDED
                                                DECEMBER 29, 2000
                                               ------------------
Income (loss) before income taxes ............     $ (12,993)
Provision (benefit) for income taxes .........        (2,506)
                                                   ---------
Net Income (loss) ............................     $ (10,487)
                                                   =========


     The income tax benefits related to the exercise of certain employee stock options increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amounts approximated $34,000 as of November 22, 2000.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of Crystal Decisions' deferred tax assets and liabilities were as follows:





                                                      DECEMBER 29,      JUNE 30,
                                                          2000            2000
                                                     --------------   ------------
DEFERRED TAX ASSETS
Inventory valuation accounts .....................     $     164       $     141
Receivable reserves ..............................         1,173           1,953
Accrued compensation and benefits ................           283             802
Depreciation .....................................            53              75
Acquisition-related items ........................         8,255          31,754
Other reserves and accruals ......................         2,228           2,721
Net operating loss and tax carryforwards .........           590             855
                                                       ---------       ---------
Total Deferred Tax Assets ........................        12,746          38,301
Valuation allowance ..............................       (12,746)        (38,301)
                                                       ---------       ---------
Net Deferred Tax Assets ..........................            --              --
DEFERRED TAX LIABILITIES
Acquisition-related items ........................        (2,087)           (381)
                                                       ---------       ---------
Total Deferred Tax Liabilities ...................        (2,087)           (381)
                                                       ---------       ---------
Net Deferred Tax Assets/(Liabilities) ............     $  (2,087)      $    (381)
                                                       ---------       ---------


     In connection with the purchase of the operating assets of Seagate Technology, we recorded a $10.5 million valuation allowance for deferred tax assets. The $10.5 million of deferred tax assets subject to the valuation allowance arose primarily as a result of the excess of tax basis over the fair values of acquired property, plant and equipment, and liabilities assumed for which we expect to receive tax deductions in our federal and state returns in future periods. We also recorded $2 million of foreign deferred tax liabilities as a result of the excess of the fair market value of inventory, long-term investments, and acquired intangible assets over their related tax bases. Our realization of

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

the tax benefits for the federal and state deferred tax assets subject to the valuation allowance will depend primarily on our ability to generate sufficient taxable income in the United States in future periods, the timing and amount of which are uncertain. We anticipate that the tax benefits of the deferred tax assets when realized, will first result in an increased adjustment to the amount of unamortized negative goodwill that has been allocated on a pro rata basis to the long-lived assets. Any excess tax benefit would then be realized as a reduction of future income tax expense.


     The reconciliation between the provision for (benefit from) income taxes at the U.S. federal statutory rate and the effective rate are summarized as follows:





                                                                                              PRE-PREDECESSOR
                             (IN THOUSANDS)                                                 ------------------
                                                                             SIX MONTHS         SIX MONTHS
                                                                               ENDED               ENDED
                                                                         DECEMBER 29, 2000   DECEMBER 31, 1999
                                                                        ------------------- ------------------
Provision (benefit) at U.S. statutory rate ............................      $ (4,548)          $ (93,368)
State income tax provision (benefit), net of federal income tax benefit          (550)             (5,272)
Write-off of in-process research and development ......................           778                  --
Compensation expense related to SSI exchange offer ....................            --              49,585
Valuation allowance ...................................................         2,244                  --
Other .................................................................          (430)                174
                                                                             --------           ---------
Provision for (benefit from) income taxes .............................      $ (2,506)          $ (48,881)
                                                                             ========           =========


9. NET LOSS PER SHARE


     Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share", requires the disclosure of basic and diluted earnings (losses) per share. Prior to August 24, 1999, Crystal Decisions had no outstanding share capital. Crystal Decisions issued 1,000 shares of common stock to Seagate Technology for aggregate proceeds of $1,000 on August 24, 1999. On November 16, 1999, Seagate Software Holdings contributed the information management group business' legal entities to Crystal Decisions in exchange for 75,000,000 shares of Crystal Decisions common stock. On November 22, 2000, and as part of the New SAC Transaction, New SAC, through Suez Software, acquired the 75,001,000 common shares of Crystal Decisions owned by Seagate Technology. Basic loss per common share has been computed using the weighted average number of shares of common stock outstanding during each of the periods presented, with the initial 1,000 and 75,000,000 shares being treated as outstanding for all reporting periods. Diluted loss per share is computed using the pro forma weighted average number of shares of common stock outstanding during each of the periods presented assuming exercise of options to purchase common stock, with the initial 1,000 and 75,000,000 shares being treated as outstanding for all reporting periods. Options to purchase common stock were excluded from the computation of diluted net loss per share, as their effect is antidilutive.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     Below is a reconciliation of the numerator and denominator used to calculate net loss per share.





                                            FOR THE SIX MONTHS ENDED
                                          ----------------------------
                                           DECEMBER 29,   DECEMBER 31,
                                               2000           1999
                                          -------------- -------------
                                          (IN THOUSANDS, EXPECT SHARE
                                              AND PER SHARE DATA)
                                                  (UNAUDITED)
Basic net loss per share
Numerator:
 Net loss ...............................  $   (10,487)   $  (217,886)
Denominator:
 Weighted average number of common shares
   outstanding ..........................   75,155,894     75,001,000
Net loss per share -- basic .............  $     (0.14)   $     (2.90)
Diluted net loss per share computation:
Numerator:
 Net loss ...............................  $   (10,487)   $  (217,886)
Denominator:
 Weighted average number of common shares
   outstanding ..........................   75,155,894     75,001,000
                                           -----------    -----------
Net loss per share -- diluted ...........  $     (0.14)   $     (2.90)
                                           ===========    ===========


10. DEBT GUARANTEES AND PLEDGE OF ASSETS


SENIOR SECURED CREDIT FACILITY


     On the closing of the New SAC Transaction, Seagate Technology International and Seagate Technology (US) Holdings, Inc., both subsidiaries of New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:


    o a $200 million revolving credit facility for general corporate purposes, with a sub-limit of $100 million for letters of credit, which will terminate in five years;


    o a $200 million term loan A facility with a maturity of five years; and


    o a $500 million term loan B facility with a maturity of six years.


     At the closing of the transaction, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of Seagate Technology's operating assets, including Crystal Decisions.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:




                            (IN THOUSANDS)
                           ---------------
  Fiscal 2001 ............     $  5,000
  2002 .....   ...........       22,500
  2003 .....   ...........       40,000
  2004 .....   ...........       50,000
  2005 .....   ...........       60,000
  thereafter    ..........      522,500
                               --------
  Total ....   ...........     $700,000
                               ========

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of New SAC at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the New SAC Transaction ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries are guarantors under the senior credit facilities. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including Crystal Decisions' assets and its capital stock, have been pledged against the debt under this credit agreement. New SAC, and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, Crystal Decisions, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of New SAC and its subsidiaries.

     The credit agreement provides for the release of Crystal Decisions from its guarantee obligations, and asset pledge upon an approved transfer or sale of Crystal Decisions' common stock, or an initial public offering of at least 10%, on a fully diluted basis, of Crystal Decisions' voting common stock.


SENIOR SUBORDINATED NOTES

     In connection with the closing and financing of the New SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries, are guarantors of the notes. In addition, New SAC and certain of its subsidiaries including Crystal Decisions and certain of its subsidiaries, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Crystal Decisions may be released from its

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

guarantee obligation, if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until Crystal Decisions and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.


     New SAC will not require Crystal Decisions' cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.


11. COMMON STOCK ELIGIBLE FOR REPURCHASE


     As of December 29, 2000, employees and directors of Crystal Decisions exercised a combined total of 282,820 options to purchase common stock under the 1999 Stock Option Plan. At December 29, 2000, 152,611 shares were vested and 130,209 shares were unvested. At the option of Crystal Decisions and within 30 days of termination, the unvested shares held by directors may be repurchased at the directors original purchase price. As of December 29, 2000, there were 168,750 shares eligible for repurchase with a balance and a repurchase price of $675,000.


12. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION


     Crystal Decisions adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", in fiscal 1999. SFAS 131 establishes standards for reporting information about operating segments.


     Crystal Decisions operates in a single industry segment, enterprise information management. Crystal Decisions' products and services are sold worldwide, through direct, OEM and distributor channels. Within the segment, the chief operating decision maker, Crystal Decisions' chief executive officer, evaluates the performance of the business based upon revenues from product and services, revenues by geographic regions and revenues by product channels. The chief executive officer does not receive discrete financial information about asset allocation, expense allocation or profitability from the business products or maintenance, support and services.


     Product and services revenues:



                                           FOR THE SIX MONTHS ENDED
                                         ----------------------------
                                          DECEMBER 29,   DECEMBER 31,
                                              2000           1999
                                         -------------- -------------
                                                (IN THOUSANDS)
Licensing revenues .....................     $48,536       $31,391
Maintenance, support and other .........      28,512        26,784
                                             -------       -------
   Total revenues ......................     $77,048       $58,175
                                             =======       =======

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     Geographic revenues (1), (2):



                              FOR THE SIX MONTHS ENDED
                            ----------------------------
                             DECEMBER 29,   DECEMBER 31,
                                 2000           1999
                            -------------- -------------
                                   (IN THOUSANDS)
United States .............     $53,959       $37,262
Europe ....................      14,170        14,065
Other .....................       8,919         6,848
                                -------       -------
   Total revenues .........     $77,048       $58,175
                                =======       =======

     Channel revenues:



                              FOR THE SIX MONTHS ENDED
                            ----------------------------
                             DECEMBER 29,   DECEMBER 31,
                                 2000           1999
                            -------------- -------------
                                   (IN THOUSANDS)
Direct ....................     $47,255       $37,316
Distribution ..............      24,696        16,133
OEM .......................       5,097         4,726
                                -------       -------
   Total revenues .........     $77,048       $58,175
                                =======       =======

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

     Long-lived assets (3):


                                        DECEMBER 29,     JUNE 30,
                                            2000           2000
                                       --------------   ---------
                                             (IN THOUSANDS)
United States ......................       $14,486      $ 6,154
Canada .............................        10,467        7,254
Other ..............................         2,689        1,226
                                           -------      -------
   Total long-lived assets .........       $27,642      $14,634
                                           =======      =======


                                             DECEMBER 29,     JUNE 30,
                                                 2000           2000
                                            --------------   ---------
Total long-lived assets .................       $27,642      $14,634
Other assets, including current .........        65,095       56,646
                                                -------      -------
   Total assets .........................       $92,737      $71,280
                                                =======      =======

----------
(1) Revenues are attributed to geographic regions based on the location of the customer.

(2)   Europe includes South Africa and the Middle East.

(3)   Reconciliation to total assets reported (in thousands).

     Overall, Crystal Decisions' customer base is diverse however, a third-party customer, Ingram Micro Inc. ("Ingram"), represented 21% and 19% of revenues for the six months ended December 29, 2000 and December 31, 1999, respectively. The revenues from Ingram accounted for more than 10% of consolidated revenues for a total of $16.5 million for the six months ended December 29, 2000.


13. COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the basis of presentation adopted in fiscal 2001.


14. CONDENSED CONSOLIDATING FINANCIAL INFORMATION


     The Company is a non-wholly owned subsidiary of New SAC. The senior subordinated notes, see Note 10, are guaranteed by certain, but not all of the subsidiaries of New SAC, including certain of Crystal Decisions' world-wide subsidiaries. The guarantees of the senior subordinated notes are full and unconditional, and are made on a joint and several basis by the guaranteeing subsidiaries.

     The following tables present guarantor and non-guarantor condensed consolidating financial information for Crystal Decisions' subsidiaries, at December 29, 2000, and the condensed consolidating results of its operations and its cash flows for the period from November 23, 2000 to December 29, 2000, period from July 1, 2000 to November 22, 2000, and six months ended December 31, 1999. The information is based on the guarantor and non-guarantor classification of Crystal Decisions' subsidiaries under the current provisions of the senior subordinating notes. This information is audited.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 29, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)





                                                                                                    TOTAL CONSOLIDATED
                                                       GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CRYSTAL DECISIONS
                                                      ------------ ---------------- -------------- -------------------
ASSETS
Cash ................................................   $ 4,133         $ 2,231       $     180          $ 6,544
Loan receivable from Seagate Technology .............    31,331              --              --           31,331
Accounts receivable, net ............................    24,795           9,754         (13,466)          21,083
Inventories .........................................       357              --              --              357
Deferred income taxes ...............................        --              17             (17)              --
Income tax receivable ...............................     1,599              --              --            1,599
Other current assets ................................     3,667             514              --            4,181
                                                        -------         -------       ---------          -------
 Current assets .....................................    65,882          12,516         (13,303)          65,095
Capital assets, net .................................     5,684             271              --            5,955
Investments .........................................     1,781              --          (1,781)              --
Intangibles .........................................    21,687              --              --           21,687
                                                        -------         -------       ---------          -------
 Total assets .......................................    95,034          12,787         (15,084)          92,737
                                                        -------         -------       ---------          -------
LIABILITIES
Accounts payable ....................................    17,834           5,516         (13,286)          10,064
Accrued employee compensation .......................     7,536             913              --            8,449
Accrued expenses ....................................     8,967           2,036              --           11,003
Deferred revenue ....................................    23,122           1,849              --           24,971
Deferred income taxes ...............................        17              --             (17)              --
Accrued income taxes ................................      (665)            665              --               --
                                                        -------         -------       ---------          -------
 Current liabilities ................................    56,811          10,979         (13,303)          54,487
Deferred income taxes ...............................     2,060              27              --            2,087
                                                        -------         -------       ---------          -------
 Total liabilities ..................................    58,871          11,006         (13,303)          56,574
 STOCKHOLDERS' EQUITY ...............................    36,163           1,781          (1,781)          36,163
                                                        -------         -------       ---------          -------
 Total liabilities and stockholders' equity .........   $95,034         $12,787       $ (15,084)         $92,737
                                                        =======         =======       =========          =======

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN THOUSANDS)

                                  (UNAUDITED)





                                                                                                     TOTAL CONSOLIDATED
                                                   GUARANTOR      NON-GUARANTOR     ELIMINATIONS     CRYSTAL DECISIONS
                                                 -------------   ---------------   --------------   -------------------
Revenues .....................................     $  18,673         $ 1,201          $    --            $  19,874
Costs of revenues ............................         4,404             233               --                4,637
Research and development .....................         2,754              31               --                2,785
Sales, marketing and administrative ..........         8,653             881               --                9,534
Amortization of goodwill and other
 intangibles .................................           196              --               --                  196
Restructuring costs ..........................            --              14               --                   14
Unusual items ................................         7,073              --               --                7,073
                                                   ---------         -------          -------            ---------
 Total operating expenses ....................        23,080           1,159               --               24,239
                                                   ---------         -------          -------            ---------
 Income (loss) from operations ...............        (4,407)             42               --               (4,365)
Interest income (expense) ....................           251             (22)              --                  229
Intercompany charges, net ....................          (342)            342               --                   --
Equity investment income (loss) ..............           320              --             (320)                  --
                                                   ---------         -------          -------            ---------
 Other income (expense), net .................           229             320             (320)                 229
                                                   ---------         -------          -------            ---------
Income (loss) before income taxes ............        (4,178)            362             (320)              (4,136)
Benefit (provision) for income taxes .........        (1,357)            (42)              --               (1,399)
                                                   ---------         -------          -------            ---------
 Net income (loss) ...........................     $  (5,535)        $   320          $  (320)           $  (5,535)
                                                   =========         =======          =======            =========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
               PERIOD FROM NOVEMBER 23, 2000 TO DECEMBER 29, 2000

                                 (IN THOUSANDS)
                                  (UNAUDITED)






                                                                                                TOTAL CONSOLIDATED
                                                   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CRYSTAL DECISIONS
                                                  ------------ ---------------- -------------- -------------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES .....................................  $   4,244        $ (620)          $180           $   3,804
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............     (1,024)          (41)            --              (1,065)
                                                   ---------        ------           ----           ---------
 Net cash provided by (used in) investing
   activities ...................................     (1,024)          (41)            --              (1,065)
FINANCING ACTIVITIES
Issuance of common stock ........................        178            --             --                 178
Borrowings from Seagate Technology ..............     22,433            --             --              22,433
Payments to Seagate Technology ..................    (23,925)           --             --             (23,925)
                                                   ---------        ------           ----           ---------
 Net cash provided by (used in) financing
   activities ...................................     (1,314)           --             --              (1,314)
Effect of exchange rate changes on cash .........        (32)          236             --                 204
                                                   ---------        ------           ----           ---------
Increase (decrease) in cash .....................      1,874          (425)           180               1,629
Cash at the beginning of the period .............      2,259         2,656             --               4,915
                                                   ---------        ------           ----           ---------
Cash at the end of the period ...................  $   4,133        $2,231           $180           $   6,544
                                                   =========        ======           ====           =========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)


                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000

                                 (IN THOUSANDS)

                                  (UNAUDITED)





                                                                                                       TOTAL CONSOLIDATED
                                                          GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CRYSTAL DECISIONS
                                                         ------------ ---------------- -------------- -------------------
Revenues ...............................................  $  52,914       $  4,260        $    --          $  57,174
Costs of revenues ......................................     16,831          1,253             --             18,084
Research and development ...............................     10,887            113             --             11,000
Sales, marketing and administrative ....................     30,319          4,478            (17)            34,780
Amortization of goodwill and other intangibles .........        648             --             --                648
Restructuring costs ....................................        (45)           604             --                559
Unusual items ..........................................      1,851             --             --              1,851
                                                          ---------       --------        -------          ---------
 Total Operating Expenses ..............................     60,491          6,448            (17)            66,922
                                                          ---------       --------        -------          ---------
 Income (Loss) from Operations .........................     (7,577)        (2,188)            17             (9,748)
Interest income (expense) ..............................        540            368            (17)               891
Intercompany charges, net ..............................     (2,451)         2,451             --                 --
Equity investment income (loss) ........................        354             --           (354)                --
                                                          ---------       --------        -------          ---------
 Other Income (Expense), net ...........................     (1,557)         2,819           (371)               891
                                                          ---------       --------        -------          ---------
Income (loss) before income taxes ......................     (9,134)           631           (354)            (8,857)
Benefit (provision) for income taxes ...................      4,182           (277)            --              3,905
                                                          ---------       --------        -------          ---------
 Net Income (Loss) .....................................  $  (4,952)      $    354        $  (354)         $  (4,952)
                                                          =========       ========        =======          =========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 1, 2000 TO NOVEMBER 22, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                                                                TOTAL CONSOLIDATED
                                                   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CRYSTAL DECISIONS
                                                  ------------ ---------------- -------------- -------------------
Net cash provided by (used in) operating
 activities .....................................  $   2,641        $  179          $   --          $   2,820
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............     (1,916)           15              --             (1,901)
                                                   ---------        ------          ------          ---------
 Net cash provided by (used in) investing
   activities ...................................     (1,916)           15              --             (1,901)
FINANCING ACTIVITIES
Issuance of common stock ........................        949            --              --                949
Borrowings from Seagate Technology ..............     54,279            --              --             54,279
Payments to Seagate Technology ..................    (54,459)           --              --            (54,459)
                                                   ---------        ------          ------          ---------
 Net cash provided by (used in) financing
   activities ...................................        769            --              --                769
Effect of exchange rate changes on cash .........        (79)         (315)             --               (394)
                                                   ---------        ------          ------          ---------
Increase (decrease) in cash .....................      1,415          (121)             --              1,294
Cash at the beginning of the period .............        844         2,777              --              3,621
                                                   ---------        ------          ------          ---------
Cash at the end of the period ...................  $   2,259        $2,656          $   --          $   4,915
                                                   =========        ======          ======          =========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONTINUED)

                       CONSOLIDATING CONDENSED STATEMENT
                                 OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)
                                   (UNAUDITED)






                                                                                                             TOTAL
                                                    GUARANTOR       NON-GUARANTOR     ELIMINATIONS     CRYSTAL DECISIONS
                                                 ---------------   ---------------   --------------   ------------------
Revenues .....................................     $    50,541       $    7,634         $     --         $    58,175
Costs of revenues ............................          20,384            2,127               --              22,511
Research and development .....................          12,841               --               --              12,841
Sales, marketing and administrative ..........          35,274            7,161               --              42,435
Amortization of goodwill and other
 intangibles .................................           2,002               --               --               2,002
Restructuring costs ..........................             838              463               --               1,301
Unusual items ................................         221,601           20,968               --             242,569
                                                   -----------       ----------         --------         -----------
 Total operating expenses ....................         292,940           30,719               --             323,659
                                                   -----------       ----------         --------         -----------
 Income (loss) from operations ...............        (242,399)         (23,085)              --            (265,484)
Interest income (expense) ....................          (1,311)              28               --              (1,283)
Intercompany Charges, net ....................          (2,692)           2,692               --                  --
Equity investment income (loss) ..............         (20,542)              --           20,542                  --
                                                   -----------       ----------         --------         -----------
 Other income (expense), net .................         (24,545)           2,720           20,542              (1,283)
                                                   -----------       ----------         --------         -----------
Income (loss) before income taxes ............        (266,944)         (20,365)          20,542            (266,767)
Benefit (provision) for income taxes .........          49,058             (177)                              48,881
                                                   -----------       ----------                          -----------
 Net income (loss) ...........................     $  (217,886)      $  (20,542)        $ 20,542         $  (217,886)
                                                   ===========       ==========         ========         ===========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

       NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS (INFORMATION AS OF DECEMBER 29, 2000 AND FOR THE SIX MONTHS ENDED DECEMBER 29, 2000 AND DECEMBER 31, 1999 IS UNAUDITED) (CONCLUDED)

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                                                                TOTAL CONSOLIDATED
                                                   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CRYSTAL DECISIONS
                                                  ------------ ---------------- -------------- -------------------
Net cash provided by (used in) operating
 activities .....................................  $ (18,719)       $1,345          $   --          $ (17,374)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..............     (1,359)          (95)             --             (1,454)
                                                   ---------        ------          ------          ---------
 Net cash provided by (used in) investing
   activities ...................................     (1,359)          (95)             --             (1,454)
FINANCING ACTIVITIES
Issuance of common stock ........................          1            --              --                  1
Borrowings from Seagate Technology ..............     94,895            --              --             94,895
Payments to Seagate Technology ..................    (77,075)           --              --            (77,075)
                                                   ---------        ------          ------          ---------
 Net cash provided by (used in) financing
   activities ...................................     17,821            --              --             17,821
Effect of exchange rate changes on cash .........        596            18              --                614
                                                   ---------        ------          ------          ---------
Increase (decrease) in cash .....................     (1,661)        1,268              --               (393)
Cash at the beginning of the period .............      4,895         2,524              --              7,419
                                                   ---------        ------          ------          ---------
Cash at the end of the period ...................  $   3,234        $3,792          $   --          $   7,026
                                                   =========        ======          ======          =========

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                    JUNE 30,        JULY 2,
                                                                      2000            1999
                                                                 -------------   -------------
ASSETS (SEE NOTE 20)
Current assets:
Cash .........................................................    $    3,621      $    7,419
Loan receivable from Seagate Technology (See note 2) .........        25,681              --
Accounts receivable, net (See note 4) ........................        16,578          42,727
Income taxes receivable ......................................         6,071          11,655
Inventories (See note 5) .....................................           674             981
Prepaid and other current assets .............................         4,021           2,533
                                                                  ----------      ----------
 Total Current Assets ........................................        56,646          65,315
Capital assets, net (See Note 6) .............................         9,348           7,293
Goodwill and other intangibles, net (See Note 7) .............         5,286           7,212
                                                                  ----------      ----------
 Total Assets ................................................    $   71,280      $   79,820
                                                                  ==========      ==========
LIABILITIES
Current liabilities:
Loan payable to Seagate Technology (See Note 2) ..............    $       --      $   16,517
Accounts payable .............................................        10,190          12,231
Accrued employee compensation ................................         6,004          19,299
Accrued expenses .............................................        12,097          10,879
Deferred revenue .............................................        19,495          17,552
                                                                  ----------      ----------
 Total Current Liabilities ...................................        47,786          76,478
Deferred income taxes (See Note 11) ..........................           381             234
Other liabilities ............................................            --             225
                                                                  ----------      ----------
 Total Liabilities ...........................................        48,167          76,937
Commitments and contingencies (Notes 17 and 18)
STOCKHOLDERS' EQUITY
Common stock, -- 150,000,000 shares authorized; shares
 issued and outstanding -- 75,002,050 at $0.001 par value
 per share as of June 30, 2000; no shares authorized or
 issued and outstanding as of July 2, 1999 (See notes 13 and
 14) .........................................................            75              --
Additional paid-in capital (See Notes 13 and 14) .............       407,893         167,038
Accumulated deficit ..........................................      (384,688)       (163,526)
Accumulated other comprehensive loss .........................          (167)           (629)
                                                                  ----------      ----------
 Total Stockholders' Equity ..................................        23,113           2,883
                                                                  ----------      ----------
 Total Liabilities and Stockholders' Equity ..................    $   71,280      $   79,820
                                                                  ==========      ==========

          See notes to consolidated and combined financial statements.

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                  INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)


              CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                            FOR THE YEARS ENDED
                                                             -------------------------------------------------
                                                                 JUNE 30,          JULY 2,          JULY 3,
                                                                   2000             1999             1998
                                                             ---------------   --------------   --------------
Revenues:
Licensing ................................................     $    74,182      $    92,013      $    81,246
Maintenance, support and services ........................          52,336           49,744           34,706
 Total Revenues ..........................................         126,518          141,757          115,952
Cost of revenues:
Licensing ................................................           4,096            4,243            3,249
Maintenance, support and services ........................          39,681           35,213           26,379
Amortization of developed technologies ...................             198            4,545            6,128
Write-off of developed technologies (See Note 7) .........              --            4,700               --
                                                               -----------      -----------      -----------
 Total Cost of Revenues ..................................          43,975           48,701           35,756
                                                               -----------      -----------      -----------
Gross profit .............................................          82,543           93,056           80,196
Operating expenses:
Sales and marketing (See Notes 8 and 9) ..................          66,076           65,473           50,725
Research and development .................................          24,874           21,224           16,237
General and administrative (See Note 9) ..................          20,922           13,830           15,062
Amortization of goodwill and other intangibles ...........           3,038            4,772            3,165
Unusual items (See Note 9) ...............................         242,569           86,714               --
Restructuring costs (See Note 10) ........................           1,301               --               --
                                                               -----------      -----------      -----------
 Total Operating Expenses ................................         358,780          192,013           85,189
                                                               -----------      -----------      -----------
 Loss from Operations ....................................        (276,237)         (98,957)          (4,993)
Interest income (See Note 2) .............................             982              145              297
Interest expense (See Note 2) ............................          (1,481)            (128)            (253)
Net foreign currency exchange gain (loss) ................             519               39              490
                                                               -----------      -----------      -----------
 Interest and Other, net .................................              20               56              534
                                                               -----------      -----------      -----------
Loss before income taxes .................................        (276,217)         (98,901)          (4,459)
Benefit from (provision for) income taxes (See Note 11)             55,055            2,526           (8,800)
                                                               -----------      -----------      -----------
 Net Loss ................................................     $  (221,162)     $   (96,375)     $   (13,259)
                                                               ===========      ===========      ===========
Net loss per share:
Basic and diluted (See Note 12) ..........................     $     (2.95)     $     (1.28)     $     (0.18)
                                                               ===========      ===========      ===========
Number of shares used in basic and diluted net loss
 per share ...............................................      75,001,391       75,001,000       75,001,000

          See notes to consolidated and combined financial statements.

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                 INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)


               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                        FOR THE YEARS ENDED
                                                          ------------------------------------------------
                                                             JUNE 30,          JULY 2,          JULY 3,
                                                               2000             1999             1998
                                                          --------------   --------------   --------------
OPERATING ACTIVITIES
Net loss ..............................................     $ (221,162)      $  (96,375)      $  (13,259)
Adjustments to reconcile net loss to net cash from
 operating activities: ................................
 Depreciation and amortization (See Note 6) ...........          7,538           12,775           12,087
 Bad debt expense (recovery) ..........................          2,288            1,049              807
 Deferred income taxes (See Note 11) ..................            147              234               --
 Stock based compensation expense on Seagate
   Technology exchange of shares (See Note 9) .........        239,574           77,519               --
 Write-off of developed technologies (See Note 7) .....             --            4,700               --
 Write-off of in process research and development
   (See Note 9) .......................................             25              109               --
                                                            ----------       ----------       ----------
                                                                28,410               11             (365)
                                                            ----------       ----------       ----------
Changes in operating assets and liabilities:
 Accounts receivable ..................................         24,236          (14,278)         (16,054)
 Income taxes receivable ..............................          5,599          (15,593)           1,526
 Income taxes receivable from Seagate Technology
   (See Note 11) ......................................        (66,245)           4,954           (2,765)
 Inventories ..........................................            307             (575)            (107)
 Prepaid and other current assets .....................         (1,585)            (154)            (184)
 Accounts payable .....................................         (2,133)           4,696            3,433
 Accrued employee compensation ........................        (13,295)          13,132            3,921
 Accrued expenses .....................................          1,297            2,077            2,039
 Deferred revenue .....................................          1,985            4,596            6,093
 Other liabilities ....................................           (225)             225               --
                                                            ----------       ----------       ----------
 Net cash provided by (used in) operating
    activities ........................................        (21,649)            (909)          (2,463)
                                                            ----------       ----------       ----------
INVESTING ACTIVITIES
Acquisition of capital assets, net ....................         (6,356)          (4,856)          (4,765)
Acquisition of intangible assets ......................             --               --           (1,950)
                                                            ----------       ----------       ----------
 Net cash (used in) investing activities ..............         (6,356)          (4,856)          (6,715)
                                                            ----------       ----------       ----------
FINANCING ACTIVITIES
Issuance of common stock and common stock
 eligible for repurchase (See Note 14) ................              5               --               --
Borrowings from Seagate Technology ....................        176,714          131,194          108,469
Payment to Seagate Technology .........................       (152,667)        (128,233)        (100,243)
                                                            ----------       ----------       ----------
 Net cash provided by financing activities ............         24,052            2,961            8,226
Effect of exchange rate changes on cash ...............            155               --               11
                                                            ----------       ----------       ----------
 Increase (decrease) in cash ..........................         (3,798)          (2,804)            (941)
Cash at the beginning of the year .....................          7,419           10,223           11,164
                                                            ----------       ----------       ----------
Cash at the end of the year ...........................     $    3,621       $    7,419       $   10,223
                                                            ==========       ==========       ==========

          See notes to consolidated and combined financial statements.

              CRYSTAL DECISIONS, INC. (FORMERLY SEAGATE SOFTWARE
                  INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)


                           CONSOLIDATED AND COMBINED
                      STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE YEARS ENDED JUNE 30, 2000, JULY 2, 1999 AND JULY 3, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                ACCUMULATED
                                           COMMON STOCK          ADDITIONAL        OTHER
                                     ------------------------     PAID-IN      COMPREHENSIVE      ACCUMULATED
                                         SHARES       AMOUNT      CAPITAL      INCOME (LOSS)        DEFICIT          TOTAL
                                     -------------   --------   -----------   ---------------   --------------   -------------
Balance at June 27,
 1997 ............................            --     $           $ 84,046         $  157          $  (53,892)     $   30,311
                                                     --
Components of
 comprehensive loss
 Foreign currency
  translation ....................                                                  (414)                               (414)
 Net loss ........................                                                                   (13,259)        (13,259)
                                                                                                                  ----------
 Comprehensive loss ..............                                                                                   (13,673)
 Income tax benefit from
  Seagate Technology
  stock option exercises
  (See note 11) ..................                                      3                                                  3
                                                                 --------                                         ----------
Balance at July 3, 1998 ..........            --         --        84,049           (257)            (67,151)         16,641
Components of
 comprehensive loss
 Foreign currency
  translation ....................                                                  (372)                               (372)
 Net loss ........................                                                                   (96,375)        (96,375)
                                                                                                                  ----------
 Comprehensive loss ..............                                                                                   (96,747)
Equity contribution by
 Seagate Technology related
 to the acquisition of the
 minority interest of Seagate
 Software Holdings, Inc ..........                                  5,448                                              5,448
Compensation expense for
 Seagate Technology stock
 exchange offer ..................                                 77,519                                             77,519
Income tax benefit from
 Seagate Technology stock
 option exercises (See
 note 11) ........................                                     22                                                 22
                                                                 --------                                         ----------
Balance at July 2, 1999 ..........            --         --       167,038           (629)           (163,526)          2,883
Components of
 comprehensive loss
 Foreign currency
  translation ....................                                                   462                                 462
 Net loss ........................                                                                  (221,162)       (221,162)
                                                                                                                  ----------
 Comprehensive loss ..............                                                                                  (220,700)
Incorporation of Crystal
 Decisions .......................         1,000                        1                                                  1
Contribution of IMG business
 to Crystal Decisions ............    75,000,000         75           (75)
Issuance of common stock
 upon exercise of employee
 stock options ...................         1,050                        4                                                  4
Equity contribution by
 Seagate Technology related
 to the acquisition of the
 minority interest of Seagate
 Software Holdings, Inc ..........                                  1,242                                              1,242
Compensation expense for
 Seagate Technology
 exchange of shares ..............                                239,574                                            239,574
Income tax benefit from
 Seagate Technology stock
 option exercises (See
 note 11) ........................                                    109                                                109
                                                                 --------                                         ----------
Balance at June 30, 2000 .........    75,002,050        $75      $407,893         $ (167)         $ (384,688)     $   23,113
                                      ==========     ======      ========         ======          ==========      ==========



          See notes to consolidated and combined financial statements

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


DESCRIPTION OF BUSINESS

     Crystal Decisions, Inc. ("Crystal Decisions" or "the Company") develops and markets software products and provides related services enabling business users and information technology professionals to manage enterprise information. Crystal Decisions operates in a single industry segment and its products, commonly referred to as business intelligence software, permit the analysis and interpretation of data in order to make business decisions. Crystal Decisions has over 25 offices and operations in 14 countries worldwide, including significant operations and certain administrative functions in Vancouver, Canada. Crystal Decisions' primary market is North America where Crystal Decisions products are sold through a direct sales force and certain indirect sales channels, such as distributors and original equipment manufacturer ("OEM") relationships. Outside North America, Crystal Decisions products are sold through a direct sales force, distributors and OEMs.

     Crystal Decisions was incorporated in Delaware in August 1999. Crystal Decisions is a majority-owned subsidiary of Seagate Software (Cayman) Holdings, Inc., a Cayman Islands limited corporation ("Suez Software"), which is a wholly owned subsidiary of New SAC, a Cayman Islands limited corporation ("New SAC"), whose predecessor was Seagate Technology, Inc. ("Seagate Technology"). On November 22, 2000, through Suez Software, Crystal Decisions became a majority owned subsidiary of Suez Software. Prior to November 22, 2000, the Company was a majority owned subsidiary of Seagate Software Holdings, Inc. ("Seagate Software Holdings", formerly known as Seagate Software, Inc.), a Delaware corporation and wholly owned subsidiary of Seagate Technology. Seagate Technology was a data technology company that provided products for storing, managing and accessing digital information on computer systems. The outstanding minority interests in our capital stock amounted to approximately 10.5% on a fully diluted basis as of June 30, 2000. The minority interests consisted of the Company's common stock and options to purchase Crystal Decisions common stock issued pursuant to the 1999 and 2000 Stock Option Plans (see Note 19, Sale of Seagate Technology).


     In March 2001, the Company changed its name from Seagate Software Information Management Group Holdings, Inc. to Crystal Decisions, Inc.



BASIS OF PRESENTATION

     Seagate Software Holdings commenced operations in May 1994 pursuant to Seagate Technology's acquisition of Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software. This acquisition was accounted for as a pooling of interests.

     Prior to May 28, 1999, Seagate Software Holdings comprised two business units, the Information Management Group ("IMG") business and the Network Storage Management Group ("NSMG") business. The NSMG business developed and marketed software products and provided related services enabling information technology professionals to manage distributed network resources and to secure and protect enterprise data. On May 28, 1999, Seagate Software Holdings contributed its NSMG business to VERITAS Software Corporation ("VERITAS") in exchange for VERITAS common stock.

     On October 20, 1999, the stockholders of Seagate Software Holdings approved the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, with and into Seagate Software Holdings. Seagate Software Holdings' assets consisted of the assets of the IMG business and its investment in the common stock of VERITAS. Upon the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     On November 16, 1999 Seagate Software Holdings contributed the IMG business to Crystal Decisions, including the operating assets, liabilities and interests in subsidiaries, as a contribution of capital. As consideration for the IMG business, Crystal Decisions issued 75,000,000 shares of its common stock to Seagate Software Holdings. Seagate Software Holdings retained the shares of VERITAS common stock and other non-operating assets.

     The accompanying consolidated and combined financial statements present the consolidated financial position of Crystal Decisions and its consolidated subsidiaries as of June 30, 2000. These financial statements have been prepared using the historical basis of accounting and are presented as if Crystal Decisions had existed as an entity separate from Seagate Software Holdings during each of the periods presented. The financial statements include the historical assets, liabilities, revenues and expenses that are directly related to Crystal Decisions' operations. For all periods prior to November 16, 1999, the consolidated and combined financial statements present the combined historical financial position, results of operations, equity and cash flows of the ongoing IMG business of Seagate Software Holdings and are not necessarily indicative of what the financial position, results of operations, equity or cash flows would have been had Crystal Decisions been an independent legal entity during the periods presented.

     For certain assets and liabilities of Seagate Software Holdings that were not specifically identifiable with the IMG business, estimates were used to allocate assets and liabilities to Crystal Decisions by applying methodologies management believed to be appropriate.

     The statements of operations include all revenues and costs attributable to Crystal Decisions, including allocations of certain corporate administration, finance and management costs. Such costs were proportionately allocated to the IMG business based on detailed inquiries and estimates of time incurred by Seagate Software Holdings corporate marketing and general and administrative departmental managers. In addition, certain of Seagate Software Holdings operations were previously shared locations involving activities that pertained to the IMG business as well as to the NSMG business of Seagate Software Holdings. Costs incurred in shared locations were allocated based on specific identification, or where specific identification was not possible, costs were proportionately allocated between the IMG business and the NSMG business based on either headcount, square footage or a percentage of revenues as management believed was reasonable. Such costs consisted primarily of administration and marketing and sales costs related to shared finance and marketing functions.

     Crystal Decisions operated on a stand-alone basis for fiscal 2000. Management estimates that additional costs in the form of professional fees and public reporting costs of $378,000 (unaudited) and $744,000 (unaudited) respectively, would have been incurred in fiscal 1999 and fiscal 1998 had we been reporting as a stand-alone entity from Seagate Software Holdings.

     Crystal Decisions operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 2000 ended on June 30, 2000, fiscal 1999 ended on July 2, 1999 and fiscal 1998 ended on July 3, 1998. Fiscal 2000 and 1999 were comprised of 52 weeks and fiscal 1998 was comprised of 53 weeks. Fiscal 2001 will be a 52-week year and will end on June 29, 2001.


2. ECONOMIC DEPENDENCE ON SEAGATE TECHNOLOGY

     On July 4, 2000, Crystal Decisions, Seagate Software Holdings and Seagate Technology LLC, then a wholly owned subsidiary of Seagate Technology, the predecessor to New SAC, renewed the Revolving Loan Agreement dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology finances certain of Crystal Decisions' working capital needs and operating activities. The Revolving Loan Agreement provides for maximum outstanding borrowings of up to $60.0 million and

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

expires on July 4, 2001. The Revolving Loan Agreement continues in effect subsequent to the closing of the New SAC Transaction on November 22, 2000 (see note 19). The loan is payable or receivable upon termination of the agreement. As of June 30, 2000, the Revolving Loan balance was a net receivable from Seagate Technology and its affiliates of $25.7 million. The net receivable arose largely as a result of offsetting amounts due from Seagate Technology under a Tax Allocation Agreement for income tax loss benefits utilized by Seagate Technology relative to Crystal Decisions' tax loss position (see Note
11). The loan balance is presented on the balance sheet as a net receivable or net payable in accordance with the terms of the loan agreement. As of July 2, 1999, borrowings from Seagate Technology and its affiliates were $16.5 million.



     Beginning fiscal 2001, Crystal Decisions earned interest income on a monthly basis on net receivable balances outstanding at a rate calculated to be Seagate Technology's in-house portfolio yield and were charged interest expense on a monthly basis on net amounts payable at LIBOR plus 2%.


     During fiscal 2000 and fiscal 1999, interest was charged on a monthly basis at the LIBOR plus 2% per annum (7.85% for fiscal 2000) on balances outstanding. Prior to fiscal 1999, Crystal Decisions paid interest at 6%. Interest income and expense as presented in the statement of operations primarily relates to interest on the revolving loan.

     Crystal Decisions may require additional financing through the end of fiscal 2002. Crystal Decisions is in the process of negotiating additional financing with Seagate Technology LLC through the end of fiscal 2002. Should additional financing not be available from Seagate Technology LLC at terms that are satisfactory to Crystal Decisions and Seagate Technology LLC, Crystal Decisions may seek additional equity and financing from other sources, subject to concurrence by the lenders which financed the SAC Transaction, as well as Crystal Decision's parent company. As a result of the SAC Transaction, Crystal Decisions guaranteed the debt used to finance the SAC Transaction and pledge a majority of its assets. As a result of restrictive covenants under the debt agreement, the ability of Crystal Decisions to raise additional debt or equity from other sources may be limited. (Refer to note 20 for further discussion.)


3. SIGNIFICANT ACCOUNTING POLICIES

     Accounting Estimates -- The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ materially from those estimates.


     Foreign Currency Translation -- The functional currency for most of Crystal Decisions' foreign operations is the local currency. In such cases, assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenues and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses. For those foreign operations whose functional currency is the U.S. dollar, financial results are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period.

     Revenue Recognition -- Licensing revenues are derived from sales of software licenses. Maintenance, support and services revenues consist of technical support, training, consulting and maintenance.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Crystal Decisions recognizes revenues in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2" and by SOP 98-9" Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." These amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. Crystal Decisions adopted the provisions of SOP 97-2 and SOP 98-4 as of the beginning of fiscal year 1999 and adopted SOP 98-9 as of the beginning of fiscal year 2000.

     SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence ("VSOE"). Fair value is established for each element based on its individual sales prices consistent with Crystal Decisions' pricing strategy. The pricing strategy is established by the pricing group, consisting of representatives from our marketing, sales, finance and product development departments.

     Typically, Crystal Decisions can establish VSOE for all elements of its multi-element arrangements, and accordingly, revenues are allocated to the individual elements on the basis of VSOE. Although not typical, some OEM arrangements contain end-user maintenance elements for which VSOE has not been established, as sufficient evidence of consistent pricing and renewal rates has not been present. In such arrangements, Crystal Decisions has recognized the arrangement fee ratably over the maintenance period in accordance with the provisions set forth in SOP 97-2.

     Crystal Decisions generally recognizes licensing revenues, whether sold direct or through resellers, upon product delivery, provided persuasive evidence of an arrangement exists, fees are fixed or determinable and the resulting receivable is deemed collectible by management. In instances where payments are subject to extended payment terms, revenues are not recognized until the date payments become due. When an acceptance period is specified in an arrangement, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

     Crystal Decisions' policy is not to recognize revenues on sales to distributors or resellers, if resale contingencies exist. Some of the factors that are considered to determine the existence of such contingencies include payment terms, collectibility and history with the distributor or reseller. Revenues are recognized when such contingencies are resolved and the criteria for revenue recognition in SOP 97-2 are met.

     Crystal Decisions recognizes revenues for sales to distributors and resellers with rights of return when the criteria for recognizing revenues, as outlined in SFAS 48, are met. However, we make estimates of future returns and reduce the revenues and related receivables accordingly by the amount of such estimates.

     Where rights of return exist and the criteria of SFAS 48 are not met, revenues are not recognized until such time that all of the criteria are met. We consider factors including historical experience, nature of the product, fixed or determinable fees, arms length contract terms, the level of inventory in the distribution channels and the ability to reasonably estimate returns.

     Revenues from technical support and maintenance are recognized ratably over the term of the arrangement, generally one year. Revenues from training and consulting are recognized as the services are performed.

     Deferred revenue represents amounts from customers under certain license, maintenance and service arrangements for which the revenue earnings process has not been completed. These amounts relate primarily to provision of technical support and maintenance, arrangements with future deliverables and arrangements where specified customer acceptance has not occurred.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Where software arrangements require Crystal Decisions to provide consulting services for significant production, modification, or customization of software, or where these services are essential to the functionality of the software, Crystal Decisions recognizes revenues in accordance with the provisions of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". In these arrangements, both the licensing revenues and consulting services revenues are recognized on the percentage of completion method based on cost inputs.

     Cash Management -- Seagate Technology uses a centralized cash management function for all of its domestic operations, including certain domestic operations of Crystal Decisions. A substantial majority of Crystal Decisions' cash is from balances maintained by its foreign subsidiaries.

     Cash and Cash Equivalents -- Crystal Decisions considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Crystal Decisions typically uses available cash in excess of amounts required for operating activities to pay amounts due under the Revolving Loan Agreement. Accordingly, historically Crystal Decisions has not had significant cash equivalents.

     Fair Value Disclosures -- Crystal Decisions maintains its cash held by its foreign subsidiaries principally with major banks in interest and non-interest-bearing bank accounts. There are no realized or unrealized gains or losses and fair value approximates carrying value for all cash balances as of the periods presented herein. The fair values of accounts receivable balances approximate carrying values.

     Concentration of Credit and Foreign Currency Risk -- Financial instruments that potentially subject Crystal Decisions to significant concentrations of credit risk consist primarily of cash and accounts receivable. Crystal Decisions places its cash in high credit quality financial institutions. Year-end cash balances represent both US Dollar and foreign currency deposits, primarily denominated in Canadian Dollar, British Pounds Sterling, Japanese Yen and currencies tied to the Euro. Accounts receivable are derived from revenues earned from customers primarily located in North America and Europe. Crystal Decisions performs ongoing credit evaluations of its customers and generally does not require collateral. Crystal Decisions maintains reserves for potential credit losses.

     Overall, Crystal Decisions' customer base is diverse however, a third-party customer, Ingram Micro, Inc. ("Ingram") represented 20%, 13% and 14% of Crystal Decisions' total revenues in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. As a percentage of receivables, amounts outstanding from Ingram Micro represent 22% and 18% of the total receivable balance in fiscal 2000 and fiscal 1999, respectively. Crystal Decisions' agreements with Ingram may be terminated upon the expiration of a required notice period.

     Inventories -- Inventories are stated at the lower of cost (first in, first out method) or market and consist primarily of materials used in software products, related supplies and packaging materials.

     Capital Assets. Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets up to ten years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the leasehold improvement or the remaining leasehold life.

     Goodwill and Other Intangibles -- Goodwill represents the excess of the purchase price of acquired companies over estimated fair values of tangible and intangible net assets acquired. Goodwill is amortized on a straight-line basis over four years. Under SFAS No. 121, the carrying values of long-term assets and intangibles other than developed technology (included in other intangibles) are reviewed if facts and circumstances suggest that they may be impaired. If this review

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

indicates that carrying values of long-term assets and other intangibles and associated goodwill will not be recoverable based on projected undiscounted future cash flows, carrying values are reduced to estimated fair values by first reducing goodwill and second by reducing long-term assets and other intangibles.

     Other intangible assets consist of trademarks, assembled work forces, distribution networks and developed technology and customer bases. Amortization of purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months. In-process research and development without alternative future use is expensed when acquired.

     In addition, Crystal Decisions assesses the impairment of goodwill not included in the scope of SFAS 121 under Accounting Principles Board Opinion No. 17 ("APB 17"), "Intangible Assets". Write-offs and write-downs to net realizable value of goodwill not included in the scope of SFAS 121 are typically made only when Crystal Decisions has effectively abandoned and stopped selling virtually all of the products acquired in an acquisition.

     Developed Technology -- Crystal Decisions applies Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" to software technologies developed internally, acquired in business acquisitions and purchased.

     Internal development costs are included in research and development and are expensed as incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which for Crystal Decisions generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of software has been short, capitalization of internal development costs has not been material to date. Capitalized costs are amortized based on the greater of the straight-line basis over the estimated product life (generally 30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues.

     Purchased developed technology is amortized based on the greater of the straight-line basis over the estimated useful life (30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues. The recoverability of the carrying value of purchased developed technology and associated goodwill is reviewed periodically. The carrying value of developed technology is compared to the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support (net undiscounted cash flows) and to the extent that the carrying value exceeds the undiscounted cash flows the difference is written off.

     Comprehensive Income (Loss) -- Accumulated other comprehensive income
(loss) comprises foreign currency translation gains and losses. Crystal Decisions has reported the components of comprehensive loss on its consolidated and combined statements of stockholders' equity.

     Stock-Based Compensation -- Crystal Decisions accounts for employee stock-based compensation under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations. Pro forma net income and net income per share are disclosures required by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and are included in the Stock Based Benefits Plans -- Pro Forma Information note to the consolidated and combined financial statements.

     Income Taxes -- The liability method is used in accounting for income taxes. Under this method deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. ACCOUNTS RECEIVABLE


     Accounts receivable are summarized below:



                                          JUNE 30,      JULY 2,
                                            2000         1999
                                         ----------   ----------
                                             (IN THOUSANDS)
Accounts receivable ..................    $ 19,272     $ 45,574
Less allowance for bad debts .........      (1,679)      (1,635)
Less allowance for returns ...........      (1,015)      (1,212)
                                          --------     --------
                                          $ 16,578     $ 42,727
                                          ========     ========

     Return reserves are summarized below:




                              BALANCE AT       ADDITIONS      REDUCTIONS        BALANCE
                             BEGINNING OF     CHARGED TO     FROM RETURN          AT
DESCRIPTION                     PERIOD          PERIOD         RESERVES      END OF PERIOD
-------------------------   --------------   ------------   -------------   --------------
                                                    (IN THOUSANDS)
Return Reserves:
Fiscal Year Ended
 June 30, 2000: .........       $1,212          $1,130          $1,327          $1,015
                                ------          ------          ------          ------
Fiscal Year Ended
 July 2, 1999: ..........       $  647          $2,067          $1,502          $1,212
                                ------          ------          ------          ------
Fiscal Year Ended
 July 3, 1998: ..........       $  208          $2,250          $1,811          $  647
                                ======          ======          ======          ======

     Allowance for bad debts are summarized below:




                              BALANCE AT       ADDITIONS      REDUCTIONS        BALANCE
                             BEGINNING OF     CHARGED TO     FROM RETURN          AT
DESCRIPTION                     PERIOD          PERIOD         RESERVES      END OF PERIOD
-------------------------   --------------   ------------   -------------   --------------
                                                    (IN THOUSANDS)
Allowance for Bad
 Debts:
Fiscal Year Ended
 June 30, 2000: .........       $1,635          $3,191          $3,147          $1,679
                                ------          ------          ------          ------
Fiscal Year Ended
 July 2, 1999: ..........       $  926          $1,049          $  340          $1,635
                                ------          ------          ------          ------
Fiscal Year Ended
 July 3, 1998: ..........       $  317          $  807          $  198          $  926
                                ======          ======          ======          ======

5. INVENTORIES


     During fiscal 2000, product support materials in the amount of $350,000 were written off as obsolete. There were no other revaluations of inventory to the lower of cost or market during fiscal 2000, fiscal 1999, or fiscal 1998.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. CAPITAL ASSETS

     Capital assets consisted of the following:




                                             ESTIMATED        JUNE 30,       JULY 2,
                                            USEFUL LIFE         2000          1999
                                          ---------------   ------------   ----------
                                                                 (IN THOUSANDS)
Equipment .............................   2 to 5 years       $  19,686      $ 14,219
Leasehold improvements ................   Life of lease          3,359         2,665
                                                             ---------      --------
                                                                23,045        16,884
Less accumulated depreciation .........                        (13,697)       (9,591)
                                                             ---------      --------
                                                             $   9,348      $  7,293
                                                             =========      ========

     Depreciation expense was $4.3 million, $3.4 million and $2.6 million in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

7. GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles consisted of the following, in thousands:



                                                     JUNE 30,        JULY 2,
                                                       2000           1999
                                                   ------------   ------------
                                                         (IN THOUSANDS)
Goodwill .......................................    $   5,771      $   4,700
Other intangibles:
Developed technologies .........................       18,492         18,336
Trademark ......................................        2,284          2,237
Assembled work force ...........................        4,025          4,025
Customer base ..................................        6,506          6,469
                                                    ---------      ---------
 Total other intangibles .......................       31,307         31,067
                                                    ---------      ---------
                                                       37,078         35,767
Accumulated amortization and write-off .........      (31,792)       (28,555)
                                                    ---------      ---------
Goodwill and other intangibles .................    $   5,286      $   7,212
                                                    =========      =========

     Amortization of developed technologies is included in costs of revenues. Cost of revenues includes write-offs to net realizable value of $4.7 million in fiscal 1999 due to Crystal Decisions' decision not to use previously acquired technology in future periods and to reflect the impairment of certain developed technologies. Crystal Decisions periodically reviews the net realizable value of developed technologies under the guidance of SFAS 86. Crystal Decisions compares the estimated undiscounted future cash flows on a product-by-product basis to the unamortized cost of developed technologies and unamortized costs in excess of the estimated undiscounted cash flows are written off.

     Crystal Decisions also reviews the carrying value of its intangibles to ascertain if there has been any impairment. Amortization of goodwill and other intangibles includes a write-off of $1.5 million in fiscal 1999 due to asset values that have become impaired.

     Crystal Decisions has capitalized the assembled work force in most of its acquisitions and amortizes this asset over an expected useful life of 48 months. As more fully described in Note 3, Crystal Decisions reviews the carrying value of its long-term assets and intangibles other than developed technology using the guidance of SFAS 121. To date, there have been no write-offs or write-downs for impairment of acquired assembled work force recorded in the financial statements.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

8. ADVERTISING EXPENSE

     Advertising expense included in sales and marketing expense, totaled $10.9 million, $10.7 million and $6.8 million in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. The cost of advertising is expensed as incurred. Crystal Decisions does not incur any direct response advertising costs.


9. RELATED PARTY TRANSACTIONS


     Seagate Technology has provided substantial services to Crystal Decisions under a General Services Agreement dated June 28, 1997. The services generally include general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions, among others. Seagate Technology charges Crystal Decisions for these services through corporate expense allocations. The amount of corporate expense allocations depends upon the total amount of allocable costs incurred by Seagate Technology on behalf of Crystal Decisions less amounts charged as a specific cost or expense rather than by allocation. Such costs have been proportionately allocated to Crystal Decisions based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general and administrative departmental managers. Management believes that the allocation method applied to the costs provided under the General Services Agreement is reasonable. Allocations charged to Crystal Decisions' general and administrative expenses were $657,749, $279,848 and $273,870 in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. Allocations charged to Crystal Decisions' sales and marketing expenses were corporate allocation charges of zero, $288,000 and $307,792 in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. Management estimates that additional costs for the services covered under this agreement would have been $688,000 for fiscal 2000 (unaudited), $755,000 for fiscal 1999 (unaudited) and $719,000 for fiscal 1998 (unaudited), had we operated on a stand-alone basis from Seagate Technology.

     The employees of Crystal Decisions also participate in the Seagate Technology Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock of Seagate through payroll deductions at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the Purchase Plan, Crystal Decisions employees purchased 57,245, 35,113 and 39,361 shares of Seagate common stock in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.


     The U.S. employees of Crystal Decisions also participate in the Seagate Technology tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan ("the 401(k) plan"). The 401(k) plan is designed to provide qualified employees with an accumulation of funds at retirement. Qualified employees may elect to contribute to the 401(k) plan on a monthly basis. Crystal Decisions may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. Crystal Decisions made no material contributions in fiscal 2000, fiscal 1999 or fiscal 1998.


THE JUNE 1999 SEAGATE TECHNOLOGY EXCHANGE OFFER

     On May 28, 1999, Seagate Software Holdings contributed its NSMG business and related assets and liabilities to VERITAS in exchange for shares of VERITAS common stock. In a separate but related transaction on June 9, 1999, Seagate exchanged 5,275,772 shares of Seagate Technology common stock for 3,267,255 shares of Seagate Software Holdings common stock owned by employees, directors and consultants of Seagate Software Holdings and its parent and subsidiaries. The exchange ratio was determined based on the estimated value of Seagate Software Holdings common stock divided by the fair market value of Seagate common stock.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The estimated value of Seagate Software Holdings common stock exchanged into Seagate common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of the IMG business of Seagate Software Holdings as determined by the Seagate Software Holding's Board of Directors, plus the assumed proceeds from the exercise of all outstanding Seagate Software Holdings stock options, divided by the number of fully converted shares of Crystal Decisions. The Board of Directors of Seagate Software Holdings considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.


     Seagate Software Holdings recorded the acquisition of its common stock by Seagate Technology as an acquisition of the minority interest by Seagate Technology. Seagate Software Holdings accounted for the exchange of shares of its common stock outstanding and vested more than six months as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged of $51.8 million was allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. For those shares outstanding and vested less than six months, the fair value of the sharespurchased less the original purchase price paid by the employees was recorded as compensation expense as this constitutes an early settlement of an award of stock or grant of an option. Compensation expense associated with the issuance of Seagate shares amounted to approximately $102.5 million, plus $630,000 of employer portion of payroll taxes.


     Related to the June 1999 Seagate Technology Exchange Offer, Seagate Software Holdings recorded additional compensation expense of $8.6 million for the issuance of notes payable for the purchase of unvested stock options held by certain continuing employees. This amount was not considered a capital contribution from Seagate Technology because the notes payable were issued by Crystal Decisions, Inc. In addition, Seagate Software Holdings recorded compensation expense amounting to $12.7 million for accelerated vesting on certain stock options for its former Chief Executive Officer and several other employees, each of whom became employees of VERITAS.


     The consolidated and combined statement of operations for fiscal 1999 included an allocation of compensation expense arising from the June 1999 Seagate Technology Exchange Offer attributable to Crystal Decisions. Compensation expense was allocated to Crystal Decisions on the basis of employees specifically identified with the IMG business who participated in the exchange and for those employees of Seagate Software Holdings and Seagate Technology who performed services for the IMG business on the basis of time estimates. Accordingly, Crystal Decisions recorded $77.5 million of compensation expense out of the total compensation expense of $102.5 million related to the June 1999 Seagate Technology Exchange Offer as a capital contribution from Seagate. In addition, both the $630,000 and an offsetting entry of $77.5 million was recorded relating to the employer portion of payroll taxes and the $8.6 million aforementioned compensation expense for the purchase of unvested stock options relate to certain continuing employees of Crystal Decisions, and therefore both amounts have been reflected as expenses for fiscal 1999. None of the aforementioned $12.7 million of compensation expense that arose from the accelerated vesting on certain stock options for employees who became employees of VERITAS was allocated to Crystal Decisions because the compensation expense was not attributable to employees of Crystal Decisions.


     The following table summarizes the components of the unusual items expense for fiscal 1999 reported by Seagate, that are attributable to the employees of Crystal Decisions:

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)


                                                                        AS REPORTED BY       ALLOCATED TO
                                                                      SEAGATE TECHNOLOGY   CRYSTAL DECISIONS
                                                                     -------------------- ------------------
                                                                                 (IN THOUSANDS)
Compensation expense related to the issuance of Seagate
 Technology common stock ...........................................       $102,549             $77,519
Compensation expense for accelerating vesting on stock options
 held by certain employees who became employees of VERITAS                   12,719                  --
Compensation expense for the purchase of unvested stock options
 held by certain continuing employees of Crystal Decisions .........          8,565               8,565
Employer portion of payroll taxes ..................................            630                 630
                                                                           --------             -------
 Total unusual items ...............................................       $124,463             $86,714
                                                                           ========             =======

     The consolidated and combined financial statements of Crystal Decisions at July 2, 1999 also include an allocation of $5.4 million of the $51.8 million purchase price allocation described above. The allocation to Crystal Decisions was based on the fair value of the IMG business relative to Seagate Software Holdings. A number of factors were considered in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

     The allocation of the purchase price to the intangible assets of Crystal Decisions as at June 9, 1999 was as follows:


       Developed technologies ......................     $  686,000
       Trademark ...................................        158,000
       Assembled work force ........................        207,000
       In-process research and development .........        109,000
       Goodwill ....................................      4,700,000
       Deferred tax liability ......................       (412,000)
                                                         ----------
          Total purchase price allocated ...........     $5,448,000
                                                         ==========

THE OCTOBER 1999 SEAGATE TECHNOLOGY EXCHANGE OF SHARES

     On October 20, 1999, the stockholders of Seagate Software Holdings approved the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, predecessor of New SAC, with and into Seagate Software Holdings. The merger was effected on October 20, 1999. Seagate Software Holding's assets consisted of the assets of the IMG business and its investment in the common stock of VERITAS. Upon the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology. All outstanding options to purchase Seagate Software Holdings common stock were accelerated immediately prior to the merger. In connection with the merger, Seagate Software Holdings minority stockholders and optionees received payment in the form of 3.23 shares of Seagate common stock per share of Seagate Software Holdings common stock less any amounts due for the payment of the exercise price of unexercised options. Seagate issued 9,124,046 shares of its common stock from treasury shares to optionees and minority stockholders of Seagate Software Holdings in connection with the merger.

     Seagate Technology accounted for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software Holdings common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued was $19.4 million and was recorded as purchase price and allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. Seagate Technology accounted for the exchange of shares

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

of its common stock for stock options in Seagate Software Holdings held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. Seagate Technology recorded compensation expense of $283.6 million, plus $2.1 million of employer portion of payroll taxes, related to the purchase of minority interest in Seagate Software Holdings.

     The consolidated and combined statement of operations for fiscal 2000 includes an allocation of compensation expense arising from the October 1999 Seagate Technology exchange offer. Compensation expense was allocated to Crystal Decisions on the basis of employees specifically identified with the IMG business and for those employees that performed services for the IMG business, on the basis of time estimates. Accordingly, Crystal Decisions recorded $239.6 million of the $283.6 million compensation expense related to the October 1999 Seagate Technology exchange of total of shares and offsetting $239.6 million was recorded as a capital contribution from Seagate Technology. In addition, the $2.1 million of employer portion of payroll taxes paid relate to Crystal Decisions employees and therefore the amount is recorded as an expense for fiscal 2000.

     In addition, $877,000 of legal and accounting costs were incurred by Crystal Decisions in connection with the recapitalization and reorganization of Crystal Decisions.

     The following table summarizes the components of the unusual items expense for fiscal 2000 reported by Seagate that are attributable to the employees of Crystal Decisions:



                                                                AS REPORTED BY       ALLOCATED TO
                                                                    SEAGATE        CRYSTAL DECISIONS
                                                               ----------------   ------------------
                                                                          (IN THOUSANDS)
Compensation expense associated with the exchange of Seagate
 Software Holdings common stock for Seagate Technology
 common stock ..............................................       $283,619            $239,574
Employer portion of payroll taxes ..........................          2,118               2,118
Transaction costs ..........................................            877                 877
                                                                   --------            --------
 Total unusual items .......................................       $286,614            $242,569
                                                                   ========            ========

     The consolidated and combined financial statements of Crystal Decisions at June 30, 2000 also include an allocation of $1.2 million of the $19.4 million purchase price allocation described above. The allocation to Crystal Decisions was based on the fair value of the IMG business relative to the fair value of Seagate Software Holdings. A number of factors were considered in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

     The allocation of the purchase price to the intangible assets of Crystal Decisions as at October 20, 1999 was as follows:


       Developed technologies ......................     $  156,000
       Trademark ...................................         36,000
       Assembled work force ........................         47,000
       In-process research and development .........         25,000
       Goodwill ....................................      1,071,000
       Deferred tax liability ......................        (94,000)
                                                         ----------
          Total purchase price allocated ...........     $1,241,000
                                                         ==========

10. RESTRUCTURING COSTS

     During fiscal 2000 Crystal Decisions incurred $1.3 million of restructuring charges for termination of excess personnel as Crystal Decisions realigned its resources to better manage and control its

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)



business. The charges resulted from a company-wide restructuring plan announced in October 1999 and were comprised of charges for excess personnel related to severance and benefits paid to approximately 125 employees from various locations and departments, including direct sales force personnel, who were terminated on October 23, 1999. The decline in the direct sales force as part of this restructuring contributed to the decline in revenues during fiscal 2000 as compared to fiscal 1999. The restructuring charges were paid during fiscal 2000 and no amounts were outstanding as of June 30, 2000.


11. INCOME TAXES

     Crystal Decisions is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and Crystal Decisions have entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Crystal Decisions computes hypothetical tax returns as if Crystal Decisions was not joined in consolidated or combined returns with Seagate Technology. Crystal Decisions must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay Crystal Decisions the amount of such refunds. At the end of fiscal 2000 and fiscal 1999 there were $67.0 million and $762,000 of inter-company tax related balances due to Crystal Decisions from Seagate Technology that were offset against amounts due to Seagate Technology under the Revolving Loan Agreement. On November 22, 2000 the Tax Allocation Agreement was terminated (see note 19).

     The provision for (benefit from) income taxes consisted of the following:



                                                                   FOR THE YEARS ENDED
                                                       -------------------------------------------
                                                           JUNE 30,         JULY 2,       JULY 3,
                                                             2000            1999          1998
                                                       ---------------   ------------   ----------
                                                                     (IN THOUSANDS)
Current Tax Expense (Benefit):
   Federal .........................................      $(46,977)        $ (3,646)      $1,915
   State ...........................................        (7,440)          (1,694)        (195)
   Foreign .........................................      $   (491)        $  2,814       $7,080
                                                          --------         --------       ------
      Total Current Tax Expense (Benefit) ..........      $(54,908)        $ (2,526)      $8,800
                                                          --------         --------       ------
Deferred Tax Expense (Benefit):
   Federal .........................................          (139)              --           --
   State ...........................................            (8)              --           --
   Foreign .........................................            --               --           --
                                                          ----------       --------       ------
      Total Deferred Tax Expense (Benefit) .........          (147)              --           --
                                                          ----------       --------       ------
Provision for (benefit from) Income Taxes ..........      $(55,055)        $ (2,526)      $8,800
                                                          ==========       ========       ======


     For purposes of the historical financial statements, the benefit from income taxes has been computed on a separate return basis, except that the tax benefits of certain of Crystal Decisions's tax losses and credits were recognized by Crystal Decisions on a current basis if such losses could be utilized by Seagate Technology in its tax returns.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Loss before income taxes consisted of the following:


                                        FOR THE YEARS ENDED
                          -----------------------------------------------
                             JUNE 30,          JULY 2,         JULY 3,
                               2000             1999             1998
                          --------------   --------------   -------------
                                          (IN THOUSANDS)
United States .........     $ (271,991)      $ (109,095)      $ (20,005)
Foreign:
 Canada ...............         (4,042)           9,668          14,944
 Europe ...............            116              750            (459)
 Other ................           (300)            (224)          1,061
                            ----------       ----------       ---------
                            $ (276,217)      $  (98,901)      $  (4,459)
                            ==========       ==========       =========

     The pro forma information assuming a tax benefit based on a separate return basis is as follows:



                                                               FOR THE
                                                             YEAR ENDED
                                                              JUNE 30,
                                                                2000
                                                           --------------
     Loss before income taxes ..........................     $ (276,217)
     Provision for (benefit from) income taxes .........           (491)
                                                             ----------
     Net loss ..........................................     $ (275,726)
                                                             ==========

     The income tax benefits related to the exercise of certain employee stock options increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amounts approximated $109,000, $22,000 and $3,000 in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of Crystal Decisions's deferred tax assets and liabilities were as follows:

                                                          FOR THE YEARS ENDED
                                                      ---------------------------
                                                        JUNE 30,        JULY 2,
                                                          2000           1999
                                                      ------------   ------------
                                                            (IN THOUSANDS)
Deferred Tax Assets:
Receivable reserves ...............................        1,953          1,158
Inventory valuation accounts ......................          141             68
Accrued compensation and benefits .................          802            523
Depreciation ......................................           75            (24)
Accrued expenses not currently deductible .........        1,300            (28)
Goodwill and other intangibles ....................       31,754         37,322
Foreign net operating loss carryforwards ..........          855          3,579
Tax credit carryforwards ..........................           --          7,602
Other .............................................        1,421          1,014
                                                          ------         ------
   Total Deferred Tax Assets ......................       38,301         51,214
Valuation allowance ...............................      (38,301)       (51,214)
                                                         -------        -------
   Net Deferred Tax Assets ........................           --             --
                                                         -------        -------
Deferred Tax Liabilities:
Goodwill and other intangibles ....................          381            234
                                                         -------        -------
   Net Deferred Tax Liabilities ...................    $     381      $     234
                                                       =========      =========

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     A valuation allowance has been provided for the deferred tax assets as of the end of fiscal 2000 and fiscal 1999. Realization of the deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. In addition, the net operating loss and tax credit carryforwards of acquired subsidiaries are subject to further limitations on utilization due to the "change in ownership" provisions of Internal Revenue Code Section 382 and the "separate return limitation year" rules of the federal consolidated return regulations. The valuation allowance decreased by $12.9 million in fiscal 2000 and increased by $13.6 million in fiscal 1999 and $9.0 million in fiscal 1998.


     As of June 30, 2000, Crystal Decisions had foreign net operating loss carryforwards of approximately $2.8 million that start expiring in fiscal 2004 if not used to offset future taxable income.


     The reconciliation between the provision for (benefit from) income taxes at the U.S. statutory rate and the effective rate are summarized as follows:




                                                                                  FOR THE YEARS ENDED
                                                                      --------------------------------------------
                                                                         JUNE 30,        JULY 2,         JULY 3,
                                                                           2000            1999           1998
                                                                      -------------   -------------   ------------
                                                                                     (IN THOUSANDS)
Provision (benefit) at U.S. statutory rate ........................     $ (95,765)      $ (34,615)      $ (1,562)
State income taxes (benefit), net .................................        (4,191)         (2,371)          (557)
Foreign income taxes (benefit) in excess of the U.S. statutory rate         1,229             109          1,816
Non-deductible compensation expense ...............................        56,734          18,019             --
Valuation allowance ...............................................       (12,913)         13,631          9,075
Other individually immaterial items ...............................          (149)          2,701             28
                                                                        ---------       ---------       --------
                                                                        $ (55,055)      $  (2,526)      $  8,800
                                                                        =========       =========       ========

12. NET LOSS PER SHARE


     Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share", requires the disclosure of basic and diluted earnings (losses) per share. Prior to August 24, 1999, Crystal Decisions had no outstanding share capital. Crystal Decisions issued 1,000 shares of common stock to Seagate Technology for aggregate proceeds of $1,000 on August 24, 1999. On November 16, 1999, Seagate Software Holdings contributed the IMG business to Crystal Decisions in exchange for 75,000,000 shares of Crystal Decisions common stock. Basic loss per common share has been computed using the weighted average number of common stock outstanding during each of the periods presented, with the initial 1,000 and 75,000,000 shares being treated as outstanding for all reporting periods. Diluted loss per share is computed using the weighted average number of shares of common stock outstanding during each of the periods presented assuming exercise of options to purchase common stock, with the initial 1,000 and 75,000,000 shares being treated as outstanding for all reporting periods. Options to purchase common stock were excluded from the computation of diluted net loss per share, as their effect is antidilutive.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Below is a reconciliation of the numerator and denominator used to calculate net loss per share :




                                                                        FOR THE YEARS ENDED
                                                          -----------------------------------------------
                                                             JUNE 30,          JULY 2,         JULY 3,
                                                               2000             1999             1998
                                                          --------------   --------------   -------------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Basic net loss per share
 Numerator:
   Net loss ...........................................   $ (221,162)      $  (96,375)      $  (13,259)
 Denominator:
   Weighted average number of common shares
    outstanding .......................................   75,001,391       75,001,000       75,001,000
                                                          -----------      -----------      -----------
Net loss per share -- basic ...........................   $    (2.95)      $    (1.28)      $    (0.18)
                                                          ===========      ===========      ===========
Diluted net loss per share computation
 Numerator:
   Net loss ...........................................   $ (221,162)      $  (96,375)      $  (13,259)
 Denominator:
   Weighted average number of common shares
    outstanding .......................................   75,001,391       75,001,000       75,001,000
   Incremental common shares attributable to
    exercise of outstanding options and shares
    subject to repurchase (assuming proceeds
    would be used to purchase treasury stock) .........           --               --               --
                                                          -----------      -----------      -----------
                                                          75,001,391       75,001,000       75,001,000
                                                          -----------      -----------      -----------
Net loss per share -- diluted .........................   $    (2.95)      $    (1.28)      $    (0.18)
                                                          ===========      ===========      ===========

13. STOCKHOLDERS' EQUITY

     Crystal Decisions' authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share. No dividends have been declared or paid to date by Crystal Decisions.

     1999 and 2000 Stock Option Plans -- The Crystal Decisions' 1999 and 2000 Stock Option Plans ("Crystal Decisions Plans") provides for the issuance of incentive and nonstatutory stock options to employees, directors and consultants of Crystal Decisions, its parent and subsidiaries.

     1999 Stock Option Plan -- As of June 30, 2000, Crystal Decisions had reserved 22,500,000 shares under the 1999 Stock Option Plan. Options granted under this Plan are granted at fair market value, expire ten years from the date of the grant and vest over 48 months, with 25% vesting on the first anniversary of the date of grant. As of June 30, 2000, 8,626,879 options were outstanding under the 1999 stock option plan.

     2000 Stock Option Plan -- As of June 30, 2000, Crystal Decisions had reserved 200,000 shares under the 2000 Stock Option Plan. Options granted under this Plan are granted at fair market value, expire ten years from the date of grant and become fully vested and exercisable immediately prior to a merger or asset sale, other than the Sale of Seagate Technology described in note 19, or on the date upon an initial public offering of Crystal Decisions common stock is declared effective by the United States Securities and Exchange Commission. Compensation expense will have to be recognized upon vesting of these options as all of the options under this plan have been granted to employees of our parent or another subsidiary within the consolidated group. As of June 30, 2000, 161,450 options were outstanding under the 2000 stock option plan.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Options under the 1999 and 2000 Stock Option Plans were granted at an exercise price equal to the fair market value of Crystal Decisions' common stock on the grant date, as determined by our Board of Directors.


     Prior to fiscal 2000, employees, directors and consultants of Crystal Decisions participated in Seagate Software Holdings' 1996 Stock Option Plan (the "Holdings Plan"). Under the Holdings Plan, incentive or nonstatutory stock options were issued to employees, directors and consultants of Seagate Software Holdings, its parent and subsidiaries. Seagate Software Holdings had reserved a total of 16,600,000 shares under the plan. Options granted under the Holdings Plan were granted at fair market value, expired 10 years from the date of the grant and vested equally over 48 months. During fiscal 1999, certain of these options were exchanged for Seagate Technology common stock, (see note 9), and in October 1999, the remaining options outstanding were accelerated, vested in full and exercised. In connection with the merger of Seagate Software Holdings and Seagate Daylight Merger Corp., the Holdings Plan was terminated. The SFAS 123 pro forma information disclosed below for fiscal 1999 and fiscal 1998 were based on the Holdings Plan.


     Following is a summary of stock option activity from the inception of the Crystal Decisions stock option plans through fiscal 2000:




                                             OPTIONS OUTSTANDING
                                     -----------------------------------
                                        NUMBER OF
                                      COMMON SHARES     WEIGHTED AVERAGE
                                         ISSUABLE        EXERCISE PRICE
                                     ---------------   -----------------
Balance at July 2, 1999 ..........              0              0.00
 Granted .........................      9,501,899              4.00
 Exercised .......................         (1,050)             4.00
 Canceled ........................       (712,520)             4.00
                                        ---------
Balance at June 30, 2000 .........      8,788,329              4.00
                                        =========

     Options available for grant were 13,910,621 as of the end of fiscal 2000. The following tables summarize information about options outstanding at June 30, 2000.




                                                                                     EXERCISABLE
                                     OPTIONS OUTSTANDING                               OPTIONS
                  ----------------------------------------------------------   -----------------------
                                              WEIGHTED AVERAGE     WEIGHTED                   WEIGHTED
                                                  REMAINING         AVERAGE                   AVERAGE
                   EXERCISE     NUMBER OF     CONTRACTUAL LIFE     EXERCISE     NUMBER OF     EXERCISE
                     PRICE        SHARES         (IN YEARS)          PRICE        SHARES       PRICE
                  ----------   -----------   ------------------   ----------   -----------   ---------
                    $ 4.00     8,788,329             9.54           $ 4.00     40,600         $ 4.00
                               ---------                                       ------
Total .........     $ 4.00     8,788,329             9.54           $ 4.00     40,600         $ 4.00
                               =========                                       ======

     Pro Forma Information -- In October 1995, the Financial Accounting Standards Board issued SFAS 123. SFAS 123 provides an alternative to APB 25 and requires additional disclosures. Crystal Decisions has elected to follow APB 25 in accounting for stock options granted. Under APB 25, Crystal Decisions generally recognized no compensation expense with respect to such options.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     SFAS 123 requires Crystal Decisions to present pro forma information regarding net income and earnings per share for stock options granted after June 30, 1995 as if Crystal Decisions had accounted for its stock options under the fair value method of SFAS 123. The fair value of Crystal Decisions' stock options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Crystal Decisions' stock options granted to employees have characteristics significantly different from those of exchange-traded options (and are not fully transferable) and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.

     The fair value of Crystal Decisions' stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:




                                          CRYSTAL DECISIONS INCENTIVE                    SEAGATE EMPLOYEE
                                           STOCK OPTION PLAN SHARES                 STOCK PURCHASE PLAN SHARES
                                   ----------------------------------------- ----------------------------------------
                                    FISCAL 2000   FISCAL 1999   FISCAL 1998   FISCAL 2000   FISCAL 1999   FISCAL 1998
                                   ------------- ------------- ------------- ------------- ------------- ------------
Expected life (in years) ......... 1.97          3.31          3.67           .50           .50           .56
Risk-free interest rate ..........  6.2%          5.2%          5.7%         5.7%          4.6%          5.5%
Volatility .......................  .95           .68           .55           .78           .80           .63

     The weighted average fair value of stock options granted under Crystal Decisions' 1999 Stock Option Plan was $2.83 per share. The weighted average fair value of shares granted under the Purchase Plan were $11.47, $10.18 and $12.03 per share in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. The weighted average purchase price of shares granted under the Purchase Plan was $23.38, $22.72 and $26.99 per share in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options was amortized over the options' vesting period (for stock options) and over the six-month purchase period for stock purchases under the Purchase Plan. Crystal Decisions' pro forma information follows:




                                                             FOR THE YEARS ENDED
                                                ----------------------------------------------
                                                   JUNE 30,         JULY 2,         JULY 3,
                                                     2000             1999            1998
                                                --------------   -------------   -------------
                                                                (IN THOUSANDS)
Pro forma net loss ..........................     $ (225,973)      $ (96,956)      $ (14,319)
Pro forma net loss per common share .........     $    (3.01)      $   (1.29)      $   (0.19)

     The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years as no shares were issued under the IMG Plan prior to November 1999.


14. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     Crystal Decisions adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", in fiscal 1999. SFAS 131 establishes standards for reporting information about operating segments.

     Crystal Decisions operates in a single industry segment, enterprise information management. Crystal Decisions' products and services are sold worldwide, through direct, OEM and distributor channels. Within the segment, the chief operating decision maker, Crystal Decisions' chief executive

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

officer, evaluates the performance of the business based upon revenues from product and services, revenues by geographic regions and revenues by product channels. The chief executive officer does not receive discrete financial information about asset allocation, expense allocation or profitability from the business products or maintenance, support and services.


     Product and services revenues:



                                                    FOR THE YEARS ENDED
                                           -------------------------------------
                                            JUNE 30,      JULY 2,       JULY 3,
                                              2000          1999         1998
                                           ----------   -----------   ----------
                                                      (IN THOUSANDS)
Licensing revenues .....................   $ 74,182     $ 92,013      $ 81,246
Maintenance, support and other .........     52,336       49,744        34,706
                                           --------     --------      --------
   Total revenues ......................   $126,518     $141,757      $115,952
                                           ========     ========      ========

     Geographic revenues (1),(2):



                                       FOR THE YEARS ENDED
                              -------------------------------------
                               JUNE 30,      JULY 2,       JULY 3,
                                 2000          1999         1998
                              ----------   -----------   ----------
                                         (IN THOUSANDS)
United States .............   $ 83,080     $ 86,945      $ 78,932
Europe ....................     28,570       38,625        25,760
Other .....................     14,868       16,187        11,260
                              --------     --------      --------
   Total revenues .........   $126,518     $141,757      $115,952
                              ========     ========      ========

     Channel revenues:



                                       FOR THE YEARS ENDED
                              -------------------------------------
                               JUNE 30,      JULY 2,       JULY 3,
                                 2000          1999         1998
                              ----------   -----------   ----------
                                         (IN THOUSANDS)
Direct ....................   $ 74,760     $ 85,773      $ 69,908
Distribution ..............     40,985       44,299        38,953
OEM .......................     10,773       11,685         7,091
                              --------     --------      --------
   Total revenues .........   $126,518     $141,757      $115,952
                              ========     ========      ========

     Long-lived assets (3) as of:



                                        JUNE 30,      JULY 2,
                                          2000         1999
                                       ----------   ----------
                                           (IN THOUSANDS)
United States ......................    $ 6,154      $ 8,347
Canada .............................      7,254        4,904
Other ..............................      1,226        1,254
                                        -------      -------
   Total long-lived assets .........    $14,634      $14,505
                                        =======      =======

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)


                                             JUNE 30,      JULY 2,
                                               2000         1999
                                            ----------   ----------
Total long-lived assets .................    $14,634      $14,505
Other assets, including current .........     56,646       65,315
                                             -------      -------
   Total assets .........................    $71,280      $79,820
                                             =======      =======

----------
(1) Revenues are attributed to geographic regions based on the location of the customer.

(2)   Europe includes the United Kingdom, South Africa and the Middle East.

(3)   Reconciliation to total assets reported (in thousands).


     In fiscal 2000, fiscal 1999 and fiscal 1998, revenues from one third-party customer, Ingram, accounted for more than 10% of consolidated revenues for a total of $25.3 million, $18.3 million and $16.8 million, respectively.


15. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133" to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Crystal Decisions is still assessing the impact of SFAS 133 on its consolidated results of operations, financial position and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. All registrants are expected to apply the accounting and disclosures described in SAB 101. Crystal Decisions is required to adopt SAB 101 in the fourth quarter of fiscal 2001, retroactive to the beginning of the year. Crystal Decisions is still assessing the impact of SAB 101 on its consolidated results of operations, financial position and cash flows.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequences of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective fiscal years commencing July 1, 2000. The impact of FIN 44 is not anticipated to be material when adopted.


16. COMMITMENTS

     Leases. Crystal Decisions leases its property, facilities and equipment under non-cancelable lease agreements. Facility leases expire at various dates through 2007 and contain various provisions for rental adjustments. The leases require Crystal Decisions to pay property taxes, insurance and normal maintenance costs. Crystal Decisions also occupies certain facilities owned by Seagate. Future minimum payments for operating leases were as follows at June 30, 2000:

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)


                            OPERATING
                              LEASES
                         ---------------
                          (IN THOUSANDS)
  2001 ...............       $ 5,506
  2002 ...............         4,812
  2003 ...............         4,080
  2004 ...............         3,423
  2005 ...............         2,365
  After 2005 .........         2,418
                             -------
                             $22,604
                             =======

     Total rent expense for all facility equipment operating leases was approximately $5.7 million, $5.7 million and $3.2 million for fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

     Non-cancelable Capital Obligations. As of June 30, 2000 there were no outstanding non-cancelable capital obligations.

     Canadian Registered Retirement Savings Program. In January 1999, Crystal Decisions began sponsoring a tax deferred registered retirement savings program for its Canadian employees. Employees voluntarily contribute to registered retirement savings accounts and Crystal Decisions contributes 50% of the amounts contributed by the employees, up to a maximum of $1,667 (CAD $2,500) per employee or 6% of the individual employee's salary, whichever is less. Expenses related this program were $530,000 in fiscal 2000 and $215,000 in fiscal 1999.


17. CONTINGENCIES

     On November 10, 1997, Vedatech commenced an action in the High Court of Justice Chancery Division in the United Kingdom against Seagate Software Information Management Group Ltd., a wholly owned subsidiary of Crystal Decisions, claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of Crystal Decisions' products and is seeking monetary and injunctive relief. No specific damage amount has yet been claimed with the exception of $240,000 ((Yen)26.0 million) for unpaid invoices in connection with the quantum meruit claim. Vedatech seeks to enjoin Crystal Decisions from infringing the U.K. copyright and seeks forfeiture to Vedatech of all infringing software copies. Crystal Decisions has hired local counsel in the U.K., reviewed documents, conducted interviews and participated in the discovery process. On August 22, 2000, Vedatech requested and obtained permission from the court to amend its action to include claims for unjust enrichment, unlawful interference and quantum merit. Crystal Decisions has deposited with the court an amount equal to $200,000 in relation to the quantum meruit claim. Crystal Decisions has filed an amended response. Discovery is ongoing, and the court has expressed its intent to set the matter for trial on June 5, 2001. With the exception of the quantum meruit claim, Crystal Decisions believes the complaint has no merit, and intends vigorously to defend the action. However, if an unfavorable outcome were to arise, there can be no assurance that such outcome would not have a material adverse affect on Crystal Decisions' liquidity, financial position or results of operations. The outcome of this matter and amount of related claims are not determinable at this time.

     In addition to the foregoing, Crystal Decisions is subject to other litigation in the ordinary course of our business. While Crystal Decisions believes that the ultimate outcome of these matters will not have a material adverse effect on Crystal Decisions, the outcome of these matters is not determinable and negative outcomes may adversely affect Crystal Decisions' financial position, liquidity, or results of operations.

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

18. SUPPLEMENTAL CASH FLOW INFORMATION




                                                               FOR THE YEARS ENDED
                                                        ---------------------------------
                                                         JUNE 30,     JULY 2,     JULY 3,
                                                           2000         1999       1998
                                                        ----------   ---------   --------
                                                                 (IN THOUSANDS)
Cash Transactions:
 Cash paid for interest .............................     $1,481     $   128      $  253
 Cash paid for income taxes, net of refunds .........     $1,045     $12,951      $6,756

19. SALE OF SEAGATE TECHNOLOGY

     On March 29, 2000, Seagate Technology, Seagate Software Holdings and Suez Acquisition Company (Cayman) Limited ("SAC"), an entity affiliated with, among others, Silver Lake Partners and Texas Pacific Group, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") and Seagate Technology, VERITAS and a wholly owned subsidiary of VERITAS entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"). The transaction is referred to as the "New SAC Transaction." The stockholders of each of VERITAS and Seagate approved the Merger and the New SAC Transaction, as the case may be, on November 21, 2000. The New SAC Transaction contemplated by the Stock Purchase Agreement and Merger Agreement were completed on November 22, 2000. SAC assigned all of its rights under the Stock Purchase Agreement to New SAC, a Cayman Islands limited corporation ("New SAC"), in connection with the closing of the New SAC Transaction.

     Under the Stock Purchase Agreement, New SAC has purchased for cash, all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's rigid disc drive, storage area network, removable tape storage solutions, and enterprise management software businesses and operations, including Crystal Decisions and certain cash reserves. Upon completion of the New SAC Transaction, the 75,001,000 common shares of Crystal Decisions formerly held by Seagate Software Holdings were assigned to Seagate Software (Cayman) Holdings, a wholly owned subsidiary of New SAC organized as a Cayman Islands limited corporation.

     The New SAC transaction resulted in a change of control which will require pushdown accounting. Crystal Decisions will be required to reflect the fair value of its tangible and intangible assets and liabilities as at the close of the transaction.

     The Tax Allocation Agreement between Seagate Technology and Crystal Decisions was terminated on November 22, 2000, and Seagate and Crystal Decisions will no longer file federal income tax returns on a consolidated basis. Therefore, Seagate Technology will not benefit from nor will it reimburse Crystal Decisions pursuant to the Tax Allocation Agreement for tax losses sustained by Crystal Decisions subsequent to consummation of the transaction. In prior periods, Crystal Decisions has generated substantial cash payments from its tax losses utilized by Seagate Technology, which have been used to reduce its obligations to Seagate Technology under the Revolving Loan Agreement. As a result of the termination of the Tax Allocation Agreement, Crystal Decisions may not be able to convert any future tax losses into cash.

     Crystal Decisions relies on a revolving loan with Seagate Technology LLC, which is now a wholly-owned subsidiary of New SAC, to fund a portion of its operating cash needs. The Revolving Loan Agreement continues in effect subsequent to the closing of the New SAC Transaction on November 22, 2000. Crystal Decisions may require additional financing through the end of fiscal 2002. Crystal Decisions is in the process of negotiating additional financing with Seagate Technology LLC through the end of fiscal 2002. Should additional financing not be available from Seagate Technology LLC at terms that are satisfactory to Crystal Decisions and Seagate Technology LLC,

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

Crystal Decisions may seek additional equity and financing from other sources. However, as a result of the New SAC Transaction, Crystal Decisions pledged a majority of its assets to guarantee the debt used to finance the New SAC Transaction. As a result, Crystal Decisions' ability to raise additional secured debt from other sources may be limited.


NOTE 20. DEBT GUARANTEES AND PLEDGE OF ASSETS


SENIOR SECURED CREDIT FACILITY

     On the closing of the New SAC Transaction, Seagate Technology International and Seagate Technology (US) Holdings, Inc., both subsidiaries of New SAC entered into senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

    o a $200 million revolving credit facility for general corporate purposes, with a sub-limit of $100 million for letters of credit, which will terminate in five years;

    o a $200 million term loan A facility with a maturity of five years; and

    o a $500 million term loan B facility with a maturity of six years.

     At the closing of the transaction, New SAC did not borrow under the revolving credit facility. At that time approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. New SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of Seagate's operating assets, including Crystal Decisions.

     The $700 million of outstanding loans under the term loan A and B facilities are repayable in semi-annual payments due as follows:




                              (IN THOUSANDS)
                             ---------------
  Fiscal 2001 ............       $  5,000
  2002 ...................         22,500
  2003 ...................         40,000
  2004 ...................         50,000
  2005 ...................         60,000
  Thereafter..............        522,500
                                 --------
  Total ..................       $700,000
                                 ========

     The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of New SAC at applicable measurement dates. The average interest rates being charged under these borrowings from the date of the New SAC Transaction ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

     New SAC and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries are guarantors under the senior credit facilities. In addition, the majority of New SAC's and certain of its subsidiaries' assets, including Crystal Decisions' assets and its capital stock, have been pledged against the debt under this credit agreement. New SAC, and certain of its subsidiaries,

                            CRYSTAL DECISIONS, INC.
    (FORMERLY SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

including Crystal Decisions and certain of its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, Crystal Decisions, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of New SAC and its subsidiaries.

     The credit agreement provides for the release of Crystal Decisions from its guarantee obligations, and asset pledge upon an approved transfer or sale of Crystal Decisions' common stock, or an initial public offering of at least 10%, on a fully diluted basis, of Crystal Decisions' voting common stock.


SENIOR SUBORDINATED NOTES

     In connection with the closing and financing of the New SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture Agreement dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. New SAC and certain of its subsidiaries, including Crystal Decisions and certain of its subsidiaries, are guarantors of the notes. In addition, New SAC and certain of its subsidiaries including Crystal Decisions and certain of its subsidiaries, have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Crystal Decisions may be released from its guarantee obligation, if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until Crystal Decisions and its subsidiaries are no longer subsidiaries of New SAC or are deemed no longer to be subject to the restrictive covenants.

     New SAC will not require Crystal Decisions' cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.


CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     Crystal Decisions is a non-wholly owned subsidiary of New SAC. The senior subordinated notes are guaranteed by certain, but not all of the subsidiaries of New SAC, including certain of Crystal Decisions' world-wide subsidiaries. The guarantees of the senior subordinated notes are full and unconditional, and are made on a joint and several basis by the guaranteeing subsidiaries.

     The following tables present guarantor and non-guarantor condensed consolidating financial information for Crystal Decisions' subsidiaries, at June 30, 2000 and July 2, 1999, and the condensed consolidating results of its operations and its cash flows for the years ended June 30, 2000, July 2, 1999, and July 3, 1998. The information is based on the guarantor and non-guarantor classification of Crystal Decisions' subsidiaries under the current provisions of the senior subordinated notes.


                            CRYSTAL DECISIONS, INC.

                     CONSOLIDATING CONDENSED BALANCE SHEET
                                 JUNE 30, 2000
                                (IN THOUSANDS)




                                                                                    ELIMINATION     TOTAL CONSOLIDATED
                                                    GUARANTOR     NON-GUARANTOR       ENTRIES       CRYSTAL DECISIONS
                                                   -----------   ---------------   -------------   -------------------
ASSETS:
Cash ...........................................    $    844         $  2,777       $       --           $  3,621
Loan receivable from Seagate Technology.........      25,681               --               --             25,681
Accounts Receivable, net .......................      24,141           12,638          (20,201)            16,578
Inventories ....................................         674               --               --                674
Income Tax Receivable ..........................       6,134               --              (63)             6,071
Other Current Assets ...........................       1,832            2,189               --              4,021
                                                    --------         --------       ----------           --------
 Current Assets ................................      59,306           17,604          (20,264)            56,646
Capital Assets, net ............................       9,095              253               --              9,348
Investments ....................................       1,436               --           (1,436)                --
Goodwill and Other Intangible Assets ...........       5,286               --               --              5,286
                                                    --------         --------       ----------           --------
TOTAL ASSETS ...................................    $ 75,123         $ 17,857       $  (21,700)          $ 71,280
                                                    ========         ========       ==========           ========
LIABILITIES:
Accounts Payable ...............................    $ 20,677         $  9,714       $  (20,201)          $ 10,190
Accrued Employee Compensation ..................       5,239              765               --              6,004
Accrued Expenses ...............................       8,279            3,818               --             12,097
Deferred Revenue ...............................      18,038            1,457               --             19,495
Deferred income taxes ..........................          --               63              (63)                --
Accrued Income Taxes ...........................        (573)             573               --                 --
                                                    --------         --------       ----------           --------
 Current Liabilities ...........................      51,660           16,390          (20,264)            47,786
Deferred income taxes ..........................         350               31               --                381
                                                    --------         --------       ----------           --------
TOTAL LIABILITIES ..............................      52,010           16,421          (20,264)            48,167
STOCKHOLDERS' EQUITY ...........................      23,113            1,436           (1,436)            23,113
                                                    --------         --------       ----------           --------
Total Liabilities and Stockholders' Equity .....    $ 75,123         $ 17,857       $  (21,700)          $ 71,280
                                                    ========         ========       ==========           ========

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)





                                                                             ELIMINATION   TOTAL CONSOLIDATED
                                              GUARANTORS    NON-GUARANTORS     ENTRIES     CRYSTAL DECISIONS
                                           --------------- ---------------- ------------- -------------------
Revenues .................................   $   113,094      $   13,424       $     --       $   126,518
Costs of revenues ........................        40,417           3,558                           43,975
Research and development .................        24,874              --                           24,874
Sales, marketing and administrative ......        72,205          14,793                           86,998
Amortization of goodwill and other
 intangibles .............................         3,038              --                            3,038
Restructuring costs ......................           855             446                            1,301
Unusual items ............................       221,601          20,968                          242,569
                                             -----------      ----------                      -----------
   Total operating expenses ..............       362,990          39,765             --           402,755
                                             -----------      ----------       --------       -----------
   Loss from Operations ..................      (249,896)        (26,341)            --          (276,237)
Equity Investment income (loss) ..........       (21,128)             --         21,128                --
Other income (expense) ...................        (5,561)          5,581             --                20
                                             -----------      ----------       --------       -----------
   Other Income (Expense), net ...........       (26,689)          5,581         21,128                20
                                             -----------      ----------       --------       -----------
Income (loss) before income taxes ........      (276,585)        (20,760)        21,128          (276,217)
Benefit (provision) for income taxes .....        55,423            (368)                          55,055
                                             -----------      ----------                      -----------
   Net Income (Loss) .....................   $  (221,162)     $  (21,128)      $ 21,128       $  (221,162)
                                             ===========      ==========       ========       ===========

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                (IN THOUSANDS)




                                                                               ELIMINATION   TOTAL CONSOLIDATED
                                                 GUARANTORS   NON-GUARANTORS     ENTRIES     CRYSTAL DECISIONS
                                                ------------ ---------------- ------------- -------------------
Net cash provided by (used in) operating
 activities ...................................  $  (21,717)      $   68      $        --       $  (21,649)

INVESTING ACTIVITIES
Acquisition of capital assets, net ............      (6,272)         (84)              --           (6,356)
                                                 ----------       ------      -----------       ----------
   Net cash (used in) investing activities.....      (6,272)         (84)              --           (6,356)
FINANCING ACTIVITIES
Issuance of common stock ......................           5           --               --                5
Borrowings from Seagate Technology ............     176,714           --               --          176,714
Payments to Seagate Technology ................    (152,667)          --               --         (152,667)
                                                 ----------       ------      -----------       ----------
   Net cash provided by (used in)
    financing activities ......................      24,052           --               --           24,052
Effect of exchange rate changes on cash .......        (114)         269               --              155
                                                 ----------       ------      -----------       ----------
Increase (decrease) in cash ...................      (4,051)         253               --           (3,798)
Cash at the beginning of the year .............       4,895        2,524               --            7,419
                                                 ----------       ------      -----------       ----------
Cash at the end of the year ...................  $      844       $2,777        $      --       $    3,621
                                                 ==========       ======      ===========       ==========

                            CRYSTAL DECISIONS, INC.

                     CONSOLIDATING CONDENSED BALANCE SHEET
                                  JULY 2, 1999
                                (IN THOUSANDS)




                                                                                        ELIMINATION     TOTAL CONSOLIDATED
                                                        GUARANTOR     NON-GUARANTOR       ENTRIES       CRYSTAL DECISIONS
                                                       -----------   ---------------   -------------   -------------------
ASSETS:
Cash ...............................................    $  4,895         $ 2,524         $      --           $ 7,419
Accounts Receivable, net ...........................      46,910           8,343           (12,526)           42,727
Inventories ........................................         981              --                                 981
Income Tax Receivable ..............................      11,655              --                --            11,655
Other Current Assets ...............................      (1,747)          4,280                               2,533
                                                        --------         -------                             -------
 Current Assets ....................................      62,694          15,147           (12,526)           65,315
Capital Assets, net ................................       6,933             360                --             7,293
Investments ........................................       1,320              --            (1,320)               --
Goodwill and Other Intangible Assets ...............       7,212              --                --             7,212
Other Assets .......................................          --              --                --                --
                                                        --------         -------         ---------           -------
TOTAL ASSETS .......................................    $ 78,159         $15,507         $ (13,846)          $79,820
                                                        ========         =======         =========           =======
LIABILITIES:
Accounts Payable ...................................      15,752           9,005           (12,526)           12,231
Accrued Employee Compensation ......................      18,393             906                --            19,299
Accrued Expenses ...................................      24,673           4,089              (331)           28,431
Loan Payable to Seagate Technology .................      16,517              --                --            16,517
Accrued Income Taxes ...............................        (293)            (38)              331                --
                                                        --------         -------         ---------           -------
 Current Liabilities ...............................      75,042          13,962           (12,526)           76,478
                                                        --------         -------         ---------           -------
Deferred income taxes ..............................         234              --                --               234
Other Liabilities ..................................          --             225                --               225
                                                        --------         -------         ---------           -------
TOTAL LIABILITIES ..................................      75,276          14,187           (12,526)           76,937
STOCKHOLDERS' EQUITY ...............................       2,883           1,320            (1,320)            2,883
                                                        --------         -------         ---------           -------
Total Liabilities and Stockholders' Equity .........    $ 78,159         $15,507         $ (13,846)          $79,820
                                                        ========         =======         =========           =======

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)





                                                                                      ELIMINATION     TOTAL CONSOLIDATED
                                                   GUARANTORS      NON-GUARANTORS       ENTRIES       CRYSTAL DECISIONS
                                                 --------------   ----------------   -------------   -------------------
Revenues .....................................     $  126,265         $ 15,492           $   --          $  141,757
Costs of revenues ............................         45,407            3,294               --              48,701
Research and development .....................         21,224               --               --              21,224
Sales, marketing and administrative ..........         66,305           12,998               --              79,303
Amortization of goodwill and other
 intangibles .................................          4,772               --               --               4,772
Restructuring costs ..........................             --               --               --                  --
Unusual items ................................         79,157            7,557                               86,714
                                                   ----------         --------                           ----------
   Total operating expenses ..................        216,865           23,849               --             240,714
                                                   ----------         --------           ------          ----------
   Income (Loss) from Operations .............        (90,600)          (8,357)              --             (98,957)
Interest income (expense) ....................            816             (760)              --                  56
Equity Investment income (loss) ..............         (9,274)              --            9,274                  --
                                                   ----------         --------           ------          ----------
   Other Income (Expense), net ...............         (8,458)            (760)           9,274                  56
                                                   ----------         --------           ------          ----------
Income (loss) before income taxes ............        (99,058)          (9,117)           9,274             (98,901)
Benefit (provision) for income taxes .........          2,683             (157)              --               2,526
                                                   ----------         --------           ------          ----------
   Net Income (Loss) .........................     $  (96,375)        $ (9,274)          $9,274          $  (96,375)
                                                   ==========         ========           ======          ==========

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 2, 1999
                                (IN THOUSANDS)





                                                                             ELIMINATION   TOTAL CONSOLIDATED
                                               GUARANTORS   NON-GUARANTORS     ENTRIES     CRYSTAL DECISIONS
                                              ------------ ---------------- ------------- -------------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES .......................  $   (2,322)      $1,413          $  --         $     (909)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..........      (4,731)        (125)            --             (4,856)
                                               ----------       ------          -----         ----------
   Net cash provided by (used in)
    investing activities ....................      (4,731)        (125)            --             (4,856)
FINANCING ACTIVITIES
Borrowings from Seagate Technology ..........     131,194           --             --            131,194
Payments to Seagate Technology ..............    (128,233)          --             --           (128,233)
                                               ----------       ------          -----         ----------
   Net cash provided by (used in)
    financing activities ....................       2,961           --             --              2,961
Effect of exchange rate changes on cash .....          --           --             --                 --
                                               ----------       ------          -----         ----------
Increase (decrease) in cash .................      (4,092)       1,288             --             (2,804)
Cash at the beginning of the year ...........       8,987        1,236                            10,223
                                               ----------       ------                        ----------
Cash at the end of the year .................  $    4,895       $2,524          $  --         $    7,419
                                               ==========       ======          =====         ==========

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)





                                                                                      ELIMINATION
                                                   GUARANTORS      NON-GUARANTORS       ENTRIES      CRYSTAL DECISIONS
                                                 --------------   ----------------   ------------   ------------------
Revenues .....................................     $  103,955         $ 11,997         $    --          $  115,952
Costs of revenues ............................         35,067              689                              35,756
Research and development .....................         16,237               --                              16,237
Sales, marketing and administrative ..........         55,222           10,565                              65,787
Amortization of goodwill and other
 intangibles .................................          3,165               --                               3,165
Restructuring costs ..........................             --               --                                  --
Unusual items ................................             --               --                                  --
                                                   ----------         --------                          ----------
   Total operating expenses ..................        109,691           11,254              --             120,945
                                                   ----------         --------         -------          ----------
   Income (loss) from operations .............         (5,736)             743              --              (4,993)
Interest income (expense) ....................            742             (208)                                534
Equity investment income (loss) ..............            188               --            (188)                 --
                                                   ----------         --------         -------          ----------
   Other income (expense), net ...............            930             (208)           (188)                534
                                                   ----------         --------         -------          ----------
Income (loss) before income taxes ............         (4,806)             535            (188)             (4,459)
Benefit (provision) for income taxes .........         (8,453)            (347)                             (8,800)
                                                   ----------         --------                          ----------
   Net income (loss) .........................     $  (13,259)        $    188         $  (188)         $  (13,259)
                                                   ==========         ========         =======          ==========

                            CRYSTAL DECISIONS, INC.

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JULY 3, 1998
                                (IN THOUSANDS)




                                                                             ELIMINATION   TOTAL CONSOLIDATED
                                               GUARANTORS   NON-GUARANTORS     ENTRIES     CRYSTAL DECISIONS
                                              ------------ ---------------- ------------- -------------------
Net cash provided by (used in) operating
 activities .................................  $   (4,235)      $1,772          $  --         $   (2,463)
INVESTING ACTIVITIES
Acquisition of capital assets, net ..........      (4,122)        (643)            --             (4,765)
Acquisition of intangible assets ............      (1,950)          --             --             (1,950)
                                               ----------       ------          -----         ----------
   Net cash provided by (used in)
    investing activities ....................      (6,072)        (643)            --             (6,715)
FINANCING ACTIVITIES
Borrowings from Seagate Technology ..........     108,469           --             --            108,469
Payments to Seagate Technology ..............    (100,243)          --             --           (100,243)
                                               ----------       ------          -----         ----------
   Net cash provided by (used in)
    financing activities ....................       8,226           --             --              8,226
Effect of exchange rate changes on cash .....          --           11             --                 11
                                               ----------       ------          -----         ----------
Increase (decrease) in cash .................      (2,081)       1,140             --               (941)
Cash at the beginning of the year ...........      11,068           96                            11,164
                                               ----------       ------                        ----------
Cash at the end of the year .................  $    8,987       $1,236          $  --         $   10,223
                                               ==========       ======          =====         ==========

NOTE 21. QUARTERLY INFORMATION (UNAUDITED)


     The table below shows the Company's unaudited quarterly statements of operations data for each of the eight quarters ended June 30, 2000. This information has been derived from the Company's unaudited consolidated and combined financial statements, which, in management's opinion, have been prepared on the same basis as the audited consolidated and combined financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of the operating results for any future period.


For the 13 Weeks Ended:





                           JUNE 30,       MAR. 31,       DEC. 31,
                             2000           2000           1999
                        -------------- -------------- --------------
                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                           DATE)
Net Revenues ..........  $     33,956   $     34,387   $    30,298
Gross Profit ..........        23,012         23,867        19,353
Net Loss ..............  $     (2,173)  $     (1,103)  $  (213,234)
Net Loss per share--
 basic and diluted ....  $      (0.03)  $      (0.01)  $     (2.84)
Weighted average
 number of shares .....    73,002,050     75,001,357    75,001,000



                            OCT. 1,        JULY 2,       APRIL 2,        JAN. 1,        OCT. 2,
                             1999           1999           1999           1999           1998
                        -------------- -------------- -------------- -------------- --------------
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATE)
Net Revenues ..........  $     27,877   $     41,779   $     38,869   $     33,517   $     27,592
Gross Profit ..........        16,311         26,623         26,363         22,870         17,200
Net Loss ..............  $     (4,652)  $    (87,541)  $     (2,296)  $       (354)  $     (6,184)
Net Loss per share--
 basic and diluted ....  $      (0.06)  $      (1.17)  $      (0.03)  $      (0.00)  $      (0.08)
Weighted average
 number of shares .....    75,001,000     75,001,000     75,001,000     75,001,000     75,001,000

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Crystal Decisions, Inc.


We have audited the accompanying consolidated and combined balance sheets of Crystal Decisions, Inc. as of June 30, 2000 and July 2, 1999 and the related consolidated and combined statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 2000. These financial statements are the responsibility of Crystal Decisions, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements present fairly, in all material respects, the consolidated and combined financial position of Crystal Decisions, Inc. at June 30, 2000 and July 2, 1999 and the consolidated combined results of its operations and its cash flows for each of the years in the three year period ended June 30, 2000, in conformity with generally accepted accounting principles in the United States.


                                             Chartered Accountants

                                       /s/ Ernst & Young LLP

July 7, 2000, except for
Notes 1, 2, 11, 19, and 20
as to which the date is
March 26, 2001

Vancouver, Canada

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


INDEMNIFICATION OF THE DIRECTORS AND OFFICERS OF THE ISSUER, NEW SAC, SEAGATE TECHNOLOGY HOLDINGS, SEAGATE TECHNOLOGY SAN HOLDINGS AND SEAGATE REMOVABLE STORAGE SOLUTIONS
HOLDINGS

     The articles of association of the Issuer, New SAC, Seagate Technology Holdings, Seagate Technology SAN Holdings and Seagate Removable Storage Solutions Holdings provide for the indemnification of their respective directors and officers. Specifically, under the indemnification provisions, these companies will indemnify their respective directors and officers against liabilities that are incurred by the directors or officers while carrying out the affairs of the company or discharging the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

     In addition, the board resolutions of the Issuer, New SAC, Seagate Technology Holdings, Seagate Technology SAN Holdings and Seagate Removable Storage Solutions Holdings provide for the indemnification of their respective directors and officers against any claims arising out of or relating to (a) the preparation, filing and distribution of this registration statement or the prospectus contained in this registration statement, (b) the issue and exchange of the exchange guarantee or the exchange notes, (c) the exchange offer and (d) any activities that the directors and officers deem necessary or advisable to carry out the intent and purposes of the resolutions. The resolutions also expressly authorize these companies to indemnify their directors and officers to the fullest extent permitted by law.

     Each of these companies is a Cayman Islands company and, as such, is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2000 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company's ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

INDEMNIFICATION OF THE DIRECTORS AND OFFICERS OF CRYSTAL DECISIONS, INC.

     Crystal Decisions, Inc. is a Delaware corporation and is subject to the Delaware General Corporation Law or DGCL. Section 145 of the DGCL permits the company to indemnify its officers and directors against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders of disinterested directors, or otherwise.

     Article 6 of Crystal Decisions' by-laws provides for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. As permitted by sections 102 and 145 of the DGCL, the company's certificate of incorporation eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, except as otherwise provided under the DGCL.

LIABILITY INSURANCE COVERING DIRECTORS AND OFFICERS

     In addition to the indemnification provisions set forth above, each of the Issuer, New SAC, Crystal Decisions, Inc., Seagate Technology Holdings, Seagate Technology SAN Holdings and

Seagate Removable Storage Solutions Holdings maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are being filed with this Registration Statement pursuant to Item 601 of Regulation S-K.

     (A) EXHIBITS





EXHIBIT
NUMBER             DESCRIPTION
----------------   ----------------------------------------------------------------------------------------
  1.1*             Purchase Agreement, dated as of November 17, 2000, by and among Suez Acquisition
                   Company (Cayman) Limited, Chase Securities Inc., Goldman, Sachs & Co. and Merrill
                   Lynch, Pierce, Fenner & Smith Incorporated
  1.2*             Joinder to the Purchase Agreement, dated as of November 22, 2000, by and among among Seagate Technology International, the Note Guarantors listed therein, Chase
                   Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated
  2.1*             Stock Purchase Agreement, dated as of March 29, 2000, by and among Suez
                   Acquisition Company (Cayman) Limited, Seagate Technology, Inc. and Seagate
                   Software Holdings, Inc.
  2.2*             Agreement and Plan of Merger and Reorganization, dated as of March 29, 2000, by and among VERITAS Software Corporation, Victory Merger Sub, Inc. and Seagate
                   Technology, Inc.
  2.3*             Indemnification Agreement, dated as of March 29, 2000, by and among VERITAS
                   Software Corporation, Seagate Techology, Inc. and Suez Acquisition Company
                   (Cayman) Limited
  2.4*             Joinder Agreement to the Indemnification Agreement, dated as of November 22, 2000, by and among VERITAS Software Corporation, Seagate Technology, Inc. and the SAC
                   Indemnitors listed therein
  2.5*             Consolidated Amendment to Stock Purchase Agreement, Agreement and Plan of
                   Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of
                   August 29, 2000, by and among Suez Acquisition Company (Cayman) Limited, Seagate
                   Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software Corporation and
                   Victory Merger Sub, Inc.
  2.6*             Consolidated Amendment No. 2 to Stock Purchase Agreement, Agreement and Plan of
                   Merger and Reorganization, and Indemnification Agreement, and Consent, dated as of
                   October 18, 2000, by and among Suez Acquisition Company (Cayman) Limited,
                   Seagate Technology, Inc., Seagate Software Holdings, Inc., VERITAS Software
                   Corporation and Victory Merger Sub, Inc.
  2.7*             Letter Agreement, dated as of March 29, 2000, by and between VERITAS Software
                   Corporation and Suez Acquisition Company (Cayman) Limited
  2.8*             Agreement and Plan of Reorganization, dated as of December 3, 1999, by and among
                   Seagate Technology, Inc., Trout Acquisition Corp., XIOtech Corporation and the
                   Securityholders Agents listed therein
  3.1 (a)*         Memorandum of Association of Seagate Technology International
  3.1 (b)*         Articles of Association of Seagate Technology International
  3.2 (a)*         Memorandum of Association of New SAC
  3.2 (b)*         Articles of Association of New SAC
  3.3 (a)*         Certificate of Incorporation of Seagate Software Information Management Group
                   Holdings, Inc.
  3.3 (b)*         Amendment to Certificate of Incorporation of Crystal Decisions, Inc., formerly known as
                   Seagate Software Information Management Group Holdings, Inc.

EXHIBIT
NUMBER              DESCRIPTION
-----------------   --------------------------------------------------------------------------------------
   3.3  (c)*        By-laws of Crystal Decisions, Inc.
   3.4  (a)*        Amended and Restated Memorandum of Association of Seagate Technology Holdings
   3.4  (b)*        Amended and Restated Articles of Association of Seagate Technology Holdings
   3.5  (a)+        Amended and Restated Memorandum of Association of Seagate Technology SAN
                    Holdings
   3.5  (b)+        Amended and Restated Articles of Association of Seagate Technology SAN Holdings
   3.6  (a)*        Amended and Restated Memorandum of Association of Seagate Removable Storage
                    Solutions Holdings
   3.6  (b)*        Amended and Restated Articles of Association of Seagate Removable Storage
                    Solutions Holdings
   4.1*             Form of 12 1/2% Senior Subordinated Note due 2007 (included in Exhibit 4.2(a))
   4.2  (a)*        Indenture, dated as of November 22, 2000, by and among among New SAC, Seagate
                    Technology International, the Note Guarantors listed therein and The Bank of New York
   4.2  (b)*        Supplemental Indenture, dated as of February 16, 2001, among Seagate Technology
                    (Malaysia) Holding Company, New SAC, Seagate Technology International, the Existing
                    Guarantors listed therein and The Bank of New York
   4.3*             Exchange and Registration Rights Agreement, dated as of November 22, 2000, by and among Seagate Technology International, the Note Guarantors listed therein, Chase
                    Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
   5.1*             Opinion of Simpson Thacher & Bartlett
  10.1*             Credit Agreement, dated as of November 22, 2000, by and among New SAC, Seagate
                    Technology International, Seagate Technology (US) Holdings, Inc., the Lenders party thereto and The Chase Manhattan Bank
  10.2  +           First Amendment, dated as of April 11, 2001, to the Credit Agreement dated as of
                    November 22, 2000, by and among New SAC, Seagate Technology (US) Holdings, Inc., the Lenders party hereto and The Chase Manhattan Bank
  10.3  (a)*        Form of Employment Agreement by and between Seagate Technology (US) Holdings,
                    Inc. and the Executive listed therein
  10.3  (b)*        Employment Agreement, dated as of February 2, 2001, by and between Seagate
                    Technology (US) Holdings, Inc. and Stephen J. Luczo
  10.3  (c)+        Employment Agreement, dated as of February 2, 2001, by and between Seagate
                    Technology (US) Holdings, Inc. and William D. Watkins
  10.4*             Separation Agreement and Release, dated as of July 29, 1998, by and between
                    Seagate Technology, Inc. and Al Shugart
  10.5  (a)*        Form of Management Retention Agreement by and between the Employee listed therein and Seagate Technology, Inc.
  10.5  (b)*        Management Retention Agreement, dated November 1998, by and between Seagate
                    Technology, Inc. and Stephen J. Luczo
  10.6*             Form of Rollover Agreement, dated as of November 13, 2000, by and among New
                    SAC, Seagate Technology HDD Holdings and the Senior Manager listed therein
  10.7*             Form of Rollover Agreement, dated as of November 13, 2000, by and among New
                    SAC, Seagate Technology SAN Holdings and the Senior Manager listed therein
  10.8*             Seagate Technology HDD Holdings Deferred Compensation Plan
  10.9*             Seagate Technology SAN Holdings Deferred Compensation Plan
  10.10 (a)*        New SAC 2000 Restricted Share Plan
  10.10 (b)*        Form of New SAC 2000 Restricted Share Agreement
  10.11 (a)*        New SAC 2001 Restricted Share Plan
  10.11 (b)*        Form of New SAC 2001 Restricted Share Agreement (Tier I Senior Managers)
  10.11 (c)*        Form of New SAC 2001 Restricted Share Agreement (Other Employees)
  10.12*            Crystal Decisions, Inc. 1999 Stock Option Plan and Form of Stock Option Agreement as
                    amended and restated

EXHIBIT
NUMBER        DESCRIPTION
-----------   ---------------------------------------------------------------------------------------
 10.13*       Crystal Decisions, Inc. 2000 Stock Option Plan and Form of Stock Option Agreement as
              amended and restated
 10.14 +      Seagate Technology Holdings 2001 Stock Option Plan
 10.15 +      Seagate Removable Storage Solutions Holdings 2001 Stock Option Plan
 10.16*       Shareholders Agreement, dated as of November 22, 2000, by and among New SAC,
              Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P.,
              Silver Lake Partners Cayman, L.P., SAC Investments, L.P., August Capital III, L.P.,
              Chase Equity Associates, L.P., GS Capital Partners III, L.P., GS Capital Partners III
              Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000
              L.P., Bridge Street Special Opportunities Fund 2000, L.P., Staenberg Venture Partners
              II, L.P., Staenberg Seagate Partners, LLC, Integral Capital Partners V, L.P., Integral
              Capital Partners V Side Fund, L.P. and the individuals listed therin
 10.17*       Management Shareholders Agreement, dated as of November 22, 2000, by and among
              New SAC and the Management Shareholders listed therein
 12.1*        Statement of Computation of Ratio of Earnings to Fixed Charges
 21.1         List of Subsidiaries
 23.1         Consent of Ernst & Young LLP, Independent Auditors of New SAC and its predecessor
              Seagate Technology, Inc.
 23.2         Consent of Ernst & Young LLP, Independent Auditors of Seagate Technology Hard Disc
              Drive Business, an operating business of Seagate Technology, Inc.
 23.3         Consent of Ernst & Young LLP, Independent Auditors of XIOtech Corporation
 23.4         Consent of Ernst & Young LLP, Independent Auditors of Seagate Removable Storage
              Solutions Business, an operting business of Seagate Technology, Inc.
 23.5         Consent of Ernst & Young LLP, Independent Auditors of Crystal Decisions, Inc.
 23.6         Consent of PricewaterhouseCoopers LLP, Independent Accountants of XIOtech
              Corporation
 23.7*        Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)
 24.1*        Powers of Attorney
 25.1*        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of
              New York
 99.1*        Form of Letter of Transmittal
 99.2*        Form of Notice of Guaranteed Delivery


----------

*     Previously filed.
+     To be filed by amendment.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY INTERNATIONAL




                                        By:/s/ William L. Hudson

                                      ----------------------------------------

                                          Name: William L. Hudson

                                          Title: Secretary, Senior Vice
                                              President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27th, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Director
 -------------------------------
          Donald L. Waite

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
      Holdings, Inc.





* By:/s/ William L. Hudson
     -----------------------------
     William L. Hudson
     Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        NEW SAC




                                        By:/s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson

                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                               TITLE
----------------------------------   -------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Chairman of the Board
 -------------------------------
           David J. Roux

                 *                   Director
 -------------------------------
          David Bonderman

                 *                   Director
 -------------------------------
          James G. Coulter

                 *                   Director
 -------------------------------
         James A. Davidson

                 *                   Director
 -------------------------------
         Glenn H. Hutchins

                 *                   Director
 -------------------------------
         David F. Marquardt

                 *                   Director
 -------------------------------
          John W. Thompson

                 *                   Director
 -------------------------------
  William D. Watkins

             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
   Stephen J. Luczo, on behalf
   of Seagate Technology (US)
   Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        QUINTA CORPORATION




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name : William L. Hudson
                                           Title: Secretary, Senior Vice
                                                  President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                               TITLE
----------------------------------   -------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY (US) HOLDINGS, INC.




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name:  William L. Hudson
                                           Title: Secretary, Senior Vice
                                                  President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                               TITLE
----------------------------------   -------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Donald L. Waite



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                   SEAGATE TECHNOLOGY LLC

                                   By: SEAGATE TECHNOLOGY (US) HOLDINGS,
                                       INC., its Managing Member



                                   By: /s/ William L. Hudson

                                      -----------------------------------------

                                      William L. Hudson, on behalf of Seagate
                                      Technology (US) Holdings, Inc.


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Managing Member)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
           Holdings, Inc.



* By: /s/ William L. Hudson
     -----------------------------
     William L. Hudson
     Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE REMOVABLE STORAGE SOLUTIONS
                                        (US) HOLDINGS, INC.




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name:  William L. Hudson
                                           Title: Secretary, Senior Vice
                                                  President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                               TITLE
----------------------------------   -------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo
                                     Chief Financial Officer
                 *
 -------------------------------
          Charles C. Pope            (Principal Financial Officer)

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
           Donald L. Waite



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                   SEAGATE REMOVABLE STORAGE SOLUTIONS LLC

                                   By:  SEAGATE REMOVABLE STORAGE SOLUTIONS
                                       (US) HOLDINGS, INC., its Sole Member



                                   By: /s/ William L. Hudson

                                       ----------------------------------------


                                       William L. Hudson, on behalf of Seagate
                                       Removable Storage Solutions (US)
                                       Holdings, Inc.


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                 TITLE
----------------------------------   -----------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Removable Storage Solutions (US)
 -------------------------------     Holdings, Inc.
    Stephen J. Luczo, on behalf      (Sole Member)
          of Seagate Removable
         Storage Solutions (US)
           Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                   SEAGATE RSS LLC

                                   By: SEAGATE REMOVABLE STORAGE SOLUTIONS
                                       LLC, as Sole Member



                                   By: /s/ William L. Hudson

                                       ----------------------------------------


                                       William L. Hudson, on behalf of Seagate
                                       Removable Storage Solutions LLC


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                 TITLE
----------------------------------   ----------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Removable Storage Solutions LLC
 -------------------------------     (Sole Member)
      Stephen J. Luczo, on behalf
          of Seagate Removable
          Storage Solutions LLC



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE US LLC

                                        By: SEAGATE TECHNOLOGY LLC,
                                           as Sole Member



                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           William L. Hudson, on behalf of
                                           Seagate
                                           Technology LLC


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                            TITLE
----------------------------------   -------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Technology LLC
 -------------------------------     (Sole Member)
        Stephen J. Luczo, as
       Chief Executive Officer of
         Seagate Technology LLC



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        REDWOOD ACQUISITION CORPORATION




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name:  William L. Hudson
                                           Title: Secretary, Senior Vice
                                                  President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                               TITLE
----------------------------------   -------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Palo Alto, state of California, on the 27th day of April, 2001.
                                        CRYSTAL DECISIONS, INC.




                                        By: /s/ Gregory B. Kerfoot

                                           ------------------------------------


                                           Name: Gregory B. Kerfoot
                                           Title: President and Chief Executive
                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   ---------------------------------------------
                 *                   President and Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
         Gregory B. Kerfoot

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
             Eric Patel

                 *                   Chairman of the Board
 -------------------------------
          Stephen J. Luczo

                 *                   Director
 -------------------------------
            Justin Chang

                 *                   Director
 -------------------------------
         David F. Marquardt

                 *                   Director
 -------------------------------
           David J. Roux

                 *                   Director
 -------------------------------
          John W. Thompson

                 *                   Director
 -------------------------------
          Donald L. Waite



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        XIOTECH CORPORATION




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                     TITLE
----------------------------------   ------------------------------------------------
                 *                   President, Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Philip E. Soran

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
             Sue Hogue

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
            Justin Chang

                 *                   Director
 -------------------------------
           John P. Guider

                 *                   Director
 -------------------------------
           Kenneth Y. Hao

                 *                   Director
 -------------------------------
         Jeremy Tennenbaum



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.


                                        XIOTECH (CANADA) LTD.




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Philip E. Soran

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        CRYSTAL DECISIONS, CORP




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   ---------------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
             Eric Patel

                 *                   Director
 -------------------------------
         Gregory B. Kerfoot

                 *                   Director
 -------------------------------
           Susan J. Wolfe

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.


                                        SEAGATE TECHNOLOGY HOLDINGS



                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Chairman of the Board
 -------------------------------
           David J. Roux

                 *                   Director
 -------------------------------
          David Bonderman

                 *                   Director
 -------------------------------
          James G. Coulter

                 *                   Director
 -------------------------------
         James A. Davidson

                 *                   Director
 -------------------------------
         Glenn H. Hutchins

                 *                   Director
 -------------------------------
         David F. Marquardt

                 *                   Director
 -------------------------------
          John W. Thompson

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY HDD HOLDINGS




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Donald L. Waite

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY CHINA HOLDING
                                        COMPANY




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY ASIA HOLDINGS




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY (IRELAND)




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Kenneth D. Allen

                 *                   Director
 -------------------------------
       James M. Chirico, Jr.


     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY MEDIA (IRELAND)




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
        Patrick J. O'Malley

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY FAR EAST HOLDINGS




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Director
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                                     Director
 -------------------------------
         William L. Hudson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY (PHILIPPINES)




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   --------------------------------------------
                                     Chief Executive Officer and Chief
                 *                   Financial Officer
 -------------------------------
          Charles C. Pope            (Principal Executive and Financial Officer)

                 *                   Chief Accounting Officer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
       James M. Chirico, Jr.

       /s/ William L. Hudson         Director
 -------------------------------
         William L. Hudson

                 *                   Director
 -------------------------------
          Pornchai Piemsomboon

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY SAN HOLDINGS




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Donald L. Waite

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.


                                        SEAGATE REMOVABLE STORAGE SOLUTIONS
                                        HOLDINGS


                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.



             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Chairman of the Board
 -------------------------------
           David J. Roux

                 *                   Director
 -------------------------------
          David Bonderman

                 *                   Director
 -------------------------------
          James G. Coulter

                 *                   Director
 -------------------------------
         James A. Davidson

                 *                   Director
 -------------------------------
         Glenn H. Hutchins

                 *                   Director
 -------------------------------
         David F. Marquardt

                 *                   Director
 -------------------------------
          John W. Thompson

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE REMOVABLE STORAGE SOLUTIONS
                                        INTERNATIONAL




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------

          Donald L. Waite
                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.


                                        SEAGATE SOFTWARE (CAYMAN) HOLDINGS



                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.





             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Chairman of the Board
 -------------------------------
           David J. Roux

                 *                   Director
 -------------------------------
          David Bonderman

                 *                   Director
 -------------------------------
          James G. Coulter

                 *                   Director
 -------------------------------
         James A. Davidson

                 *                   Director
 -------------------------------
         Glenn H. Hutchins

                 *                   Director
 -------------------------------
         David F. Marquardt

                 *                   Director
 -------------------------------
          John W. Thompson

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY (MALAYSIA) HOLDING

                                        COMPANY



                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                TITLE
----------------------------------   ---------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
          Donald L. Waite

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
      Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        NIPPON SEAGATE INC.




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                      TITLE
----------------------------------   --------------------------------------------------
                 *                   President and Representative Director
 -------------------------------     (Principal Executive Officer)
         Tsuyoshi Kobayashi

                 *                   Statutory Auditor
 -------------------------------     (Principal Financial and Accounting Officer)
         Stephen P. Sedler

                 *                   Chairman of the Board and Representative Director
 -------------------------------
          Stephen J. Luczo

                 *                   Director
 -------------------------------
          Charles C. Pope

     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Palo Alto, state of California, on the 27th day of April, 2001.
                                        NIPPON SEAGATE SOFTWARE KK




                                        By: /s/ Stephen J. Luczo

                                           ------------------------------------
                                           Name: Stephen J. Luczo
                                           Title: Director



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   ---------------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
         Gregory B. Kerfoot

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
             Eric Patel

                 *                   Representative Director
 -------------------------------
             Shun Goto

                 *                   Director
 -------------------------------
          Stephen J. Luczo

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY -- REYNOSA, S. DE
                                        R.L. DE C.V.




                                        By: /s/ William L. Hudson

                                           ------------------------------------


                                           Name: William L. Hudson
                                           Title: Secretary, Senior Vice
                                               President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                      TITLE
----------------------------------   --------------------------------------------------
                 *                   Chief Executive Officer
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer and Chairman of the Board
 -------------------------------     (Principal Financial Officer)
          Charles C. Pope

                 *                   Treasurer
 -------------------------------    (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
         William D. Watkins

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE DISTRIBUTION (UK) LIMITED




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                      TITLE
----------------------------------   --------------------------------------------------
                                     Chief Executive Officer, Chief Financial Officer,
                 *                   Chairman of the Board and Managing Director
 -------------------------------
          Charles C. Pope            (Principal Executive and Financial Officer)

                 *                   Chief Accounting Officer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson


     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE SINGAPORE DISTRIBUTION PTE.
                                        LTD.




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   --------------------------------------------
                                     Chief Executive Officer, Chief Financial
                 *                   Officer and Director
 -------------------------------
          Charles C. Pope            (Principal Executive and Financial Officer)

                 *                   Chief Accounting Officer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Director
 -------------------------------
          Ronald Roughton

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
      Holdings, Inc.



* By:  /s/ William L. Hudson
       -----------------------------
       William L. Hudson
       Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Palo Alto, state of California, on the 27th day of April, 2001.

                                        CRYSTAL DECISIONS (SINGAPORE) PTE LTD


                                        By: /s/ Gregory B. Kerfoot
                                           ------------------------------------
                                           Name: Gregory B. Kerfoot
                                           Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.




             SIGNATURE                                   TITLE
----------------------------------   ---------------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
         Gregory B. Kerfoot

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
             Eric Patel

                 *                   Director
 -------------------------------
          Stephen J. Luczo

                 *                   Director
 -------------------------------
          Geraldine Norrie

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.


                                        SEAGATE TECHNOLOGY (THAILAND) LIMITED


                                        By: /s/ Charles C. Pope

                                           ------------------------------------

                                           Name: Charles C. Pope
                                           Title: Chief Executive Officer and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                       TITLE
----------------------------------   -----------------------------------------------------
                 *                   Chief Executive Officer, Chief Financial Officer and
 -------------------------------     Director
          Charles C. Pope

                 *                   Chief Accounting Officer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

                 *                   Director
 -------------------------------
       James M. Chirico, Jr.

                 *                   Director
 -------------------------------
        Terry M. Dauenhauer

                 *                   Director
 -------------------------------
        Patrick J. O'Malley

                 *                   Director
 -------------------------------
          Pornchai Piemsomboon

                 *                   Director
 -------------------------------
        Jirapannee Supratya

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        SEAGATE TECHNOLOGY (MARLOW) LIMITED




                                        By: /s/ William L. Hudson

                                           ------------------------------------

                                           Name: William L. Hudson
                                           Title: Joint Secretary


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   --------------------------------------------
                                     Chief Executive Officer, Chief Financial
                 *                   Officer and Director
 -------------------------------
          Charles C. Pope            (Principal Executive and Financial Officer)

                 *                   Chief Accounting Officer
 -------------------------------     (Principal Accounting Officer)
          Glen A. Peterson

     /s/ William L. Hudson           Director
 -------------------------------
         William L. Hudson

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
 Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Scotts Valley, state of California, on the 27th day of April, 2001.
                                        CRYSTAL DECISIONS (UK) LIMITED




                                        By: /s/ Stephen J. Luczo

                                           ------------------------------------


                                           Name: Stephen J. Luczo
                                           Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on April 27, 2001.






             SIGNATURE                                   TITLE
----------------------------------   ---------------------------------------------
                 *                   Chief Executive Officer and Director
 -------------------------------     (Principal Executive Officer)
          Stephen J. Luczo

                 *                   Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
             Eric Patel

                 *                   Director
 -------------------------------
            Brian Cannon

                 *                   Director
 -------------------------------
         Gregory B. Kerfoot

                 *                   Seagate Technology (US) Holdings, Inc.
 -------------------------------     (Authorized U.S. Representative)
      Stephen J. Luczo, on behalf
      of Seagate Technology (US)
      Holdings, Inc.



* By: /s/ William L. Hudson
      -----------------------------
      William L. Hudson
      Attorney-in-Fact

                                 EXHIBIT INDEX





EXHIBIT
NUMBER             DESCRIPTION                                                                         PAGE
----------------   --------------------------------------------------------------------------------   -----
  1.1*             Purchase Agreement, dated as of November 17, 2000, by and among Suez
                   Acquisition Company (Cayman) Limited, Chase Securities Inc., Goldman, Sachs
                   & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
  1.2*             Joinder to the Purchase Agreement, dated as of November 22, 2000, by and among among Seagate Technology International, the Note Guarantors listed therein, Chase Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce,
                   Fenner & Smith Incorporated
  2.1*             Stock Purchase Agreement, dated as of March 29, 2000, by and among Suez
                   Acquisition Company (Cayman) Limited, Seagate Technology, Inc. and Seagate
                   Software Holdings, Inc.
  2.2*             Agreement and Plan of Merger and Reorganization, dated as of March 29,
                   2000, by and among VERITAS Software Corporation, Victory Merger Sub, Inc.
                   and Seagate Technology, Inc.
  2.3*             Indemnification Agreement, dated as of March 29, 2000, by and among
                   VERITAS Software Corporation, Seagate Techology, Inc. and Suez Acquisition
                   Company (Cayman) Limited
  2.4*             Joinder Agreement to the Indemnification Agreement, dated as of November 22,
                   2000, by and among VERITAS Software Corporation, Seagate Technology, Inc.
                   and the SAC Indemnitors listed therein
  2.5*             Consolidated Amendment to Stock Purchase Agreement, Agreement and Plan
                   of Merger and Reorganization, and Indemnification Agreement, and Consent,
                   dated as of August 29, 2000, by and among Suez Acquisition Company
                   (Cayman) Limited, Seagate Technology, Inc., Seagate Software Holdings, Inc.,
                   VERITAS Software Corporation and Victory Merger Sub, Inc.
  2.6*             Consolidated Amendment No. 2 to Stock Purchase Agreement, Agreement and
                   Plan of Merger and Reorganization, and Indemnification Agreement, and
                   Consent, dated as of October 18, 2000, by and among Suez Acquisition
                   Company (Cayman) Limited, Seagate Technology, Inc., Seagate Software
                   Holdings, Inc., VERITAS Software Corporation and Victory Merger Sub, Inc.
  2.7*             Letter Agreement, dated as of March 29, 2000, by and between VERITAS
                   Software Corporation and Suez Acquisition Company (Cayman) Limited
  2.8*             Agreement and Plan of Reorganization, dated as of December 3, 1999, by and among Seagate Technology, Inc., Trout Acquisition Corp., XIOtech Corporation
                   and the Securityholders Agents listed therein
  3.1 (a)*         Memorandum of Association of Seagate Technology International
  3.1 (b)*         Articles of Association of Seagate Technology International
  3.2 (a)*         Memorandum of Association of New SAC
  3.2 (b)*         Articles of Association of New SAC
  3.3 (a)*         Certificate of Incorporation of Seagate Software Information Management Group
                   Holdings, Inc.
  3.3 (b)*         Amendment to Certificate of Incorporation of Crystal Decisions, Inc., formerly known as Seagate Software Information Management Group Holdings, Inc.
  3.3 (c)*         By-laws of Crystal Decisions, Inc.
  3.4 (a)*         Amended and Restated Memorandum of Association of Seagate Technology
                   Holdings
  3.4 (b)*         Amended and Restated Articles of Association of Seagate Technology Holdings
  3.5 (a)+         Amended and Restated Memorandum of Association of Seagate Technology
                   SAN Holdings
  3.5 (b)+         Amended and Restated Articles of Association of Seagate Technology SAN
                   Holdings

EXHIBIT
NUMBER              DESCRIPTION                                                                         PAGE
-----------------   --------------------------------------------------------------------------------   -----
     3.6  (a)*      Amended and Restated Memorandum of Association of Seagate Removable
                    Storage Solutions Holdings
     3.6  (b)*      Amended and Restated Articles of Association of Seagate Removable Storage
                    Solutions Holdings
     4.1*           Form of 12 1/2% Senior Subordinated Note due 2007 (included in Exhibit 4.2(a))
     4.2  (a)*      Indenture, dated as of November 22, 2000, by and among among New SAC,
                    Seagate Technology International, the Note Guarantors listed therein and The
                    Bank of New York
     4.2  (b)*      Supplemental Indenture, dated as of February 16, 2001, among Seagate
                    Technology (Malaysia) Holding Company, New SAC, Seagate Technology
                    International, the Existing Guarantors listed therein and The Bank of New York
     4.3*           Exchange and Registration Rights Agreement, dated as of November 22, 2000, by and among Seagate Technology International, the Note Guarantors listed therein, Chase Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce,
                    Fenner & Smith Incorporated
     5.1*           Opinion of Simpson Thacher & Bartlett
    10.1*           Credit Agreement, dated as of November 22, 2000, by and among New SAC,
                    Seagate Technology International, Seagate Technology (US) Holdings, Inc., the
                    Lenders party thereto and The Chase Manhattan Bank
    10.2  +         First Amendment, dated as of April 11, 2001, to the Credit Agreement dated as of November 22, 2000, by and among New SAC, Seagate Technology (US)
                    Holdings, Inc., the Lenders party hereto and The Chase Manhattan Bank
    10.3  (a)*      Form of Employment Agreement by and between Seagate Technology (US)
                    Holdings, Inc. and the Executive listed therein
    10.3  (b)*      Employment Agreement, dated as of February 2, 2001, by and between
                    Seagate Technology (US) Holdings, Inc. and Stephen J. Luczo
    10.3  (c)+      Employment Agreement, dated as of February 2, 2001, by and between
                    Seagate Technology (US) Holdings, Inc. and William D. Watkins
    10.4*           Separation Agreement and Release, dated as of July 29, 1998, by and between
                    Seagate Technology, Inc. and Al Shugart
    10.5  (a)*      Form of Management Retention Agreement by and between the Employee listed therein and Seagate Technology, Inc.
    10.5  (b)*      Management Retention Agreement, dated November 1998, by and between
                    Seagate Technology, Inc. and Stephen J. Luczo
    10.6*           Form of Rollover Agreement, dated as of November 13, 2000, by and among
                    New SAC, Seagate Technology HDD Holdings and the Senior Manager listed therein
    10.7*           Form of Rollover Agreement, dated as of November 13, 2000, by and among
                    New SAC, Seagate Technology SAN Holdings and the Senior Manager listed therein
    10.8*           Seagate Technology HDD Holdings Deferred Compensation Plan
    10.9*           Seagate Technology SAN Holdings Deferred Compensation Plan
    10.10 (a)*      New SAC 2000 Restricted Share Plan
    10.10 (b)*      Form of New SAC 2000 Restricted Share Agreement
    10.11 (a)*      New SAC 2001 Restricted Share Plan
    10.11 (b)*      Form of New SAC 2001 Restricted Share Agreement (Tier I Senior Managers)
    10.11 (c)*      Form of New SAC 2001 Restricted Share Agreement (Other Employees)
    10.12*          Crystal Decisions, Inc. 1999 Stock Option Plan and Form of Stock Option
                    Agreement as amended and restated
    10.13*          Crystal Decisions, Inc. 2000 Stock Option Plan and Form of Stock Option
                    Agreement as amended and restated
    10.14 +         Seagate Technology Holdings 2001 Stock Option Plan

EXHIBIT
NUMBER        DESCRIPTION                                                                           PAGE
-----------   ----------------------------------------------------------------------------------   -----
 10.15 +      Seagate Removable Storage Solutions Holdings 2001 Stock Option Plan
 10.16*       Shareholders Agreement, dated as of November 22, 2000, by and among New
              SAC, Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors
              Cayman, L.P., Silver Lake Partners Cayman, L.P., SAC Investments, L.P.,
              August Capital III, L.P., Chase Equity Associates, L.P., GS Capital Partners III,
              L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs
              GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund
              2000, L.P., Staenberg Venture Partners II, L.P., Staenberg Seagate Partners,
              LLC, Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund,
              L.P. and the individuals listed therin
 10.17*       Management Shareholders Agreement, dated as of November 22, 2000, by and among New SAC and the Management Shareholders listed therein
 12.1*        Statement of Computation of Ratio of Earnings to Fixed Charges
 21.1         List of Subsidiaries
 23.1         Consent of Ernst & Young LLP, Independent Auditors of New SAC and its
              predecessor Seagate Technology, Inc.
 23.2         Consent of Ernst & Young LLP, Independent Auditors of Seagate Technology
              Hard Disc Drive Business, an operating business of Seagate Technology, Inc.
 23.3         Consent of Ernst & Young LLP, Independent Auditors of XIOtech Corporation
 23.4         Consent of Ernst & Young LLP, Independent Auditors of Seagate Removable
              Storage Solutions Business, an operating business of Seagate Technology, Inc.
 23.5         Consent of Ernst & Young LLP, Independent Auditors of Crystal Decisions, Inc.
 23.6         Consent of PricewaterhouseCoopers LLP, Independent Accountants of XIOtech
              Corporation
 23.7*        Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)
 24.1*        Powers of Attorney
 25.1*        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The
              Bank of New York
 99.1*        Form of Letter of Transmittal
 99.2*        Form of Notice of Guaranteed Delivery


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*  Previously filed.
+ To be filed by amendment.